As filed with the Securities and Exchange Commission on January 12, 2024
No. 333-269004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BINAH CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	88-3276689 (I.R.S. Employer Identification No.)
(212) 404-7002
17 Battery Place, Room 625
New York, New York 10004
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Nessim
Binah Capital Group, Inc.
17 Battery Place, Room 625
New York, New York 10004
United States
(212) 404-7002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Gerry Williams Penny J. Minna DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street, Suite 2900 Atlanta, GA 30309 (404) 736-7891	Christopher M. Zochowski Bradley A. Noojin Shearman & Sterling LLP 401 9th Street, NW Washington, DC 20004 (202) 508 8000
Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934 (“Exchange Act”).
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Binah Capital Group, Inc. may not issue the securities offered by this proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS OF KINGSWOOD
ACQUISITION CORP.
PROSPECTUS FOR
17,713,000 SHARES OF COMMON STOCK
11,709,450 WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND
11,709,450 SHARES OF COMMON STOCK UNDERLYING WARRANTS OF
BINAH CAPITAL GROUP, INC.
The board of directors of Kingswood Acquisition Corp., a Delaware corporation (“KWAC”), has unanimously approved the agreement and plan of merger (as it may be further amended, restated, modified and/or supplemented from time to time), dated as of July 7, 2022 (the “Merger Agreement”) by and among KWAC, Binah Capital Group, Inc., a Delaware corporation and wholly-owned subsidiary of KWAC (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. You are being asked to vote on, among other proposals the Business Combination Proposal, the Organizational Document Proposal, the Nasdaq Proposal, the NTA Proposal, and the Equity Incentive Plan Proposal.
Holdings, Kingswood Merger Sub and Wentworth Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Merger Agreement. Holdings is a wholly-owned direct subsidiary of KWAC and both Kingswood Merger Sub and Wentworth Merger Sub are wholly-owned direct subsidiaries of Holdings. Pursuant to the Merger Agreement, at closing, each of the following transactions will occur in the following order: (i) Kingswood Merger Sub will merge with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (the “Kingswood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into Wentworth (the “Wentworth Merger”), with Wentworth surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger, Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company all of the common units of the Surviving Company directly held by Holdings after the Kingswood Merger (the “Holdings Contribution”), such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company (the Kingswood Merger and the Wentworth Merger, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Wentworth owns and operates ten entities, four of which are broker-dealers, three of which are registered investment advisors, and three of which are insurance entities. Affiliated financial advisors have the optionality to choose from operating models that include a hybrid open architecture platform, independent registered status, and a W2 advisor model. The platform provides a variety of custody and clearing firms to accommodate the unique business needs of advisors. KWAC is a blank check company formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization, or similar business combination, one or more operating businesses.
If KWAC stockholders approve the Business Combination Proposal (as defined below) and the parties consummate the Business Combination: (i) the holders of shares of KWAC’s common stock (“KWAC Common Stock”) issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of common stock of Holdings (“Holdings Common Stock”) in exchange for each share of KWAC Common Stock held by them, subject to adjustment as more fully described herein, (ii) 1,100,000 shares of Holdings Common Stock issued to Sponsor will be placed by Holdings into an escrow account (or at the option of Sponsor, be forfeited by Sponsor) and not released to Sponsor (or in the case of forfeiture, not reissued to Sponsor) unless the dollar volume-weighted average price of Holdings Common Stock exceeds $12.00 for 20 trading days within any 30-day trading period during the four-year period following the consummation of the Business Combination, (iii) the holders of each whole warrant to purchase KWAC Class A Common Stock will receive one warrant to purchase Holdings Common Stock at an exercise price of $11.50 per share, (iv) 12 million shares of Holdings Common Stock, subject to adjustment as more fully described herein, will be issued to the equityholders of Wentworth in proportion to their ownership interests in Wentworth, (v) an additional 1,100,000 shares of Holdings Common Stock will be issued to certain equityholders of Wentworth, (vi) 3,084,450 KWAC Private Placement Warrants held by Sponsor will be forfeited immediately prior to the effective time of the Business Combination, and (vii) 3,084,450 warrants to purchase Holding Common Stock at an exercise price of $11.50 per share will be issued to the equityholders of Wentworth in proportion to their ownership interests in Wentworth. As a result of the Business Combination, Wentworth will become an indirect, wholly-owned subsidiary of Holdings.
In connection with the execution of the Merger Agreement, KWAC entered into the Founder Support Agreement (the “Founder Support Agreement”), dated July 7, 2022 with certain of the Initial Stockholders (as defined below), pursuant to which, among other things, such Initial Stockholders agreed to approve the Merger Agreement and the Business Combination.
Contemporaneously with the execution of the Merger Agreement, certain securityholders of Wentworth entered into the Company Support Agreement, pursuant to which such securityholders of Wentworth agreed to approve the Merger Agreement and the Business Combination.
Additionally, an affiliate of Pollen Street Capital Limited (the “PIPE Investor”), a passive investor of the Sponsor, has committed to purchase up to 1,500,000 shares of Holdings’ Series A Convertible Preferred Stock (the “Holdings Series A Stock”) in a private placement to close immediately prior to the Closing at $9.60 per share, for an aggregate purchase price of up to $14,400,000 (the “Series A PIPE”), subject to certain conditions. The Holdings Series A Stock may be converted into shares of Holdings Common Stock after the second anniversary of the closing of the Series A PIPE, which such conversion shall initially be 1.5 shares of Holdings Common Stock for each share of Series A Convertible Preferred Stock, subject to certain adjustments provided in the Certificate of Designations. In addition, the PIPE Investor may convert the Holdings Series A Stock prior to the second anniversary of the Series A PIPE in the event that Holdings fails to comply with certain financial covenants described in the Certificate of Designations. This is different from the KWAC Class A Common Stock included in the units issued in KWAC’s initial public offering, which will convert into Holdings Common Stock on a one-for-one basis immediately upon the closing of the Business Combination. The Sponsor, directors and officers of KWAC will not participate in the Series A PIPE. At the Closing, the PIPE Investor and Holdings shall consummate the Series A PIPE pursuant to and in accordance with the terms of the Subscription Agreement.
It is anticipated that, upon completion of the Business Combination, KWAC’s former stockholders will own approximately 21.1% of the outstanding shares of Holdings Common Stock, that Wentworth’s former securityholders will own approximately 78.9% of the outstanding shares of Holdings Common Stock. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that none of KWAC’s existing Public Stockholders (as defined below) exercise their redemption rights in connection with the Business Combination, and assume that no shares of Series A Convertible Preferred Stock are converted in to shares of Holdings Common Stock. If any of KWAC’s Public Stockholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Holdings is applying to have the Holdings Common Stock and Holdings Warrants listed on the Nasdaq Global Market (the “Nasdaq”) under the symbols BCG and BCG.W, respectively. KWAC Class A Common Stock, KWAC Warrants and KWAC Units are listed on the Markets Group Inc. stock exchange (the “OTC Exchange”) under the symbols KWAC, KWAC.WS and KWAC.U, respectively.
Pursuant to the Existing KWAC Charter, KWAC is providing holders of shares of KWAC Class A Common Stock sold as part of the units issued in KWAC’s initial public offering (such shares, “Public Shares” and such stockholders, “Public Stockholders”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of KWAC’s initial public offering, as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to KWAC to pay KWAC’s franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $6,262,478 on December 31, 2023, the estimated per share redemption price would have been approximately $12.94. Public Stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares issued in the IPO. Holders of KWAC’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Initial Stockholders have agreed to waive their redemption rights with respect to Founders Shares and Public Shares that they may have acquired during or after KWAC’s initial public offering (“IPO”) in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
The accompanying proxy statement/prospectus provides shareholders of KWAC with detailed information about the Business Combination and other matters to be considered at the special meeting of KWAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the business combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

KINGSWOOD ACQUISITION CORP.
17 Battery Place, Room 625
New York, New York 10004
Proxy Statement/Prospectus, dated [•], 2024
and first mailed to stockholders on or about [•], 2024
To the Stockholders of Kingswood Acquisition Corp.:
You are invited to attend a special meeting (the “Special Meeting”) of the stockholders of Kingswood Acquisition Corp., a Delaware corporation (“KWAC”) relating to the agreement and plan of merger, dated July 7, 2022 (the “Merger Agreement”), by and among KWAC, Binah Capital Group, Inc., a Delaware corporation and wholly-owned subsidiary of KWAC (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”). This document is both a proxy statement/prospectus containing information about KWAC’s special meeting of stockholders and a prospectus of Holdings with respect to the securities to be issued to KWAC’s securityholders and equity holders of Wentworth in the Business Combination (as defined below).
Holdings, Kingswood Merger Sub and Wentworth Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Merger Agreement. Holdings is a wholly-owned direct subsidiary of KWAC and both Kingswood Merger Sub and Wentworth Merger Sub are wholly-owned direct subsidiaries of Holdings. Pursuant to the Merger Agreement, at closing, each of the following transactions will occur in the following order: (i) Kingswood Merger Sub will merge with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (the “Kingswood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into Wentworth (the “Wentworth Merger”), with Wentworth surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger, Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company all of the common units of the Surviving Company directly held by Holdings after the Wentworth Merger (the “Holdings Contribution”), such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company (the Kingswood Merger and the Wentworth Merger, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Wentworth owns and operates ten entities, four of which are broker-dealers, three of which are registered agents, and three of which are insurance entities. Affiliated financial advisors have the optionality to choose from operating models that include a hybrid open architecture platform, independent registered status, and a W2 advisor model. The platform provides a variety of custody and clearing firms to accommodate the unique business needs of advisors. KWAC is a blank check company formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization, or similar business combination, one or more operating businesses.
If KWAC stockholders approve the Business Combination Proposal (as defined below) and the parties consummate the Business Combination: (i) the holders of shares of KWAC’s common stock (“KWAC Common Stock”) issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of common stock of Holdings (“Holdings Common Stock”) in exchange for each share of KWAC Common Stock held by them, subject to adjustment as more fully described herein, (ii) 1,100,000 shares of Holdings Common Stock issued to Sponsor will be placed by Holdings into an escrow account (or at the option of Sponsor, be forfeited by Sponsor) and not released to Sponsor (or in the case of forfeiture, not reissued to Sponsor) unless the dollar volume-weighted average price of Holdings Common Stock exceeds $12.00 for 20 trading days within any 30-day trading period during the four-year period following the consummation of the Business Combination, (iii) the holders of each whole warrant to purchase KWAC Class A Common Stock will receive one warrant to purchase Holdings Common Stock at an exercise price of $11.50 per share, (iv) 12 million shares of Holdings Common Stock, subject to adjustment as more fully described herein, will be issued to the equity holders of Wentworth in proportion to their ownership interests in Wentworth, (v) an additional 1,100,000 shares of Holdings

Common Stock will be issued to certain equity holders of Wentworth, (vi) 3,084,450 KWAC Private Placement Warrants held by Sponsor will be forfeited immediately prior to the effective time of the Business Combination, and (vii) 3,084,450 warrants to purchase Holding Common Stock at an exercise price of $11.50 per share will be issued to the equity holders of Wentworth in proportion to their ownership interests in Wentworth. As a result of the Business Combination, Wentworth will become a an indirect, wholly-owned subsidiary of Holdings.
In connection with the execution of the Merger Agreement, KWAC entered into the Founder Support Agreement (the “Founder Support Agreement”), dated July 7, 2022 with certain of Initial Stockholders, pursuant to which, among other things, such Initial Stockholders agreed to approve the Merger Agreement and the Business Combination.
Contemporaneously with the execution of the Merger Agreement, certain securityholders of Wentworth entered into the Company Support Agreement, pursuant to which such securityholders of Wentworth agreed to approve the Merger Agreement and the Business Combination.
Additionally, an affiliate of Pollen Street Capital Limited (the “PIPE Investor”), a passive investor of the Sponsor, has committed to purchase up to 1,500,000 shares of Holdings’ Series A Convertible Preferred Stock (the “Holdings Series A Stock”) in a private placement to close immediately prior to the Closing at $9.60 per share, for an aggregate purchase price of up to $14,400,000 (the “Series A PIPE”), subject to certain conditions. The Holdings Series A Stock may be converted into shares of Holdings Common Stock after the second anniversary of the closing of the Series A PIPE, which such conversion shall initially be 1.5 shares of Holdings Common Stock for each share of Series A Convertible Preferred Stock, subject to certain adjustments provided in the Certificate of Designations. This is different from the KWAC Class A Common Stock included in the units issued in KWAC’s initial public offering, which will convert into Holdings Common Stock on a one-for-one basis immediately upon the closing of the Business Combination. The Sponsor, directors and officers of KWAC will not participate in the Series A PIPE. At the Closing, the PIPE Investor and Holdings shall consummate the Series A PIPE pursuant to and in accordance with the terms of the Subscription Agreement.
It is anticipated that, upon completion of the Business Combination, KWAC’s former stockholders will own approximately 21.1% of the outstanding shares of Holdings Common Stock, that Wentworth’s former securityholders will own approximately 78.9% of the outstanding shares of Holdings Common Stock.
These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that none of KWAC’s existing Public Stockholders (as defined below) exercise their redemption rights in connection with the Business Combination, and assume that no shares of Series A Convertible Preferred Stock are converted in to shares of Holdings Common Stock. If any of KWAC’s Public Stockholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Holdings is applying to have the Holdings Common Stock and Holdings Warrants listed on the Nasdaq Global Market (the “Nasdaq”) under the symbols BCG and BCG.W, respectively. KWAC Class A Common Stock, KWAC Warrants and KWAC Units are listed on the OTC Exchange under the symbols KWAC, KWAC WS and KWAC.U, respectively.
Pursuant to the Existing KWAC Charter, KWAC is providing holders of shares of KWAC Class A Common Stock sold as part of the units issued in KWAC’s initial public offering (such shares, “Public Shares” and such stockholders, “Public Stockholders”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with KWAC’s initial public offering (the “Trust Account”), including interest not previously released to KWAC to pay its taxes, as of two (2) business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $6,262,478 on December 31, 2023, the estimated per share redemption price would have been approximately $12.94. Public Stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares issued in KWAC’s initial public offering. Holders of KWAC’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination.
Kingswood Global Sponsor LLC, a Delaware limited liability company, and KWAC’s officers and directors are not entitled to redeem their shares of KWAC Class B Common Stock (or any shares of KWAC Class A Common Stock issued in exchange for such shares of KWAC Class B Common Stock) and have agreed to waive their redemption rights with respect to any Public Shares held by them in connection in connection with the completion of the Business Combination. The shares of KWAC Class B Common Stock (and any shares of KWAC Class A Common Stock issued in exchange for such shares of Class B Common Stock) will be excluded from the pro rata calculation used to determine the per-share redemption price.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of this proxy statement/prospectus.
After careful consideration, KWAC’s board of directors (the “KWAC Board”) has unanimously approved the Merger Agreement and the Business Combination and determined that each of the proposals to be presented at the Special Meeting is fair to, advisable, and in the best interests of KWAC and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of KWAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that KWAC’s stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
Your vote is very important.   To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
On behalf of the KWAC Board, I would like to thank you for your support of KWAC and look forward to a successful completion of the Business Combination.
Very truly yours,
Michael Nessim
Chief Executive Officer
Kingswood Acquisition Corp.
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF KWAC CLASS A COMMON STOCK THROUGH KWAC UNITS, ELECT TO SEPARATE YOUR KWAC UNITS INTO THE UNDERLYING KWAC COMMON STOCK AND KWAC PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR

PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF KWAC CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST HOLDINGS’ DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.
The accompanying proxy statement/prospectus is dated [•], 2024 and is first being mailed to the stockholders of KWAC on or about [•], 2024.

KINGSWOOD ACQUISITION CORP.
17 Battery Place, Room 625
New York, New York 10004
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF KINGSWOOD
ACQUISITION CORP. TO BE HELD ON [•], 2024
TO THE STOCKHOLDERS OF KINGSWOOD ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Kingswood Acquisition Corp., a Delaware corporation (“KWAC”), will be held at 10:00 am, Eastern Time, on [•], 2024. In light of ongoing developments related to the novel coronavirus, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the Special Meeting online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.
At the Special Meeting, you will be asked to consider and vote on the following proposals:
(1)
Proposal No. 1 — The Business Combination Proposal — To adopt and approve the Merger Agreement, dated as of July 7, 2022 (as it may be further amended, restated, modified and/or supplemented from time to time, the “Merger Agreement”), entered into by and among KWAC, Binah Capital Group, Inc., a Delaware corporation and wholly-owned subsidiary of KWAC (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”) and the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”), pursuant to which:

•
Kingswood Merger Sub will merge with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (the “Kingswood Surviving Company”);

•
simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into Wentworth (the “Wentworth Merger”), with Wentworth surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”);

•
following the Wentworth Merger, Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company all of the common units of the Surviving Company directly held by Holdings after the Wentworth Merger (the “Holdings Contribution”), such that, following the Holdings Contribution, Surviving Company is a wholly-owned subsidiary of the Kingswood Surviving Company and Kingswood Surviving Company is a wholly-owned subsidiary of Holdings;

•
we refer to this proposal as the “Business Combination Proposal.”

(2)
Proposal No. 2 — The Organizational Document Proposal — To approve and adopt, assuming the Business Combination Proposal is approved and adopted, the amended and restated certificate of incorporation of Holdings (the “Proposed Holdings Charter”), which, if approved, would take effect upon the Closing (we refer to this proposal as the “Organizational Document Proposal”, collectively with the Business Combination Proposal, the “Conditions Precedent Proposals”).

(3)
Proposal No. 3(A) — (C)  — the Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Holdings Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as three sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

•
Proposal No. 3(A):   to establish Holdings’ capital structure, authorizing (i) 2,000,000 shares of Preferred Stock, par value $0.0001 per share, and (ii) 55,000,000 shares of Holdings Common Stock, par value $0.0001 per share (we refer to this as “Advisory Charter Proposal A”);

•
Proposal No. 3(B):   to classify the directors into three classes designated as Class I, Class II and Class III, and to provide that the members of the board of directors of Holdings be elected serve as Class I, Class II and Class III directors to serve staggered terms until the first, second and third annual meeting of the stockholders of Holdings, respectively, held after the amendment and restatement of Holdings’ Charter, which annual meetings of stockholders shall be held at such date and time and at such place, if any, within or outside the State of Delaware as may be fixed by the board of directors of Holdings or a duly authorized committee thereof. Each elected director shall hold office until the third annual meeting following such director’s election and until his successor shall be elected and duly qualified, or his earlier death, resignation, retirement, disqualification or removal from office for cause (we refer to this as “Advisory Charter Proposal B”);

•
Proposal No. 3(C):   to provide that unless Holdings consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on Holdings’ behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of Holdings’ directors, officers, employees or agents or Holdings’ stockholders, (3) any action asserting a claim against Holdings or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of our Proposed Holdings Charter or Proposed Holdings Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction (we refer to this as “Advisory Charter Proposal C”);

(4)
Proposal No. 4 — The Nasdaq Proposal — To approve, assuming the Conditions Precedent Proposals are approved and adopted, for purposes of complying with Nasdaq Global Market rules (the “Nasdaq”), the issuance of shares of Holdings Common Stock and the Holdings Public Warrants in connection with the Business Combination (we refer to this proposal as the “Nasdaq Proposal”);

(5)
Proposal No. 5 — The NTA Proposal — To approve and adopt, assuming the Conditions Precedent Proposals are approved and adopted, amendments to the second amended and restated certificate of incorporation of KWAC (as amended, the “Existing KWAC Charter”), which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by KWAC, prior to the consummation of the proposed Business Combination, to remove from the Existing KWAC Charter (i) the limitation on share repurchases prior to the consummation of a business combination that would cause KWAC’s net tangible assets (“NTA”) to be less than $5,000,001 following such repurchases, and (ii) the limitation that KWAC shall not consummate a business combination if it would cause KWAC’s NTA to be less than $5,000,001 either immediately prior or subsequent to the consummation of such business combination (we refer to this proposal as the “NTA Proposal”). A copy of the NTA Amendments to the Existing KWAC Charter is attached to this proxy statement/prospectus as Annex I.

(6)
Proposal No. 6 — The Equity Incentive Plan Proposal — To approve and adopt, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, to consider and vote upon a proposal to approve and adopt the Binah Capital Group, Inc. 2024 Equity Incentive Plan (the “Equity Incentive Plan”) (we refer to this proposal as the “Equity Incentive Plan Proposal”); and

(7)
Proposal No. 7 — The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Conditions Precedent Proposals, the Advisory Charter Proposals, the Nasdaq Proposal, the NTA Proposal or Equity Incentive Plan Proposal (we refer to this proposal as the “Adjournment Proposal”).

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Merger Agreement. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

The record date for the Special Meeting is [•], 2024. Only holders of record of shares of KWAC Class A Common Stock and shares of KWAC Class B Common Stock at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of KWAC’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at KWAC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at [•].
The KWAC Class A Common Stock and KWAC Public Warrants are currently listed on the OTC Exchange under the symbols “KWAC” and “KWAC WS,” respectively. Certain shares of KWAC Class A Common Stock and KWAC Public Warrants currently trade as KWAC Units consisting of one share of KWAC Class A Common Stock and three-fourths of one redeemable KWAC Public Warrant, and are listed on the OTC Exchange under the symbol “KWAC.U.” The KWAC Units will automatically separate into component securities of Holdings upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing the shares of the Holdings Common Stock and Holdings Public Warrants on the Nasdaq under the symbols “BCG” and “BCG.WS,” respectively, upon the Closing.
Pursuant to the Existing KWAC Charter, a holder of shares of KWAC Class A Common Stock sold as part of the units issued in KWAC’s initial public offering (each such share, a “Public Share”, and such stockholder, a “Public Stockholder”) may request that KWAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. Public Stockholders will be entitled to receive cash for any Public Shares to be redeemed only if they:
(a)
(i) hold shares of Public Shares or (ii) hold shares of Public Shares through KWAC Units and they elect to separate their KWAC Units into the underlying Public Shares and warrants (“KWAC Public Warrants”) prior to exercising their redemption rights with respect to the Public Shares; and

(b)
prior to [•], Eastern Time, on [•], 2024 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, KWAC’s transfer agent (the “transfer agent”), that KWAC redeem their Public Shares for cash and (ii) deliver their Public Shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of KWAC Units must elect to separate the underlying Public Shares and KWAC Public Warrants prior to exercising redemption rights with respect to their Public Shares. KWAC has not issued fractional KWAC Warrants other than as part of KWAC Units, each of which is comprised of one share of KWAC Class A Common Stock and three-fourths of one KWAC Public Warrant. If, upon the detachment of KWAC Public Warrants from KWAC Units or otherwise, a holder of KWAC Warrants would be entitled to receive a fractional KWAC Warrant, KWAC will round down to the nearest whole number of KWAC Warrants to be issued to such holder. If holders hold their KWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the KWAC Units into the underlying Public Shares of and KWAC Public Warrants, or if a holder holds KWAC Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. A holder of the KWAC Public Warrants will not be able to exercise any fraction of a KWAC Warrant. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per share price, payable in cash, equal to (i) the aggregate amount on deposit in the trust account established in connection with KWAC’s initial public offering (the “Trust Account”), including interest not previously released to KWAC to pay our taxes, as of two business days prior to the consummation of the Business Combination, divided by the number of then-outstanding Public Shares. As of December 31, 2023, this would have amounted to approximately $12.94 per Public Share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such Public Shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a Public Stockholder delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our transfer agent to return the certificate (physically or electronically). Public Stockholders can make such requests by contacting the transfer agent, at the address or email address listed in this proxy statement/ prospectus. KWAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, Public Stockholders, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without KWAC’s prior consent. Accordingly, if a Public Stockholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such Public Shares in excess of that 15% limitation would not be redeemed for cash, without our prior consent.
Kingswood Global Sponsor LLC, a Delaware limited liability company, and KWAC’s officers and directors are not entitled to redeem their shares of KWAC Class B Common Stock (or any shares of KWAC Class A Common Stock issued in exchange for such shares of KWAC Class B Common Stock) and have agreed to waive their redemption rights with respect to any Public Shares held by them in connection in connection with the completion of the Business Combination. The shares of KWAC Class B Common Stock (and any shares of KWAC Class A Common Stock issued in exchange for such shares of Class B Common Stock) will be excluded from the pro rata calculation used to determine the per-share redemption price.
Under the Merger Agreement, the approval of each of the Business Combination Proposal and the Organizational Document Proposal (collectively, the “Conditions Precedent Proposals”) is a condition to the consummation of the Business Combination. The adoption of each Conditions Precedent Proposal is conditioned on the approval of all of the Conditions Precedent Proposals.
Approval of the Business Combination Proposal and the Organizational Document Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Each of the Advisory Charter Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of shares of KWAC Class A Common Stock and KWAC Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares of KWAC Class A Common Stock, please contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400, or by emailing KWAC.info@investor.morrowsodali.com. This notice of special meeting and the proxy statement/prospectus are available at [•].
By Order of the Board of Directors

Michael Nessim
Kingswood Acquisition Corp.
Chief Executive Officer
[•], 2024

i

ii

ADDITIONAL INFORMATION
If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact KWAC’s proxy solicitor listed below. You will not be charged for any of the documents you request.
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: KWAC.info@investor.morrowsodali.com
In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on [•], 2024, you must request the information no later than [•], 2024, five business days prior to the date of the Special Meeting.
For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 231 of the enclosed proxy statement/prospectus.

FREQUENTLY USED TERMS
Definitions
In this document:
“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by KWAC that more time is necessary or appropriate to approve one or more Proposals at the Special Meeting.
“Additional Shares of Holdings Common Stock” means 1,100,000 shares of Holdings Common Stock to be issued to those certain holders of the Continuing Wentworth Units in the amounts set forth on Schedule 1.01(f) of the Merger Agreement next to the name of such holder of Continuing Wentworth Units.
“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account net of any redemptions of KWAC Class A Common Stock by any Redeeming KWAC Stockholders (the “Trust Cash”), plus (ii) the net proceeds raised by Wentworth, KWAC and/or Holdings in any PIPE Investment, including, for the avoidance of doubt, any PIPE Investment closing on the Closing Date (the “PIPE Proceeds”).
“Business Combination” means the transactions contemplated by the Merger Agreement.
“Business Combination Proposal” means the proposal to be considered at the Special Meeting to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Kingswood Merger.
“Closing” means the closing of the Business Combination.
“Closing Wentworth Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of Wentworth and its Subsidiaries, provided, however, that the Indebtedness of Wentworth and its Subsidiaries that will be assumed or refinanced by Holdings shall not be greater than the amount of Closing Wentworth Indebtedness (excluding Wentworth Class B Redemption Amount) set forth on the Wentworth Closing Certificate other than KWAC Extension Costs (if any).
“Continuing Wentworth Units” means Wentworth Units which remain outstanding immediately prior to the Effective Time, including any Wentworth Units which by their terms, the terms of this Agreement or any election made by the holder thereof shall be converted or exchanged at or prior to the Effective Time. For the avoidance of doubt, Continuing Wentworth Units shall exclude Wentworth Units that are redeemed at or prior to the Effective Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company” means Holdings and its subsidiaries after giving effect to the Business Combination and the related transactions.
“DGCL” means the Delaware General Corporation Law, as amended.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Effective Time” means 5:00 pm New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by Wentworth and KWAC and specified in each of the KWAC Certificate of Merger and the Wentworth Certificate of Merger.
“Enterprise Value” means $208,000,000.
“Equity Incentive Plan” means the Binah Capital Group, Inc. 2024 Equity Incentive Plan.
“Equity Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve the Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Existing KWAC Bylaws” means the bylaws of KWAC.
“Existing KWAC Charter” means the second amended and restated certificate of incorporation of KWAC, dated as of November 12, 2020, as amended, modified and supplemented from time to time.
“Founder Shares” means the 2,875,000 shares of KWAC Class B Common Stock purchased by the Sponsor prior to the IPO, and any shares of KWAC Class A Common Stock issued upon the exchange of such shares of KWAC Class B Common Stock.
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, municipal, local, or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, or tribunal.
“Holdings” means Binah Capital Group, Inc., a Delaware corporation which, prior to Closing, will be a wholly-owned subsidiary of KWAC.
“Holdings Board” means the board of directors of Holdings.
“Holdings Common Stock” means the shares of common stock of Holdings, par value $0.0001 per share.
“Holdings Parties” means, collectively, Holdings, Kingswood Merger Sub and Wentworth Merger Sub.
“Holdings Private Placement Warrants” are the warrants for Holdings Class A Common Stock (which shall be in the identical form of KWAC Private Placement Warrants and KWAC Working Capital Warrants but in the name of Holdings).
“Holdings Public Warrant” means the warrants for Holdings Common Stock (which shall be in the identical form of redeemable KWAC Public Warrants which were sold as part of the IPO, but in the name of Holdings).
“Holdings Warrants” means the Holdings Public Warrants and the Holdings Private Placement Warrants.
“Indebtedness” means, with respect to any person or group of persons at any given time, without duplication, all liabilities and obligations (whether or not contingent) including in respect of the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, (a) borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) with respect to Wentworth and its Subsidiaries, accounts payable to trade creditors and accrued expenses as specified on Schedule 1.01(a) of the Merger Agreement, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments valued at the maximum amount thereof, (d) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security (but excluding any preferred equity and in the case of Wentworth, Wentworth Class B Preferred Units), (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (f) hedging arrangements, interest rate, currency or other swaps, derivative instruments or similar contracts, in each case, assuming such contracts were terminated as of immediately prior to such time, (g) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any lien, other than a permitted lien, on assets or properties of such person, whether or not the obligations secured thereby have been assumed or refinanced, (h) obligations under leases required to be recorded as capitalized leases in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that, with respect to any subsidiary of Wentworth, Indebtedness shall not include any Indebtedness of KWAC, including Sponsor Loans and an additional $250,000 to be loaned to KWAC by

Sponsor or an Affiliate of Sponsor between the date hereof and the Closing Date, plus all accrued and unpaid interest and other charges thereon through the Closing Date. The aggregate amount of Additional Sponsor Loans outstanding on the Closing Date (including all accrued and unpaid interest) will be set forth on a certificate to be delivered to Wentworth by Sponsor and KWAC at least five (5) days prior to the Closing Date (the “Additional Sponsor Loans”).
“Initial Stockholders” means the Sponsor and the officers and directors of KWAC who hold Founder Shares.
“Intended Tax Treatment” means that the parties to the Merger Agreement intend that the Mergers shall together qualify as an exchange described in Section 351(a) of the Code.
“IPO” means the initial public offering of KWAC Units, KWAC Class A Common Stock and KWAC Warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on November 23, 2020 (SEC File No. 333-249437).
“Issuance Date” means the date upon which Series A Convertible Preferred Stock are first issued by Holdings.
“KWAC Board” means the board of directors of KWAC.
“KWAC Certificate of Merger” means a certificate of merger in form and substance reasonably acceptable to KWAC and Wentworth to be filed the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL to effect the Kingswood Merger.
“KWAC Class A Common Stock” means the shares of Class A common stock of KWAC, par value $0.0001 per share.
“KWAC Class B Common Stock” means the shares of Class B common stock of KWAC, par value $0.0001 per share.
“KWAC Common Stock” means the shares of KWAC Class A Common Stock and KWAC Class B Common Stock.
“KWAC Extension Costs” means the incremental costs actually incurred by KWAC between November 23, 2022 and the Closing Date solely with respect to (i) extension of the KWAC directors’ and officers’ liability insurance policy, (ii) additional Trust Cash required to be funded into the Trust Account, and (iii) expenses for proxy solicitation; provided, however, that if the Closing occurs on or prior to November 23, 2022, the KWAC Extension Costs shall be zero dollars ($0).
“Kingswood Merger Sub” means Kingswood Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdings.
“KWAC Private Placement Warrants” means a whole warrant entitling the holder to purchase one share of KWAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the KWAC Warrant Agreement and the Private Placement Warrants Purchase Agreement.
“KWAC Public Warrants” means a whole warrant entitling the holder to purchase one share of KWAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the KWAC Warrant Agreement.
“KWAC Public Warrantholders” means the holders of the KWAC Public Warrants.
“KWAC Shares” means, collectively, the shares of KWAC Class A Common Stock and KWAC Class B Common Stock.
“KWAC Stockholders” means any person holding KWAC Shares.
“KWAC Units” means a unit consisting of one share of KWAC Class A Common Stock and three-fourths of one KWAC Public Warrant.
“KWAC Warrant” means, collectively, KWAC Public Warrants and KWAC Private Placement Warrants.

“KWAC Warrant Agreement” means that certain warrant agreement dated November 19, 2020, by and between KWAC and Continental Stock Transfer & Trust Company, as warrant agent.
“Lock-Up Agreement” means the Lock-Up Agreement to be entered into between KWAC, Sponsor, Wentworth, former holders of Wentworth Units, and former holders of KWAC Class B Common Stock, upon the completion of the Business Combination. The form of Lock-Up Agreement is attached to this proxy statement/prospectus as Annex G.
“Merger Agreement” means the Merger Agreement, dated as of July 7, 2022, by and among KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub, and Wentworth. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.
“National Exchange” means NYSE, NASDAQ, or NYSE American.
“Nasdaq” means the Nasdaq Global Market stock exchange.
“Nasdaq Listing Condition” refers to that certain condition under the Merger Agreement that requires the listing on Nasdaq of the Holdings Common Stock and Holdings Public Warrants.
“Nasdaq Proposal” means to consider and vote on a proposal to approve, for purposes of complying with the Nasdaq Global Market rules, the issuance of shares of Holdings Common Stock pursuant to the Merger Agreement in connection with the Business Combination.
“Oppenheimer” means Oppenheimer & Co., Inc., as representative of the underwriters in the IPO.
“Outstanding KWAC Expenses” means all current and pre-existing transaction expenses of the Sponsor, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Transaction or any other potential transactions considered by the Sponsor and all current and pre-existing transaction expenses of KWAC including the fees and expenses of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by KWAC in connection with the Transaction or any other potential transactions considered by KWAC and all premium costs for directors’ and officers’ liability insurance (including for any “tail” policy required under Section 6.02(b) of the Merger Agreement)
“Outstanding Transaction Expenses” means all Outstanding Wentworth Expenses and all Outstanding KWAC Expenses.
“Outstanding Wentworth Expenses” means all current and pre-existing transaction expenses of Wentworth, including the fees and expenses of legal counsel, financial advisers and accountants employed by Wentworth in connection with the Transaction.
“Per Share Price” means $10.00.
“Private Placement Warrants Purchase Agreement” means certain warrant agreement dated November 19, 2020, by and between KWAC and the Sponsor.
“Proposed Holdings Bylaws” means the amended and restated bylaws of Holdings to take effect upon the Closing, a form of which is attached hereto as Annex C.
“Proposed Holdings Charter” means the amended and restated certificate of incorporation of Holdings which, if approved, would take effect upon the Closing, a form of which is attached hereto as Annex B.
“Public Stockholders” means the holders of Public Shares.
“Public Shares” means the shares of KWAC’s Class A Common Stock sold as part of KWAC units issued in the IPO (whether they were purchased in the IPO or thereafter in the open market).
“Record Date” means [•], 2024.
“Redemption” means the redemption of Public Shares for the Redemption Price.
“Reference Price” means (i) at any time on or prior to the first anniversary of the Issuance Date, $12.50 per share of Series A Convertible Preferred Stock; (ii) with respect to the period after the first anniversary of the Issuance Date but on or prior to the second anniversary thereof, $13.00 per share of Series A Convertible Preferred Stock; (iii) with respect to the period after the second anniversary of the Issuance Date but on or prior to the third anniversary thereof, $15.00 per share of Series A Convertible Preferred Stock; or (iv) at any time after the third anniversary of the Issuance Date, $16.00 per share of Series A Convertible Preferred Stock, in each case, subject to certain adjustments provided in the Certificate of Designations.
“Reference Rate” means the number shares Holdings Common Stock into which each share of Series A Convertible Preferred Stock may be converted, which shall initially be 1.5 shares Holdings Common Stock for each share of Series A Convertible Preferred Stock, subject to certain adjustments provided in the Certificate of Designations.
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between Holdings, the Sponsor, and certain other holders of Holdings Common Stock, upon the completion of the Business Combination.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Kingswood Global Sponsor LLC, a Delaware limited liability company.
“Sponsor Share Value” means (a) 2,875,000, multiplied by (b) the Per Share Price.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of July 7, 2022, by and between KWAC, Holdings, Wentworth, and Sponsor.
“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate, or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Transactions” means the transactions contemplated by the Merger Agreement and the Ancillary Agreements.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account established by KWAC pursuant to the Trust Agreement with J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee, in which all of the proceeds of the IPO and part of the proceeds of the Private Placement was placed.
“Warrant Agreement” means the Warrant Agreement, dated as of November 19, 2020, by and between KWAC and the Transfer Agent.
“Wentworth” means Wentworth Management Services LLC, a Delaware limited liability company, and its subsidiaries.
“Wentworth A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Wentworth to be entered into between Wentworth, Holdings, Kingswood Merger Sub, Wentworth Merger Sub, KWAC, Sponsor, and each other person who is or at any time becomes a member of Wentworth prior to the completion of the Business Combination.
“Wentworth Merger Consideration” means (i) 12,000,000 shares of Holdings Common Stock at a Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Wentworth Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock.

“Wentworth Certificate of Merger” has the meaning specified in Section 2.03 of the Merger Agreement.
“Wentworth Class B Redemption Amount” means the aggregate amount necessary to redeem those Class B Preferred Units elected to be redeemed at or prior to the Closing.
“Wentworth Class B Preferred Units” means equity interests of Wentworth represented by the Class B preferred units of Wentworth.
“Wentworth Units” means, collectively, equity interests in Wentworth, including the common units (or membership interests) and Wentworth Class B Preferred Units.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus may be considered forward-looking statements. Forward-looking statements generally relate to future events or KWAC’s or Wentworth’s future financial or operating performance. For example, projections of future Adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
KWAC’s ability to complete the Business Combination, or, if KWAC does not consummate the Business Combination, any other initial business combination;

•
the benefits of the Business Combination;

•
the future financial performance of Holdings following the Business Combination;

•
expansion plans and opportunities; and

•
KWAC’s potential ability to obtain financing to complete the Business Combination.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by KWAC and its management, and Holdings and its management, as the case may be, are inherently uncertain. There can be no assurance that future developments affecting KWAC and Wentworth will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and KWAC’s and Holdings’ businesses:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements governing the Business Combination;

•
the outcome of any legal proceedings that may be instituted against KWAC, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•
the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of KWAC, to obtain financing to complete the Business Combination or to satisfy other conditions to Closing;

•
changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•
the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•
the risk that the Business Combination disrupts current plans and operations of Wentworth as a result of the announcement and consummation of the Business Combination;

•
the ability of Holdings to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•
costs related to the Business Combination;

•
changes in applicable laws or regulations;

•
the possibility that Wentworth or the combined company may be adversely affected by other economic, business, or competitive factors;

•
Holdings’ estimates of expenses and profitability;

•
ability to raise financing in the future;

•
success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•
Holdings’ public securities’ potential liquidity and trading;

•
the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Holdings’ resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated;

•
litigation and the ability to adequately protect Wentworth’s intellectual property rights; and

•
other factors relating to the business, operations and financial performance of Wentworth detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect KWAC or Holdings.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following are answers to some questions that you, as a stockholder of KWAC, may have regarding the Proposals being considered at the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.
Q:
What is the purpose of this document?

A:
KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Special Meeting because you owned KWAC Common Stock at the close of business on [•], 2024, the “Record Date” for the Special Meeting, and are therefore entitled to vote at the Special Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:
What is being voted on?

A:
Below are the proposals that the KWAC stockholders are being asked to vote on:

•
Proposal No. 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

•
Proposal No. 2 — The Organizational Document Proposal to approve the Proposed Holdings Charter.

•
Proposal Nos. 3(A)-(C) — The Advisory Charter Proposal to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Holdings Charter.

•
Proposal No. 4 — The Nasdaq Proposal approve the issuance of shares of Holdings Common Stock in connection with the Business Combination.

•
Proposal No. 5 — The NTA Proposal to approve the NTA Amendments to the Existing KWAC Charter.

•
Proposal No. 6 — The Equity Incentive Plan Proposal to approve the Binah Capital Group, Inc. 2024 Equity Incentive Plan.

•
Proposal No. 7 — The Adjournment Proposal to approve the adjournment of the Special Meeting in certain circumstances.

Q:
What vote is required to approve the Proposals?

A:
Proposal No. 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of KWAC Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 1.

Proposal No. 2 — The Organizational Document Proposal requires the affirmative vote of the majority of the issued and outstanding shares of KWAC Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 1. The approval of the Business Combination Proposal requires the affirmative vote (in person online or by proxy) of holders of at least 65% of all then outstanding shares of common stock entitled to vote thereon at the Special Meeting, and we have been informed by our Sponsor, directors, and executive officers and/or their affiliates who are holders of approximately 83% of the outstanding shares of common stock that they intend to vote in favor of the Business Combination Proposal. Accordingly, the approval of the Business Combination Proposal requires the affirmative vote of holders of 0% of all then outstanding public shares of common stock entitled to vote thereon at the Special Meeting.

Proposal No. 3 — The Advisory Charter Proposal requires the affirmative vote of the majority of the issued and outstanding shares of KWAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 3. Broker non-votes will have no effect on the vote for Proposal 3.
Proposal No. 4 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of KWAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.
Proposal No. 5 — The NTA Proposal requires the affirmative vote of 65% of the issued and outstanding shares of KWAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 5. Notwithstanding the approval of the NTA Proposal, if the Conditions Precedent Proposals are not approved, the actions contemplated by the NTA Proposal will not be implemented.
Proposal No. 6 — The Equity Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of KWAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.
Proposal No. 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of KWAC Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker-non votes have no effect on the vote for Proposal 6.
Q:
Why is KWAC proposing the NTA Proposal?

A:
In the judgment of the KWAC Board, the adoption of the proposed amendments to the Existing KWAC Charter prior to the Business Combination may be necessary to facilitate the Business Combination. The Existing KWAC Charter limits KWAC’s ability to consummate a Business Combination, or to redeem KWAC Class A Common Stock in connection with a Business Combination, if it would cause KWAC to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the KWAC Class A Common Stock are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the KWAC Class A Common Stock will be exchanged for Holdings Common Stock in connection with the consummation of the Business Combination and Holdings Common Stock, if listed, would not be deemed to be a “penny stock” since it would be listed on Nasdaq, the KWAC Board believes the $5,000,001 net tangible assets requirement in the Existing KWAC Charter is not required to ensure that the KWAC Class A Common Stock and the Holdings Class A Common Stock, if listed, would not be “penny stock.” KWAC is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that KWAC’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, KWAC would be unable to consummate the Business Combination even if all other conditions to Closing are met. Even if the NTA Proposal and the Condition Precedent Proposals are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Merger Agreement. If KWAC is unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated but Holdings is not listed on Nasdaq or any other national securities exchange, Holdings may become subject to the “penny stock” rules, which would make it more difficult to trade Holdings Common Stock. For more information, see the sections entitled “Proposal No. 5: The NTA Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to the Business Combination — KWAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.”
Q:
Are any of the proposals conditioned on one another?

A:
The Business Combination Proposal (Proposal No. 1) is conditioned upon the approval of Proposal No. 2. The Organizational Document Proposal (Proposal No. 2) is conditioned upon the approval of Proposal 1. The adoption of Proposal Nos. 4, 5 and 6 are dependent upon the approval of all of the Conditions Precedent Proposals. Therefore, if Conditions Precedent Proposals are not approved, then none of the Nasdaq Proposal, NTA Proposal and Equity Incentive Plan Proposal will have any effect, even if approved by KWAC stockholders. Proposal Nos. 3 and 7 are not conditioned or dependent upon the approval of any other Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, KWAC will not consummate the Business Combination. If KWAC does not consummate the Business Combination and fails to complete an initial business combination by February 24, 2024, KWAC will be required to dissolve and liquidate, unless KWAC seeks stockholder approval to amend the Existing KWAC Charter to extend the date by which the Business Combination may be consummated.

Q:
How will the Initial Stockholders vote?

A:
On July 7, 2022, in connection with the execution of the Merger Agreement, Sponsor entered into a founder support agreement (the “Founder Support Agreement”) with KWAC, Holdings and Wentworth, pursuant to which each of such Sponsor agreed to vote all shares of KWAC Common Stock beneficially owned by them in favor of each of the Proposals, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.

Q:
How many votes do I and others have?

A:
You are entitled to one vote for each share of KWAC Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were 3,463,083 shares of KWAC Common Stock outstanding and entitled to vote.

Q:
What is the consideration being paid to equity owners of Wentworth?

A:
Under the Merger Agreement, the consideration for the Business Combination is equal to (i) 12,000,000 shares of Holdings Common Stock at a Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Wentworth Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock. Based upon the estimates included in the Pro Forma Financial Statements included herein, the owners of Wentworth would receive approximately 12.0 million shares of Holdings Common Stock as Wentworth Merger Consideration.

Q:
Do any of KWAC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:
In considering the recommendation of the Board to approve the Merger Agreement, KWAC stockholders should be aware that certain KWAC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of KWAC stockholders generally.

These interests, which may create actual or potential conflicts of interest, include (i) the limited amount of time in which KWAC has to complete an initial business combination, (ii) the KWAC Private Placement Warrants and Founder Shares, which are currently worth approximately $35,724,538 (based upon the closing price of Public Shares of $12.40 and the closing price of KWAC Public Warrants of $0.0115 on the OTC Exchange on December 13, 2023 and December 20, 2023, respectively) but will become worthless if KWAC does not consummate a business combination, (iii) the Initial Stockholders may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment, (iv) Sponsor and KWAC’s officers and directors and their affiliates not being entitled to reimbursement for fees due and out-of-pocket expenses in the aggregate amount of $[•] from the Trust Account if KWAC does not consummate a business combination, (v) Sponsor has made certain loans to KWAC in the amount of $1,500,000, including loans relating KWAC’s extension, that may not be repaid and would be forgiven (except to the extent there are funds available to KWAC outside of the Trust Account) if a business combination is not consummated, (vi) the Merger Agreement provides for the continued indemnification of KWAC’s current directors and officers and the continuation of directors and officers liability insurance post-Business Combination, and (vii) the ability of KWAC’s directors and officers to change or waive terms of the Business Combination. These actual or potential conflicts of interests are, to the extent material, described in the section entitled.
These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the sections entitled “Interests of Certain Persons in the Business Combination” and “Certain Relationships and Related Person Transactions of KWAC” beginning on pages 172.
Q:
How do I attend the Special Meeting?

A:
As a registered shareholder, you received either a Notice and Access instruction form or Proxy Card from Continental Stock Transfer. Both forms contain instructions on how to attend the virtual special meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer by telephone at 917-262-2373, or by email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting [•], 2024. Go to the URL address in your browser [•], enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number.
Beneficial holders will need to contact Continental Stock Transfer to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number. Either way you must contact Continental for specific instructions on how to receive the control number. Continental Stock Transfer can be contacted at the number or email address above. Please allow up to 48 hours prior to the meeting for processing your control number.
Q:
Who may vote at the Special Meeting?

A:
Only holders of record of KWAC Common Stock as of the close of business on [•], 2024 may vote at the Special Meeting. As of the Record Date, there were approximately [•] holders of record of KWAC Common Stock. Please see “KWAC Special Meeting of the Stockholders — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Special Meeting?

A:
Stockholders representing a majority of the shares of KWAC Common Stock issued and outstanding as of the Record Date and entitled to vote at the Special Meeting must be present by virtual attendance or represented by proxy in order to hold the Special Meeting and conduct business. This is called a quorum. Shares of our KWAC Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present by virtual attendance and entitled to vote at the Special Meeting or (ii) has properly submitted a proxy card or voting instructions through a broker, bank, or custodian. In the absence of a quorum, stockholders representing a majority of the votes present or represented by proxy at the Special Meeting may adjourn the meeting until a quorum is present.

Q:
Am I required to vote against the Business Combination Proposal in order to have my Public Shares redeemed?

A:
No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that KWAC redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of KWAC Class A Common Stock will be returned to them.
Q:
How do I exercise my redemption rights?

A:
If you are a Public Stockholder desiring to exercise your redemption rights in respect of your Public Shares, you must complete the following steps no later than 5:00 p.m., Eastern time, two business days before the Special Meeting: (i) demand that KWAC redeem your shares into cash; (ii) submit your request in writing to Continental, at the address listed at the end of this section; and (iii) deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Special Meeting. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days before the Special Meeting.
KWAC stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of KWAC Common Stock as of the Record Date.
The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of KWAC Class A Common Stock then outstanding. Please see the section entitled “KWAC Special Meeting of the Stockholders — Redemption Rights” for the procedures to be followed if you wish to exercise your right to have your Public Shares redeemed for cash.
Q:
What will be the relative equity stakes of KWAC Shareholders, the Sponsor, existing shareholders in Wentworth and any potential PIPE investors upon completion of the Business Combination?

A:
Upon consummation of the Business Combination, Holdings will become a new public company and KWAC will become a wholly-owned subsidiary of Holdings. The former shareholders of Holdings and the former members of Wentworth will become security holders of Holdings.

The following summarizes the pro forma Holdings Common Stock outstanding under the two redemption scenarios below (in thousands):
	Assuming Minimum Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
WMS Shareholders	13,100	78.9	13,100	81.2
Total WMS Merger Shares	13,100	78.9	13,100	81.2
KWAC Public Shares	484(2)	2.9	—	0.0
KWAC Founder and Private Shares(1)	3,029	18.2	3,029	18.8
Total KWAC Shares	3,513	21.1	3,029	18.8
PIPE Investors	—	0.0	—	0.0
Pro Forma Holdings Common Stock at September 30, 2023	16,613	100.0	16,129	100.0

(1)
Including 2,875 shares owned by the Initial Stockholders, 104 shares owned by underwriters, and assumes (i) the Initial Stockholders forfeit 125 shares in exchange for the payment by Holdings prior transaction expenses, and (ii) KWAC Sponsor receives 175 shares in repayment of KWAC Sponsor Loans which includes the current $1.5 million outstanding Sponsor Loan and an additional Sponsor Loan in the amount of $0.25 million to be provided to KWAC.

(2)
Reflects the redemption of 9,966 shares on November 17, 2023.

The net income (loss) per share assuming two alternative levels of redemption into cash of Common Stock for the period ended September 30, 2023 and for the year ended December 31, 2022 is set forth in the following table:
	For the Nine Months Ended September 30, 2023		For the Year Ended December 31, 2022
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net income (loss)	(3,763)	(3,763)	338	338
Pro forma weighted average shares outstanding of common stock	16,613	16,129	16,613	16,129
Net income (loss) per share (Basic and Diluted) attributable to common stockholders	$(0.23)	$(0.23)	$0.02	$0.02

Q:
How can I vote?

A:
If you are a stockholder of record, you may vote online at the virtual Special Meeting or vote by proxy using the enclosed proxy card or the Internet. Whether or not you plan to participate in the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Special Meeting, follow the instructions above under “How do I attend the Special Meeting?”
To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct. To vote via the Internet, please go to [•], and follow the instructions. Please have your proxy card handy when you go to the website. Easy-to-follow prompts will allow you to confirm that your instructions have been properly recorded.
Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2024. After that, Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Special Meeting or attend the virtual Special Meeting to vote your shares online.
If your shares are registered in the name of your broker, bank, or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.
If you are the “beneficial owner” of KWAC Common Stock and you plan to vote those shares at the virtual Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of KWAC Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.
After obtaining a valid legal proxy from your broker, bank, or other agent, to then register to attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on [•], 2024.
You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Special Meeting prior to the start time leaving ample time for the check in.
Q:
Who can help answer any other questions I might have about the virtual Special Meeting?

A:
If you have any questions concerning the virtual Special Meeting or need help voting your shares of KWAC Common Stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com or [•] at Toll Free: [•]; Collect: [•]; or by email at [•].

The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at: [•].
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have no effect on the approval of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Charter Proposal, the NYSE American Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal as such shares are not “entitled to vote” regarding such matters.
Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
KWAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Special Meeting. For purposes of approval, an abstention on any Proposal will have the same effect as a vote “AGAINST” such Proposal.

Q:
If I have not yet submitted a proxy, may I still do so?

A:
Yes. If you have not yet submitted a proxy, you may do so by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free 1 877-770-3647 in the U.S. and Canada or: +1 312-780-0854 (standard rates apply) from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Special Meeting in person and casting your vote or by voting again by the Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that the proxy solicitor receives no later than two business days prior to the Special Meeting. If you hold your shares of KWAC Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: KWAC.info@investor.morrowsodali.com
Unless revoked, a proxy will be voted at the virtual Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of KWAC Common Stock represented by your proxy will be voted FOR each of the Proposals. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

Q:
Should I send in my share certificates now to have my shares of KWAC Class A Common Stock redeemed?

A:
KWAC stockholders who intend to have their Public Shares redeemed should send their certificates to Continental at least two business days before the Special Meeting. Please see “KWAC Special Meeting of the Stockholders — Redemption Rights” for the procedures to be followed if you wish to exercise your right to have your Public Shares redeemed for cash.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the Special Meeting?

A:
KWAC will pay the cost of soliciting proxies for the Special Meeting. KWAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. KWAC has agreed to pay [•] a fee of $[•], plus disbursements, and will reimburse [•] for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. KWAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of KWAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the KWAC Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What happens if I sell my shares before the Special Meeting?

A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of KWAC Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in KWAC after the Business Combination is consummated.

Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite regulatory and stockholder approvals are received, KWAC expects that the Business Combination will occur as soon as possible following the Special Meeting.

Q:
Are Wentworth Unitholders required to approve the Business Combination?

A:
Yes. The approval of the Wentworth Unitholders will be required to consummate the Business Combination.

Q:
Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page [•] of this proxy statement/prospectus.

Q:
May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:
No. Appraisal rights are not available to holders of shares of KWAC Common Stock in connection with the proposed Business Combination. For additional information, see the section entitled “KWAC Special Meeting of the Stockholders — Appraisal Rights.”

Q:
What happens if the Business Combination is not consummated?

A:
If KWAC does not consummate the Business Combination by February 24, 2024 (unless such date has been extended as described herein) then pursuant to Article VI of the Existing KWAC Charter, KWAC’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate KWAC as soon as reasonably practicable. Following dissolution, KWAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of KWAC Class A Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of KWAC Class A Common Stock would be paid at liquidation would be approximately $12.94 per share based on amounts on deposit in the Trust Account as of December 31, 2023. The closing price of the KWAC Class A Common Stock on the Markets Group Inc. stock exchange (the “OTC Exchange”) as of December 13, 2023 was $12.40. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of KWAC Common Stock held by them. None of the Sponsor or KWAC’s officers or directors received any additional consideration for their waiver of redemption rights.

Q:
What happens to the funds deposited in the Trust Account following the Business Combination?

A:
Following the closing of the Business Combination, holders of Public Shares exercising their redemption rights will receive their per share redemption price out of the funds in the Trust Account. As of December 31, 2023, there was approximately $6.26 million in the Trust Account. KWAC estimates that investors validly exercising their redemption rights in connection with the Business Combination will receive approximately $12.94 per share. The balance of the funds will be released to Wentworth to fund working capital needs of the Combined Company.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
A U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations” below) of KWAC Common Stock that exercises its redemption rights may be treated as selling KWAC Common Stock, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of KWAC Common Stock shares that a U.S. Holder owns or is deemed to own (including through the ownership of KWAC Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “Certain United States Federal Income Tax Considerations — U.S. Holders — Redemption of Shares of KWAC Common Stock.”

We strongly urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:
What are the U.S. federal income tax consequences of the Business Combination to holders of KWAC Common Stock and KWAC Warrants?

A:
As discussed in more detail below under “Certain United States Federal Income Tax Considerations,” the Kingswood Merger, taken together with the Wentworth Merger, is intended to qualify as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code.

If the Kingswood Merger qualifies as a tax-deferred exchange under Section 351 of the Code, then the exchange of KWAC Warrants for Holdings Warrants in the Kingswood Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Certain United States Federal Income Tax Considerations — U.S. Holders —The Receipt of Holdings Warrants in the Kingswood Merger.”
The parties intend to report the Kingswood Merger, taken together with the Wentworth Merger, as a tax-deferred exchange under Section 351 of the Code to the extent the applicable requirements are satisfied. However, any change that is made after the date hereof in any of the foregoing bases for the intended tax treatment, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax treatment.
You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Business Combination (including the Kingswood Merger) to you.
Q:
Who will manage the Combined Company after the Business Combination?

A:
As a condition to the closing of the Business Combination, all of the officers and directors of KWAC will resign, subject to certain closing conditions. For information on the anticipated management of the Combined Company, see the section entitled “Management of Holdings Following the Business Combination — Executive Officers and Directors After the Business Combination” in this proxy statement/prospectus

Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact KWAC’s proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: KWAC.info@investor.morrowsodali.com
You may also obtain additional information about KWAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This section summarizes information related to the Business Combination and other Proposals to be voted on at the Special Meeting. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you.
Parties to the Business Combination
Kingswood Acquisition Corp.
Kingswood Acquisition Corp., or KWAC, is a blank check company incorporated in Delaware and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Although KWAC is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, KWAC focused its search on businesses that have their primary operations in the financial services industry with a focus on delivering differentiated financial services in the wealth management, financial advisory and investment management sectors to the mass affluent and private client investor community. KWAC Units, KWAC Class A Common Stock, and KWAC Public Warrants trade on the OTC Exchange under the symbols “KWAC.U,” “KWAC” and “KWAC WS,” respectively. At the Closing, the outstanding shares of KWAC Common Stock will be exchanged for shares of Holdings Common Stock. The mailing address of KWAC’s principal executive office is 17 Battery Place, Room 625 New York, NY 10004, and its telephone number is (212) 404-7002.
Wentworth Management Services LLC
Wentworth owns and operates ten entities, four of which are broker-dealers, three of which are registered agents, and three of which are insurance entities, located in 535 offices in all 50 states. Affiliated financial advisors have the optionality to choose from operating models that include a hybrid, open architecture platform, independent registered status, and a W2 advisor model.
The platform provides a variety of custody and clearing forms to accommodate the unique business needs of advisors. The mailing address of Wentworth’s principal executive office is 80 State Street, Albany, NY 12207, and its telephone number is +1 (212) 388-6200.
Binah Capital Group, Inc.
Binah Capital Group, Inc., or Holdings, is a Delaware corporation that was incorporated on June 27, 2022, to facilitate the Business Combination. To date, Holdings has not conducted any material activities other than those incident to its formation. Other than 1,000 shares of Holdings Common Stock held by KWAC, there are no shares of Holdings Common Stock or Holdings Warrants currently outstanding.
Holdings is applying to have Holdings Common Stock and Holdings Warrants listed on the Nasdaq under the symbols BCG and BCG.WS, respectively. The mailing address of Holdings’ principal executive office is 17 Battery Place, Room 625 New York, NY 10004, and its telephone number is (212) 404-7002.
KWAC Special Meeting
A Special Meeting of stockholders of KWAC will be held at 10:00 a.m., Eastern standard time, [•], 2024. We will hold the Special Meeting virtually. You can participate in the virtual Special Meeting as described under “KWAC Special Meeting of the Stockholders — How to Attend the Special Meeting.” The Special Meeting is being held to consider and vote upon and approve the Business Combination Proposal, the Organizational Document Proposal, the Advisory Charter Proposal, the Nasdaq Proposal, the NTA Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.
Merger Subsidiaries
Each of Holdings, Kingswood Merger Sub and Wentworth Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Merger

Agreement. Holdings is a wholly-owned direct subsidiary of KWAC and both Kingswood Merger Sub and Wentworth Merger Sub are wholly-owned direct subsidiaries of Holdings.
Terms of the Merger Agreement (page 19)
The Business Combination will be structured as a “double dummy” transaction, pursuant to which:
(a)
At Closing, each of the following transactions will occur in the following order: (i) Holdings will complete the Kingswood Merger, with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (the “Kingswood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Holdings will complete the Wentworth Merger with Wentworth surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger, Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company (the “Holdings Contribution”) all common units of the Surviving Company directly held by Holdings after the Wentworth Merger, such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company.

Consideration Received under the Merger Agreement
•
KWAC Stockholders will have the right to receive in connection with the KWAC Merger, (i) one share of Holdings Common Stock in exchange for each share of KWAC Common Stock outstanding immediately prior to the Effective Time, and (ii) one Holdings Warrant exercisable for shares of Holdings Common Stock in exchange for each KWAC Warrant outstanding immediately prior to the Effective Time (the “KWAC Merger Consideration”).

•
Sponsor, as a KWAC stockholder, will have the right to receive 2,875,000 shares of Holdings Common Stock immediately after the Effective Time of the Kingswood Merger.

•
Securityholders in Wentworth will receive (i) 12,000,000 shares of Holdings Common Stock at a Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Wentworth Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock. Based upon the estimates included in the Pro Forma Financial Statements included herein, the owners of Wentworth would receive approximately 12.0 million shares of Holdings Common Stock as Wentworth Merger Consideration.

For additional information regarding the consideration payable under the Merger Agreement, see the section in this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal Consideration to be Received in the Business Combination.”
Conditions to Completion of the Merger Agreement
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:
•
The waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

•
Absence of any applicable law in effect that makes the consummation of the Business Combination illegal or any governmental order in effect preventing the consummation of the Business Combination;

•
Required stockholder or member approvals from each of KWAC and Holdings;

•
Absence of a Material Adverse Effect in respect of Wentworth;

•
The effectiveness of the Registration Statement of which this proxy statement/prospectus is a part;

•
The listing or approval for listing on Nasdaq of the Holdings Common Stock and Holdings Public Warrants;

•
The accuracy of the representations and warranties of Wentworth and KWAC as of the date of the Merger Agreement and as of the Closing (subject to customary materiality qualifications);

•
Each of the covenants and agreements of Wentworth and KWAC to be performed or complied with under the Merger Agreement prior to or at Closing having been performed or complied with in all material respects;

•
The receipt of officer’s certificates from each of KWAC, Holdings, and Wentworth that certain closing conditions have been satisfied;

•
The delivery of closing deliverables and documentation;

•
The Available Closing Date Cash shall not be less than $14,000,000;

•
The Wentworth Merger Consideration shall have been issued prior to or substantially concurrently with the Closing.

For additional information regarding the conditions to the completion of the Merger Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”
Other Agreements Relating to the Business Combination
Registration Rights Agreement
The Merger Agreement provides that, upon the consummation of the Merger, Holdings, Sponsor and certain equity holders of Wentworth will enter into a Registration Rights Agreement. Under the Registration Rights Agreement, following the consummation of the Merger, certain stockholder signatories thereto will have “shelf” and “piggyback” registration rights. The Registration Rights Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the stockholder signatories thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. This summary is qualified by reference to the complete text of the form of Restated Registration Rights Agreement, which is filed as an exhibit to this registration statement of which this information statement/prospectus forms a part.
Founder Support Agreement
In connection with the execution of the Merger Agreement, certain of the Sponsor Support Holders entered into the Founder Support Agreement with KWAC, Holdings, and Wentworth, pursuant to which such Sponsor Support Holders agreed to vote all shares of KWAC Common Stock beneficially owned by them in favor of the Business Combination, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Sponsor Support Holders also agreed that they would not sell, assign, or otherwise transfer any of the Shares (as defined therein) unless the buyer, assignee or transferee executes a joinder agreement to the Founder Support Agreement. We agreed that we would not register any sale, assignment, or transfer of such Shares on our transfer ledger (book entry or otherwise) that is not in compliance with the Founder Support Agreement.
Company Support Agreement
In connection with the execution of the Merger Agreement, certain Wentworth Unitholders representing at least 70% of the issued and outstanding Wentworth LLC Interests entered into the Company Support Agreement with KWAC, Holdings, and Wentworth, pursuant to which such Wentworth Unitholders agreed to vote all LLC Interests beneficially owned by them in favor of each of the Business Combination, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Wentworth Unitholders also agreed that they would not sell, assign, or otherwise transfer any of the Wentworth LLC Interests held by them, with certain limited exceptions, unless the buyer, assignee or transferee executes a joinder agreement to the Company Support Agreement. Wentworth agreed that it would not register any sale, assignment, or transfer of such Wentworth LLC Interests on our transfer ledger (book entry or otherwise) that is not in compliance with the Wentworth Support Agreement.
Lock-Up Agreement
At the Closing, Holdings will enter into lock-up agreements (the “Lock-Up Agreements”) with each of, KWAC, Sponsor, Wentworth, certain former holders of Wentworth Units, former holders of KWAC Class B Common Stock and holders of Holdings Series A Stock, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such Holders (as defined in the Lock-Up Agreements) shall not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by such Holders prior to the termination of the applicable lock-up period, subject to certain customary exceptions, including:
•
transfers to permitted transferees upon written notice to Holdings, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person;

•
to a charitable organization upon written notice to Holdings, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order; and

•
pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Holdings’ stockholders having the right to exchange their shares of Holdings Common Stock for cash, securities, or other property.

For additional information, see “Proposal No.1: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Lock-Up Agreement.”
Subscription Agreement
Holdings and Wentworth will enter into a subscription agreement, substantially in the form attached as Annex L to this proxy statement/prospectus (the “Subscription Agreement”), with an affiliate of Pollen Street Capital Limited, a passive investor in the Sponsor (the “PIPE Investor”). Pursuant to the Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase, and Holdings and Wentworth agreed to issue and sell to such investors, on the closing date, an aggregate of 1,500,000 shares of Holdings Series A Stock for a purchase price of $9.60 per share, for aggregate gross proceeds of up to $14,400,000. Whether or not the Series A PIPE closes, Wentworth shall reimburse the PIPE Investor for its expenses in connection with the Series A PIPE, in an amount not to exceed $150,000 in the aggregate.
The shares of Holdings Series A Stock to be issued pursuant to the Subscription Agreement have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration. Holdings has agreed to register the shares of Holdings Common Stock issuable upon conversion of the Holdings Series A Stock following the closing of the Series A PIPE pursuant to a registration rights agreement. The closing of the Series A PIPE is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Closing is not contingent upon the closing of the Series A PIPE. However, failure to consummate the Series A PIPE will result in the Available Closing Date Cash (as defined in the Business Combination Agreement) condition to not be met. The Subscription Agreement remains subject to the approval of the Pipe Investor’s Investment Committee.
The descriptions of the Subscription Agreement and the Certificate of Designations are qualified in their entirety by reference to the full text thereof attached hereto as Annex L and Annex K, respectively.
Voting Agreement
At Closing, Holdings and Holdings’ controlling stockholders will enter into a voting agreement to vote in favor of any sale transaction approved by the PIPE Investor in the event of any breach or default under certation provisions of the Certificate of Designations.

Voting Securities
As of the close of business on [•], 2024 (the “Record Date”), there were [•] shares of KWAC Common Stock issued and outstanding. Only KWAC stockholders who hold shares of KWAC Common Stock of record as of the Record Date are entitled to vote at the Special Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Organizational Document Proposal, the Advisory Charter Proposal, the Nasdaq Proposal, the NTA Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the issued and outstanding shares of KWAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Attending the Special Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker nonvotes will have no effect on the Proposals.
With respect to the Business Combination, pursuant to the Founder Support Agreement, the Initial Stockholders holding an aggregate of 2,875,000 shares of KWAC Common Stock (constituting approximately 83% of the issued and outstanding shares of KWAC Common Stock) have agreed to vote their respective shares of KWAC Common Stock in favor of each of the Proposals.
Appraisal Rights
Appraisal rights are not available to holders of shares of KWAC Common Stock in connection with the proposed Business Combination under Delaware law.
Redemption Rights
Pursuant to the Existing KWAC Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [•], 2024, this would have amounted to approximately $10.00 per share.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares, or (b) hold Public Shares through KWAC Units and you elect to separate your KWAC Units into the underlying Public Shares prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on [•], 2024, (a) submit a written request to Continental that KWAC redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding KWAC Units must separate the underlying shares of KWAC Class A Common Stock prior to exercising redemption rights with respect to the shares. If the KWAC Units are registered in a holder’s own name, the holder must deliver the certificate for its KWAC Units to Continental, with written instructions to separate the KWAC Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the KWAC Units.
If a holder exercises his/her redemption rights, then such holder will be exchanging his/her Public Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein and the Business Combination is completed. Please see the section titled “KWAC Special Meeting of the Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that KWAC’s Sponsor, directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:
•
the fact that each of Initial Stockholders has waived its right to redeem any of Founder Shares and Public Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that Sponsor paid an aggregate of $25,000 for the Founder Shares, which have been or will be converted into 2,875,000 shares of KWAC Class A Common Stock in accordance with the terms of the Existing KWAC Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $35,650,000 based on the closing price of $12.40 per public share on the OTC Exchange on December 13, 2023;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of KWAC Class A Common Stock sold in the IPO and the number of Class A Common Stock that the Initial Stockholders will receive upon Closing of the Business Combination, the Initial Stockholders may earn a positive rate of return on their investment even if the Class A Common Stock trades below the price initially paid for the Class A Common Stock in the IPO and public shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic interest for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, that would be the case if such parties had paid the full offering price for their Founder Shares;

•
the fact that each of the Initial Stockholders has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if KWAC fails to complete an initial business combination by February 24, 2024;

•
the fact that Sponsor paid $6,481,550 for 6,481,550 Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of KWAC Class A Common Stock at $11.50 per share; if KWAC does not consummate an initial business combination by February 24, 2024, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the Private Placement Warrants held by Sponsor will be worthless; the Private Placement Warrants held by Sponsor had an estimated aggregate market value of approximately $74,538 based upon the closing price of $0.0115 per warrant on the OTC Exchange on December 20, 2023;

•
if the Trust Account is liquidated, including in the event KWAC is unable to complete an initial business combination within the required time period, Sponsor has agreed that it will be liable to KWAC if and to the extent any claims by a third-party for services rendered or products sold to KWAC, or a prospective target business with which KWAC has entered into a written letter of intent, confidentiality or other similar agreement or merger agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•
the fact that Oppenheimer as underwriter in the IPO and KWAC’s financial advisor will be entitled to receive a deferred underwriting commission and placement agency and financial advisory fees, as applicable, upon completion of the Business Combination.

•
the fact that the PIPE Investor, a passive investor in the Sponsor, has committed to purchase up to 1,500,000 shares of Holdings’ Series A Convertible Preferred Stock (the “Holdings Series A Stock”) in a private placement to close immediately prior to the Closing at $9.60 per share, for an aggregate purchase price of up to $14,440,000 (the “Series A PIPE”), subject to certain conditions. The Holdings Series A Stock may be converted into shares of Holdings Common Stock after the second anniversary of the closing of the Series A PIPE, which such conversion shall initially be 1.5 shares of Holdings Common Stock for each share of Series A Convertible Preferred Stock, subject to certain adjustments provided in the Certificate of Designations. This is different from the KWAC Class A Common Stock included in the units issued in KWAC’s initial public offering, which will convert into Holdings Common Stock on a one-for-one basis immediately upon the closing of the Business Combination. The Sponsor, directors and officers of KWAC will not participate in the Series A PIPE. At the Closing, the PIPE Investor and Holdings shall consummate the Series A PIPE pursuant to and in accordance with the terms of the Subscription Agreement.

•
the fact that Wentworth, Holdings and the PIPE Investor, a passive investor in the Sponsor, have agreed pursuant to a non-binding term sheet, dated as of August 9, 2023, to enter into substantive strategic discussions about how their respective businesses can cooperate after the Closing of the Business Combination.

Certain Other Benefits in the Business Combination
In addition to the interests of KWAC’s directors and officers in the Business Combination, stockholders should be aware that Oppenheimer will be paid an aggregate of $[•] in fees that are contingent on completion of the Business Combination, or another initial business combination:

•
Oppenheimer was an underwriter in KWAC’s IPO, and is entitled to $4,025,000 of deferred underwriting commission, contingent upon consummation of the Business Combination. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event KWAC does not complete an initial business combination by February 24, 2024.

•
In connection with the initial Business Combination, KWAC engaged Oppenheimer to act as its financial advisor pursuant to which KWAC will pay Oppenheimer a fee of $[•], with payment due at, and conditioned upon, the closing of the Business Combination.

•
KWAC also engaged Oppenheimer to serve as placement agent in connection with a potential private offering of its securities. Oppenheimer will receive a commission of [•]% in cash of funds raised at the closing of the Business Combination.

Accordingly, if the Business Combination, or any other initial business combination, is not consummated, Oppenheimer will not receive its deferred underwriting commission and placement agency and financial advisory fees.
Oppenheimer has an interest in KWAC and Holdings completing a business combination that will result in the payment of the deferred underwriting commission and a financial advisory fee and, potentially, a placement agency fee. In considering approval of the Business Combination, KWAC’s stockholders should be aware that Oppenheimer’s has a financial interest that is different from, or in addition to, the interests of our stockholders and should consider the roles of Oppenheimer in light of the commissions and fees that Oppenheimer is entitled to receive if the Business Combination is consummated.
Ownership Structure
The following diagram illustrates the ownership structure of KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth prior to the Business Combination and then after the Business Combination.

Prior to the Business Combination
After the Business Combination
Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting KWAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the former Wentworth Unitholders are expected to have a majority of the voting power of the Combined Company, Wentworth will comprise all of the ongoing operations of the Combined Company,

Wentworth will comprise a majority of the governing body of the Combined Company, and Wentworth’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Wentworth issuing shares for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Wentworth.
Regulatory Approvals
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period, if applicable.
Summary of Material U.S. Federal Income Tax Considerations
If a U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) exercises its redemption right to have its shares of KWAC Common Stock redeemed for cash, for U.S. federal income tax purposes, such U.S. Holder may be treated as selling KWAC Common Stock, resulting in the recognition of capital gain or capital loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares of KWAC Common Stock being redeemed. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of KWAC Common Stock shares that a U.S. Holder owns or is deemed to own (including through the ownership of KWAC Warrants).
If a U.S. Holder does not exercise its redemption right to receive cash for its shares of KWAC Common Stock, then, as a result of the Business Combination, we expect that such U.S. Holder should be treated as exchanging its KWAC Common Stock for Holdings Common Stock pursuant to Section 351(a) of the Code. Generally, such U.S. Holder should not recognize any gain or loss.
For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination and the redemption to U.S. Holders, please carefully review the information set forth in the section entitled “Certain United States Federal Income Tax Considerations — U.S. Holders” beginning on page 183 of this proxy statement/prospectus.
If a non-U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) exercises its redemption right to have its KWAC Common Stock redeemed for cash, we expect that such redemption may be treated as a sale of KWAC Common Stock. Generally, if the redemption from such non-U.S. Holder is treated as a sale of the shares of KWAC Common Stock, then such non-U.S. Holder’s gain (or loss) from such sale will not be taxable in the United States, subject to certain exceptions as described in the section entitled “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities.”
Generally, the U.S. federal income tax consequences of the Business Combination applicable to non-U.S. Holders who do not exercise their redemption rights are the same as the U.S. federal income tax consequences applicable to U.S. Holders who do not exercise their redemption rights, subject to certain exceptions described in the section entitled “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders.”
For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination and the redemption to non-U.S. Holders, please carefully review the information set forth in the section entitled “Certain United States Federal Income Tax Considerations — Non-U.S. Holders” beginning on page 183 of this proxy statement/prospectus.
Recommendations of the Board and Reasons for the Business Combination
After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, KWAC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the materials provided by Wentworth. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that KWAC stockholders vote:
•
FOR the Business Combination Proposal;

•
FOR the Organizational Document Proposal;

•
FOR the Advisory Charter Proposal;

•
FOR the Nasdaq Proposal;

•
FOR the NTA Proposal;

•
FOR the Equity Incentive Plan Proposal; and

•
FOR the Adjournment Proposal.

Summary of Risk Factors (page 25)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Wentworth prior to the Closing, which will be the business of Holdings and its subsidiaries following the Closing. Such risks include, but are not limited to:
Risks related to the Business Combination, including that:
•
Sponsor has agreed to vote in favor of the Business Combination Proposal described in this proxy statement/prospectus, regardless of how the Public Stockholders vote.

•
KWAC and Wentworth’s directors have interests that are different from, or in addition to (and which may conflict with), the interests of the Public Stockholders.

•
The announcement of the proposed Business Combination could disrupt Wentworth’s business.

•
KWAC has not obtained a third-party opinion in determining whether to pursue the Business Combination.

•
The unaudited pro forma financial information may not be representative of Holdings’ results if the Business Combination is completed.

•
During the pendency of the Business Combination, KWAC will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

•
The Proposed Holdings Charter will not limit the ability of Sponsor or its affiliates to compete with us.

•
KWAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.

•
If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings shares.

Risks related to the redemption, including that:
•
The ability of the Public Stockholders to exercise Redemption Rights with respect to Public Shares may prevent KWAC from completing the Business Combination or optimizing its capital structure.

•
If a Public Stockholder fails to receive notice of KWAC’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its Public Shares, such shares may not be redeemed.

•
There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares will put the Public Stockholder in a better future economic position.

Risks if the Business Combination is not consummated, including that:
•
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

•
If KWAC is unable to complete an initial business combination by February 24, 2024, unless otherwise extended, KWAC will cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

•
You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or KWAC Public Warrants, potentially at a loss.

Risks related to our organizational structure after the Business Combination, including that:
•
Holdings will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries.

•
Entities affiliated with Wentworth will beneficially own, in the aggregate, approximately 79.0 – 81.5% of outstanding Holdings Common Stock upon completion of the Business Combination, and these stockholders may have strategic interests that differ from Holdings’ interests and from those of Holdings’ other stockholders.

Risks related to Wentworth’s business and industry, including that:
•
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting.

•
Our success and our ability to grow our business depend on retaining and expanding our customer base.

•
We may be unable to maintain and enhance our Wentworth brand and reputation.

•
Holdings has a limited operating history.

•
Security incidents or real or perceived errors, failures or bugs in our systems or Wentworth website could impair our business.

•
Our management team has limited experience managing a public company.

•
Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness.

•
We may amend the terms of the Holdings Public Warrants in a manner that may be adverse to holders of such Holdings Public Warrants with the approval by the holders of at least 50% of the then outstanding Holdings Public Warrants. Your unexpired Holdings Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Holdings Public Warrants worthless.

Sources of Industry and Market Data (page 26)
Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement/prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which KWAC and Holdings operate is taken from publicly available sources, including third-party sources, or reflects Holdings’ or Wentworth’s estimates that are principally based on information from publicly available sources.

TICKER SYMBOLS AND DIVIDEND INFORMATION
Kingswood Acquisition Corp.
KWAC Units, KWAC Class A Common Stock and KWAC Warrants
The KWAC Class A Common Stock and KWAC Public Warrants are currently listed on the OTC Exchange under the symbols “KWAC” and “KWAC WS,” respectively. Certain of the shares of KWAC Class A Common Stock and KWAC Public Warrants currently trade as KWAC Units consisting of one share of KWAC Class A Common Stock and three-fourths of one redeemable warrant and are listed on the OTC Exchange under the symbol “KWAC.U.” The KWAC Units will automatically separate into component securities of KWAC upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing, to be effective at the Closing, of the KWAC Class A Common Stock and Holdings Public Warrants on the Nasdaq under the symbols “BCG” and “BCG.W”, respectively upon the Closing. Holdings will not have units traded following the Closing.
The closing price for each share of KWAC Class A Common Stock, KWAC Unit and KWAC Public Warrant on July 6, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.32, $10.52 and $0.09, respectively. As of [•], the record date for the special meeting, the most recent closing price for each share of KWAC Class A Common Stock, KWAC Unit and KWAC Public Warrant was $[•], $[•] and $[•], respectively.
Holders
As of [•], 2024, there was one holder of record of the KWAC Units, one holder of record of shares of KWAC Class A Common Stock and two holders of record of the KWAC Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose KWAC Units, shares of KWAC Class A Common Stock and KWAC Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
KWAC has not paid any cash dividends on its shares of KWAC Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdings’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Holdings Board at such time.
Wentworth
There is no public market for shares of Wentworth’s equity securities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF KWAC
KWAC’s balance sheet data as of September 30, 2023 and December 31, 2022 and statement of operations data for the periods ended September 30, 2023 and 2022 are derived from KWAC’s financial statements included elsewhere in this proxy statement/prospectus.
The historical results of KWAC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of KWAC. You should read the following selected financial data in conjunction with “KWAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
($ amounts in thousands)	September 30, 2023	December 31, 2022
Balance Sheet Data
Total assets	$6,200	$5,850
Total liabilities	11,288	9,930
Commitments and contingencies
Class A common stock subject to possible redemption	5,842	5,212
Total stockholders’ deficit	$(10,930)	$(9,292)
	For the Nine Months Ended September 30,
($ amounts in thousands)	2023	2022
Statement of Operations Data
Operating expenses	$1,952	$3,261
Other income (expense)	558	6,469
Income (loss) before provision for income taxes	(1,394)	3,208
Provision (benefit) for income taxes	1	5
Net income (loss)	$(1,395)	$3,203
($ amounts in thousands)	Year ended December 31, 2022	Year ended December 31, 2021
Statement of Operations Data
Operating expenses	$4,784	$1,209
Other income (expense)	6,174	763
Income (loss) before provisions for income taxes	1,390	(446)
Provision (benefit) for income taxes	37	—
Net income (loss)	$1,353	$(446)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF WENTWORTH
The following table shows selected historical financial information of Wentworth for the periods and as of the dates indicated.
The selected historical financial information of Wentworth as of September 30, 2023 and December 31, 2022, and for the nine months ended September 30, 2023 and 2022 was derived from the historical consolidated financial statements of Wentworth included elsewhere in this proxy statement/prospectus. As explained elsewhere in this proxy statement/ prospectus, the financial information contained in this section relates to Wentworth, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Wentworth going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Wentworth” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Wentworth’s consolidated financial statements and the related notes. Wentworth’s historical results are not necessarily indicative of Wentworth’s future results.
($ amounts in thousands)	September 30, 2023	December 31, 2022
Consolidated statements of financial position data
Total assets	$66,564	$68,684
Debt obligations, net	21,364	22,929
Total liabilities	60,463	63,787
Total members’ equity	$6,101	$4,897
	For the Nine Months Ended September 30,
($ amounts in thousands)	2023	2022
Consolidated statements of operations data
Total revenues	$126,673	$134,308
Total operating expenses	124,939	132,045
Income before provision for income taxes	1,734	2,264
Provision (benefit) for income taxes	$289	$8
Net income	$1,445	$2,255
($ amounts in thousands)	Year ended December 31, 2022	Year ended December 31, 2021
Consolidated statements of operations data
Total revenues	$178,850	$171,459
Total operating expenses	177,360	169,454
Income before provision for income taxes	1,490	2,005
Provision (benefit) for income taxes	580	(781)
Net income	$910	$2,786

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization, whereby KWAC will be treated as the acquired company and Wentworth is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Wentworth issuing stock for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Wentworth. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2023 gives the pro forma effect to the Business Combination and related transactions as if they had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statement of operations data for the period ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2022.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of Holdings and its subsidiaries after giving effect to the Business Combination and the related transactions (the “combined company”) appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/ prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Wentworth and KWAC and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•
Assuming Minimum Redemptions — assumes that none of the Public Stockholders will elect to redeem their KWAC Class A Common Stock for a pro rata portion of cash in KWAC’s Trust Account, and thus the full amount of $6.0 million held in KWAC’s Trust Account is available for the Business Combination; and

•
Assuming Maximum Redemption — assumes that Public Stockholders holding 484,083 Public Shares will exercise their redemption rights for their pro rata share (approximately $12.42 per share) of the funds in the Trust Account. The maximum redemption amount reflects the assumption that the Existing KWAC Charter is amended pursuant to the NTA Proposal such that KWAC will not be required to maintain a minimum net tangible asset value of at least $5,000,001 either immediately prior to or upon the closing of the Business Combination. Should the NTA Proposal not be approved, KWAC would not be permitted to proceed with the Business Combination unless KWAC has net tangible asset value of at least $5,000,001 either immediately prior to or upon the closing of the Business Combination. This scenario gives effect to Public Share redemptions for aggregate redemption payments of approximately $6.0 million using approximately $12.42 per share redemption price.

(in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Period Ended September 30, 2023 (in thousands except for per share data)
Pro forma net loss	$(3,763)	$(3,763)
Weighted average shares outstanding of common stock	16,613	16,129
Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.23)	$(0.23)
(in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2022 (in thousands except for per share data)
Pro forma net loss	338	338
Weighted average shares outstanding of common stock	16,613	16,129
Net loss per share (Basic and Diluted) attributable to common stockholders	$0.02	$0.02
The following summarizes the pro forma Holdings Common Stock ownership as of September 30, 2023 under (i) the no redemption scenario and (ii) the maximum redemption scenario:
(shares in thousands)	Assuming Minimum Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
WMS Shareholders	13,100	78.9	13,100	81.2
Total WMS Merger Shares	13,100	78.9	13,100	81.2
KWAC Public Shares	484(2)	2.9	—	0.0
KWAC Founder and Private Shares(1)	3,029	18.2	3,029	18.8
Total KWAC Shares	3,513	21.1	3,029	18.8
PIPE Investors	—	0.0	—	0.0
Pro Forma Holdings Common Stock at September 30, 2023	16,613	100.0	16,129	100.0

(1)
Including 2,875 shares owned by the Initial Stockholders, 104 shares owned by underwriters, and assumes (i) the Initial Stockholders forfeit 125 shares in exchange for the payment by Holdings prior transaction expenses, and (ii) KWAC Sponsor receives 175 shares in repayment of KWAC Sponsor Loans which includes the current $1.5 million outstanding Sponsor Loan and an additional Sponsor Loan in the amount of $0.25 million to be provide to KWAC.

(2)
Reflects the redemption of 9,966 shares on November 17, 2023.

See the subsection entitled “Summary of the Proxy Statement/Prospectus” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Holdings and Wentworth’s business, financial condition, and results of operations. If any of the events described below occur, Holdings’ post-Business Combination business and financial results of Holdings and its subsidiaries could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Holdings’ securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of KWAC and Wentworth.
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Wentworth prior to the Closing, which will be the business of Holdings and its subsidiaries following the Closing.
Risks Related to the Business Combination
KWAC’s Stockholders will experience dilution due to the issuance of shares of Holdings Common Stock and securities that are exchangeable for shares of Holdings Common Stock to the Wentworth Equity holders as consideration in the Business Combination.
Based on Wentworth’s and KWAC’s current capitalization, we anticipate issuing to Wentworth’s Equityholders an aggregate of approximately 13.1 million shares of Holdings Common Stock pursuant to the Merger Agreement, and it is currently expected that KWAC’s current stockholders would hold in the aggregate approximately 21.1% of the outstanding Holdings Common Stock, assuming no Public Stockholders redeem their Public Shares. If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of the outstanding Holdings Common Stock held by the Public Stockholders upon completion of the Business Combination will decrease and the percentages of the outstanding Holdings Common Stock held by the Initial Stockholders and the equity holders of Wentworth upon completion of the Business Combination will increase. To the extent that any of the outstanding Holdings Warrants are exercised for shares of Holdings Common Stock following the Business Combination, KWAC’s current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of KWAC’s current stockholders to influence Holdings’ management through the election of directors following the Business Combination.
Public Stockholders who redeem (or who have previously redeemed) their Public Shares may continue to hold KWAC Public Warrants, which will be exchanged for Holdings Public Warrants and will result in additional dilution to non-redeeming Public Stockholders upon exercise of such Holdings Public Warrants.
Public Stockholders who redeem (or who have previously redeemed) their Public Shares may continue to hold KWAC Public Warrants, which will be exchanged for Holdings Public Warrants and will result in additional dilution to non-redeeming Public Stockholders upon exercise of such Holdings Public Warrants. Assuming (a) all redeeming Public Stockholders that acquired KWAC Units in the IPO continue to hold KWAC Public Warrants that were included in KWAC Units sold in connection with the IPO, and (b) maximum redemption of Public Shares held by the redeeming Public Stockholders, 8,625,000 KWAC Public Warrants would be retained by redeeming Public Stockholders. The outstanding KWAC Public Warrants (which will become Holdings Public Warrants following the Closing) would have a value of approximately $0.01 per warrant based on the closing price of the KWAC Public Warrants on OTC Markets on August 22, 2023. If, following the Closing, the trading price of Holdings Common Stock exceeds $11.50 (the strike price for the Holdings Public Warrants) and the Holdings Public Warrants are exercised, non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of Holdings as a result of such exercise by redeeming Public Stockholders.

KWAC’s Sponsor has agreed to vote in favor of the Business Combination Proposal described in this proxy statement/ prospectus, regardless of how the Public Stockholders vote.
Sponsor and KWAC’s officers and directors at the time of the IPO entered into a letter agreement to vote their shares of KWAC Class B Common Stock and any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, Sponsor owns approximately 83% of the total outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Sponsor agreed to vote its shares in accordance with the majority of the votes cast by the Public Stockholders.
We have identified a material weakness in our internal control over financial reporting as of September 30, 2023. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We have identified a material weaknesses in our internal control over financial reporting related to the following:
•
we did not have a control in place to review the appropriateness of our legal accruals,

•
we did not have a control in place to review the appropriateness of our Delaware franchise tax accrual,

•
we did not have a control in place to review the appropriateness of presentation in the statement of cash flows,

•
our disclosure controls and procedures were not effective due to the material weakness in our internal control over financial reporting related to the complex financial instruments.

As a result of these material weaknesses, our management has concluded that our disclosure controls and procedures were not effective as of September 30, 2023. We have taken measures to remediate the material weaknesses described herein. However, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock are listed, the SEC or other regulatory authorities. The existence of material weaknesses in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our shares. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities to facilitate the fair presentation of our financial statements.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructure its operations, or take impairment of other charges, any of which could have a significant negative effect on the Company’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
Going public through a merger rather than an underwritten offering, as the Company is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although KWAC has conducted due diligence, KWAC cannot assure you that this due diligence has identified all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of KWAC or the target business, and outside the control of the Company or the control of KWAC will not later arise. As a result of these factors, the Company may be forced to later write-down or write-off assets, restructure operations, or incur impairments or other charges that could result in reporting losses. Even if KWAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with KWAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Company’s liquidity, the fact that KWAC reports charges of this nature could contribute to negative market perceptions about the Company or its securities. Accordingly, any of KWAC’s shareholders who choose to remain shareholders of the Company after the Business Combination could suffer a reduction in the value of their shares and these shareholders are unlikely to have a remedy for the reduction in value.
If KWAC is considered to be a “foreign person,” we might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations or review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”).
KWAC’s Sponsor is controlled by or has substantial ties with non-U.S. persons domiciled in the United Kingdom. Acquisitions and investments by non-U.S. Persons in certain U.S. business may be subject to rules or regulations that limit foreign ownership. CFIUS is an interagency committee authorized to review certain transactions involving investments by foreign persons in U.S. businesses that have a nexus to critical technologies, critical infrastructure and/or sensitive personal data in order to determine the effect of such transactions on the national security of the United States. If KWAC’s Sponsor is considered to be a “foreign person” under such rules and regulations, any proposed business combination between KWAC and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions, CFIUS review and/or mandatory filings.
If KWAC’s potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, KWAC may be unable to consummate an initial business combination with such business. In addition, if KWAC’s potential business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. The potential limitations and risks may limit the attractiveness of a transaction with KWAC or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us. As a result, the pool of potential targets with which KWAC could complete an initial business combination may be limited. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy.
Because KWAC has only a limited time to complete its initial business combination, our failure to obtain any required approvals within the requisite time-period may require KWAC to liquidate. If KWAC liquidated, KWAC’s public stockholders may only receive their pro rata share of amounts held in the trust account, and KWAC’s warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.
Subsequent to the completion of the Business Combination, Holdings or Wentworth may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdings’ financial condition and its share price, which could cause you to lose some or all of your investment.
KWAC cannot assure you that the due diligence KWAC has conducted on Wentworth will reveal all material issues that may be present with regards to Wentworth, or that factors outside of KWAC’s or Wentworth’s and/or Holdings’ control will not later arise. As a result of unidentified issues or factors outside of KWAC’s or Wentworth’s control, Holdings may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if KWAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by KWAC. Even though these charges may be non-cash items that would not have an immediate impact on Holdings’ liquidity, the fact that Holdings reports charges of this nature could contribute to negative market perceptions about Holdings or its securities. In addition, charges of this nature may cause Holdings to violate leverage or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.
Since KWAC’s Sponsor and KWAC’s directors, officers and advisors and Wentworth’s current owners have interests that are different, or in addition to (and which may conflict with), the interests of our other stockholders generally, a conflict of interest may have existed in determining whether the Business Combination is appropriate as KWAC’s initial business combination.
In considering the recommendation of KWAC’s Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, Sponsor and KWAC’s directors, officers and advisors and Wentworth’s current owners have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. KWAC’s Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the Public Stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
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the fact that each of Initial Stockholders has waived its right to redeem any of Founder Shares and Public Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that Sponsor paid an aggregate of $25,000 for the Founder Shares, which have been or will be converted into 2,875,000 shares of KWAC Class A Common Stock in accordance with the terms of the Existing KWAC Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $35,650,000 based on the closing price of $12.40 per public share on the OTC Exchange on December 13, 2023;

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the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of KWAC Class A Common Stock sold in the IPO and the number of Class A Common Stock that the Initial Stockholders will receive upon Closing of the Business Combination, the Initial Stockholders may earn a positive rate of return on their investment even if the Class A Common Stock trades below the price initially paid for the Class A Common Stock in the IPO and public shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic interest for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, that would be the case if such parties had paid the full offering price for their Founder Shares;

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the fact that each of the Initial Stockholders has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if KWAC fails to complete an initial business combination by February 24, 2024;

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the fact that Sponsor paid $6,481,550 for 6,481,550 Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of KWAC Class A Common Stock at $11.50 per share; if KWAC does not consummate an initial business combination by February 24, 2024, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the Private Placement Warrants held by Sponsor will be worthless; the Private Placement Warrants held by Sponsor had an estimated aggregate market value of approximately $74,538 based upon the closing price of $0.0115 per warrant on the OTC Exchange on December 20, 2023;

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if the Trust Account is liquidated, including in the event KWAC is unable to complete an initial business combination within the required time period, Sponsor has agreed that it will be liable to KWAC if and to the extent any claims by a third-party for services rendered or products sold to KWAC, or a prospective target business with which KWAC has entered into a written letter of intent, confidentiality or other similar agreement or merger agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

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the fact that Oppenheimer as underwriter in the IPO and KWAC’s financial advisor will be entitled to receive a deferred underwriting commission and placement agency and financial advisory fees, as applicable, upon completion of the Business Combination.

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the fact that the PIPE Investor, a passive investor in the Sponsor, has committed to purchase up to 1,500,000 shares of Holdings’ Series A Convertible Preferred Stock (the “Holdings Series A Stock”) in a private placement to close immediately prior to the Closing at $9.60 per share, for an aggregate purchase price of up to $14,440,000 (the “Series A PIPE”), subject to certain conditions. The Holdings Series A Stock may be converted into shares of Holdings Common Stock after the second anniversary of the closing of the Series A PIPE, which such conversion shall initially be 1.5 shares of Holdings Common Stock for each share of Series A Convertible Preferred Stock, subject to certain adjustments provided in the Certificate of Designations. This is different from the KWAC Class A Common Stock included in the units issued in KWAC’s initial public offering, which will convert into Holdings Common Stock on a one-for-one basis immediately upon the closing of the Business Combination. The Sponsor, directors and officers of KWAC will not participate in the Series A PIPE. At the Closing, the PIPE Investor and Holdings shall consummate the Series A PIPE pursuant to and in accordance with the terms of the Subscription Agreement.

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the fact that Wentworth, Holdings and the PIPE Investor, a passive investor in the Sponsor, have agreed pursuant to a non-binding term sheet, dated as of August 9, 2023, to enter into substantive strategic discussions about how their respective businesses can cooperate after the Closing of the Business Combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding KWAC or its securities, Sponsor, KWAC’s directors and officers and advisors, Wentworth and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of KWAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to KWAC Stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of KWAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Special Meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. KWAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of KWAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of KWAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals.
Because deferred underwriting fees in connection with the IPO that are payable at the consummation of our initial business combination will not be adjusted to account for redemptions, if our public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.
Oppenheimer was an underwriter in KWAC’s IPO and is entitled to $4,025,000 of deferred underwriting commission, contingent upon consummation of the Business Combination, or any other initial business combination. This amount will not be adjusted to account for redemptions of Public Shares by public stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of Public Shares redeemed increases. If no public stockholders would have exercised redemption rights with respect to their Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination would be approximately 5.5% (inclusive of the approximately $2.3 million of underwriting commissions previously paid) of the aggregate proceeds from the IPO retained by Holdings. If public stockholders exercise redemption rights with respect to the maximum of approximately 0.5 million Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of the Business Combination would exceed the aggregate proceeds from the IPO retained by Holdings, taking into account such redemptions.
The exercise of the KWAC Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in stockholders’ best interests.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require KWAC to agree to amend the Merger Agreement, to consent to certain actions taken by Wentworth or Holdings or to waive rights that KWAC is entitled to under the Merger Agreement, including those related to closing conditions. Such events could arise because of changes in the course of Wentworth’s businesses or a request by Wentworth or Holdings to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Wentworth’s businesses and would entitle KWAC to terminate the Merger Agreement. In any of such circumstances, it would be at KWAC’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for KWAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, KWAC does not believe there will be any changes or waivers that its Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, KWAC will circulate a new or amended proxy statement/prospectus and resolicit KWAC’s stockholders if changes to the terms of the Transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
The announcement of the proposed Business Combination could disrupt Wentworth’s relationships with its clients, counterparties, vendors and other business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Wentworth’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect Wentworth’s ability to retain and hire key personnel and other employees;

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Buyers, sellers, distribution partners and other parties with which Wentworth maintains business relationships may experience uncertainty about its future and rescind their deposits, seek alternative relationships with third parties, seek to alter their business relationships with Wentworth or fail to extend an existing relationship with Wentworth; and

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Wentworth has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed business combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Wentworth’s results of operations and cash available to fund its businesses.
Holdings’ ability to be successful following the Business Combination will depend upon the efforts of the Holdings Board and Wentworth’s key personnel and the loss of such persons could negatively impact the operations and profitability of Wentworth and/or Wentworth’s business following the Business Combination.
Holdings’ ability to be successful following the Business Combination will be dependent upon the efforts of the Holdings Board and key personnel. KWAC cannot assure you that, following the Business Combination, the Proposed Holdings Board and Holdings’ key personnel will be effective or successful or remain with Holdings. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Holdings’ management to expend time and resources becoming familiar with such requirements.
KWAC has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to KWAC from a financial point of view.
The KWAC Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. KWAC is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to KWAC from a financial point of view. In analyzing the Business Combination, the KWAC Board and KWAC’s management conducted due diligence on Wentworth and researched the industry in which Wentworth operates and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, KWAC’s stockholders will be relying solely on the judgment of the KWAC Board in determining the value of the Business Combination, and the KWAC Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — KWAC Board of Director’s Reasons for the Approval of the Business Combination.”
KWAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standard of Nasdaq if listed. If the Nasdaq Listing Condition is not satisfied, KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.
KWAC’s securities are currently listed on the OTC Exchange and it is anticipated that, following the Business Combination, Holdings’ securities will be listed on the Nasdaq. However, KWAC cannot assure you that Holdings’ securities will be able to meet the initial listing requirements of Nasdaq or continue to be listed on the Nasdaq in the future. Holdings’ eligibility for listing on Nasdaq may depend on the number of shares of Holdings Common Stock that are redeemed in connection with the Business Combination, and Holdings’ ability to satisfy initial listing criteria, including certain financial and liquidity measures. Financial and liquidity measures, depending on the listing standard, may include, among others, stockholders’ equity or the market value of Holdings’ publicly traded shares, as well as the number of unrestricted round lot stockholders. In certain high redemption scenarios, Holdings may not be able to satisfy the minimum financial and liquidity measures under any of the initial listing standards, the Nasdaq Listing Condition may not be satisfied, and KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Merger Agreement. In order to continue to maintain the listing of Holdings’ securities on the Nasdaq, Holdings must also maintain certain financial, distribution and stock price levels. In addition to the listing requirements for Holdings Common Stock, the Nasdaq imposes listing standards on warrants, including the Holdings Public Warrants. KWAC cannot assure you that Holdings will be able to meet those initial listing requirements.
If the Nasdaq delists Holdings’ securities from trading on its exchange for failure to meet its listing standards after the Business Combination or the Nasdaq Listing Condition is mutually waived and Holdings is not able to list its securities on another national securities exchange, KWAC expects the Holdings’ securities could be quoted on an over-the-counter market. If this were to occur, Holdings could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that Holdings Common Stock is a “penny stock” which will require brokers trading in Holdings Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Holdings’ securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” “Penny stocks” are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If Holdings does not obtain a listing on Nasdaq or another national securities exchange and the Nasdaq Listing Condition is waived and if the price of the Holdings Common Stock is less than $5.00, the Holdings Common Stock could be deemed a penny stock. The “penny stock” rules require a broker-dealer, before a transaction in a “penny stock” not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the “penny stock” rules require that before effecting any transaction in a “penny stock” not otherwise exempt from those rules, a broker-dealer must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving “penny stocks”; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Holdings Common Stock, and therefore Holdings stockholders may have difficulty selling their shares.
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Holdings’ results if the Business Combination is completed.
KWAC and Holdings currently operate as separate companies and have had no prior history as a combined entity, and Wentworth’s and Holdings’ operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Holdings. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination.
The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from KWAC’s and Holdings’ historical financial statements and certain adjustments and assumptions have been made regarding Holdings after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Holdings.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Holdings’ financial condition or results of operations following the Closing. Any potential decline in Holdings’ financial condition or results of operations may cause significant variations in the stock price of Holdings.
The Proposed Holdings Charter will not limit the ability of the Sponsor or its affiliates to compete with us.
The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with Holdings’ and Wentworth’s interests or those of Wentworth’s stockholders. The Proposed Holdings Charter will provide that none of the Sponsor, any of its respective affiliates or any director who is not employed by Holdings (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Holdings or Wentworth operate. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the Holdings Board, acquisition opportunities that may be complementary to Holdings’ or Wentworth’s business, and, as a result, those acquisition opportunities may not be available to Holdings or Wentworth. In addition, Sponsor and its affiliates may have interests in pursuing acquisitions, divestitures, and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to KWAC Stockholders.
During the pendency of the Business Combination, KWAC will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
Covenants in the Merger Agreement impede the ability of KWAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business

Combination. As a result, KWAC may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, neither KWAC nor Wentworth may solicit, assist, facilitate the making, submission, or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be favorable to KWAC’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.
There may be tax consequences of the Kingswood Merger that may adversely affect holders of KWAC Common Stock or KWAC Warrants.
The exchange of KWAC Common Stock for Holdings Common Stock pursuant to the Kingswood Merger generally is expected to qualify as a tax-deferred exchange pursuant to Section 351 of the Code for U.S. federal income tax purposes (subject to possible gain recognition in respect of any Holdings Warrants received). If such an exchange fails to qualify as a transaction described in Section 351 of the Code, then a U.S. Holder (as that term is defined in “Certain United States Federal Income Tax Considerations”) would recognize gain in an amount equal to the excess (if any) of (i) the fair market value of the Holdings Common Stock and Holdings Warrants received over (ii) such U.S. holder’s adjusted tax basis in its KWAC Common Stock and KWAC Warrants. Any such gain would be capital gain and generally would be long-term capital gain if the U.S. Holder’s holding period for the KWAC Common Stock (and KWAC Warrants, if any) exceeded one year at the time of the Kingswood Merger.
U.S. Holders of KWAC Warrants are urged to consult with their tax advisors regarding the treatment of their exchange of KWAC Warrants for Holdings Warrants in connection with the Kingswood Merger.
KWAC’s current directors’ and executive officers’ affiliates own shares of KWAC Common Stock and warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.
If the Business Combination or another business combination is not consummated by February 24, 2024 (unless extended by KWAC’s stockholders), KWAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,605,000 Founders Shares held by the Initial Stockholders, that were acquired for an aggregate purchase price of $25,000 prior to KWAC’s IPO, would be worthless because the holders are not entitled to participate in any redemption with respect to such shares. Further, the Sponsor purchased an aggregate of 6,481,550 Private Placement Warrants at a price of $1.00 per warrant, simultaneously with the consummation of KWAC’s IPO, for an aggregate purchase price of $6,481,550. The KWAC Class B Shares and the Private Placement Warrants (including the shares underlying the Private Placement Warrants) will become worthless if KWAC does not consummate a business combination by February 24, 2024 (unless extended by KWAC’s stockholders). On the other hand, if the Business Combination is consummated, each outstanding KWAC Class B Share will convert into one KWAC Class A Share, at the closing and each outstanding KWAC warrant will become a Holdings Warrant. Such shares and warrants had an estimated aggregate market value of approximately $35,724,538 (based upon the closing price of Public Shares of $12.40 and the closing price of KWAC Public Warrants of $0.0115 on the OTC Exchange on December 13, 2023 and December 20, 2023, respectively.
As such, the Initial Stockholders will benefit from the completion of a business combination and may be incentivized to complete an acquisition on terms less favorable to stockholders rather than liquidate. In addition, based on the difference in the purchase price of approximately $0.05 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per unit sold in KWAC’s IPO, the Initial Stockholders may earn a positive rate of return even if the share price of Holdings after the Closing falls below the price initially paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination. In the event that a business combination is not effected, the Initial Stockholders will not be entitled to any reimbursement of funds invested in KWAC. These financial interests may have influenced the decision of the KWAC Board and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the KWAC Board to vote for the Business Combination Proposal and other proposals, KWAC Stockholders should consider these interests. See the section of this proxy statement/prospectus entitled “Proposal 1 —  The Business Combination Proposal to approve the Merger Agreement and the Business Combination.”
Risks Related to Redemption
The ability of KWAC’s stockholders to exercise Redemption Rights with respect to KWAC’s Public Shares may prevent KWAC from completing the Business Combination or optimizing its capital structure.
KWAC does not know how many stockholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on KWAC’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than KWAC initially expected, KWAC may need to seek to arrange for additional third-party financing to be able to have the minimum amount of cash required pursuant to the Merger Agreement.
Even if such third-party financing is available, KWAC’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of Wentworth, acting reasonably. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Proposal No 1.: The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” and “The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”
Furthermore, raising such additional financing may involve dilutive equity issuances at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks if the Business Combination is not Consummated.”
The KWAC Stockholders who wish to redeem their KWAC Shares for a pro rata portion of the Trust Account must comply with specific requirements for Redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline. If KWAC’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their KWAC Shares for a pro rata portion of the funds held in the Trust Account.
A Public Stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Stockholder: (1)(a) holds Public Shares or (b) holds Public Shares through KWAC Units and elects to separate its KWAC Units into the underlying Public Shares and KWAC Public Warrants prior to exercising its Redemption Rights with respect to the Public Shares; (2) prior to [•] Eastern Time on [•], 2024 (two business days prior to the vote at the Special Meeting) submits a written request to the transfer agent that KWAC redeem its Public Shares for cash; and (3) delivers its Public Shares to the transfer agent physically or electronically through DTC.
If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, KWAC will redeem each share of KWAC Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with KWAC’s consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that KWAC instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. KWAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders —  Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
If a Public Stockholder fails to receive notice of KWAC’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite KWAC’s compliance with the proxy rules, a Public Stockholder fails to receive KWAC’s proxy materials, such Public Stockholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that KWAC is furnishing to holders of Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Stockholder fails to comply with these procedures, its Public Shares may not be redeemed. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
If you or a “group” of stockholders are deemed to hold in excess of 15% of KWAC’s Public Shares issued in the IPO, you will lose the ability to redeem all such shares in excess of 15% of KWAC’s Public Shares.
The Existing KWAC Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO, which is referred to as the “Excess Shares.” However, such stockholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over KWAC’s ability to complete the Business Combination and you could suffer a material loss on your investment in KWAC if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if KWAC completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.
There is no guarantee that a KWAC Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
KWAC can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in KWAC’s share price, and may result in a lower value realized now than a stockholder of KWAC might realize in the future had the stockholder not redeemed its Public Shares. Similarly, if a stockholder does not redeem its Public Shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its Public Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
A new 1% U.S. federal excise tax could be imposed on KWAC in connection with redemptions by KWAC of its shares.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because we are a Delaware corporation and our securities are or will be trading on the Nasdaq exchange, we believe that we are a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase, net of the fair market value of certain new stock issuances during the same taxable year. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax; however, no guidance has been issued to date. It is uncertain whether, and to what extent, the Excise Tax could apply to any redemptions of KWAC public shares after December 31, 2022, including any redemptions in connection with a business combination.
Any redemption or other repurchase that we make that occurs after December 31, 2022, may be subject to the Excise Tax. Whether and to what extent KWAC would be subject to the Excise Tax would depend on a number of factors, including: (i) the fair market value of the redemptions and repurchases in connection with KWAC’s initial business combination; (ii) the structure of a business combination; (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of a business combination); and (iv) the content of regulations and other guidance from the U.S. Department of Treasury.
Risks if the Business Combination is not Consummated
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.
Even if the Merger Agreement is approved by the stockholders of KWAC and Wentworth, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.” KWAC and Wentworth may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause KWAC and Wentworth to each lose some or all of the intended benefits of the Business Combination. Even if NTA Proposal and the Condition Precedent Proposals are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Merger Agreement. For more information, see the sections entitled “Proposal No. 5: The NTA Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.”
If KWAC is unable to complete an initial business combination by February 24, 2024, unless otherwise extended, KWAC will cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities.
Pursuant to the Existing KWAC Charter, if KWAC is unable to complete an initial business combination by February 24, 2024, unless otherwise extended, KWAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining KWAC Stockholders and the KWAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Sponsor and KWAC’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the KWAC Class B Common Stock if KWAC fails to complete an initial business combination by February 24, 2024, unless otherwise extended. However, if Sponsor or KWAC’s management team acquires Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if KWAC fails to complete an initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of KWAC after a business combination, KWAC’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the shares of KWAC Common Stock, except that KWAC will provide Public Stockholders with the opportunity to redeem their Public Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, upon the completion of an initial business combination, subject to the limitations and on the conditions described herein.
Public Stockholders have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or KWAC Public Warrants, potentially at a loss.
Public Stockholders will be entitled to receive funds from the Trust Account only upon (i) such stockholder’s exercise of Redemption Rights in connection with KWAC’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those shares of KWAC’s Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the Redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Existing KWAC Charter to (A) modify the substance or timing of KWAC’s obligation to redeem 100% of the Public Shares if KWAC does not complete an initial business combination by February 24, 2024 or (B) with respect to any other material provisions relating to stockholders’ rights or pre-business combination activity and (iii) the Redemption of Public Shares if KWAC is unable to complete an initial business combination by February 24, 2024, subject to applicable law and as further described herein. In addition, if KWAC’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by February 24, 2024 is not completed for any reason, compliance with Delaware law and the Existing KWAC Charter may require that KWAC submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond February 24, 2024 before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or KWAC Public Warrants, potentially at a loss.
Risks Related to our Organizational Structure after the Business Combination
Holdings will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by their subsidiaries to pay taxes and pay dividends.
Upon completion of the Business Combination, Holdings will be a holding company with no material assets other than the equity interests in its direct and indirect subsidiaries. As a result, Holdings will have no independent means of generating revenue or cash flow. Holdings’ ability to pay taxes and pay dividends will depend on the financial results and cash flows of its subsidiaries and the distributions it receives from its subsidiaries. Deterioration in the financial condition, earnings, or cash flow of such subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, to the extent that Holdings needs funds, and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or its subsidiaries are otherwise unable to provide such funds, it could materially adversely affect Holdings’ liquidity and financial condition.
Dividends on the Holdings Common Stock, if any, will be paid at the discretion of the Holdings Board, which will consider, among other things, Holdings’ business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict Holdings’ ability to pay dividends or make other distributions to its stockholders. In addition, entities are generally prohibited under relevant law from making a distribution to a stockholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If Holdings’ subsidiaries do not have sufficient funds to make distributions, Holdings’ ability to declare and pay cash dividends may also be restricted or impaired.

Entities affiliated with Wentworth will beneficially own, in the aggregate, approximately [•]%, assuming no redemptions, of outstanding Holdings Common Stock upon completion of the Business Combination, and these stockholders may have strategic interests that differ from Holdings’ interests and from those of Holdings’ other stockholders.
Former Wentworth Unitholders will beneficially own, in the aggregate, approximately [•]%, assuming no redemptions, of Holdings Common Stock upon completion of the Business Combination. As a result, these stockholders will have significant influence over matters requiring stockholder approval, including the election of directors, the approval of certain business combinations or dispositions, amendments to the Proposed Holdings Charter and Proposed Holdings Bylaws and other extraordinary transactions. See “Certain Relationships and Related Person Transactions.”
Former Wentworth Unitholders may, together or separately, have interests that are different from yours and may vote in a way with which you disagree, and which may be adverse to your interests. Furthermore, our concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of Holdings Common Stock to decline or prevent our stockholders from realizing a premium over the market price for their Holdings Common Stock. Additionally, former Wentworth Unitholders, together or separately, may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or supply us with goods and services. Further, former Wentworth Unitholders may have an interest in pursuing acquisitions, divestitures, and other transactions that, in their respective judgment, could enhance their investment in us, even though such transactions might involve risks to you. Stockholders should consider that the interests of former Wentworth Unitholders may differ from their interests in material respects.
Risks Related to Wentworth
Following the Business Combination, Holdings will be a holding company with no direct operations or material assets, other than the operations and assets of Wentworth that relies on dividends, distributions, loans and other payments, advances, and transfers of funds from Wentworth to pay dividends, pay expenses and meet its other obligations. Accordingly, Holdings’ stockholders and warrant holders will be subject to all of the risks of the business of Wentworth following the Business Combination.
Risks Related to Our Business and Industry
Several risks are inherent in the independent broker-dealer business model.
Compared to wirehouses and other employee models, our advisors are not typically our direct employees. We generally offer advisors wider choice in operating their businesses with regard to product offerings, outside business activities, office technology and supervisory models. Our approach may make it more challenging for us to comply with our supervisory and regulatory compliance obligations, particularly in light of our de-centralized operations and the complexity of certain advisor business models.
Misconduct and errors by our advisors could be difficult for us to detect and could result in violations of law by us, regulatory sanctions, or serious reputational or financial harm. Although we have designed policies and procedures to comply with applicable laws, rules, regulations and interpretations, we cannot always prevent or detect misconduct and errors by our advisors, and the precautions we take to prevent and detect these activities may not be effective in all cases. Prevention and detection among our advisors, who are typically not our direct employees and some of whom tend to be located in small, decentralized offices, present additional challenges, particularly in the case of complex products or supervision of outside business activities. We also cannot assure that misconduct or errors by our employees or advisors will not lead to a material adverse effect on our business, or that our errors and omissions insurance will be sufficient to cover such misconduct or errors.
Misconduct by our advisors, who operate in a decentralized environment, is difficult to detect and deter and could harm our business, reputation, results of operations or financial condition.
Even though our advisors are typically not our direct employees, we may be held liable for their misconduct that results in violations of law, regulatory sanctions and/or serious reputational or financial harm. Misconduct could include:
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recommending transactions that are not suitable for the client or in the client’s best interests;

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engaging in fraudulent or otherwise improper activity;

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binding us to transactions that exceed authorized limits;

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hiding unauthorized or unsuccessful activities, resulting in unknown and unmanaged risks or losses;

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improperly using or disclosing confidential information;

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failure, whether negligent or intentional, to effect securities transactions on behalf of clients;

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failure to perform reasonable diligence on a security, product or strategy;

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failure to supervise a financial advisor;

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failure to provide insurance carriers with complete and accurate information;

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engaging in unauthorized or excessive trading to the detriment of clients;

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engaging in improper transactions with clients; or

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otherwise not complying with laws or our control procedures.

We cannot always deter misconduct by our advisors, and the precautions we take to prevent and detect this activity may not be effective in all cases. Also, our failure to properly investigate new and existing advisors may subject us to additional risks and liabilities.
Poor performance of the investment products and services recommended or sold to our clients or competitive pressures on pricing of such products and services may have a material adverse effect on our business.
Our advisors’ clients control their assets maintained with us. These clients can terminate their relationships, reduce the aggregate amount of assets under management or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, financial market performance, competitive pricing and personal client liquidity needs. Poor performance of the investment products and services recommended or sold to such clients relative to the performance of other products available in the market or the performance of other investment management firms tends to result in the loss of accounts. Competitive pricing, including from robo-advisors and higher deposit rates on cash deposits, could adversely impact our business. The decrease in revenue that could result from such an event could have a material adverse effect on our results of operations.
Maintaining and enhancing our Wentworth brand and reputation is critical to our growth, and if we are unable to maintain and enhance our brand, our business, results of operations and financial condition could be adversely affected.
Several competitors have brands that are well recognized. As a relatively new entrant into the digital market, we spend considerable capital to create brand awareness and build our reputation. We may not be able to build brand awareness, and our efforts at building, maintaining, and enhancing our reputation could fail. Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence in our brand, which could adversely affect our reputation and business. As we expand our product offerings and enter new markets, we need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions, our business in these newer markets could be adversely affected. There can be no assurance that we will be able to maintain or enhance our reputation, and failure to do so could materially adversely affect our business, results of operations and financial condition. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.
Our subsidiaries are broker-dealers registered with the SEC and members of FINRA, and therefore are subject to extensive regulation and scrutiny.
Our subsidiaries facilitate transactions in shares and fractionalized shares of publicly-traded stock and exchange-traded funds through a third-party clearing and carrying brokers. Our subsidiaries are registered with the SEC as broker-dealers under the Exchange Act and are members of FINRA. Therefore, our subsidiaries are subject to regulation, examination, and supervision by the SEC, FINRA, and state securities regulators. The regulations applicable to broker-dealers cover all aspects of the securities business, including sales practices, use and safekeeping of clients’ funds and securities, capital adequacy, record-keeping, and the conduct and qualification of officers, employees, and independent contractors. As part of the regulatory process, broker-dealers are subject to periodic examinations by their regulators, the purpose of which is to determine compliance with securities laws and regulations, and from time to time may be subject to additional routine and for-cause examinations. It is not uncommon for regulators to assert, upon completion of an examination, that the broker-dealer being examined has violated certain of these rules and regulations. Depending on the nature and extent of the violations, the broker-dealer may be required to pay a fine and/or be subject to other forms of disciplinary and corrective action. Additionally, the adverse publicity arising from the imposition of sanctions could harm our reputation and cause us to lose existing customers or fail to gain new customers.
The SEC, FINRA, and state securities regulators have the authority to bring administrative or judicial proceedings against broker-dealers, whether arising out of examinations or otherwise, for violations of state and federal securities laws. Administrative sanctions can include cease-and-desist orders, censure, fines, and disgorgement and may even result in the suspension or expulsion of the firm from the securities industry. Similar sanctions may be imposed upon officers, directors, representatives, and employees.
Our subsidiaries have adopted, and regularly review and update, various policies, controls, and procedures designed for compliance with their regulatory obligations. However, appropriately addressing our subsidiaries regulatory obligations is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address them. Failure to adhere to these policies and procedures may also result in regulatory sanctions or litigation against us. Our subsidiaries also rely on various third parties to provide services, including managing and executing customer orders, and failure of these third parties to adequately perform these services may negatively impact customer experience, product performance, and our reputation and may also result in regulatory sanctions or litigation against us or our subsidiaries.
In the event of any regulatory action or scrutiny, we or our subsidiaries could also be required to make changes to our business practices or compliance programs. In addition, any perceived or actual breach of compliance by our subsidiaries with respect to applicable laws, rules, and regulations could have a significant impact on our reputation, could cause us to lose existing customers, prevent us from obtaining new customers, require us to expend significant funds to remedy problems caused by breaches and to avert further breaches, and expose us to legal risk, including litigation against us, and potential liability.
Our subsidiaries are subject to net capital and other regulatory capital requirements; failure to comply with these rules could harm our business.
Our subsidiaries are subject to the net capital requirements of the SEC and FINRA. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of their assets be kept in relatively liquid form. Failure to maintain the required net capital may subject a firm to limitation of its activities, including suspension or revocation of its registration by the SEC and suspension or expulsion by FINRA, and ultimately may require its liquidation. Currently, our subsidiaries have relatively low net capital requirements, because they do not hold customer funds or securities, but instead facilitate the transmission and delivery of those funds. However, a change in the net capital rules, a change in how our subsidiaries handle or hold customer assets, or the imposition of new rules affecting the scope, coverage, calculation, or amount of net capital requirements could have adverse effects. Finally, our subsidiaries are subject to such net capital requirements, we may be required to inject additional capital into our subsidiaries from time to time and as such, we may have liability and/or our larger business may be affected by any of these outcomes.
It is possible that FINRA will require changes to our business practices based on the ownership of our subsidiaries, which could impose additional costs or disrupt our business.
In certain cases, FINRA has required unregistered affiliates of broker-dealers to comply with additional regulatory requirements, including, among others, handling all securities or other financial transactions through the affiliated broker-dealer or conforming all marketing and advertising materials to the requirements applicable to broker-dealers. We do not currently believe that these types of requirements apply to any aspect of our business other than the securities transactions facilitated through our subsidiaries. It is possible that, in the future, FINRA could require us to comply with additional regulations in the conduct of other activities (i.e., beyond the securities transactions made through our subsidiaries). If that were to occur, it could require significant changes to our business practices. These and other changes would impose significantly greater costs on us and disrupt existing practices in ways that could negatively affect our overarching business and profitability.
We rely on clearing brokers and the termination of our clearing agreements could disrupt our business.
Each of our broker-dealer subsidiaries depends on the operational capacity and ability of its clearing broker for the orderly processing of transactions. By engaging the processing services of a clearing firm, each of our broker-dealer subsidiaries is exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If these clearing agreements were terminated for any reason, we would be forced to find alternative clearing arrangements.
We cannot assure you that we would be able to find alternative clearing arrangements on acceptable terms to us or at all. Also, the loss of a clearing firm could hamper the ability of our subsidiaries to recruit and retain their respective independent financial advisors.
The ongoing COVID-19 pandemic may adversely affect our ability to consummate the Business Combination.
The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this revised proxy statement/prospectus.
We may be unable to complete the Business Combination if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Holdings personnel. The extent to which COVID-19 impacts our ability to consummate the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to consummate the Business Combination may be materially adversely affected.
Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading.
Like other brokerage and financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed. A weakness in securities markets, such as a slowdown causing reduction in trading volume in U.S. or foreign securities and derivatives, has historically resulted in reduced transaction revenues and would have a material adverse effect on our business, financial condition, and results of operations.
Our business, operations, financial position and clinical development plans and timelines, and our ability to consummate the Business Combination, could be materially adversely affected by the continuing military action in Ukraine.
As a result of the military action commenced in February 2022 by the Russian Federation in Ukraine, and related economic sanctions imposed by certain governments, our ability to consummate the Business Combination, and our financial position and operations following the Business Combination, may be materially and adversely affected. As our ability to continue to operate following the Business Combination will be dependent on raising debt and equity finance, any adverse impact to those markets as a result of this military action, including due to increased market volatility, decreased availability in third-party financing and/or a deterioration in the terms on which it is available (if at all), could negatively impact our business, operations or financial position.
We may require additional capital to grow our business, which may not be available on terms acceptable to us or at all.
To the extent that our present capital is insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our projected growth. Many factors will affect our capital needs as well as their amount and timing, including our growth and profitability, as well as market disruptions and other developments.
Historically, we have funded our operations, marketing expenditures and capital expenditures primarily through earnings. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance and the condition of the capital markets at the time we seek financing.
If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to those of Holdings Common Stock, and our existing stockholders may experience dilution. Any debt financing secured by us in the future could require that a substantial portion of our operating cash flow be devoted to the payment of interest and principal on such indebtedness, which may decrease available funds for other business activities, and could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.
If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth, maintain minimum amounts of capital and to respond to business challenges could be significantly limited, and our business, results of operations and financial condition could be adversely affected.
We rely on the experience and expertise of our senior management team, key technical employees, and other highly skilled personnel.
Our success depends upon the continued service of our senior management team, highly specialized experts, and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain, and integrate highly skilled personnel for all areas of our organization. If we are unable to attract the requisite personnel, our business and prospects may be adversely affected. Our founder, executive officers, key technical personnel, and other employees could terminate his or her relationship with us at any time. The loss of our founder or any other member of our senior management team or key personnel may significantly delay or prevent the achievement of our strategic business objectives and could harm our business. Competition in our industry for qualified employees is intense. Our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Moreover, if and when the stock options or other equity awards are substantially vested, employees under such equity arrangements may be more likely to leave, particularly when the underlying shares have seen a value appreciation.
Legal, Regulatory or Compliance Risks
The SEC has recently issued proposed rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such proposals may increase KWAC’s costs and the time needed to complete KWAC’s initial business combination and may constrain the circumstances under which KWAC could complete a business combination.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”), which include proposals relating to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as KWAC and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in

SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (“Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. Certain of the procedures that KWAC, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and the time required to consummate a business combination, and may constrain the circumstances under which KWAC could complete a business combination.
If KWAC were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead may be required to liquidate KWAC. To avoid that result, on the 24-month anniversary of the effective date of the registration statement of KWAC’s initial public offering (the “IPO Registration Statement”), KWAC liquidated the securities held in the Trust Account and transferred all funds in the Trust Account to cash. As a result of such transfer, KWAC will likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount that our public stockholders would receive upon any redemption or liquidation of KWAC.
The SPAC Rule Proposals include proposals relating to the circumstances in which SPACs such as KWAC could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for SPACs satisfying certain criteria from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the IPO Registration Statement. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like KWAC, that may not complete its initial business combination within 24 months after the effective date of its IPO Registration Statement. We did not complete our initial business combination within 24 months of the effective date of KWAC’s IPO Registration Statement. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate KWAC. If we are required to liquidate KWAC, our investors would not be able to realize the benefits of owning stock in the Company, including the potential appreciation in the value of KWAC’s stock and warrants following such a transaction, and KWAC’s warrants would expire worthless.
The funds in the Trust Account have, since KWAC’s IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of KWAC being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), KWAC on the 24-month anniversary of the effective date of the IPO Registration Statement, instructed CST, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of our initial business combination or liquidation. As a result of the liquidation, KWAC will receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of KWAC.
Legislative, judicial, or regulatory changes to the classification of independent contractors could increase our operating expenses.
From time to time, various legislative or regulatory proposals are introduced at the federal or state levels to change the status of independent contractors’ classification to employees for either employment tax purposes (withholding, social security, Medicare and unemployment taxes) or other benefits available to employees. Most of our advisors are classified as independent contractors for all purposes, including employment tax and employee benefit purposes. We cannot assure you that legislative, judicial, or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change the employee/independent contractor classification of these firms’ financial advisors. The costs associated with potential changes, if any, to these independent contractor classifications could have a material adverse effect on us, including our results of operations and financial condition.
We collect, process, store, share, disclose and use customer information and other data, and our actual or perceived failure to protect such information and data, respect customers’ privacy or comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.
Use of our technology involves the storage and transmission of information, including personal information, in relation to our staff, contractors, business partners and current, past, or potential customers. Security breaches, including by hackers or insiders, could expose confidential information, which could result in potential regulatory investigations, fines, penalties, compliance orders, liability, litigation, and remediation costs, as well as reputational harm, any of which could materially adversely affect our business and financial results. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or customers’ information. Any of these incidents could result in an investigation by a competent regulator, resulting in a fine or penalty, or an order to implement specific compliance measures. It could also trigger claims by affected third parties. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of personal information.
Any or all of the issues above could adversely affect our ability to attract new customers or retain existing customers, or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability, resulting in a material adverse effect to our business, results of operations and financial condition.
There are numerous existing and proposed federal, state, and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer, and the protection of personal information and other data. The scope of these existing and proposed laws are changing, subject to differing interpretations, may be costly to comply with, and may be inconsistent between countries and jurisdictions or conflict with other rules. These laws include the California Consumer Privacy Act of 2018 (the “CCPA”), which became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides civil penalties for violations, as well as a private right of action and statutory damages for data breaches that are expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability.
Any failure or perceived failure to comply with these rules may result in regulatory fines or penalties including orders that require us to change the way we process data (including by way of our algorithms). In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, including U.S. state laws, and the risk of litigation and regulatory enforcement actions.
Additionally, we are subject to the terms of our privacy policies and privacy-related obligations to third parties. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection of customer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put personal information at risk, which may result in increased regulatory scrutiny and have a material adverse effect to our reputation, business, and operating results.
Regulators may limit our ability to expand or implement and/or may eliminate or restrict the confidentiality of our proprietary technology, which could have a material adverse effect on our financial condition and results of operations.
Our future success depends on our ability to continue to expand and implement our proprietary product. Changes to existing regulations, their interpretation or implementation, or new regulations could impede our use of this technology or require that we disclose our proprietary technology to our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations and financial condition.
Litigation and legal proceedings filed by or against us and our subsidiaries could have a material adverse effect on our business, results of operations and financial condition.
Litigation and other proceedings may include, but are not limited to, complaints from or litigation by customers or reinsurers, related to alleged breaches of contract or otherwise. As our market share increases, competitors may pursue litigation to require us to change our business practices or offerings and limit our ability to compete effectively. We continually face risks associated with litigation of various types arising in the normal course of our business operations, including disputes relating to general commercial and corporate litigation. We are not currently involved in any material litigation with our customers, consumers, or affinity partners. We cannot predict with any certainty whether we will be involved in such litigation in the future or what impact such litigation would have on our business. If we were to be involved in litigation and it was determined adversely, it could require us to pay significant damage amounts or to change aspects of our operations, either of which could have a material adverse effect on our financial results. Even claims without merit can be time-consuming and costly to defend and may divert management’s attention and resources away from our business and adversely affect our business, results of operations and financial condition. Additionally, routine lawsuits over claims that are not individually material could in the future become material if aggregated with a substantial number of similar lawsuits. In addition to increasing costs, a significant volume of customer complaints or litigation could adversely affect our brand and reputation, regardless of whether such allegations are valid or whether we are liable. We cannot predict with certainty the costs of defense, the costs of prosecution, insurance coverage or the ultimate outcome of litigation or other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation, and other proceedings may harm our business and financial condition.
We may be subject to certain industry regulations, including the Truth-in-Lending Act.
Our business may require compliance with certain regulatory regimes, including some applicable to consumer lending. In particular, the laws which our business may be subject to directly or indirectly include the Truth-in-Lending Act, and its implementing Regulation Z, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions. Non-compliance with the Truth-in-Lending Act or other laws and regulations could result in fines, sanctions, or other adverse consequences.
Changes in applicable tax laws, regulations or administrative interpretations thereof may materially adversely affect our financial condition, results of operations and cash flows.
Holdings could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on the use of net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020, relaxed certain of the limitations imposed by the TCJA for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the TCJA and the CARES Act for future years is difficult to quantify, but these changes could materially adversely affect holders of the Holdings Common Stock or Holdings. In addition, on August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023. Other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest or effect other changes that could have a material adverse effect on Holdings’ business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.
In addition, Holdings’ effective tax rate and tax liability are based on the application of current income tax laws, regulations, and treaties. These laws, regulations and treaties are complex, and the manner in which they apply to Holdings and its diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining Holdings’ provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. The tax authorities could challenge Holdings’ interpretation of laws, regulations, and treaties, resulting in additional tax liability or adjustment to its income tax provision that could increase its effective tax rate. Changes to tax laws may also adversely affect Holdings’ ability to attract and retain key personnel.
Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.
We operate a global business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other parties or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, results of operations and financial condition.
We have begun to implement an anti-corruption compliance program and policies, procedures and training designed to foster compliance with these laws; however, our employees, contractors, and agents, and companies to which we outsource some of our business operations, may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, operating results and prospects.
Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal, or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Risks Relating to Cybersecurity and Technology
Security incidents or real or perceived errors, failures or bugs in our systems or our website could impair our operations, result in loss of personal customer information, damage our reputation, and brand, and harm our business and operating results.
Our continued success is dependent on our systems, applications, and software continuing to operate and to meet the changing needs of our customers and users. We rely on our technology and engineering staff and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our website may contain material errors, failures, vulnerabilities or bugs, particularly when new features or capabilities are released, and may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website or online app shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information.
If we experience compromises to our security that result in technology performance, integrity, or availability problems, the complete shutdown of our website or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, customers may lose trust and confidence in us, and customers may decrease the use of our website or stop using our website entirely. Because the techniques used to obtain unauthorized access, disable, or degrade service, or sabotage systems change frequently, often they are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Even if we take steps that we believe are adequate to protect us from cyber threats, hacking against our competitors or other companies could create the perception among our customers or potential customers that our website is not safe to use.
A significant impact on the performance, reliability, security, and availability of our systems, software, or services may harm our reputation, impair our ability to operate, retain existing customers or attract new customers, and expose us to legal claims and government action, each of which could have a material adverse impact on our financial condition, results of operations, and growth prospects.
We may be unable to prevent or address the misappropriation of our data.
From time to time, third parties may misappropriate our data through website scraping, robots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or online apps may misappropriate data and attempt to imitate our brand or the functionality of our website. If we become aware of such websites or online apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or online apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites or online apps operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites or online apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or online apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.
Risks Related to Being a Public Company
The market price and trading volume of Holdings Common Stock and warrants may be highly volatile and could decline significantly following the Business Combination.
Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of Holdings Common Stock and Holdings Public Warrants in spite of our operating performance. Holdings cannot assure you that the market price of Holdings Common Stock and Holdings Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including any of the risks presented under this section entitled “Risk Factors” or presented elsewhere in this proxy statement/prospectus, and, among others, the following:
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Holdings operating and financial performance, quarterly or annual earnings relative to similar companies;

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publication of research reports or news stories about Holdings, Holdings’ competitors or Holdings’ industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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the public’s reaction to Holdings’ press-releases, other public announcements and filings with the SEC;

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announcements by Holdings or Holdings’ competitors of acquisitions, business plans or commercial relationships;

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any major change in the Holdings Board or senior management;

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sales of Holdings Common Stock by Holdings, Holdings’ directors, executive officers, principal shareholders;

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adverse market reaction to any indebtedness Holdings may incur or securities we may issue in the future;

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short sales, hedging and other derivative transactions in Holdings Common Stock;

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exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

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Holdings’ creditworthiness, financial condition, performance and prospects;

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Holdings’ dividend policy and whether dividends on Holdings Common Stock have been, and are likely to be, declared and paid from time to time;

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perceptions of the investment opportunity associated with Holdings Common Stock relative to other investment alternatives;

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regulatory or legal developments;

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changes in general market, economic, and political conditions, such as inflationary pressures, rising interest rates, potential recession, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism;

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conditions or trends in our industry, geographies or customers;

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changes in accounting standards, policies, guidance, interpretations, or principles; and

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threatened or actual litigation or government investigations.

In addition, broad market and industry factors may negatively affect the market price of Holdings Common Stock, regardless of Holdings’ actual operating performance, and factors beyond Holdings’ control may cause Holdings’ stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Holdings’ may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Holdings’ business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject Holdings to significant liabilities.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Holdings following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Holdings’ management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.
The trading market for Holdings Common Stock will be influenced by the research and reports that industry or securities analysts publish about Holdings or its business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts-initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.
As a public company, we will become subject to additional laws, regulations, and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.
As a company with publicly traded securities, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the Nasdaq and other applicable securities laws and regulations. These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial, and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming, or costly and increase demand on our personnel, systems, and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff, and provide additional management oversight. Furthermore, as a result of disclosure of information in this proxy statement/ prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of Holdings Common Stock, fines, sanctions, other regulatory actions, and civil litigation, any of which could negatively affect the price of Holdings Common Stock.
The Proposed Holdings Charter will provide that the Court of Chancery of the State of Delaware, or the federal district courts within the State of Delaware if the Court of Chancery does not have jurisdiction, will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act.
The Proposed Holdings Charter which will become effective upon the closing of the Business Combination will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of our Proposed Holdings Charter or Proposed Holdings Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, unless Holdings consents in writing to the selection of an alternate forum, the federal courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed Holdings Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in such action.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
A significant portion of our total outstanding shares of Holdings Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Holdings Common Stock to drop significantly, even if our business is doing well.
The Merger Agreement contemplates that, at the Closing, Holdings will enter into Lock-Up Agreements with each of Holdings, Wentworth, and certain of the holders of Wentworth Units, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such holders shall not transfer or make any announcement of any intention to effect a transfer of any of the equity interests of securities of Holdings beneficially owned by the holder during the period ending twelve months following the date of such Lock-Up Agreement (unless earlier released if after 150 days following Closing the Holdings Common Stock trades at $12.00 or higher for 20 days within any 30 day trading period).
Following the applicable expiration of the lock-up period, Holdings, Wentworth, and the holders of Wentworth Units subject to Lock-Up Agreements will not be restricted from selling shares of Holdings Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Holdings Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Holdings Common Stock. Upon completion of the Business Combination, Holdings, Wentworth, and certain of the holders of Wentworth Units will collectively own approximately [•]% of Holdings Common Stock, translating to a [•]% voting interest, assuming that no public stockholders redeem their Public Shares in connection with the Business Combination.
As restrictions on resale end and registration statements for the sale of shares of Holdings Common Stock by the parties to the registration rights agreement are available for use, the sale or possibility of sale of these shares of Holdings Common Stock, could have the effect of increasing the volatility in the market price of Holdings Common Stock, or decreasing the market price itself.
Holdings Warrants will become exercisable for Holdings Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Closing, there will be 15,184,550 outstanding Holdings Warrants to purchase 15,184,550 shares of Holdings Common Stock at an exercise price of $11.50 per share, which Holdings Warrants will become exercisable 30 days after the completion of the Business Combination. To the extent such Holdings Warrants are exercised, additional shares of Holdings Common Stock will be issued, which will result in dilution to the holders of Holdings Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares Holdings Common Stock in the public market or the fact that such Holdings Warrants may be exercised could adversely affect the market price of Holdings Common Stock.
Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.
Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:
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our ability to maintain and attract new customers;

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the continued development and upgrading of our technology platform;

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the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;

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pricing pressure as a result of competition or otherwise;

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delays or disruptions in our supply chain;

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errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;

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increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

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successful expansion into international markets;

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the diversification and growth of our revenue sources;

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our ability to maintain gross margins and operating margins;

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constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our products;

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system failures or breaches of security or privacy;

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adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;

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changes in the legislative or regulatory environment, including with respect to insurance and consumer product regulations;

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fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

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changes in our effective tax rate;

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changes in accounting standards, policies, guidance, interpretations, or principles; and

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changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.
The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of Holdings Common Stock could fall substantially, and we could face costly lawsuits, including securities class action suits.
Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes- Oxley Act could have a material adverse effect on our business and stock price.
We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.
Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.
As a private company, we do not currently have any internal audit function. To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of Holdings Common Stock could be negatively affected. We could also become subject to investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate, and we could face restricted access to capital markets.
Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make Holdings Common Stock less attractive to investors.
The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:
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be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

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be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

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be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act; and

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be exempt from any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or be required to deliver a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

We currently intend to take advantage of each of the exemptions described above. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find Holdings Common Stock less attractive as a result, which may result in a less active trading market for Holdings Common Stock and higher volatility in our stock price. We could be an emerging growth company for up to five years following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, though we may cease to be an emerging growth company earlier if (1) we have more than $1.07 billion in annual gross revenue, (2) we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) we issue, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. We cannot predict if investors will find Holdings Common Stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of Holdings Common Stock.
The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes- Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.
The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.
In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Holdings Board and qualified executive officers.
Our ability to raise capital in the future may be limited.
Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of Holdings Common Stock, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to Holdings Common Stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on Holdings Common Stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of Holdings Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of Holdings Common Stock and diluting their interest.
The forecasts of market growth and other projections included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.
Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this proxy statement/prospectus relating to the expected growth in the direct to consumer vehicle and consumer product protection plan market, including estimates based on our own internal survey data, as well as any corresponding projections related to our potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.
Holdings’ business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Holdings to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Holdings Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board’s attention and resources from Holdings’ business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Holdings’ future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Holdings may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

We may amend the terms of the Holdings Public Warrants in a manner that may be adverse to holders of Holdings Public Warrants with the approval by the holders of at least 50% of the then outstanding Holdings Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of Holdings Common Stock purchasable upon exercise of a Holdings Public Warrant could be decreased, all without a warrant holder’s approval.
The Holdings Public Warrants will be issued in registered form under a warrant agreement, which will provide that the terms of the Holdings Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Holdings Public Warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. Accordingly, we may amend the terms of the Holdings Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Holdings Public Warrants approve of such amendment. Although our ability to amend the terms of the Holdings Public Warrants with the consent of at least 50% of the then outstanding Holdings Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Holdings Public Warrants, convert the Holdings Public Warrants into cash or Holdings Common Stock, shorten the exercise period or decrease the number of shares of Holdings Common Stock purchasable upon exercise of a Holdings Public Warrant.
Your unexpired Holdings Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Holdings Public Warrants worthless.
Outstanding Holdings Public Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Holdings Public Warrant, provided that the last reported sales price of the Holdings Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Holdings sends the notice of Redemption to the Holdings Public Warrantholders. If and when the Holdings Public Warrants become redeemable by Holdings, Holdings may not exercise its Redemption Rights if the issuance of shares of Holdings Common Stock upon exercise of the Holdings Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or Holdings is unable to effect such registration or qualification, subject to Holdings’ obligation in such case to use its best efforts to register or qualify the shares of Holdings Common Stock under the blue sky laws of the state of residence in those states in which the KWAC Public Warrants were initially offered by KWAC in its IPO. Redemption of the outstanding Holdings Public Warrants could force you to (i) exercise your Holdings Public Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal Redemption Price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your Holdings Public Warrants. None of the Holdings Private Placement Warrants will be redeemable by Holdings so long as they are held by their initial purchasers or their permitted transferees.
Risks Related to KWAC
KWAC’s stockholders may be held liable for claims by third parties against KWAC to the extent of distributions received by them upon Redemption of their shares.
If KWAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against KWAC which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by KWAC’s stockholders. Furthermore, because KWAC intends to distribute the proceeds held in the Trust Account to KWAC’s Public Stockholders promptly after expiration of the time KWAC has to complete an initial business combination, this may be viewed or interpreted as giving preference to KWAC’s Public Stockholders over any other potential creditors with respect to access to, or distributions from KWAC’s assets. Furthermore, the KWAC Board may be viewed as having breached its fiduciary duties to KWAC or KWAC’s creditors and/or having acted in bad faith, thereby exposing itself and KWAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against KWAC for these reasons.
Although KWAC seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with KWAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, as well as distributions to Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Stockholders or claims challenging the enforceability of the waiver.
If third parties bring claims against KWAC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $[•] per share.
KWAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against KWAC. Although KWAC seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with KWAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against KWAC’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, KWAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to KWAC than any alternative.
Examples of possible instances where KWAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with KWAC and agree not seek recourse against the Trust Account for any reason. Upon Redemption of KWAC’s Public Shares, if KWAC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, KWAC will be required to provide for payment of claims of creditors that were not waived that may be brought against KWAC within the ten years following Redemption. Accordingly, the Redemption Price received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to KWAC if and to the extent any claims by a vendor (other than KWAC’s independent registered public accounting firm) for services rendered or products sold to KWAC, or a prospective target business with which KWAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under KWAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. KWAC believes that the Sponsor’s only assets are securities of KWAC, and KWAC has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, KWAC may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

None of KWAC’s officers or directors will indemnify KWAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
KWAC’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, KWAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While KWAC currently expects that its independent directors would take legal action on behalf of KWAC against the Sponsor to enforce their indemnification obligations to KWAC, it is possible that KWAC’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If KWAC’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to KWAC’s Public Stockholders.
If, after KWAC distributes the proceeds in the Trust Account to its Public Stockholders, KWAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against KWAC that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the KWAC Board may be viewed as having breached their fiduciary duties to KWAC’s creditors, thereby exposing the members of the KWAC Board and KWAC to claims of punitive damages.
If, after KWAC distributes the proceeds in the Trust Account to its Public Stockholders, KWAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against KWAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by KWAC’s stockholders. In addition, the KWAC Board may be viewed as having breached its fiduciary duty to KWAC’s creditors and/or having acted in bad faith, thereby exposing itself and KWAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to its Public Stockholders, KWAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against KWAC that is not dismissed, the claims of creditors in such proceedings may have priority over the claims of KWAC’s stockholders and the per-share amount that would otherwise be received by KWAC’s stockholders in connection with KWAC’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to KWAC’s Public Stockholders, KWAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against KWAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in KWAC’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of KWAC’s stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by KWAC’s Public Stockholders in connection with its liquidation would be reduced.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments, and results of operations of KWAC.
KWAC is subject to laws and regulations enacted by national, regional, and local governments. In particular, KWAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments, and results of operations of KWAC. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on KWAC’s business and results of operations.

KWAC SPECIAL MEETING OF THE STOCKHOLDERS
General
KWAC is furnishing this proxy statement/prospectus to KWAC Stockholders as part of the solicitation of proxies by KWAC’s Board for use at the Special Meeting to be held on [•], 2024, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to KWAC’s stockholders on or about [•], 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides KWAC Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time, and Place of Special Meeting
The Special Meeting will be held via live webcast at [•] a.m., Eastern Time, on [•], 2024, to consider and vote upon the proposals to be submitted to the Special Meeting, including, if necessary, the adjournment proposal. The Special Meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.
Registering for the Special Meeting
Pre-registration at [•] is recommended but is not required in order to attend.
Any KWAC Stockholder wishing to attend the virtual meeting should register for the meeting by [•], 2024. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of KWAC Common Stock:
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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the Special Meeting date in order to ensure access.

Purpose of the KWAC Special Meeting of the Stockholders
At the Special Meeting, KWAC is asking holders of the KWAC Common Stock:
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To consider and vote upon a proposal to adopt and approve the Merger Agreement and the Business Combination, including the KWAC Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;

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To consider and vote upon a proposal to adopt and approve the Proposed Holdings Charter. A copy of the Proposed Holdings Charter is attached to this proxy statement/prospectus as Annex B;

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To consider and vote upon, on a non-binding advisory basis, the Advisory Charter Proposals;

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To consider and vote upon the Nasdaq Proposal;

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To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.

Recommendation of the KWAC Board with Respect to the Proposals
The KWAC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of KWAC’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the NTA Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
Record Date; Who is Entitled to Vote
KWAC has fixed the close of business on [•], 2024, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the Record Date, there were [•] shares of KWAC Common Stock outstanding and entitled to vote. Each share of KWAC Common Stock is entitled to one vote per share at the Special Meeting.
KWAC’s initial stockholders and other officers and directors at the time of the IPO entered into a letter agreement to vote their shares of KWAC Class B Common Stock and any shares of KWAC Class A Common Stock purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, the Sponsor owns approximately 83% of the total outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock.
Quorum
The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of holders of shares of outstanding capital stock of KWAC representing a majority of the voting power of all outstanding shares of capital stock of KWAC entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.
Abstentions and Broker Non-Votes
With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Organizational Document Proposal, but will have no effect on the outcome of any other proposal in this proxy statement/prospectus.
Abstentions will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:
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An abstention will have no effect on the Advisory Charter Proposals and the Adjournment Proposal.

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In contrast, an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, Organizational Document Proposal and the NTA Proposal. Moreover, for purposes of the NYSE American Proposal, the Nasdaq considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposal.

Vote Required for Approval
The following votes are required for each proposal at the Special Meeting:
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Business Combination Proposal:   The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock, voting as a single class.

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Organizational Document Proposal:   The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock, voting as a single class.

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Advisory Charter Proposals:   The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of KWAC Class A Common Stock and KWAC Class B Common present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

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Nasdaq Proposal:   The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of KWAC Class A Common Stock and KWAC Class B Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

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NTA Proposal:   The approval of the NTA Proposal requires the affirmative vote (in person or by proxy) of holders of 65% of the outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock, voting as a single class.

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Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by KWAC Class A Common Stock and KWAC Class B Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

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Adjournment Proposal:   The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of KWAC Class A Common Stock and KWAC Class B Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Under the Merger Agreement, the approval of each of the Conditions Precedent Proposals (i.e., the Business Combination Proposal and the Organizational Document Proposal) is a condition to the consummation of the Business Combination. The adoption of each Conditions Precedent Proposal is conditioned on the approval of all of the Conditions Precedent Proposals.
The adoption of each of the Nasdaq Proposal, NTA Proposal and Equity Incentive Plan Proposal, is dependent upon the approval of the Conditions Precedent Proposals. Therefore, if Conditions Precedent Proposals are not approved, then none of the Nasdaq Proposal, NTA Proposal and Equity Incentive Plan Proposal will have any effect, even if approved by KWAC stockholders. None of the Advisory Charter Proposals or the Adjournment Proposal is conditioned on the approval or adoption of any other proposal. If our stockholders do not approve each of the Conditions Precedent Proposals, the Business Combination may not be consummated.
Voting Your Shares
Each share of KWAC Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of KWAC Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of KWAC Common Stock at the Special Meeting.
•
You Can Vote by Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by KWAC’s board “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the NTA Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•
You Can Attend the Special Meeting and Vote in Person.   We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at [•], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.
Revoking Your Proxy
KWAC Stockholders may send a later-dated, signed proxy card to KWAC’s Secretary at the set forth below so that it is received by KWAC’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place [•], 2024) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. KWAC Stockholders also may revoke their proxy by sending a notice of revocation to KWAC’s Secretary, which must be received by KWAC’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank, or another nominee, you must contact your broker, bank, or other nominee to change your vote.
Who Can Answer Your Questions About Voting Your Shares
If you are a KWAC Stockholder and have any questions about how to vote or direct a vote in respect of your shares of KWAC Common Stock, please contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400, or by emailing KWAC.info@investor.morrowsodali.com.
Vote of KWAC’s Sponsor, Directors and Officers
With respect to the Business Combination, pursuant to the Founder Support Agreement, the Initial Stockholders holding an aggregate of 2,875,000 shares of KWAC Common Stock (constituting approximately 83% of the outstanding shares of KWAC Common Stock) have agreed to vote their respective shares of KWAC Common Stock in favor of each of the Proposals.
KWAC’s Sponsor, directors and officers have waived any redemption rights, including with respect to any shares of KWAC Common Stock purchased in the IPO or in the aftermarket, in connection with the Business Combination. The shares of KWAC Class B Common Stock (and shares of KWAC Class A Common Stock previously issued in exchange for shares of KWAC Class B Common Stock) held by our Sponsor have no redemption rights upon KWAC liquidation and will be worthless if no Business Combination is effected by us by February 24, 2024. However, Sponsor and KWAC’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Redemption Rights
Public Stockholders may seek to redeem the shares of KWAC Class A Common Stock that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares issued in the IPO, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares issued in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
KWAC’s initial stockholders will not have redemption rights with respect to any shares of KWAC Common Stock owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through KWAC Units and you elect to separate your KWAC Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to [•], Eastern Time, on [•], 2024 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that KWAC redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Holders of KWAC Units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their KWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the KWAC Units into the underlying Public Shares and public warrants, or if a holder holds KWAC Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.
Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that KWAC instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
If the Business Combination is not approved or completed for any reason, then KWAC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, KWAC will promptly return any shares previously delivered by public holders.
The closing price of shares of KWAC Class A Common Stock on December 13, 2023 was $12.40. Prior to exercising redemption rights, stockholders should verify the market price of shares of KWAC Class A Common Stock as they may receive higher proceeds from the sale of their shares of KWAC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. KWAC cannot assure our stockholders that they will be able to sell their shares of KWAC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.
If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares you hold, no later than the close of the vote on the business combination proposal, and deliver your Public Shares (either physically or electronically) to the transfer agent, prior to [•], Eastern Time, on [•], 2024 (two business days prior to the vote at the special meeting), and the Business Combination is consummated.
Appraisal Rights
Neither KWAC stockholders nor KWAC Warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs
KWAC is soliciting proxies on behalf of the KWAC Board. This solicitation is being made by mail but also may be made by telephone or in person. KWAC and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. KWAC will bear the cost of the solicitation.
KWAC has hired Morrow Sodali to assist in the proxy solicitation process. KWAC will pay that firm a fee of $[•], plus disbursements. Such fee will be paid with non-Trust Account funds.
KWAC will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. KWAC will reimburse them for their reasonable expenses.
Potential Purchases of Public Shares and/or Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding KWAC or our securities, our initial stockholders, Wentworth and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of KWAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of KWAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. KWAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of KWAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1: THE BUSINESS COMBINATION PROPOSAL
KWAC is asking its stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Kingswood Merger and Wentworth Merger. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “— The Merger Agreement,” for more detailed information concerning the Business Combination and the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and the following descriptions are qualified in their entirety by the full text of Annex A.
Our Existing KWAC Charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of our then outstanding shares of KWAC Common Stock.
The Merger Agreement
This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination. Any terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.
The Merger Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties, covenants, closing conditions and other terms were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure letter of Wentworth, which is not filed publicly, and which is subject to a contractual standard of materiality and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.
General; Structure of the Business Combination
On July 7, 2022, we entered into the Merger Agreement by and among KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub, and Wentworth, which provides for (i) Kingswood Merger Sub to merge with and into KWAC in the Kingswood Merger, with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (“Kingwood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into Wentworth in the Wentworth Merger, with Wentworth surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger, KWAC Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company in the Holdings Contribution all common units of the Surviving Company directly held by Holdings after the Wentworth Merger, such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company.
The following diagram illustrates the ownership structure of KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth prior to the Business Combination and then after the Business Combination.

Prior to the Business Combination
After the Business Combination

Consideration to be Received in the Business Combination
The Consideration payable to the members of Wentworth in connection with the Business Combination consists of the Wentworth Merger Consideration and the assumption of certain indebtedness of Wentworth as of the Closing Date (the “Assumed Indebtedness”), including indebtedness related to (a) borrowed money, or payment obligations, (b) accounts payable to trade creditors, (c) amounts owing as deferred purchase price for property or services, (d) payment obligations evidenced by promissory notes, (e) contingent reimbursement obligations with respect to letters of credit, (f) hedging arrangements, interest rate, currency or other swaps, derivative instruments or similar contracts, (g) payment obligations of a third party secured by any liens.
Wentworth Merger Consideration
Wentworth Merger Consideration to Wentworth unitholders is equal to (i) 12,000,000 shares of Holdings Common Stock at a Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Wentworth Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock.
Closing of the Business Combination
We expect to consummate the Business Combination no later than three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to the Closing of the Business Combination.”
Conditions to Closing of the Business Combination
KWAC Conditions to Closing of the Business Combination
The obligations of KWAC to consummate the Business Combination are subject to the satisfaction of conditions, any one or more of which may be waived in writing by KWAC:
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Each of the representations and warranties of Wentworth relating to Corporate Organization of Wentworth, Subsidiaries, Due Authorization, Current Capitalization and Brokers’ Fees, in each case shall be true and correct in all material respects as of the Closing Date.

•
The representations and warranties of Wentworth relating to Absence of Changes shall be true and correct in all respects as of the Closing Date.

•
Each of the representations and warranties of Wentworth contained in Merger Agreement other than the above shall be true and correct as of the Closing Date as though then made except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

•
Wentworth shall have performed as of or prior to the Closing all covenants of Wentworth in all material respects.

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Wentworth shall have delivered to KWAC a certificate signed by an officer of Wentworth certifying that the conditions relating to Wentworth’s representations and warranties and covenants, have been fulfilled.

•
Wentworth shall deliver or cause to be delivered to KWAC a certificate of the secretary or other officer of Wentworth and each of its Subsidiaries as to (A) no amendment to the organizational documents of Wentworth or any of its Subsidiaries, and (B) the actions taken by the board of directors or managers of Wentworth to authorize the Merger Agreement.

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No event shall have occurred between execution of the Merger Agreement and Closing Date that has had a Material Adverse Effect.

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The Proposed Holdings Charter shall have been adopted.

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The Proposed Holdings Bylaws shall have been adopted.

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Wentworth shall deliver to KWAC and Holdings, counterparts to a Lock-Up Agreement.

•
Wentworth shall have delivered to KWAC a fully executed certificate by an executive officer of Wentworth setting forth Wentworth’s good faith calculation of all Outstanding Company Expenses and the Wentworth Merger Consideration.

Wentworth Conditions to Closing of the Business Combination
The obligations of Wentworth to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Wentworth:
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The representations and warranties of KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub be true and correct in all material respects as of the Closing Date.

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Each of the covenants of KWAC and Holdings to be performed as of or prior to Closing shall have been performed in all material respects.

•
KWAC and Holdings shall have delivered to KWAC a certificate signed by an officer of KWAC and Holdings certifying that the conditions relating to KWAC’s and Holdings’ representations and warranties and covenants, have been fulfilled.

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KWAC shall deliver or cause to be delivered to Wentworth a certificate of the secretary of KWAC as to (A) no amendment to the organizational documents of KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub, and (B) the actions taken by the board of directors or managers of KWAC, Holdings, Kingswood Merger Sub, or Wentworth Merger Sub may be a party or subject, and the other transaction contemplated thereby, and (C) KWAC Stockholder Approval.

•
The Proposed Holdings Charter shall have been adopted.

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The Proposed Holdings Bylaws shall have been adopted.

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KWAC shall have delivered to Wentworth counterparts to the Lock-Up Agreement duly executed by Holdings, Sponsor, and each other holder of KWAC Class B Common Stock.

•
The Sponsor Loans and Additional Sponsor Loans shall have been paid in full.

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All Outstanding Transaction Expenses shall have been paid.

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KWAC shall have delivered to Wentworth fully executed version of the KWAC Closing Date Certificate.

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The Available Closing Date Cash shall not be less than $14,000,000.

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The Wentworth Merger Consideration shall have been issued prior to or substantially concurrently with the Closing.

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Any Holdings Private Warrant Issuance shall have taken place in accordance with the terms of the Merger Agreement.

Representations, Warranties and Covenants
Under the Merger Agreement, Holdings, KWAC, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth made customary representations and warranties, including those relating to: organization, authorization, no conflicts, consents, brokers, SEC filings, capitalization, litigation, NASDAQ listing, board approval, trust account, information supplied, financial capability, taxes, and disclaimer of other representations and warranties.
Under the Merger Agreement, Wentworth made customary representations and warranties regarding itself and its subsidiaries, including those relating to: organization and qualification, subsidiaries, authority, board approval, no conflicts, capitalization, financial statements, undisclosed liabilities, absence of certain changes or events, title, real property, condition and sufficiency of assets, intellectual property, privacy and data security, software and information technology, contracts, litigation, compliance with laws, contracts, employee benefit matters, taxes, employee relations, affiliate agreements, insurance, brokers, permits, real estate, and information supplied and disclaimer of other representations and warranties.

Termination
The Merger Agreement may be terminated, and the transaction contemplated thereby abandoned, respectively, as follows:
(a)
By mutual written consent of Wentworth and KWAC;

(b)
Prior to Closing, by written notice to Wentworth from KWAC if (i)(A) there is any breach of representation, warranty, covenant or agreement on part of Wentworth set forth in the Merger Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) of the Merger Agreement would not be satisfied at the Closing or (B) the Indebtedness of Wentworth and its subsidiaries has not been assumed, refinanced or converted into common equity units of Wentworth prior to the Closing Date (a “Terminating Wentworth Breach”), except that such termination shall become effective only if the Terminating Company Breach is not cured within the Wentworth cure period, (ii) the Closing has not occurred on or before December 30, 2022 (the “Termination Date”), unless KWAC’s breach of the Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date, (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, (iv) all financial statements described in Section 5.07(a) are not provided to KWAC as soon as reasonably practical, or (v) all conditions in Section 5.08 and Section 8.02 have been satisfied or are capable of being satisfied were the closing to occur as of the date of such notice, except for those conditions to occur at the Closing;

(c)
Prior to the Closing, by written notice to KWAC from Wentworth if (i)(A) there is any breach of any representation, warranty, covenant or agreement on the part of KWAC set forth in the Merger Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) of the Merger Agreement would not be satisfied at the Closing, (B) the condition that the Available Closing Date Cash not being less than $14,000,000 is not capable of being satisfied, or (C) the condition that the Company Merger Consideration be issued prior to or substantially concurrently with the Closing is not capable of being satisfied (a “Terminating KWAC Breach”), except that such termination shall become effective only if the Terminating KWAC Breach is not cured within the KWAC cure period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; or

(d)
by written notice from either Wentworth or KWAC to the other if the KWAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Effect of Termination
In the event of the termination of the Merger Agreement, the Merger Agreement will immediately become null and void, without any liability on the part of any party or any other person (other than liability for any intentional and willful breach by such party occurring prior to termination), and all rights and obligations of each party shall cease; provided that certain provisions of the Merger Agreement related to confidentiality, publicity, expenses, the effect of termination and the provisions set forth under Articles V, VII, IX and X thereof survive any termination of the Merger Agreement and remain in full force and effect.
Fees and Expenses
If the Merger Agreement is terminated in accordance with its terms, each of the Parties to the Merger Agreement will bear its own expenses in connection with the negotiation and execution of the Merger Agreement, the performance of its obligations thereunder and the consummation of the Business Combination, including, all fees and expenses of its advisors, legal counsel, accountants, consultants, experts and financial advisers. If the Business Combination is consummated, Holdings shall use the Available Closing Date Cash to (x) pay or cause to be paid or reimbursed, all current and preexisting transaction expenses of Wentworth, including the fees and expenses of legal counsel, financial advisers and accountants employed by Wentworth in connection with the Business Combination, and (y) pay or cause to be paid, all current and pre-existing transaction expenses of the Sponsor, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Business Combination or any other potential transactions considered by the Sponsor and all current and pre-existing transaction expenses of KWAC, including the fees and expenses of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by KWAC in connection with the Business Combination or any other potential transactions considered by KWAC and all premium costs for directors’ and officers’ liability insurance; provided, that if the condition to Closing relating to the Series A PIPE is not met, but validly waived by Wentworth and the Business Combination is consummated, Holdings shall assume or otherwise be responsible for any Transaction Expenses Shortfall.
Covenants of the Parties
Interim Operating Covenants of KWAC
During the period beginning on the date of the Merger Agreement until the earlier of the date the Merger Agreement is terminated in accordance with its terms and the Closing Date (such period, the “Pre-Closing Period”), except (i) with the prior written consent of Wentworth (such consent not to be unreasonably withheld, conditioned, or delayed), KWAC shall not:
•
change, modify or amend the Trust Agreement or the KWAC organizational document or Holdings’ organizational document;

•
(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, KWAC or Holdings; (ii) split, combine or reclassify any capital stock of, or other equity interests in, KWAC or Holdings; or (iii) other than in connection with the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, KWAC or Holdings;

•
make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes;

•
take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

•
enter into, renew, or amend in any material respect, any transaction or contract with an affiliate of KWAC or Holdings;

•
waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any liability;

•
incur, guarantee, or otherwise become liable for any Indebtedness, including, without limitation, undertake additional Sponsor loans, or otherwise issue additional KWAC Private Placement Warrants; or

•
(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, KWAC or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any KWAC Warrants outstanding; or (ii) amend, modify or waive any of the terms or rights set forth in, any KWAC Warrant or the KWAC Warrant Agreement.

Additional Covenants of KWAC, Holdings, Kingswood Merger Sub, and Wentworth Merger Sub
In addition, KWAC made certain customary covenants and agreements in the Merger Agreement, including, among others, the following:

•
KWAC shall use reasonable best efforts to obtain the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by the Merger Agreement.

•
Holdings will, and will cause the cause Kingswood Merger Sub and Wentworth Merger Sub, to indemnify and hold harmless each present and former director and officer of Wentworth and KWAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action against such person in their capacity as an officer or director, whether civil, criminal, administrative, regulatory or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time. Holdings will, and will cause Kingswood Merger Sub and Wentworth Merger Sub, to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation of officers and directors for director and officer indemnifiable claims specified above that are no less favorable to those persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.

•
For a period of six (6) years from the Effective Time, Holdings will, and will cause Kingswood Merger Sub and Wentworth Merger Sub, to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by KWAC’s, Wentworth’s or its subsidiaries’ directors’ and officers’ liability insurance policies for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Wentworth and its subsidiaries for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Holdings shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to director and officer indemnifiable claims described above existing or occurring at or prior to the Effective Time, and the premiums and all other cost of such “tail” policy shall be paid for at the Closing, and (ii) if any claim or action is asserted or made within such six (6) year period.

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prior to or at the Closing, KWAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of KWAC Class A Common Stock by Redeeming KWAC Stockholders; (b) the payment of the outstanding Wentworth expenses and outstanding KWAC expenses; and (c) the balance, if any, of the assets in the Trust Account, if any, after payment of the amounts required under the Merger Agreement, to be disbursed to KWAC.

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KWAC and Holdings shall provide Wentworth reasonable access during the Interim Period, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of KWAC.

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KWAC and Holdings shall use reasonable best efforts (i) for KWAC to remain listed as a public company on, and for the KWAC Class A Common Stock, KWAC Units and KWAC Public Warrants to be listed for trading on a National Exchange; and (ii) to cause Holdings Common Stock to be issued in the Business Combination to be approved for listing on a National Exchange, subject to official notice of issuance, prior to the Closing.

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KWAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

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KWAC and Wentworth shall each keep the other apprised of the status of matters relating to the completion of the Business Combination and work cooperatively in connection with obtaining all required consents, authorizations, orders, or approvals of any governmental authority.

Interim Operating Covenants of Wentworth
From the date of the Merger Agreement until the earlier of the Business Combination closing or termination of the Merger Agreement (the “Interim Period”), Wentworth agrees to, (x) conduct and operate its business in the ordinary course of business and (y) Wentworth shall not, and shall cause its subsidiaries not to:
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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Wentworth or subsidiary of Wentworth or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (except with regards to the redemption or exchange of Company Class B Preferred Units);

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change, modify or amend organizational documents of Wentworth or any subsidiary of Wentworth;

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(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Wentworth or any subsidiary of Wentworth; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Wentworth or any subsidiary of Wentworth; or (iii) other than in connection with organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in Wentworth or any of its subsidiaries (except with regards to Wentworth Class B Preferred Units);

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make or change any material tax election or adopt or change any material tax accounting method, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment by a governmental authority in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, enter into any tax sharing or similar agreement, or take or fail to take any similar action relating to taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of Wentworth or its respective affiliates and subsidiaries after the closing of the Business Combination;

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(i) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by Wentworth or any of its subsidiaries to any current or former employee, except for increases in salary of less than 5% of such employee’s salary immediately prior to the date of the Merger Agreement or $10,000, whichever is greater, or (ii) adopt, establish or enter into any plan, policy or arrangement that would constitute a Wentworth employee benefit plan if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

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take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be foreseeable to prevent or impede the intended tax treatment, or result in a Material Adverse Effect;

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enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Wentworth (except with regards to the Wentworth Class B Preferred Units);

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waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability; or

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incur, guarantee, or otherwise become liable for any Indebtedness.

Additional Covenants of Wentworth
In addition, Wentworth made certain customary covenants and agreements in the Merger Agreement, including, among others, the following:
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Wentworth shall use reasonable best efforts to obtain the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by the Merger Agreement.

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Wentworth shall cause each Broker-Dealer Subsidiary to (i) prepare and submit to FINRA a Continuing Membership Application (the “CMA”) pursuant to FINRA Rule 1017 and receive FINRA’s approval of the CMA, and (ii) file an amended Form BD with the SEC as soon as practicable after the closing of the Business Combination to make necessary changes.

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Prior to closing of the Business Combination, Wentworth shall take all actions necessary to cause certain contracts listed on Schedule 5.04 of the Merger Agreement to be terminated without any further force and effect without any cost or other liability or obligation to Wentworth or its subsidiaries.

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Wentworth agreed to use reasonable best efforts to provide KWAC audited financial statements with an unqualified audit opinion, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of Wentworth and its subsidiaries as of and for the years ended December 31, 2020 and December 31, 2021, audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement/Prospectus, in each case, prepared in accordance with GAAP and Regulation S-X.

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Wentworth will give KWAC prompt written notice of any action taken or not taken by Wentworth or its subsidiaries or of any development regarding Wentworth or its subsidiaries, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

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Wentworth shall obtain and deliver to KWAC consent of Wentworth equityholders, pursuant to which the equityholders of Wentworth have agreed, among other things, to vote in favor of the adoption and approval of Merger Agreement, the Business Combination and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

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Wentworth shall cause to be delivered to KWAC and Holdings true, correct and complete copies of the audited consolidated balance sheets of Wentworth and its subsidiaries as of December 31, 2021 and the audited consolidated statements of operations, changes in equity and cash flows of Wentworth and its subsidiaries for the fiscal year then ended.

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Wentworth will use its commercially reasonable best efforts to either refinance or convert into common equity units of Wentworth the Indebtedness of Wentworth and its subsidiaries prior to the closing of the Business Combination, excluding any Indebtedness held by a financial institution, including Oak Street Funding, LLC.

Joint Covenants of KWAC and Wentworth
In addition, each of KWAC, Holdings and Wentworth has agreed, among other things, to the following:
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(i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination; (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of KWAC, Wentworth, or their respective affiliates are required to obtain in order to consummate the Business Combination, including any required approvals of parties to material contracts with Wentworth or its subsidiaries; and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions precedent to Closing the Business Combination or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable.

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use reasonable best efforts to prepare and mutually agree upon and file with the SEC, the Form S-4.

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shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement/Prospectus filed in response thereto.

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KWAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. KWAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to: (i) the adoption and approval of the Merger Agreement; (ii) the approval of the KWAC subsidiary mergers; and (iii) approval of any other proposals reasonably agreed by KWAC and Wentworth to be necessary or appropriate in connection with the Business Combination.
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(i) cause the Proxy Statement/Prospectus to be disseminated to KWAC’s stockholders in compliance with applicable law; (ii) establish the record date for, duly call, give notice of, convene, and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date; and (iii) solicit proxies from the holders of KWAC Common Stock to vote in favor of each of the Business Combination proposals.

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during the Interim Period, Wentworth shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any person (other than KWAC and/or any of its affiliates or representatives) concerning any purchase of any of Wentworth units or other equity securities of Wentworth or the issuance and sale of any securities of, or membership interests in, Wentworth or its subsidiaries (other than any purchases of Wentworth Units or other equity securities of Wentworth by Wentworth from employees of Wentworth or its subsidiaries or by any current equity holder of Wentworth or Wentworth members, including redemption of the Wentworth Class B Preferred Units) or any merger or sale of substantial assets involving Wentworth or its subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business.

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during the Interim Period, KWAC shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Wentworth, Wentworth members and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with Wentworth, the Wentworth members and their respective affiliates and representatives. KWAC shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

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(i) Wentworth shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the Business Combination; (ii) KWAC, Holdings, and Wentworth intend, for U.S. federal income tax purposes, that the Business Combination qualify as an exchange described in Section 351(a) of the Code (the “Intended Tax Treatment”), and each shall cause its respective affiliates to, absent a change in law after the date hereof or a final determination within the meaning of Section 1313(a) of the Code (and any comparable provision of state and local tax law) that would require different treatment for U.S. federal or applicable state or local income tax purposes, report for all tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with the Intended Tax Treatment; and (iii) parties to the Merger Agreement shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Section 1.351-3.

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none of KWAC, Wentworth or any of their respective affiliates shall make any public announcement or issue any public communication regarding the Merger Agreement or the Business Combination, or any matter related to the foregoing, without first obtaining the prior consent of Wentworth or KWAC, except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case KWAC or Wentworth, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance.

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each of KWAC and Holdings shall take all reasonable steps as may be required or permitted, including the board of directors of KWAC or Holdings, as applicable, adopting resolutions consistent with the interpretive guidance of the SEC, to cause any dispositions of KWAC securities or acquisitions of Holdings securities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) that occurs or is deemed to occur by reason of or pursuant to the transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
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the parties shall mutually agree on the terms of any equity compensation plans promptly after the signing of the Merger Agreement.

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each of Wentworth, KWAC and Holdings agree that each shall use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in Wentworth, KWAC and/or Holdings, and/or the entry into backstop arrangements with potential investors, provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of Wentworth, KWAC and Holdings (a “PIPE Investment”). Each of Wentworth, KWAC and Holdings shall use, and shall cause their respective representatives to use, their respective commercially reasonable best efforts to cause such PIPE Investment to occur, having the senior management of Wentworth, KWAC and/or Holdings participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested; provided, that, any such PIPE Investment must not adversely impact the Intended Tax Treatment. Each of Wentworth, KWAC and Holdings agree that KWAC or Holdings may pursue a PIPE Investment on terms that are aligned with terms described on Schedule 7.10(a) of the Merger Agreement; provided, however, that, notwithstanding Schedule 7.10(a) or anything to the contrary in the Merger Agreement, the terms and conditions of any PIPE Investment must still be agreed upon, in writing, by Wentworth, KWAC and Holdings prior to the offering of such PIPE Investment. Notwithstanding the foregoing, Wentworth, KWAC and Holdings acknowledges and agrees that the proposed issuance and sale by Holdings at Closing of up to 1,500,000 Series A Convertible Preferred Stock of Holdings on the terms set forth in the term sheet dated August 9, 2023 has been agreed upon by each of Wentworth, KWAC and Holdings.

Trust Account Waiver
As of September 30, 2023, there was $6,134,176 maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee, pursuant to the Investment Management Trust Agreement, dated November 19, 2020 (the “Trust Agreement”). Prior to the closing of the Business Combination, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the KWAC organizational documents and KWAC’s final prospectus dated November 19, 2020.
Material Adverse Effect
Under the Merger Agreement, certain warranties of KWAC and Wentworth are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such warranties has occurred. Pursuant to the Merger Agreement, “Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be foreseeable to have, individually or in the aggregate with respect to Wentworth, a material adverse effect on the business, results of operations or financial condition of Wentworth and its subsidiaries, taken as a whole or (ii) does or would reasonably be foreseeable to, individually or in the aggregate, prevent the ability of Wentworth to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of Wentworth and its subsidiaries, taken as a whole: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which Wentworth or its subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action required by the Merger Agreement or with the prior written consent of KWAC, (f) any earthquake, hurricane, pandemic, epidemic (including the effects of COVID-19, and all variants thereof), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Wentworth operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any war, hostilities or escalation of the conflict in the Ukraine and the direct and indirect impacts, political or financial, on the Russian Federation and any other nation or person, (h) any failure of Wentworth or its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be foreseeable to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) changes in Wentworth’s financial statements resulting solely from the conversion from tax accounting methods to GAAP accounting, except in the case of clauses (a), (d), (f) and (g), to the extent that such change does not have a disproportionate impact on Wentworth or its subsidiaries, taken as a whole, as compared to other industry participants.
Amendment; Waiver
No amendment of any provision of the Merger Agreement will be valid unless it is duly authorized in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Any party to the Merger Agreement may, at any time prior to closing of the Business Combination, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement or agree to an amendment or modification to the Merger Agreement by an agreement in writing executed in the same manner as the Merger Agreement.
Governing Law
The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
No Survival of Representations, Warranties and Pre-Closing Covenants
Except (x) as otherwise contemplated by Section 9.02 of the Merger Agreement, or (y) in the case of claim against a person in respect of such person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the closing of the Business Combination, and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after closing of the Business Combination in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after closing of the Merger Agreement and then only with respect to any breaches occurring after closing of the Merger Agreement.
Certain Agreements Related to the Business Combination
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/

prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders of KWAC and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the special meeting.
Founder Support Agreement
In connection with the execution of the Merger Agreement, certain of the Initial Stockholders entered into the Founder Support Agreement with KWAC, Holdings, and Wentworth, pursuant to which such Sponsor Support Holders agreed to vote all shares of KWAC Common Stock beneficially owned by them in favor of each of the Proposals, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Sponsor Support Holders also agreed that they would not sell, assign or otherwise transfer any of the Insider Shares (as defined therein) unless the buyer, assignee or transferee executes a joinder agreement to the Founder Support Agreement.
In addition, the holders of KWAC Private Placement Warrants have agreed that at the Effective Time, 3,084,450 Private Placement Warrants held by Sponsor shall be forfeited and 3,084,450 of KWAC Private Placement Warrants shall be issued to Wentworth equityholders in proportion to their ownership interests in Wentworth.
Company Support Agreement
In connection with the execution of the Merger Agreement, Wentworth unitholders representing at least 70% of the issued and outstanding Wentworth LLC Interests entered into the Company Support Agreement with KWAC, Holdings, and Wentworth, pursuant to which such Wentworth unitholders agreed to vote all LLC Interests beneficially owned by them in favor of each of the Proposals, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Wentworth unitholders also agreed that they would not sell, assign, or otherwise transfer any of the Wentworth LLC Interests held by them, with certain limited exceptions, unless the buyer, assignee or transferee executes a joinder agreement to the Company Support Agreement.
Lock-Up Agreement
At the Closing, Holdings will enter into lock-up agreements (the “Lock-Up Agreements”) with each of, KWAC, Sponsor, Wentworth, certain holders of Wentworth Units, holders of KWAC Class B Common Stock and holders of Holdings Series A Stock, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such Holders (as defined in the Lock-Up Agreements) shall, for a twelve-month period beginning on the Closing Date, not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by such Holders prior to the termination of the applicable lock-up period, subject to certain customary exceptions, including:
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transfers to permitted transferees upon written notice to Holdings, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

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to a charitable organization upon written notice to Holdings, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

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pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Holdings’ stockholders having the right to exchange their shares of Holdings Common Stock for cash, securities or other property.

Pursuant to the Lock-Up Agreements, if the Sponsor Holders (as defined therein) or any of the Key Wentworth Holders (as defined therein) subject to the lock-up agreement or any substantially similar agreement is permitted by Holdings to transfer their shares (other than as permitted by the Lock-Up Agreements or substantially similar agreement) then Holdings shall (a) notify the holders of Holdings

Series A Stock of allowing a transfer and (b) the same pro rata percentage Holder of Series A Preferred Stock (including any shares issuable upon exercise of any Holdings Series A Stock, options, warrants or other securities held as of the Effective Date) shall be deemed immediately and fully released on the same terms from any remaining restrictions set forth herein.
Wentworth A&R LLC Agreement
Concurrently with the closing of the Business Combination, the original limited liability company agreement of Wentworth will be amended and restated in its entirety in substantially the form filed as Exhibit 3.7 (the “Wentworth A&R LLC Agreement”).
Subscription Agreement
Holdings and Wentworth will enter into a subscription agreement, substantially in the form attached as Annex L to this proxy statement/prospectus (the “Subscription Agreement”), with an affiliate of Pollen Street Capital Limited, a passive investor in the Sponsor. Pursuant to the Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase, and Holdings and Wentworth agreed to issue and sell to such investors, on the closing date, an aggregate of 1,500,000 shares of Holdings Series A Stock for a purchase price of $9.60 per share, for aggregate gross proceeds of up to $14,400,000. Whether or not the Series A PIPE closes, Wentworth shall reimburse the PIPE Investor for its expenses in connection with the Series A PIPE, in an amount not to exceed $150,000 in the aggregate.
The shares of Holdings Series A Stock to be issued pursuant to the Subscription Agreement have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration. Holdings has agreed to register the shares of Holdings Common Stock issuable upon conversion of the Holdings Series A Stock following the closing of the Series A PIPE pursuant to a registration rights agreement. The closing of the Series A PIPE is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Closing is not contingent upon the closing of the Series A PIPE. However, failure to consummate the Series A PIPE will result in the Available Closing Date Cash (as defined in the Business Combination Agreement) condition to not be met. The Subscription Agreement remains subject to the approval of the Pipe Investor’s Investment Committee.
Voting Agreement
At Closing, Holdings and Holdings’ controlling stockholders will enter into a voting agreement to vote in favor of any sale transaction approved by the PIPE Investor in the event of any breach or default under certation provisions of the Certificate of Designations.
Registration Rights Agreement
The Merger Agreement provides that, upon the consummation of the Merger, Holdings, Sponsor and certain equity holders of Wentworth will enter into a Registration Rights Agreement. Under the Registration Rights Agreement, following the consummation of the Merger, certain stockholder signatories thereto will have “shelf” and “piggyback” registration rights. The Registration Rights Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the stockholder signatories thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. This summary is qualified by reference to the complete text of the form of Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this information statement/prospectus forms a part.
Proposed Holdings Charter and Proposed Holdings Bylaws
At or prior to the Closing, Holdings will, subject to receipt of the Holdings Required Vote, adopt (i) the Proposed Holdings Charter and (ii) the Proposed Holdings Bylaws, to establish a structure containing Holdings Class A Shares, which will carry such economic and voting rights as set forth in the Proposed Holdings Charter and the Proposed Holdings Bylaws, and Holdings Class B Shares, which will carry only such voting rights as set forth in the Proposed Holdings Charter and the Proposed Holdings Bylaws. See the

sections entitled “Proposal No. 2 The Organizational Documents Proposal” and the “Proposal No. 3 The Advisory Charter Proposals” beginning on pages 105 and 107, respectively, of this proxy statement/prospectus, respectively.
The forms of the Proposed Holdings Charter and Proposed Holdings Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, and are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of KWAC and Wentworth. The following is a brief description of the background of these negotiations and the resulting Business Combination. KWAC focused its search on businesses that have their primary operations in the financial services industry with a focus on delivering differentiated financial services in the wealth management, financial advisory and investment management sectors to the mass affluent and private client investor community.
KWAC is a blank check company incorporated on July 27, 2020 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On November 24, 2020, KWAC consummated its initial public offering (“IPO”) of 11,500,000 KWAC Units, including the issuance of 1,500,000 KWAC Units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consists of one share of KWAC Class A Common Stock and three-fourths of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of KWAC Class A Common Stock at a price of $11.50 per share. The KWAC Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $115,000,000. Prior to the consummation of the IPO, on August 17, 2020, Sponsor purchased an aggregate of 4,312,500 shares of KWAC Class B Common Stock for $25,000, or a $0.006 per share. On October 22, 2020, Sponsor surrendered 718,750 shares of KWAC Class B Common Stock for no consideration. On November 3, 2020, Sponsor surrendered an additional 718,750 shares of KWAC Class B Common Stock for no consideration. Prior to the initial investment in KWAC of $25,000 by the Sponsor, KWAC had no assets, tangible or intangible. The number of KWAC Class B Common Stock outstanding was determined based on KWAC’s expectation that the total size of the IPO would be a maximum of 11,500,000 KWAC Units, and therefore that such shares of KWAC Class B Common Stock would represent 20% of the outstanding shares after the IPO.
Simultaneously with the closing of the IPO, pursuant to the Private Placement Warrants Purchase Agreement, KWAC completed the private sale of an aggregate of 6,481,550 KWAC Private Placement Warrants to certain Initial Stockholders at a purchase price of $1.00 per KWAC Private Placement Warrant, generating gross proceeds to KWAC of $6,481,550. The KWAC Private Placement Warrants are identical to the Warrants sold in the IPO, except that the KWAC Private Placement Warrants, so long as they are held by the original purchaser thereof or their permitted transferees, (i) are not redeemable by KWAC, (ii) may not (including the KWAC Class A Common Stock issuable upon exercise of such KWAC Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of KWAC’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. If the KWAC Private Placement Warrants are held by holders other than the original purchaser thereof or its permitted transferees, KWAC Private Placement Warrants will be redeemable by KWAC and exercisable by the holders on the same basis as the Warrants included in the Units sold in the IPO.
Additionally, in lieu of 0.9% of the gross proceeds of the IPO, KWAC issued to Oppenheimer & Co. Inc. 104,000 KWAC Units (“Underwriter Units”) simultaneously with the consummation of the IPO. The Underwriter Units are identical to the KWAC Units sold in the IPO, except that, so long as they are held by Oppenheimer & Co. Inc. or its permitted transferees, the warrants underlying the Underwriter Units (i) will not be redeemable by KWAC, (ii) may not (including KWAC Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.
Upon the closing of the IPO and the Private Placement, $117,848,550 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). Except for the withdrawal of interest to pay taxes, if any, and to fund our working capital requirements (subject to an annual limit of  $100,000), the Existing KWAC Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of our initial business combination; (ii) the redemption of any of the shares of KWAC Class A Common Stock sold as part of the KWAC Units sold in our IPO (“Public Shares”) properly submitted in connection with a stockholder vote to amend the Existing KWAC Charter to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete an initial business combination within 18 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the Public Shares if we are unable to complete an initial business combination within 18 months from the closing of the IPO. The proceeds held in the Trust Account may be held in cash or be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
After the payment of underwriting discounts and commissions (excluding the deferred portion of $4,025,000 in underwriting discounts and commissions, which amount will be payable upon consummation of KWAC’s initial business combination if consummated) and $529,972 in expenses relating to the IPO, approximately $801,833 of the net proceeds of the IPO and Private Placement was not deposited into the Trust Account and was retained by KWAC for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of December 31, 2021, there was $117,861,531 in investments and cash held in the Trust Account and $838,478 of cash held outside the Trust Account available for working capital purposes. As of December 31, 2021, no funds had been withdrawn from the Trust Account to pay KWAC’s income taxes.
On May 18, 2022, KWAC convened a special meeting in lieu of an annual meeting of stockholders virtually, at which the KWAC stockholders authorized amendments to KWAC’s second amended and restated charter to extend the date by which KWAC must complete its Business Combination from May 24, 2022 to November 24, 2022. In connection with the extension amendment, Public Stockholders holding 10,036,744 Public Shares exercised their right to redeem their Public Shares for a pro rata portion of the Trust Account. On May 20, 2022, KWAC paid from the Trust Account an aggregate amount of $102,894,278, or approximately $10.25 per share to redeeming shareholders in the Extension Redemption. For each one-month extension, the Sponsor agreed to contribute, as a loan, to KWAC $60,969 or approximately $0.04 per share for each Public Share not redeemed in connection with the extension amendment, Contributions to the Trust Account in the amount of $60,969 were payable monthly through the extension date in November 2022.
On November 23, 2022, KWAC convened a second special meeting virtually, at which the KWAC stockholders authorized further amendments to KWAC’s second amended and restated charter to extend the date by which KWAC must complete its Business Combination from November 24, 2022 to November 24, 2023. In connection with the extension amendment, Public Stockholders holding 954,800 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account. On November 21, 2022, KWAC paid from the Trust Account an aggregate amount of $10,142,765, or approximately $10.62 per share to redeeming shareholders in the second extension redemption. For each one-month extension, the Wentworth shall contribute $69,218 or approximately $0.05 per share for each Public Share not redeemed in connection with the extension amendment. In connection with such extension and pursuant to the Merger Agreement, Wentworth deposited $69,218 per month into the Trust Account through the extension date in May 2023.
On May 18, 2023, the KWAC convened a third special meeting of stockholders virtually at which KWAC’s stockholders authorized further amendments to KWAC’s charter to extend the date by which the KWAC must complete its initial business combination from May 24, 2023 to August 24, 2023. In connection with the extension amendment, Public Stockholders holding 14,406 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account. On May 23, 2023, the KWAC paid from the Trust Account an aggregate amount of $164,297, or approximately $11.40 per share, to redeeming Public Stockholders. In connection with such extension and pursuant to the Merger Agreement, Wentworth deposited $69,218 per month into the Trust Account through the Company’s extension date in August 2023.
On August 17, 2023, KWAC convened a fourth special meeting of stockholders virtually at which KWAC’s stockholders authorized further amendments to KWAC’s charter to extend the date by which KWAC must complete its initial business combination from August 24, 2023 to November 24, 2023. In connection with the extension amendment, a Public Stockholder holding one Public Share exercised its right to redeem such Public Share for a pro rata portion of Trust Account. On August 23, 2023, the Company paid from the Trust Account an aggregate amount of $12.23 to such redeeming Public Stockholder. In connection with such extension and pursuant to the Merger Agreement, Wentworth has agreed to deposit $69,218 per month into the Trust Account through the extension date in November 2023. Additionally, at such special meeting, KWAC’s stockholders approved additional amendments to KWAC’s charter to provide holders of the KWAC Class B Common Stock the right to convert their shares of KWAC Class B Common Stock into shares of KWAC Class A Common Stock on a one-to-one basis at any time and from time to time at the election of the holder. On August 17, 2023, Sponsor notified CST that it was electing to convert 2,605,000 shares of KWAC Class B Common Stock into shares of KWAC Class A Common Stock on a one-for-one basis. The converted shares of KWAC Class A Common Stock held by Sponsor are subject to the same transfer restrictions associated with the Founder Shares and have no rights to funds in the Trust Account. After the conversion, there are 3,203,049 share of KWAC Class A Common Stock and 270,000 shares of KWAC Class B Common Stock issued and outstanding.
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders with respect to such redeemed Public Shares.
After its IPO, KWAC’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination in line with KWAC’s stated strategy of concentrating its efforts on identifying businesses in the financial services industry with a focus on differentiated financial services in the wealth management, financial advisory and investment management sectors. Representatives of KWAC were contacted by, and representatives of KWAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. In addition, KWAC’s officers and directors and their affiliates also brought to KWAC’s attention several target business candidates. KWAC and its representatives held discussions with the management team owners and the sponsor groups of approximately sixty-eight potential business combination opportunities through this process prior to agreeing to exclusivity with Wentworth. KWAC and its representatives reviewed opportunities on a rolling basis, performing initial assessments of, to the extent available, each such opportunity’s industry and whether such industry complemented the investment and operational experience of KWAC’s management team. KWAC and its representatives looked for other factors as well, including public company readiness and feasibility, revenue and earnings history, attractive end market trends, and expert management teams. KWAC entered into substantive discussions and conducted due diligence to varying degrees (including holding discussions with such businesses’ management and reviewing their respective business model, competitive landscape, and certain financials, in each case to the extent available) with respect to approximately eighteen of the most attractive business combination opportunities in the financial services industry based on a core set of criteria as described above (such companies, collectively, the “Potential Targets”). Following such reviews and discussions, and at various points in time, KWAC discontinued its review of certain targets for one or more reasons, such as maturity of the business, end market trends, size of the business, growth prospects, history and strength of revenue and earnings, strength of management, and public market readiness, including the state of the target’s financial systems or controls.
KWAC entered into non-disclosure agreements with each of the Potential Targets with respect to the sharing of non-public information and, in each case, one or more of Messrs. Wilder, Nessim, Hudd and

Larry Roth, KWAC’s independent director, met with members of those management teams and/or their financial advisors, which included formal management presentations and discussions regarding, among other things, each of their sales process, rationale for going public, financial condition and forward outlook, strategic position within their respective industry, strength of management team and business plan, organic and inorganic growth opportunities, anticipated valuation, probability of meeting financial projections, and public company readiness. Following these initial discussions, KWAC’s management determined that eight of the Potential Targets were worth evaluating further.
In December of 2021 Mr. Roth was introduced to Wentworth. Mr. Roth then contacted Michael Nessim, KWAC’s Chief Executive Officer, to inquire about KWAC’s interest in Wentworth and its retail wealth management businesses. Mr. Roth indicated that Wentworth’s equity holders had discussions with Wentworth’s management regarding exploration of strategic opportunities, including a sale of Wentworth, and that Wentworth was in the middle of holding initial discussions with several SPACs. Mr. Nessim discussed the potential opportunity with Messrs. Wilder and Hudd, and they agreed that the opportunity was worth exploring further.
In December of 2021, KWAC executed a non-disclosure agreement with Wentworth. KWAC’s management team and representatives of Oppenheimer & Co. Inc. (“Oppenheimer”) received a management presentation from Wentworth, as well as access to the virtual data room (“VDR”) that contained financial, operational, and legal due diligence materials regarding Wentworth and its retail wealth management businesses. Following receipt of access to the VDR, KWAC and its advisors commenced its initial business due diligence of Wentworth and its retail wealth management businesses.
On December 30, 2021, after reviewing and discussing the business due diligence materials and confirming their continuing interest in the opportunity, KWAC’s management participated in a virtual management presentation with Craig Gould, Wentworth’s President. Mr. Gould discussed in detail Wentworth’s financial information and agreed to send KWAC’s management quality of earnings reports and Wentworth’s latest financials.
On January 7, 2022, KWAC’s management participated in a call with Mr. Gould to discuss a potential letter of intent to negotiate a business combination transaction with Wentworth (the “LOI”) and to discuss timing of a potential business combination transaction. Following the call, KWAC’s management submitted a first draft of the LOI to Mr. Gould on January 11, 2022.
On January 14, 2022, KWAC’s management and Oppenheimer participated in a subsequent call with Mr. Gould to discuss a number of terms of the LOI that were sensitive to Wentworth and its majority shareholders. Following this initial discussion, KWAC’s management and/or Oppenheimer had subsequent LOI discussions with Mr. Gould on January 25, 2022, February 3, 2022, and February 8, 2022.
In January and February of 2022, KWAC’s management team continued discussions with management teams and representatives of other Potential Targets as well as reviewed new potential opportunities. In addition, KWAC’s management team began its review of Wentworth’s VDR and continued to exchange drafts of the LOI.
On February 8, 2022, KWAC management held a teleconference to discuss the potential business combination with Wentworth. During that meeting, KWAC management reviewed their findings to date regarding Wentworth and its retail wealth management businesses. Based on such deliberations, KWAC drafted revisions to the LOI. Among other provisions, the LOI contemplated an enterprise value of Wentworth of $205.1 million, Wentworth shareholder pro forma ownership of 77.3% and an initial exclusivity term of sixty (60) days. KWAC arrived at this valuation by using the information available at that time, including their understanding of Wentworth’s 2022 projections for the retail wealth management business. The LOI further contemplated that at least $34.8 million in additional cash at closing would be placed on Wentworth’s balance sheet to fund operations and future growth (assuming 70% redemptions of KWAC’s trust capital).
On February 15, 2022, Mr. Nessim spoke with Mr. Gould by telephone and informed him that KWAC would be submitting a final version of the LOI. Mr. Nessim also expressed KWAC’s excitement for the opportunity to participate in Wentworth’s sale process, stating that KWAC’s due diligence findings to date regarding the performance of Wentworth and its retail wealth management business was positive. Mr. Nessim noted in particular that the exceptional skills of the management team and the enormous growth potential for the business were both very compelling to KWAC. Afterwards, KWAC submitted an execution version LOI to Wentworth. When it submitted the LOI, KWAC noted that the proposal remained subject to completion of satisfactory due diligence by KWAC and its advisors. The LOI was agreed to and executed by KWAC and Wentworth representatives on February 15, 2022.
On February 18, 2022, KWAC’s representatives at Oppenheimer had a call with Mr. Gould to discuss the status of the financial due diligence and confirm the due diligence plan and timeline.
On February 22, 2022, KWAC and its financial advisors held another virtual meeting with Wentworth’s management team to continue learning more about their businesses and the potential business combination. At that meeting, KWAC management asked a broad range of business and financial questions based on KWAC’s initial business due diligence analysis. Wentworth’s management team discussed Wentworth’s business, growth strategy, mergers and acquisitions strategy, financial data, ownership and change of control information, and timing of the financial audits.
KWAC and its advisors then conducted confirmatory due diligence on Wentworth from February 16, 2022, to early March of 2022. On March 1, 2022, KWAC’s advisors hosted a call with Messrs. Nessim, Wilder, and Hudd and other KWAC board members as well as Mr. Gould and Wentworth’s management. The call was focused on deal certainty and related matters with respect to a potential business combination with KWAC, historical income statement and balance sheet analysis, synergy opportunities from prior Wentworth business deals, timing of the financial audit, views on management and thoughts on corporate governance, the resources and strengths that address key issues in executing on the growth plan, and strategy for a post-business combination.
On March 4, 2022, KWAC’s advisors hosted another call with Mr. Gould to discuss key transaction considerations, including timing of the financial audit, amount of cash to be held at closing of the business combination, structure of the business combination transaction, and VDR materials. KWAC’s management and advisors held subsequent calls with Mr. Gould on March 14, 2022, and on March 17, 2022, to discuss financial due diligence items and certain business combination transaction terms.
On March 20, 2022, Oppenheimer and Messrs. Nessim, Wilder, and Hudd discussed the due diligence performed to date and related implications for potential amendments to the terms of the February 15, 2022 LOI. Between April 5, 2022, and April 11, 2022, KWAC’s management team held meetings with its financial advisors to discuss updates on Wentworth’s financial performance, and Wentworth’s year-to-date financial performance. On April 11, 2022, KWAC’s management hosted a call with Mr. Gould and Wentworth’s management to discuss Wentworth’s existing financing facility and how the financing facility will impact the business combination transaction. Negotiations ensued between KWAC, Wentworth and their financial and legal advisors which culminated in an amendment dated April 13, 2022 to the initial LOI executed on February 15, 2022 by KWAC and Wentworth. The LOI amendments included the following: (1) an enterprise value of approximately $191.9 million, (2) an expectation that at least $5.1 million in cash would be placed on Holdings’ balance sheet at closing to fund operations and future growth (assuming 90% redemptions), (3) an expectation that all sponsor shares would vest at closing of the business combination, (4) an extension of the mutual exclusivity period to June 15, 2022, (5) a payment in shares of common stock of Holdings valued at $10.00 per share of approximately $111.9 million to Wentworth’s existing equity holders, which represents an equity interest of 73.5% in Holdings pro forma for the business combination, (6) an expectation that Holdings will also assume and/or refinance all existing debt totaling $41.9 million, (7) a lock-up of shares issued in the business combination and registration rights in respect of such shares, and (8) other provisions relating to closing conditions, transaction expenses, due diligence requirements, a waiver against the Trust Account, and that the parties’ representations and warranties would not survive closing. Messers. Nessim, Wilder and Hudd discussed each of the proposed amendments. Mr. Nessim had numerous phone calls with Mr. Gould to review the proposed amendments to ensure both parties were aligned with respect to the LOI terms.
Immediately prior to signing the LOI amendment on April 13, 2022, KWAC’s management had determined not to pursue further negotiations with any of the other Potential Targets because the proposed business combination with Wentworth was immediately actionable and Wentworth was in an industry in which KWAC was focused and possessed the growth and other financial attributes that KWAC intended to target at the time of its IPO. Up to the time that KWAC decided to execute the LOI amendment, the

KWAC executive team had reviewed 235 deals, signed eighteen non-disclosure agreements, and had nine high-quality opportunities under due diligence and evaluation.
Following signing of the LOI amendment, KWAC commenced its full legal due diligence and directed its legal and business advisors to commence additional due diligence on Wentworth and its retail wealth management businesses. Beginning in April and May of 2022, S&S, Oppenheimer, Marcum LLP and KWAC’s other advisors submitted to Wentworth’s advisors detailed due diligence request lists addressing various topics related to Wentworth and its retail wealth management businesses, including legal, financial, accounting, and operational matters. KWAC’s advisors reviewed documents and materials uploaded to the VDR in response to such requests were reviewed, and additional follow-up requests were submitted to Wentworth’s advisors, on a rolling basis.
On May 3, 2022, Messrs. Nessim and Wilder met with Mr. Gould to further discuss Wentworth’s business, operations, market outlook and financial projections. The parties also began preparing an investor presentation for meetings with certain targeted investors. Further, MWE delivered to S&S initial drafts of the definitive documentation, as well as other foundational materials relating to the business combination. Following the execution of the LOI amendment through execution of the Merger Agreement, representatives of Wentworth’s and KWAC’s advisors engaged in daily update calls to discuss status of the business combination documentation.
Over the following several weeks, KWAC’s management team, Wentworth and their respective advisors and representatives engaged in several conference calls and virtual meetings to, among other things, discuss important structural elements of the proposed business combination.
Further during the same period, KWAC and its advisors continued to perform due diligence on a prospective business combination with Wentworth. KWAC, with the assistance of its financial advisors, modeled Wentworth’s business in order to confirm the near-term financial performance and growth within the retail wealth management business. KWAC noted the market leadership of Wentworth’s businesses is uniquely positioned as a leading company in their sector and Wentworth has the size and scale to compete in the Independent Broker Dealer market, with over 1,000 associated person and $100 million in gross revenues.
This and other data points and evaluations of other public and private companies would become the framework for the proposed transaction with Wentworth. In addition, KWAC and its representatives held numerous virtual meetings, phone calls, and working sessions with Wentworth and its equityholders, board and representatives concerning various commercial and legal matters. KWAC focused on the drivers for near- and mid-term growth in order to construct its view of Wentworth’s retail wealth management businesses. KWAC had discussions with Wentworth’s senior management, including Mr. Gould, to help understand and shape its view of Wentworth’s business.
On May 7, 2022, MWE delivered to Shearman initial drafts of the Wentworth disclosure schedules. Shearman subsequently forwarded a draft of the Wentworth disclosure schedules to its legal specialists for review and comment.
On May 8, 2022, Shearman delivered to MWE a revised version of the draft Merger Agreement reflecting input received from KWAC’s positions on various open issues, including with respect to consideration and payment mechanics, the breadth of representations and warranties, the scope of each party’s interim operating covenants, and termination rights.
Subsequently on May 11, 2022, Sherman received from MWE an issues list in connection with the revised version of the draft Merger Agreement sent by Shearman on May 8, 2022. Following receipt of the MWE issues list Shearman and KWAC’s management participated in a virtual meeting to discuss the issues list and KWAC’s positions on each such matter. Following the call, Shearman revised the issues list and circulated to representatives from MWE. On May 12, 2022, representatives from Shearman and MWE participated in a conference call to discuss the revised issues list.
On May 12, 2022, KWAC’s management circulated an initial draft of the joint press release announcing the LOI terms to the market.
On May 13, 2022, Messrs. Nessim, Wilder, and Hudd along with representatives from Shearman had a call with representatives from MWE and Wentworth to discuss outstanding issues on the draft Merger

Agreement, Founder Support Agreement and Company Support Agreement, which included conditions, mechanics and terms relating to closing indebtedness, Wentworth merger consideration, interim operating covenants, and employment agreements. Following the call, MWE made adjustments to these documents based on input received by Wentworth’s management and MWE’s specialists and distributed the revised drafts of the Merger Agreement to Shearman for review on May 17, 2022.
Over the course of May 17 through May 26, 2022, Shearman and MWE conducted several conference calls, continued extensive negotiations on specific outstanding issues, and traded drafts of the Merger Agreement and the various ancillary agreements, including changes required as a result of the change in the proposed structure of the business combination, various representations and warranties in the Merger Agreement based on input received from representatives from Shearman, the amount of the minimum cash closing condition, forfeiture of KWAC private placement warrants and lock-up periods. Shearman and MWE discussed these positions with their respective clients.
On May 26, 2022, the parties and their respective advisors participated in an all-hands conference call to discuss the transaction status. On the call, the participants discussed principal unresolved issues, including the amount of the minimum cash closing condition, and terms of the Founder Support Agreement and Company Support Agreement. From June 1, 2022 through July 7, 2022, representatives of KWAC, Wentworth and their respective advisors engaged in a series of discussions in an effort to resolve the open issues. Simultaneously, Shearman and MWE continued to exchange drafts of the transaction documents and engage in discussions for the purpose of correcting mechanical flaws and inconsistencies and resolving relatively minor issues.
On June 16, 2022, Mr. Hudd delivered to the KWAC Board the Merger Agreement and associated Merger Agreement board resolutions and KWAC’s management, advisors and representatives provided the Board with an overview of the primary terms of the Merger Agreement and the legal and financial due diligence conducted on Wentworth during the Merger Agreement negotiation process. The KWAC Board engaged in a thoughtful discuss and asked questions pertaining to the terms of the Merger Agreement and due diligence conducted on Wentworth.
On July 5th and July 6th, 2022, the parties finalized the Merger Agreement and other transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Founder Support Agreement and Company Support Agreement, and the Merger Agreement and the exhibits thereto.
On the morning of July 7, 2022, MWE and Shearman exchanged various drafts of each of the transaction agreements, prepared the transaction agreements for execution, and exchanged correspondence and conducted conference calls with respect thereto. Later that afternoon, the parties to the business combination confirmed final transaction documents had been exchanged, and the transaction documents were executed.
During the afternoon of July 7, 2022, KWAC and Wentworth issued a joint press release publicly announcing the business combination to the market.
KWAC Board of Directors’ Reasons for the Approval of the Business Combination
The KWAC Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the KWAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the KWAC Board may have given different weight to different factors. This explanation of the reasons for the KWAC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The KWAC Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Merger Agreement and the Business Combination, including, but not limited to, the following:
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the KWAC board’s knowledge and understanding of KWAC’s business, operations, financial condition, asset quality, earnings and prospects, and of Wentworth’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the conversation had with, and the presentations made by, Wentworth officers as part of KWAC’s due diligence review and information provided by Wentworth’s financial advisors;

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Wentworth’s earnings track record and the market performance;

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the ability of KWAC’s shareholders to benefit from Wentworth’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects compared to KWAC’s earnings and prospects on an independent basis due to greater operating efficiencies and better penetration of commercial and consumer markets;

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the perceived ability of Wentworth to complete a Business Combination from a financial and regulatory perspective, including its prior history of successful acquisition transactions;

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the fact that the outside date under the Merger Agreement allows for sufficient time to complete the Business Combination;

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the level of effort that Wentworth must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions;

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its review of the potential costs associated with executing the merger agreement, including change in control, severance and related costs, as well as estimated advisor fees, which the KWAC board concluded were reasonable and would not affect the advice from, or the work performed by executive management of KWAC or KWAC’s financial advisors in connection with the evaluation of the merger and the merger agreement by KWAC’s board;

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the complementary aspects of the KWAC and Wentworth businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management operating styles;

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its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions, continued industry consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, and the likely effects of these factors on KWAC’s and the combined company’s potential growth, development, productivity, profitability and strategic options;

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its belief that the business combination is more favorable to KWAC’s shareholders than the alternatives to the business combination, which belief was formed based on the careful review undertaken by the KWAC board, with the assistance of its management and outside legal and financial advisors;

In the course of its deliberations, the KWAC Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:
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The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

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The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of KWAC’s stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

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Economic downturns and market conditions beyond Wentworth’s control, including a recession or Covid-19 resurgence, could adversely affect its business, financial condition, results of operations and prospects.

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The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain KWAC’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated.

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Wentworth may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and Wentworth’s businesses may suffer if they are unable to successfully integrate acquired businesses or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the KWAC Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.
Summary Income Statement and Non-GAAP Measures (in millions)
Non-GAAP Financial Measures
Adjusted EBITDA
Adjusted EBITDA is a key performance measure that our management team uses to assess our operating performance. We calculate Adjusted EBITDA as net income (loss) excluding results from non-operating sources including interest income, interest expense, loss on extinguishing of debt (2020), depreciation, amortization and provision for income taxes.
We present Adjusted EBITDA because we believe it is helpful in highlighting trends in our operating results and because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry.
Adjusted EBITDA has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•
Adjusted EBITDA does not reflect interest income, interest expense or other non-operating gains and losses, which may represent an increase to or reduction in cash available to us;

•
Adjusted EBITDA excludes non-cash charges for depreciation of property and equipment, and although the assets being depreciated may have to be replaced in the future, Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA excludes non-cash charges for amortization of goodwill and certain intangible assets;

•
Adjusted EBITDA includes non-recurring expenses related to M&A transaction costs, severance related to reductions in workforce and legal settlements; and

•
Adjusted EBITDA does not reflect provisions for income taxes, which may represent a reduction in cash available to us.

Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA.
($ in millions)	2019	2020	2021	2022	9/30/2023	9/30/2022
Commissions
– Sales based	22.8	38.1	65.2	71.7	52.2	53.5
– Trailing	60.2	57.2	73.0	65.2	47.9	49.9
Advisory fees	7.8	9.0	18.4	23.1	16.3	17.9
Investment banking	—	—	5.8	3.9	1.3	2.8
Alternatives	8.3	6.1	4.9	8.4	2.7	5.8
Interest and other income	2.6	3.0	4.2	6.4	6.2	4.4
Total Revenue	101.7	113.4	171.5	178.8	126.7	134.3
Cost of Revenue(3)	80.1	91.5	139.0	145.7	103.9	109.8
Gross Profit(3)	21.6	21.9	32.4	33.2	22.8	24.5
Total Adjusted G&A(1&2)	15.5	14.4	20.5	22.4	16.2	15.0
Adjusted EBITDA(2)	6.1	7.5	12.0	10.8	6.6	8.6
($ in millions)	2019	2020	2021	2022	9/30/2023	9/30/2022
Net Income (Loss)(1)	(8.8)	(3.4)	2.8	0.9	1.4	2.3
Adjustments:
Interest expense, net	4.1	2.6	2.9	3.3	3.9	2.3
Income tax expense (benefit)	0.6	(0.4)	(0.8)	0.6	0.3	0.0
Depreciation and amortization	5.0	1.7	1.6	1.5	0.9	1.2
Non-recurring expenses(2)	5.3	7.0	5.5	4.5	0.1	2.8
Adjusted EBITDA	6.1	7.5	12.0	10.8	6.6	8.6

(1)
Total Adjusted G&A includes adjustments to exclude certain non-recurring G&A expenses.

(2)
Adjusted EBITDA, a non-GAAP measure, is defined as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and certain non-recurring expenses. Non-recurring expenses include professional fees associated with this business combination and other transactions within the periods presented, one-time severance payments related to the closing of the Frisco, Texas office and one-time infrastructure costs related to the build-out and closing of the Frisco, Texas office. The details for the periods presented is as follows:

Description	2019	2020	2021	2022	9/30/2023	9/30/2022
Professional fees	3.9	1.3	1.7	3.8	0.1	2.1
Severance	0.2	3.3	3.7	0.4	0.0	0.4
Infrastructure	1.0	0.3	0.1	0.3	0.0	0.3
Loss on debt extinguishment	0.2	2.1	0.0	0.0	0.0	0.0
Total non-recurring expenses	5.3	7.0	5.5	4.5	0.1	2.8

(3)
Cost of revenue represents commissions paid to the financial advisors and registered representatives and other costs to generate such revenue. Cost of revenue is comparable to the commissions and fees operating expense line item included in the financial statements prepared in accordance with generally accepted accounting principles.

Interests of Certain Persons in the Business Combination
In considering the recommendation of the KWAC Board to vote in favor of the Business Combination, KWAC stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that each of Initial Stockholders has waived its right to redeem any of Founder Shares and Public Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that Sponsor paid an aggregate of $25,000 for the Founder Shares, which have been or will be converted into 2,875,000 shares of KWAC Class A Common Stock in accordance with the terms of the Existing KWAC Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $35,650,000 based on the closing price of $12.40 per public share on the OTC Exchange on December 13, 2023;

•
the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of KWAC Class A Common Stock sold in the IPO and the number of Class A Common Stock that the Initial Stockholders will receive upon Closing of the Business Combination, the Initial Stockholders may earn a positive rate of return on their investment even if the Class A Common Stock trades below the price initially paid for the Class A Common Stock in the IPO and public shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic interest for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, that would be the case if such parties had paid the full offering price for their Founder Shares;

•
the fact that each of the Initial Stockholders has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if KWAC fails to complete an initial business combination by February 24, 2024;

•
the fact that Sponsor paid $6,481,550 for 6,481,550 Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of KWAC Class A Common Stock at $11.50 per share; if KWAC does not consummate an initial business combination by February 24, 2024, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the Private Placement Warrants held by Sponsor will be worthless; the Private Placement Warrants held by Sponsor had an estimated aggregate market value of approximately $74,538 based upon the closing price of $0.0115 per warrant on the OTC Exchange on December 20, 2023;

•
if the Trust Account is liquidated, including in the event KWAC is unable to complete an initial business combination within the required time period, Sponsor has agreed that it will be liable to KWAC if and to the extent any claims by a third-party for services rendered or products sold to KWAC, or a prospective target business with which KWAC has entered into a written letter of intent, confidentiality or other similar agreement or merger agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•
the fact that Oppenheimer as underwriter in the IPO and KWAC’s financial advisor will be entitled to receive a deferred underwriting commission and placement agency and financial advisory fees, as applicable, upon completion of the Business Combination.

•
the fact that the PIPE Investor, a passive investor in the Sponsor, has committed to purchase up to 1,500,000 shares of Holdings’ Series A Convertible Preferred Stock (the “Holdings Series A Stock”) in a private placement to close immediately prior to the Closing at $9.60 per share, for an aggregate purchase price of up to $14,440,000 (the “Series A PIPE”), subject to certain conditions. The Holdings Series A Stock may be converted into shares of Holdings Common Stock after the second anniversary of the closing of the Series A PIPE, which such conversion shall initially be 1.5 shares of Holdings Common Stock for each share of Series A Convertible Preferred Stock, subject to certain adjustments provided in the Certificate of Designations. This is different from the KWAC Class A Common Stock included in the units issued in KWAC’s initial public offering, which will convert into Holdings Common Stock on a one-for-one basis immediately upon the closing of the Business Combination. The Sponsor, directors and officers of KWAC will not participate in the Series A PIPE. At the Closing, the PIPE Investor and Holdings shall consummate the Series A PIPE pursuant to and in accordance with the terms of the Subscription Agreement.

•
the fact that Wentworth, Holdings and the PIPE Investor, a passive investor in the Sponsor, have agreed pursuant to a non-binding term sheet, dated as of August 9, 2023, to enter into substantive strategic discussions about how their respective businesses can cooperate after the Closing of the Business Combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding KWAC or our securities, our initial stockholders, Wentworth and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of KWAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of KWAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. KWAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of KWAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Certain Other Benefits in the Business Combination
In addition to the interests of KWAC’s directors and officers in the Business Combination, stockholders should be aware that Oppenheimer will be paid an aggregate of $[•] in fees that are contingent on completion of the Business Combination, or another initial business combination:

•
Oppenheimer was an underwriter in KWAC’s IPO and is entitled to $4,025,000 of deferred underwriting commission, contingent upon consummation of the Business Combination. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event KWAC does not complete an initial business combination by February 24, 2024.

•
In connection with the initial Business Combination, KWAC engaged Oppenheimer to act as its financial advisor pursuant to which KWAC will pay Oppenheimer a fee of $[•], with payment due at, and conditioned upon, the closing of the Business Combination.

•
KWAC also engaged Oppenheimer to serve as placement agent in connection with a potential private offering of its securities. Oppenheimer will receive a commission of [•]% in cash of funds raised at the closing of the Business Combination.

Accordingly, if the Business Combination, or any other initial business combination, is not consummated, Oppenheimer will not receive its deferred underwriting commission and placement agency and financial advisory fees.
Oppenheimer has an interest in KWAC and Holdings completing a business combination that will result in the payment of the deferred underwriting commission and a financial advisory fee and, potentially, a placement agency fee. In considering approval of the Business Combination, KWAC’s stockholders should be aware that Oppenheimer’s has a financial interest that is different from, or in addition to, the interests of our stockholders and should consider the roles of Oppenheimer in light of the commissions and fees that Oppenheimer is entitled to receive if the Business Combination is consummated.
Satisfaction of 80% Test
It is a requirement under the Existing KWAC Charter that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.
As of the date of the execution of the Merger Agreement, the balance of funds in the Trust Account was approximately $102,894,278, and KWAC had $4,025,000 of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, the KWAC Board looked at Wentworth’s enterprise value of approximately $[•]. In determining whether the enterprise value represents the fair market value of Wentworth, the KWAC Board considered all of the factors described in the section entitled “The Business Combination Proposal — The KWAC Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for Wentworth was the result of an arm’s length negotiation. As a result, the KWAC Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the KWAC Board, the KWAC Board believes that the members of our management team are qualified to determine whether the Business Combination meets the 80% test. The KWAC Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.
Anticipated Accounting Treatment
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KWAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Holdings will represent a continuation of the financial statements of Wentworth with the Business Combination treated as the equivalent of Wentworth issuing shares for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Wentworth in future reports of Holdings.
Wentworth has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
Wentworth unit holders will have a relative majority of the voting power of Holdings;

•
The Holdings Board will have seven members, and Wentworth’s unit holders will have the ability to nominate the majority of the members of the Holdings Board;

•
Wentworth’s senior management will comprise the senior management of Holdings and be responsible for the day-to-day operations; and

•
The intended strategy and operations of Holdings will continue Wentworth’s current strategy and operations.

We currently expect the private placement warrants held by the Sponsor to remain liability classified instruments upon the Closing. We also currently expect the public warrants to be reclassified from liability classified instruments to equity classified instruments upon the Closing.
Exchange Listing
The KWAC Class A Common Stock and KWAC Public Warrants are currently listed on the OTC Exchange under the symbols “KWAC” and “KWAC WS,” respectively. Certain of our shares of KWAC Class A Common Stock and KWAC Public Warrants currently trade as KWAC Units consisting of one share of KWAC Class A Common Stock and three-fourths of one redeemable KWAC Public Warrant, and are listed on the OTC Exchange under the symbol “KWAC.U.” The KWAC Units will automatically separate into component securities of Holdings upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing the shares of the Holdings Common Stock and Holdings Public Warrants on the Nasdaq under the symbols “BCG” and “BCG.W,” respectively, upon the Closing.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent KWAC’s good faith estimate of such amounts.
Sources and Uses of Proceeds (Assuming minimum redemptions) (in millions)
Sources		Uses
Seller Common Equity Rollover	$131.0	Seller Common Equity Rollover	$131.0
Cash in Trust	6.0	KWAC Sponsor Loan Exchanged for Common	1.8
Existing Cash Balance	6.3	Pro Forma Cash to Balance Sheet	9.1
New Debt	21.4	Debt Repayment	26.5
New Convert Pref	14.4	Repayment of Wentworth Preferred Equity	2.7
Common Equitized KWAC Loan	1.8	Cash Transaction Expenses	9.8
Total Sources	$180.9	Total Uses	$180.9
Holdings Board Following the Business Combination
The initial board of directors of Holdings following the Business Combination will consist of seven members. Immediately following the Closing, the Holdings Board will be as set forth in the section entitled “Management of Holdings Following the Business Combination.”

Headquarters
Holdings will be headquartered at 80 State Street, Albany, NY 12207.
Redemption Rights
Pursuant to the Existing KWAC Charter, a public stockholder may request that KWAC redeem all or a portion of such public stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through KWAC Units and you elect to separate your KWAC Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to [•], Eastern Time, on [•], 2024 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that KWAC redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of KWAC Units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds KWAC Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, KWAC will redeem each share of KWAC Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that KWAC instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares issued in the IPO, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares issued in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the transfer agent prior to [•], Eastern Time, on [•], 2024 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, KWAC will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the public stockholders that validly exercised their redemption rights.
Holders of our warrants will not have redemption rights with respect to the warrants.

Vote Required for Approval
The approval of the Business Combination Proposal (and consequently, the adoption and approval of the Merger Agreement and the Business Combination, including the Kingswood Merger) requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The Closing is conditioned on the approval of the Business Combination Proposal and the Organizational Document Proposal at the Special Meeting.
The Sponsor has agreed to vote any shares of KWAC Common Stock owned by the Sponsor in favor of the Business Combination Proposal, which includes the adoption and approval of the Merger Agreement and the Kingswood Merger. As of the record date, the Sponsor owns approximately 83% of the issued and outstanding shares of KWAC Common Stock.
Recommendation of the KWAC Board
THE KWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of KWAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of KWAC and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 2: THE ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
KWAC’s stockholders are being asked to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed Holdings Charter, which, if approved, would take effect upon the Closing. If the Business Combination Proposal is approved and the Business Combination is to be consummated, Holdings will adopt the Proposed Holdings Charter under the DGCL as described below. The Proposed Holdings Charter will:

•
establish the capital structure of Holdings following the Business Combination, authorizing: (i) 55,000,000 shares of Holdings Common Stock, par value $0.0001 per share; and (ii) 2,000,000 shares of Preferred Stock, par value $0.0001 per share, the rights of which may be designated from time to time by the Holdings Board.

•
have no classifications of directors on the Holdings Board;

•
opt out of Section 203 of the DGCL;

•
provide the ability of holders of Holdings Common Stock to act by written consent in lieu of a meeting;

•
affirm the Court of Chancery of the State of Delaware or the federal district courts of the United States as the sole and exclusive forum for certain actions or proceeding brought on behalf of Holdings, subject to certain limitations;

•
not contain provisions with respect to corporate opportunities; and

•
not contain provisions specific to KWAC’s status as a blank check company.

The Holdings Organizational Documents differ materially from the Existing KWAC Organizational Documents. The table set forth in the Advisory Proposals section contains a summary of the principal changes proposed between the Existing KWAC Organizational Documents and the Holdings Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Holdings Charter and the Proposed Holdings Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All stockholders are encouraged to read each of the Holdings Organizational Documents in its entirety for a more complete description of its terms.
For a discussion of the reasons for the approval of certain provisions in the Proposed Holdings Charter, see “The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.
Authorized Capital Stock
The KWAC Board believes that it is important for us to have available for issuance a number of authorized shares of Holdings Common Stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Forum
The Proposed Holdings Charter which will become effective upon the closing of the Business Combination will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of our Proposed Holdings Charter or Proposed Holdings Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, unless Holdings consents in writing to the selection of an alternate forum, the federal courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed Holdings Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in such action.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Blank Check Company
The KWAC Board has determined it is in the best interest of KWAC and its stockholders to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve KWAC and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.
Vote Required for Approval
The approval of the Organizational Document Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KWAC Class A Common Stock and KWAC Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Organizational Document Proposal.
Under the Merger Agreement, the approval of the Organizational Document Proposal is a condition to the consummation of the Closing. In addition, if the Business Combination Proposal is not approved, the Organizational Document Proposal will have no effect, even if approved by the KWAC Stockholders.
The Sponsor has agreed to vote any shares of KWAC Common Stock owned by the Sponsor in favor of the Organizational Document Proposal. As of the record date, the Sponsor owns approximately 83% of the issued and outstanding shares of KWAC Common Stock.
Recommendation of the KWAC Board
THE KWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENT PROPOSAL.
The existence of financial and personal interests of KWAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of KWAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 3: THE ADVISORY CHARTER PROPOSALS
Overview
As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, KWAC is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Holdings Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Document Proposal, but pursuant to SEC guidance, KWAC is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on KWAC or the KWAC Board (separate and apart from the approval of the Organizational Document Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, KWAC intends that the Proposed Holdings Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).
Advisory Charter Proposals
The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Holdings Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Holdings Charter in its entirety for a more complete description of its terms.
Advisory Charter Proposal	Existing KWAC Charter	Proposed Holdings Charter
Advisory Proposal A − Changes in Share Capital	The Existing KWAC Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of Common Stock, including 100,000,000 shares of KWAC Class A Common Stock and 10,000,000 shares of KWAC Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	The Proposed Holdings Charter would authorize 57,000,000 shares, consisting of (a) 55,000,000 shares of Common Stock and (b) 2,000,000 shares of Preferred Stock.
Advisory Proposal B − Classification of the Board of Directors	The Existing KWAC Charter provides that the KWAC Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.	The Proposed Holdings Charter will be amended to be consistent.
Advisory Proposal C − Forum Selection	The Existing KWAC Charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.	The Proposed Holdings Charter will be consistent.
Advisory Proposal D − Required Vote to Amend the Bylaws	The Existing KWAC Charter provides that the bylaws may only be adopted, amended, altered or repealed with the approval of a	The Proposed Holdings Charter provides that the Proposed Holdings Bylaws may be amended, altered or repealed with

Advisory Charter Proposal	Existing KWAC Charter	Proposed Holdings Charter
	majority of the KWAC Board or by the holders of a majority of KWAC’s outstanding shares.	the approval of a majority of the Holdings Board and without the assent of vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Proposed Holdings Charter.
Reasons for the Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed Holdings Charter is intended to provide adequate authorized share capital to accommodate the issuance of shares of Holdings Common Stock as part of the stock consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of stock of Holdings if determined by the Holdings Board to be in the best interests of Holdings after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
The Proposed Holdings Charter will establish post-transaction capital structure, authorizing: (i) 55,000,000 shares of Holdings Common Stock, par value $0.0001 per share, and (ii) 2,000,000 shares of Preferred Stock, par value $0.0001 per share, the rights of which may be designated from time to time by the Holdings Board.
Advisory Charter Proposal B — The Proposed Holdings Charter will classify the directors of Holdings’ Board into Class I, Class II or Class III. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the Holdings Board pursuant to the amendment and restatement of Holdings’ Charter and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Holdings Board pursuant to the amendment and restatement of Holdings’ Charter, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Holdings Board pursuant to the amendment and restatement of Holdings’ Charter, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Holdings’ Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Holdings’ Board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
Advisory Charter Proposal C — Reaffirming the Court of Chancery of the State of Delaware as Exclusive Forum
Similar to that provided under the Existing KWAC Charter, the Proposed Holdings Charter is intended to assist Holdings in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
The KWAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that following the Business Combination, Holdings will continue to be incorporated in Delaware and Delaware law generally applies to such matters. If the Court of Chancery does not have jurisdiction over the action, then other state district courts located in the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. If no state district court in the State of Delaware has jurisdiction over any such action, then a federal court located within the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Holdings’ defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. For these reasons, the KWAC Board believes that providing for the Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of Holdings and its stockholders. At the same time, the KWAC Board believes that Holdings should have the ability to consent to an alternative forum on a case-by-case basis where the Board of Holdings determines that Holdings’ interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in the Court of Chancery.
Corporate Name and Perpetual Existence
The KWAC Board believes that making Holdings’ corporate existence perpetual is desirable to reflect the Business Combination with Wentworth and to clearly identify Holdings as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the KWAC Board believes that it is the most appropriate period for Holdings following the Business Combination.
Blank Check Company
The KWAC Board has determined it is in the best interest of KWAC to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve KWAC and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.
Vote Required for Approval
The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of KWAC Class A Common Stock and KWAC Class B Common Stock present virtually or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on the Advisory Charter Proposals.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on KWAC or the KWAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, KWAC intends that the Proposed Holdings Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).
The Sponsor has agreed to vote any shares of KWAC Common Stock owned by the Sponsor in favor of the Advisory Charter Proposals. As of the record date, the Sponsor owns approximately 83% of the issued and outstanding shares of KWAC Common Stock.
Recommendation of the KWAC Board
THE KWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS
The existence of financial and personal interests of KWAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of KWAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 4: THE NASDAQ PROPOSAL
Overview
Assuming the Business Combination Proposal and the Organizational Document are approved, our stockholders are also being asked to approve the Nasdaq Proposal.
The Nasdaq Proposal is a proposal to approve, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the Nasdaq, the issuance of more than 20% of our issued and outstanding Holdings Common Stock (i) pursuant to the terms of the Merger Agreement and (iii) the issuance of Holdings Common Stock pursuant to the Merger Agreement in connection with the Business Combination that, in each case, may result in Wentworth or the investors acquiring shares owning more than 20% of the outstanding Holdings Common Stock.
If the Nasdaq Proposal is adopted, 13,100,000 shares of Holdings Common Stock are issuable to former equity holders of Wentworth pursuant to the Business Combination Agreement, which will represent approximately 78.9% of the 16,613,000 shares of Holdings Common Stock outstanding following the Business Combination, assuming (a) none of KWAC’s Public Stockholders exercise redemption rights with respect to their Public Shares, and (b) no exercise of KWAC’s outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination).
Reasons for the Approval of the Nasdaq Proposal
We are seeking stockholder approval in order to comply with Nasdaq rules.
First, pursuant to Nasdaq rules, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Merger Agreement, Holdings currently expects to issue an estimated 16.6 million shares of Holdings Common Stock in connection with the Business Combination, which represents more than 20% of the aggregate of KWAC Class A Common Stock and KWAC Class B Common Stock outstanding prior to the Business Combination. Accordingly, KWAC is seeking the approval of its stockholders for the foregoing issuances.
Second, pursuant to Nasdaq rules, stockholder approval is required prior to an issuance that will result in a change of control of KWAC. The issuances of shares of Holdings Common Stock in the Business Combination will result in a change of control of KWAC. Accordingly, KWAC is seeking the approval of its stockholders for such issuances.
In the event that this proposal is not approved by our stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Holdings Common Stock pursuant to the Merger Agreement, Holdings will not issue such shares of Holdings Common Stock.
The Nasdaq Listing Condition is a condition to the obligations of KWAC and Wentworth to consummate the Business Combination. The Nasdaq Listing Condition may not be satisfied, and KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Merger Agreement. If KWAC is unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated, but Holdings is not listed on Nasdaq or any other national securities exchange, Holdings may become subject to the “penny stock” rules, which would make it more difficult to trade Holdings Common Stock. See “Risk Factors — Risks Related to Business Combination — KWAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.”
Vote Required for Approval
The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of KWAC Class A Common Stock and KWAC Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting will have no effect on the outcome of the vote on the Nasdaq Proposal. However, for purposes of this proposal, the Nasdaq considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.
The adoption of the Nasdaq Proposal is dependent upon approval of the Conditions Precedent Proposals. Therefore, if either the Business Combination Proposal or the Organizational Document Proposal is not approved, the Nasdaq Proposal will have no effect, even if approved by the KWAC Stockholders.
The Sponsor has agreed to vote any shares of KWAC Common Stock owned by the Sponsor in favor of the Nasdaq Proposal. As of the record date, the Sponsor owns approximately 83% of the issued and outstanding shares of KWAC Common Stock.
Recommendation of the KWAC Board
THE KWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE NASDAQ PROPOSAL
The existence of financial and personal interests of KWAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of KWAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 5: THE NTA PROPOSAL
Overview
As discussed elsewhere in this proxy statement/prospectus, KWAC is asking its stockholders to approve the NTA Proposal. The adoption of the NTA Proposal is dependent upon the approval of the Conditions Precedent Proposals. Therefore, if Conditions Precedent Proposals are not approved, then the NTA Proposal will have no effect, even if approved by KWAC stockholders. If the NTA Proposal and the Conditions Precedent Proposals are approved at the Special Meeting, the following amendments (the “NTA Amendments”) will be made to the Existing KWAC Charter, which shall be effective, if adopted and implemented by KWAC, immediately prior to the consummation of the proposed Business Combination:
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Section 9.2(a) of the Existing KWAC Charter shall be deleted in its entirety and replaced with the following language: “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

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Section 9.2(e) of the Existing KWAC Charter shall be deleted in its entirety and replaced with the following language: “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

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Section 9.2(f) of the Existing KWAC Charter shall be deleted in its entirety and replaced with the following language: “[RESERVED].”

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Section 9.7 of the Existing KWAC Charter shall be amended by deleting the following proviso in its entirety: “; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation”.

A copy of the NTA Amendments to the Existing KWAC Charter is attached to this proxy statement/prospectus as Annex I.
Reasons for the NTA Amendments
KWAC stockholders are being asked to adopt the proposed amendments to the Existing KWAC Charter prior to the Closing, which, in the judgment of the KWAC Board, could facilitate the consummation of the Business Combination if KWAC’s net tangible assets would be below $5,000,001 immediately prior to and following the Closing. The Existing KWAC Charter limits KWAC’s ability to consummate an initial business combination, or to redeem shares of KWAC Common Stock in connection with an initial business combination, if it would cause KWAC to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that KWAC’s Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the KWAC Common Stock will be exchanged for Holdings Common Stock in connection with the consummation of the Business Combination and Holdings Common Stock, if listed, would not be deemed to be a “penny stock” since it would be listed on Nasdaq, KWAC is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that KWAC’s net tangible assets would be less than $5,000,001 immediately prior to and upon the consummation of the Business Combination, the Existing KWAC Charter would prevent KWAC from being able to consummate the Business Combination even if all other conditions to Closing are met. If the Business Combination is consummated, then the Existing KWAC Charter, as amended by the NTA Amendments, will be replaced in its entirety by the Proposed Charter upon the Closing of the Business Combination and all of the references in this proxy statement/prospectus to the “Existing KWAC Charter” shall be deemed to mean the Existing KWAC Charter as amended by amendments contained in this NTA Proposal. Even if the NTA Proposal and the Condition Precedent Proposals are approved, the Nasdaq Listing Condition may not be satisfied, and KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Merger Agreement. If KWAC is unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated but Holdings is not listed on Nasdaq or any other national securities exchange, Holdings may become subject to the “penny stock” rules, which would make it more difficult to trade Holdings Common Stock. For more information, see the sections entitled “Risk Factors — Risks Related to the Business Combination — KWAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, KWAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.”
Vote Required for Approval
The approval of the NTA Proposal requires the affirmative vote of 65% of the issued and outstanding shares of KWAC Common Stock, voting together as a single class at a meeting at which a quorum is present. The Sponsor has agreed to vote any shares of KWAC Common Stock owned by the Sponsor in favor of the NTA Proposal. As of the record date, the Sponsor owns approximately 83% of the issued and outstanding shares of KWAC Common Stock, and as a result owns sufficient shares to approve the NTA Proposal.
The adoption of the NTA Proposal is dependent on the approval of the Conditions Precedent Proposals. Therefore, if either the Business Combination Proposal or the Organizational Document Proposal is not approved, the NTA Proposal will have no effect, even if approved by the KWAC Stockholders.
Recommendation of the KWAC Board
THE KWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE NTA PROPOSAL
The existence of financial and personal interests of KWAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of KWAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 6: THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
Our Board recommends that the stockholders approve the Equity Incentive Plan. The following is a summary of certain terms and conditions of the Incentive Plan. This summary is qualified in its entirety by reference to the 2022 Equity Incentive Plan, which is attached as Annex J to this proxy statement/prospectus. You are encouraged to read the entirety of the Equity Incentive Plan.
Summary of the Equity Incentive Plan
The purpose of the Equity Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries following the closing of the Business Combination.
Approval of the Equity Incentive Plan by the Company’s stockholders is required, among other things, to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of incentive stock options to employees under the Incentive Plan.
If this Equity Incentive Plan Proposal is approved by the Company’s stockholders, the Equity Incentive Plan will become effective immediately as of the closing of the Business Combination. If the Company’s stockholders do not approve this Proposal, the Equity Incentive Plan will not become effective. Approval of the Incentive Plan by the Company’s stockholders will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the post-combination company’s Board or the Board’s compensation committee following the Closing of the Business Combination. The Equity Incentive Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentives to attract, retain and motivate employees, officers, directors, and consultants following the Closing of the Business Combination.
Holdings’ employee equity compensation program, as implemented under the Equity Incentive Plan, will allow the post-combination company to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. Approval of the Equity Incentive Plan will provide the post-combination company with flexibility to use equity compensation and other incentive awards to attract, retain and motivate talented employees, officers, directors, and consultants.
Best Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the Equity Incentive Plan
The Equity Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:
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Awards granted under the Equity Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, or as specified in a particular award agreement.

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All stock options and stock appreciation rights granted under the Equity Incentive Plan must have an exercise price not less than the fair market value of a share of Common Stock on the effective date the stock option or stock appreciation right is granted.

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Certain material amendments to the Equity Incentive Plan require stockholder approval, as described below.

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The Equity Incentive Plan contains a limit on non-employee director awards.

Information Regarding the Post-combination Agreement Company’s Equity Incentive Program
It is critical to the post-combination company’s long-term success that the interests of its employees, directors, officers, and consultants are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by its the post-combination company’s Board or the Board’s compensation committee following the Closing of the Business Combination in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants, and to motivate such persons to exert maximum efforts for the post-combination company’s success. The Equity Incentive Plan will allow the post-combination company to utilize these foregoing types of equity and cash incentive awards with flexibility to offer competitive equity compensation packages to retain and motivate the talent necessary for the post-combination company.
If the Company’s proposal to approve the Equity Incentive Plan is approved by the Company’s stockholders, the post-combination company will reserve [#] shares following the Closing of the Business Combination available for grant under the Equity Incentive Plan as of the effective time of the Closing of the Business Combination increased each year by [#]% of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the Equity Incentive Plan.
Description of the Equity Incentive Plan
The material features of the Equity Incentive Plan are described below. The following description of the Equity Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan. Stockholders are urged to read the actual text of the Equity Incentive Plan in its entirety.
Purpose
The purpose of the Equity Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such person to contribute to the growth and profitability of the Company and its subsidiaries.
Types of Awards
The terms of the Equity Incentive Plan provide for the grant of restricted stock unit awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards.
Options.   The Committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Equity Incentive Plan will be subject to terms, including the exercise price and the conditions and timing of exercise, determined by the Committee and specified in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee). The maximum aggregate number of shares of common stock that may be issued through the exercise of ISOs granted under the Equity Incentive Plan is three times the plan’s base share reserve described above. In general, the exercise price per share of common stock for each option granted under the Equity Incentive Plan will not be less than the fair market value of the share at the time of grant. The maximum term of an option granted under the Equity Incentive Plan will be ten years from the date of grant (or five years in the case of ISOs granted to a 10% stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent that method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date the cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as the extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, or the Committee may, in its discretion and to the extent permitted by law, allow the payment to be made through a broker-assisted cashless exercise mechanism, a stock tender exercise, a net exercise method, or by any other method that the Committee determines to be appropriate.
Stock Appreciation Rights.   The Committee will be authorized to award SARs under the Equity Incentive Plan. SARs will be subject to the terms and conditions established by the Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of common stock or any combination of cash and shares of common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Equity Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to the SARs. SARs will be subject to terms established by the Committee and reflected in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee).
Restricted Stock.   The Committee will be authorized to award restricted stock under the Equity Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Restricted stock awards are shares of common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of common stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards.   The Committee will be authorized to award restricted stock unit awards under the Equity Incentive Plan. The Committee will determine the terms of the restricted stock units, including any dividend rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of common stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).
Shares Available for Awards
Subject to adjustment for specified changes in the post-combination company’s capitalization as set forth in the Equity Incentive Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Equity Incentive Plan will be equal to [#] shares as of the effective time of the Closing of the Business Combination increased each year by [#]% of the number of shares outstanding as of the conclusion of the Company’s immediately preceding fiscal year. Subject to compliance with the requirements of Section 409A of the Code and any other applicable provisions of the Code and regulations thereunder, and with other applicable law or requirements (including applicable stock exchange requirements), the post-combination company’s Board or the Board’s compensation committee may authorize the issuance or assumption of benefits under the Equity Incentive Plan in connection with any business combination, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate without affecting the number of shares of Common Stock reserved or available for awards under the Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Equity Incentive Plan to individuals who were not employees or directors of the post-combination company or a parent or subsidiary of the post-combination company prior to the transaction and will not reduce the number of shares otherwise available for issuance under the Equity Incentive Plan.
Shares issued under the Equity Incentive Plan will consist of authorized but unissued or reacquired shares of Common Stock. No fractional shares of Common Stock will be delivered under the Equity Incentive Plan.
The following shares of Common Stock will become available again for issuance under the Equity Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the post-combination company; (iv) any shares reacquired by the post-combination company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the post-combination company or withheld as consideration for the exercise price of a stock option.
Non-Employee Director Award Limit
Annual compensation awarded to any nonemployee director during each calendar year, including both shares of stock subject to awards and any cash fees paid to such nonemployee director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the nonemployee director, expense reimbursements or distributions from any deferred compensation program applicable to the nonemployee director), may not exceed $[•] in total value, or $[•] in the calendar year in which any nonemployee director is initially elected to the Board (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).
Administration
The Equity Incentive Plan will be concurrently administered by the Board or the Board’s compensation committee. The Board and the Board’s compensation committee may each be considered to be a “Plan Administrator” for purposes of this Equity Incentive Plan Proposal. Subject to the terms of the Equity Incentive Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Equity Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Equity Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of Common Stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Equity Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Equity Incentive Plan.
Amendment and Termination
The Plan Administrator may at any time amend the Equity Incentive Plan or any outstanding award and may at any time terminate or suspend the Equity Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the Plan so as to materially adversely affect a participant’s rights under an award without the consent of the Participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Equity Incentive Plan requires stockholder approval of certain material revisions to the Equity Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of Common Stock that may be issued under the Equity Incentive Plan (except by operation of the provisions of the Equity Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Equity Incentive Plan following the ten-year anniversary of the earlier of the date that the board of directors or the stockholders approve the Equity Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.
Eligibility
All of the post-combination company’s (including its affiliates) employees, non-employee directors, officers, and consultants will be eligible to participate in the Equity Incentive Plan following the Closing of the Business Combination and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Equity Incentive Plan only to the post-combination company’s employees (including officers) and employees of its parent and subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code). The Plan Administrator may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from post-combination company or one of the post-combination company subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with the post-combination company’s (or its affiliates). Following the Closing, the post-combination company is expected to have approximately [•] employees, [•] non-employee directors and other individual service providers who will be eligible to receive awards under the Equity Incentive Plan.
Terms and Conditions of Awards
All Awards
Generally, the Plan Administrator will determine the terms of all awards under the Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the post-combination company’s Common Stock subject to awards.
Awards Requiring Exercise
Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:
•
All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company other than for Cause (as defined in the Equity Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•
All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

•
All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to Disability (as defined in the Equity Incentive Plan) will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.
The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the post-combination company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the post-combination company or any parent corporation, subsidiary corporation or affiliate of the post-combination company (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.
Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five years from the date of grant.
Effect of a Change in Control
In the event of a “Change in Control” as described in the Equity Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Equity Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a Change in Control or are not exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. The Plan Administrator may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The Equity Incentive Plan also authorizes the Plan Administrator, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of Common Stock upon a Change in Control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of Common Stock of the post-combination company in the Change in Control transaction over the exercise price per share, if any, under the award.
The Equity Incentive Plan defines a “Change in Control” to include (a) a “person” (other than certain persons specified by the Equity Incentive Plan) becoming the direct or indirect “beneficial owner” of more than 50% of the total fair market value or combined voting power of the post-combination company’s then outstanding securities entitled to vote in the election of directors; (b) stockholder approval of a plan of liquidation or dissolution of the post-combination company; or (c) the occurrence of any of the following events upon which the stockholders of the post-combination company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the combined voting power of outstanding securities entitled to vote in the election of directors of the post-combination company, its successor or the entity to which the assets of the post-combination company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the post-combination company’s voting stock, (ii) a business combination or consolidation to which the post-combination company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the post-combination company (other than a sale, exchange or transfer to one or more subsidiaries of the post-combination company).
However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan upon, or on a date specified in relation to, a change in control event, that event must qualify as a change in the ownership or effective control of the post-combination company or in the ownership of substantial portion of the assets of the post-combination company within the meaning of Section 409A.

Changes in and Distributions with Respect to Company Common Stock
In the event of a business combination, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting the post-combination company’s Common Stock, or in the event of payment of a dividend or distribution to the stockholders of the post-combination company in a form other than Common Stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Equity Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Equity Incentive Plan.
Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control
If any acceleration of vesting pursuant to an award granted under the Equity Incentive Plan and any other payment or benefit received or to be received by a participant in the Equity Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.
Clawback Policy
The Plan Administrator may specify in any award agreement that an award granted under the Equity Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for Cause (within the meaning of the Equity Incentive Plan) or any act by the participant, whether before or after termination of service, that would constitute Cause for termination of service, or any accounting restatement due to material noncompliance of the post-combination company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that clawback or similar provisions applicable to awards are required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, awards granted under the Equity Incentive Plan will be subject to such provisions.
If the post-combination company is required to prepare an accounting restatement due to the material noncompliance of the post-combination company, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the post-combination company for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the post-combination company during such 12-month period.
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Equity Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options.   Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the post-combination company and its parent and subsidiary corporations, including the Equity Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified stock options for federal income tax purposes.
No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.
SARs.   No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.
Restricted Stock.   A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units.   A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.
New Plan Benefits
Grants of awards under the Equity Incentive Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by any participants under the Equity Incentive Plan.
Effective Date; Term
If this Equity Incentive Plan Proposal is approved by the Company’s stockholders, the Equity Incentive Plan will be effective immediately upon the closing of the Business Combination. No award will be granted under the Equity Incentive Plan on or after the tenth anniversary of the earlier of the Equity Incentive Plan being approved by the board of directors or the stockholders. Any award outstanding under the Equity Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.
Interest of Directors and Executive Officers
All members of our Board and all of our executive officers are eligible for awards under the Equity Incentive Plan and, thus, have a personal interest in the approval of the Equity Incentive Plan.
Form S-8
Following the consummation of the business combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock issuable under the Equity Incentive Plan.
Vote Required for Approval
The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of KWAC Class A Common Stock and KWAC Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.
The adoption of the Equity Incentive Plan Proposal is dependent upon approval of the Conditions Precedent Proposals. Therefore, if either the Business Combination Proposal or the Organizational Document Proposal is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by the KWAC Stockholders.
Recommendation of the Board of Directors
Our Board believes that the Equity Incentive Plan will provide us with the continued ability to link participants’ pay to stockholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of our stockholders.

PROPOSAL NO. 7: THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal allows the KWAC Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Conditions Precedent Proposals, the Advisory Charter Proposals, the Nasdaq Proposal, the NTA Proposal, or the Equity Incentive Plan Proposal.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the KWAC Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Conditions Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of KWAC Class A Common Stock and KWAC Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.
The Adjournment Proposal is not conditioned upon any other proposal.
The Sponsor has agreed to vote any shares of KWAC Common Stock owned by the Sponsor in favor of the Adjournment Proposal, if necessary. As of the record date, the Sponsor owns approximately 83% of the issued and outstanding shares of KWAC Common Stock.
Recommendation of the KWAC Board
THE KWAC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of KWAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of KWAC and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
Holdings is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.
Kingswood Acquisition Corp. (formerly Kingswood Global Holdings Inc.) (the “Company”) is a blank check company incorporated as a Delaware corporation on July 27, 2020. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”).
The Company completed the sale of 10,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit on November 24, 2020. Simultaneous with the closing of the Public Offering, the Company completed the sale of 6,050,000 warrants (the “Private Warrants”), at a price of $1.00 per Private Warrant. In connection with the Public Offering, the underwriters were granted a 30-day option from the date of the prospectus for the Public Offering to purchase up to 1,500,000 additional units to cover over-allotments (the “Over-Allotment Units”), if any. Simultaneously with the closing of the Public Offering, the underwriters elected to exercise its over-allotment option in full, which, at $10.00 per Unit, generated gross proceeds of $15,000,000. The Company, in parallel, consummated the private placement of an additional 431,550 Private Warrants at a price of $1.00 per Private Warrant, which generated total additional gross proceeds of $431,550.
Wentworth owns and operates ten entities, four of which are broker-dealers, three of which are registered agents, and three of which are insurance entities, located in 535 offices in all 50 states. Affiliated financial advisors have the optionality to choose from operating models that include a hybrid open architecture platform, independent registered status, and a W2 advisor model. The platform provides a variety of custody and clearing firms to accommodate the unique business needs of advisors.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheet of KWAC and the historical balance sheet of Wentworth on a pro forma basis as if the Business Combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on September 30, 2023. The unaudited pro forma combined statements of operations for the period ended September 30, 2023 and for the year ended December 31, 2022 combine the historical statements of operations of KWAC and Wentworth for such periods on a pro forma basis as of the Business Combination and the transaction contemplated by the merger Agreement summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. The transactions contemplated by the Merger Agreement that are given pro forma effect include:
•
Wentworth Adjustments represent transaction that have occurred in anticipation of the Business Combination that are required to be presented to illustrate the effects of the Business Combination of a Pro Forma basis including the following:

•
Payment of certain Class B Preferred Units

•
Transaction accounting adjustments represent adjustments that are expected to occur in the connection with the Closing the Business Combination, including the following:

•
The reverse capitalization between Merger Sub and Wentworth;

•
All outstanding Transaction Expenses shall have been paid;

•
The Series A PIPE shall have been consummated and 1,500,000 shares of Series A Convertible Preferred Stock of Holdings shall have been sold and issued to purchasers in such Series A PIPE; and

•
The amount of shares outstanding of Holdings Common Stock to be issued at the Closing shall not be less than the Minimum Wentworth Share Amount.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of KWAC was derived from financial statements of KWAC as of and for the period ended September 30, 2023 and as of and the year ended December 31, 2022, which are included elsewhere in this proxy statement/ prospectus. The historical financial information of Wentworth was derived from consolidated financial statements of Wentworth as of and for the period ended September 30, 2023 and as of and for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus. This information should be read together with KWAC’s and Wentworth’s unaudited and audited financial statements and related notes, the sections titled “KWAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Wentworth Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, KWAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Wentworth issuing stock for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Wentworth.
Wentworth has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
Wentworth unit holders will have a relative majority of the voting power of Holdings;

•
The Holdings Board will have seven members, and Wentworth’s unit holders will have the ability to nominate the majority of the members of the Holdings Board;

•
Wentworth’s senior management will comprise the senior management of Holdings and be responsible for the day-to-day operations; and

•
The intended strategy and operations of Holdings will continue Wentworth’s current strategy and operations.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:
•
Assuming Minimum Redemptions:   This presentation assumes that no Public Stockholders of KWAC exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions:   This presentation assumes that stockholders holding 484,083 of the Public Shares will exercise their redemption rights for their pro rata share (approximately $12.42 per share) of the funds in the Trust Account. The maximum redemption amount reflects the assumption that the Existing KWAC Charter is amended pursuant to the NTA Proposal such that KWAC will not be required to maintain a minimum net tangible asset value of at least $5,000,001 either immediately prior to or upon the closing of the Business Combination. Should the NTA Proposal not be approved, KWAC would not be permitted to proceed with the Business Combination unless KWAC has net tangible asset value of at least $5,000,001 either immediately prior to or upon the closing of the Business Combination. This scenario gives effect to Public Share redemptions for aggregate redemption payments of approximately $6.0 million using a $12.42 per share redemption price.

The Merger Agreement includes as a condition to closing the Business Combination that, at closing, the Available Closing Date Cash shall not be less than $14,000,000. Additionally, this presentation also contemplates that KWAC’s Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with the completion of a Business Combination.
Description of the Business Combination
The aggregate consideration for the Business Combination will be approximately $217.0 million, payable in the form of shares of Holdings Common stock and assumed indebtedness. The following summarizes the merger consideration in both the minimum redemption and maximum redemption scenarios (in thousands):
Total shares transferred	13,100
Value per share	$10.00
Total Share Consideration	131,000
Assumed indebtedness
Closing WMS Indebtedness	45,030(1)
Sponsor Share Value	28,750
Outstanding Transaction Expenses	9,800
Class B Redemption	2,774
Total Consideration	217,354

(1)
Closing WMS Indebtedness as defined in the Merger Agreement includes the following line items as included on the pro forma condensed balance sheet as of September 30, 2023:

Notes payable	22,035
Due to members	5,057
Promissory notes – affiliates	12,063
Other Indebtedness	5,875
Total Closing WMS Indebtedness	45,030
The following summarizes the pro forma Holdings Common Stock outstanding under the two redemption scenarios (in thousands):
	Assuming Minimum Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
WMS Shareholders	13,100	78.9	13,100	81.2
Total WMS Merger Shares	13,100	78.9	13,100	81.2
KWAC Public Shares	484	2.9	—	0.0
KWAC Founder and Private Shares(1)	3,029	18.2	3,029	18.8
Total KWAC Shares	3,513	21.1	3,029	18.8
PIPE Investors	—	0.0	—	0.0
Pro Forma Holdings Common Stock at September 30, 2023	16,613	100.0	16,129	100.0

(1)
Including 2,875 shares owned by the Initial Stockholders, 104 shares owned by underwriters, and assumes (i) the Initial Stockholders forfeit 125 shares in exchange for the payment by Holdings prior transaction expenses, and (ii) KWAC Sponsor receives 175 shares in repayment of KWAC Sponsor Loans which includes the current $1.5 million outstanding Sponsor Loan and an additional Sponsor Loan in the amount of $0.25 million to be provide to KWAC.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the period ended September 30, 2023 and for the year ended December 31, 2022 are based on the historical financial statements of KWAC and WMS. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2023
(in thousands)
Assets:	As of September 30, 2023								Transaction Accounting Adjustments (Assuming No Redemptions)		As of September 30, 2023	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		As of September 30, 2023
	WMS (Historical)	WMS Adjustments		WMS As Adjusted	KWAC (Historical)	KWAC Adjustments		KWAC As Adjusted			Pro-Forma Combined (Assuming No Redemptions)			Pro-Forma Combined (Assuming Maximum Redemptions)
Cash, cash equivalents and restricted cash	6,272	(2,733)	A	3,539	1	250	B	251			9,300	(6,010)	K	3,290
									6,010	C
									14,400	D
									(640)	F
									(9,160)	G
									(21,364)	E
									21,364	E
									(5,100)	E
									—	E
Receivables
Commission receivable	8,231	—		8,231	—	—		—	—		8,231	—		8,231
Due from clearing broker	368	—		368	—	—		—	—		368	—		368
Other	1,951	—		1,951	—	—		—	—		1,951	—		1,951
Investments held in Trust Account	—	—		—	6,134	(124)	L	6,010	(6,010)	C	—	—		—
														—
Property and equipment, net	1,106	—		1,106	—	—		—	—		1,106	—		1,106
Right of use asset	4,186	—		4,186	—	—		—	—		4,186	—		4,186
Intangible assets, net	1,725	—		1,725	—	—		—	—		1,725	—		1,725
Goodwill	39,839	—		39,839	—	—		—	—		39,839	—		39,839
Other assets	2,886	—		2,886	65	—		65	—		2,951	—		2,951
TOTAL ASSETS	66,564	(2,733)		63,831	$6,200	$126		$6,326	$(500)		$69,657	$(6,010)		$63,647
LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	7,924	—		7,924	5,615			5,615	(6,626)	G	6,913	—		6,913
Commissions payable	9,838	—		9,838	—			—	—		9,838	—		9,838
Operating lease liability	4,217	—		4,217	—			—	—		4,217	—		4,217
Convertible promissory note	—	—		—	1,410	250	B	1,660	(1,660)	B	—	—		—
Notes payable, net of unamortized debt issuance costs of $671,197	21,364	—		21,364	—			—	(21,364)	E	21,364	—		21,364
									21,364	E
Promissory notes-affiliates	12,063	—		12,063	—			—	(5,100)	E	6,963	—		6,963
Due to members	5,057	—		5,057	—			—	—	E	5,057	—		5,057

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
As of September 30, 2023
(in thousands)
Assets:	As of September 30, 2023								Transaction Accounting Adjustments (Assuming No Redemptions)		As of September 30, 2023	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		As of September 30, 2023
	WMS (Historical)	WMS Adjustments		WMS As Adjusted	KWAC (Historical)	KWAC Adjustments		KWAC As Adjusted			Pro-Forma Combined (Assuming No Redemptions)			Pro-Forma Combined (Assuming Maximum Redemptions)
Taxes payable					19			19	—		19	—		19
Excise tax payable					2			2	—		2	—		2
Deferred underwriters’ compensation					4,025			4,025	(4,025)	F	—	—		—
Warrant liability					217			217	—		217	—		217
Deferred income taxes	—	—		—	—	—		—	—		—			—
TOTAL LIABILITIES	60,463	—		60,463	11,288	250		11,538	(17,411)		54,590	—		54,590
Commitments and Contingencies
Class A Common Stock subject to redemption	—	—		—	5,842	(124)	L	5,718	(5,718)	H	—			—
Mezzanine Equity:
Redeemable preferred shares, $ par value, shares authorized, 1,500,000 shares outstanding at September 30, 2023	—	—		—	—	—		—	14,400	D	14,400			14,400
Class A Common Units	12,299	—		12,299		—			(12,299)	I	—			—
Class B Preferred Units	2,733	(2,733)	A	—		—		—			—			—
Class A Common Stock	—	—		—	—	—		—	—	H	—			—
											—			—
Class B Common Stock	—	—		—	—	—		—	—		—			—
Additional paid-in capital	8,886	—		8,886	—	—		—	5,718	H	22,108	(6,010)	K	16,098
									3,385	F
									(500)	G
									(8,886)	I
									131,000	I
									(109,815)	I
									1,500	CC
									1,750	B
									(10,930)	J
Accumulated deficit	(17,817)			(17,817)	(10,930)	—		(10,930)	10,930	J	(21,441)			(21,441)
									(90)	B
									(2,034)	G
									(1,500)	CC
TOTAL MEMBERS’ EQUITY/ STOCKHOLDERS DEFICIT	6,101	(2,733)		3,368	(10,930)	—		(10,930)	8,229		667	(6,010)		(5,343)
TOTAL LIABILITIES, MEZZANINE EQUITY AND MEMBER/STOCKHOLDERS EQUITY(DEFICIT)	66,564	(2,733)		63,831	$6,200	$126		$6,326	$(500)		$69,657	$(6,010)		$63,647

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands)	For the Nine Months Ended September 30, 2023		Transaction Accounting Adjustments (Assuming No Redemptions)		For the Nine Months Ended September 30, 2023
	WMS (Historical)	KWAC (Historical)			Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenues:
Commissions	104,112	—	—		104,112	—	104,112
Advisory Fees	16,334	—	—		16,334	—	16,334
Interest and Other income	6,227	558	(103)	BB	6,683	—	6,683
Total revenues	126,673	558			127,129		127,129
Expenses:
Commissions and fees	103,863	—	—		103,863	—	103,863
Employee compensation and benefits	9,875	—	1,500	CC	11,375	—	11,375
Rent and occupancy	900	—	—		900	—	900
Professional fees	2,412	1,952	2,500	AA	6,864	—	6,864
Technology fees	1,543	—	—		1,543	—	1,543
Interest	3,895	—	—		3,895	—	3,895
Depreciation and amortization	913	—	—		913	—	913
Other	1,539	—	—		1,539	—	1,539
Total expenses	124,939	1,952			130,892		130,892
Net income (loss) before provision for income taxes (benefit)	1,734	(1,394)			(3,763)		(3,763)
Provision (benefit) for income taxes	289	1	(290)	DD	—	—	—
Net income (loss)	1,445	(1,395)			(3,763)		(3,763)
Basic and diluted weighted average shares outstanding Class A common stock, subject to redemption	—	502			—		—
Basic and diluted net income (loss) per share	—	$(0.39)			—		—
Basic and diluted weighted average shares outstanding Class A and B common stock, not subject to redemption	—	2,979			16,613		16,129
Basic and diluted net income (loss) per share	—	$(0.40)			$(0.23)		$(0.23)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands)	For the Year Ended December 31, 2022		Transaction Accounting Adjustments (Assuming No Redemptions)		For the Year Ended December 31, 2022	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	WMS (Historical)	KWAC (Historical)			Pro Forma Combined (Assuming No Redemptions)
Revenues:
Commissions	149,297	—	—		149,297	—	149,297
Advisory Fees	23,107	—	—		23,107	—	23,107
Interest and Other income	6,446	6,174	(403)	BB	12,217	—	12,217
Total revenues	178,850	6,174	—		184,621	—	184,621
Expenses:
Commissions and fees	145,651	—	—		145,651	—	145,651
Employee compensation and benefits	14,227	—	1,500	CC	15,727	—	15,727
Rent and occupancy	950	—	—		950	—	950
Professional fees	6,077	4,784	640	AA	11,501	—	11,501
Technology fees	1,892	—	—		1,892	—	1,892
Interest	3,318	—	—		3,318	—	3,318
Depreciation and amortization	1,523	—	—		1,523	—	1,523
Other	3,721	—	—		3,721	—	3,721
Total expenses	177,359	4,784	—		184,283	—	184,283
Net income (loss) before provision for income taxes (benefit)	1,491	1,390	—		338	—	338
Provision (benefit) for income taxes	580	37	(617)	DD	—	—	—
Net income (loss)	911	1,353	—		338	—	338
Basic and diluted weighted average shares outstanding Class A common stock, subject to redemption	—	4,860	—		—	—	—
Basic and diluted net income (loss) per share	—	$0.17	—		—	—	—
Basic and diluted weighted average shares outstanding Class A and B common stock, not subject to redemption	—	2,979	—		16,613	—	16,129
Basic and diluted net income (loss) per share	—	$0.17	—		$0.02	—	$0.02

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KWAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Wentworth issuing stock for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Wentworth.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Business Combination occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and unaudited pro forma combined statements of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had been completed on January 1, 2022. These periods are presented on the basis of Wentworth as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•
KWAC’s unaudited condensed balance sheet as of September 30, 2023 and the related notes, included elsewhere in this proxy statement/ prospectus;

•
Wentworth’s unaudited condensed consolidated balance sheet as of September 30, 2023 and the related notes, included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•
KWAC’s unaudited statement of operations for the nine months ended September 30, 2023 and the related notes, included elsewhere in this proxy statement/ prospectus; and

•
Wentworth’s unaudited statement of operations for the nine months ended September 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•
KWAC’s audited statement of operations for the twelve months ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Wentworth’s audited statement of operations for the twelve months ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that KWAC believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. KWAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of KWAC and Wentworth.
2.
Accounting Policies

Upon consummation of the Business Combination, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The pro forma condensed combined financial information does not include an income tax adjustment. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

A.
Represents the payment of Wentworth Class B Preferred Units in contemplation of the Business Combination at an amount of approximately $2.7 million.

B.
Represents the satisfaction of the KWAC promissory notes including any accrued interest to arrive at the Assumed Indebtedness amount per the Merger Agreement. In accordance with the Amended and Restated Promissory Note, the KWAC promissory notes will be converted into the Class A common stock at the closing of the transaction. An additional $0.250 million Sponsor Loan is included in the proforma, which was funded in October 2023.

C.
Reflects the reclassification of $6.0 million of cash held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

D.
Represents the proceeds from the sale of the Series A Convertible Preferred Stock.

E.
Represents the proceeds from the re-financing of the current senior credit facility. The proceeds of the new senior credit facility will be used to repay the current senior credit facility and certain of the Wentworth promissory notes.

F.
Represents the settlement of $4.025 million of deferred underwriters’ fees. The fees are expected to be paid at the close of the Business Combination. Per the [         ] agreement, the underwriters have agreed to forgive $3.385 million.

G.
Represents preliminary estimated transaction costs of $9.160 million, in addition to the $0.640 million of deferred underwriting fees noted above, inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are capitalized into additional paid-in capital. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $9.8 million. Equity issuance costs of $0.500 million are offset to additional paid-in capital and the remaining balance is expensed through accumulated deficit. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the period ended September 30, 2023 and for the year ended December 31, 2022 as discussed below. Includes amounts included in accounts payable, accrued expenses and other liabilities in the amount of $6.6 million.

H.
Reflects the reclassification of approximately $5.7 million of common stock subject to possible redemption to permanent equity.

I.
Represents recapitalization of Wentworth’s Units and the issuance of 13.10 million shares of Holdings Common Stock to Wentworth Unitholders as consideration for the reverse recapitalization.

J.
Reflects the reclassification of KWAC’s historical accumulated deficit.

K.
Reflects the maximum redemption of approximately 0.5 million KWAC Public Shares for aggregate redemption payments of $6.0 million allocated to Common Stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $12.42 per share.

L.
Reflects redemptions of 9,966 Public Shares at an approximate price of $12.46 in connection with extension by which the date Business Combination must be completed from November 24, 2023 to February 24, 2024.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are as follows:

AA.
Reflects the total estimated transaction costs in the unaudited pro forma condensed combined statement of operations for the period ended September 30, 2023 and for the year ended December 31, 2022. Transaction costs that were expensed in the historical KWAC and Wentworth statements of operations for the year ended December 31, 2022 were excluded from the unaudited pro forma condensed combined statement of operations as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

BB.
Reflects elimination of investment income on the Trust Account and the change in the fair value of the convertible promissory note that will be converted to Class A Common Stock at closing.

CC.
Reflects the recognition of compensation expense related to the current independent directors of KWAC and the grant of Class A common stock to the independent directors. The stock was granted in October 2020 and November 2020 and the shares vest upon the consummation of the Business Combination. The stock was granted at fair value on the grant dates at $6.19 per share or an aggregate of $1.7 million for the 270,000 shares of Class A common stock. The aggregate amount paid for the acquired stock was approximately $0.2 million. The excess of fair value over the amount paid is approximately $1.5 million, which is reflected in the pro forma consolidated statement of operations for the period ended September 30, 2023 and for the year ended December 31, 2022.

DD.
The income tax expense impact of the transaction adjustments was determined by tax effecting the expected tax treatment of the individual elements of the transaction adjustments in the jurisdictions they are expected to be incurred in, at the estimated statutory tax rate in those jurisdictions. The tax adjustments could change based upon the Company’s final determination of the tax treatment of the individual items and the statutory tax rate in the jurisdictions where the fair values are expected to occur and/ or as a result of any changes in legislation prior to closing.

Excluding the impact of all Merger accounting, and transaction related costs related to the Merger, the underlying effective tax rate of the combined group for the year ended December 31, 2022, and the period ended September 30, 2023 would have been 0.0% as a result of federal net operating loss carryovers of $4.4 million available to offset future taxable income indefinitely.
4.
Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Common Stock for the nine months ended September 30, 2023 and for the year ended December 31, 2022:
	For the Nine Months Ended September 30, 2023		For the Year Ended December 31, 2022
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net (loss)	$(3,763)	$(3,763)	$338	$338
Pro forma weighted average shares outstanding of common stock	16,613	16,129	16,613	16,129
Net (loss) per share (Basic and Diluted) attributable to common stockholders	$(0.23)	$(0.23)	$0.02	$0.02
Excludes KWAC’s 8,703,000 KWAC Public Warrants and 6,481,550 KWAC Private Placement Warrants from the computation of diluted net income (loss) per share attributable to common stockholders for the indicated because including them would have had an antidilutive effect.
The 8,703,000 of Public Warrants and the 6,481,550 Private Placement Warrants have an exercise price of $11.50 and not converted to Class A Common Stock at closing and therefore are anti-dilutive for the nine months ended September 30, 2023 and for the year ended December 31, 2022.

INFORMATION ABOUT KWAC
General
KWAC is a blank check company incorporated on July 27, 2020 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. KWAC focused its search on businesses that have their primary operations in the financial services industry with a focus on delivering differentiated financial services in the wealth management, financial advisory and investment management sectors to the mass affluent and private client investor community. Based on our business activities, KWAC is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
IPO
On November 24, 2020, KWAC consummated its initial public offering (“IPO”) of 11,500,000 KWAC Units, including the issuance of 1,500,000 KWAC Units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consists of one share of KWAC Class A Common Stock and three-fourths of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of KWAC Class A Common Stock at a price of $11.50 per share. The KWAC Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $115,000,000. Prior to the consummation of the IPO on August 17, 2020, Sponsor purchased an aggregate of 4,312,500 shares of KWAC Class B Common Stock for $25,000, or $0.006 per share. On October 22, 2020, Sponsor surrendered 718,750 shares of KWAC Class B Common Stock for no consideration. On November 3, 2020, Sponsor surrendered an additional 718,750 shares of KWAC Class B Common Stock for no consideration. Prior to the initial investment in KWAC of $25,000 by the Sponsor, KWAC had no assets, tangible, or intangible. The number of shares of KWAC Class B Common Stock outstanding was determined based on KWAC’s expectation that the total size of the IPO would be a maximum of 11,500,000 KWAC Units if the underwriters’ over-allotment option was exercised in full, and therefore that such KWAC Class B Common Stock would represent 20% of the outstanding shares after the IPO.
Simultaneously with the closing of the IPO, pursuant to the Private Placement Warrants Purchase Agreement, KWAC completed the private sale of an aggregate of 6,481,550 warrants (the “KWAC Private Placement Warrants”) to certain Initial Stockholders at a purchase price of $1.00 per KWAC Private Placement Warrant, generating gross proceeds to KWAC of $6,481,550. The KWAC Private Placement Warrants are identical to the Warrants sold in the IPO, except that the KWAC Private Placement Warrants, so long as they are held by the original purchaser thereof or their permitted transferees, (i) are not redeemable by KWAC, (ii) may not (including the KWAC Class A Common Stock issuable upon exercise of such KWAC Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of KWAC’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. If the KWAC Private Placement Warrants are held by holders other than the original purchaser thereof or its permitted transferees, the KWAC Private Placement Warrants will be redeemable by KWAC and exercisable by the holders on the same basis as the KWAC Public Warrants.
Additionally, in lieu of 0.9% of the gross proceeds of the IPO, KWAC issued to Oppenheimer & Co. Inc. 104,000 KWAC Units (“Underwriter Units”) simultaneously with the consummation of the IPO. The Underwriter Units are identical to the KWAC Units sold in the IPO, except that, so long as they are held by Oppenheimer & Co. Inc. or its permitted transferees, the warrants underlying the Underwriter Units (i) will not be redeemable by KWAC, (ii) may not (including KWAC Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.
Upon the closing of the IPO and the Private Placement, $117,848,550 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). Except for the withdrawal of interest to pay taxes, if any, and to fund our working capital requirements (subject to an annual limit of  $100,000), the Existing KWAC Charter provides that none of the funds held in trust will be released from the Trust Account, until the earlier of (i) the completion of our initial business combination; (ii) the redemption of any of the shares of KWAC Class A Common Stock sold as part of the KWAC Units sold in our IPO (“Public Shares”) properly submitted in connection with a stockholder vote to amend the Existing KWAC Charter (A) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete an initial business combination within 18 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the Public Shares if we are unable to complete an initial business combination within 18 months from the closing of the IPO. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Effecting a Business Combination
General
KWAC is not presently engaged in, and KWAC will not engage in, any substantive commercial business until it completes the Business Combination with Wentworth or another target business.
Initial Business Combination
The Existing KWAC Charter requires that we consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of our signing a definitive agreement in connection with our initial business combination. The KWAC Board will make the determination as to the fair market value of our initial business combination. If the KWAC Board is not able to independently determine the fair market value of our initial business combination (including with the assistance of financial advisors), we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a valuation or appraisal firm with respect to the satisfaction of such criteria. While we consider it likely that the KWAC Board will be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of the target’s assets or prospects.
We anticipate structuring our initial business combination so that the post-transaction company in which our public stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. However, we may structure our initial business combination such that the post- transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post- transaction company, depending on valuations ascribed to the target and us in the business combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity securities of a target. In this case, we would acquire a 100% controlling interest in the target.
However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.
Redemption Rights for Holders of Public Shares Upon Consummation of Our Initial Business Combination
We will provide our public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to the limitations and on the conditions described herein. The redemption rights will include the requirement that any beneficial owner on behalf of which a redemption right is being exercised must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. The Initial Stockholders have entered into a letter agreement with KWAC, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may have acquire during or after the IPO in connection with the completion of our initial business combination.
If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to the Existing KWAC Charter: (a) conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E under the Exchange Act, which regulate issuer tender offers; and (b) file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A under the Exchange Act, which regulates the solicitation of proxies.
Resources and Competition
The Existing KWAC Charter provides that we will have until February 24, 2024 to complete our initial business combination. If we are unable to complete our initial business combination by February 24, 2024, then we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the KWAC Board, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In identifying, evaluating and selecting a target business for our initial business combination, we may encounter competition from other entities having a business objective similar to ours, including other special purpose acquisition companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess similar or greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our issued and outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
The Initial Stockholders, including members of KWAC’s management team and independent directors directly or indirectly own Founder Shares and/or private placement warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.
Each of our officers and directors presently has, and any of them in the future may have, additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or may be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Delaware law. The Existing KWAC Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of KWAC and it is an opportunity that we are able to complete on a reasonable basis. However, we do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
In addition, our sponsor and our officers and directors may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, the members of our management team have agreed not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination by February 24, 2024. We do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.
Facilities
We currently utilize office space at 17 Battery Place, Room 625, New York, NY 10004 from our sponsor and the members of our management team as our executive offices. We consider our current office space adequate for our current operations.
Employees
Michael Nessim is our Chief Executive Office. He is not obligated to devote any specific number of hours to our matters but he intends to devote as much of his time as he deems necessary to our affairs until we have completed our initial business combination. The amount of time that he will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Available Information
We are required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC on a regular basis, and are required to disclose certain material events (e.g., changes in corporate control, acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a Current Report on Form 8-K. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov. In addition, KWAC will provide copies of these documents without charge upon request from us in writing at 17 Battery Place, Room 625, New York, NY 10004 or by telephone at (212) 404-7002.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of KWAC Class A Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of Holdings Common Stock held by non-affiliates is equal to or exceeds $250 million as of the prior June 30th and (2) our annual revenues were equal to or exceeded $100 million during such completed fiscal year and the market value of Holdings Common Stock held by non-affiliates is equal to or exceeds $700 million as of the prior June 30th.
KWAC Directors and Executive Officers
KWAC’s current directors and officers are as follows:
Name	Age
Gary Wilder	61
Michael Nessim	57
Larry Roth	66
David Hudd	65
Jonathan Massing	64
Lisa Roth	64
Caroline O’Connell	56
Duncan Gerard	40
Gary Wilder, Executive Chairman and Director
Mr. Wilder, our Executive Chairman and Director, has served since January 2019 as Group Chief Executive Officer of KWG, a publicly traded, fully integrated wealth and investment management group with over 16,000 active clients and over $7 billion of assets under advice and management, and as Executive Chairman of Kingswood US, KWG’s subsidiary and U.S. holding company. He joined the board of KWG in October 2017 as a non-Executive Director.
Mr. Wilder is also a co-founding partner of KPFLP and alongside his partner, Jonathan Massing, has undertaken a range of long-term private equity investments and financial transactions. In September 2006, Mr. Wilder co-founded Moor Park Capital Partners LLP, a private real estate firm based in London, where he currently serves as the Executive Chairman. Prior to founding Moor Park, Mr. Wilder was a Managing Partner and the Co-Head of European Funds Group at Nomura, a team he created following his role as head of Nomura’s Real Estate Principal Finance Group. He was also a member of Nomura’s Global Fixed Income Committee. Between 1999 and 2002, Mr. Wilder was Partner & Managing Director at Credit Suisse First Boston responsible for its European Real Estate Investment Banking business. Between 1992 and 1999, Mr. Wilder was a Managing Director at Bankers Trust (now Deutsche Bank) in the Real Estate Group.

Mr. Wilder is a Chartered Accountant and a graduate of the Cass Business School, University of London, where he attained a Bachelor of Science degree with honors. Mr. Wilder is authorized as a Senior Manager Function holder by the UK Financial Conduct Authority.
Michael Nessim, Chief Executive Officer and Director
Mr. Nessim, our Chief Executive Officer, is currently the President of Kingswood US. Mr. Nessim joined Kingswood US through KWG’s acquisition of a majority interest in MHC. MHC is the majority owner of Benchmark. Mr. Nessim has served since March 2019 as the President and CEO of Benchmark. Prior to that, Mr. Nessim served as the president of Bluecrest Capital LLC for 13 years.
Mr. Nessim currently holds Series 7, 24, 63 and 65 Securities Licenses. Mr. Nessim graduated from C.W. Post University with a degree in Business Management.
R. Lawrence (Larry) Roth, Director
Mr. Roth, our lead independent director, has served since October 2016 as the Managing Partner of RLR Strategic Partners LLC, a consulting company, where he works closely with senior management teams, boards of directors and advisory boards across the wealth management space to deliver high-impact strategic growth plans, as well as plan execution support. In addition to strategic planning, Mr. Roth also provides comprehensive M&A advisory solutions, delivered in association with Berkshire Global Advisors, a leading global boutique investment bank focused on mergers & acquisitions for the financial services sector.
Mr. Roth currently serves on the boards of directors as well as advisory boards of the following: Advisory Board Chairman of Haven Tower Group, Member of the Board of Directors of Oppenheimer & Co. Inc., Member of the Board of Directors of Clark Capital Management Group and Editorial Advisory Board Member for Real Assets Adviser. From May 2014 to September 2016, Mr. Roth served as Chief Executive Officer of Cetera Financial Group, the second largest network of independent broker-dealers in the U.S. From 2013 to 2014, Mr. Roth was the Chief Executive Officer of Realty Capital Securities, a financial services firm engaged in the independent wealth management business. From 2006 to 2013, Mr. Roth was Chief Executive Officer of AIG Advisors Group, one of the largest networks of independent broker-dealers in the country. He has also previously served as a Managing Director of Berkshire Global Advisors and remains affiliated with the firm today as a Senior Advisor. Mr. Roth first entered the wealth management industry as an entrepreneur when he personally acquired Vestax, a Hudson, Ohio-based full-service independent broker-dealer.
Mr. Roth has an undergraduate degree from Michigan State University and a J.D. from the University of Detroit School of Law. He is also a graduate of the Owner/President Management Program at Harvard University’s Graduate School of Business Administration. He holds Series 7, 24, 63 and 79 FINRA registrations.
Jonathan Massing, Director
Mr. Massing, one of our directors, is currently the non-executive Deputy Chairman of KWG. Mr. Massing was appointed as a non-executive director of KWG in 2017 and, in 2019, assumed the role of Deputy Chairman. Prior to joining KWG, Mr. Massing served as one of the founding partners of KPFLP starting in June 2004. In 1993, Mr. Massing became a founding partner of Kingswood LLP, a City-based professional advisory firm specializing in corporate finance and other professional services for private entrepreneurial businesses and smaller companies. In 1998, Mr. Massing set up KIP as an independent, UK Financial Conduct Authority regulated, private equity investor. KIP also acts as General Partner to KPFLP. Mr. Massing began his career as a chartered accountant at PricewaterhouseCoopers LLP in 1981. Mr. Massing is a member of the Corporate Finance Faculty of the Institute of Chartered Accountants in England and Wales, holding the Corporate Finance Diploma entitling the use of the designation “CF”. In 2010, he was admitted as a Member of the Royal Institution of Chartered Surveyors (MRICS). Mr. Massing attained a Bachelor of Science with Honors at Cardiff University.

David Hudd, Director
Mr. Hudd, one of our directors, is currently non-executive chairman of KWG. Mr. Hudd is also senior counsel and a former partner of Hogan Lovells, where he served as Deputy CEO from July 2014 to July 2020. Mr. Hudd joined Lovells (now Hogan Lovells) as its first dedicated capital markets partner in 1994 to establish the firm’s structured finance practice. Before his appointment as Deputy CEO, Mr. Hudd led the firm’s global finance practice. Mr. Hudd served as Head of Structured Finance at Banque Indosuez in London (now Crédit Agricole) between 1993 and 1994, as Head of Structured Finance at Sanwa International in London (now Mitsubishi UFJ Group) between 1991 and 1993, and as Head of Legal and subsequently Head of Structured Finance at Banque Paribas in London (now BNP Paribas) from 1985 to 1990. Mr. Hudd started his career as an Associate at Linklaters. Mr. Hudd graduated with an MA in Jurisprudence from Oxford University and is qualified as a solicitor.
Lisa Roth, Director
Ms. Roth, one of our directors, has been since 1999 the president of Monahan & Roth, LLC, a professional consulting firm offering consulting, expert witness and mediation services on financial and investment services topics including regulatory compliance, product due diligence, suitability, supervision, information security and related topics. Previously, Ms. Roth founded ComplianceMAX Financial Corp. (purchased by National Regulatory Services in 2007), a regulatory compliance company offering technology and consulting services to more than 1,000 broker-dealers and investment advisers. Ms. Roth has been engaged as an expert witness on more than 150 occasions, including FINRA, JAMS and AAA arbitrations, and Superior Court and other litigations, providing research, analysis, expert reports, damages calculations and/or testimony at deposition, hearing and trial.
Ms. Roth also has served since April 2016 as the President, AML Compliance Officer and Chief Information Security Officer of Tessera Capital Partners. Tessera is a limited purpose broker dealer offering new business development, financial intermediary relations, client services and marketing support to investment managers and financial services firms. Ms. Roth holds FINRA Series 7, 24, 53, 4, 65, 99 Licenses. Previously, Ms. Roth has served in various executive capacities with Keystone Capital Corporation, Royal Alliance Associates, First Affiliated Securities Inc. (now First Allied Securities, Inc.), and other brokerage and advisory firms.
Ms. Roth attained a Bachelor of Arts Degree and was awarded the History Prize from Moravian College in Bethlehem, PA. For the avoidance of doubt, Ms. Roth is unrelated to Mr. Roth.
Caroline O’Connell, Director
Ms. O’Connell, one of our directors, has been since September 2019 the Chief Strategy and Customer Experience Officer of Equitable (formerly AXA Equitable) and a member of the firm’s Operating Committee. Previously, Ms. O’Connell held several roles at BNY Mellon, which she joined in 1999, including Chief Strategy Officer for the firm’s Pershing franchise and Chief Marketing Officer for its Investment Services business. Ms. O’Connell is a board member of the Securities Industry Institute at The Wharton School at the University of Pennsylvania. She is part of the Strategic Advisory Board for FTV Capital, a multi-billion dollar venture capital and private equity firm as well as Senior Advisor to Omega Venture Partners, a start-up venture capital firm specializing in human-enabled artificial intelligence. Ms. O’Connell is also co-founder of the Outthinker Chief Strategy Officer Roundtable and a member and former Chair of the Marketing and Communications Committee of The Women’s Forum of New York.
Ms. O’Connell holds FINRA series 7, 24 and 63 Licenses. Ms. O’Connell holds a Bachelor of Science degree in Education and Master of Business Administration in Marketing from Old Dominion University in Norfolk, Virginia.
Duncan Gerard, Director
Mr. Gerard has served as a director of KWAC and the chairman of the Audit Committee of the KWAC Board since April 25, 2023. Mr. Gerard is currently a director of Investments at Pollen Street Capital. Prior to joining Pollen Street Capital in 2017, Duncan spent seven years focused on financial services mergers and acquisitions, principally advising private equity firms on the disposal and acquisition of mid-market portfolio companies. Mr. Gerard is qualified as a Chartered Financial Analyst and accountant which he gained while at Ernst & Young. Duncan has an honors degree in Economics and Finance from Loughborough University.
Number and Terms of Office of Officers and Directors
Our board of directors consists of eight members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the Nasdaq. The term of office of the first class of directors, consisting of Jonathan Massing and Larry Roth, will expire at our first annual meeting. The term of office of the second class of directors, consisting of David Hudd, Lisa Roth, and Gary Wilder, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Duncan Gerard, Michael Nessim and Caroline O’Connell, will expire at the third annual meeting of stockholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The KWAC Board is authorized to appoint officers as it deems appropriate pursuant to our Existing KWAC Charter.
Director Independence
An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have six “independent directors” as defined in applicable SEC rules. Our board of directors has determined that each of Duncan Gerard, Larry Roth, David Hudd, Jonathan Massing, Lisa Roth, and Caroline O’Connell is an “independent director” as defined in the applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the KWAC Board
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of our audit committee, our compensation committee and our nominating and corporate governance committee is composed solely of independent directors. Subject to phase-in rules, Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We have established an audit committee of the board of directors. Duncan Gerard, Lisa Roth and Caroline O’Connell serve as members of our audit committee, and Mr. Gerard chairs the audit committee. Each of Mr. Gerard, Ms. Roth and Ms. O’Connell meet the independent director standard under Rule 10A-3(b)(l) under the Exchange Act.
Each member of the audit committee is financially literate and our board of directors has determined that Mr. Gerard qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of the board of directors. Lawrence Roth and Caroline O’Connell serve as members of our compensation committee, and Ms. O’Connell chairs the compensation committee. Mr. Roth and Ms. O’Connell are independent under applicable listing standards and applicable SEC rules.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our sponsor of $10,000 per month for up to 18 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.
Nominating and Corporate Governance Committee
We have established a nominating and corporate governance committee of the board of directors. David Hudd and Lisa Roth serve as members of, and Mr. Hudd chairs, the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual meeting or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.
Director Nominations
The nominating and corporate governance committee will recommend to KWAC Board candidates for nomination for election at the annual meeting of the stockholders. Prior to the Business Combination, the KWAC Board will also consider director candidates recommended for nomination by holders of the KWAC Class B Common Stock during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Prior to the Business Combination, holders of KWAC Class A Common Stock will not have the right to recommend director candidates for nomination to the KWAC Board.
KWAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the KWAC Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We will file a copy of our Code of Business Conduct and Ethics is filed as an exhibit to the registration statement of which this prospectus is a part. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find Additional Information.” If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF KWAC
The following discussion and analysis provides information which KWAC’s management believes is relevant to an assessment and understanding of KWAC’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial Information of KWAC” the audited annual consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with our unaudited pro forma consolidated financial information as of and for the years ended December 31, 2021 and 2022 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KWAC” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of KWAC and its consolidated subsidiaries.
Overview
We are a blank check company incorporated as a Delaware corporation on July 27, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Simultaneously with the consummation of the Public Offering, we consummated the private sale of an aggregate of 6,481,550 warrants, each exercisable to purchase one share of Class A common stock, par value $0.0001 per share (“Class A common stock”) at $11.50 per share, to Kingswood Global Sponsor LLC, our sponsor, and one of the Company’s directors at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $6,481,550 (the “Private Placement”). We intend to consummate an initial business combination using cash from the proceeds of our initial public offering (the “Public Offering”) that closed on November 24, 2020 (the “Closing Date”) and the Private Placement, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.
We have incurred, and in the event the Proposed Business Combination (as defined below) is not consummated, expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plan to complete our initial Business Combination, including the proposed Business Combination will be successful.
Recent Developments
Charter Amendments
On May 18, 2022, we convened its special meeting in lieu of an annual meeting of stockholders at which our stockholders approved an amendment to our second amended and restated certificate of incorporation extending the date by which we must consummate our initial business combination from May 24, 2022 to November 24, 2022. In connection therewith, holders of 10,036,744 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. On May 20, 2022, the Company paid from the Trust Account an aggregate amount of $102,894,278, or approximately $10.25 per share to redeeming shareholders. Additionally, for each one-month extension, the Sponsor agreed to contribute, as a loan, to the Company $60,969, or approximately $0.04 per public share not redeemed in connection with such extension amendment.
On November 23, 2022, we convened its special meeting in lieu of an annual meeting of stockholders at which our stockholders approved a further amendment to our second amended and restated certificate of incorporation extending the date by which we must consummate our initial business combination from November 24, 2022 to May 24, 2023. In connection therewith, holders of 954,800 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. On November 21, 2022, the Company paid from the Trust Account an aggregate amount of $10,142,765, or approximately $10.62 per share to such redeeming shareholders. Additionally, in connection with such extension amendment, Wentworth agreed to pay for certain merger related expenses, including depositing $69,218 per month, or approximately $0.25 per share for each public share not redeemed in connection with the extension amendment, into the Trust Account through May 2023.
On May 18, 2023, the Company convened its special meeting, and approved the proposal to extend the date by which the Company must complete its initial Business Combination from May 24, 2023 to August 24, 2023. In accordance with the Investment Management Trust Agreement between Company and Continental Stock Transfer & Trust Company (“CST”), dated November 19, 2020, the Company authorized the trustees to deposit $69,218 into the Trust Account on or about May 23, 2023.
Additionally, associated with the Special Meeting on May 18, 2023, 14,406 shares of the Company’s Class A common stock were redeemed for $164,297 or approximately $11.40 per share.
On August 17, 2023, we convened a special meeting of stockholders virtually at which our stockholders approved extending the date by which we must complete a Business Combination from August 24, 2023 to November 24, 2023 (the “Extension Amendment Proposal 4”). In connection with the Extension Amendment Proposal 4, a shareholder holding one Public Share exercised its right to redeem such Public Share for a pro rata portion of the Trust Account. On August 23, 2023, we paid from the Trust Account an aggregate amount of $12.23 to the redeeming shareholder. In connection with such extension and pursuant to the Merger Agreement, Wentworth has agreed to deposit $69,218 per month into the Trust Account through the Company’s extension date in November 2023.
Additionally, at such special meeting our stockholders approved additional amendments to the Company’s second amended and restated certificate of incorporation to provide holders of the KWAC Class B Common Stock the right to convert their shares of KWAC Class B Common Stock into shares of KWAC Class A Common Stock on a one-to-one basis at any time and from time to time at the election of the holder. On August 17, 2023, Sponsor notified CST that it was electing to convert approximately 2,605,000 shares of KWAC Class B Common Stock into shares of KWAC Class A Common Stock. The holders of the newly converted shares of KWAC Class A Common Stock have agreed to carry over the transfer restrictions associated with the KWAC Class B Common Stock and have no rights to funds in the Trust Account.
Following the aforementioned conversion and redemptions, the Company had 3,203,049 shares of Class A common stock and 270,000 shares of Class B common stock issued and outstanding.
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders in with respect to such redeemed Public Shares.
In November 2023, Wentworth deposited $69,218 into the Trust Account and thus extending the Combination Period to December 24, 2023.
Through the date of this filing, an aggregate of $1,127,215 has been deposited into the Trust Account. Of the amount deposited in the Trust Account, $504,250 came from the Sponsor and $622,965 came from Wentworth.
Our Charter requires us to provide our public stockholders with the opportunity to redeem their public shares for cash if we propose an amendment to our Charter that would modify the substance or timing of our obligation to redeem 100% of our public shares if we do not consummate our initial Business Combination by February 24, 2024 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity. If we are unable to consummate our initial business combination by February 24, 2023, we may seek to amend our charter to further extend the time to consummate an initial business combination in order to effectuate our initial business combination.
Business Combination Agreement
On July 7, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Binah Capital Group, Inc., a Delaware corporation (“Holdings”), Kingswood Merger Sub, Inc., a

Delaware corporation (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company (“Wentworth Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”). Each of Holdings, Kingswood Merger Sub and Wentworth Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Merger Agreement. Holdings is a wholly-owned direct subsidiary of Kingswood and both Kingswood Merger Sub and Wentworth Merger Sub are wholly-owned direct subsidiaries of Holdings.
The business combination contemplated by the Merger Agreement is structured as a “double dummy” transaction, pursuant to which: (i) Kingswood Merger Sub will merge with and into the Company (the “Kingswood Merger”), with the Company surviving the Kingswood Merger as a wholly owned subsidiary of Holdings (the “Kingswood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into Wentworth (the “Wentworth Merger”), with Wentworth surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Wentworth Surviving Company”). Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company (the “Holdings Contribution”) all units of the Wentworth Surviving Company directly held by Holdings after the Wentworth Merger, such that, following the Holdings Contribution, the Wentworth Surviving Company will be a wholly-owned subsidiary of the Kingswood Surviving Company (together with the Kingswood Merger, the Wentworth Merger and the other transactions related thereto, the “Transactions”).
In connection with the Kingswood Merger, our stockholders will have the right to receive (i) one share of Holdings common stock in exchange for each share of Class A common stock outstanding immediately prior to the effective time of the Kingswood Merger, and (ii) one Holdings warrant in exchange for each public warrant of the Company outstanding immediately prior to the effective time of the Kingswood Merger. Each such Holdings warrant will entitle the holder thereof to purchase one share of Holdings common stock at a price of $11.50 per share and will have terms comparable to the public warrants.
Our sponsor, as a stockholder of the Company, will have the right to receive (i) one share of Holdings common stock in exchange for each Founder Share outstanding immediately prior to the effective time of the Kingswood Merger, and (ii) up to one Holdings warrant in exchange for each Private Placement Warrant outstanding immediately prior to the effective time of the Kingswood Merger, subject to the satisfaction of certain conditions. Each such Holdings warrant will entitle the holder thereof to purchase one share of Holdings common stock at a price of $11.50 per share and will have terms comparable to the private placement warrants.
In connection with the Transactions, the consideration payable to securityholders in Wentworth (the “Wentworth Merger Consideration”) will consist of Holdings common shares issued on the closing date of the Transactions (the “Share Consideration”), and the assumption of all indebtedness of Wentworth as of the closing date of the Transactions (the “Assumed Indebtedness”). The Wentworth Merger Consideration is equal to (i) 12,000,000 shares of Holdings Common Stock at a Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Wentworth Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock.
The Merger Agreements contains additional representations, warranties, covenants, conditions precedent and other terms and conditions customary for transactions of this type, including, but not limited to approval by our shareholders of the Merger Agreement. The terms of the Merger Agreement and other related ancillary agreements are summarized in more detail in our Current Report on Form 8-K filed with the SEC on July 7, 2022.
On December 30, 2022, the Company, Holdings, and Wentworth entered into a side letter agreement to the Merger Agreement revising the Merger Agreement to extend the date upon which the Merger Agreement is terminable at the option of the Company or Wentworth from December 30, 2022 to June 30, 2023.
On March 20, 2023, Kingswood, Holdings, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth entered that certain First Amendment to the Merger Agreement to, among other things, (i) amends and restates the definition of “Transaction Expenses Shortfall” in the Merger Agreement to an amount equal to (x) the Outstanding Transaction Expenses (as defined in the Merger Agreement) minus

(y) the Available Closing Date Cash (as defined in the Merger Agreement); (ii) amend and restate the condition precedent in Section 8.03(k) of the Merger Agreement to require that Available Closing Date Cash be sufficient to cover an amount equal to the sum of $3,500,000 and the Outstanding Transaction Expenses; and (iii) amend and restate the termination rights in Section 9.01(c)(B) to allow for the termination of the Merger Agreement if the Available Closing Date Cash is insufficient to cover the sum of $3,500,000 and the Outstanding Transaction Expenses.
On September 13, 2023, Kingswood, Holdings, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth entered that certain Second Amendment to the Merger Agreement further amending, modifying, and supplementing the Merger Agreement to, among other things
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add definitions for (x) “Additional Sponsor Loans” to mean an additional $250,000 to be loaned to Kingswood by Sponsor or an Affiliate of Sponsor between the date of the Second Amendment and the Closing Date; and (y) “Additional Shares of Holdings Common Stock” to mean 1,100,000 shares of Holdings Common Stock to be issued to those certain holders of Continuing Company Units in the amounts determined by the Company and provided to Kingswood and Holdings in writing prior to the filing of the final amendment to the registration statement of which this proxy statement/prospectus forms a part;

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amend the definition of “Company Merger Consideration” to mean (i) 12,000,000 shares of Holdings Common Stock at the Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Company Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock;

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delete the definitions of “Converted Company Debt Amount” and “Minimum Company Share Amount” and references to such terms in the Existing Merger Agreement;

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amend and restate Section 2.09(d)(i) to provide for the forfeiture by KWAC Sponsor of 3,084,450 KWAC Private Placement Warrants immediately prior to the Effective Time;

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To amend Section 2.09(b) to provide for the escrow (or at KWAC Sponsor’s option, forfeiture) of 1,100,000 shares of Holdings Common Stock that would otherwise be issued to KWAC Sponsor in respect of its KWAC Common Stock at Closing and the release of such shares (or in the case of forfeiture, reissuance of an equal number of shares) to Sponsor if the VWAP of Holdings Common Stock exceeds $12.00 for 20 trading days within any 30-day trading period during the four-year period following Closing;

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amend Section 2.11(d) to provide that (i) the Additional Shares of Holdings Common Stock will not be subject to the Lock-Up Agreement, and (ii) Craig Gould has the ability to release PPD Group, LCC and/or Wentworth Funding, LLC (or any of their ultimate beneficial owners who receive Holdings Common Stock) and the Holdings Common Stock owned by such holders from the obligations under the Lock-Up Agreement to the extent necessary to cause Holdings to satisfy the initial listing requirements of the National Exchange upon which the Holdings Common Stock has applied to be listed;

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amend Section 2.16 to provide that if the Closing does not occur then KWAC shall promptly reimburse Wentworth the amount of such SPAC Extension Costs (as defined in the Merger Agreement) and if Closing does not occur due to the KWAC’s failure to satisfy any of the conditions precedent to Closing that are reasonably with the control of KWAC, KWAC shall reimburse and pay to the Company up to $150,000 of costs and other expenses actually reimbursed by Wentworth to the prospective purchaser of the Series A Convertible Preferred Stock;

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further amend Section 2.16 to provide Wentworth with the option to cause the outstanding Sponsor Loans and Additional Sponsor Loans to be repaid by Holdings at the Closing either (A) through the issuance of shares of Holdings Common Stock of equal value, or (B) in immediately available funds, provided, however, that in case of clause (B) KWAC Sponsor will be required to surrender a number of shares of Holdings Common Stock of equal value otherwise issuable to it in connection with the Closing;

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further amend Section 2.16 to require the Outstanding SPAC Expenses (as defined in the Merger Agreement) incurred by Kingswood in connection with any prior business combination not consummated by KWAC (“Prior Expenses”) to be allocated to the Initial Stockholders on a pro-rata basis, and be repaid by (A) such Initial Stockholder in exchange for the issuance to such Initial Stockholder a number of shares of Holdings Common Stock of equal value, or (B) Holdings in exchange for such Initial Stockholders’ surrender of a number of shares of Holdings Common Stock of equal value;
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further amend Section 2.16 to provide Wentworth the option (subject to the prior written consent of Kingswood) to pay any Outstanding Company Expenses owed to unrelated third parties prior to the Closing, in exchange for the issuance of number of additional shares of Holdings Common Stock of equal value;

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amend and restate the covenants and agreements in Section 7.10 to (A) require each of Wentworth, KWAC and Holdings to use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares in Wentworth, KWAC and/or Holdings, and/or the entry into backstop arrangements with potential investors, and (B) acknowledge and agree that the proposed issuance and sale by Holdings at Closing of up to 1,500,000 Series A Convertible Preferred Stock of Holdings on the terms set forth on the term sheet dated August 9, 2023 has been agreed upon by each of Wentworth, KWAC and Holdings;

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amend and restate the closing condition in Section 8.03(h) to require the Sponsor Loans and Additional Sponsor Loans be paid in full prior to or substantially concurrently with the Closing;

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amend and restate the closing condition in Section 8.03(k) to require the Available Closing Date Cash not be less than $14,000,000;

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amend and restate the closing condition in Section 8.03(l) to require the Company Merger Consideration to be issued prior to or substantially concurrently with the Closing;

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amend the definition of “Termination Date” by replacing “June 30, 2023” with “November 24, 2023; and

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amend and restate the termination rights in Section 9.01(c) to allow for the termination of the Merger Agreement if the conditions specified in Section 8.03(k) and 8.03(l) are not capable of being satisfied at the Closing.

Support Agreements
Contemporaneously with the execution of the Merger Agreement, (i) certain of the Initial Stockholders entered into the Founder Support Agreement, pursuant to which, among other things, such holders agreed to approve the Merger Agreement, and (ii) securityholders of Wentworth representing a majority of Wentworth’s outstanding membership interests entered into the Wentworth Support Agreement, pursuant to which, among other things, such Wentworth securityholders agreed to approve the Merger Agreement.
In addition, KWAC Sponsor has agreed that, at immediately prior to the Effective Time, 3,084,450 of the KWAC Private Placement Warrants held by Sponsor shall be forfeited and that 3,084,450 Holdings Private Warrants shall be issued to the equityholders of Wentworth in proportion to their ownership interests in Wentworth.
Results of Operations
For the three months ended September 30, 2023, we incurred a loss from operations of $722,094. In addition to the loss from operations, we realized other income of $156,823 consisting of interest income of $57,389 from the Trust and operating bank accounts and a $151,846 gain from a decrease in the fair value of the Company’s warrant liability partially offset by a loss on the change in fair value of the convertible promissory note of $52,412.
For the nine months ended September 30, 2023, we incurred a loss from operations of $1,952,127. In addition to the loss from operations, we realized other income of $558,283 consisting of interest income of $161,026 from the Trust and operating bank accounts and a $455,537 gain from a decrease in the fair value of the Company’s warrant liability, partially offset by a loss on the change in fair value of the convertible promissory note of $58,280. For the three and nine months ended September 30, 2023, our efforts have been limited to activities relating to consummating the proposed Business Combination and activities relating to general corporate matters. We have not generated any income, other than interest income earned on the proceeds held in the Trust and operating bank accounts. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities and convertible promissory note at each reporting period.
For the three months ended September 30, 2022, we incurred a loss from operations of $736,011. Net income for the Company of $229,989 included the changes in fair value of warrant liability of $759,227, changes in fair value of convertible promissory note of $140,888 and interest income from the Trust Account of $67,094, offset by loss from operations and tax expense of $1,209.
For the nine months ended September 30, 2022, we incurred a loss from operations of $3,261,136, including legal and professional fees of $2,936,487, directors’ fee of $78,750, insurance expenses of $112,192 and other general operating expenses totaling $133,707. We also incurred $5,241 in tax expenses. In addition to the loss from operations, we realized other income of $6,468,656 consisting of interest income of $144,657 from the Trust and operating bank accounts, a gain on the change in fairvalue of the convertible promissory note of $250,179 and a $6,073,820 gain from a decrease in the fair value of the Company’s warrant liability.
At September 30, 2023, $6,134,176 was held in the Trust Account (including $4,025,000 of deferred underwriting discounts and commissions).
Except for the withdrawal of interest to pay our taxes and up to $100,000 to pay dissolution expenses, if any, our Charter provides that none of the funds held in trust will be released from the Trust Account until such time as or under the following circumstances (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock included in the units sold in the Public Offering (the “Units”) properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if the Company does not complete an initial business combination by February 24, 2024 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Public Offering if we are unable to complete a business combination by February 24, 2024, as extended. Through September 30, 2023, we have not withdrawn any funds from interest earned on the trust proceeds to pay taxes. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of the Public Offering in the event of a business combination.
Liquidity, Capital Resources and Going Concern
As of September 30, 2023, we had cash outside our Trust Account of $1,509, available for working capital needs and a working capital deficit of $6,978,743. We intend to use the funds held outside the Trust Account for consummating the business combination.
As of September 30, 2023, assets held in the Trust Account of $6,134,176 consisted of a demand deposit account. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2023, we did not withdraw any interest earned on the Trust Account to pay our taxes. All remaining cash was held in the Trust Account and is generally unavailable for our use, prior to an initial business combination.
For the nine months ended September 30, 2023, cash used in operating activities was $206,784. Net loss of $1,394,875 was primarily driven by a change in the fair value of the Warrants of $455,537, changes in fair value of convertible promissory note of $58,280, interest income from the Trust Account of $161,026, a reversal of the deferred tax liability of $31,151, and change in other working capital of $1,777,525.
For the nine months ended September 30, 2023, cash used in investing activities was $458,656. We withdrew $164,309 in connection with redemptions, and invested in the Trust Account $553,747 with funds provided by Wentworth and $69,218 with funds provided by the Sponsor.

For the nine months ended September 30, 2023, cash provided by financing activities was $389,438. We paid $164,309 for the redemptions of Class A common stock and received $553,747 from Wentworth to pay for extensions into the Trust Account.
For the nine months ended September 30, 2022, cash used in operating activities was $1,452,123. Net income of $3,202,279 was primarily driven by a change in the fair value of the Warrants of $6,073,820, changes in fair value of convertible promissory note of $250,179, interest income from the Trust Account of $144,609, and an increase in accounts payable, taxes payable and accrued expenses of $1,814,208.
For the nine months ended September 30, 2022, cash provided by investing activities was $102,650,402. We withdrew $102,894,278 in connection with redemptions and invested in the Trust Account $243,876 with funds provided by the Sponsor.
For the nine months ended September 30, 2022, cash used in financing activities was $101,784,278. We paid $102,894,278 for the redemptions of Class A common stock and borrowed $1,110,000 from a convertible promissory note.
On March 24, 2022, our Sponsor agreed to loan us up to $1,500,000 as may be required (the “Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans are evidenced by a promissory note. The note will either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, or converted upon consummation of a business combination into additional Private Warrants equal to $1.00 per Private Warrant. On October 6, 2023, the Company and the Sponsor amended and restated the Initial Convertible Promissory Note to provide that, among other things, upon the consummation of a Business Combination, the Initial Working Capital Loans would either be repaid, or at Wentworth’s election, converted into a number of shares of Class A common stock of the Company (or the shares or other securities of another entity for or into which the Class A common stock of the Company are exchangeable or convertible in connection with a Business Combination) equal to the then aggregate principal amount plus accrued and unpaid interests outstanding, divided by $10.00.
On October 6, 2023, the Company and Sponsor entered into an additional convertible promissory note (the “Additional Convertible Promissory Note”) pursuant to which Sponsor agreed to loan the Company up to $250,000 (such loans, the “Additional Working Capital Loans”). The Additional Convertible Promissory Note provided that, upon the consummation of a Business Combination, the Additional Working Capital Loans would either be repaid, or, at the Sponsor’s election, converted into a number of shares of Class A common stock of the Company (or the shares or other securities of another entity for or into which the Class A common stock of the Company are exchangeable or convertible in connection with a Business Combination) equal to the then aggregate principal amount plus accrued and unpaid interests outstanding, divided by $10.00. If a Business Combination is not consummated, the Additional Convertible Promissory Note provides that the Company will use a portion of proceeds held outside the Trust Account to repay the Additional Working Capital Loans, but no proceeds held in the Trust Account would be used for such purposes. As of October 25, 2023, $250,000 was drawn on the Additional Convertible Promissory Note.
If our estimate of the costs of completing the contemplated business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate the business prior to a business combination. Moreover, in addition to the access to the Working Capital Loans, we may need to obtain other financing either to complete a business combination or because we become obligated to redeem a significant number of public shares upon consummation of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of a business combination. If we are unable to complete a business combination because we do not have sufficient funds available, we will be forced to cease operations and liquidate the Trust Account. In addition, following a business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
We have until February 24, 2024 to consummate a Business Combination. It is uncertain that we will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution unless time for which the business combination is otherwise extended as further outlined above under the heading “Charter Amendments”. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution and our working capital deficiency raises substantial doubt about our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 24, 2024.
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders in with respect to such redeemed Public Shares.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.
Contractual obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to reimburse our sponsor for office space, secretarial and administrative services provided to members of the Company’s management team by the sponsor, members of our sponsor, and the Company’s management team or their affiliates in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and the Company does not pay a third party directly for such services, from the date of closing of the Public Offering. Upon completion of a business combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Commencing on the date of the final prospectus for the Public Offering, the Company has agreed to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative services as needed. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Sponsor has forgone charging the Company for the administrative service fee and during the year ended December 31, 2022, the Sponsor agreed to forgive the aggregate administrative service fee incurred in the amount of $1,667.
The underwriters are entitled to a deferred fee of $0.35 per units, or $4,025,000 in the aggregate will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.
Registration Rights
The holders of (i) the Founder Shares, which were issued in a private placement prior to the closing of the Public Offering, (ii) KWAC Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO, and the shares of KWAC Class A Common Stock underlying such KWAC Private Placement Warrants and (iii) KWAC Private Placement Warrants that may be issued upon conversion of Working Capital Loans (and the securities underlying such securities) have registration rights to require KWAC to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Derivative Warrant Liabilities
We account for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging-Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statements of Operations in the period of change.
Convertible Promissory Note
On March 24, 2022, the Sponsor agreed to loan us up to $1,500,000 to be used for a portion of the expenses of the Company. At the option of the Sponsor, at any time on or prior to the maturity date, any unpaid principal amount outstanding may be converted into whole warrants (“Conversion Warrants”) to purchase Class A common stock at a conversion price equal to $1.00 per warrant. We elected the fair value option as the reporting value of the Convertible Promissory Note. As a result of applying the fair value option, we record each draw with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in fair value of convertible promissory note on the condensed statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s assumption a market participant would use in pricing the asset or liability.
On October 6, 2023, the Company and Sponsor entered into that Amended and Restated Convertible Promissory Note (the “A&R Convertible Promissory Note”), which amends and restates the Initial Convertible Promissory Note to provide that, among other things, upon the consummation of a Business Combination, the Initial Working Capital Loans would either be repaid, or at Wentworth’s election, converted into a number of shares of Class A common stock of the Company (or the shares or other securities of another entity for or into which the Class A common stock of the Company are exchangeable or convertible in connection with a Business Combination) equal to the then aggregate principal amount plus accrued and unpaid interests outstanding, divided by $10.00.
Also on October 6, 2023, the Company and Sponsor entered into an additional convertible promissory note (the “Additional Convertible Promissory Note”) pursuant to which Sponsor agreed to loan the Company up to $250,000 (such loans, the “Additional Working Capital Loans”). The Additional Convertible Promissory Note provided that, upon the consummation of a Business Combination, the Additional Working Capital Loans would either be repaid, or, at the Sponsor’s election, converted into a number of shares of Class A common stock of the Company (or the shares or other securities of another entity for or into which the Class A common stock of the Company are exchangeable or convertible in connection with a Business Combination) equal to the then aggregate principal amount plus accrued and unpaid interests outstanding, divided by $10.00. If a Business Combination is not consummated, the Additional Convertible Promissory Note provides that the Company will use a portion of proceeds held outside the Trust Account to repay the Additional Working Capital Loans, but no proceeds held in the Trust Account would be used for such purposes.

Redeemable Shares of Class A Common Stock
We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our redeemable Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of redeemable Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of our balance sheets.
On May 18, 2022, the Company held a special meeting in lieu of an annual meeting pursuant to which the stockholders approved extending the date by which the Company had to complete a business combination from May 24, 2022 to November 24, 2022. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 10,036,744 class A common stock. As a result, an aggregate of $102,894,278 (or approximately ($10.25 per share) was released from the Trust Account to pay such stockholders.
On November 23, 2022, the Company held a special meeting in lieu of an annual meeting pursuant to which the stockholders approved extending the date by which the Company had to complete a business combination from November 24, 2022 to May 24, 2023. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 954,800 class A common stock. As a result, an aggregate of $10,142,765 (or approximately ($10.62 per share) was released from the Trust Account to pay such stockholders.
On May 18, 2023, the Company convened a special meeting of stockholders at which its stockholders approved extending the date by which the Company must complete its initial business combination from May 24, 2023 to August 24, 2023. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 14,406 Public Shares for a pro rata portion of the Trust Account. As a result, an aggregate of $164,297 (or approximately$11.40 per share) was released from the Trust Account to pay such Public Stockholders.
On August 17, 2023, the Company convened a special meeting of stockholders at which its stockholders approved extending the date by which the Company must complete its initial business combination from August 24, 2023 to November 24, 2023. In connection with the approval of the extension, a Public Stockholder holding one Public Share exercised its right to redeem such Public Share for a pro rata portion of the Trust Account. As a result, an aggregate of $12.23 was released from the Trust Account to pay such Public Stockholder. Additionally, at such special meeting KWAC’s stockholders approved additional amendments to the Company’s second amended and restated certificate of incorporation to provide holders of the KWAC Class B Common Stock the right to convert their shares of KWAC Class B Common Stock into shares of KWAC Class A Common Stock on a one-to-one basis at any time and from time to time at the election of the holder. On August 17, 2023, KWAC Sponsor notified CST that it was electing to convert approximately 2,605,000 shares of KWAC Class B Common Stock into shares of KWAC Class A Common Stock. Such converted shares of KWAC Class A Common Stock have no rights to funds in the Trust Account and are excluded from the pro rata calculation used to determine the per-share redemption price.
With the redemptions of the Class A shares, as of September 30, 2023 and December 31, 2022, 494,049 and 508,456 shares of class A common stock subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the balance sheets.
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders with respect to such redeemed Public Shares.

Net Income (Loss) per Share
We have two classes of stock, which are referred to as redeemable Class A common stock and non-redeemable Class A and Class B common stock. Earnings and losses are shared pro rata between the two classes of stock. The 15,184,550 potential common stock for outstanding warrants to purchase our stock were excluded from diluted earnings per share for the three and nine months ended September 30, 2023 and 2022 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods.
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments —  Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As we are a smaller reporting company, adoption of ASU 2020-06 will be required for fiscal years beginning after December 15, 2023, including interim periods with those fiscal years. The Company is still evaluating the impact of ASU 2020-06 and will adopt as required.

BUSINESS OF WENTWORTH
Our Company
Wentworth Management Services LLC, a Delaware limited liability company (the “Company”), is a leading consolidator of retail wealth management businesses that owns and operates ten entities, four of which are broker-dealers, three of which are registered agents, and three of which are insurance entities, that have over 1900 registered individuals working within the financial services industries. In addition, the Company owns three registered investment advisors and two general agencies.
The Company focuses on three critical areas comprised of the hybrid, independent and W2 business models to allow affiliated advisors to choose the operating model that works best for them and run their practices on their own terms. The Company’s platform adds to its flexibility by providing a variety of custody and clearing firm options to accommodate the unique business needs of advisors.
The Company believes it will be a natural destination for financial advisors and assets in motion by strategically positioning itself as the hybrid broker-dealer of choice, with top clearing and custodial relationships and strategic partnerships. With a track record of building a platform capable of significant scale along with strategic initiatives to drive its growth via access to public capital, Binah’s features include:
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A national wealth management platform supporting more than 1,900 individuals working within the financial services industries

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Tech-enabled capabilities that allows for seamless integration and provides advisors with end-to-end services enhancing efficiency

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Open architecture that offers access to an array of solutions for advisors and their clients via expanded product offerings and shared services

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A highly attractive financial model that is expected to experience organic growth, highly recurring revenues and expanding margins

Each of our independent advisory and brokerage firms provides full support services to its financial advisors, including access to stock, bond, exchange-traded fund (“ETF”) and options execution; products such as insurance, mutual funds, alternative investments such as non-traded real estate investment trusts, unit trusts and fixed and variable annuities; and research, compliance, supervision, accounting and related services.
Our independent advisory and brokerage firms offer various accounts, some of which are managed by our financial advisors, and others that are managed by third parties. The advisor managed accounts offer various account structures, including fee-based and “wrap fee” accounts. For financial advisors who prefer not to act as portfolio managers, third-party management options are available. These options employ managers who select diversified, fee-based asset management investment portfolios based on a client’s needs and risk profile. The types of portfolios may include separately managed portfolios, multi-managed accounts, and mutual fund and ETF model portfolios. These portfolios may also include portfolio analytics, performance reporting and position-specific reporting.
Corporate Structure
Founded in March 2016 as a limited liability company under the Delaware Limited Liability Company Act, Wentworth, through four wholly-owned registered broker dealer subsidiaries and their affiliated entities, provides investment management services to clients via three investment advisor business models:
Hybrid Business Model: The Purshe Kaplan Sterling Entities
PKS Holdings, LLC (“PKSH”) is headquartered in Albany, New York with branch offices throughout the United States of America, more than 1700 registered individuals working within the financial services industries, and includes the following entities (the “PKSH Entities”):
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Purshe Kaplan Sterling Investments, Inc. (“PKSI”), incorporated in the State of New York, is an independent broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investors Protection Corporation (“SIPC”).
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PKS Advisory Services, LLC (“PKSA”), a New York limited liability company, is an independent investment advisory firm, registered with the SEC, which provides advisory services to clients.

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PKS Financial Services, Inc. (“PKSF”), incorporated in the State of New York, is an insurance entity providing financial services to clients.

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Representatives Indemnity Company, Inc. (“Repco”), incorporated in the British Virgin Islands, holds a general business insurance license for the purpose of providing professional liability insurance coverage for affiliated Wentworth entities.

PKSI operates under a Hybrid Business Model, which allows our independent registered representatives to maintain registration with our broker-dealer in order to continue to offer commission-based products alongside their registration to an outside Registered Investment Advisor to provide fee-based asset management services. The flexibility of the Hybrid Business Model allows investment advisors to keep their fee-based asset management advisory business while executing their more traditional commission-based business through our broker-dealer.
PKSI is one of the leaders in the Hybrid Business Model with over 500 different registered investment advisors that have advisors registered with PKSI. We are currently expanding the PKSI model into both World Equity Group and Cabot Lodge Securities to offer greater custody and clearing options to our advisors. Pursuant to the Hybrid Business Model, an independent financial advisor becomes affiliated with one of our independent brokerage firms. The independent financial advisor generally establishes his or her own office and is solely responsible for the payment of all expenses associated with the operation of the branch office (including rent, utilities, furniture, equipment, quotation systems, employee wages and benefits and general office supplies). A significant percentage of a branch’s commission-based revenues from securities brokerage transactions conducted through our brokerage firms accrue to the independent financial advisor. Because an independent financial advisor’s fee-based asset management advisory business is outside of our corporate registered investment advisor, they run and manage all aspects of their own registered investment advisor and collect all fees related to those services. This compares with a payout rate of approximately 30% to 50% to financial advisors working in a traditional wirehouse brokerage setting where the brokerage firm bears substantially all of the sales force costs, including providing employee benefits, office space, sales assistants, telephone service and supplies.
The Hybrid Business Model permits our independent brokerage firm subsidiaries to expand their revenue base and retail distribution network of investment products and services without either the capital expenditures that would be required to open company-owned offices, or the additional administrative and other costs of hiring financial advisors as in-house employees.
An independent financial advisor must possess a sufficient level of business experience to enable the individual to independently operate his or her own office. These independent financial advisors have the ability to structure their own practices and to focus in different areas of the investment business, subject to supervisory procedures as well as compliance with all applicable regulatory requirements.
Independent Business Model: the Cabot Lodge Entities and the World Equity Group
Cabot Lodge Securities LLC (“CLS”) maintains offices in New York, New York with branch offices throughout the United States of America, more than 100 registered advisors. and includes the following entities (the “CLS Entities”):
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CLS, organized as a limited liability company in the State of Delaware, is an independent broker-dealer registered with the SEC and is a member of FINRA and SIPC.

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CL Wealth Management LLC (“CLWM”), organized as a limited liability company in the State of Virginia, is a SEC registered investment advisor.

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Wentworth Financial Partners (“WFP”) (f/k/a CL General Agency), organized as a limited liability company in the State of Delaware, is an insurance agency. On September 5, 2018.

On May 17, 2021, Wentworth acquired 100% of the equity interests of World Equity Group, Inc. (“WEG”). The acquisition was made to enhance Wentworth’s position in the Midwest. WEG maintains offices in Illinois and has branch offices throughout the United States of America with more than 125 registered individuals. WEG is incorporated in the State of Illinois, is an independent broker-dealer and registered investment advisor registered with the SEC and is a member of FINRA and SIPC.
CLS operates primarily an Independent Business Model, which allows our independent broker-dealers to affiliate with our brokerage firms as independent contractors to offer commission-based products as well as fee-based asset management services to their client through our RIAs. Pursuant to the Independent Business Model, an independent broker-dealer becomes affiliated with one of our independent brokerage firms as an independent contractor. The independent broker-dealer generally establishes his or her own office and is solely responsible for the payment of most of the expenses associated with the operation of the branch office (including rent, utilities, furniture, equipment, quotation systems, employee wages and benefits and general office supplies). A large percentage of a branch’s commission-based revenues from securities brokerage transactions conducted through our brokerage firms accrue to the independent broker-dealer, and a large percentage of the fee-based revenue for asset management services provided by our corporate RIAs accrue to the independent broker-dealer.
W2 Business Model
In addition to the Hybrid Business Model, the PKSH Entities operate under a W2 Business Model, which allows our independent broker-dealers to affiliate with our brokerage firms as employees to offer commission-based products through our brokerage firms as well as fee-based asset management services through our RIAs. Pursuant to the W2 Business Model, the independent broker-dealer joins one of our established branch offices and Wentworth is responsible for the payment of substantially all of the expenses associated with the operation of the branch office (including rent, utilities, furniture, equipment, quotation systems, employee wages and benefits and general office supplies). The independent broker-dealer is a commission based on a smaller percentage of a branch’s commission-based revenues from securities brokerage transactions conducted through our brokerage firms, and the fee-based revenue for asset management services provided by our corporate RIAs.
Competition
The wealth management industry is highly competitive. We compete for opportunities and the professionals in our network compete for clients, advisers and other personnel, with public and privately held investment advisers, traditional brokerage firms and wirehouses, firms associated with securities broker-dealers, financial institutions, private equity firms, asset managers and insurance companies, many of whom have greater resources than we do.
Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Also, many firms offer discount brokerage services and generally effect transactions at substantially lower commission rates on an “execution only” basis. Moreover, there is substantial commission discounting by full-service brokerage firms competing for institutional and retail brokerage business.
A growing number of brokerage firms offer online trading and web-based financial services, usually with lower levels of service, which has further intensified the competition for retail brokerage customers. Our brokerage firm subsidiaries currently do not offer any online trading services to their customers, although they offer online account access so their customers can review their account balances and activity.
Competition also is increasing from other financial institutions, notably banking institutions, insurance companies and other organizations, which offer customers some of the same services and products presently provided by securities firms. We seek to compete through the quality of our financial advisors, our level of service, the products and services we offer and our expertise in certain areas.
To grow our business and compete effectively we must be able to maintain our existing community and attract additional opportunities. Traditionally, we have competed on the basis of:
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increasing revenue through enhanced advisor recruitment efforts, expanded product offerings, strategic scale opportunities (M&A)

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expanding margins through new product offerings on existing platforms, shared services, and improved operational efficiencies across our broker dealer network

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increasing organizational scale via lift-out acquisitions, consolidation of other firms onto our existing platform, expanded partner networks and improved brand recognition

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building out our tech stack and scaling through additional technology products

Competitive Advantage
Our organizational structure differentiates us from our competitors. Our network enables highly qualified professionals to run their businesses efficiently and effectively through end-to-end resources and support, including
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Clearing capabilities through major clearing and custodial firms

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Ability to maintain their identity and enhance their brand

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Flexibility to choose independent or corporate registered investment advisors

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Knowledge and services sharing across the community

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Seamless integration

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Enterprise relationships

Growth Strategy
As advisors and assets under management continue to migrate from traditional wirehouse brokerage and commission-based platforms to hybrid and independent models, we believe we are well-positioned to expand our existing network and to grow through acquisitions.
Growth of Existing Network
We seek to enhance the competitive position of the professionals in our network by connecting our members with the intellectual expertise, resources and value-added services of our network. The Company intends to grow by supporting its members’ growth through tactical, operational and strategic initiatives, as well as through the members’ own acquisitions.
Pipeline Acquisitions
We continue to scale as firms consolidate into the Wentworth network and we add advisors via lift-out pipeline acquisitions. We leverage management’s existing relationships and experience to continue to identify and integrate partner and promote the Wentworth brand to the market.
Regulatory Environment
Most of the organizations and professionals in our network are subject to extensive regulation. Our broker-dealer subsidiaries are subject to regulation by the SEC and by the Financial Industry Regulatory Authority (“FINRA”). Registered investment advisors are subject to regulation by the SEC under the Advisers Act and by the U.S. Department of Labor (the “DOL”) under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Several organizations may also be subject to regulation by state regulators for insurance and other aspects of their activities.
Registered investment advisors are subject to numerous obligations, including fiduciary duties, compliance and disclosure obligations, recordkeeping requirements and operational requirements. Certain of our organizations sponsor unregistered and registered funds in the United States. These activities subject those firms to additional regulatory requirements in those jurisdictions. In addition, many state securities commissions impose filing requirements on investment advisers that operate or have places of business in their states. Similarly, many states require certain client facing employees of RIAs and FINRA-registered broker-dealers to become state licensed.

Broker-dealers and their personnel are regulated, to a large extent, by the SEC and self-regulatory organizations, principally FINRA. In addition, state regulators have supervisory authority over broker-dealer activities conducted in their states. Broker-dealers are subject to regulations which cover virtually all aspects of their business, including sales practices, trading practices, use and safekeeping of clients’ funds and securities, recordkeeping and the conduct of directors, officers, employees and representatives. Broker-dealers are also subject to net capital rules that mandate that they maintain certain levels of capital.
Certain organizations have licensed insurance affiliates. State insurance laws grant state insurance regulators broad administrative powers. These supervisory agencies regulate many aspects of the insurance business, including the licensing of insurance brokers and agents and other insurance intermediaries, and trade practices such as marketing, advertising and compensation arrangements entered into by insurance brokers and agents.
Our organizations are also subject to regulation by the DOL under ERISA and related regulations with respect to investment advisory and management services provided to participants in retirement plans covered by ERISA and subject to regulation by the Internal Revenue Service (“IRS”) with respect to individual retirement accounts (“IRAs”) pursuant to comparable provisions within the Internal Revenue Code (“IRC”). Among other requirements, ERISA and the IRC imposes duties on persons who are fiduciaries under ERISA and the IRC, respectively, and prohibit certain transactions involving related parties.
Additionally, we and our organizations are subject to various state, federal data privacy and cybersecurity laws designed to protect client and employee personally identifiable information. These laws and regulations are increasing in complexity and number, which has resulted in greater compliance risk and cost for us. The unauthorized access, use, theft or destruction of client or employee personal, financial or other data could expose us to potential financial penalties and legal liability.
Material Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WENTWORTH
The following discussion and analysis provides information which Wentworth’s management believes is relevant to an assessment and understanding of WENTWORTH’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial Information of WENTWORTH” and the audited annual condensed consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with our unaudited pro forma consolidated financial information as of and for the years ended December 31, 2022 and 2021. This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “WENTWORTH Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of WENTWORTH and its consolidated subsidiaries.
Overview
The Business Combination
On July 7, 2022, we entered into the Merger Agreement by and among KWAC, Holdings, Kingswood Merger Sub, Wentworth Merger Sub, and Wentworth, which provides for (i) Kingswood Merger Sub to merge with and into KWAC in the Kingswood Merger, with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (“Kingwood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into Wentworth in the Wentworth Merger, with Wentworth surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger, KWAC Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company in the Holdings Contribution all common units of the Surviving Company directly held by Holdings after the Wentworth Merger, such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company.
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KWAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Holdings will represent a continuation of the financial statements of Wentworth with the Business Combination treated as the equivalent of Wentworth issuing shares for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Wentworth in future reports of Holdings.
Wentworth has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
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Wentworth unit holders will have a relative majority of the voting power of Holdings;

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The Holdings Board will have seven members, and Wentworth’s unit holders will have the ability to nominate the majority of the members of the Holdings Board;

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Wentworth’s senior management will comprise the senior management of Holdings and be responsible for the day-to-day operations; and

•
The intended strategy and operations of Holdings will continue Wentworth’s current strategy and operations.

We currently expect the private placement warrants held by the Sponsor to remain liability classified instruments upon the Closing. We also currently expect the public warrants to be reclassified from liability classified instruments to equity classified instruments upon the Closing.

Wentworth expects to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. Wentworth estimates that these incremental costs will range between approximately $0.7million and $1.0 million per year.
Economic Overview and Impact of Financial Market Events
Our business is directly and indirectly sensitive to several macroeconomic factors and the state of the United States financial markets.
Although inflation, rising interest rates and volatile global markets were all headwinds, the U.S. economy added roughly 800,000 jobs in the third quarter of 2023, while the unemployment rate averaged 3.7% in the third quarter of 2023, up slightly from the 3.6% average in the prior quarter. The equity and bond markets experienced volatility from an increasingly hawkish Federal Reserve (“Fed”) and uncertainty about future economic growth. The S&P 500 decreased 4% and the Bloomberg Barclays U.S. Aggregate Bond Index decreased 3% during the third quarter of 2023.
Our business is also sensitive to current and expected short-term interest rates, which are largely driven by Fed policy. At the end of the third quarter of 2023, Fed policymakers increased the target range for the federal funds rate to 5.25% to 5.50%. To the extent they pursue tighter monetary policy, the Federal Open Market Committee members will take into account the cumulative impacts from higher rates, the information trajectory and global financial conditions.
Please consult the Factors Affecting Our Financial Condition and Results of Operations, including those described in the section of this proxy statement/prospectus titled “Risk Factors.”
Basis of Presentation
Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Currently, we conduct business through one operating segment. The consolidated financial statements have been prepared assuming that we will continue as a going concern. See Note 1 in the accompanying consolidated financial statements for further details.
Results of Operations
The following presents an analysis of our results of operations for the three and nine months ended September 30, 2023 and 2022 (in thousands):
	For the three months ended September 30,			For the nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change
Revenues:
Revenue from Contracts with Customers:
Commissions	35,469	34,219	3.7%	$104,112	$112,053	-7.1%
Advisory fees	5,448	5,550	-1.8%	16,334	17,863	-8.6%
Total Revenue from Contracts with Customers	40,917	39,769	2.9%	120,446	129,916	-7.3%
Interest and other income	1,933	1,687	14.6%	6,227	4,392	41.8%
Total revenues	42,850	41,456	3.4%	126,673	134,308	-5.7%
Expenses:
Commissions and fees	35,865	33,918	5.7%	103,863	109,765	-5.4%

	For the three months ended September 30,			For the nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change
Employee compensation and benefits	3,087	3,255	-5.2%	9,875	10,129	-2.5%
Rent and occupancy	284	255	11.6%	900	1,192	-24.4%
Professional fees	697	1,546	-54.9%	2,412	4,260	-43.4%
Technology fees	597	431	38.5%	1,543	1,478	4.4%
Interest	1,249	774	61.3%	3,895	2,322	67.7%
Depreciation and amortization	304	452	-32.9%	913	1,245	-26.7%
Other	766	594	28.9%	1,539	1,654	-7.0%
Total expenses	42,849	41,226	3.9%	124,939	132,045	-5.4%
Income before provision for income taxes	1	231	-99.6%	1,734	2,264	-23.4%
Provision for income taxes	(243)	113	-314.9%	289	8	3342.0%
Net income	$244	$118	107.7%	$1,445	$2,255	-35.9%

The following presents an analysis of our results of operations for the six months ended June 30, 2023 and 2022 (in thousands):
	For the six months ended June 30
	2023	2022	% Change
Revenues:
Revenue from Contracts with Customers:
Commissions	$68,643	$77,834	(11.8)%
Advisory Fees	10,886	12,313	(11.6)%
Total Revenue from Contracts with Customers	79,529	90,147
Interest and other income	4,294	2,705	58.7%
Total revenues	$83,823	$92,852	(9.7)%
Commissions and fees	67,998	75,847	(10.3)%
Employee compensation and benefits	6,787	6,874	(1.3)%
Rent and occupancy	616	937	(34.2)%
Professional fees	1,715	2,713	(36.8)%
Technology fees	945	1,046	(9.7)%
Interest	2,646	1,548	70.9%
Depreciation and amortization	610	793	(23.1)%
Other	773	1,060	(27.1)%
Total expenses	82,090	90,819	(9.6)%
Income before provision for income taxes	1,733	2,033	(14.8)%
Provision for income taxes	532	(105)	(607.4)%
Net income	$1,201	$2,138	(43.8)%
The following presents an analysis of our results of operations for the years ended December 31, 2022 and 2021 (in thousands):

	For the years ended December 31,
	2022	2021	% Change
Revenues:
Revenue from Contracts with Customers:
Commissions	149,297	148,840	0.3%
Advisory Fees	23,107	18,437	25.3%
Total Revenue from Contracts with Customers	172,404	167,278
Interest and other income	6,446	4,181	54.2%
Total revenues	178,849	171,459	4.3%
Expenses:
Commissions and fees	145,651	139,021	4.8%
Employee compensation and benefits	14,227	15,970	-10.9%
Rent and occupancy	950	2,013	-52.8%
Professional fees	6,077	3,006	102.1%
Technology fees	1,892	2,593	-27.0%
Interest	3,318	2,874	15.4%
Depreciation and amortization	1,523	1,637	-6.9%
Other	3,721	2,339	59.1%
Total expenses	177,360	169,454	4.7%
Income before provision (benefit) for income taxes	1,490	2,005	-25.7%
Provision (benefit) for income taxes	580	(781)	-174.2%
Net income	$910	$2,787	-67.3%
Revenues
Wentworth’s primary source of revenue is from fees and commissions from products and advisory services offered by our advisors to their clients, a substantial portion of which we pay out to our advisors. We also generate interest income in accordance with our agreements with our clearing partners. In accordance with ASC 606, Revenue from Contracts with Customers, we record revenue when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Revenues are analyzed to determine whether the Company is the principal (i.e., reports revenues on a gross basis) or agent (i.e., reports revenues on a net basis) in the contract. Principal or agent designations depend primarily on the control an entity has over the product or service before control is transferred to a customer. The indicators of which party exercises control include primary responsibility over performance obligations, inventory risk before the good or service is transferred and discretion in establishing the price.
Commissions
Commission revenues represent sales commissions generated by advisors for their clients’ purchases and sales of securities on exchanges and over-the-counter, as well as purchases of other investment products.
The Company generates two types of commission revenues: sales-based commissions that are recognized at the point of sale on the trade date and trailing commissions that are recognized over time as earned. Sales-based commission revenues vary by investment product and are recognized on the trade date or the transaction date, which represents the completion of the Company’s performance obligation because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon, and the risks and rewards of ownership have been transferred to/from the customer at a point in time. The rates at which commissions are charged to the customers range from 1% to 7% based on the investment product. Trailing commission revenues which are preliminarily related to the sales of mutual funds and variable annuities held by clients of the Company’s advisors are generally based on a percentage of the current market value of clients’ investment holdings in trail-eligible assets, and are recognized over the time the client owns the investment or holds the contract and is generally based on a fixed rate applied, generally twenty-five to fifty basis points (25-50 bps) of the current market value of the clients’ holdings. Trailing commissions are generally received monthly or quarterly. The ongoing revenue is not recognized at the time of sale because it is variably constrained due to factors outside the Company’s control including market volatility and the client’s investment hold period and the Company does not believe that it can overcome such constraints until the market value of the fund and the investor activities are known. The revenues will not be recognized until it is probable that a significant reversal will not occur.
The Company is principal for the commission revenue, as it is responsible for the execution of the clients’ purchases and sales and maintains relationships with the product sponsors. Advisors assist the Company in performing it obligations. Accordingly, total commission revenue is reported on a gross basis. See Note 3 — Revenues From Contracts with Customers within the notes to the unaudited consolidated financial statements for the nine months ended September 30, 2023, and 2022 for further details regarding our commission revenue by product category and Note 4 — Revenue From Contracts with Customers within the notes to the audited financial statements for the year ended December 31, 2022.
The following table sets forth the components of our commission revenue for the three and nine months ended September 30, 2023 and 2022 (in thousands):
	For the three months ended September 30,			For the nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change
Sales-based	$18,939	$18,820	0.6%	$56,184	$62,089	-10%
Trailing	16,530	15,400	7.3%	47,928	49,964	-4%
Total commission revenue	$35,469	$34,219	3.7%	$104,112	$112,053	-7%
Sales based revenue was relatively flat for the three months ended September 30, 2023 as compared to 2022. The increase in trailing commission revenue for the three months ended September 30, 2023 compared to 2022 was primarily due to an increase in the sales of annuities. The decrease in sales based revenue for the nine months ended September 30, 2023 as compared to 2022 is attributable to a decrease in the generation of transactional based products. The decrease in the trailing based revenues is primarily due to volatility driven declines in trail eligible assets.
The following table sets forth the components of our commission revenue for the six months ended June 30, 2023 and 2022 (in thousands):
	For the six months ended June 30,
	2023	2022	$ Change	% Change
Sales-based	$37,245	$43,270	(6,025)	(13.9)%
Trailing	31,398	34,564	(3,166)	(9.2)%
Total commission revenue	$68,643	$77,834	(9,191)	(11.8)%
Sales based revenue was relatively flat for the three months ended June 30, 2023 as compared to 2022. The decrease in trailing commission revenue for the three months ended June 30, 2023 compared to 2022 was primarily due to volatility driven declines in trail eligible assets.
The following table sets forth the components of our commission revenue for the years ended December 31, 2022 and 2021 (in thousands):
	For the years ended December 31,
	2022	2021	$ Change	% Change
Sales-based	$83,988	$75,726	8,262	11%
Trailing	65,309	73,114	(3,135)	-3%
Total commission revenue	$149,297	$148,840	4,384	3%

The increase in sales-based commission revenue for the year ended December 31, 2022 compared to 2021 was primarily driven by the World Equity Group, Inc. business combination which closed in May 2021 and accounts for a 13% increase over 2021. The decrease in trailing commission revenue for the year ended December 31, 2022 compared to 2021 was primarily due to volatility driven declines in trail eligible assets.
Commission revenue is generated from brokerage assets. The following table summarizes the brokerage assets for the periods presented (in billions):
	September 30,
	2023	2022
Brokerage Assets	20,820	18,442
	June 30,
	2023	2022
Brokerage Assets	21,080	19,299
Included in the brokerage assets above are trail-eligible assets as follows:
	September 30,
	2023	2022
Trail-Eligible Assets (in billions)	14,018	13,155
The following table summarizes activity impacting brokerage assets for the periods presented:
	Three Months Ended September 30,
	2023	2022
Balance – Beginning of period	21,079	19,299
Net new brokerage assets(1)	509	161
Market impact(2)	(769)	(1,018)
Balance – End of period	20,819	18,442
	Nine Months Ended September 30,
	2023	2022
Balance – Beginning of period	20,102	23,063
Net new brokerage assets(1)	(1,712)	1,143
Market impact(2)	2,429	(5,764)
Balance – End of period	20,820	18,442
	June 30,
	2023	2022
Trail-Eligible Assets (in billions)	14,189	14,059
The following table summarizes activity impacting brokerage assets for the periods presented:
	Six Months Ended June 30,
	2023	2022
Balance – Beginning of period	20,102	23,063
Net new brokerage assets(1)	(2,221)	982
Market impact(2)	3,199	(4,746)
Balance – End of period	21,080	19,299

(1)
Net new brokerage assets consist of total client deposits less client withdrawals from brokerage accounts, plus dividends, plus interest.

(2)
Market impact is the difference between the beginning and ending asset balances less the net new asset amounts, representing the implied growth or decline in asset balances due to market change over the same period of time.

The following table sets forth the components of our commission revenue for the years ended December 31, 2022 and 2021 (in thousands):
	For the years ended December 31,
	2022	2021	$ Change	% Change
Sales-based	$83,988	$75,726	8,262	11%
Trailing	65,309	73,114	(3,135)	-3%
Total commission revenue	$149,297	$148,840	4,384	3%
The increase in sales-based commission revenue for the year ended December 31, 2022 compared to 2021 was primarily driven by the World Equity Group, Inc. business combination which closed in May 2021 and accounts for a 13% increase over 2021. The decrease in trailing commission revenue for the year ended December 31, 2022 compared to 2021 was primarily due to volatility driven declines in trail eligible assets.
Commission revenue is generated from brokerage assets. The following table summarizes the brokerage assets for the periods presented (in billions):
	Years Ended December 31,
	2022	2021
Brokerage Assets	20,102	23,063
Included in the brokerage assets above are trail-eligible assets as follows:
	Year Ended December 31,
	2022	2021
Trail-Eligible Assets	13,890	16,866
The following table summarizes activity impacting brokerage assets for the periods presented:
	Years Ended December 31,
	2022	2021
Balance – Beginning of period	23,063	14,244
Net new brokerage assets(1)	1,498	4,988
Market impact(2)	(4,459)	3,831
Balance – End of period	20,102	23,063

(1)
Net new brokerage assets consist of total client deposits less client withdrawals from brokerage accounts, plus dividends, plus interest. For the year ending December 31, 2021, net new brokerage assets includes the acquisition of World Equity Group, Inc, which closed in May 2021 and the value of such brokerage assets as of December 31, 2021 totaled 3,0 billion of brokerage assets.

(2)
Market impact is the difference between the beginning and ending asset balances less the net new asset amounts, representing the implied growth or decline in asset balances due to market change over the same period of time.

Advisory Fees
Advisory fees represent fees charged to advisors’ clients’ accounts on the Company’s corporate advisory platform. The Company provides ongoing investment advice, brokerage and execution services on transactions, and performs administrative services for these accounts. These fees are recognized ratably over time to match the continued delivery of the performance obligations to the client over the life of the contract. The advisory fees generated from the Company’s corporate advisory platform are based on a percentage of the market value of the eligible assets in the clients’ advisory accounts.
Advisory fees decreased slightly during the three and nine months ended September 30, 2023 as compared to September 30, 2022 due to a net outflow of advisory assets.
The following table summarizes the advisory asset for the nine months presented (in billions):
	September 30,
	2023	2022
Advisory Assets	1,997	1,998
The following table summarizes activity impacting advisory assets for the periods presented:
	Three Months Ended September 30,
	2023	2022
Balance – Beginning of period	2,046	2,089
Net new advisory assets(1)	26	19
Market impact(2)	(75)	(110)
Balance – End of period	1,997	1,998
	Nine Months Ended September 30,
	2023	2022
Balance – Beginning of period	2,129	2,518
Net new advisory assets(1)	(396)	108
Market impact(2)	264	(628)
Balance – End of period	1,997	1,998
Advisory fees decreased during the six months ended June 30, 2023 as compared to June 30, 2022 due to a net outflow of advisory assets.
The following table summarizes the advisory asset for the six months presented (in billions):
	June 30,
	2023	2022
Advisory Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2,046	2,089
The following table summarizes activity impacting advisory assets for the periods presented:
	Six Months Ended June 30,
	2023	2022
Balance – Beginning of period	2,129	2,518
Net new advisory assets(1)	(422)	89
Market impact(2)	339	(518)
Balance – End of period	2,046	2,089

(1)
Net new advisory assets consist of total client deposits less client withdrawals from custodial accounts, plus dividends, plus interest, minus advisory fees.

(2)
Market impact is the difference between the beginning and ending asset balances less the net new asset amounts, representing the implied growth or decline in asset balances due to market change over the same period of time.

The growth in advisory revenue for the year ended December 31, 2022, compared to 2021 is primarily related to the World Equity Group Acquisition that occurred in May 2021 and the additional advisory fees recorded in 2022 from the beginning of the calendar year as compared to the revenue generated and recorded in 2021 from the date of acquisition to September 30, 2021. The increase in the advisory fees resulting from the acquisition amounted to approximately $6 million.
	December 31,
	2022	2021
Advisory Assets.	2,129	2,518
The following table summarizes activity impacting advisory assets for the periods presented:
	Year Ended December 31,
	2022	2021
Balance – Beginning of period	2,518	1,076
Net new advisory assets(1)	98	1,153
Market impact(2)	(487)	289
Balance – End of period	2,129	2,518

(1)
Net new advisory assets consist of total client deposits less client withdrawals from custodial accounts, plus dividends, plus interest, minus advisory fees. For the year ending December 31, 2021, net new advisory assets includes the acquisition of World Equity Group, Inc, which closed in May 2021 and the value of such advisory assets as of December 31, 2021 totaled 1.1 billion of brokerage assets.

(2)
Market impact is the difference between the beginning and ending asset balances less the net new asset amounts, representing the implied growth or decline in asset balances due to market change over the same period of time.

Interest and other income
Interest income includes amounts earned on balances held at the Company’s clearing brokers related to cash balances and margin balances. The Company’s clearing agreements include provisions that provide for a sharing of the interest income earned on such balances with the clearing brokers. The rate varies based on the clearing broker.
Other income primarily includes amounts earned by the Company related to the sales of certain investment products by the financial advisors it its clients, primarily alternative investments, as well as sponsorship and marketing income.
The growth in interest and other income for the three and nine months ended September 30, 2023, compared to 2022 is primarily related to an increase in interest rates.
The growth in interest and other income for the six months ended June 30, 2023, compared to 2022 is primarily related to an increase in interest rates.
The growth in interest and other income for the year ended December 31, 2022, compared to 2021 is primarily related to an increase in interest rates and an increase in the sales and revenue generated from alternative investments, and an increase in sponsorship and marketing revenue.
Operating Expenses
Commissions and Fees
Commissions and fees primarily consist of commissions paid to the financial advisors, technology costs associated with the platform for which the financial advisors operate their business, insurance costs and regulatory costs. Certain of the technology, insurance and regulatory costs are passed through to the financial advisors and any excess costs are included as fees within commissions and fees. The commissions and fees paid to the financial advisors are based on the advisory and commission revenue earned on each client’s account. The payout amount is production based, which is the gross revenue produced by the financial advisor, and varies based on the level of such production ranging from 50% to 95% of the revenue generated. The production levels begin at gross revenue of $15,000 up to $4,000,000 and up, and the payout rate starts at 50% and increases to a top payout rate of 94% for annual production of $4,000,000 and up.
The following table sets forth our payout rate, which is a statistical or operating measure and monitored to review that such costs of revenue remain consistent on a period over period basis:
	For the three months ended September 30,			For the nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change
Payout range	81.88%	78.39%	4.46%	79.52%	77.74%	2.28%
The increase is the payout rate for the three and nine months ended September 30, 2023 as compared to 2022 relates to an increase in the payout percentage to registered representatives on certain products.
	For the six months ended June 30,		Change
	2023	2022
Payout range	78.30%	77.46%	0.84%
	For the years ended December 31,
	2022	2021	Change
Payout range	77.51%	77.79%	24 bps
For the six months ended June 30, 2023 compared to 2022 and for the years ended December 31, 2022 compared to 2021 the payout rate has remained consistent.
Employee compensation and benefits
Employee compensation and benefits includes salaries, wages, benefits and related taxes for our employees.
Employee compensation and benefits for the three and nine months ended September 30, 2023 decreased by 5% and 3%, respectively, which is related to a decrease in headcount of approximately 6%.
Employee compensation and benefits for the six months ended June 30, 2023 decreased by $0.1 million which is related to a decrease in headcount of approximately 6%.
Employee compensation and benefits for the year ended December 31, 2022 decreased by $1.7 million which is directly related to the decrease in the number of employees. The employee headcount as of December 31, 2022 was 131, which was a decrease of approximately 10%.
Rent and occupancy
Rent and occupancy for the three months ended September 30, 2023 as compared to 2022 remained consistent on a year over year basis. The decrease in rent and occupancy for the nine months ended September 30, 2023 compared to 2022 decreased $0.3 million relating to the termination of the Frisco, TX lease.
Rent and occupancy decreased by $0.3 million for the six months ended June 30, 2023 compared to 2022 relating to the termination of the Frisco, TX lease.
Rent and occupancy decreased by 1.1 million for the year ended December 31, 2022 compared to 2021 relating to the termination of the Frisco, TX lease.
Professional fees
Professional fees includes costs incurred related to legal and accounting services. Professional fees for the three and nine months ended September 30, 2023 as compared to 2022 decreased by $0.8 million and $1.8 million, respectively, which is related to decrease in tax and audit costs related to the preparation and audit of the financial statements required to be included in the initial proxy and registration statements filed with the SEC.

Professional fees decreased by $1.0 million for the six months ended June 30, 2023 compared to 2022 resulting from a decrease in accounting and auditing costs related to the preparation and audit of the financial statements required to be included in the initial proxy and registration statements filed with the SEC.
Professional fees increased by $3.1 million for the year ended December 31, 2022 compared to 2021 resulting from transaction costs incurred with the Business Combination.
Technology fees
Technology fees primarily represent infrastructure costs that support the Company’s technology and communications costs. Technology fees increased by $0.2 million and $0.1 for the three and nine months ended September 30, 2023 compared to 2022.
Technology fees increased by $0.1 million for the six months ended June 30, 2023 compared to 2022.
Technology fees decreased by $0.7 million for the year ended December 31, 2022 compared to 2021 resulting from the termination of the Frisco, Texas lease.
Interest expense
Interest expense primarily includes interest associated with the Company’s credit facility. Interest expense increased by $0.5 million for the three months ended September 30, 2023 compared to 2022 and increased $1.5 million for the nine months ended September 30, 2023 compared to 2022 resulting from an increase in the interest rate of the credit facility.
Interest expense increased by $1.1 million for the year the six months ended June 30, 2023 compared to 2022 resulting from an increase in the interest rate of the credit facility.
Interest expense increased by $0.4 million for the year ended December 31, 2022 compared to 2021 resulting from an increase in the interest rate of the credit facility.
Depreciation and amortization
Depreciation and amortization relates to the use of property, equipment and leasehold improvements. Amortization also includes the amortization related to certain intangible assets.
Other expense
Other expense includes insurance, travel-related expenses, office expenses, marketing and other miscellaneous expenses.
Liquidity and capital resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital, regulatory net capital, capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.
We had $6.2 million in cash and cash equivalents as of September 30, 2023. On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $10.1 million (assuming that no Public Stockholders exercise their Redemption Rights) and $4.0 million (assuming maximum redemptions consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share), depending on the extent of redemptions by KWAC stockholders.
We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our footprint. In either redemption scenario described above, we believe amounts available under our existing credit facilities, our cash on hand and the cash we expect to obtain as a result of the Convertible Preferred Financing (described below) and the refinance of the current

Senior Credit Facility (collectively, the “Financing”), would be sufficient to meet our working capital and capital expenditure requirements from the date of this proxy statement/prospectus.
Our long-term liquidity priorities are to invest in the Company’s growth strategy through acquisition, we believe that our cash on hand following the consummation of the Business Combination and the Financing, if consummated, would be sufficient to meet the Combined Company’s short-term liquidity needs and to invest in our long-term growth strategy.
However, reductions in available cash, whether due to Public Stockholders exercising their Redemption Rights, the Financing being consummated for less than the full committed amount, changed business conditions or otherwise, may reduce the Combined Company’s ability to invest in its growth strategy. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to make changes to the Combined Company’s long-term growth strategy in the discretion of the Combined Company’s management and board of directors, which changes may include but are not limited to decreasing our level of investment in new product launches and related marketing initiatives and scaling back our existing operations, which could have an adverse impact on our business and financial prospects. See “Risk Factors” and “Forward-Looking Statements.”
Our consolidated financial statements have been prepared assuming that we will continue as a going concern; however, certain conditions raise substantial doubt about the Company’s ability to do so. See Note 2 in the accompanying consolidated financial statements as of and for the years ended December 31, 2022 and 2021 for further details. We believe that our existing cash and cash equivalents, and related Financing, taken together, would be sufficient to meet our projected cash requirements for at least the next 12 months from the date of this proxy statement/prospectus. Our future capital requirements will depend on many factors, including our growth rate, the costs of implementing and maintaining public company requirements, if our forecasts prove inaccurate, we may be required to seek additional equity or debt financing from outside sources, which we may not be able to raise on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected.
Sources of Liquidity
As of September 30, 2023, we had $21.36 million in debt, net of debt issuance cost, outstanding. The associated debt facilities are as follows:
Oak Street Funding, LLC
On April 2, 2020, the Company entered into a debt facility with Oak Street Funding LLC (“Oak Street”) in the amount of $25,000,000. This note payable bears interest at the prime rate (“Prime”) (8.50% and 7.50% as of September 30, 2023 and December 31, 2022, respectively) plus 2.25% and has a 10-year term and a 3-month interest only repayment provision. As of September 30, 2023 and December 31, 2022, the outstanding balance of the Oak Street note, net of unamortized debt issuance costs was $18,121,381 and $19,484,607, respectively.
On April 25, 2021, the Company entered into an additional credit agreement with Oak Street in the amount of $4,100,000 related to the acquisition of WEG (“WEG Note”). This note payable bears interest at Prime plus 2.25% and has a 10-year term. As of September 30, 2023 and December 31, 2022, the outstanding balance of the WEG note, net of unamortized debt issuance costs was $3,242,482 and $3,444,540, respectively.
Under the Oak Street notes, the Company is subject to certain covenants as defined in the agreements. The Company is in compliance with all covenants as of September 30, 2023. The Company obtained a waiver related to not meeting a certain debt service coverage ratio as of December 31, 2022.
The minimum calendar year payments and maturities of the Oak Street notes as of September 30, 2023 were as follows:

2023	$567,786
2024	2,418,230
2025	2,702,207
2026	3,011,895
2027	3,357,076
Thereafter	9,977,866
Total	$22,035,060
Other promissory notes
On November 30, 2017, WMS issued subordinated promissory notes in the aggregate principal amount of $3,565,738 to certain sellers in connection with the acquisition of the PKSH entities. Interest on the notes accrues at a rate of 10% annually and is payable at maturity. The notes matured on May 17, 2023.
Contingent consideration subordinated promissory notes
On November 30, 2017, in connection with the PKSH acquisition agreement, the Company agreed to pay $5,000,000 to certain sellers, if at the first anniversary of the closing date, no less than 100 registered representatives are then employed by or are independent contractors of PKSI, in good standing as reasonably determined by the Company. The conditions related to the contingency were met on November 30, 2018 and thus the notes have been issued to the sellers. Interest accrues at 10%. The entire unpaid principal sum and all accrued and unpaid interest become due upon maturity. The subordinated notes matured on May 30, 2023.
Other commitments
Other commitments include amounts due to members of Wentworth related to promissory notes entered into between certain members and Wentworth to provide for working capital. The outstanding balance of these promissory notes as of September 30, 2023, and December 31, 2022 are $5,057,232 and $4,725,463, respectively.
Cash Flows
The following table sets forth a summary of cash flows for the nine months ended September 30, 2023 and 2022:
	For the nine months ended September 30,
(in thousands)	2023	2022
Net cash provided by operating activities	$284	$3,871
Net cash used in investing activities	—	(25)
Net cash used in financing activities	(1,861)	(3,739)
Net change in cash flows	$(1,577)	$107
Cash Flows from Operating Activities.   Net cash provided by operating activities was $0.2 million for the nine months ended September 30, 2023 compared to $3.9 million for the nine months ended September 30, 2022, representing a decrease of $3.7 million or 94%. The decrease was primarily attributable to the decreases in net income, accounts payable, accrued expenses and other assets.
Cash Flows from Investing Activities.   Net cash used in investing activities was $0.0 million and $0.02 for the nine months ended September 30, 2023 and 2022, respectively, relating to the purchases of property and equipment.
Cash Flows from Financing Activities.   Net cash used in financing activities was $1.9 million for the nine months ended September 30, 2023 compared to cash used in financing activities of $3.7 million for the nine months ended September 30, 2022. The decrease is related to a decrease in the repayment of notes payable and the decrease in distributions of capital.

The following table sets forth a summary of cash flows for the six months ended June 30, 2023 and 2022:
	For the six months ended June 30,
(in thousands)	2023	2022
Net cash provided by operating activities	$241	$3,887
Net cash used in investing activities	(88)	(55)
Net cash used in financing activities	(1,296)	3,008
Net change in cash flows	$(1,143)	$825
Cash Flows from Operating Activities.   Net cash provided by operating activities was $0.2 million for the six months ended June 30, 2023 compared to $3.9 million for the six months ended June 30, 2022, representing a decrease of $3.7 million or 94%. The decrease was primarily attributable to the decreases in net income, accounts payable, accrued expenses and other assets.
Cash Flows from Investing Activities.   Net cash used in investing activities was $0.1 million for the six months ended June 30, 2023 and 2022 and related to the purchases of property and equipment.
Cash Flows from Financing Activities.   Net cash used in financing activities was $1.3 million for the six months ended June 30, 2023 compared to cash used in financing activities of $3.0 million for the six months ended June 30, 2022. The decrease is related to a decrease in the repayment of notes payable and the decrease in distributions of capital.
The following table sets forth a summary of cash flows for the years ended December 31, 2022 and 2021:
(in thousands)	2022	2021
Net cash provided by operating activities	$5,362	$2,526
Net cash used in investing activities	(326)	(4,993)
Net cash (used in) provided by financial activities	(4,510)	3,102
Net change in cash flows	$526	$635
Cash Flows from Operating Activities.   Net provided by operating activities was $5.3 million for the year ended December 31, 2022 compared to $2.6 million for the year ended December 31 2021, representing an increase of $3.0 million or 119%. The increase was primarily attributable to the increase.
The amortization of right of use asset, the increase in deferred income taxes, and the decrease in commissions receivable offset by decreases in commissions payable and the operating lease payable.
Cash Flows from Investing Activities.   Net cash used in investing activities was $0.33 million for the year ended December 31, 2022 compared to $5.09 million for the year ended December 31, 2021. The decrease was primarily related to the acquisition of World Equity Group, Inc. that closed in May 2021.
Cash Flows from Financing Activities.   Net cash used in financing activities was $4.5 million for the year ended December 31, 2022 compared to cash provided by financing activities of $3.1 million for the year ended December 31, 2021. During the year ended December 31, 2021, we received $4.25 million in proceeds under a credit facility (see below).

Contractual Obligations and Commitments
The following table summarizes our contractual obligations and other commitments as of September 30, 2023:
	Payments Due by period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Contractual obligations	(in thousands)
Long-term debt obligations(1)	$22,035	$568	$8,132	$11,266	$2,069
Interest payments	9,504	594	6,152	2,672	87
Promissory notes – affiliates(2)	12,063	12,063	—	—	—
Due to member(4)	5,057	5,057
Operating lease obligations(3)	6,157	806	2,219	2,363	769
	$54,816	$19,087	$16,503	$16,301	$2,924

(1)
Represents principal obligations related to the Oak Street credit facility that was entered into during the years ended December 31, 2020 and 2021.

(2)
Represents the obligations under the amounts due to certain sellers of the PKSH entities. The amount includes accrued interest as of September 30, 2023 and the notes matured in May 2023.

(3)
Represents future minimum lease payments as of September 30, 2023, under non-cancelable office leases.

(4)
Represents amounts due to WMS members which are payable on demand and to be paid upon the closing of the Business Combination.

Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions.
Revenue Recognition
Revenues from contracts with customers are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Management exercises judgment in determining whether the Company is the principal (i.e., reports revenues on a gross basis) or agent (i.e., reports revenue on a net basis). For additional information see Notes 3 and 4 (in the financial statements as of and for the nine months ended September 30, 2023 and as of and for the year ended December 31, 2022). Revenues From Contracts with Customers.
Business Combinations
When acquiring companies that qualify as a business, the Company recognizes separately the assets acquired and the liabilities assumed at their acquisition date estimated fair values. Goodwill as of the acquisition dates is measured as the excess of consideration transferred and the net of the acquisition date estimated fair values of the assets acquired and the liabilities assumed. While the Company uses it best estimates and assumptions as a part of the purchase price allocation process to accurately value the assets acquired and liabilities assume at the acquisition date, these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statement of operations.
Accounting for business combinations requires the Company’s management to make significant estimates and assumptions with respect to intangible assets, liabilities assumed and pre-acquisition contingencies. These assumptions are based in part on historical experience, market data and information obtained from the management of the acquired companies.
Goodwill and Other Intangible Assets
Goodwill and other indefinite-lived intangible assets are tested annually for impairment or if certain events occur indicating that the carrying amounts may be impaired. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is not required. However, if we conclude otherwise, we are then required to perform the first step of the two-step impairment test. Goodwill impairment is determined by comparing the estimated fair value of a reporting unit with its respective carrying value. If the estimated fair value exceeds the carrying value, goodwill at the reporting unit level is not deemed to be impaired. If the estimated fair value is below carrying value, however, further analysis is required to determine the amount of the impairment. Additionally, if the carrying value of a reporting unit is zero or a negative value and it is determined that it is more likely than not the goodwill is impaired, further analysis is required. The estimated fair values of the reporting units are derived based on valuation techniques we believe market participants would use for each of the reporting units.
We performed our goodwill impairment test as of and for the years ended December 31, 2022, and 2021. The estimated fair value of the reporting units were determined using the market approach for each reporting unit, relying specifically on the guideline public company method. Our guideline public company method incorporates revenue and earnings multiples from publicly traded companies with operations and other characteristics similar to each reporting unit. As a result of the 2021 and 2022 annual impairment tests, the fair value of the reporting units was 245% and 225% greater than its carrying value, respectively. Since there have been no events or circumstances which indicated that it was more likely than not the fair value of the reporting units were below their carrying amount, interim goodwill tests were not considered necessary.
The goodwill impairment test requires us to make judgments in determining what assumptions to use in the calculation. Assumptions, judgments, and estimates about future cash flows and discount rates are complex and often subjective. They can be affected by a variety of factors, including, among others, economic trends and market conditions, changes in revenue growth trends or business strategies, unanticipated competition, discount rates, technology, or government regulations. In assessing the fair value of our reporting units, the volatile nature of the securities markets and industry requires us to consider the business and market cycle and assess the stage of the cycle in estimating the timing and extent of future cash flows. In addition to discounted cash flows, we consider other information, such as public market comparable and multiples of recent mergers and acquisitions of similar businesses. Although we believe the assumptions, judgments, and estimates we have made in the past have been reasonable and appropriate, different assumptions, judgments, and estimates could materially affect our reported financial results.
Intangible assets that are deemed to have definite lives are amortized over their useful lives, generally ranging from 5 to 10 years. They are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value.
Emerging Growth Company Election
KWAC is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Company expects to remain an emerging growth company at least through the end of the         fiscal year and the Combined Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. The Combined Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date the Combined Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Combined Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
In addition, the Combined Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Combined Company intends to rely on such exemptions, the Combined Company is not required to, among other things: (a) provide an auditor’s attestation report on WENTWORTH’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2028, (b) the last date of the Combined Company’s fiscal year in which it had total annual gross revenue of at least $1.07 billion, (c) the date on which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

MANAGEMENT OF HOLDINGS FOLLOWING THE BUSINESS COMBINATION
Unless the context requires otherwise, references to “Holdings,” “we,” “us” or “our” in this section are to the business and operations of Holdings and its subsidiaries following the Business Combination.
Executive Officers and Directors After the Business Combination
Upon the Closing, the business and affairs of Holdings will be managed by or under the direction of the board of directors of Holdings. We currently expect that the directors and executive officers of Holdings upon the Closing will include the following:
Executive Officers	Age	Positions
Craig Gould		Chief Executive Officer, Director (Class III)
David Shane		Chief Financial Officer, Director (Class III)
Directors
Dustin Cohn		Director (Class II)
David Crane		Director (Class I)
Daniel Hynes		Director (Class II)
Joel Marks		Director (Class I)
Executive Officers
Craig Gould.   Mr. Gould is the Chief Executive Officer of Wentworth Management Services, a holding company that acquires and manages businesses in the wealth management industry.
Craig has over 25 years in senior management roles in the financial services industry, including Chief Executive Officer, National Sales Manager and Head of Investment Banking. Mr. Gould started Cabot Lodge Securities as its President in 2012. Previously, he was the President of Fintegra, a Midwest broker/dealer. Prior to Fintegra, he was the National Sales Manager for Wunderlich Securities, and prior to that he was the Vice Chairman of Olympic Cascade Financial Corporation (an AMEX listed company).
Mr. Gould graduated with a B.A. from the University of Wisconsin-Madison.
We believe Mr. Gould is qualified to serve on the Holdings Board because of the perspective and experience he brings as our Chief Executive Officer and his deep experience in Holding’s industry.
David Shane.   Mr. Shane will serve as Binah’s Chief Financial Officer upon the closing of the transaction. Currently David is an independent consultant providing financial advisory services including accounting, financial reporting, regulatory reporting and transaction structuring services to companies primarily in the Financial Services Industry.
David has thirty plus years of experience in the financial services industry. David’s financial services experience includes dealings with securities broker-dealers, registered investment advisors, asset management companies and alternative asset companies including private equity, venture capital and hedge funds. David has extensive public accounting experience having served as a Financial Services Audit Partner for RSM and FGMK, LLC. David’s clients included both closely-held and publicly-held financial services companies. David also has experience in mergers and acquisitions, capital raising in both the public and private markets and transaction structuring. In addition to David’s public accounting experience, he has served as the Chief Financial Officer for financial services companies, with most recently as the Chief Financial Officer of Sanctuary Wealth. In addition to David’s technical skills and business acumen, he brings an extensive network within the financial services industry to Wentworth.
David is a graduate of Indiana University with a degree in finance, a certified public accountant, and holds a Series 27 FINRA registration.
We believe Mr. Shane is qualified to serve on the Holdings Board because of his broad financial experience, with experience in Holdings’ specific industry, and extensive public accounting experience.

Non-Employee Directors
Joel Marks.   Throughout his almost 40-year career in the independent financial services industry Mr. Marks held a variety of senior executive positions at two highly successful firms, each of which were subsequently acquired by larger organizations. JWGenesis Financial Corp. was acquired by First Union in 2001 and First Allied Holdings, Inc. was acquired by RCAP Holdings LLC in 2013. At the time of their acquisition by RCAP Holdings LLC, Mr. Marks served as Chairman of both First Allied Holdings and The Legend Group and with combined annual revenues of approximately $350 million, 1,400 independent financial advisors and assets under administration in excess of $35 billion.
Mr. Marks played a key role in the development and implementation of his prior firms’ business strategy and personally lead the acquisition and integration of more than twenty firms during his tenure. Upon his departure from First Allied at the end of 2014 Mr. Marks served as an independent consultant to the independent financial services industry and most recently represented NEXT Financial Group in its 2019 sale to Atria Wealth Solutions, Inc.
Mr. Marks graduated from the University of Florida in 1978 and immediately began a career with Deloitte LLP. He received his certification as a public accountant that same year and remained at Deloitte through 1983 at which time the entrepreneurial spirit came calling and he moved to Atlanta to co-found the business which was subsequently acquired by First Union in 2001. In addition, Mr. Marks is active in numerous civic and community affairs and is a lifetime trustee of the Jewish Federation of Greater Atlanta, Inc., having previously served as its board chair and serves on several governance committees.
We believe Mr. Marks is qualified to serve on the Holdings Board because of his knowledge and experience in the financial services industries and his experience with mergers and acquisitions in the financial services industry.
David Crane.   Mr. Crane is a Principal at Bose Public Affairs Group where he manages a government relations practice focused primarily on financial services, energy, intellectual property, pharmaceutical and tax issues. Prior to joining Bose, Mr. Crane founded two successful lobbying firms, Quadripoint Strategies (sole proprietor) and TGC Group (Partnership). He is a legislative and public policy specialist with over 25 years of experience working at the highest levels in the United States Congress, national and state politics. Mr. Crane has extensive experience representing many of the largest financial services entities and trade associations on every aspect of financial services legislation and regulation both before Congress and regulators. The list of current and past clients includes: Bank of America, Royal Bank of Scotland, Citizens Financial Group, State Farm Insurance, Financial Services Roundtable, The Clearing House Association, Banks Policy Institute and the Securities Industry and Fund Manager’s Association as well as numerous issue-based industry coalitions. On Capitol Hill, Mr. Crane served as Senior Domestic Policy Advisor to Senate Majority Leader Trent Lott. He also served as senior advisor to Senator John McCain, including as Professional Staff on the Senate Commerce Committee and as Senior Domestic Policy Advisor to Senator McCain’s presidential campaigns in 2000 and 2008, and as Legislative Director for Senator Dan Coats of Indiana. Mr. Crane started his career in Washington doing opposition research at the National Republican Senatorial Committee under then-Chairman Senator Phil Gramm (TX).
Mr. Crane holds a degree in political science from Ball State University.
We believe Mr. Crane is qualified to serve on the Holdings Board because of his knowledge and experience in the financial services industries and with trade associations, as well as his knowledge of the legislation and regulation of the financial services industry.
Daniel Hynes.   Mr. Hynes is a Vice Chairman & Managing Director at Jefferies, LLC where he provides a broad array of investment banking, municipal financing and asset management products and services to clients throughout the U.S. Prior to joining Jefferies, Mr. Hynes served as the Deputy Governor, Budget & Economy for the State of Illinois where he oversaw 15 agencies and all boards and commissions related to the budget and economy of the state, including the Governor’s Office of Management and Budget, where Mr. Hynes spearheaded all major budget and economic initiatives on behalf of the Governor, including, proposing, negotiating and implementing the $95 billion state budget, directing state tax policy and managing the state’s debt portfolio and capital markets. In addition, Mr. Hynes also served as the

Executive Director, Head of Taft Hartley and Large Market Chicago at UBS Asset Management from September 2015 to December 2018.
We believe Mr. Hynes is qualified to serve on the Holdings Board because of the perspective he brings from his knowledge and experience of investment banking, municipal financing and asset management products and services.
Dustin Cohn.   Mr. Cohn is Chief Marketing Officer at One Financial, a fintech building simple solutions for people to save, spend, borrow, and grow their money — all in one place. ONE is backed by Walmart and Ribbit Capital. Mr. Cohn was Chief Marketing Officer for Cadre. a firm offering intuitional quality commercial real estate to UHNW investors, institutions, and mass affluent audiences. Mr. Cohn joined Goldman Sachs as a managing director in 2015. He was head of marketing for Marcus, Wealth Management, and Asset Management at Goldman Sachs. His responsibilities included brand management, performance marketing, content, communications, and customer insights. Mr. Cohn served as a sponsor of the Marcus by Goldman Sachs Diversity Council.
Prior to joining Goldman Sachs, Mr. Cohn was chief marketing officer for Jockey International. Before that, he was chief marketing officer of Optimer Brands, a Sterling Partners private equity portfolio company. He also spent eight years at PepsiCo and was the director of marketing for Gatorade and Propel and was responsible for advertising, national promotions, retail and consumer marketing, entertainment marketing, and product innovation. Prior to that, Mr. Cohn was vice president management director at Foote Cone & Belding, where he led the Gatorade advertising account group. He began his marketing career with an earlier tenure at PepsiCo in the Pizza Hut division.
Mr. Cohn earned a BBA from the University of Wisconsin-Madison and completed the Executive Leadership Program at Harvard Business School.
We believe Mr. Cohn is qualified to serve on the Holdings Board because of his knowledge and experience of the financial services industry, his experience in marketing financial services products and services and his commitment and leadership experience in DEI programs.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition
Holdings’ business and affairs will be organized under the direction of the Holdings board of directors. The primary responsibilities of the Holdings board of directors will be to direct the management of the business and affairs of the company by providing oversight, strategic guidance, counseling, and direction to Holdings’ management. The Holdings board of directors will meet on a regular basis and additionally as required.
The Proposed Holdings Charter provides that the Holdings Board will consist of three classes of directors, Class I, Class II and Class III, with the members of the board of directors of Holdings be elected serve as Class I, Class II and Class III directors to serve staggered terms until the first, second and third annual meeting of the stockholders of Holdings, respectively, held after the amendment and restatement of Holdings’ Charter, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Any director may be removed from office by the stockholders of Holdings as provided in Section 141(k) of the DGCL only for cause.
Assuming the Proposed Holdings Charter is approved, the initial members of the Holdings board of directors are expected to be as follows and designated to the following classes:

Director	Class
David Crane	Class I
Joel Marks	Class I
Dustin Cohn	Class II
Daniel Hynes	Class II
Craig Gould	Class III
David Shane	Class III
Director Independence
Upon the Closing, the Holdings board of directors is expected to determine that each of the directors on the Holdings board of directors other than Craig Gould and David Shane, will qualify as independent directors, as defined under the rules of the Securities Exchange, and the Holdings board of directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and the Securities Exchange relating to director independence requirements. In addition, Holdings will be subject to the rules of the SEC and the Securities Exchange relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Role of the Holdings Board of Directors in Risk Oversight/Risk Committee
Upon the Closing, one of the key functions of the Holdings board of directors will be informed oversight of Holdings’ risk management process. The Holdings board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Holdings board of directors as a whole, as well as through various standing committees of the Holdings board of directors that address risks inherent in their respective areas of oversight. In particular, the Holdings board of directors will be responsible for monitoring and assessing strategic risk exposure and Holdings’ audit committee will have the responsibility to consider and discuss Holdings’ major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.
The audit committee will also monitor compliance with legal and regulatory requirements. Holdings’ compensation committee will also assess and monitor whether Holdings’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Effective upon the Closing, the Holdings board of directors will have three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the Closing, copies of the charters for each committee will be available on Holdings’ website.
Audit Committee
Holdings’ audit committee will consist of Joel Marks, David Crane, and Daniel Hynes. The Holdings board of directors will determine that each of the members of the audit committee will satisfy the independence requirements of the Securities Exchange and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the Securities Exchange’s audit committee requirements. In arriving at this determination, the Holdings board of directors will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Mr. Marks will serve as the chair of the audit committee. The Holdings board of directors will determine that qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Securities Exchange’s rules. In making this determination, the Holdings board of directors will consider formal education and previous experience in financial roles. Both Holdings’ independent registered public accounting firm and management will periodically meet privately with Holdings’ audit committee.

The functions of this committee are expected to include, among other things:
•
evaluating the performance, independence and qualifications of Holdings’ independent auditors and determining whether to retain Holdings’ existing independent auditors or engage new independent auditors;

•
reviewing Holdings’ financial reporting processes and disclosure controls;

•
reviewing and approving the engagement of Holdings’ independent auditors to perform audit services and any permissible non-audit services;

•
reviewing the adequacy and effectiveness of Holdings’ internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of Holdings’ internal audit function;

•
reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Holdings;

•
obtaining and reviewing at least annually a report by Holdings’ independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•
monitoring the rotation of partners of Holdings’ independent auditors on Holdings’ engagement team as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Holdings’ independent auditor;

•
reviewing Holdings’ annual and quarterly financial statements and reports, including the disclosures contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such periodic reports, and discussing the statements and reports with Holdings’ independent auditors and management;

•
reviewing with Holdings’ independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of Holdings’ financial controls and critical accounting policies;

•
reviewing with management and Holdings’ auditors any earnings announcements and other public announcements regarding material developments;

•
establishing procedures for the receipt, retention and treatment of complaints received by Holdings regarding financial controls, accounting, auditing or other matters;

•
preparing the report that the SEC requires in Holdings’ annual proxy statement;

•
reviewing and providing oversight of any related party transactions in accordance with Holdings’ related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including Holdings’ code of ethics;

•
reviewing Holdings’ major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•
reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Holdings will comply with future requirements to the extent they become applicable to Holdings.
Compensation Committee
Holdings’ compensation committee will consist of Dustin Cohn and Daniel Hynes, and Mr. Cohn will serve as the chair of the compensation committee. The Holdings board of directors will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the Securities Exchange. The functions of the committee are expected to include, among other things:
•
reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•
reviewing and approving the compensation and other terms of employment of Holdings’ executive officers;

•
reviewing and approving performance goals and objectives relevant to the compensation of Holdings’ executive officers and assessing their performance against these goals and objectives;

•
making recommendations to the Holdings board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Holdings board of directors;

•
reviewing and making recommendations to the Holdings board of directors regarding the type and amount of compensation to be paid or awarded to Holdings’ non-employee board members;

•
reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•
administering Holdings’ equity incentive plans, to the extent such authority is delegated by the Holdings board of directors;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for Holdings’ executive officers;

•
reviewing with management Holdings’ disclosures under the caption “Compensation Discussion and Analysis” in Holdings’ periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such periodic report or proxy statement;

•
preparing an annual report on executive compensation that the SEC requires in Holdings’ annual proxy statement; and

•
reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Holdings board of directors.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Securities Exchange rules and regulations. Holdings will comply with future requirements to the extent they become applicable to Holdings.
Nominating and Corporate Governance Committee
Holdings’ nominating and corporate governance committee will consist of David Crane, Dustin Cohn and Joel Marks. The Holdings board of directors will determine that each of the members of Holdings’ nominating, and corporate governance committee will satisfy the independence requirements of the Securities Exchange.
Mr. Crane will serve as the chair of Holdings’ nominating and corporate governance committee. The functions of this committee are expected to include, among other things:
•
identifying, reviewing and making recommendations of candidates to serve on the Holdings board of directors;

•
evaluating the performance of the Holdings board of directors, committees of the Holdings board of directors and individual directors and determining whether continued service on the Holdings board of directors is appropriate;

•
evaluating nominations by stockholders of candidates for election to the Holdings board of directors;

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evaluating the current size, composition and organization of the Holdings board of directors and its committees and making recommendations to the Holdings board of directors for approvals;

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developing a set of corporate governance policies and principles and recommending to the Holdings board of directors any changes to such policies and principles;

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reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Holdings board of directors current and emerging corporate governance trends; and

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reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Holdings board of directors, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Securities Exchange rules and regulations. Holdings will comply with future requirements to the extent they become applicable.
Compensation Committee Interlocks and Insider Participation
None of the intended members of Holdings’ compensation committee has ever been an executive officer or employee of Holdings. None of Holdings’ intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Holdings board of directors or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Holdings Charter and Proposed Holdings Bylaws will provide indemnification and advancement of expenses for the Holdings’ directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Holdings has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Holdings will be required to indemnify each of the Holdings’ directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Holdings or any of its subsidiaries or was serving at the request of the Holdings in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Proposed Holdings Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Holdings’ rights and the rights of the Holdings’ stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Holdings’ directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Proposed Holdings Bylaws provide that Holdings will, in certain situations, indemnify Holdings’ directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
Holdings plans to maintain a directors’ and officers’ insurance policy pursuant to which Holdings’ directors and officers are insured against liability for actions taken in their capacities as directors and officers. KWAC believes these provisions in the Proposed Holdings Charter and the Proposed Holdings Bylaws, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The Holdings board of directors will adopt a code of business conduct and ethics, or the Code of Conduct, applicable to all of Holdings’ employees, executive officers, and directors. The Code of Conduct will be available on Holdings’ website. Information contained on or accessible through Holdings’ website is not a part of this proxy statement/prospectus. The nominating and corporate governance committee of the Holdings board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Holdings expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.
Non-Employee Director Compensation
The Holdings board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Holdings is able to recruit and retain qualified directors. Following the Closing, Holdings intends to develop a non-employee director compensation program that is designed to align compensation with Holdings’ business objectives and the creation of stockholder value, while enabling Holdings to attract, retain, incentivize, and reward directors who contribute to the long-term success of Holdings.

KWAC EXECUTIVE COMPENSATION
No compensation of any kind, including finders and consulting fees, has been or will be paid to any of KWAC’s officers or their affiliates for services rendered through the closing of the merger. However, KWAC’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on KWAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than KWAC’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.
WENTWORTH EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for Wentworth’s named executive officers who are identified in the 2021 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Wentworth’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Wentworth adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Wentworth’s named executive officers for the year ended December 31, 2021, which consisted of Wentworth’s principal executive officer and the next two most highly compensated executive officers, were:
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Craig Gould, Wentworth’s President and Cabot Lodge Securities, LLC’s President and Chief Executive Officer;

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Ryan Morfin, Wentworth’s Chief Executive Officer; and

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Kathrine Flouton, Purshe Kaplan Sterling Investments, Inc.’s Chief Executive Officer.

Summary Compensation Table
The following table sets forth information regarding the compensation of Wentworth’s named executive officers for the years ended December 31, 2022 and 2021.
Name and Principal Position	Year	Salary ($)	Option Awards ($)	Nonequity Incentive Compensation	Bonus ($)	All Other Compensation ($)	Total ($)
Craig Gould	2021	$300,000	—	$192,790(1)	—	—	$492,790
Wentworth’s President; Cabot Lodge Securities, LLC’s President and Chief Executive Officer
Wentworth’s Chief Executive Officer	2022	$300,000	—	—	—	$229,185	$529,185
Ryan Morfin	2021	$165,000	—		—	—	$165,000
Wentworth’s Chief Executive Officer
Kathrine Flouton	2021	$308,333	—		—	—	$308,333
	2022	$350,000				$41,667	$391,667
Purshe Kaplan Sterling Investments, Inc.’s President

(1)
The amount reflects a commission payment that Mr. Gould received in respect of his role as a registered representative or investment advisor of a broker dealer or investment advisor affiliate of Wentworth under his Cabot Lodge employment agreement.

Outstanding Equity Awards at Fiscal Year-End
Wentworth had not issued any equity awards as of December 31, 2022 and 2021.

Employment Agreements — Craig Gould and Katherine Flouton
Set forth below is a description of the current employment agreements of Mr. Gould and Ms. Flouton as of December 31, 2022. Mr. Gould, as well as certain other key employees of Wentworth, will be entering into new employment agreements in connection with the Business Combination, which are discussed below in detail (see “Employment Agreements Effective as of the Closing”).
Agreement between Mr. Gould and Wentworth
Wentworth is party to an employment agreement with its President, Mr. Gould, dated January 31, 2020. Following the Guaranty Termination Date (as defined in the employment agreement), Wentworth can terminate the employment agreement at any time with or without Cause (as defined below), further to the provisions in Sections 7 and 8 of such agreement; provided, however, that Mr. Gould may terminate the employment agreement at any time with or without Cause.
During employment, Mr. Gould is permitted to manage and/or work on his brokerage, investment banking and investment advisory business (including, but not limited to, all brokerage and advisory accounts that Mr. Gould receives or shares compensation or fees on) (the “Book”) provided that managing the Book does not materially adversely affect performance of Mr. Gould’s duties to Wentworth under the employment agreement.
Mr. Gould’s initial annual base salary was set at $300,000, subject to increase from time to time. The employment agreement also provides that Mr. Gould will be paid discretionary bonuses based upon Wentworth’s and Mr. Gould’s performance. The employment agreement further provides that Mr. Gould remains eligible to receive commissions or fees payable in his role as a registered representative or investment advisor of any broker dealer or investment advisor affiliate of Wentworth pursuant to any agreement between Mr. Gould and such affiliate.
On or after the Guaranty Termination Date, Wentworth may terminate the employment agreement with or without Cause, or due to Mr. Gould’s death or disability. The “Guaranty Termination Date” means the date on which any and all personal guarantees by Mr. Gould in connection with any debt or other obligation or liability of Wentworth or its affiliates (including, but not limited to, any obligation of Wentworth or its affiliates to Oak Street Funding LLC or its affiliates), have been terminated.
In the event that Mr. Gould’s employment ends due to (i) termination for Cause by Mr. Gould, (ii) termination without Cause by Wentworth (upon providing 90 days’ prior written notice) or (iii) termination due to the death or disability of Mr. Gould, Wentworth will pay to Mr. Gould an amount equal to two times his then-current base salary, payable in 24 equal installments commencing immediately following such termination and every two weeks thereafter. In addition, if Mr. Gould timely and properly elects health continuation coverage under COBRA and remains eligible for it, Wentworth will pay monthly COBRA premiums for Mr. Gould and/or his spouse and dependents in the same amount paid by the Company prior to the termination date until the earliest of: (x) the one-year period following the termination date; (y) the date when Mr. Gould becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date Mr. Gould ceases to be eligible for COBRA continuation coverage for any reason. Receipt of the severance pay and COBRA benefits is contingent upon Mr. Gould’s execution of a waiver and release agreement regarding employment related claims in a form satisfactory to Wentworth in its reasonable discretion, and only for so long as Mr. Gould has not violated his continuing obligations with respect to confidential information and non-solicitation of clients and employees of Wentworth.
For purposes of the foregoing, “Cause” triggering termination by Mr. Gould means: (i) any material breach of the employment agreement by Wentworth; (ii) Wentworth’s or members’ of the Board of Managers commission of any material act of dishonesty or a violation of the rules of FINRA or other regulator of the business of Wentworth; (iii) Wentworth requires Mr. Gould to move his principal business location, which is 1185 Avenue of the Americas, New York, NY 10036 as of the date hereof, to a location more than 20 miles one way commute from that location; or (iv) a material diminution of Mr. Gould’s base salary, bonus or title relative to his base salary, bonus or title immediately in effect prior to such reduction. “Cause”

triggering termination by Wentworth means a finding by Wentworth that any of the following exist: (i) Mr. Gould’s conviction of a gross misdemeanor or felony which substantially relates to the business of the company; or (ii) a finding by FINRA or other securities regulatory body of a material violation by Mr. Gould of such body’s rules or regulations leading to a suspension of his duties for more than 90 days.
If Mr. Gould’s employment is terminated for any reason Mr. Gould (or his estate or personal representative, as applicable) will be entitled to receive within 30 days following the date of termination (i) all compensation earned and all benefits and reimbursements accrued and due through the effective date of termination including any unpaid annual bonus for the year prior to termination or any unpaid annual bonus for the year of termination which Mr. Gould would have received if he had remained employed, pro-rated based on the time employed during the year and (ii) reimbursement of any unreimbursed business expenses or professional fees that are reimbursable pursuant to the employment agreement.
Upon his termination for any reason, Mr. Gould is subject to: (i) ongoing confidentiality and non-disclosure obligations until two years after the last payment required to be paid pursuant to the employment agreement has been paid; provided, however, that trade secret information will remain a trade secret not subject to disclosure for the longest period allowed by applicable law; and (ii) restrictive covenants of non-solicitation of employees and non-solicitation of customer and clients, each for a period of 24 months following termination of employment; provided, however, that if Wentworth breaches its obligations regarding final pay, severance pay and COBRA benefits, then the non-solicitation covenants will no longer apply to Mr. Gould. Further, the restrictive covenants do not prevent Mr. Gould from accepting employment with an organization that competes with Wentworth, directly or indirectly, or from servicing, managing and/or working in the Book.
Agreement between Mr. Gould and Cabot Lodge Securities, Inc. (“Cabot Lodge”)
Mr. Gould has entered into an employment agreement with Cabot Lodge, dated January 5, 2015, in which he is employed as Chief Executive Officer and President of Cabot Lodge. The employment agreement is for an initial four-year term, which shall continue upon expiration unless and until one party provides the other party with 30 days’ prior notice of intent to terminate, or unless otherwise terminated as provided for in the employment agreement.
Mr. Gould’s initial annual base salary was set at $250,000, subject to increase from time to time by the Board of Governors of Cabot Lodge. The employment agreement also provides that Mr. Gould will be paid discretionary bonuses based upon Wentworth’s and Mr. Gould’s performance.
Other than through notice of intent to terminate as described above, Mr. Gould’s employment can also be terminated: (i) by Mr. Gould without cause, upon 30 days’ prior written notice to Cabot Lodge; (ii) by Mr. Gould with Cause (as defied below), if such Cause is not cured by Cabot Lodge within 60 days’ following written notice by Mr. Gould requesting that Cabot Lodge cure; (iii) by Cabot Lodge without Cause, upon 90 days’ written notice to Mr. Gould; (iv) by Cabot Lodge for Cause; or (v) upon Mr. Gould’s death or disability.
In the event that Mr. Gould’s employment ends due to (i) termination for Cause by Mr. Gould, (ii) termination without Cause by Cabot Lodge or (iii) termination due to the disability of Mr. Gould, Cabot Lodge will pay to Mr. Gould an amount equal to two times his then-current base salary, payable in 26 equal installments commencing immediately following such termination and every two weeks thereafter. Receipt of the severance pay is contingent upon Mr. Gould’s execution of a waiver and release agreement regarding employment related claims in a form satisfactory to Cabot Lodge in its reasonable discretion, and only for so long as Mr. Gould has not violated his continuing obligations with respect to confidential information and non-solicitation of clients and employees of Cabot Lodge.
For purposes of the foregoing, “Cause” triggering termination by Mr. Gould means: (i) any material breach of the employment agreement by Cabot Lodge; or (ii) Cabot Lodge’s or the members of the Board of Governor’s commission of any material act of dishonesty or a violation of the rules of FINRA or other regulator of the business of Cabot Lodge. “Cause” triggering termination by Cabot Lodge means a finding by Cabot Lodge that any of the following exist: (i) Mr. Gould’s conviction of a gross misdemeanor or felony which substantially relates to the business of the company; (ii) a finding by FINRA or other securities regulatory body of a material violation by Mr. Gould of such body’s rules or regulations leading to a suspension of his duties for more than 90 days; or (iii) Mr. Gould’s commission of material theft, or fraud, in any way related to Cabot Lodge.
If Mr. Gould’s employment is terminated for any reason, Mr. Gould (or his estate or personal representative, as applicable) will be entitled to receive all compensation earned and all benefits and reimbursements accrued and due through the effective date of termination.
Upon his termination for any reason, Mr. Gould is subject to: (i) ongoing confidentiality and non-disclosure obligations until two years after the last payment required to be paid pursuant to the employment agreement has been paid; provided, however, that trade secret information will remain a trade secret not subject to disclosure for the longest period allowed by applicable law; and (ii) restrictive covenants of non-solicitation of employees and independent contractors, and non-solicitation of customer and clients, each for a period of 24 months following termination of employment; provided, however, that if Wentworth breaches its obligations under Section 7 of the employment agreement, then the non-solicitation covenants will no longer apply to Mr. Gould. Further, the restrictive covenants do not prevent Mr. Gould from accepting employment with an organization that competes with Wentworth, directly or indirectly.
Agreement between Katherine Flouton and Purshe Kaplan Sterling Investments, Inc. (“PKSI”)
Purshe Kaplan Sterling Investments Inc. is party to an employment agreement with Ms. Katherine Flouton, effective June 1, 2021. The term of the employment agreement continues unless and until one party provides the other party with written notice of its intent to terminate, or unless otherwise terminated as provided for in the employment agreement.
Ms. Flouton’s initial annual base salary is set at $350,000, less applicable payroll deductions, and the employment agreement also provides that Ms. Flouton will be paid a past due $100,000 bonus, in equal increments through June 2, 2022 in accordance with periodic payroll practices.
Other than through notice of intent to terminate as described above, Ms. Flouton’s employment can also be terminated: (i) by PKSI without Cause, upon written notice to Ms. Flouton; or (ii) by PKSI for Cause.
For purposes of the foregoing, “Cause” triggering termination by PKSI means a finding by PKSI that any of the following exist: (i) Ms. Flouton’s continued failure, on the expiration of 30 days written notice and cure period, to fulfill any terms of the employment agreement, to comply with PKSI policy or to comply with the directives of the board of directors in compliance with FINRA rules, (ii) Ms. Flouton’s conviction of a felony or gross misdemeanor for any crime involving money or other property of PKSI or any crime involving moral turpitude, (iii) Ms. Flouton’s commission of any act of fraud or misappropriation, (iv) Ms. Flouton’s unjustified insubordination to the board, (v) Ms. Flouton’s use of drugs or controlled substances during business hours, or on the premises, or any substance which impairs her performance of her job, (vi) Ms. Flouton’s prolonged or repeated absence without consent of the company unless on leave under federal, state or local law, or (vii) Ms. Flouton’s misappropriation of any material funds or property, commission of fraud or embezzlement.
If Ms. Flouton’s employment is terminated without Cause (including the event that she is rendered, via a mental or physical condition, unable to render services contemplated by the employment agreement for a period in excess of three (3) months, unless she is on approved leave of absence or otherwise prohibited by law from rendering services contemplated by the agreement), Ms. Flouton will be entitled to receive a severance payment of one-year’s base salary, payable b-weekly at the time of termination through the expiration of one- year, together with all compensation earned and all benefits and reimbursements accrued and due through the effective date of termination.
Upon termination for any reason, Ms. Flouton is subject to: (i) ongoing confidentiality and non- disclosure obligations, and (ii) restrictive covenants of non- solicitation of employees and independent contractors, and non-solicitation of customer and clients, each for a period of one year following termination of employment; provided, however, that trade secret information will remain a trade secret not subject to disclosure for the longest period allowed by applicable law. Further, the restrictive covenants do not prevent Ms. Flouton from accepting employment with an organization that competes with PKSI, directly or indirectly.
Employment Agreements Effective as of the Closing
Set forth below is a description of the new employment agreements that the executive officers of Binah Capital Group, Inc. (“Binah”) will enter into with certain executive officers of Wentworth in connection with the Business Combination.
Craig Gould
Prior to the closing of the Business Combination, Binah intends to enter into an employment agreement (the “Gould Agreement”) with Mr. Gould, Wentworth’s President, member of Wentworth’s board of directors, and President and Chief Executive Officer of Cabot Lodge. Further to the Gould Agreement, Mr. Gould will be Chief Executive Officer of Binah and will resign his prior employment and directorship positions with Wentworth and Cabot Lodge. The Gould Agreement will be for an initial, five-year term which will automatically renew for additional, consecutive three-year terms unless either party provides the other party with 90 days’ notice of the intent not to renew prior to the expiration of the applicable term. Notwithstanding the foregoing, Mr. Gould’s employment is “at-will” and the Gould Agreement may be terminated at any time, by either party, with or without Cause (as defined below) or advance notice.
Mr. Gould’s 2023 annual base salary is $600,000. In addition, Binah may provide Mr. Gould a discretionary year-end performance-based bonus which will not be less than the bonus paid to any other executive of Binah. Mr. Gould’s performance and Binah’s performance are to be primary considerations in determining any such annual bonus, which is subject to his continuous employment December 31 of the relevant bonus year, with such bonus payable no later than March 31 of the year following the relevant bonus year.
No later than six months after the closing of the Business Combination, Binah will grant Mr. Gould nonqualified stock options to purchase 600,000 shares of Common Stock of Binah, subject to any reasonable capitalization adjustments before the date of grant, under the terms of Binah’s 2022 Equity Incentive Plan, as may be amended from time to time (the “Plan”). These initial options will be exercisable for a period of ten (10) years, subject to earlier termination in accordance with the option agreement and Plan. The exercise price of these initial options will be equal to the fair market value of Binah’s Common Stock on the date of grant. The vesting schedule of these initial options will be as follows: (a) one-third of the Initial Options will vest on December 31, 2023, based on continued service through such date; and (b) two-thirds of the Initial Options will vest ratably on a monthly basis over the remainder of Mr. Gould’s initial term based on continued service through each vesting date, with the first such vesting date being on January 31, 2024. The Initial Options will accelerate and be deemed vested in full upon a Change in Control as defined in the Plan.
On each anniversary of the closing of the Business Combination, Binah will grant Mr. Gould nonqualified stock options to purchase that number of shares of Common Stock of Binah which have a grant date fair value equal to his then annual base salary amount, as reasonably determined by the Board, under the terms of the Plan. These additional options will be exercisable for a period of ten (10) years, subject to earlier termination in accordance with the option agreement and Plan. The exercise price of these additional options will be equal to the fair market value of Binah’s Common Stock on the date of grant. The vesting schedule of these additional options will be ratable monthly over three years from the date of the grant. The additional options will accelerate and be deemed vested in full upon a Change in Control as defined in the Plan.
All options granted by Binah will be forfeited upon Mr. Gould’s termination for Cause. All option grants will be subject to the terms of the applicable option agreement and Plan.
If Binah terminates Mr. Gould’s employment without Cause, or Mr. Gould resigns for Good Reason Mr. Gould is entitled to (i) three times the amount of Mr. Gould’s base compensation and three times the amount of the annual bonus payment paid to Mr. Gould for the bonus year prior to the year in which termination occurs, payable in a lump-sum payment on the first regular payday occurring 60 days following the termination date, and (ii) accelerated vesting of all outstanding options as of the effective date of Mr. Gould’s termination. In addition, in the event that Mr. Gould resigns other than for Good Reason, or the Gould Agreement is not renewed upon expiration of the applicable term, Mr. Gould will receive a payment equal to his then-current annual base salary and target annual bonus, payable in a lump sum payment on the first regular payday occurring 60 days following the termination date, in exchange for Mr. Gould being bound to a non-competition agreement. Mr. Gould will only receive these severance payments if Mr. Gould executes a full general and mutual release in a form acceptable to Binah and Mr. Gould, and such release has become effective in accordance with its terms prior to the 60th day following the termination date. All other obligations to Mr. Gould will be automatically terminated and completely extinguished.
If Mr. Gould’s employment with the Company terminates due to (x) Mr. Gould’s death, (y) Mr. Gould’s inability to perform the essential functions of his position with or without reasonable accommodation, (z) termination by Binah for Cause, Mr. Gould will not be entitled to the severance payments in the prior paragraph, and will only be entitled to receive base salary and benefits accrued through the termination date. If Mr. Gould’s employment terminates due to Mr. Gould’s disability or death, Mr. Gould will also be entitled to accelerated vesting of all stock or other options that are unvested as of the termination date.
For this purpose, “Cause” is defined as any of the following: (i) conviction of or a plea of nolo contendere to any felony or any misdemeanor that involves crimes of moral turpitude, fraud or theft; or (i) the material breach by Mr. Gould of any of his obligations, duties and/or covenants under the Gould Agreement if such breach causes material damage to Binah, which breach, if curable, continues following written notice from Binah describing same with particularity and expiration of a 60-day cure period. “Good Reason” is defined as any of the following, without Mr. Gould’s written consent: (i) a material diminution in Mr. Gould’s responsibilities, authority or duties; (ii) a diminution in Mr. Gould’s base salary or target annual bonus amount; or (iii) the material breach by Binah of any material provision of the Gould Agreement or other written agreement between Binah and Mr. Gould, provided that a Good Reason Process has been followed prior to termination. “Good Reason Process” shall mean that (i) Mr. Gould reasonably determines in good faith that one of the Good Reason prongs has occurred; (ii) Mr. Gould has notified Binah of such occurrence in writing within 30 days of the occurrence; (iii) Mr. Gould cooperates in good faith with Binah’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the occurrence of the Good Reason continues to exist; and (v) Mr. Gould terminates his employment within 30 days after the end of the Cure Period.
If Mr. Gould’s employment is terminated for any reason, he is subject to: ongoing confidentiality and non-disclosure obligations; and 12-month, post-termination restrictive covenants of non-solicitation of employees, and customers Mr. Gould will be subject to a 12-month, post-termination non-competition clause, provided that if his initial or renewal term is not extended or where he resigns without Good Reason, he must be compensated for the restricted period in order for the non-competition clause to be enforceable. Each of the non-solicitation and non-competition provisions, as applicable, will be extended by one day for each day that Mr. Gould is deemed by a court or other tribunal to have violated any such restrictive covenants.
David Shane
Prior to the closing of the Business Combination, Binah intends to enter into an employment agreement (the “Shane Agreement”) with Mr. Shane, currently a consultant to Kingswood Acquisition Corporation and Wentworth. Further to the Shane Agreement, Mr. Shane will be Chief Financial Officer of Binah and any consulting agreements or arrangements with Kingswood Acquisition Corporation, Wentworth or any other entities will automatically terminate as of the effective date of the Shane Agreement. The Shane Agreement will be for an initial, three-year term which will automatically renew for additional, consecutive one-year terms unless either party provides the other party with 60 days’ notice of the intent not to renew prior to the expiration of the applicable term. Notwithstanding the foregoing, Mr. Shane’s employment is “at-will” and the Shane Agreement may be terminated at any time, by either party, with or without Cause (as defined below) or advance notice.
Mr. Shane’s 2023 annual base salary is $350,000. In addition, Binah may provide Mr. Shane a discretionary year-end performance-based bonus with a 2023 bonus target of 100% of his annual base salary. For calendar year 2023, Mr. Shane is guaranteed a bonus of no less than $350,000, and Mr. Shane may be eligible for a bonus of up to 200% of his annual base salary, based on Mr. Shane’s exceptional performance during such year. Mr. Shane’s performance and Binah’s performance are to be primary considerations in determining any such annual bonus, which is subject to his continuous employment through December 31 of the relevant bonus year, with such bonus payable no later than March 31 of the year following the relevant bonus year.
No later than six months after the closing of the Business Combination, Binah will grant Mr. Shane nonqualified stock options to purchase 250,000 shares of Common Stock of Binah, subject to any reasonable capitalization adjustments before the date of grant (the “Initial Options”), under the terms of Binah’s 2022 Equity Incentive Plan, as may be amended from time to time (the “Plan”). These initial options will be exercisable for a period of ten (10) years, subject to earlier termination in accordance with the option agreement and Plan. The exercise price of these initial options will be equal to the fair market value of Binah’s Common Stock on the date of grant. The vesting schedule of these initial options will be as follows: (a) one-third of the Initial Options will vest on December 31, 2023, based on continued service through such date; and (b) two-thirds of the Initial Options will vest ratably on a monthly basis over the remainder of Mr. Shane’s initial term based on continued service through each vesting date, with the first such vesting date being on January 31, 2024. The Initial Options will accelerate and be deemed vested in full upon a Change in Control as defined in the Plan.
Concurrently with the closing of the Business Combination, and on the first, second and third anniversaries thereof, Binah will grant Mr. Shane nonqualified stock options to purchase that number of shares of Common Stock of Binah which have a grant date fair value equal to $350,000, as reasonably determined by the Board, under the terms of the Plan. These additional options will be exercisable for a period of ten (10) years, subject to earlier termination in accordance with the option agreement and Plan. The exercise price of these additional options will be equal to the fair market value of Binah’s Common Stock on the date of grant. The vesting schedule of these additional options will be ratable monthly over three years from the date of the grant. The additional options will accelerate and be deemed vested in full upon a Change in Control as defined in the Plan.
All options granted by Binah will be forfeited upon Mr. Shane’s termination for Cause. All option grants will be subject to the terms of the applicable option agreement and Plan.
If Binah terminates Mr. Shane’s employment without Cause or Mr. Shane resigns for Good Reason, Mr. Shane is entitled to (i) Mr. Shane’s then current base salary and target annual bonus amounts that would be payable during the greater of (A) the remainder of the applicable term but for such termination, or (B) the Restricted Period (as defined in Section 13.2 of the Shane Agreement), payable in a lump-sum payment on the first regular payday occurring 60 days following the termination date, and (ii) accelerated vesting of all outstanding options as of the effective date of Mr. Shane’s termination. In addition, in the event that Mr. Shane resigns other than for Good Reason, or the Shane Agreement is not renewed upon expiration of the applicable term, Mr. Shane will receive a payment equal to his then-current annual base salary and target annual bonus, payable in a lump sum payment on the first regular payday occurring 60 days following the termination date, in exchange for Mr. Shane being bound to a non-competition agreement. Mr. Shane will only receive these severance payments if Mr. Shane executes a full general and mutual release in a form acceptable to Binah and Mr. Shane, and such release has become effective in accordance with its terms prior to the 60th day following the termination date. All other obligations to Mr. Shane will be automatically terminated and completely extinguished.
If Mr. Shane’s employment with the Company terminates due to (x) Mr. Shane’s death, (y) Mr. Shane’s inability to perform the essential functions of his position with or without reasonable accommodation, or (z) termination by Binah for Cause, Mr. Shane will not be entitled to the severance payments in the prior paragraph and will only be entitled to receive base salary and benefits accrued through the termination date.
For this purpose, “Cause” is defined as any of the following: (i) conviction of or a plea of nolo contendere to any felony or any misdemeanor that involves crimes of moral turpitude, fraud or theft; or (i) the material breach by Mr. Shane of any of his obligations, duties and/or covenants under the Shane Agreement if such breach causes material damage to Binah, which breach, if curable, continues following written notice from Binah describing same with particularity and expiration of a 30-day cure period.
“Good Reason” is defined as any of the following, without Mr. Shane’s written consent: (i) a material diminution in Mr. Shane’s responsibilities, authority or duties; (ii) a diminution in Mr. Shane’s base salary or target annual bonus amount; or (iii) the material breach by Binah of any material provision of the Shane Agreement or other written agreement between Binah and Mr. Shane, provided that a Good Reason Process has been followed prior to termination. “Good Reason Process” shall mean that (i) Mr. Shane reasonably determines in good faith that one of the Good Reason prongs has occurred; (ii) Mr. Shane has notified Binah of such occurrence in writing within 30 days of the occurrence; (iii) Mr. Shane cooperates in good faith with Binah’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the occurrence of the Good Reason continues to exist; and (v) Mr. Shane terminates his employment within 30 days after the end of the Cure Period.
If Mr. Shane’s employment is terminated for any reason, he is subject to: ongoing confidentiality and non-disclosure obligations; and 12-month, post-termination restrictive covenants of non-solicitation of employees and customers. Mr. Shane will be subject to a 12-month, post-termination non-competition clause, provided that if his initial or renewal term is not extended or where he resigns without Good Reason, he must be compensated for the restricted period in order for the non-competition clause to be enforceable. Each of the non-solicitation and non-competition provisions, as applicable, will be extended by one day for each day that Mr. Shane is deemed by a court or other tribunal to have violated any such restrictive covenants.
401(k) Plans- Purshe Kaplan Sterling Investments, Inc. and World Equity Group, Incorporated
We intend to adopt a 401(k) Plan for the Combined Company at or after close. Our subsidiaries, Purshe Kaplan Sterling Investments, Inc and World Equity Group, Incorporated, each maintain a 401(k) retirement savings plan for the benefit of their employees, including the named executive officers, who satisfy certain eligibility requirements. Under each 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. Each 401(k) plan provides for employer safe harbor contributions of 100% of the first 3% of compensation deferred. Each 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. For each, as a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan, and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
Limitation of Liability and Indemnification
The amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws, each to be effective upon the Closing, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits the amended and restated certificate of incorporation of the Combined Company from limiting the liability of our directors for the following:
•
any breach of the director’s duty of loyalty to us or to our stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•
any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The amended and restated certificate of incorporation of the Combined Company does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in the amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws, we intend to enter into an indemnification agreement with each member of our board of directors and each of our officers prior to the Closing. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
KWAC Related Person Transactions
On August 17, 2020, Sponsor purchased 4,312,500 shares of KWAC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.006 per share. On October 22, 2020, Sponsor surrendered 718,750 shares of KWAC Class B Common Stock for no consideration. On November 3, 2020, Sponsor surrendered an additional 718,750 shares of KWAC Class B Common Stock for no consideration.
Immediately prior to the closing of the IPO, certain of the Initial Stockholders purchased an aggregate of 6,481,550 KWAC Private Placement Warrants, each of which exercisable to purchase one share of KWAC Class A Common Stock at $11.50 per share, at a price of $1.00 per warrant, or $6,481,550 in the aggregate. The KWAC Private Placement Warrants are identical to the KWAC Public Warrants, except that the KWAC Private Placement Warrants, so long as they are held by the original purchaser thereof or its permitted transferees, (i) will not be redeemable by KWAC, (ii) may not (including the shares of KWAC Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The KWAC Private Placement Warrants (including the shares of KWAC Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. If the KWAC Private Placement Warrants are held by holders other than the original purchaser thereof or its permitted transferees, the KWAC Private Placement Warrants will be redeemable by KWAC and exercisable by the holders on the same basis as the KWAC Public Warrants.
We currently utilize office space at 17 Battery Place, Room 625, New York, NY 10004 from our sponsor as our executive offices. Commencing on the date of this prospectus, we will pay our sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
Other than an annual payment of $35,000 paid to each of Mr. Roth, Ms. Roth, and Ms. O’Connell for their service as a director, no compensation of any kind, including finder’s and consulting fees, will be paid by KWAC to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
Any of the foregoing payments to our sponsor, repayments of loans from our sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.
On March 24, 2022, the Sponsor agreed to loan us up to $1,500,000 to be used for a portion of our expenses. At the option of the Sponsor, at any time on or prior to the maturity date, any unpaid principal amount outstanding may be converted into whole warrants (“Conversion Warrants”) to purchase Class A Common Stock at a conversion price equal to $1.00 per warrant.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
Registration Rights
The Merger Agreement provides that, upon the consummation of the Merger, Holdings, Sponsor and certain equity holders of Wentworth will enter into a Registration Rights Agreement. Under the Registration Rights Agreement, following the consummation of the Merger, certain stockholder signatories thereto will have “shelf” and “piggyback” registration rights. The Registration Rights Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the stockholder signatories thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. This summary is qualified by reference to the complete text of the form of Restated Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this information statement/prospectus forms a part.
Founder Support Agreement
In connection with the execution of the Merger Agreement, certain of the Sponsor Support Holders entered into the Founder Support Agreement with KWAC, Holdings, and Wentworth, pursuant to which such Sponsor Support Holders agreed to vote all shares of KWAC Common Stock beneficially owned by them in favor of the Business Combination, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Sponsor Support Holders also agreed that they would not sell, assign, or otherwise transfer any of the Shares (as defined therein) unless the buyer, assignee or transferee executes a joinder agreement to the Founder Support Agreement. We agreed that we would not register any sale, assignment, or transfer of such Shares on our transfer ledger (book entry or otherwise) that is not in compliance with the Founder Support Agreement.
Company Support Agreement
In connection with the execution of the Merger Agreement, Wentworth unitholders representing at least 70% of the issued and outstanding Wentworth LLC Interests entered into the Company Support Agreement with KWAC, Holdings, and Wentworth, pursuant to which such Wentworth unitholders agreed to vote all LLC Interests beneficially owned by them in favor of each of the Proposals, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Wentworth unitholders also agreed that they would not sell, assign, or otherwise transfer any of the Wentworth LLC Interests held by them, with certain limited exceptions, unless the buyer, assignee or transferee executes a joinder agreement to the Company Support Agreement.
Wentworth A&R LLC Agreement
Concurrently with the Closing, the Original limited liability company agreement of Wentworth will be amended and restated in its entirety in substantially the form filed as Exhibit 3.7 (the “Wentworth A&R LLC Agreement”).

Lock-Up Agreement
At the Closing, Holdings will enter into lock-up agreements (the “Lock-Up Agreements”) with each of KWAC, the Sponsor, Wentworth, certain holders of Wentworth Units, holders of KWAC Class B Common Stock and holders of Holdings Series A Stock, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such Holders (as defined in the Lock-Up Agreements) shall, for a twelve-month period beginning on the Closing Date, not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by such Holders prior to the termination of the applicable lock-up period, subject to certain customary exceptions, including:
•
transfers to permitted transferees upon written notice to Holdings, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

•
to a charitable organization upon written notice to Holdings,

•
by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

•
pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Holdings’ stockholders having the right to exchange their shares of Holdings Common Stock for cash, securities or other property.

Pursuant to the Lock-Up Agreements, if the Sponsor Holders (as defined therein) or any of the Key Wentworth Holders (as defined therein) subject to the lock-up agreement or any substantially similar agreement is permitted by Holdings to transfer their shares (other than as permitted by the Lock-Up Agreements or substantially similar agreement) then Holdings shall (a) notify the holders of Holdings Series A Stock of allowing a transfer and (b) the same pro rata percentage Holder of Series A Preferred Stock (including any shares issuable upon exercise of any Holdings Series A Stock, options, warrants or other securities held as of the Effective Date) shall be deemed immediately and fully released on the same terms from any remaining restrictions set forth herein.
Indemnification Agreements
We have entered into, and plan on entering into, indemnification agreements with each of our directors and executive officers. The indemnification agreements, the Proposed Holdings Charter and the Proposed Holdings Bylaws, which will become effective upon the completion of the Business Combination, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Wentworth Executive Compensation — Limitation of Liability and Indemnification of Directors and Officers.”
Wentworth Group Related Person Transactions
Promissory Notes — Purshe Kaplan Sterling Investments, Inc.
On November 30, 2017, we issued subordinated promissory notes in the aggregate principal amount of $3,565,738 to certain sellers in connection with the acquisition of the PKSH Entities. Interest on the notes accrues at a rate of 10% annually and is payable at maturity. The notes matured on May 17, 2023.
Additionally, in connection with the acquisition of the PKSH Entities, we agreed to pay contingent consideration in the amount of $5,000,000 to certain sellers. The contingency had been resolved on November 30, 2018, and the notes have been issued to the sellers. The contingent subordinated promissory notes had a maturity date of May 30, 2023 and accrue interest at 10% annually. The unpaid principal and all accrued interest became due upon maturity.
As of December 31, 2020, the amount of principal and accrued interest related to these promissory notes is $10,211,566. Related interest expense was approximately $491,000 for the year ended December 31, 2020.

Promissory Notes — Members
During the year ended December 31, 2020, we entered into promissory notes with certain members to provide for working capital purposes. As of September 30, 2023, and December 31, 2022, the amounts outstanding under these notes is $5,057,232 and $4,725,463, respectively. The notes bear interest at the rate of 10% and are due on demand.
Related Person Transaction Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the Holdings Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which Holdings or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of Holdings’ executive officers or a member of Holdings Board;

•
any person who is known by Holdings to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that Holdings will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of KWAC Common Stock as of September 30, 2023 and (ii) expected beneficial ownership of Holdings Common Stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that all public shares are redeemed by:
•
Each person who is, or is expected to be, the beneficial owner of the more than 5% of issued and outstanding shares of Holdings Common Stock or of KWAC Common Stock;

•
Each of KWAC’s current executive officers and directors;

•
Each person who will be become an executive officer or director of Holdings post-Business Combination; and

•
All executive officers and directors of KWAC as a group pre-Business Combination and all executive officers and directors of Holdings post Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of KWAC pre-Business Combination is based on 3,463,083 shares of Common Stock (including 484,083 Public Shares, 104,000 shares of KWAC Class A Common Stock included in the Underwriter Units, 2,605,000 shares of KWAC Class A Common held by Sponsor and 270,000 shares of KWAC Class B Common Stock held by certain of KWAC’s directors) as of the date set forth above.
The expected beneficial ownership of shares of Holdings Common Stock post-Business Combination, assuming none of the Public Shares are redeemed, has been determined based upon the following: (i) that no Public Shareholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of KWAC Class A Common Stock (pre-Business Combination) or Holdings Common Stock (post-Business Combination), (iii) 1.1 million shares of Holdings Common Stock otherwise issuable to Sponsor in respect of its shares of KWAC Common Stock are placed in escrow at Closing pending the satisfaction of certain conditions, (iv) that Sponsor is issued approximately 175,000 shares of Holdings Common Stock in connection with the Closing in in repayment of approximately $1.75 million of loans made by Sponsor to KWAC, (v) that Sponsor and certain directors of forfeit (on a pro rata basis) approximately 125,000 shares of Holdings Common Stock to them in connection with the Closing in exchange for the assumption and payment by Holdings of approximately $1.25 million of prior transaction expenses of KWAC, (vi) that 12 million shares of Holdings Common Stock are issued to the Wentworth Members, (vii) that 1.1 million shares of Holdings Common Stock are issued to certain Wentworth Members, and (viii) that there will be an aggregate of 16,613,082 shares of Holdings Common Stock issued and outstanding at Closing, including the 1.1 million shares of Holdings Common Stock placed into escrow at Closing.
The expected beneficial ownership of shares of Holdings Common Stock post-Business Combination, assuming the maximum number of public shares have been redeemed, has been determined based on the following: (i) that holders of 484,083 Public Shares exercise their redemption rights, (ii) that none of the investors set forth in the table below has purchased or purchases shares of KWAC Class A Common Stock (pre-Business Combination) or Holdings Common Stock (post-Business Combination), (iii) 1.1 million shares of Holdings Common Stock otherwise issuable to Sponsor in respect of its shares of KWAC Common Stock are placed in escrow at Closing pending the satisfaction of certain conditions, (iv) that Sponsor is issued approximately 175,000 shares of Holdings Common Stock in connection with the Closing in in repayment of approximately $1.75 million of loans made by Sponsor to KWAC, (v) that Sponsor and certain directors of forfeit (on a pro rata basis) approximately 125,000 shares of Holdings Common Stock to them in connection with the Closing in exchange for the assumption and payment by Holdings of approximately $1.25 million of prior transaction expenses of KWAC, (vi) that 12 million shares of Holdings Common Stock are issued to the Wentworth Members, (vii) that 1.1 million shares of Holdings Common Stock are issued to certain

Wentworth Members, and (viii) that there will be an aggregate of 16,128,999 shares of Holdings Common Stock issued and outstanding at Closing, including the 1.1 million shares of Holdings Common Stock placed into escrow at Closing.
The beneficial ownership information below excludes the shares of Holdings Common Stock issuable upon exercise of the Public Warrants and the Private Warrants, issuable upon the conversion of the Series A Convertible Preferred Stock and expected to be issued or reserved under the Equity Incentive Plan or the Employee Stock Option Plan.
	Shares of Kingswood Acquisition Corp. Common Stock (Pre-Business Combination)				Shares of Binah Capital Group, Inc. Common Stock (Post-Business Combination)
	Class A Shares	Class B Shares	Total Shares		Assuming No Redemptions		Assuming Max Redemptions
				Percent	Shares	Percent	Shares	Percent
Name of Beneficial Owner(1)
Kingswood Global Sponsor LLC(2)	2,605,000	—	2,605,000	75.22%	1,566,739(5)	9.43%	1,566,739(5)	9.71%
HSQ Investments Limited(3)	2,605,000	—	2,605,000	75.22%	1,566,739(5)	9.43%	1,566,739(5)	9.71%
Seaponack, LLC(4)	2,605,000	—	2,605,000	75.22%	1,566,739(5)	9.43%	1,566,739(5)	9.71%
Gary Wilder(2)	2,605,000	—	2,605,000	75.22%	1,566,739(5)	9.43%	1,566,739(5)	9.71%
Jonathan Massing(2)	2,605,000	—	2,605,000	75.22%	1,566,739(5)	9.43%	1,566,739(5)	9.71%
Michael Nessim(2)	2,605,000	—	2,605,000	75.22%	1,566,739(5)	9.43%	1,566,739(5)	9.71%
David Hudd(2)	2,605,000	—	2,605,000	75.22%	1,566,739(5)	9.43%	1,566,739(5)	9.71%
Larry Roth	—	200,000	200,000	5.78%	191,304(6)	1.15%	191,304(6)	1.19%
Lisa Roth	—	35,000	35,000	1.01%	33,478(6)	*	33,478(6)	*
Caroline O’Connell	—	35,000	35,000	1.01%	33,478(6)	*	33,478(6)	*
Jeremy Wilder(2)(4)	—	—	—	—	—	—	—	—
Duncan Gerard	—	—	—	—	—	—	—	—
Directors and Executive Officers of KWAC as a Group (9 Individuals)	2,605,000	270,000	2,875,000	83.02%	1,824,999	10.99%	1,824,999	11.32%
MHC Securities	—	—	—	—	9,000,000	54.17%	9,000,000	55.80%
Wentworth Funding	—	—	—	—	1,400,000	8.43%	1,400,000	8.68%
Certain Wentworth Members	—	—	—	—	1,100,000	6.62%	1,100,000	6.82%
PPD Group	—	—	—	—	1,400,000	8.43%	1,400,000	8.68%
TKM Funding	—	—	—	—	200,000	1.20%	200,000	1.24%
Craig Gould	—	—	—	—	1	0.00%	1	0.00%
David Shane	—	—	—	—	1	0.00%	1	0.00%
Dustin Cohn	—	—	—	—	1	0.00%	1	0.00%
David Crane	—	—	—	—	1	0.00%	1	0.00%
Daniel Hynes	—	—	—	—	1	0.00%	1	0.00%
Joel Marks	—	—	—	—	1	0.00%	1	0.00%
Directors and Executive Officers of Holdings as a Group (6 Individuals)	—	—	—	—	6	0.00%	6	0.00%

*
Less than 1%

(1)
Unless otherwise noted, (i) the business address of the Sponsor and each of the directors and executive officers of KWAC is 17 Battery Place, Room 625, New York, NY 10004, and (ii) the business address of Holdings and each of its directors and executive officers is 80 State Street, Albany, NY 12207.

(2)
Kingswood Global Sponsor LLC (or Sponsor) is the record holder of the shares reported herein. HSQ Investments Limited, Seaponack, LLC, Michael Nessim, David Hudd, Gary Wilder and Jonathan Massing are among the members of Kingswood Global Sponsor LLC and share voting and investment discretion with respect to the shares of Common Stock held of record by Kingswood Global Sponsor LLC.

(3)
HSQ Investments Limited is a wholly owned subsidiary of PSC Nominee 3 Limited, a UK company acting as the nominee for PSC III, a UK limited partnership. PSC III is managed by Pollen Street Capital Limited. Investment decisions for Pollen Street Capital Limited are made by its investment committee, the voting members of which are Lindsey McMurray, James Scott, Michael England, Matthew Potter, and Ian Gascoigne, and each of them may be deemed to hold shared voting and investment discretion with respect to the shares of Class A Common Stock held by HSQ Investments Limited. The address of the principal business office of HSQ Investments Limited is 11-12 Hanover Square, London W1S 1JJ.

(4)
Seaponack, LLC is a Delaware limited liability company, which holds an approximately 18.5% membership interest in Sponsor, and thus, may be deemed to beneficially own approximately 482,406 shares of Class B common stock held by Sponsor. Jeremy Wilder holds an approximately 6.46% membership interest in Seaponack LLC, and thus, may be deemed to beneficially own approximately 31,163 shares of Class B common stock held by Sponsor. Jeremy Wilder disclaims any beneficial ownership of the securities held by Sponsor that may be deemed to be beneficially owned by Seaponack LLC, other than to the extent of any pecuniary interest he may have therein, directly, or indirectly. The address of the principal business office of Seaponack, LLC is 17 Battery Place, Suite 625, New York, New York 10004.

(5)
Excludes 1.1 million shares of Holdings Common Stock placed in escrow at Closing pending the satisfaction of certain conditions. Reflects (i) the issuance to Sponsor of approximately 175,000 shares of Holdings Common Stock (each with a nominal value of $10 per share) in repayment of certain loans made by KWAC Sponsor to KWAC, and (ii) the forfeiture by Sponsor of approximately 109,307 shares of Holdings Common Stock (each with a nominal value of $10 per share) in exchange for the payment by Holdings of KWAC Sponsor’s pro rata share of certain prior transaction expenses of KWAC.

(6)
Reflects the forfeiture by the reporting person of a number of shares of Holdings Common Stock (each with a nominal value of $10 per share) otherwise issuable to them in exchange for the payment by Holdings of their pro rata share of certain prior transaction expenses of KWAC.

(7)
Reflects 1.1 million shares of Holdings Common Stock to be issued to certain equityholders of Wentworth. The allocation of the 1.1 million shares to such equityholders of Wentworth will be determined prior to the filing of the final amendment to this proxy statement/prospectus.

DESCRIPTION OF SECURITIES
As a result of the Business Combination, Wentworth stockholders who receive shares of Holdings Common Stock in the Business Combination will become Holdings’ stockholders. Your rights as a Holdings stockholder will be governed by Delaware law, the Proposed Holdings Charter and Proposed Holdings Bylaws. The following description of the material terms of the Holdings’ capital stock, including the Holdings Common Stock to be issued to KWAC Stockholders in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law, the Proposed Holdings Charter and the Proposed Holdings Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Holdings Common Stock.
In connection with the Business Combination, Holdings will amend and restate its the Holdings Organizational Documents, which differ materially from the Existing KWAC Organizational Documents. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Holdings Charter and Proposed Holdings Bylaws, each of which will be in effect upon the consummation of the Business Combination assuming the Business Combination Proposal is approved and adopted. The forms of Proposed Holdings Charter and Proposed Holdings Bylaws are attached as Annex B to this proxy statement/prospectus.
The purpose of Holdings is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, and assuming the Business Combination Proposal and this proposal are approved and adopted, Holdings’ authorized capital stock will consist of 55,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Holdings’ Board determines otherwise, Holdings will issue all shares of its capital stock in uncertificated form.
Common Stock
Holders of shares of Holdings Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.
Upon the Holdings’ liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Holdings’ remaining assets available for distribution. Holders of Holdings Common Stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Holdings Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences, and privileges of holders of the common stock will be subject to those of the holders of any shares of Holdings preferred stock that the Board may authorize and issue in the future.
As of [•], 2024, the Record Date, there were 3,463,083 shares of KWAC Common Stock issued and outstanding and [•] holders of record of KWAC Common stock. After giving effect to the Business Combination (assuming no Public Shares of KWAC have been redeemed and no KWAC warrants have been exercised), we expect that there will be approximately 15.5 million shares of Holdings Common Stock outstanding, consisting of (i) 12.0 million shares (including shares underlying Holdings Options) issued of the Wentworth Members, (ii) 1.1 million shares issued to certain identified Wentworth Members, (ii) 484,083 shares held by Public Stockholders, (iii) 104,000 shares issued in eaxchange for the shares of Class A Common Stock included in the Underwriter Units, (iv) 1,824,999 million shares issued to the Initial Stockholders, after giving effect to certain forfeitures and new issuances.
Preferred Stock
Upon the consummation of the Business Combination and pursuant to the Proposed Holdings Charter, Holdings will be authorized to issue 2,000,000 shares of Holdings preferred stock.

Under the terms of the Proposed Holdings Charter, the Holdings Board is authorized to direct Holdings to issue shares of preferred stock in one or more series without stockholder approval. The Holdings Board has the discretion to determine the rights, designations, powers, preferences, privileges, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the Holdings Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock.
Additionally, the issuance of preferred stock may adversely affect the holders of Holdings Common Stock by restricting dividends on Holdings Common Stock, diluting the voting power of Holdings Common Stock, or subordinating the liquidation rights of Holdings Common Stock. As a result of these or other factors, the issuance of Holdings preferred stock could have an adverse impact on the trading price of Holdings Common Stock.
Series A Convertible Preferred Stock
As of the date of this proxy statement/prospectus, no shares of Series A Redeemable Convertible Preferred Stock are outstanding. After giving effect to the Business Combination, up to 1,500,000 shares of Series A Convertible Preferred Stock will be outstanding.
Pursuant to the Subscription Agreements, if the Business Combination Proposal and the Nasdaq Proposal are approved, the Certificate of Designations, substantially in the form of Annex [K], will be filed on the Closing Date and will establish the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Series A Redeemable Convertible Preferred Stock, which are described in more detail below. The following description of our Series A Redeemable Convertible Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Certificate of Designations, the form of which is set forth in Annex K to this proxy statement/prospectus, and to the applicable provisions of Delaware law. We urge you to read the Certificate of Designations because it, and not this description, defines the rights of holders of shares of Series A Redeemable Convertible Preferred Stock.
Ranking
With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of Holdings, the Holdings Series A Stock will rank (i) senior to all classes or series of Holdings Common Stock (including Holdings Common Stock) and any other class or series of capital stock of Holdings that by its terms is not expressly senior to, or on parity with, the Holdings Series A Stock; (ii) on parity with any class or series of capital stock of Holdings hereafter created that expressly ranks pari passu with the Holdings Series A Stock; and (ii) junior to any class or series of equity securities of Holdings that, by its terms, expressly ranks senior to Holdings Series A Stock.
Dividends
Holders of shares of Holdings Series A Stock are entitled to receive, when, as and if authorized by Holdings Board of directors and declared by Holdings out of funds legally available for the payment of dividends, cumulative dividends at the rate of 9.00% per annum on the $10.00 original issuance price per share of Holdings Series A Stock. Dividends on the Holdings Series A Stock will accrue daily and compound quarterly, will be cumulative from (and including) the Issuance Date, will be computed on the basis of a 360-day year consisting of twelve 30-day months, and will be payable to holders quarterly in arrears on or about March 31, June 30, September 30 and December 31 of each year.
Dividends will be payable in cash, except that Holdings may elect to pay up to 50% of the accrued and unpaid dividends outstanding by the delivery of additional shares of Holdings Series A Stock.

To the extent Holdings elects to pay a portion of such dividend (such portion, the “Dividend PIK”) in shares of Holdings Series A Stock, the number of additional shares of Holdings Series A Stock to be delivered shall be determined by dividing (i) the Dividend PIK amount by (ii) $10.00. Any dividend payment made on the Holdings Series A Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable.
Liquidation Preference
Upon any liquidation, dissolution or winding-up of Holdings, whether voluntary or involuntary (each, a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of Holdings, the holders of the Holdings Series A Stock will be entitled to receive, before the holders of any Holdings Common Stock or any other class or series of capital stock of Holdings ranking junior thereto, out of the remaining net assets of the Combined Company, the amount per share equal to the greater of (in either case, such amount the “Liquidation Preference”):

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the then applicable Reference Price, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared); and

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the product of (i) the then applicable Reference Rate, multiplied by (ii) the volume weighed average trading price of Holdings Common Stock for the 30 day period immediately preceding (but not including) the date of such Liquidation Event, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared).

Additionally, following the payment of the full amount of the Liquidation Preference on all outstanding shares of Holdings Series A Stock, holders of Holdings Series A Stock will share ratably in any distribution of assets to the holders of Holdings Common Stock.
Optional Conversion
Except as provided below, at any time and from time to time following the second anniversary of the Issuance Date, holders of Holdings Series A Stock may elect to convert shares of Holdings Series A Stock into shares of Holdings Common Stock at the then applicable Reference Rate.
If Holdings breaches or is otherwise in default under the terms of the Holdings Series A Stock and such breach is not cured (or is incapable of being cured) within 180 days, holders of Holdings Series A Stock may, at any time, elect to convert each share of Holdings Series A Stock into shares of Holdings Common Stock at a rate that is the greater of (at the option of such holder):

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1.5 shares of Common Stock per share of Preferred Stock; or

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a conversion rate equal to the quotient of (A) the volume weighed average trading price of Holdings Common Stock for the 30 day period immediately preceding (but not including) the conversion date, divided by (B) the Reference Price applicable on the conversion date.

Optional Redemption
Holdings may, at its option, upon not fewer than 60 days’ written notice, redeem the Holdings Series A Stock, in whole or in part, on any anniversary of the Issuance Date prior to the fourth anniversary of the Issuance Date, for cash at a redemption price equal to, the sum of (i) the applicable Reference Price on the redemption date, plus (ii) an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) as of the redemption date.
Mandatory Redemption; Maturity
On the fourth anniversary of the Issuance Date, Holdings will be required to redeem all shares of Holdings Series A Stock then outstanding for cash at a redemption price equal to $16.00 per share of Holdings Series A Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) as of such date.

Anti-dilution Provisions
The Reference Price and Reference Rate are subject to customary adjustments in the case of certain actions taken with respect to the Holdings Common Stock, including distributions to holders of Holdings Common Stock in shares, subdivisions, splits or combinations of the Holdings Common Stock, issuances, sales of or distribution of convertible securities, options or any other assets to holders of Holdings Common Stock for which there is no corresponding distribution in respect of the Holdings Series A Stock.
Voting Rights
As long as any shares of Holdings Series A Stock are outstanding, Holdings shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Holdings Series A Stockamend, alter, repeal or otherwise modify any provision of the Holdings’ certificate of incorporation or the Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Holdings Series A Stock as to affect them adversely.
Additionally, holders of the Holdings Series A Stock shall be entitled to one vote per share and entitled to vote together (as a single class) with the holders of Holders’ common stock on all matters submitted to a vote of stockholders of Holdings, except as otherwise provided in the Certificate of Designations or as required by applicable law.
Covenant Obligations
In addition to customary covenants, for so long as any shares of Holdings Series A Stock remain outstanding:

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Holdings’ total leverage (including all indebtedness (not including short-term payables and the current aged payables), and Holdings Series A Stock, other than Holdings Series A Stock issued in respect of certain fees and expenses incurred in connection with the Business Combination) may not exceed six times (6x) Holdings’ and its consolidated subsidiaries’ trailing twelve months Adjusted EBITDA (as defined in the Certificate of Designations).

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Subject to certain exceptions, unless and until full cumulative dividends on the Holdings Series A Stock for all past dividend periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, Holdings may not: (i) declare and pay or declare and set apart for payment of dividends, directly or indirectly, on or with respect to any shares of Holdings Common Stock or shares of any other class or series of capital stock ranking on parity with or junior to the Holdings Series A Stock, for any period; or (ii) redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking on parity with or junior to the Holdings Series A Stock.

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In addition to other customary registration rights, Holdings is required to file, within 60 days of the Issuance Date, a registration statement on the appropriate form registering the Holdings Series A Stock, any shares of Holdings Series A Stock issued as a dividend, and any shares of Holdings Common Stock issued to the holders of Holdings Series A Stock upon conversion of their shares of Holdings Series A Stock, and use its reasonable best efforts to ensure that such registration statement remains effective.

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Following a breach or default by Holdings of the leverage covenants above for more than two (2) consecutive fiscal quarters and if such breach or default is not cured (or is incapable of being cured) within 180 days (unless the holders of a majority of the Holdings Series A Stock waives such breach or default), the holders of a majority of the outstanding shares of Holdings Series A Stock shall have the right to:

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obtain majority control of Holdings’ board of directors;

ii.
require that Holdings controlling stockholders vote in favor of any sale transaction approved by the PIPE Investor.

Information Rights
So long as any shares of Preferred Stock remain outstanding the Corporation will provide the Series A Investor with certain information rights, including providing (i) a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for and as of the corresponding periods of the previous year, (iii) copies of all financial statements and periodic reports which the Company may file with the SEC (or any successor thereto), (iv) copies of all registration statements and any amendments and exhibits thereto, which the Company may file with the SEC (or any successor thereto) and (v) subject to a customary confidentiality agreement, information provided to the Board in connection with its regular meetings.
Board Rights
Following the conversion by the Series A Purchaser of its shares of Holdings Series A Stock into 5% or more of the outstanding shares Holdings Common Stock, the Series A Purchaser will be entitled to nominate one director to serve on the Holdings board, and the parties will vote their shares in favor of such nominee; and
Following the conversion by the Series A Purchaser of its shares of Holdings Series A Stock into 15% or more of the outstanding shares Holdings Common Stock, the Series A Purchaser will be entitled to nominate two directors to serve on the Holdings board, and the parties will vote their shares in favor of such nominees.
Lock up
On the Issuance Date, the PIPE Investor and Holdings will enter into a lock-up agreement whereby, subject to certain limited exceptions, the PIPE Investor will not be permitted to transfer any shares of Holdings Series A Stock (including any shares of Holdings Series A Stock issued to the PIPE Investor as a dividend) for a period ending on the earlier of the (i) date that is twelve (12) months following the Effective Date and (ii) the occurrence of a default determined in accordance with the applicable sections of the Certificate of Designation.
See the section entitled “Proposal No.1: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Lock-Up Agreement” for additional information regarding terms and conditions of the Lock up Agreement.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Holdings Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of Business Combination, provided that Holdings has an effective registration statement under the Securities Act covering the shares of Holdings Common Stock issuable upon exercise of the warrant and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder of warrants may exercise their warrants only for a whole number of shares of Holdings Common Stock. This means only a whole warrant may be exercised at a given time by a holder of warrant and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Holdings will not be obligated to deliver any shares of Holdings Common Stock upon the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Holdings Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Holdings’ satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Holdings Common Stock upon exercise of a warrant unless the share of Holdings Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such Public Warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Holdings be required to net cash settle any warrant.
The Holdings Common Stock underlying the Warrants is being registered on the registration statement of which this prospectus is a part. Holdings will use its best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. During any period in which Holdings fails to maintain an effective registration statement with respect to the shares of Holdings Common Stock the warrants, holders of warrants may, until such time as there is such an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Holdings Common Stock is, at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Holdings may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Holdings so elects, Holdings will not be required to file or maintain in effect a registration statement, and in the event Holdings do not so elect, Holdings will use its best efforts to register or qualify the shares of Holdings Common Stock under applicable blue sky laws to the extent an exemption is not available.
Redemption
Once the Warrants become exercisable, Holdings may call the Warrants for redemption (except as described herein with respect to the Private Warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the closing price of the Holdings Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Holdings send the notice of redemption to the warrant holders.

Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Holdings Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Holdings Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable, Holdings may exercise its redemption right even if Holdings is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Holdings has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Holdings issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Holdings Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Anti-Dilution Adjustments”)) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
No fractional shares of Holdings Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Holdings will round down to the nearest whole number of shares of Holdings Common Stock to be issued to the holder. If, at the time of exercise, the warrants are exercisable for a security other than Holdings Common Stock pursuant to the warrant agreement (for instance, if Holdings is not the surviving company in a subsequent business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for securities other than Holdings Common Stock, the surviving company will use its commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the warrants within 15 business days of the closing of an initial business combination.
Redemption Procedures
A holder of a warrant may notify Holdings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the Holdings Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Holdings Common Stock is increased by a share capitalization payable in shares of Holdings Common Stock, or by a sub-division of shares of Holdings Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Holdings Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of C Holdings Common Stock. A rights offering to holders of Holdings Common Stock entitling holders to purchase shares of Holdings Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Holdings Common Stock equal to the product of (a) the number of shares of Holdings Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Holdings Common Stock) multiplied by (b) one minus the quotient of (i) the price per share of Holdings Common Stock paid in such rights offering divided by (ii) the historical fair market value. For these purposes (x) if the rights offering is for securities convertible into or exercisable for shares of Holdings Common Stock, in determining the price payable for Holdings Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (y) “historical fair market value” means the volume-weighted average price of shares of Holdings Common Stock as reported during the ten-trading day period ending on the trading day prior to the first date on which the Holdings Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Holdings, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to holders of Holdings Common Stock on account of such Holdings Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Holdings Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Holdings Common Stock issuable on exercise of each warrant), do not exceed $0.50, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Holdings Common Stock in respect of such event.

If the number of outstanding shares of Holdings Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Holdings Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Holdings Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Holdings Common Stock.
Whenever the number of shares of Holdings Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Holdings Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Holdings Common Stock so purchasable immediately thereafter.
In addition, if (x) Holdings issues additional shares of Holdings Common Stock or equity-linked securities at an issue price or effective issue price of less than $9.20 per share of Holdings Common Stock (with such issue price or effective issue price to be determined in good faith by the Holdings Board) (the “Newly Issued Price”), and (y) the volume-weighted average trading price of our shares of Holdings Common Stock during the 10-trading day period starting on the trading day prior to the day on which Holdings consummate our initial business combination (such price, the “Market Value”) of shares of Holdings Common Stock is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Holdings Common Stock (other than those described above or that solely affects the par value of such Holdings Common Stock), or in the case of any merger or consolidation of Holdings with or into another corporation (other than a consolidation or merger in which Holdings are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Holdings Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Holdings as an entirety or substantially as an entirety in connection with which Holdings are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Holdings Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Holdings Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Holdings in connection with redemption rights held by stockholders as provided for in its amended and restated certificate of incorporation or as a result of the redemption of Holdings Common Stock by Holdings if a proposed initial business combination is presented to Holdings’ stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Holdings Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Holdings Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Holdings Common Stock in such a transaction is payable in the form of Holdings Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Holdings. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders thereof. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Holdings Common Stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Holdings Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Warrants
In connection with the Business Combination, the Private Warrants will be issued to KWAC Sponsor, its officers and directors and other persons or entities affiliated with KWAC Sponsor (and their permitted transferees) in exchange for the KWAC Private Placement Warrants held by Sponsor immediately following Sponsor’s forfeiture of 3,084,450 of such KWAC Private Placement Warrants. Additionally, 3,084,450 Private Warrants will be issued to the Wentworth Members.
Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including the Holdings Common Stock issuable upon exercise of such Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to certain officers and directors and other persons or entities affiliated with the holder of such Private Warrants) and they will not be redeemable by Holdings so long as they are held by KWAC Sponsor, members of KWAC Sponsor, the Wentworth Members or their permitted transferees. KWAC Sponsor, members of KWAC Sponsor, the Wentworth Members or their permitted transferees have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than KWAC Sponsor, members of KWAC Sponsor, the Wentworth Members or their permitted transferees, the Private Warrants will be redeemable by Holdings in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise its Private Warrants on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Holdings Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Holdings Common Stock underlying the warrants, multiplied by the excess of the “exercise fair market value” (defined below) over the exercise price of the warrants by (y) the exercise fair market value. The “exercise fair market value” will mean the average reported closing price of the Holdings Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The Private Warrants will be exercisable on a cashless basis so long as they are held by KWAC

Sponsor, members of KWAC Sponsor, the Wentworth Members or their permitted transferees because they may be affiliated with Holdings following the Business Combination. If they remain affiliated with Holdings, their ability to sell Holdings’ securities in the open market will be significantly limited. Holdings has policies in place that prohibit insiders from selling Holdings’ securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Holdings’ securities, an insider cannot trade in Holdings’ securities if they are in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Holdings Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Holdings believes that allowing the holders to exercise such Private Warrants on a cashless basis is appropriate.
Dividends
Declaration and payment of any dividend will be subject to the discretion of the Holdings Board. The time and amount of dividends will be dependent upon, among other things, the Holdings’ business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Holdings Board may regard as relevant. Dividends may be payable in cash, stock or property of the Holdings.
Holdings currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.
Board of Directors
The Proposed Holdings Charter provides that the Holdings Board will consist of one class of directors, with each director being elected each year and holding office until the next annual meeting.
Anti-Takeover Provisions
The Proposed Holdings Charter and Proposed Holdings Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Holdings Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Holdings Board the power to discourage acquisitions that some stockholders may favor. Additionally, the creation of a classified board of directors may prevent attempts by our stockholders to replace or remove our current management.
Authorized but Unissued Shares
The authorized but unissued shares of Holdings Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Holdings Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Stockholders’ Meetings
The Proposed Charter will provide that stockholders may not take action by written consent but may only take action at annual or Stockholders’ Meetings of stockholders. As a result, a holder controlling a majority of Holdings capital stock would not be able to amend the Holdings’ bylaws or remove directors without holding a meeting of stockholders called in accordance with the Holdings’ bylaws. Further, the Proposed Charter will provide that only the chairperson of the Holdings Board, the Chief Executive Officer of the Holdings, or a majority of the Holdings Board, by resolution, may call Stockholders’ Meetings of the Holdings stockholders, thus prohibiting a Holdings stockholder from calling a Stockholders’ Meeting. These provisions might delay the ability of the Holdings’ stockholders to force consideration of a proposal or for the Holdings’ stockholders controlling a majority of the Holdings’ capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Proposed Holdings Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Holdings Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Holdings Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Proposed Holdings Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary of the Holdings and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Holdings Bylaws. To be timely, a stockholder’s notice must be received at, the Holdings’ principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or Stockholders’ Meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Holdings Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Holdings’ secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Proposed Holdings Bylaws will provide that the bylaws may be amended or repealed by a majority vote of the Holdings Board or by the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Proposed Charter can be amended in accordance with the DGCL which requires approval by the Holdings Board and stockholders of the Holdings.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter and Proposed Holdings Bylaws will provide indemnification and advancement of expenses for the Holdings’ directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Holdings has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Holdings will be required to indemnify each of the Holdings’ directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Holdings or any of its subsidiaries or was serving at the request of the Holdings in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Proposed Holdings Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Holdings’ rights and the rights of the Holdings’ stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Holdings’ stockholders will have appraisal rights in connection with a merger or consolidation of the Holdings. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any Holdings stockholder may bring an action in the Holdings’ name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Holdings’ shares at the time of the transaction to which the action relates.
Forum Selection
The Proposed Holdings Bylaws will provide that unless Holdings consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Holdings, (ii) any claim of breach of a fiduciary duty owed by any of the Holdings’ directors, officers, stockholders, employees or agents to the Holdings or the Holdings’ stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any claim against the Holdings, its directors, officers or employees arising under its charter, bylaws or the DGCL, (iv) any claim against the Holdings, its directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Transfer Agent and Registrar
The transfer agent and registrar for the Holdings Common Stock is Continental Transfer & Trust Company, LLC.
Trading Symbol and Market
We intend to apply for the listing of the Holdings Common Stock and Warrants on Nasdaq under the symbols BCG and BCG.W respectively, upon the consummation of the Business Combination.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY COMMON STOCK
Pursuant to Rule 144, a person who has beneficially owned restricted Holdings Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Holdings at the time of, or at any time during the three months preceding, a sale and (ii) Holdings is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Holdings was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Holdings Common Stock shares for at least six months but who are affiliates of Holdings at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of Holdings Common Stock then outstanding; or

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the average weekly reported trading volume of the Holdings Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Holdings under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Holdings.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, the Holdings will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion attached as Exhibit 8.1), the following is a summary of the material U.S. federal income tax consequences to holders of KWAC Common Stock and KWAC Warrants with respect to (i) an election by the holders of shares of KWAC Common Stock to have KWAC redeem such shares for cash, (ii) the Kingswood Merger and (iii) the post-Kingswood Merger ownership and disposition of Holdings Common Stock and Holdings Warrants (collectively, “Holdings securities”) acquired pursuant to the Kingswood Merger. This summary applies only to holders of KWAC Common Stock and KWAC Warrants that hold shares of KWAC Common Stock and KWAC Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of KWAC Common Stock or KWAC Warrants in light of such holder’s individual circumstances or status, nor does it address tax consequences applicable to holders of KWAC Common Stock or KWAC Warrants subject to special rules, such as:
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dealers in securities or foreign currency;

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broker-dealers;

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traders in securities that elect to use a mark-to-market method of accounting;

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tax-exempt organizations;

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financial institutions, banks, or trusts;

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mutual funds;

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life insurance companies, real estate investment trusts and regulated investment companies;

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holders that actually or constructively own 10% or more of KWAC’s voting stock;

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holders that hold KWAC Common Stock or KWAC Warrants as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

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holders that have a functional currency other than the U.S. dollar;

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holders that received KWAC Common Stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

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U.S. expatriates;

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controlled foreign corporations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to KWAC Common Stock or KWAC Warrants being taken into account in an applicable financial statement;

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passive foreign investment companies; or

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pass-through entities or investors in pass-through entities.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could impact the conclusions discussed below. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax, or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
KWAC has not and does not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds KWAC Common Stock and KWAC Warrants, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold KWAC Common Stock and KWAC Warrants and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights or the Kingswood Merger.
ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE KINGSWOOD MERGER AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this summary, a “U.S. Holder” means a beneficial owner of KWAC Common Stock and/or KWAC Warrants that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state therein or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Redemption of Shares of KWAC Common Stock
If the Kingwood Merger takes place in connection with a redemption of KWAC Common Stock, we expect that the U.S. federal income tax consequences to a U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of KWAC Common Stock will qualify as a sale or exchange of KWAC Common Stock under Section 302(a) of the Code. If the redemption qualifies as a sale or exchange of the shares of KWAC Common Stock, the U.S. Holder will be treated in the same manner as described under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities” below. If the redemption does not qualify as a sale or exchange of shares of KWAC Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— U.S. Holders — Taxation of Distributions on Holdings Common Stock.” Whether the redemption qualifies as a sale or exchange of the shares of KWAC Common Stock or is treated as a distribution with respect to the shares of KWAC Common Stock will depend on the total amount of KWAC Common Stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of KWAC Common Stock outstanding both before and after the redemption (including any shares of KWAC Common Stock owned by Holdings after the Kingswood Merger). The redemption of shares of KWAC Common Stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in KWAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only shares actually owned by such U.S. Holder, but also shares of KWAC Common Stock constructively owned by it through Holdings. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain family members of such U.S. Holder (in the case of an individual) and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder (if not an individual), as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of KWAC Common Stock or Holdings Common Stock which could be acquired pursuant to the exercise of KWAC Warrants or Holdings Warrants.
In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Holdings in the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of KWAC Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of KWAC Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in KWAC. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in KWAC will depend on such holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”. A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.
If a redemption does not qualify as a sale or exchange, the U.S. Holder will be treated as receiving a distribution from KWAC and the tax effects will be as described under “— U.S. Holders — Taxation of Distributions on Holdings Common Stock,” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of KWAC Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Holdings Warrants or possibly in other shares constructively owned by such U.S. Holder. U.S. Holders of KWAC Common Stock are urged to consult their own tax advisors regarding the tax consequences of a redemption of all or a portion of their KWAC Common Stock pursuant to an exercise of redemption rights.
The Receipt of Holdings Common Stock in the Kingswood Merger
Subject to the discussion below regarding the KWAC Warrants, the surrender by a U.S. Holder of the shares of KWAC Common Stock in exchange for shares of Holdings Common Stock pursuant to the Kingswood Merger, when taken together with the other steps of the Business Combination, are intended to qualify as a non-recognition transaction pursuant to Section 351(a) of the Code. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond our control.
Provided that the Kingswood Merger qualifies as an exchange pursuant to Section 351(a), the aggregate adjusted tax basis of the shares of Holdings Common Stock received by a U.S. Holder in the Kingswood Merger should be equal to the aggregate adjusted tax basis of the shares of KWAC Common Stock surrendered by such U.S. Holder in the Kingswood Merger. In addition, the holding period of such Holdings Common Stock should include the period during which the shares of KWAC Common Stock, surrendered in the Kingswood Merger, were held by such U.S. Holder, although the running of the holding period for the shares of KWAC Common Stock may be suspended as a result of any redemption rights with respect thereto.
In the event that the Kingswood Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the Kingswood Merger will be treated as a taxable sale or exchange of KWAC Common Stock by U.S. Holders in exchange for Holdings Common Stock. In such case, subject to the discussion of backup withholding below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its shares of KWAC Common Stock. Any such capital gain or loss generally will be long term capital gain or loss if the U.S. Holder’s holding period in the shares of KWAC Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of KWAC Common Stock is subject to certain limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder on a taxable sale or exchange of KWAC Common Stock pursuant to the Kingswood Merger will be an amount equal to the difference between (i) the fair market value of the Holdings Common Stock received by the U.S. Holder in the Kingswood Merger and (ii) the U.S. Holder’s adjusted tax basis in KWAC Common Stock surrendered thereof. A U.S. Holder’s adjusted tax basis in the shares of KWAC Common Stock generally will equal the U.S. Holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.
The Kingswood Merger has not been structured to qualify as a tax-deferred reorganization pursuant to Section 368 of the Code, and we did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Kingswood Merger, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.
The Receipt of Holdings Warrants in the Kingswood Merger
The Kingswood Merger is intended to qualify for non-recognition treatment under Section 351 of the Code, but not as a reorganization pursuant to Section 368 of the Code. As a result of not qualifying as a reorganization pursuant to Section 368 of the Code, the warrant-for-warrant exchange will be a taxable exchange.
A U.S. Holder of only KWAC Warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of Holdings Warrants received by such U.S. Holder in the Kingswood Merger and the adjusted tax basis of the KWAC Warrants surrendered by such U.S. Holder in the Kingswood Merger. If such U.S. Holder surrenders both KWAC Common Stock and KWAC Warrants in the Kingswood Merger in exchange for both Holdings Common Stock and Holdings Warrants, such U.S. Holder of KWAC Common Stock and KWAC Warrants should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the sum of the fair market value of the KWAC Common Stock and KWAC Warrants over (y) such U.S. Holder’s aggregate adjusted tax basis in the KWAC Common Stock and KWAC Warrants) and (ii) the fair market value of the Holdings Warrants received by such U.S. Holder in such exchange. As a result of such an exchange, such U.S. Holder should have a tax basis in the Holdings Common Stock equal to the tax basis in the KWAC Common Stock and KWAC Warrants surrendered, plus any gain recognized in the exchange, less the fair market value of the Holdings Warrants received. In addition, such U.S. Holder’s tax basis in the Holdings Warrants should be the fair market value determined on the date of the Kingswood Merger. The holding period for the Holdings Common Stock should include the period during which the U.S. Holder held its KWAC Common Stock, and the holding period for the Holdings Warrants should start on the day after the Kingswood Merger.
In the event that the Kingswood Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the Kingswood Merger will be treated as a taxable sale or exchange of KWAC Warrants or KWAC Warrants and KWAC Common Stock, as may be applicable to any particular U.S. Holder, by U.S. Holders in exchange for Holdings Warrants or Holdings Warrants and Holdings Common Stock, as may be applicable. In such case, the same rules as described above in the section entitled “— U.S. Holders — The Receipt of Holdings Common Stock in the Kingswood Merger,” describing U.S. federal income tax consequences in the event that the Kingswood Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, will apply to U.S. Holders.
U.S. Holders of KWAC Warrants are strongly urged to consult with their tax advisors regarding the treatment of their warrants in connection with the Kingswood Merger.
Taxation of Distributions on Holdings Common Stock
If the redemption of a U.S. Holder’s shares of KWAC Common Stock is treated as a distribution, as discussed above under the section entitled “— Redemption of Shares of KWAC Common Stock,” and in the event of any future distributions with respect to Holdings Common Stock (or deemed distributions), such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Holdings’ (or KWAC’s, as the case may be) current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in KWAC Common Stock or Holdings Common Stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of KWAC Common Stock or Holdings Common Stock, as applicable, and will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities.”
Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to KWAC Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities
If the redemption of a U.S. Holder’s shares of KWAC Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Shares of KWAC Common Stock,” and in the event of any future sale or other taxable disposition of Holdings Common Stock or Holdings Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in KWAC Common Stock, Holdings Common Stock or Holdings Warrants so disposed of. A U.S. Holder’s adjusted tax basis in KWAC Common Stock, Holdings Common Stock, or Holdings Warrants generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid (or deemed paid) to such U.S. Holder treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the KWAC Common Stock, Holdings Common Stock or Holdings Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the KWAC Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Exercise or Lapse of a Holdings Warrant
Except as discussed below with respect to the cashless exercise of a Holdings Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of shares of Holdings Common Stock on the exercise of Holdings Warrants for cash. A U.S. Holder’s adjusted tax basis in a Holdings Common Stock received upon exercise of the Holdings Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for the shares of Holdings Common Stock received upon exercise of the Holdings Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdings Warrant and will not include the period during which the U.S. Holder held the Holdings Warrant. If a Holdings Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax adjusted basis in the Holdings Warrant.
The tax consequences of a cashless exercise of a Holdings Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because (i) the exercise is not a gain or loss realization event (a “non-realization event”) or (ii) the exercise is treated as a recapitalization for U.S. federal income tax purposes. In case of either non-realization event or recapitalization, a U.S. Holder’s adjusted tax basis in the Holdings Common Stock received would equal such holder’s adjusted tax basis in the Holdings Warrants exercised therefore. If the cashless exercise were treated a non-realization event, a U.S. Holder’s holding period in the shares of Holdings Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Holdings Warrants. If the cashless exercise were treated as a recapitalization, the holding period in the shares of Holdings Common Stock would include the holding period of the Holdings Warrants exercised therefore.

It is also possible that a cashless exercise of a Holdings Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Holdings Warrants treated as surrendered to pay the exercise price of the Holdings Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the shares of Holdings Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the Holdings Warrants and (ii) the sum of the U.S. Holder’s adjusted tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been actually exercised for cash). In this case, a U.S. Holder’s adjusted tax basis in the shares of Holdings Common Stock received would equal the U.S. Holder’s adjusted tax basis in the Holdings Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the shares of Holdings Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Holdings Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the Holdings Warrants.
Non-U.S. Holders
For purposes of this summary, a “non-U.S. Holder” means a beneficial owner of KWAC Common Stock and/or KWAC Warrants that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
Redemption of Shares of KWAC Common Stock
The U.S. federal income tax consequences to a non-U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of the shares of KWAC Common Stock generally will depend on the U.S. federal income tax characterization of such redemption as a sale or distribution, as described above under “— U.S. Holders —Redemption of Shares of KWAC Common Stock.” If the redemption qualifies as a sale or exchange of the shares of KWAC Common Stock, the non-U.S. Holder will be treated in the same manner as described under “— Non-U.S. Holders —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities” below. If the redemption is treated as a distribution with respect to the shares of KWAC Common Stock, the non-U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— Non-U.S. Holders — Taxation of Distributions on Holdings Common Stock.”
Non-U.S. Holders of KWAC Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their KWAC Common Stock pursuant to an exercise of redemption rights.
The Receipt of Holdings Common Stock in the Kingswood Merger
The U.S. federal income tax consequences to the non-U.S. Holders as a result of the Kingswood Merger generally are the same as to the U.S. Holders as described above in section entitled “— U.S. Holders — The Receipt of Holdings Common Stock in the Kingswood Merger.” However, different U.S. federal income tax consequences will apply to the non-U.S. Holders as a result of the Kingswood Merger if KWAC is a “United States real property holding corporation” within the meaning of Section 897(c)(2) (“USRPHC”) at any time during the lesser of (i) the five-year period ending on the date the Kingswood Merger occurs and (ii) the period during which the non-U.S. Holders held the shares of KWAC Common Stock ending on the date the Kingswood Merger occurs. Generally, if KWAC is a USRPHC during the lesser of the two time periods described above, a non-U.S. Holder’s gain (or loss) realized on its transfer of the shares of KWAC Common Stock in exchange for the shares of Holdings Common Stock would be subject to tax in the United States in the same manner as if such non-U.S. Holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business, unless certain exceptions apply. KWAC does not believe that it has been or will be a USRPHC, but there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding KWAC status as a USRPHC and the U.S. federal income tax consequences of the Kingswood Merger to them if KWAC is a USRPHC.
In the event that the Kingswood Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the Kingswood Merger will be treated as a taxable sale or exchange of KWAC Common Stock by non-U.S. Holders in exchange for the Holdings Common Stock in the same manner as described under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities.”
We did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Kingswood Merger, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.
The Receipt of Holdings Warrants in the Kingswood Merger
U.S. federal income tax consequences to non-U.S. Holders as a result of the Kingswood Merger with respect to KWAC Warrants will be the same as to the U.S. Holders as described in the section entitled “— U.S. Holders —The Receipt of Holdings Warrants in the Kingswood Merger,” except, if any gain or loss is required to be recognized with respect to KWAC Warrants, such gain or loss will be subject to the rules described above in the section entitled “— Non-U.S. Holders — The Receipt of Holdings Common Stock in the Kingswood Merger,” describing U.S. federal income tax consequences in the event that the Kingswood Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code. In addition, the rules described above regarding KWAC’s status as a USRPHC are equally applicable to non-U.S. Holders of only KWAC Warrants or KWAC Warrants and KWAC Common Stock.
Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities
After the Kingswood Merger, non-U.S. Holders of Holdings securities may sell or dispose of their Holdings securities. Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable disposition of the Holdings securities generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities”), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale or other taxable disposition of the Holdings securities occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the sale or other taxable disposition of the Holdings securities, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•
Holdings is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of sale or other disposition (whether taxable or not) or the period that the non-U.S. Holder held such securities disposed of, and, in the case where shares of Holdings Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the KWAC Common Stock of Holdings at any time within the shorter of the five-year period preceding the sale or other disposition or such non-U.S. Holder’s holding period for the shares of Holdings Common Stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the sale or other taxable disposition of the Holdings securities will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, a purchaser of Holdings Common Stock from such non-U.S. Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. holder. There can be no assurance that Holdings Common Stock will be treated as regularly traded on an established securities market. Holdings does not believe that it has been or will be a USRPHC for U.S. federal income tax purposes but there can be no assurance in this regard.
Taxation of Distributions on Holdings Common Stock
After the Kingswood Merger, Holdings may make dividend distributions with respect to its stock. Subject to the discussion of backup withholding and FATCA below, in general, any distributions we make, to the extent paid from Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the shares of Holdings Common Stock (and, subject to the discussion below under “—Information Reporting Requirements and Backup Withholding,” “—Foreign Account Tax Compliance Act,” and the third bullet point above under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding). To the extent the distribution exceeds the non-U.S. Holder’s adjusted tax basis, it will be treated as gain realized from the sale or exchange of Holdings Common Stock, which will be treated as described above under “— Non-U.S. Holders —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities.” Dividends paid to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise or Lapse of Holdings Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Holdings Warrant, or the lapse of a Holdings Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Holdings Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Non-U.S. Holders —Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities” above.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with the redemption of KWAC Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. A U.S. Holder may also be subject to backup withholding and may be required to provide certain certification that it is a U.S. person for U.S. federal income tax purposes in order to avoid such backup withholding. For example, a U.S. Holder may be required to provide a valid IRS Form W-9. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS recently issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of KWAC Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of, Holdings Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Holdings Common Stock.

APPRAISAL RIGHTS
Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement/ prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:
If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Kingswood Acquisition Corp., 17 Battery Place, Room 625, New York, New York 10004, to inform us of his or her request; or
If a bank, broker, or other nominee holds the shares, the stockholder should contact the bank, broker, or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS
The KWAC Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at Holdings’ 2022 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Proposed Holdings Bylaws.
In addition, Proposed Holdings Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to Holdings at our offices at 80 State Street, Albany, NY 12207, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Holdings. Nominations and proposals also must satisfy other requirements set forth in Proposed Holdings Bylaws. The Chairman of Holdings Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION
KWAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on KWAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Kingswood Acquisition Corp.
17 Battery Place, Room 625
New York, New York 10004
Tel: (212) 404-7002
Attn: Michael Nessim
You may also obtain these documents by requesting them in writing or by telephone from the proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: KWAC.info@investor.morrowsodali.com
If you are a stockholder and would like to request documents, please do so no later than five (5) business days before the special meeting in order to receive them before the special meeting. If you request any documents from KWAC or the proxy solicitor, they will be delivered will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to KWAC has been supplied by KWAC, and all such information relating to Wentworth has been supplied by Wentworth. Information provided by either KWAC or Wentworth does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of KWAC for the Special Meeting. KWAC has not authorized anyone to give any information or make any representation about the Business Combination, KWAC or Wentworth that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS
DLA Piper LLP (US) will pass upon the validity of the securities of Holdings to be issued in connection with the Business Combination offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
Shearman & Sterling LLP will pass upon elements of the discussion contained under the caption “Certain U.S. Federal Income Tax Considerations”.

EXPERTS
The financial statements of Kingswood Acquisition Corp. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Kingswood Acquisition Corp, to continue as a going concern, as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus and included in reliance upon such report given the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Wentworth Management Services LLC as of and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus have been audited by FGMK, LLC, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, and included in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, KWAC and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of KWAC’s annual report to stockholders and KWAC’s proxy statement/prospectus. Upon written or oral request, KWAC will deliver a separate copy of the annual report to stockholder and/or proxy statement/ prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that KWAC deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that KWAC deliver single copies of such documents in the future. Stockholders may notify KWAC of their requests by calling or writing KWAC at KWAC at 17 Battery Place, Room 625, New York, NY 10004 (if before the Business Combination) or Holdings at 80 State Street, Albany, NY 12207 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR
The transfer agent for KWAC’s securities is Continental Stock Transfer & Trust Company.

KINGSWOOD ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Cash	$1,509	$277,511
Prepaid taxes	65,050	58,141
Total current assets	66,559	335,652
Trust Account	6,134,176	5,514,494
Total Assets	$6,200,735	$5,850,146
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$5,614,877	$3,849,284
Convertible promissory note	1,409,942	1,351,662
Taxes payable	18,841	—
Deferred tax liability	—	31,151
Excise tax payable	1,642	—
Total current liabilities	7,045,302	5,232,097
Deferred underwriters’ compensation	4,025,000	4,025,000
Warrant liability	217,441	672,978
Total liabilities	11,287,743	9,930,075
Commitments and Contingencies (Note 6)
Class A Common Stock subject to possible redemption, 494,049 and 508,456 shares at redemption value of $11.83 and $10.25, as of September 30, 2023 and December 31, 2022, respectively	5,842,408	5,211,674
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,709,000 and 104,000 shares issued and outstanding, excluding 494,049 and 508,456 shares subject to possible redemption, at September 30, 2023 and December 31, 2022, respectively	271	10
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 270,000 and 2,875,000 shares issued and outstanding, respectively	27	288
Additional paid-in capital	—	—
Accumulated deficit	(10,929,714)	(9,291,901)
Total stockholders’ deficit	(10,929,416)	(9,291,603)
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$6,200,735	$5,850,146
The accompanying notes are an integral part of the condensed unaudited financial statements.

KINGSWOOD ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating costs	$722,094	$736,011	$1,952,127	$3,261,136
Loss from operations	(722,094)	(736,011)	(1,952,127)	(3,261,136)
Other income, net:
Interest income	57,389	67,094	161,026	144,657
Change in fair value of convertible promissory note	(52,412)	140,888	(58,280)	250,179
Change in fair value of warrant liabilities	151,846	759,227	455,537	6,073,820
Total other income, net	156,823	967,209	558,283	6,468,656
(Loss) Income before provision for income taxes	(565,271)	231,198	(1,393,844)	3,207,520
Provision for income taxes	(7,917)	(1,209)	(1,031)	(5,241)
Net (loss) income	$(573,188)	$229,989	$(1,394,875)	$3,202,279
Basic and diluted weighted average shares outstanding, Class A common stock, subject to possible redemption	494,050	1,463,256	501,649	6,573,540
Basic and diluted net (loss) income per share	$(0.16)	$0.05	$(0.39)	$0.34
Basic and diluted weighted average shares outstanding, Class A and Class B common stock not subject to redemption	2,979,000	2,979,000	2,979,000	2,979,000
Basic and diluted net (loss) income per share	$(0.17)	$0.05	$(0.40)	$0.33
The accompanying notes are an integral part of the condensed unaudited financial statements.

KINGSWOOD ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	104,000	$10	2,875,000	$288	$—	$(9,291,901)	$(9,291,603)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(241,296)	(241,296)
Net loss	—	—	—	—	—	(388,829)	(388,829)
Balance as of March 31, 2023	104,000	$10	2,875,000	$288	$—	$(9,922,026)	$(9,921,728)
Excise tax payable	—	—	—	—	—	(1,642)	(1,642)
Net loss	—	—	—	—	—	(432,858)	(432,858)
Balance as of June 30, 2023	104,000	$10	2,875,000	$288	$—	$(10,356,526)	$(10,356,228)
Conversion of Class B shares to Class A	2,605,000	261	(2,605,000)	(261)	—	—	—
Net loss	—	—	—	—	—	(573,188)	(573,188)
Balance as of September 30, 2023	2,709,000	$271	270,000	$27	$—	$(10,929,714)	$(10,929,416)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	104,000	$10	2,875,000	$288	$—	$(10,256,949)	$(10,256,651)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(10,506)	(10,506)
Net income	—	—	—	—	—	3,492,241	3,492,241
Balance as of March 31, 2022	104,000	$10	2,875,000	$288	$—	$(6,775,214)	$(6,774,916)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(63,930)	(63,930)
Net loss	—	—	—	—	—	(519,951)	(519,951)
Balance as of June 30, 2022	104,000	$10	2,875,000	$288	$—	$(7,359,095)	$(7,358,797)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(156,459)	(156,459)
Net income	—	—	—	—	—	229,989	229,989
Balance as of September 30, 2022	104,000	$10	2,875,000	$288	$—	$(7,285,565)	$(7,285,267)
The accompanying notes are an integral part of the condensed unaudited financial statements.

KINGSWOOD ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(1,394,875)	$3,202,279
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on Trust Account	(161,026)	(144,609)
Change in fair value of convertible note	58,280	(250,179)
Change in fair value of warrant liabilities	(455,537)	(6,073,820)
Changes in working capital:
Deferred tax liability	(31,151)	—
Prepaid taxes	11,932	—
Prepaid expenses	—	106,329
Taxes payable	—	(13,759)
Accounts payable and accrued expenses	1,765,593	1,721,638
Net cash used in operating activities	(206,784)	(1,452,121)
Cash flows from investing activities:
Cash withdrawn from Trust Account in connection with redemption	164,309	102,894,278
Investment in Trust – for extension from Wentworth	(553,747)	—
Investment in Trust – for extension from Sponsor	(69,218)	(243,876)
Net cash (used in) provided by investing activities	(458,656)	102,650,402
Cash flows from financing activities:
Redemption of Class A common stock subject to possible redemption	(164,309)	(102,894,278)
Proceeds from convertible promissory note	—	1,110,000
Trust Funding – for extension from Wentworth	553,747	—
Net cash provided by (used in) financing activities	389,438	(101,784,278)
Net change in cash	(276,002)	(585,997)
Cash, beginning of the period	277,511	838,478
Cash, end of period	$1,509	$252,481
Supplemental disclosure of cash flow information:
Non-cash investing and financing transactions:
Accretion of Class A common stock subject to possible redemption	$241,296	$230,895
Excise tax payable	$1,642	$—
Conversion of Class B shares to Class A	$261	$—
The accompanying notes are an integral part of the condensed unaudited financial statements.

KINGSWOOD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
Note 1 — Organization and Business Operations
Kingswood Acquisition Corp. (formerly Kingswood Global Holdings Inc.) (the “Company”) is a blank check company incorporated as a Delaware corporation on July 27, 2020. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector.
The Company’s sponsor is Kingswood Global Sponsor LLC (“Sponsor”), a Delaware limited liability company.
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from July 27, 2020 (inception) through September 30, 2023, relates to the Company’s formation and initial public offering (“Public Offering” or “IPO”), and, since the completion of the Public Offering, searching for a target to consummate a business combination. The Company will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering and placed in the Trust Account (defined below) and recognizes changes in the fair value of warrant liabilities and Initial Convertible Promissory Note (as defined below) as other income (expense). The Company has selected December 31 as its fiscal year end.
Public Offering
The Company completed the sale of 10,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit on November 24, 2020. Simultaneous with the closing of the Public Offering, the Company completed the sale of 6,050,000 warrants (the “Private Warrants”), at a price of $1.00 per Private Warrant, which is discussed in Note 3.
In connection with the Public Offering, the underwriters were granted a 30-day option from the date of the prospectus for the Public Offering to purchase up to 1,500,000 additional units to cover over-allotments (the “Over-Allotment Units”), if any. Simultaneously with the closing of the Public Offering, the underwriters elected to exercise its over-allotment option in full, which, at $10.00 per Unit, generated gross proceeds of $15,000,000. The Company, in parallel, consummated the private placement of an additional 431,550 Private Warrants at a price of $1.00 per Private Warrant, which generated total additional gross proceeds of $431,550.
The Company had until November 24, 2022 to complete a business combination (the “Combination Period”). If the Company is unable to consummate its initial business combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law, and (iv) unless time for which the business combination is otherwise extended as further outlined below under the heading “Proxy Statement”. The Combination Period has been extended until February 24, 2024.

The Company’s Initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete its initial business combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a business combination during the Combination Period.
Business Combination Agreement
On July 7, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Binah Capital Group, Inc., a Delaware corporation and wholly owned subsidiary of Kingswood (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”). In addition, contemporaneously with the execution of the Merger Agreement, (i) certain holders of Wentworth’s membership units representing a majority of the Wentworth’s outstanding membership interests entered into a Wentworth Support Agreement pursuant to which such Wentworth members agreed, among other things, to approve the Merger Agreement and the transaction, (ii) the Company and Sponsor entered into a Founder Support Agreement pursuant to which certain holders of founder shares agreed to approve the Merger Agreement and the transaction and (iii) certain holders of Kingswood’s common stock, par value $0.0001 per share (“Kingswood Common Stock”) and Kingswood Private Placement Warrants entered into a Founder Support Agreement, pursuant to which, among other things, such holders of Kingswood Common Stock agreement to approve the Merger Agreement and the transaction.
On December 30, 2022, the Company, Holdings, and Wentworth entered into a side letter agreement to the Merger Agreement revising the Merger Agreement to extend the date upon which the Merger Agreement is terminable by either the Company or Wentworth from December 30, 2022 to June 30, 2023.
On March 20, 2023, the Company, Holdings, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth entered that certain First Amendment to the Merger Agreement to, among other things, (i) amend and restate the definition of “Transaction Expenses Shortfall” in the Merger Agreement to an amount equal to (x) the Outstanding Transaction Expenses (as defined in the Merger Agreement) minus (y) the Available Closing Date Cash (as defined in the Merger Agreement); (ii) amend and restate the condition precedent in Section 8.03(k) of the Merger Agreement to require that Available Closing Date Cash be sufficient to cover an amount equal to the sum of $3,500,000 and the Outstanding Transaction Expenses; and (iii) amend and restate the termination rights in Section 9.01(c)(B) to allow for the termination of the Merger Agreement if the Available Closing Date Cash is insufficient to cover the sum of $3,500,000 and the Outstanding Transaction Expenses.
On September 13, 2023, the Company, Holdings, Kingswood Merger Sub, Wentworth Merger Sub and Wentworth entered that certain Second Amendment to the Merger Agreement further amending, modifying, and supplementing the Merger Agreement (as amended) to, among other things:

•
add definitions for (x) “Additional Sponsor Loans” to mean an additional $250,000 to be loaned to the Company by Sponsor or an Affiliate of Sponsor between the date of the Second Amendment and the Closing Date; and (y) “Additional Shares of Holdings Common Stock” to mean 1,100,000 shares of common stock of Holdings (“Holdings Common Stock”) to be issued to those certain holders of Continuing Company Units (as defined in the Merger Agreement) (in the amounts determined by Wentworth) and provided to the Company and Holdings in writing prior to the filing of the final amendment to the registration statement of which this proxy statement/prospectus forms a part;

•
amend the definition of “Company Merger Consideration” to mean (i) 12,000,000 shares of Holdings Common Stock at the Per Share Price (as defined in the Merger Agreement) (excluding any amount of warrants of Holdings issued or issuable to Continuing Company Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock;

•
delete the definitions of “Converted Company Debt Amount” and “Minimum Company Share Amount” and references to such terms in the Merger Agreement;

•
amend and restate Section 2.09(d)(i) to provide for the forfeiture by Sponsor of 3,084,450 Private Warrants immediately prior to the effective time of the business combination;

•
amend Section 2.09(b) to provide for the escrow (or at Sponsor’s option, forfeiture) of 1,100,000 shares of Holdings Common Stock that would otherwise be issued to Sponsor in respect of its shares of common stock of the Company at closing and the release of such shares (or in the case of forfeiture, reissuance of an equal number of shares) to Sponsor if the VWAP of Holdings Common Stock exceeds $12.00 for 20 trading days within any 30-day trading period during the four-year period following the closing of the business combination;

•
amend Section 2.11(d) to provide that (i) the Additional Shares of Holdings Common Stock will not be subject to the Lock-Up Agreement, and (ii) Craig Gould has the ability to release PPD Group, LCC and/or Wentworth Funding, LLC (or any of their ultimate beneficial owners who receive Holdings Common Stock) and the Holdings Common Stock owned by such holders from the obligations under the Lock-Up Agreement (as defined in the Merger Agreement) to the extent necessary to cause Holdings to satisfy the initial listing requirements of the National Exchange (as defined in the Merger Agreement) upon which the Holdings Common Stock has applied to be listed;

•
amend Section 2.16 to provide that if the closing does not occur then the Company shall promptly reimburse Wentworth the amount of such SPAC Extension Costs (as defined in the Merger Agreement) and if Closing does not occur due to the Company’s failure to satisfy any of the conditions precedent to closing that are reasonably with the control of the Company, the Company shall reimburse and pay to Wentworth up to $150,000 of costs and other expenses actually reimbursed by Wentworth to the prospective purchaser of the Series A Convertible Preferred Stock;

•
further amend Section 2.16 to provide Wentworth with the option to cause the outstanding Sponsor Loans and Additional Sponsor Loans to be repaid by Holdings at the closing either (A) through the issuance of shares of Holdings Common Stock of equal value, or (B) in immediately available funds, provided, however, that in case of clause (B) Sponsor will be required to surrender a number of shares of Holdings Common Stock of equal value otherwise issuable to it in connection with the closing of the business combination;

•
further amend Section 2.16 to require the Outstanding SPAC Expenses (as defined in the Merger Agreement) incurred by the Company in connection with any prior business combination not consummated by the Company (“Prior Expenses”) to be allocated to Sponsor and its equityholders on a pro-rata basis, and be repaid by (A) them in exchange for the issuance to such Sponsor and its equityholders a number of shares of Holdings Common Stock of equal value, or (B) Holdings in exchange for such Sponsor and its equityholders’ surrender of a number of shares of Holdings Common Stock of equal value;

•
further amend Section 2.16 to provide Wentworth the option (subject to the prior written consent of the Company) to pay any Outstanding Company Expenses (as defined in the Merger Agreement) owed to unrelated third parties prior to the closing, in exchange for the issuance of number of additional shares of Holdings Common Stock of equal value;

•
amend and restate the covenants and agreements in Section 7.10 to (A) require each of Wentworth, the Company and Holdings to use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares in Wentworth, the Company and/or Holdings, and/or the entry into backstop arrangements with potential investors, and (B) acknowledge and agree that the proposed issuance and sale by Holdings at closing of up to 1,500,000 Series A Convertible Preferred Stock of Holdings on the terms set forth on the term sheet dated August 9, 2023 has been agreed upon by each of Wentworth, the Company and Holdings;

•
amend and restate the closing condition in Section 8.03(h) to require the Sponsor Loans and Additional Sponsor Loans be paid in full prior to or substantially concurrently with the closing of the business combination;

•
amend and restate the closing condition in Section 8.03(k) to require the Available Closing Date Cash not be less than $14,000,000;

•
amend and restate the closing condition in Section 8.03(l) to require the Company Merger Consideration (as defined in the Merger Agreement) to be issued prior to or substantially concurrently with the closing of the business combination;

•
amend the definition of “Termination Date” by replacing “June 30, 2023” with “November 24, 2023; and

•
amend and restate the termination rights in Section 9.01(c) to allow for the termination of the Merger Agreement if the conditions specified in Section 8.03(k) and 8.03(l) are not capable of being satisfied at the closing of the business combination.

Associated with the Merger Agreement, Wentworth has agreed to pay for certain merger related expenses and additional funding in the Trust Account. For the nine months ended September 30, 2023, Wentworth deposited $553,747 into the Trust Account.
Proxy Statements
On May 18, 2022, the Company convened its special meeting in lieu of an annual meeting of stockholders virtually and voted in the affirmative on the proposal to extend the date by which the Company must complete its Business Combination from May 24, 2022 to November 24, 2022 (“Extension Amendment Proposal”). In connection with the Extension Amendment Proposal, shareholders holding 10,036,744 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account. On May 20, 2022, the Company paid from the Trust Account an aggregate amount of $102,894,278, or approximately $10.25 per share, to redeeming shareholders. For each one-month extension, the Sponsor agreed to contribute, as a loan, to the Company $60,969 or approximately $0.04 per Public Share not redeemed in connection with the Extension Amendment. Contributions to the Trust Account in the amount of $60,969 were payable monthly through the Company’s extension date in November 2022.
On November 23, 2022, the Company convened its special meeting in lieu of an annual meeting of stockholders virtually and voted in the affirmative on the proposal to extend the date by which the Company must complete its initial business combination from November 24, 2022 to May 24, 2023 (the “Extension Amendment Proposal 2”). In connection with the Extension Amendment Proposal 2, shareholders holding 954,800 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account. On November 21, 2022, the Company paid from the Trust Account an aggregate amount of $10,142,765, or approximately $10.62 per share, to redeeming shareholders. In connection with such extension and pursuant to the Merger Agreement, Wentworth deposited $69,218 per month into the Trust Account through the Company’s extension date in May 2023.
On May 18, 2023, the Company convened a special meeting of stockholders virtually and voted in the affirmative on the proposal to extend the date by which the Company must complete its initial Business Combination from May 24, 2023 to August 24, 2023 (the “Extension Amendment Proposal 3”). In connection with the Extension Amendment Proposal 3, shareholders holding 14,406 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account. On May 23, 2023, the Company paid from the Trust Account an aggregate amount of $164,297, or approximately $11.40 per share, to redeeming shareholders. With the redemption of $164,297 from the Trust Account, the Company may be subject to a new U.S. federal 1% excise tax equal to $1,642. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year.
On August 17, 2023, the Company convened a special meeting of stockholders virtually and voted in the affirmative on the proposal to extend the date by which the Company must complete its initial Business Combination from August 24, 2023 to November 24, 2023 (the “Extension Amendment Proposal 4”). In connection with the Extension Amendment Proposal 4, a shareholder holding one Public Share exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. On August 23, 2023, the Company paid from the Trust Account $12.23 to the redeeming shareholder. With the redemption of

$12.23 from the Trust Account, the Company may be subject to a new U.S. federal 1% excise tax equal to $0.12. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year.
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. See Note 9 — Subsequent Events. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders with respect to such redeemed Public Shares.
In connection with such extension and pursuant to the Merger Agreement, Wentworth agreed to deposit $69,218 per month into the Trust Account through the Company’s extension date in February 24, 2024.
Additionally, at such special meeting the Company’s stockholders approved further amendments to the Company’s second amended and restated certificate of incorporation to provide holders of the Company’s Class B common stock the right to convert their shares of Class B common stock into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. On August 17, 2023, Sponsor converted 2,605,000 shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The holders of the newly converted shares of Class A common stock have agreed to carry over the transfer restrictions associated with the Founder Shares and have no rights to funds in the Trust Account.
Following the aforementioned conversion and redemptions, the Company had 3,203,049 shares of Class A common stock and 270,000 shares of Class B common stock issued and outstanding.
For the three months ended September 30, 2023, Wentworth deposited $207,655 in the Trust Account. For the nine months ended September 30, 2023, the Sponsor deposited $69,218 and Wentworth deposited $553,747 in the Trust Account for an aggregate amount of $622,965.
Liquidity, Capital Resources, and Going Concern
As of September 30, 2023, the Company had cash of $1,509 and working capital deficit of $6,978,743.
On March 24, 2022, the Company and Sponsor entered into a convertible promissory note (the “Initial Convertible Promissory Note”) pursuant to which Sponsor agreed to loan the Company up to $1,500,000 (such loans, the “Initial Working Capital Loans”). The Initial Convertible Promissory Note provides that, upon the consummation of a Business Combination, the Initial Working Capital Loans would either be repaid, without interest, or, at the Sponsor’s election, converted into additional Private Warrants at a price of $1.00 per Private Warrant. If a Business Combination is not consummated, the Initial Convertible Promissory Note provides that the Company will use a portion of proceeds held outside the Trust Account to repay the Initial Working Capital Loans, but no proceeds held in the Trust Account would be used for such purposes. As of September 30, 2023 and December 31, 2022, $1,500,000, was drawn on the Initial Convertible Promissory Note, presented at its fair value of $1,409,942, and $1,351,662, respectively.
On October 6, 2023, the Company and the Sponsor amended and restated the Initial Convertible Promissory Note and entered into an additional convertible promissory note — see Note 9 — Subsequent Events.
If the Company’s estimate of the costs of completing the Merger Agreement are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to a Business Combination. Moreover, in addition to the access to the Working Capital Loans, the Company may need to obtain other financing either to complete a Business Combination or because the Company redeemed a significant number of public shares upon consummation of a business combination, in which case the Company may issue additional securities or incur debt in connection with such business combination.

Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a business combination. If the Company is unable to complete a business combination because the Company does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following a business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
The Company has until February 24, 2024 (as extended) to consummate a business combination. It is uncertain that the Company will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution, unless time for which the business combination is otherwise extended as further outlined above under the heading “Proxy Statement”. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, as well as the Company’s working capital deficiency raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 24, 2024 (as extended).
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. See Note 9 — Subsequent Events. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders in with respect to such redeemed Public Shares.
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The continuing military conflict between the Russian Federation the Ukraine and the military action between Hamas and Israel have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.
Consideration of Inflation Reduction Act Excise Tax
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s annual report on Form 10-K for the year ended December 31, 2022.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither classified as an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The more significant accounting estimates included in these unaudited condensed financial statements is the determination of fair value of the warrant liabilities and the Initial Convertible Promissory Note. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Trust Account
At September 30, 2023, assets held in the Trust Account were held in a demand deposit account and at December 31, 2022, assets held in the Trust Account were held in a money market mutual funds. Demand deposit accounts and money market mutual funds are characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below). Gains and losses resulting from the change in fair value of assets held in Trust Account are included in interest income in the accompanying statements of operations. The estimated fair values of assets held in Trust Account are determined using available market information. At September 30, 2023 and December 31, 2022, the Company had $6,134,176 and $5,514,494 held in the Trust Account, respectively.
Prepaid taxes
Prepaid taxes at September 30, 2023 and December 31, 2022 include $65,050 and $58,141 with taxing authorities related to estimated tax payments.
Warrant Liabilities
The Company evaluated its Warrants, (which are discussed in Note 4 and Note 8) in accordance with ASC 815-40, “Derivatives and Hedging; Contracts in Entity’s Own Equity” (“ASC 815-40”) and concluded that a provision in the Warrant Agreement related to certain transfers, tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815-40, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statement of operations in the period of change.
Convertible Promissory Note
On March 24, 2022, the Company and Sponsor entered into the Initial Convertible Promissory Note pursuant to which Sponsor agreed to loan the Company up to $1,500,000. The Initial Convertible Promissory Note provides that, upon the consummation of a Business Combination, the Initial Working Capital Loans would either be repaid, without interest, or, at the Sponsor’s election, converted into additional Private Warrants at a price of $1.00 per Private Warrant. If a Business Combination is not consummated, the Initial Convertible Promissory Note provides that the Company will use a portion of proceeds held outside the Trust Account to repay the Initial Working Capital Loans, but no proceeds held in the Trust Account would be used for such purposes. The Company elected the fair value option as the reporting value of the Initial Convertible Promissory Note. As a result of applying the fair value option, the Company records each draw with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in fair value of convertible promissory note on the statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s assumptions a market participant would use in pricing the asset or liability. At September 30, 2023 and December 31, 2022, the Company had drawn down $1,500,000 under the Initial Convertible Promissory Note.
On October 6, 2023, the Company and the Sponsor amended and restated the Initial Convertible Promissory Note and entered into an additional convertible promissory note — see Note 9 — Subsequent Events.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The Fair Value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the Measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
See Note 8 for additional information on assets and liabilities measured at fair value.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Redeemable common stock is classified as temporary equity. Non-redeemable common stock is classified as permanent equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
On May 18, 2022, the Company held a special meeting in lieu of an annual meeting at which the Company’s stockholders approved extending the date by which the Company had to complete a Business Combination from May 24, 2022 to November 24, 2022. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 10,036,744 shares of class A common stock. As a result, an aggregate of $102,894,278 (or approximately $10.25 per share) was released from the Trust Account to pay such redeeming stockholders.
On November 23, 2022, the Company held a special meeting in lieu of an annual meeting at which the Company’s stockholders approved extending the date by which the Company had to complete a Business Combination from November 24, 2022 to May 24, 2023. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 954,800 shares of class A common stock. As a result, an aggregate of $10,142,765 (or approximately $10.62 per share) was released from the Trust Account to pay such redeeming stockholders.

On May 18, 2023, the Company convened a special meeting at which the Company’s stockholders approved extending the date by which the Company had to complete a Business Combination from May 24, 2023 to August 24, 2023. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 14,406 shares of class A common stock. As a result, an aggregate of $164,297 (or approximately $11.40 per share) was released from the Trust Account to pay such stockholders.
On August 17, 2023, the Company convened a special meeting of stockholders virtually and voted in the affirmative on the proposal to extend the date by which the Company must complete its initial Business Combination from August 24, 2023 to November 24, 2023 (the “Extension Amendment Proposal 4”). In connection with the Extension Amendment Proposal 4, a shareholder holding one Public Share exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. On August 23, 2023, the Company paid from the Trust Account $12.23 to the redeeming shareholder.
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. See Note 9 — Subsequent Events. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders with respect to such redeemed Public Shares.
Accordingly, as of September 30, 2023 and December 31, 2022, 494,049 and 508,456 shares of class A common stock subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the balance sheets.
The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.
At September 30, 2023 and December 31, 2022, the Class A common stock reflected in the accompanying balance sheets are reconciled in the following table.
	September 30, 2023	December 31, 2022
As of beginning of the period	$5,211,674	$117,861,531
Less:
Redemptions	(164,309)	(113,037,043)
Plus:
Remeasurement adjustment of carrying value to redemption value(1)	795,043	387,186
Class A common stock subject to possible redemption	$5,842,408	$5,211,674

(1)
The period ended September 30, 2023, includes deposits of $553,747 in the Trust Account made by Wentworth (see Note 1). Such deposits are not included as a reduction to stockholders’ equity.

Stock Based Compensation
The Company complies with ASC 718 Compensation — Stock Compensation regarding founder shares acquired by directors of the Company at prices below fair value. The acquired shares shall vest upon the Company consummating an initial business combination (the “Vesting Date”). If prior to the Vesting Date, the director ceases to be a director, the shares will be forfeited and funds paid for the shares shall be refunded. The founder shares owned by the director (1) may not be sold or transferred, until one year after the consummation of a business combination, (2) not be entitled to redemption from the funds held in the Trust Account, or any liquidating distributions. The Company has until February 24, 2024 (as extended) to consummate a business combination, and if a business combination is not consummated, the Company will liquidate and the shares will become worthless.

The shares were issued in October 2020 and November 2020 (“Grant Dates”), and the shares vest, not upon a fixed date, but upon consummation of an initial business combination. Since the approach in ASC 718 is to determine the fair value without regard to the vesting date, the Company has determined the valuation of the Class B shares as of the Grant Dates. The valuation resulted in a fair value of $6.19 per share as of the Grant Dates, or an aggregate of $1,671,300 for the 270,000 shares. The aggregate amount paid for the acquired shares was approximately $218,000. The excess fair value over the amount paid is $1,453,300, which is the amount of share-based compensation expense which the Company will recognize upon consummation of an initial business combination.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (1.40)% and 0.52% for the three months ended September 30, 2023 and 2022, respectively, and (0.07)% and 0.16% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2023 and 2022, due to changes in fair value in warrant liability, changes in fair value of the convertible notes liability, and the valuation allowance on the deferred tax assets.
While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants (or any other change in fair value of a complex financial instrument), the timing of any potential business combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through September 30, 2023.
The Company is taking the position that the deferred tax asset related to the unutilized net operating loss (“NOL”) should still be fully reserved. While interest rates have increased, the actual amount of interest income for tax purposes may differ significantly due to the timing of treasuries purchased, whether the Company invests in treasuries or potential unrealized interest income based on maturity. Additionally, the NOL utilization is limited to 80% so the approach and estimate used in the interim period is conservative in nature while reviewing the pertinent facts unique to the Company’s income tax situation.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net (Loss) Income Per Common Share
The Company has two classes of stock, which are referred to as redeemable Class A common stock and non-redeemable Class A and Class B common stock. Earnings and losses are shared pro rata between the two classes of stock. The 15,184,550 potential common stock for outstanding warrants to purchase the Company’s stock were excluded from diluted (loss) income per share for the three and nine months ended September 30, 2023 and 2022 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per common stock is the same as basic net (loss) income per common stock for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of common stock:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net (loss) income available to Redeemable Class A	$(80,246)	$75,896	$(195,283)	$2,209,573
Basic and diluted weighted average shares outstanding, Class A common stock, subject to possible redemption	494,050	1,463,256	501,649	6,573,540
Basic and diluted net (loss) income per share, redeemable Class A common stock	$(0.16)	$0.05	$(0.39)	$0.34
Net (loss) income available to non-redeemable Class A and Class B common stock	(492,942)	154,093	(1,199,592)	992,706
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	2,979,000	2,979,000	2,979,000	2,979,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.17)	$0.05	$(0.40)	$0.33
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable to the Company for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.
Note 3 — Initial Public Offering
Pursuant to the Public Offering on November 24, 2020, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, par value $0.0001 per share and three-fourths of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each whole warrant will become exercisable on the later of the completion of the initial business combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.
Simultaneously with the closing of the Public Offering, the underwriters elected to exercise their full over-allotment option of 1,500,000 Units at a purchase price of $10.00 per Unit.
Upon closing the Public Offering and the sale of the Over-Allotment Units, a total of $117,848,550 ($10.25 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company (“CST”) acting as trustee.
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a business combination or earlier upon redemption or liquidation. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.
The Company may call the Public Warrants for redemption:

•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial business combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
If (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Note 4 — Private Placement
On November 24, 2020, simultaneously with the closing of the Public Offering and the closing of the exercise of the over-allotment option, the Sponsor and one of the Company’s directors purchased an aggregate of 6,481,550 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $6,481,550, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the Public Offering held in the Trust Account.
The Private Warrants are identical to the Public Warrants sold in the Public Offering except that the Private Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the shares of Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.
The Company’s Sponsor has agreed to: (i) waive its redemption rights with respect to its Founder Shares and public shares in connection with the completion of the Company’s initial business combination; (ii) waive its redemption rights with respect to its Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial business combination within 18 months from the closing of the Public Offering or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity; (iii) waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate its initial business combination within 18 months from the closing of the Public Offering, although the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any public shares it holds if the Company fails to complete its initial business combination within the prescribed time frame; and (iv) vote any Founder Shares and any public shares purchased during or after the Public Offering (including in open-market and privately negotiated transactions) in favor of the Company’s initial business combination.

In accordance with the Second Amendment to the Merger Agreement, the Sponsor has agreed to forfeit 3,084,450 of Private Warrants immediately prior to the effective time of the Business Combination.
Note 5 — Related Party Transactions
Founder Shares
In August 2020, the Sponsor paid $25,000, or approximately $0.006 per share, to cover certain offering costs in consideration for 4,312,500 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”). On October 22, 2020 and November 3, 2020, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares, which were cancelled, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. Up to 375,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. In connection with the underwriters’ full exercise of their over-allotment option on November 24, 2020, the 375,000 Founder Shares were no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination; or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the Company consummates a transaction after the initial business combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
In October 2020 and November 2020 (“Grant Dates”) the Sponsor transferred a total of 270,000 Founder Shares to the Company’s directors. The shares vest, not upon a fixed date, but upon consummation of an initial business combination. The Company has determined the valuation of the Class B shares as of the Grant Dates. The valuation resulted in a fair value of $6.19 per share as of the Grant Dates, or an aggregate of $1,671,300 for the 270,000 shares. The aggregate amount paid for the transferred shares was approximately $218,000. The excess fair value over the amount paid is $1,453,300, which is the amount of share-based compensation expense which the Company will recognize upon consummation of an initial business combination.
Convertible Promissory Note
In order to finance transaction costs in connection with a business combination, on March 24, 2022, the Company and Sponsor entered into the Initial Convertible Promissory Note pursuant to which Sponsor agreed to loan the Company up to $1,500,000. The Initial Convertible Promissory Note provides that, upon the consummation of a Business Combination, the Initial Working Capital Loans would either be repaid out of the proceeds of the Trust Account released to the Company, without interest, or, at the Sponsor’s election, converted into additional Private Warrants at a price of $1.00 per Private Warrant. If a Business Combination is not consummated, the Initial Convertible Promissory Note provides that the Company will use a portion of proceeds held outside the Trust Account to repay the Initial Working Capital Loans, but no proceeds held in the Trust Account would be used for such purpose. As of September 30, 2023 and December 31, 2022, $1,500,000 was drawn on the convertible promissory note, presented at its fair value of $1,409,942 and $1,351,662 on the accompanying balance sheets, respectively.
On October 6, 2023, the Company and the Sponsor amended and restated the Initial Convertible Promissory Note and entered into an additional convertible promissory note — see Note 9 — Subsequent Events.
In accordance with the Second Amendment to the Merger Agreement, Wentworth has the option to cause the outstanding Initial Convertible Promissory Note and the additional convertible promissory note to be repaid by at the closing either (A) through the issuance of shares of Company Common Stock of equal value, or (B) in immediately available funds, provided, however, that in case of clause (B) Sponsor will be required to surrender a number of shares of Company Common Stock of equal value otherwise issuable to it in connection with the closing of the business combination;
Administrative Service Fee
Commencing on the date of the final prospectus for the Public Offering, the Company agreed to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative services as needed. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred and accrued $0 of administrative service fees as of September 30, 2023 and 2022, respectively. The Sponsor has forgone charging the Company for the administrative service fee and during the year ended December 31, 2022, the Sponsor agreed to forgive the administrative service fee in the amount of $1,667, and accordingly, at September 30, 2023 and December 31, 2022, no amounts were due for this administrative service fee.
Note 6 — Commitments
Registration Rights
The holders of (i) the Founder Shares, which were issued in a private placement prior to the closing of the Public Offering, (ii) Private Warrants, which were issued in a private placement simultaneously with the closing of the Public Offering, and the common stock underlying such Private Warrants and (iii) Private Warrants that may be issued upon conversion of Working Capital Loans (and the securities underlying such securities) have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 30-day option from the date of the Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. Simultaneously with the closing of the Public Offering on November 24, 2020, the underwriters fully exercised the over-allotment option to purchase 1,500,000 Units, generating an aggregate of gross proceeds of $15,000,000.
A deferred underwriting discount of $0.35 per Unit, or $4.02 million in the aggregate, will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.
Business Combination
In connection with the initial Business Combination, the Company engaged Oppenheimer & Co. Inc. (“Oppenheimer”) and SPAC Advisory Partners LLC (“SAP”) to act as its financial advisors, each will be entitled to customary fees in such capacity, with payment due at, and conditioned upon, the closing of the Business Combination. Oppenheimer & Co. Inc. will be due 3.5% of the value of the Company’s IPO or $4,025,000 upon consummation of the Company’s initial Business Combination. This amount is reported on the condensed balance sheet as deferred underwriters’ compensation. The Company’s management and SAP are currently negotiating the fees due SAP at closing, if any, for their services rendered in the consummating the proposed Business Combination.
Business Combination Closing Costs
The Merger Agreement provides that if the closing does not occur then the Company shall promptly reimburse Wentworth the amount of such SPAC Extension Costs (as defined in the Merger Agreement) and if Closing does not occur due to the Company’s failure to satisfy any of the conditions precedent to closing that are reasonably with the control of the Company, the Company shall reimburse and pay to Wentworth up to $150,000 of costs and other expenses actually reimbursed by Wentworth to the prospective purchaser of the Series A Convertible Preferred Stock.
Note 7 — Stockholders’ Deficit
On August 17, 2023, Sponsor converted 2,605,000 shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The holders of the newly converted shares of Class A common stock have agreed to carry over the transfer restrictions associated with the Founder Shares and have no rights to funds in the Trust Account. After the conversion and redemptions, there are 3,203,049 and 270,000 Class A common and Class B common stock, respectively, issued and outstanding.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class A common stock. At September 30, 2023 and December 31, 2022, there were 494,049 and 508,456 shares of Class A common stock issued and outstanding subject to possible redemption, and 2,709,000 and 104,000 shares of Class A common stock not subject to redemption held by the sponsor, the underwriters and/or its designees, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. There were 270,000 and 2,875,000 shares of Class B common stock issued and outstanding at September 30, 2023 and December 31, 2022.
Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law or stock exchange rule.
The Class B common stock will automatically convert into Class A common stock on the first business day following the consummation of the initial business combination at a ratio such that the number of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A common stock issued and outstanding (including any shares of Class A common stock issued pursuant to the underwriter’s over-allotment option) upon the consummation of the Public Offering, plus (b) the sum of all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination(including any shares of Class A common stock issued pursuant to a forward purchase agreement), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and any private shares issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A common stock redeemed in connection with the initial business combination, provided that such conversion of shares of Class B common stock shall never be less than the initial conversion ratio. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to one.
Note 8 — Recurring Fair Value Measurements
The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of September 30, 2023 and December 31, 2022 due to the short maturities of such instruments.
Since all of the Company’s permitted assets in the Trust Account consist of demand deposits at September 30, 2023 and U.S. Money Market funds at December 31, 2022, fair values of these assets are determined utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s warrant liability for the Private Warrants and Convertible Promissory Note is based on valuation models utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair values. The Company’s warrant liability for the Public Warrants is based on quoted prices in an active market for identical assets.
The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis at September 30, 2023 and December 31, 2022:
September 30, 2023	Level 1	Level 2	Level 3
Assets:
Demand deposits held in Trust Account	$6,134,176	$—	$—
Liabilities:
Convertible Promissory Note	$—	$—	$1,409,942
Private Placement Warrants	$—	$—	$131,191
Public Warrants	$86,250	$—	$—
December 31, 2022	Level 1	Level 2	Level 3
Assets:
U.S. Money Market Mutual Funds held in Trust Account	$5,514,494	$—	$—
Liabilities:
Convertible Promissory Note	$—	$—	$1,351,662
Private Placement Warrants	$—	$—	$327,978
Public Warrants	$345,000	$—	$—
Warrants and Convertible Promissory Note
The Warrants and Convertible Promissory Note are accounted for as liabilities in accordance with ASC 815-40 on the balance sheets. The warrant liabilities and Convertible Promissory Note are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities and convertible promissory note in the statement of operations.
Measurement
On September 30, 2023 and December 31, 2022, the Company’s Public Warrants were trading in an active market and valuation of the Company’s Public Warrant liability was determined based upon the closing market price at September 30, 2023 and December 31, 2022, respectively.
On September 30, 2023 and December 31, 2022, the Company used a modified Black-Scholes model to value the Private Warrants.

The key inputs into the modified Black Scholes option pricing model for the Private Placement Warrants were as follows:
Input	September 30, 2023	December 31, 2022
Stock price	$12.02	$10.02
Exercise price	$11.50	$11.50
Term (years)	5.0	5.0
Risk free rate	4.6%	3.99%
Dividend yield	—%	—%
Volatility	11.2%	1.8%
On September 30, 2023 and December 31, 2022, the Company used a yield-to-maturity bond pricing model to value the Convertible Promissory Note.
The key inputs into the pricing model for the Convertible Promissory Note was as follows:
Input	September 30, 2023	December 31, 2022
Amount due at maturity	$1,500,000	$1,500,000
Term (years)	0.15	0.39
Probability of a successful business combination	95.0%	92.5%
Present value factor	0.9894	0.9742
Risk free rate	5.59%	4.62%
Volatility	11.2%	1.8%
The Company’s use of models required the use of subjective assumptions:

•
The risk-free interest rate assumption was based on the five-year U.S. Treasury rate, which was commensurate with the contractual term of the Private Warrants and Convertible Promissory Note. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the Private Warrant and Convertible Promissory Note and vice versa.

•
An increase in the expected term, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and Convertible Promissory Note and vice versa.

•
The volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of other similar business combinations. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the Private Warrant and Convertible Promissory Note and vice versa.

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our financial instruments classified as Level 3:
Level 3
Fair value as of December 31, 2022	$1,679,640
Change in fair value of Convertible Promissory Note	29,238
Change in fair value – Private Warrant Liabilities	(65,596)
Fair value as of March 31, 2023	$1,643,282
Change in fair value of Convertible Promissory Note	(23,370)
Change in fair value – Private Warrant Liabilities	(65,595)
Fair value as of June 30, 2023	$1,554,317
Change in fair value of Convertible Promissory Note	52,412
Change in fair value – Private Warrant Liabilities	(65,596)
Fair value as of September 30, 2023	$1,541,133

Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review the Company did not identify any subsequent events, other than noted below, that would have required adjustment or disclosure in the financial statements.
On October 6, 2023, the Company and Sponsor entered into that Amended and Restated Convertible Promissory Note (the “A&R Convertible Promissory Note”), which amends and restates the Initial Convertible Promissory Note to provide that, among other things, upon the consummation of a Business Combination , the Initial Working Capital Loans would either be repaid, or at Wentworth’s election, converted into a number of shares of Class A common stock of the Company (or the shares or other securities of another entity for or into which the Class A common stock of the Company are exchangeable or convertible in connection with a Business Combination) equal to the then aggregate principal amount plus accrued and unpaid interests outstanding, divided by $10.00.
Also on October 6, 2023, the Company and Sponsor entered into an additional convertible promissory note (the “Additional Convertible Promissory Note”) pursuant to which Sponsor agreed to loan the Company up to $250,000 (such loans, the “Additional Working Capital Loans”). The Additional Convertible Promissory Note provided that, upon the consummation of a Business Combination, the Additional Working Capital Loans would either be repaid, or, at the Sponsor’s election, converted into a number of shares of Class A common stock of the Company (or the shares or other securities of another entity for or into which the Class A common stock of the Company are exchangeable or convertible in connection with a Business Combination) equal to the then aggregate principal amount plus accrued and unpaid interests outstanding, divided by $10.00. If a Business Combination is not consummated, the Additional Convertible Promissory Note provides that the Company will use a portion of proceeds held outside the Trust Account to repay the Additional Working Capital Loans, but no proceeds held in the Trust Account would be used for such purposes. As of October 25, 2023, $250,000 was drawn on the Additional Convertible Promissory Note.
On November 17, 2023, the Company held a special meeting at which the Company’s stockholders approved extending the date by which the Company must complete its initial Business Combination from November 24, 2023 to February 24, 2024. In connection with the approval of the extension, stockholders elected to redeem 9,966 Public Share and exercised their right to redeem such Public Share for a pro rata portion of the Trust Account. The Company expects to pay an aggregate of approximately $12.46 from the Trust Account or $124,176 to the redeeming stockholders with respect to such redeemed Public Shares.
Additionally, with the redemption of $124,176 from the Trust Account, the Company expects to be subject to an additional excise tax equal to $1,272 or 1% of the fair market value of the redemptions.
In November 2023, Wentworth deposited $69,218 into the Trust Account and thus extending the Combination Period to December 24, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders’ and the Board of Directors of
Kingswood Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Kingswood Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency and needs to raise additional funds to meet its obligations and sustain its operations. Additionally, management has determined that the business combination period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a business combination will be successful within the combination period. The Company has until May 24, 2023 to complete a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP
We have served as the Company’s auditor since 2020.
Houston, Texas
April 17, 2023

KINGSWOOD ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2022	December 31, 2021
Assets
Cash	$277,511	$838,478
Receivables	58,141	—
Prepaid expense	—	132,740
Total current assets	335,652	971,218
Investment held in Trust Account	5,514,494	117,861,531
Total Assets	$5,850,146	$118,832,749
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$3,849,284	$758,095
Convertible promissory note	1,351,662	—
Deferred tax liability	31,151	—
Due to related party	—	1,667
Total current liabilities	5,232,097	759,762
Deferred underwriters’ compensation	4,025,000	4,025,000
Warrant liability	672,978	6,443,107
Total liabilities	9,930,075	11,227,869
Commitments and Contingencies (Note 6)
Class A Common Stock subject to possible redemption, 508,456 shares and 11,500,000 shares at redemption value of $10.25	5,211,674	117,861,531
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 104,000 shares issued and outstanding, excluding 508,456 and 11,500,000 shares subject to possible redemption at December 31, 2022 and 2021	10	10
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	288
Additional paid-in capital	—	—
Accumulated deficit	(9,291,901)	(10,256,949)
Total stockholders’ deficit	(9,291,603)	(10,256,651)
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$5,850,146	$118,832,749
The accompanying notes are an integral part of these financial statements.

KINGSWOOD ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Operating costs	$4,784,480	$1,208,657
Loss from operations	(4,784,480)	(1,208,657)
Other income:
Interest income	255,057	11,906
Transaction costs	—	(8,211)
Change in fair value – convertible promissory note	148,338	—
Change in fair value of warrant liabilities	5,770,129	759,227
Total other income	6,173,524	762,922
Income (loss) before provision for income taxes	1,389,044	$(445,735)
Provision for income taxes	(36,810)	—
Net income (loss)	$1,352,234	$(445,735)
Basic and diluted weighted average shares outstanding, Class A common stock, subject to possible redemption	4,859,959	11,500,000
Basic and diluted net income (loss) per share	$0.17	$(0.03)
Basic and diluted weighted average shares outstanding, Class A and Class B common stock not subject to redemption	2,979,000	2,979,000
Basic and diluted net income (loss) per share	$0.17	$(0.03)
The accompanying notes are an integral part of these financial statements.

KINGSWOOD ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	104,000	$10	2,875,000	$288	—	(9,558,337)	(9,558,039)
Offering costs	—	—	—	—	—	(241,091)	(241,091)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(11,786)	(11,786)
Net loss	—	—	—	—	—	(445,735)	(445,735)
Balance – December 31, 2021	104,000	10	2,875,000	288	—	(10,256,949)	(10,256,651)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(387,186)	(387,186)
Net income	—	—	—	—	—	1,352,234	1,352,234
Balance – December 31, 2022	104,000	$10	2,875,000	$288	$—	$(9,291,901)	$(9,291,603)
The accompanying notes are an integral part of these financial statements.

KINGSWOOD ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Cash flows from operating activities:
Net income (loss)	$1,352,234	$(445,735)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments held in Trust Account	(254,973)	(11,786)
Change in fair value of warrant liabilities	(5,770,129)	(759,227)
Change in fair value of convertible note	(148,338)	—
Write-off due to related party	(1,667)	—
Transaction costs	—	8,211
Changes in working capital:
Receivables	(58,141)	—
Deferred tax liability	31,151	—
Prepaid expense	132,740	160,000
Accounts payable and accrued expenses	3,091,189	429,176
Net cash used in operating activities	(1,625,934)	(619,361)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	113,037,043	—
Investment of cash in Trust Account	(435,033)	—
Net cash provided by investing activities	112,602,010	—
Cash flows from financing activities:
Proceeds from convertible promissory note	1,500,000	—
Redemption of Class A common stock subject to possible redemption	(113,037,043)	—
Net cash used in financing activities	(111,537,043)	—
Net change in cash	(560,967)	(619,361)
Cash, beginning of the period	838,478	1,457,839
Cash, end of period	$277,511	$838,478
Non-cash investing and financing transactions:
Federal income taxes paid	$19,000	$—
Remeasurement of Class A common stock subject to possible redemption	$387,186	$—
The accompanying notes are an integral part of these financial statements.

KINGSWOOD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021
Note 1 — Organization and Business Operations
Kingswood Acquisition Corp. (formerly Kingswood Global Holdings Inc.) (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on July 27, 2020. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from July 27, 2020 (inception) through December 31, 2022, relates to the Company’s formation and initial public offering (“Public Offering” or “IPO”), and, since the completion of the Public Offering, searching for a target to consummate a business combination. The Company will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering and placed in the Trust Account (defined below) and recognizes changes in the fair value of warrant liabilities and convertible promissory notes as other income (expense). The Company has selected December 31 as its fiscal year end.
Public Offering
The Company completed the sale of 10,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit on November 24, 2020. Simultaneous with the closing of the Public Offering, the Company completed the sale of 6,050,000 warrants (the “Private Warrants”), at a price of $1.00 per Private Warrant, which is discussed in Note 3.
In connection with the Public Offering, the underwriters were granted a 30-day option from the date of the prospectus for the Public Offering to purchase up to 1,500,000 additional units to cover over-allotments (the “Over-Allotment Units”), if any. Simultaneously with the closing of the Public Offering, the underwriters elected to exercise its over-allotment option in full, which, at $10.00 per Unit, generated gross proceeds of $15,000,000. The Company, in parallel, consummated the private placement of an additional 431,550 Private Warrants at a price of $1.00 per Private Warrant, which generated total additional gross proceeds of $431,550.
The Company had until November 24, 2022 to complete a business combination (the “Combination Period”). If the Company is unable to consummate its initial business combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law, and (iv) unless time for which the business combination is otherwise extended as further outlined below under the heading “Proxy Statement”. The Combination Period has been extended until May 24, 2023.

The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete its initial business combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a business combination during the Combination Period.
Proxy Statement
On May 18, 2022, the Company convened its special meeting in lieu of an annual meeting of stockholders (the “Special Meeting”) virtually, and voted in the affirmative on the proposal to extend the date by which the Company must complete its business combination from May 24, 2022 to November 24, 2022 (“Extension Amendment”). In connection with the Extension Amendment, shareholders holding 10,036,744 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account (the “Extension Redemption”). On May 20, 2022, the Company paid from the Trust Account an aggregate amount of $102,894,278, or approximately $10.25 per share to redeeming shareholders in the Extension Redemption. For each one-month extension, the Sponsor agreed to contribute, as a loan, to the Company $60,969 or approximately $0.04 per share for each Public Share not redeemed in connection with the Extension Amendment (the “Contribution”). Monthly Contributions in the amount of $60,969 are payable monthly through the Company’s extension date in November 2022 (if the Sponsor fully extends the term the Company has to complete an initial business combination).
On November 23, 2022, the Company convened its special meeting in lieu of an annual meeting of stockholders (the “Special Meeting 2”) virtually, and voted in the affirmative on the proposal to extend the date by which the Company must complete its initial business combination from November 24, 2022 to May 24, 2023 (the “Extension Amendment Proposal”). In connection with the Extension Amendment, shareholders holding 954,800 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account (the “Extension Redemption”). On November 21, 2022, the Company paid from the Trust Account an aggregate amount of $10,142,765, or approximately $10.62 per share to redeeming shareholders in the Extension Redemption. Associated with the Merger Agreement (described below), Wentworth has agreed to deposit $69,218 per month into the Trust Account until the consummation of the business combination.
For the year ended December 31, 2022, $435,032 was deposited in the Trust Account.
Business Combination Agreement
On July 7, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Binah Capital Group, Inc., a Delaware corporation and wholly owned subsidiary of Kingswood (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”). In addition, contemporaneously with the execution of the Merger Agreement, (i) certain holders of Wentworth’s membership units representing a majority of the Wentworth’s outstanding membership interests entered into a Wentworth Support Agreement pursuant to which such Wentworth members agreed, among other things, to approve the Merger Agreement and the transaction, (ii) the Company and Company’s Sponsor entered into a Founder Support Agreement pursuant to which certain holders of founder shares agreed to approve the Merger Agreement and the transaction and (iii) certain holders of Kingswood’s common stock, par value $0.0001 per share (“Kingswood Common Stock”) and Kingswood Private Placement Warrants entered into a Founder Support Agreement, pursuant to which, among other things, such holders of Kingswood Common Stock agreement to approve the Merger Agreement and the transaction.
Associated with the Merger Agreement, Wentworth has agreed to pay for certain merger related expenses and additional funding in the Trust Account. As of December 31, 2022, Wentworth owed an aggregate of $198,522 to the Company for these items. On December 31, 2022 the Company has forgiven this amount due from Wentworth.

On December 30, 2022, the Company entered into a letter agreement with Wentworth to extend the termination date of the merger agreement from December 30, 2022 to June 30, 2023.
Liquidity, Capital Resources, and Going Concern
As of December 31, 2022, the Company had cash of $277,511 and working capital deficit of $4,923,435 excluding taxes payable from the Trust Account.
On March 24, 2022, the Company’s Sponsor has agreed to loan the Company up to $1,500,000 in the form of convertible promissory notes as may be required (the “Working Capital Loans” or “Convertible Promissory Note”). If the Company completes a business combination, the Company would repay the Working Capital Loans. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans are evidenced by a promissory note. The note will either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, or converted upon consummation of a business combination into additional Private Warrants equal to $1.00 per Private Warrant. As of December 31, 2022 and 2021, $1,500,000 and $0, respectively, was drawn on the convertible promissory note, presented at its fair value of $1,351,662, and $0, respectively.
If the Company’s estimate of the costs of completing the Merger Agreement are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to a business combination. Moreover, in addition to the access to the Working Capital Loans, the Company may need to obtain other financing either to complete a business combination or because the Company redeemed a significant number of public shares upon consummation of a business combination, in which case the Company may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a business combination. If the Company is unable to complete a business combination because the Company does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following a business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
The Company has until May 24, 2023 to consummate a business combination. It is uncertain that the Company will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution, unless time for which the business combination is otherwise extended as further outlined above under the heading “Proxy Statement”. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, as well as the Company’s working capital deficiency raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after May 24, 2023.
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Consideration of Inflation Reduction Act Excise Tax
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither classified as an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The more significant accounting estimates included in these financial statements is the determination of fair value of the warrant liabilities and the convertible promissory note. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Marketable securities held in Trust Account
At December 31, 2022 and 2021, the assets held in the Trust Account were held in a money market mutual funds. Money market mutual funds are characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below). All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. Subsequent to December 31, 2022, the Company converted the assets held in the Trust Account to cash in order to circumvent any potential characterization of the Company as an Investment Company.
Receivables
Receivables include $58,141 due from taxing authorities related to excess estimated tax payments.
Warrant Liabilities
The Company evaluated its Warrants, (which are discussed in Note 4 and Note 9) in accordance with ASC 815-40, “Derivatives and Hedging; Contracts in Entity’s Own Equity” (“ASC 815-40”) and concluded that a provision in the Warrant Agreement related to certain transfers, tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815-40, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statement of operations in the period of change.
Convertible Promissory Note
On March 24, 2022, the Sponsor agreed to loan the Company up to $1,500,000 to be used for a portion of the expenses of the Company. At the option of the Sponsor, at any time on or prior to the maturity date, any unpaid principal amount outstanding may be converted into whole warrants (“Conversion Warrants”) to purchase Class A common stock at a conversion price equal to $1.00 per warrant. The Company elected the fair value option as the reporting value of the Convertible Promissory Note. As a result of applying the fair value option, the Company records each draw with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in fair value of convertible promissory note on the statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s assumptions a market participant would use in pricing the asset or liability.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The Fair Value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the Measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
See Note 9 for additional information on assets and liabilities measured at fair value.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Redeemable common stock is classified as temporary equity. Non-redeemable common stock is classified as permanent equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
On May 18, 2022, the Company held a special meeting in lieu of an annual meeting pursuant to which the stockholders approved extending the date by which the Company had to complete a business combination from May 24, 2022 to November 24, 2022. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 10,036,744 class A common stock. As a result, an aggregate of $102,894,278 (or approximately $10.25 per share) was released from the Trust Account to pay such stockholders.
On November 23, 2022, the Company held a special meeting in lieu of an annual meeting pursuant to which the stockholders approved extending the date by which the Company had to complete a business combination from November 24, 2022 to May 24, 2023. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 954,800 class A common stock. As a result, an aggregate of $10,142,765 (or approximately $10.62 per share) was released from the Trust Account to pay such stockholders. Accordingly, as of December 31, 2022 and 2021, 508,456 and 11,500,000 shares of class A common stock subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the balance sheets.

The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2022 and 2021, the Class A common stock reflected in the accompanying balance sheets are reconciled in the following table.
	December 31, 2022	December 31, 2021
As of beginning of the period	$117,861,531	$117,849,745
Less:
Redemptions	(113,037,043)	—
Plus:
Remeasurement adjustment of carrying value to redemption value	387,186	11,786
Class A common stock subject to possible redemption	$5,211,674	$117,861,531
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering. Offering costs are charged to temporary equity or the statement of operations based on the relative value of the Public Warrants to the proceeds received from the Units sold upon the completion of the IPO.
Stock based Compensation
The Company complies with ASC 718 Compensation — Stock Compensation regarding founder shares acquired by directors of the Company at prices below fair value. The acquired shares shall vest upon the Company consummating an initial business combination (the “Vesting Date”). If prior to the Vesting Date, the director ceases to be a director, the shares will be forfeited and funds paid for the shares shall be refunded. The founder shares owned by the director (1) may not be sold or transferred, until one year after the consummation of a business combination, (2) not be entitled to redemption from the funds held in the Trust Account, or any liquidating distributions. The Company has until May 24, 2023 (as extended) to consummate a business combination, and if a business combination is not consummated, the Company will liquidate and the shares will become worthless.
The shares were issued in October 2020 and November 2020 (“Grant Dates”), and the shares vest, not upon a fixed date, but upon consummation of an initial business combination. Since the approach in ASC 718 is to determine the fair value without regard to the vesting date, the Company has determined the valuation of the Class B shares as of the Grant Dates. The valuation resulted in a fair value of $6.19 per share as of the Grant Dates, or an aggregate of $1,671,300 for the 270,000 shares. The aggregate amount paid for the acquired shares was approximately $218,000. The excess fair value over the amount paid is $1,453,300, which is the amount of share-based compensation expense which the Company will recognize upon consummation of an initial business combination.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) per Common Share
The Company has two classes of stock, which are referred to as redeemable Class A common stock and non-redeemable Class A and Class B common stock. Earnings and losses are shared pro rata between the two classes of stock. The 15,184,550 potential common stock for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the year ended December 31,2021 and 2022 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of common stock:
	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Net income (loss) available to Redeemable Class A	$838,385	$(354,027)
Basic and diluted weighted average shares outstanding, Class A common stock, subject to possible redemption	$4,859,959	$11,500,000
Basic and diluted net income (loss) per share, redeemable Class A common stock	0.17	(0.03)
Net income (loss) available to Non-Redeemable Class A and Class B common stock	513,849	(91,708)
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B common stock	$2,979,000	$2,979,000
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B common stock	$0.17	$(0.03)
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable to the Company for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
Pursuant to the Public Offering on November 24, 2020, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, par value $0.0001 per share and three-fourths of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each whole warrant will become exercisable on the later of the completion of the initial business combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.
Simultaneously with the closing of the Public Offering, the underwriters elected to exercise their full over-allotment option of 1,500,000 Units at a purchase price of $10.00 per Unit.
Upon closing the Public Offering and the sale of the Over-Allotment Units, a total of $117,848,550 ($10.25 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee.
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a business combination or earlier upon redemption or liquidation. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial business combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Note 4 — Private Placement
On November 24, 2020, simultaneously with the closing of the Public Offering and the closing of the exercise of the over-allotment option, the Sponsor and one of the Company’s directors purchased an aggregate of 6,481,550 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $6,481,550, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the Public Offering held in the Trust Account.
The Private Warrants are identical to the Public Warrants sold in the Public Offering except that the Private Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the shares of Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.
The Company’s Sponsor has agreed to: (i) waive its redemption rights with respect to its Founder Shares and public shares in connection with the completion of the Company’s initial business combination; (ii) waive its redemption rights with respect to its Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial business combination within 18 months from the closing of the Public Offering or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity; (iii) waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate its initial business combination within 18 months from the closing of the Public Offering, although the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any public shares it holds if the Company fails to complete its initial business combination within the prescribed time frame; and (iv) vote any Founder Shares and any public shares purchased during or after the Public Offering (including in open-market and privately negotiated transactions) in favor of the Company’s initial business combination.
Note 5 — Related Party Transactions
Founder Shares
In August 2020, the Sponsor paid $25,000, or approximately $0.006 per share, to cover certain offering costs in consideration for 4,312,500 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”). On October 22, 2020 and November 3, 2020, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares, which were cancelled, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. Up to 375,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. In connection with the underwriters’ full exercise of their over-allotment option on November 24, 2020, the 375,000 Founder Shares were no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination; or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the Company consummates a transaction after the initial business combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
In October 2020 and November 2020 (“Grant Dates”) the Sponsor transferred a total of 270,000 Founder Shares to the Company’s directors. The shares vest, not upon a fixed date, but upon consummation of an initial business combination. The Company has determined the valuation of the Class B shares as of the Grant Dates. The valuation resulted in a fair value of $6.19 per share as of the Grant Dates, or an aggregate of $1,671,300 for the 270,000 shares. The aggregate amount paid for the transferred shares was approximately $218,000. The excess fair value over the amount paid is $1,453,300, which is the amount of share-based compensation expense which the Company will recognize upon consummation of an initial business combination.
Convertible Promissory Note
In order to finance transaction costs in connection with a business combination, on March 24, 2022, the Sponsor agreed to loan the Company up to $1,500,000 in the form of a non-interest bearing convertible promissory notes to be used for a portion of the expenses of the Company (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. Additionally, the Company may convert the unpaid principal balance into whole warrants (“Conversion Warrants”) to purchase Class A common stock at a conversion price equal to $1.00 per warrant. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022, $1,500,000 was drawn on the convertible promissory note, presented at its fair value of $1,351,662 on the accompanying balance sheet. As of December 31, 2021, the Company had no borrowings under the convertible promissory note.
Administrative Service Fee
Commencing on the date of the final prospectus for the Public Offering, the Company has agreed to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative services as needed. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the year ended December 31, 2022, the Sponsor has agreed to forgive the administrative service fee in the amount $1,667 that had been previously accrued. No amount has been paid related to the administrative service fee.
Note 6 — Commitments
Registration Rights
The holders of (i) the Founder Shares, which were issued in a private placement prior to the closing of the Public Offering, (ii) Private Warrants, which were issued in a private placement simultaneously with the closing of the Public Offering, and the common stock underlying such Private Warrants and (iii) Private Warrants that may be issued upon conversion of Working Capital Loans (and the securities underlying such securities) have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 30-day option from the date of the Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. Simultaneously with the closing of the Public Offering on November 24, 2020, the underwriters fully exercised the over-allotment option to purchase 1,500,000 Units, generating an aggregate of gross proceeds of $15,000,000.
On November 24, 2020, the Company paid a fixed underwriting discount of $0.20 per Unit, or $2.3 million in the aggregate, in connection with the underwriters’ exercise of their over-allotment option in full, of which $1,040,000 was paid in the form of 104,000 Units and $1,260,000 was paid in cash. Additionally, a deferred underwriting discount of $0.35 per Unit, or $4.02 million in the aggregate, will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.
Business Combination
In connection with the initial business combination, the company engaged Oppenheimer & Co. Inc. and SPAC Advisory Partners LLC to act as its financial advisors, each will be entitled to customary fees in such capacity, with payment due at, and conditioned upon, the closing of the business combination.
Note 7 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class A common stock. At December 31, 2022 and 2021, there were 508,456 and 11,500,000 shares of Class A common stock issued and outstanding subject to possible redemption , respectively, and 104,000 shares of Class A common stock not subject to redemption held by the underwriters and/or its designees.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. There were 2,875,000 shares of Class B common stock issued and outstanding at December 31, 2022 and 2021.
Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law or stock exchange rule.
The Class B common stock will automatically convert into Class A common stock on the first business day following the consummation of the initial business combination at a ratio such that the number of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A common stock issued and outstanding (including any shares of Class A common stock issued pursuant to the underwriter’s over-allotment option) upon the consummation of the Public Offering, plus (b) the sum of all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination(including any shares of Class A common stock issued pursuant to a forward purchase agreement), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and any private shares issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A common stock redeemed in connection with the initial business combination, provided that such conversion of shares of Class B common stock shall never be less than the initial conversion ratio. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to one.
Note 8 — Income Tax
The Company’s net deferred tax assets (liability) at December 31, 2022 and 2021 are as follows:
	December 31, 2022	December 31, 2021
Deferred tax assets
Organizational costs/Startup expenses	$843,823	$249,918
Federal Net Operating Loss	20,252	42,889
Change in fair value of convertible debt	(31,151)	—
Business combination expenses	—	—
Total deferred tax assets	832,924	292,807
Valuation Allowance	(864,075)	(292,807)
Deferred tax liability	$(31,151)	$—
The income tax provision for the year ended December 31, 2022 and 2021 consists of the following:
	December 31, 2022	December 31, 2021
Federal
Current	5,659	—
Deferred	(540,116)	(203,914)
States
Current	—	—
Deferred	—	—
Change in valuation allowance	571,267	203,914
Income tax provision	$36,810	$—
As of December 31, 2022 and December 31, 2021, the Company had $96,436 and $204,234 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $571,267. For the year ended December 31, 2021, the change in the valuation allowance was $203,914.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:
	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Business Combination expenses	27.8%	—%
Transaction costs	—%	(0.4)%
Change in fair value of Derivative Liabilities	(87.3)%	35.8%
Change in valuation allowance	41.1%	(56.4)%
Income tax provision	2.6%	—%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities since inception.
Note 9 — Recurring Fair Value Measurements
The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of December 31, 2022 and 2021 due to the short maturities of such instruments.
Since all of the Company’s permitted investments consist of U.S. Money Market funds, fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s warrant liability for the Private Warrants and Convertible Promissory Note is based on valuation models utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair values. The fair values of the Private Warrant liability and Convertible Promissory Note are classified within Level 3 of the fair value hierarchy. The Company’s warrant liability for the Public Warrants is based on quoted prices in an active market for identical assets.
The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy. At June 30, 2021 the Company reclassified the Public Warrants from a Level 3 to a Level 1 classification.
The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2022 and 2021:
December 31, 2022	Level 1	Level 2	Level 3
Assets:
U.S. Money Market Mutual Funds held in Trust Account(1)	$5,514,494	$—	$—
Liabilities:
Convertible Promissory Note	$—	$—	$1,351,662
Private Placement Warrants	$—	$—	$327,978
Public Warrants	$345,000	$—	$—
December 31, 2021	Level 1	Level 2	Level 3
Assets:
U.S. Money Market Mutual Funds held in Trust Account(1)	$117,861,531	$—	$—
Liabilities:
Private Placement Warrants	$—	$—	$2,820,607
Public Warrants	$3,622,500	$—	$—

(1)
The fair value of the U.S. Mutual Funds held in Trust Account approximates the carrying amount primary due to their short-term nature.

Warrants and Convertible Promissory Note
The Warrants and Convertible Promissory Note are accounted for as liabilities in accordance with ASC 815-40 on the balance sheets. The warrant liabilities and Convertible Promissory Note are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities and convertible promissory note in the statement of operations.
Measurement
On December 31, 2022 and 2021 the Company’s Public Warrants were separately trading in an active market and valuation of the Company’s Public Warrant liability was determined based upon the closing market price at December 31, 2022 and 2021, respectively.
On December 31, 2022 and 2021, the Company used a modified Black-Scholes model to value the Private Warrants. The Warrants were classified within Level 3 of the fair value hierarchy at the measurement date due to the use of unobservable inputs.
The key inputs into the modified Black Scholes option pricing model for the Private Placement Warrants were as follows:
Input	December 31, 2022	December 31, 2021
Stock price	$10.02	$10.10
Exercise price	$11.50	$11.50
Term (years)	5.0	5.0
Risk free rate	3.99%	1.26%
Dividend yield	—%	—%
Volatility	1.8%	10%
On December 31, 2022, the Company used a yield-to-maturity bond pricing model to value the Convertible Promissory Note. The Convertible Promissory Note was classified within Level 3 of the fair value hierarchy at the measurement date due to the use of unobservable inputs.
The key inputs into the pricing model for the Convertible Promissory Note was as follows:
Input	December 31, 2022
Amount due at maturity	$1,500,000
Term (years)	0.5
Probability of a successful business combination	92.5%
Present value factor	0.9742
The Company’s use of models required the use of subjective assumptions:
•
The risk-free interest rate assumption was based on the five-year U.S. Treasury rate, which was commensurate with the contractual term of the Private Warrants and Convertible Promissory Note. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the Private Warrant and Convertible Promissory Note and vice versa.

•
An increase in the expected term, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and Convertible Promissory Note and vice versa.

•
The volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of other similar business combinations. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the Private Warrant and Convertible Promissory Note and vice versa.

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our financial instruments classified as Level 3:
Level 3
Fair value as of December 31, 2021	$2,820,607
Borrowing – Convertible Promissory Note	1,500,000
Change in fair value of Convertible Promissory Note	(148,338)
Change in fair value – Private Warrant Liabilities	(2,492,629)
Fair value as of December 31, 2022	$1,679,640
Total Warrant Liabilities
Fair value as of December 31, 2020	$7,202,334
Transfers to Level 1(1)	(4,571,250)
Change in fair value	(189,523)
Fair value as of December 31, 2021	$2,820,607

(1)
Assumes the Public Warrants were reclassified on December 31, 2021.

Other than the Public Warrant liability being reclassified from Level 3 to Level 1, there were no other reclassifications to or from any other level.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as disclosed above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
ASSETS
	Unaudited September 30, 2023	December 31, 2022
Assets:
Cash, cash equivalents and restricted cash	$6,272,186	$7,848,715
Receivables:
Commission receivable	8,231,181	7,944,495
Due from clearing broker	368,023	641,727
Other	1,950,514	1,878,190
Property and equipment, net	1,106,137	1,460,590
Right of use asset	4,186,338	4,523,614
Intangible assets, net	1,724,963	2,158,898
Goodwill	39,838,916	39,838,916
Other assets	2,885,995	2,389,013
TOTAL ASSETS	$66,564,253	$68,684,158
LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$7,923,918	$8,904,177
Commissions payable	9,837,742	11,095,212
Operating lease liability	4,216,541	4,527,015
Notes payable, net of unamortized debt issuance costs of $671,197 and $748,643	21,363,863	22,929,147
Promissory notes-affiliates	12,063,312	11,605,998
Due to members	5,057,232	4,725,463
TOTAL LIABILITIES	60,462,608	63,787,012
Members’ equity	6,101,646	4,897,146
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$66,564,253	$68,684,158
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenues:
Revenue from Contracts with Customers:
Commissions	$35,469,227	$34,219,415	$104,111,862	$112,053,157
Advisory fees	5,447,834	5,549,563	16,334,211	17,862,512
Total Revenue from Contracts with Customers	40,917,061	39,768,978	120,446,073	129,915,669
Interest and other income	1,933,102	1,687,416	6,227,314	4,392,680
Total revenues	42,850,163	41,456,394	126,673,387	134,308,349
Expenses:
Commissions and fees	35,865,410	33,917,943	103,862,918	109,764,785
Employee compensation and benefits	3,087,423	3,255,107	9,874,845	10,129,090
Rent and occupancy	284,125	254,588	900,381	1,191,736
Professional fees	696,831	1,546,187	2,411,855	4,259,528
Technology fees	597,291	431,232	1,542,672	1,477,664
Interest	1,248,988	774,363	3,894,765	2,322,059
Depreciation and amortization	303,504	452,440	913,260	1,245,445
Other	765,708	593,810	1,538,774	1,654,309
Total expenses	42,849,280	41,225,671	124,939,470	132,044,616
Income before provision/(benefit) for income taxes	883	230,723	1,733,917	2,263,733
Provision/(Benefit) for income taxes	(243,222)	113,185	288,544	8,383
Net income	$244,105	$117,538	$1,445,373	$2,255,350
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(Unaudited)
	For the Three and Nine Months Ended September 30, 2023
	Common		Class B Preferred		Capital	Accumulated Deficit	Total Members’ Equity
	Units	Amount	Units	Amount
Balance, January 1, 2023	1,325,433	$12,298,991	277,364	$2,773,638	$9,086,440	$(19,261,923)	$4,897,146
Distribution of capital	—	—	—	—	(200,000)	—	(200,000)
Net Income	—	—	—	—	—	1,201,268	1,201,268
Balance, June 30, 2023	1,325,433	$12,298,991	277,364	$2,773,638	$8,886,440	$(18,060,655)	$5,898,414
Distribution of capital	—	—	—	(40,874)	—	—	(40,874)
Net Income	—	—	—	—	—	244,105	244,105
Balance, September 30, 2023	1,325,433	$12,298,991	277,364	$2,732,764	$8,886,440	$(17,816,550)	$6,101,646
	For the Three and Nine Months Ended September 30, 2022
	Common		Class B Preferred		Capital	Accumulated Deficit	Total Members’ Equity
	Units	Amount	Units	Amount
Balance, January 1, 2022	1,325,433	$12,298,991	277,364	$2,773,638	$11,311,071	$(20,172,254)	$6,211,446
Distribution of capital	—	—	—	—	(1,724,631)	—	(1,724,631)
Net Income	—	—	—	—	—	2,137,812	2,137,812
Balance, June 30, 2022	1,325,433	$12,298,991	277,364	$2,773,638	$9,586,440	$(18,034,442)	$6,624,627
Distribution of capital	—	—	—	—	$(300,000)	—	(300,000)
Net income	—	—	—	—	—	117,538	117,538
Balance, September 30, 2022	1,325,433	$12,298,991	277,364	$2,773,638	$9,286,440	$(17,916,904)	$6,442,165
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the nine months ended September 30,
	2023	2022
Cash Flows From Operating Activities
Net income	$1,445,373	$2,255,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	737,563	1,047,652
Amortization of debt issuance costs	54,631	54,631
Non-cash lease expense	337,276	509,928
Accrued interest – promissory notes-affiliates	457,314	521,479
Accrued interest – due to members	331,769	420,397
Loss on disposal of property and leasehold improvements	50,825	18,691
Changes in operating assets and liabilities:
Due from clearing broker	273,704	12,384
Commissions receivable	(286,686)	1,204,328
Other receivables	(72,324)	1,341,693
Other assets	(496,982)	(1,365,342)
Accounts payable and accrued expenses	(980,259)	502,866
Commissions payable	(1,257,470)	(2,191,980)
Operating lease liability	(310,474)	(460,886)
Net Cash Provided By Operating Activities	284,259	3,871,191
Cash Flows From Investing Activities
Purchases of property and equipment	—	(24,998)
Net Cash Used In Investing Activities	—	(24,998)
Cash Flows From Financing Activities
Repayment – notes payable	(1,619,915)	(1,849,955)
Proceeds from borrowings from members	—	135,200
Distribution of capital	(240,874)	(2,024,631)
Net Cash Used in Financing Activities	(1,860,789)	(3,739,386)
Net Change in Cash, Cash Equivalents and Restricted Cash	(1,576,530)	106,808
Cash, Cash Equivalents and Restricted Cash – Beginning of Period	7,848,715	7,323,179
Cash, Cash Equivalents and Restricted Cash – End of Period	$6,272,186	$7,429,987
Cash Paid During the Period for:
Interest	3,041,457	1,380,181
Income taxes	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.
ORGANIZATION AND NATURE OF BUSINESS

Wentworth Management Services LLC (the “Company” or “WMS”) is a limited liability company organized under the laws of the State of Delaware in March 2016. WMS is a holding company of multiple businesses that operate in the financial services industry as follows:

•
PKS Holdings, LLC (“PKSH”) maintains offices in Albany, New York and branch offices throughout the United States of America, and includes the following entities (the “PKSH Entities”):

•
Purshe Kaplan Sterling Investments, Inc. (“PKSI”), incorporated in the State of New York, is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investors Protection Corporation (“SIPC”).

•
PKS Advisory Services, LLC (“PKSA”), a New York limited liability company, is an investment advisory firm, registered with the SEC, which provides advisory services to clients.

•
PKS Financial Services, Inc. (“PKSF”), incorporated in the State of New York, is an insurance entity providing financial services to clients.

•
Representatives Indemnity Company, Inc. (“Repco”), incorporated in the British Virgin Islands, holds a general business insurance license for the purpose of providing professional liability insurance coverage for affiliated entities under WMS.

•
Cabot Lodge Securities LLC maintains offices in New York, New York and branch offices throughout the United States of America and includes the following entities.

•
Cabot Lodge Securities, LLC (“CLS”), incorporated in the State of Delaware, is a broker-dealer registered with the SEC and is a member of FINRA and SIPC.

•
CL Wealth Management, LLC (“CLWM”), incorporated in the State of Virginia, is a SEC registered investment advisor.

•
Wentworth Financial Partners (“WFP”) (f/k/a CL General Agency), incorporated on September 5, 2018, in the State of Delaware, is an insurance agency.

•
Michigan Securities, Inc. (“MSI”) maintains offices in Albany, New York and includes the following entities:

•
MSI, (d/b/a as Broadstone Securities, Inc., “Broadstone”), incorporated in the State of Michigan, is a financial services firm, and is a broker-dealer registered with the SEC and is a member of FINRA.

•
Michigan Advisors, Inc., (“MAI”) incorporated in the State of Michigan, was a SEC registered investment advisor. MAI withdrew its registration in September 2021.

•
Insurance Audit Agency, Inc. (“IAA”), incorporated in the state of Michigan, is an insurance agency.

•
World Equity Group, Inc. (“WEG”) maintains offices in Schaumburg, Illinois and has branch offices throughout the United States of America. WEG is incorporated in the State of Illinois, is a broker-dealer and is a registered investment advisor registered with the SEC and is a member of FINRA and SIPC.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These unaudited condensed consolidated financial statements (“condensed consolidated financial statements”) are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.
These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the fiscal year ended December 31, 2022. The unaudited consolidated interim financial statements do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The results of operations for the three and six months ended September 30, 2023, are not necessarily indicative of the results to be expected for the entire year ending December 31, 2023. The accompanying unaudited consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of WMS and its wholly owned subsidiaries. Significant inter-company transactions and balances were eliminated in consolidation.
Use of Estimates and Assumptions
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the useful lives of property and equipment, valuation and impairments of intangible assets and deferred income taxes, allowance for credit losses, accruals for liabilities and accounting for business combinations.
Revenue Recognition
Revenues from contracts with customers are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. For additional information see Note 3 — Revenues From Contracts with Customers.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist primarily of cash on deposit and money market funds, all of which have original maturities of three months or less.
Restricted cash represents cash held by the Company’s lender related to its credit facility. As of September 30, 2023, and December 31, 2022 restricted cash amounted to $379,500.
The Company regularly maintains cash and cash equivalents that exceed Federal Deposit Insurance Corporation limits. The Company has not experienced any losses and does not believe it is exposed to any significant credit risk from cash.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Receivables
Receivables, which amounted to approximately $8.4 and $10.0 million as of January 1, 2023, and 2022, respectively, represent amounts due to the Company from its clearing broker, clients, and financial institutions. Receivables consists of unconditional amounts due for services rendered and are reported at amortized costs. All receivables are uncollateralized.
Financial Instruments — Credit Losses.   The Company accounts for estimated credit losses on financial assets measured at an amortized cost basis and certain off-balance sheet credit exposures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 326-20, Financial Instruments — Credit Losses. FASB ASC 326-20 requires the Company to estimate expected credit losses over the life of its financial assets and certain off-balance sheet exposures as of the reporting date based on relevant information about past events, current conditions, and reasonable and supportable forecasts. The Company records the estimate of expected credit losses as an allowance for credit losses. For financial assets measured at an amortized cost basis the allowance for credit losses is reported as a valuation account on the balance sheet that adjusts the asset’s amortized cost basis. Changes in the allowance for credit losses are reported in credit loss expense, if applicable. Management believes its risk of loss on currently recorded receivables is minimal and accordingly an allowance for credit losses has been recorded as of September 30, 2023 and December 31, 2022, in the amount of $200,000.
Business Combinations
When acquiring companies that qualify as a business, the Company recognizes separately the assets acquired and the liabilities assumed at their acquisition date estimated fair values. Goodwill as of the acquisition dates is measured as the excess of consideration transferred and the net of the acquisition date estimated fair values of the assets acquired and the liabilities assumed. While the Company uses it best estimates and assumptions as a part of the purchase price allocation process to accurately value the assets acquired and liabilities assume at the acquisition date, these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statement of operations.
Accounting for business combinations requires the Company’s management to make significant estimates and assumptions with respect to intangible assets, liabilities assumed and pre-acquisition contingencies. These assumptions are based in part on historical experience, market data and information obtained from the management of the acquired companies.
Goodwill and Other Intangible Assets
Goodwill and other indefinite-lived intangible assets are tested annually for impairment or if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinitely lived intangible assets is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. An impairment loss will be recognized if a reporting unit’s carrying amount exceeds its fair value, to the extent that it does not exceed the total carrying amount of goodwill. No impairment of goodwill or other indefinite-lived intangible assets was recognized for the three and nine months ended September 30, 2023 and 2022.
Intangible assets that are deemed to have definite lives are amortized over their useful lives, generally ranging from 5 to 10 years. They are reviewed for impairment when there is evidence that events or changes

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value.
There was no impairment of definite-lived intangible assets recognized for the three and nine months ended September 30, 2023 and 2022.
Recently Issued or Adopted Accounting Pronouncements
There are no relevant recently issued accounting pronouncements that would materially impact the Company’s condensed consolidated financial statements and related disclosures. There were no new accounting pronouncements during the nine months ended September 30, 2023 that materially impacted the Company condensed consolidated financial statements and related disclosures.

3.
REVENUES FROM CONTRACTS WITH CUSTOMERS

Revenues from contracts with customers are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Revenues are analyzed to determine whether the Company is the principal (i.e., reports revenues on a gross basis) or agent (i.e., reports revenues on a net basis) in the contract. Principal or agent designations depend primarily on the control an entity has over the product or service before control is transferred to a customer. The indicators of which party exercises control include primary responsibility over performance obligations, inventory risk before the good or service is transferred and discretion in establishing the price.
Commissions
Commission revenues represent sales commissions generated by advisors for their clients’ purchases and sales of securities on exchanges and over-the-counter, as well as purchases of other investment products. The Company views the selling, distribution and marketing, or any combination thereof, of investment products to such clients as a single performance obligation to the product sponsors.
The Company is the principal for commission revenues, as it is responsible for the execution of the clients’ purchases and sales and maintains relationships with the product sponsors. Advisors assist the Company in performing its obligations. Accordingly, total commission revenues are reported on a gross basis.
The Company generates two types of commission revenues: sales-based commissions that are recognized at the point of sale on the trade date and trailing commissions that are recognized over time as earned. Sales-based commission revenues vary by investment product and are based on a percentage of an investment product’s current market value at the time of purchase. Trailing commission revenues are generally based on a percentage of the current market value of clients’ investment holdings in trail-eligible assets, and are recognized over the period during which services, such as ongoing support, are performed. As trailing commission revenues are based on the market value of clients’ investment holdings, the consideration is variable, and an estimate of the variable consideration is constrained due to dependence on unpredictable market impacts. The constraint is removed once the investment holdings value can be determined.
Advisory Fees
Advisory fees represent fees charged to advisors’ clients’ accounts on the Company’s corporate advisory platform. The Company provides ongoing investment advice, brokerage and execution services on

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
3.
REVENUES FROM CONTRACTS WITH CUSTOMERS (continued)

transactions, and performs administrative services for these accounts. This series of performance obligations transfers control of the services to the client over time as the services are performed. These revenues are recognized ratably over time to match the continued delivery of the performance obligations to the client over the life of the contract. The advisory revenues generated from the Company’s corporate advisory platform are based on a percentage of the market value of the eligible assets in the clients’ advisory accounts. As such, the consideration for these revenues is variable and an estimate of the variable consideration is constrained due to dependence on unpredictable market impacts on client portfolio values. The constraint is removed once the portfolio value can be determined.
The Company provides advisory services to clients on its corporate advisory platform through the advisor. The Company is the principal in these arrangements and recognizes advisory revenues on a gross basis, as the Company is responsible for satisfying the performance obligations and has control over determining the fees.
The following table presents total revenue from contracts with customers disaggregated by investment product for the three and nine months ended September 30:
	For the three months ended September 30,
	2023	2022
Revenue From Contracts With Customers
Variable annuities and other insurance commissions	$26,614,415	$24,489,155
Mutual fund commissions	4,148,581	4,660,865
Securities commissions	3,164,809	3,245,725
Alternative investments	1,541,422	1,823,671
Advisory fees	5,447,834	5,549,563
Total Revenue From Contracts With Customers	$40,917,061	$39,768,978
The following tables presents sales-based and trailing revenues disaggregated by product category:
	For the three months ended September 30,
	2023	2022
Sales-based (Point in time)
Variable annuities and other insurance commissions	$13,050,799	$12,537,698
Mutual fund commissions	1,197,728	1,225,569
Securities commissions	3,164,809	3,245,725
Alternative investments	1,525,928	1,810,708
Total Sales Based Revenues	18,939,265	18,819,699

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.
REVENUES FROM CONTRACTS WITH CUSTOMERS (continued)

	For the three months ended September 30,
	2023	2022
Trailing (Over time)
Variable annuities and other insurance commissions	$13,563,616	$11,951,457
Mutual fund commissions	2,950,853	3,435,296
Advisory fees	5,447,835	5,549,563
Alternative investments	15,494	12,963
Total Trailing Revenues	21,977,797	20,949,279
Total Revenue From Contracts With Customers	$40,917,061	$39,768,978
	For the nine months ended Setpember 30,
	2023	2022
Revenue From Contracts With Customers
Variable annuities and other insurance commissions	$77,454,956	$78,278,535
Mutual fund commissions	13,860,354	14,987,026
Securities commissions	8,736,539	10,111,595
Alternative investments	4,060,013	8,676,001
Advisory fees	16,334,211	17,862,512
Total Revenue From Contracts With Customers	$120,446,073	$129,915,669
	For the nine months ended Setpember 30,
	2023	2022
Sales-based (Point in time)
Variable annuities and other insurance commissions	$39,461,192	$39,089,491
Mutual fund commissions	3,982,197	4,266,322
Securities commissions	8,736,539	10,111,595
Alternative investments	4,003,978	8,622,006
Total Sales Based Revenues	$56,183,907	$62,089,413
	For the nine months ended Setpember 30,
	2023	2022
Trailing (Over time)
Variable annuities and other insurance commissions	$37,993,764	$39,189,044
Mutual fund commissions	9,878,157	10,720,705
Advisory fees	16,334,211	17,862,512
Alternative investments	56,035	53,995
Total Trailing Revenues	64,262,166	67,826,256
Total Revenue From Contracts With Customers	$120,446,073	$129,915,669

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.
REVENUES FROM CONTRACTS WITH CUSTOMERS (continued)

Contract Balances
The timing of revenue recognition may differ from the timing of payment by the Company’s customers. The Company records a receivable when revenue is recognized prior to payment and there is an unconditional right to payment. The Company records a contract asset when the Company has recognized revenue prior to payment but the Company’s right to payment is conditional on something other than the passage of time. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue (a contract liability) until the performance obligations are satisfied. As of September 30, 2023, and December 31, 2022, the Company had receivables from contracts with customers totaling approximately $8.6 million. The opening balance of receivables from contracts with customers was approximately $8.4 million and $10.0 million as of January 1, 2023, and January 1, 2022, respectively. As of September 30, 2023, and December 31, 2022, the Company had no liabilities from contracts with customers.
Interest Income
The Company earns interest income from client margin accounts and cash equivalents, net of operating expense. This revenue is not generated from contracts with customers.

4.
FAIR VALUE

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes the following hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value:

•
Level 1 — Inputs use quoted unadjusted prices in active markets for identical assets or liabilities that the Company can access.

•
Level 2 — Fair value measurements use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•
Level 3 — Inputs that are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. The inputs or methodology used for valuing assets and liabilities are not necessarily an indication of the risk associated with investing in those assets and liabilities.

Certain financial instruments are carried at cost on the statement of financial condition, which approximates fair value due to their short-term, highly liquid nature. These instruments are classified as Level 1. The carrying value of debt approximates their fair value since the interest rates on these obligations represent current market rates.
Assets acquired and liabilities assumed in business combinations are measured at fair value on the closing date.

5.
DEBT

On April 2, 2020, the Company entered into a debt facility with Oak Street Funding LLC (“Oak Street”) in the amount of $25,000,000. This note payable bears interest at the prime rate (“Prime”) (8.50% and 7.50% as of September 30, 2023, and December 31, 2022, respectively) plus 2.25% and has a 10-year term and a 3-month interest only repayment provision. As of September 30, 2023, and December 31, 2022, the outstanding balance of the Oak Street note, net of unamortized debt issuance costs was $18,121,381 and $19,484,607, respectively.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5.
DEBT (continued)

On April 25, 2021, the Company entered into an additional credit agreement with Oak Street in the amount of $4,100,000 related to the acquisition of WEG (“WEG Note”). This note payable bears interest at Prime plus 2.25% and has a 10-year term. As of September 30, 2023, and December 31, 2022, the outstanding balance of the WEG note, net of unamortized debt issuance costs was $3,242,482 and $3,444,540, respectively.
On May 28, 2021, the Company entered into a third credit agreement with Oak Street in the amount of $150,000. This note agreement matured on June 25, 2022, and bore interest at Prime plus 2.25%. This note was paid in full during 2022.
Under the Oak Street notes, the Company is subject to certain covenants as defined in the agreements. As of September 30, 2023, the Company was in compliance with all such covenants. As of December 31, 2022, the Company did not meet a certain debt service coverage ratio and subsequently received a waiver from Oak Street for such covenant violation.
The minimum calendar year payments and maturities of the Oak Street notes as of September 30, 2023, were as follows:
2023	$567,786
2024	2,418,230
2025	2,702,207
2026	3,011,895
2027	3,357,076
Thereafter	9,977,866
Total	$22,035,060

6.
PROMISSORY NOTES — AFFILIATES

On November 30, 2017, WMS issued subordinated promissory notes in the aggregate principal amount of $3,565,738 to certain sellers in connection with the acquisition of the PKSH Entities. Interest on the notes accrues at a rate of 10% annually and is payable at maturity. The notes matured on May 17, 2023 and are currently extended per agreement until such time as the closing of the Business Combination (See Note 12 —  Business Combination).
Additionally, in connection with the acquisition of the PKSH Entities, the Company agreed to pay contingent consideration in the amount of $5,000,000 to certain sellers. The conditions related to this were met on November 30, 2018, and thus the notes have been issued to the sellers. These subordinated promissory notes had a maturity date of May 30, 2023, and accrue interest at 10% annually. The unpaid principal and all accrued interest become due upon maturity. The maturity date of these notes are currently extended per agreement until such time as the closing of the Business Combination (See Note 12 — Business Combination).
As of September 30, 2023, and December 31, 2022, the amount of principal and accrued interest related to these promissory notes is $12,063,312 and $11,605,998, respectively. Related interest for the three and nine months ended September 30, 2023 was $111,572 and $457,314, respectively. Related interest for the three and nine months ended September 30, 2022 was $175,737 and $521,479, respectively.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7.
DUE TO MEMBERS

The Company has entered into promissory notes with certain of its members to provide for working capital. As of September 30, 2023, and December 31, 2022, the amounts outstanding under these notes is $5,057,232 and $4,725,463, respectively. The notes bear interest at the rate of 10% and are due on demand. Related interest for the three and nine months ended September 30, 2023 was $118,128 and $331,769, respectively. Related interest for the three and nine months ended September 30, 2022 was $108,818 and $420,397, respectively.

8.
COMMITMENTS AND CONTINGENCIES

Litigation
Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.
If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the accompanying consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed.
There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.
The Company is a defendant or respondent in various pending and threatened arbitrations, administrative proceedings and lawsuits seeking compensatory damages. Claim amounts are infrequently indicative of the actual amounts the Company will be liable for, if any. Many of these claimants also seek, in addition to compensatory damages, punitive or treble damages, and all seek interest, costs and fees. These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and the ultimate outcome of these matters cannot be determined at this time.
In many lawsuits, arbitrations, and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect management’s estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter.
Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, management cannot predict with certainty the eventual loss or range of loss related to such matters. Awards ultimately paid, if any, may be covered by the Company’s errors and omissions insurance policy.
Indemnification
The activities of the Company’s customers are transacted on either a cash or margin basis through the facilities of its clearing broker. In margin transactions, the clearing broker extends credit to the customers, subject to various regulatory and margin requirements, collateralized by cash and securities in the customer’s account. In connection with these activities, the clearing broker may also execute and clear customer transactions involving the sale of securities not yet purchased.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8.
COMMITMENTS AND CONTINGENCIES (continued)

These transactions may expose the Company to significant off-balance sheet risk in the event margin requirements are not sufficient to fully cover losses which the customers may incur. In the event the customers fail to satisfy their obligations to the clearing broker, the Company may be required to compensate the clearing broker for losses incurred on behalf of the customers.
The Company, through its clearing broker, seeks to control the risk associated with its customers’ activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines.
As of September 30, 2023, and December 31, 2022, management of the Company had not been notified by any clearing brokers, nor were they otherwise aware of any potential losses relating to this indemnification.

9.
MEMBERS’ EQUITY

Incentive units
The Company authorized a class of units designated as Incentive Units. As of September 30, 2023, and December 31, 2022, no Incentive Units have been issued.
Voting Rights — Incentive Units will generally have no voting rights, except as required by law.
Profit interest — Incentive Units constitute an interest in the profits of the Company. All Incentive Units received by a service provider are received in exchange for the provision of services by the service provider for the benefit of the Company.
Call Right — At any time prior to the consummation of a Qualified Public Offering or a Change of Control, following the termination of employment or other engagement of any service provider with the Company, the Company may, at its election, require the service provider to sell to the Company all or any portion of such service provider’s Incentive Units at the following respective purchase prices:
For any Incentive Units that have not vested pursuant to the terms of the incentive plan or any award agreement (“Restricted Incentive Units”), under all circumstances of termination, a price equal to the lesser of their fair market value and their initial cost (the “Cause Purchase Price”).
For any Incentive Units that have vested pursuant to the terms of the incentive plan or any associated award agreement (“Unrestricted Incentive Units”), the Cause Purchase Price, in the event of:

•
Service provider is terminated with cause; or

•
Service provider resigns without good reason

For the Unrestricted Incentive Units, a price equal to their fair market value, in the event of:

•
Service provider is terminated without cause

•
Service provider resigns for good reason

•
Service provider resigns for any reason after 5 years

•
Death or disability

Put Right — At any time prior to the consummation of a Qualified Public Offering or a Change of Control, if a service provider’s employment or other engagement with the Company is terminated as a result of such service provider’s death or disability, and the Company has not delivered a repurchase notice within ninety (90) days of such termination, then, subject to certain other provisions, such

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.
MEMBERS’ EQUITY (continued)

service provider may elect to sell to the Company all or any percentage of the Unrestricted Incentive Units held by such Person at a price equal to the fair market value of such Unrestricted Incentive Units as of the date of termination.
Class A Preferred Units
The Company authorized a class of units designated as Class A Preferred Units. As of September 30, 2023 and December 31, 2022, no Class A Preferred Units have been issued.
Voting Rights — Units of Class A Preferred Units will generally have no voting rights, except as required by law.
Pre-Emptive Rights — Units of Class A Preferred Units will have the right to purchase their applicable pro rata portion of any new securities that the Company may from time to time propose to issue or sell to any party after the consummation of a Qualified Public Offering, as defined.
Protective Provisions — For as long as the Class A Preferred Units are outstanding, the holders will be afforded certain protection provisions pursuant to the warrant holders’ rights agreement. (See Note 4 — Fair Value). The warrants were redeemed with the refinance at the then stated fair value.
Class B Preferred Units
The Company authorized a class of units designated as Class B Preferred Units. As of September 30, 2023 and December 31, 2022, 277,364 Class B Preferred Units have been issued and are outstanding at a value of $2,773,638. Effective September 4, 2023, the Company entered into an agreement with the holder of the Class B Preferred Units whereby beginning on September 30, 2023 monthly payments in the amount of $61,676 (inclusive of the principal and the yield) will be made to the Class B Preferred Unit holders. The payment of the Class B Preferred Units are intended to be completed no later than eighteen months from the date or the agreement or upon the consummation of the contemplated Business Combination as disclosed in Note 12 — Business Combination.
Voting Rights — Units of Class B Preferred Units will generally have no voting rights, except as required by law, and except that the affirmative vote of the holders of a majority of the then outstanding units of Class B Preferred Units is required to authorize the issuance of any units that are senior in any respect to the Class B Preferred Units.
Pre-Emptive Rights — Units of Class B Preferred Units will have the right to purchase their applicable pro rata portion of any new securities that the Company may from time to time propose to issue or sell to any party between the date issuance and the consummation of a Qualified Public Offering, as defined.
Conversion — Each unit of Class B Preferred Units are convertible into Common Units (subject to adjustment as provided in the related operating agreements, rights and limitations) at any time at the option of the holder at a conversion price equal to (a) if the conversion notice date is on or prior to the date that is 6 months after the closing date, the result of $10,172,877 divided by the number of Common Units outstanding as of the conversion notice date. Or (b), if the conversion notice date is after the date that is 6 months after the closing date, the result of (x) enterprise value less net debt less aggregate Class B Preferred unreturned capital value of all outstanding Class B Preferred Units as of the measurement date (all as defined) divided by (y) the number of Common Units as of the conversion notice date. The Class B Preferred Units are convertible up to only an aggregate of 10% of the fully diluted outstanding equity interests of WMS.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.
MEMBERS’ EQUITY (continued)

Redemption — The Class B Preferred Units are redeemable upon a change in control, the termination of employment of the holder or upon exercise by the holder on the third anniversary of the instrument. The redemption price of a Class B Preferred Unit shall be equal to the sum of (x) the Class B preferred yield in respect of such Class B Preferred Unit and the Class B Preferred capital value, (all as defined) less (y) the aggregate amount of all distributions made by the Company in respect of such Class B Preferred Unit.
Preferred Yield — The Class B Preferred Units are entitled to a cumulative preferred yield of 2.06% per annum, compounded quarterly, on the sum of (a) the Class B Preferred Unit unreturned capital value and (b) the Class B Preferred unpaid yield accumulated for all prior quarterly compounding periods. During the period ended September 30, 2023, the cumulative yield in the amount of $340,424 was paid.
Common Units
The Company authorized a class of units designated as Common Units, which have voting rights. As of September 30, 2023 and December 31, 2022, there are 1,325,433 Common Units issued and outstanding at a value of $12,298,991.
Priority of Distributions
The priority of distributions after making any required tax advances is as follows:

1.
Pro rata to the holders of Class A Preferred Units on a fully diluted basis in an amount equal to the product of (a) the aggregate distribution amount; times (b) this group’s fully diluted membership interest expressed as a percentage of the overall fully diluted membership interest;

2.
Pro rata to the holders of Class B Preferred Units in an amount equal to any unpaid cumulative preferred yield;

3.
Pro rata to the holders of Class B Preferred Units in an amount equal to any unreturned capital contribution;

4.
Pro rata to the holders of Common Units in an amount equal to any unreturned capital contribution;

5.
Pro rata to the holders of Common Units and Incentive Units in an amount equal to any remainder.

10.
NET CAPITAL REQUIREMENTS

The Company operates three registered broker-dealers that are subject to the SEC Uniform Net Capital Rule (Rule 15c3-1). This requires the Company to maintain certain minimum net capital requirements. As of September 30, 2023 and December 31, 2022, all broker-dealers had net capital in excess of the required minimums.

11.
CREDIT RISK AND CONCENTRATIONS

Financial instruments that subject the Company to credit risk consist principally of receivables and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its counterparties and, based upon factors surrounding the credit risk of its counterparties, establishes an allowance for uncollectible accounts and, consequently, believes that its receivables credit risk exposure beyond such allowances is limited.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12.
BUSINESS COMBINATION AGREEMENT

On July 7, 2022, Kingswood Acquisition Corp., a Delaware corporation (“KWAC”), Binah Capital Group, Inc., a Delaware corporation and wholly-owned subsidiary of KWAC (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and the Company, entered into an agreement and plan of merger (the “Merger Agreement”).
Holdings, Kingswood Merger Sub and Wentworth Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Merger Agreement. Holdings is a wholly-owned direct subsidiary of KWAC and both Kingswood Merger Sub and Wentworth Merger Sub are wholly-owned direct subsidiaries of Holdings. Pursuant to the Merger Agreement, at closing, each of the following transactions will occur in the following order: (i) Kingswood Merger Sub will merge with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (the “Kingswood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into the Company (the “Wentworth Merger”), with the Company surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger,
Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company all of the common units of the Surviving Company directly held by Holdings after the Kingswood Merger (the “Holdings Contribution”), such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company (the Kingswood Merger and the Wentworth Merger, together with the other transactions related thereto, the “Business Combination”).
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KWAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Holdings will represent a continuation of the financial statements of the Company with the business combination treated as the equivalent of the Company issuing shares for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company in future reports of Holdings.
Exchange Listing
The KWAC Class A Common Stock and KWAC Public Warrants are currently listed on the OTC Exchange under the symbols “KWAC” and “KWAC WS,” respectively. Certain of the shares of KWAC Class A Common Stock and KWAC Public Warrants currently trade as KWAC Units consisting of one share of KWAC Class A Common Stock and three-fourths of one redeemable KWAC Public Warrant and are listed on the OTC Exchange under the symbol “KWAC.U.” The KWAC Units will automatically separate into component securities of Holdings upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing the shares of the Holdings Common Stock and Holdings Public Warrants on the NYSE American under the symbols “BCG” and “BCG.W,” respectively, upon the Closing.

13.
SUBSEQUENT EVENTS

The Company evaluated subsequent events that occurred after the balance sheet date up to           , 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Wentworth Management Services, LLC
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial condition of Wentworth Management Services, LLC (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “Consolidated Financial Statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Liquidity and Company Conditions
As discussed in Note 1 to the consolidated financial statements, the Company’s Consolidated Financial Statements have been prepared on a going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, as the Company has accumulated deficit was $19,261,923 and $20,172,254 as of December 31, 2022, and 2021, respectively. The Company’s results from operations resulted in net income of $910,331 and $2,786,821 and cash provided by operating activities of $5,361,925 and $2,526,059 for the years ended December 31, 2022, and 2021, respectively. Management believes that its forecasted cash flows will enable the Company to meet its obligations as they become due in the ordinary course of business for twelve months following the date these consolidated financial statements are available to be issued. Our opinion is not modified with respect to that matter.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) “PCAOB” and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.
We have served as the Company’s auditor since 2021.
/s/ FGMK, LLC
Chicago, Illinois
May 9, 2023

WENTWORTH MANAGEMENT SERVICES LLC
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2022 and 2021
ASSETS
	2022	2021
Assets:
Cash, cash equivalents and restricted cash	$7,848,715	$7,323,179
Receivables:
Commissions receivable	7,944,495	9,636,782
Due from clearing broker	641,727	547,848
Other	1,878,190	2,854,793
Property and equipment, net	1,460,590	2,275,596
Right of use assets	4,523,614	5,856,282
Intangible assets, net	2,158,898	3,140,795
Goodwill	39,838,916	39,838,916
Other assets	2,389,013	2,612,073
TOTAL ASSETS	$68,684,158	$74,086,264
LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$8,904,177	$8,233,699
Commissions payable	11,095,212	12,995,867
Operating lease liabilities	4,527,015	6,390,819
Notes payable, net of unamortized debt issuance costs of $748,643 and $851,904	22,929,147	25,246,438
Promissory notes-affiliates	11,605,998	10,908,782
Due to members	4,725,463	4,099,213
TOTAL LIABILITIES	63,787,012	67,874,818
Members’ equity	4,897,146	6,211,446
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$68,684,158	$74,086,264
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021
	2022	2021
Revenues:
Revenue from Contracts with Customers:
Commissions	$149,296,733	$148,840,233
Advisory fees	23,106,947	18,437,389
Total Revenue from Contracts with Customers	172,403,680	167,277,622
Interest and other income	6,446,243	4,181,465
Total revenues	178,849,923	171,459,087
Expenses:
Commissions and fees	145,651,341	139,021,006
Employee compensation and benefits	14,227,307	15,970,307
Rent and occupancy	949,738	2,012,813
Professional fees	6,076,534	3,006,280
Technology fees	1,892,446	2,593,274
Interest	3,318,239	2,874,282
Depreciation and amortization	1,522,899	1,636,513
Other	3,721,456	2,339,239
Total expenses	177,359,958	169,453,714
Income before provision (benefit) for income taxes	1,489,965	2,005,373
Provision (benefit) for income taxes	579,634	(781,448)
Net income	$910,331	$2,786,821
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021
	Common		Class B Preferred		Capital	Accumulated Deficit	Total Members’ Equity
	Units	Amount	Units	Amount
Balance January 1, 2021	1,325,433	$12,298,991	277,364	$2,773,638	$13,189,159	$(22,959,075)	$5,302,713
Class B Preferred conversion to Common	—	—	—	—	—	—	—
Contribution of capital	—	—	—	—	350,925	—	350,925
Distribution of capital	—	—	—	—	(2,229,013)	—	(2,229,013)
Net Income	—	—	—	—	—	2,786,821	2,786,821
Balance December 31, 2021	1,325,433	12,298,991	277,364	2,773,638	11,311,071	(20,172,254)	6,211,446
Distribution of capital					(2,224,631)		(2,224,631)
Net Income						910,331	910,331
Balance December 31, 2022	1,325,433	$12,298,991	277,364	$2,773,638	$9,086,440	$(19,261,923)	$4,897,146
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021
	2022	2021
Cash Flows From Operating Activities
Net income	$910,331	$2,786,821
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,522,899	1,636,513
Deferred income taxes	572,600	(1,227,300)
Amortization of debt issuance costs	103,261	103,261
Non-cash lease expense	660,416	259,910
Accrued interest – promissory notes-affiliates	697,216	697,216
Accrued interest – due to members	490,950	170,051
Forgiveness of PPP Loan	—	(764,500)
Loss on disposal of property and leasehold improvements	81,980	—
Changes in operating assets and liabilities:
Due from clearing broker	(93,879)	94,500
Commissions receivable	1,692,287	(1,788,893)
Other receivables	976,603	(1,917,633)
Other assets	(349,539)	460,055
Accounts payable and accrued expenses	670,478	1,322,569
Commissions payable	(1,900,655)	872,511
Other changes, net	—
Operating lease liabilities	(673,026)	(179,022)
Net Cash Provided By Operating Activities	5,361,922	2,526,059
Cash Flows From Investing Activities
Purchases of property and equipment	(326,503)	(422,880)
Cash paid in connection with the acquisition of World Equity Group, net of cash acquired	—	(4,570,193)
Net Cash Used In Investing Activities	(326,503)	(4,993,073)
Cash Flows From Financing Activities
Capital lease borrowings	—
Borrowings under note payable	—	4,250,000
Repayment – notes payable	(2,420,552)	(2,340,929)
Proceeds from borrowings from members	135,300	3,070,562
Contribution of capital	—	350,925
Distribution of capital	(2,224,631)	(2,229,013)
Net Cash (Used In) Provided By Financing Activities	(4,509,883)	3,101,545
Net Change in Cash, Cash Equivalents and Restricted Cash	525,536	634,531
Cash, Cash Equivalents and Restricted Cash – Beginning of Year	7,323,179	6,688,648
Cash, Cash Equivalents and Restricted Cash – End of Year	$7,848,715	$7,323,179
Cash Paid During the Year for:
Interest	$2,634,023	$2,069,623
Income taxes	$338,000	$—
The accompanying notes are an integral part of these consolidated financial statements.

WENTWORTH MANAGEMENT SERVICES LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.
ORGANIZATION AND NATURE OF BUSINESS

Wentworth Management Services LLC (the “Company” or “WMS”) is a limited liability company organized under the laws of the State of Delaware in March 2016. WMS is a holding company of multiple businesses that operate in the financial services industry as follows:
•
PKS Holdings, LLC (“PKSH”) maintains offices in Albany, New York, and branch offices throughout the United States of America, and includes the following entities (collectively, the “PKSH Entities”):

•
Purshe Kaplan Sterling Investments, Inc. (“PKSI”), incorporated in the State of New York, is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investors Protection Corporation (“SIPC”).

•
PKS Advisory Services, LLC (“PKSA”), a New York limited liability company, is an investment advisory firm, registered with the SEC, which provides advisory services to clients.

•
PKS Financial Services, Inc. (“PKSF”), incorporated in the State of New York, is an insurance entity providing financial services to clients.

•
Representatives Indemnity Company, Inc. (“Repco”), incorporated in the British Virgin Islands, holds a general business insurance license for the purpose of providing professional liability insurance coverage for affiliated entities under WMS.

•
Cabot Lodge Securities LLC maintains offices in New York, New York and branch offices throughout the United States of America and includes the following entities:

•
Cabot Lodge Securities, LLC (“CLS”), incorporated in the State of Delaware, is a broker-dealer registered with the SEC and is a member of FINRA and SIPC.

•
CL Wealth Management, LLC (“CLWM”), incorporated in the State of Virginia, is a SEC registered investment advisor.

•
Wentworth Financial Partners (“WFP”) (f/k/a CL General Agency), incorporated on September 5, 2018, in the State of Delaware, is an insurance agency.

•
Michigan Securities, Inc. (“MSI”) maintains offices in Albany, New York and includes the following entities:

•
MSI, (d/b/a as Broadstone Securities, Inc., “Broadstone”), incorporated in the State of Michigan, is a financial services firm, and is a broker-dealer registered with the SEC and is a member of FINRA.

•
Michigan Advisors, Inc., (“MAI”) incorporated in the State of Michigan, was a SEC registered investment advisor. MAI withdrew its registration in September 2021.

•
Insurance Audit Agency, Inc. (“IAA”), incorporated in the state of Michigan, is an insurance agency.

On May 17, 2021, the Company acquired 100% of the equity interests of World Equity Group, Inc. (“WEG”) (See Note 3 — Business Combinations). The acquisition was made to enhance the Company’s position in the Midwest. WEG maintains offices in Arlington Heights, Illinois and has branch offices throughout the United States of America. WEG is incorporated in the State of Illinois, is a broker-dealer and is a registered investment advisor registered with the SEC and is a member of FINRA and SIPC.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of WMS and its wholly-owned subsidiaries. Significant intercompany transactions and accounts have been eliminated in consolidation.
Liquidity and Company Conditions
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. The Company’s accumulated deficit as of December 31, 2022 and 2021, is $19,261,923 and $20,172,254, respectively. The Company’s results from operations for the years ended December 31, 2022 and 2021, resulted in net income of $910,331 and $2,786,821, respectively and cash provided by operating activities of $5,361,925 and $2,526,059, respectively. Management believes that its forecasted cash flows will enable the Company to meet its obligations as they become due in the ordinary course of business for twelve months following the date these consolidated financial statements are available to be issued.
Use of Estimates and Assumptions
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the useful lives of property and equipment, valuation and impairment of intangible assets and deferred income taxes, allowance for credit losses, accruals for liabilities and accounting for business combinations.
Revenue Recognition
Revenues from contracts with customers are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. For additional information see Note 4 — Revenues From Contracts with Customers.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist primarily of cash on deposit and money market funds, all of which have original maturities of three months or less.
Restricted cash represents cash held by the Company’s lender related to its credit facility. As of December 31, 2022 and 2021, restricted cash amounted to $379,500 and $377,500, respectively.
The Company regularly maintains cash and cash equivalents that exceed federal deposit insurance corporation limits. The Company has not experienced any losses and does not believe it is exposed to any significant credit risk from cash.
Receivables
Receivables, which amounted to approximately $10.0 and $9.3 million as of January 1, 2022 and 2021, respectively, represent amounts due to the Company from its clearing broker, clients, and financial institutions. Receivables consists of unconditional amounts due for services rendered and are reported at amortized costs. All receivables are uncollateralized.
Financial Instruments — Credit Losses.   The Company accounts for estimated credit losses on financial assets measured at an amortized cost basis and certain off-balance sheet credit exposures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 326-20, Financial Instruments-Credit Losses. FASB ASC 326-20 requires the Company to estimate expected credit losses over the life of its financial assets and certain off-balance sheet exposures as of the reporting date based on relevant information about past events, current conditions, and reasonable and supportable forecasts. The Company records the estimate of expected credit losses as an allowance for credit losses. For financial assets measured at an amortized cost basis the allowance for credit losses is reported as a valuation account on the balance sheet that adjusts the asset’s amortized cost basis. Changes in the allowance for credit losses are report in credit loss expense, if applicable. Management believes its risk of loss on currently recorded receivables is minimal and accordingly an allowance for credit losses has been recorded as of December 31, 2022, December 31, 2021, and January 1, 2021 in the amount of $200,000.
Property and Equipment, net
Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets once the asset is placed in service, which range from 2 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.
The Company reviews property and equipment for impairments whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. No impairment occurred for the years ended December 31, 2022 and 2021.
Business Combinations
When acquiring companies that qualify as a business, the Company recognizes separately the assets acquired and the liabilities assumed at their acquisition date estimated fair values. Goodwill as of the acquisition dates is measured as the excess of consideration transferred and the net of the acquisition date estimated fair values of the assets acquired and the liabilities assumed. While the Company uses it best estimates and assumptions as a part of the purchase price allocation process to accurately value the assets acquired and liabilities assumed at the acquisition date, these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statement of operations.
Accounting for business combinations requires the Company’s management to make significant estimates and assumptions with respect to intangible assets, liabilities assumed and pre-acquisition contingencies. These assumptions are based in part on historical experience, market data and information obtained from the management of the acquired companies.
Goodwill and Other Intangible Assets
Goodwill and other indefinite-lived intangible assets are tested annually for impairment or if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinitely lived intangible assets is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. An impairment loss will be recognized if a reporting unit’s carrying amount exceeds its fair value, to the extent that it does not exceed the total carrying amount of goodwill. No impairment of goodwill or other indefinite-lived intangible assets was recognized for the years ended December 31, 2022 and 2021.
Intangible assets that are deemed to have definite lives are amortized over their useful lives, generally ranging from 5 to 10 years. They are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value.

There was no impairment of definite-lived intangible assets recognized for the years ended December 31, 2022 and 2021. See Note 8 — Intangible Assets and Goodwill, for additional information regarding the Company’s goodwill and other intangible assets.
Debt Issuance Costs
Debt issuance costs are capitalized and amortized as additional interest expense over the expected term of the related debt agreement. Debt issuance costs are presented as a direct reduction from the carrying amount of the related debt liability.
Leases
The Company accounts for its leases in accordance with FASB ASC 842 — Leases. The Company is a lessee in several noncancelable operating leases for office space. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and right of use (“ROU”) asset at the commencement date of the lease.
ROU assets.   A lessee’s ROU asset is measured at the commencement date at the amount of the initially measured lease liability plus any lease payments made to the lessor before or at the commencement date, minus any lease incentives received; plus any initial direct costs. Unless impaired, the ROU asset is subsequently measured throughout the lease term at the amount of the lease liability (that is, present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease cost for lease payments is recognized on a straight-line basis over the lease term.
Lease Liabilities.   A lease liability is measured based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate and are measured using the index or rate at the commencement date. Lease payments, including variable payments based on an index rate, are remeasured when any of the following occur: (1) the lease is modified (and the modification is not accounted for as a separate contract), (2) certain contingencies related to the variable lease payments are resolved, or (3) there is a reassessment of any of the following: the lease term, purchase options or amounts that are probable of being owed under a residual value guarantee. The discount rate is the implicit rate if it is readily determinable; otherwise, the Company uses its incremental borrowing rate. The implicit rates of the Company’s leases are not readily determinable; accordingly, the Company uses it incremental rate based on the information available at the commencement date for each lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company determines its incremental borrowing rates by starting with the interest rates on its recent borrowings and other observable market rates and adjusting those rates to reflect the differences in the amount collateral and the payment terms of the leases.
Accounting policy election for short-term leases.   The Company has elected, for all underlying classes of assets, to not recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement, and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company recognizes lease cost associated with its short-term leases on a straight-line basis over the lease term.
See Note 12-Leases for additional information.
Income Taxes
WMS is treated as a partnership for income tax purposes and therefore not subject to federal taxes. The Company is subject to certain state, and local income taxes.
The PKSH and the Cabot Lodge entities and WEG are taxable entities and are subject to federal, state, and local income taxes. Therefore, these consolidated financial statements include an income tax provision for the taxable entities only. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company periodically evaluates deferred tax assets, net operating loss carryforwards and tax credit carryforwards to determine their recoverability based primarily on the Company’s ability to generate future taxable income. A valuation allowance has been established to reduce deferred tax assets, if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.
The Company accounts for taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, the Company must recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.
Contingent Liabilities
The Company recognizes liabilities for contingencies when there is an exposure that, when fully analyzed, indicates potential losses become probable and can be reasonably estimated. Whether a potential loss is probable and can be reasonably estimated is based on currently available information and is subject to significant judgment, a variety of assumptions and uncertainties.
When a potential loss is probable and the loss or range of loss can be estimated, the Company will accrue the most likely amount within that range. No liability is recognized for those matters which, in management’s judgment, the determination of a reasonable estimate of potential loss is not possible, or for which a potential loss is not determined to be probable.
The determination of these liability amounts requires significant judgment on the part of management. See Note 14 — Commitments and Contingencies for additional information.
Recently Issued or Adopted Accounting Pronouncements
There are no recently issued accounting pronouncements that would materially impact the Company’s consolidated financial statements and related disclosures. There are no new accounting pronouncements adopted during the years ended December 31, 2022 and 2021 that materially impacted the Company’s consolidated financial statements and related disclosures.
3.
BUSINESS COMBINATIONS

On May 17, 2021, the Company acquired 100% of the equity interests of WEG.

The following table summarizes the consideration paid for the acquisition and the amounts of the assets acquired and liabilities assumed as well as the fair value of the controlling interest in WEG:
ASSETS
Cash	$1,199,527
Commissions receivables	10,480
Due from clearing broker	56,709
Other receivables	47,130
Right of use asset	228,090
Property and equipment	50,311
Other assets	175,000
1,767,247
LIABILITIES
Accounts payable, accrued expenses and other liabilities	136,940
Commissions payable	500,476
Operating lease liability	228,571
Paycheck Protection Program note payable	764,500
1,630,487
Net assets acquired	136,760
Purchase price	5,769,720
Goodwill	$5,632,960
The amount of WEG’s revenue and earnings included in the Company’s consolidated income statement for the year ended December 31, 2021 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2021 were as follows:
	Revenue	Net Income (Loss)
Actual for the period from May 17, 2021 through December 31, 2021	$19,256,026	$357,095
Supplemental pro forma for the period from January 1, 2021 through December 31, 2021	$34,496,050	$(87,764)
The revenue and earnings of the combined entity had the acquisition date been January 1, 2021 was as follows:
	Revenue	Net Income (Loss)
Supplemental pro forma for the period from January 1, 2021 through December 31, 2021	$186,699,111	$2,341,962

4.
REVENUES FROM CONTRACTS WITH CUSTOMERS

Revenues from contracts with customers are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Revenues are analyzed to determine whether the Company is the principal (i.e., reports revenues on a gross basis) or agent (i.e., reports revenues on a net basis) in the contract. Principal or agent designations depend primarily on the control an entity has over the product or service before control is transferred to a customer. The indicators of which party exercises control include primary responsibility over performance obligations, inventory risk before the good or service is transferred and discretion in establishing the price.

Commissions
Commission revenues represent sales commissions generated by advisors for their clients’ purchases and sales of securities on exchanges and over-the-counter, as well as purchases of other investment products. The Company views the selling, distribution and marketing, or any combination thereof, of investment products to such clients as a single performance obligation to the product sponsors.
The Company is the principal for commission revenues, as it is responsible for the execution of the clients’ purchases and sales and maintains relationships with the product sponsors. Advisors assist the Company in performing its obligations. Accordingly, total commission revenues are reported on a gross basis.
The Company generates two types of commission revenues: sales-based commissions that are recognized at the point of sale on the trade date and trailing commissions that are recognized over time as earned. Sales-based commission revenues vary by investment product and are based on a percentage of an investment product’s current market value at the time of purchase. Trailing commission revenues are generally based on a percentage of the current market value of clients’ investment holdings in trail-eligible assets, and are recognized over the period during which services, such as ongoing support, are performed. As trailing commission revenues are based on the market value of clients’ investment holdings, the consideration is variable, and an estimate of the variable consideration is constrained due to dependence on unpredictable market impacts. The constraint is removed once the investment holdings value can be determined.
Advisory Fees
Advisory fees represent fees charged to advisors’ clients’ accounts on the Company’s corporate advisory platform. The Company provides ongoing investment advice, brokerage and execution services on transactions, and performs administrative services for these accounts. This series of performance obligations transfers control of the services to the client over time as the services are performed. These revenues are recognized ratably over time to match the continued delivery of the performance obligations to the client over the life of the contract. The advisory revenues generated from the Company’s corporate advisory platform are based on a percentage of the market value of the eligible assets in the clients’ advisory accounts. As such, the consideration for these revenues is variable and an estimate of the variable consideration is constrained due to dependence on unpredictable market impacts on client portfolio values. The constraint is removed once the portfolio value can be determined.
The Company provides advisory services to clients on its corporate advisory platform through the advisor. The Company is the principal in these arrangements and recognizes advisory revenues on a gross basis, as the Company is responsible for satisfying the performance obligations and has control over determining the fees.
The following table presents total revenues from contracts with customers disaggregated by investment product for the years ended December 31:
Revenue From Contracts With Customers	2022	2021
Variable annuities and other insurance commissions	$104,700,245	$103,048,755
Mutual fund commissions	19,688,061	22,124,248
Securities commissions	12,588,515	13,035,359
Alternative investment commissions	12,319,912	10,631,871
Advisory fees	23,106,947	18,437,389
Total Revenue From Contracts With Customers	$172,403,680	$167,277,622

The following tables presents sales-based and trailing revenues disaggregated by product category for the years ended December 31,:
Sales-based (Point in time)	2022	2021
Variable annuities and other insurance commissions	$53,530,287	$45,831,080
Mutual fund commissions	5,622,869	6,340,516
Securities commissions	12,588,515	13,035,359
Alternative investment commissions	12,246,267	10,519,509
Total sales-based revenues	$83,987,939	$75,726,464
Trailing (Over time)	2022	2021
Variable annuities and other insurance commissions	$51,169,958	$57,217,675
Mutual fund commissions	14,065,192	15,783,732
Advisory fees	23,106,947	18,437,389
Alternative investment commissions	73,644	112,362
Total trailing revenues	$88,415,741	$91,551,158
Total Revenue From Contracts With Customers	$172,403,680	$167,277,622
Contract Balances
The timing of revenue recognition may differ from the timing of payment by the Company’s customers. The Company records a receivable when revenue is recognized prior to payment and there is an unconditional right to payment. The Company records a contract asset when the Company has recognized revenue prior to payment but the Company’s right to payment is conditional on something other than the passage of time. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenues (a contract liability) until the performance obligations are satisfied. As of December 31, 2022 and 2021, the Company had receivables from contracts with customers totaling approximately $8.0 million and $10.0 million, respectively. The opening balance of receivables from contracts with customers was approximately $8.6 million as of January 1, 2021, respectively. As of December 31, 2022, December 31, 2021 and January 1, 2021, the Company had no liabilities from contracts with customers.
Interest Income
The Company earns interest income from client margin accounts and cash equivalents, net of operating expense. This revenue is not generated from contracts with customers.
Other Income
During the year ended December 31, 2021, income from the forgiveness of all Paycheck Protection Program (“PPP”) loans was recognized and recorded as other income in the accompanying consolidated statement of operations. Additionally, during the year ended December 31, 2022, the Company received marketing and sponsorship income which is included as other income on the accompanying consolidated statement of operations.
5.
DUE FROM CLEARING BROKER AND CLEARING DEPOSIT

PKSI, CLS and WEG clear customer transactions through a clearing broker and, therefore, they operate pursuant to exemptions contained in Rule 15c3-3 of the Securities and Exchange Act of 1934. As of December 31, 2022 and 2021 , clearing deposits, which are included in other assets on the consolidated statement of financial condition and receivables due from clearing brokers is as follows:

	2022		2021
Entity	Clearing Deposit	Due from Clearing Broker	Clearing Deposit	Due from Clearing Broker
PKSI	$325,669	$406,019	$175,000	$440,505
CLS	180,000	155,281	180,000	82,324
WEG	175,000	80,427	175,000	25,019
Total	$680,669	$641,727	$530,000	$547,848

6.
FAIR VALUE

FASB ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes the following hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value:
•
Level 1 — Inputs use quoted unadjusted prices in active markets for identical assets or liabilities that the Company can access.

•
Level 2 — Fair value measurements use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•
Level 3 — Inputs that are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. The inputs or methodology used for valuing assets and liabilities are not necessarily an indication of the risk associated with investing in those assets and liabilities.

Certain financial instruments are carried at cost on the statement of financial condition, which approximates fair value due to their short-term, highly liquid nature. These instruments are classified as Level 1. The carrying value of debt approximates their fair value since the interest rates on these obligations represent current market rates.
Assets acquired and liabilities assumed in business combinations are measured at fair value on the closing date.
7.
PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of December 31, 2022 and 2021:
	2022	2021
Computer hardware	$2,600,953	$2,299,089
Office furniture and equipment	1,009,956	1,073,245
Leasehold improvements	44,230	763,674
	3,655,139	4,136,008
Less: accumulated depreciation and amortization	(2,194,549)	(1,860,412)
Property and equipment, net	$1,460,590	$2,275,596
Depreciation and amortization expense related to property and equipment amounted to $522,774 and $617,929 for the years ended December 31, 2022 and 2021, respectively. During the year ended December 31, 2022, the Company wrote-off approximately $607,000 of certain office furniture, equipment and leasehold improvements related to the termination of an office lease (See Note 12 — Leases).

8.
INTANGIBLE ASSETS AND GOODWILL

Intangible Assets
The components of intangible assets were as follows as of December 31, 2022:
Definite-lived intangible assets:
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Policies and procedures library	5 years	$2,200,000	$2,200,000	$—
Developed technology	7 years	1,600,000	1,161,928	438,072
Trade name	10 years	3,500,013	1,779,187	1,720,826
Total		$7,300,013	$5,141,115	$2,158,898
The components of intangible assets were as follows as of December 31, 2021:
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Policies and procedures library	5 years	$2,200,000	$1,796,683	$403,317
Developed technology	7 years	1,600,000	933,352	666,648
Trade name	10 years	3,500,013	1,429,183	2,070,830
Total		$7,300,013	$4,159,218	$3,140,795
Amortization expense related to intangible assets amounted to $981,897 and $1,018,584 for the years ended December 31, 2022 and 2021.
As of December 31, 2022, the estimated future amortization expense for intangible assets over the next five years and thereafter is as follows:
2023	578,580
2024	559,500
2025	350,004
2026	350,004
2027	320,810
$2,158,898
Goodwill
For the years ended December 31, 2022 and 2021, the Company recorded $0 and $5,632,960 in goodwill, respectively in connection with acquisitions. A summary of the activity in goodwill is presented below:
Balance, December 31, 2020	$34,205,956
Goodwill acquired	5,632,960
Balance, December 31, 2021	$39,838,916
Goodwill acquired	—
Balance, December 31, 2022	$39,838,916

9.
DEBT

On April 2, 2020, the Company entered into a debt facility with Oak Street Funding LLC (“Oak Street”) in the amount of $25,000,000. This note payable bears interest at the prime rate (“Prime”) (7.50%

as of December 31, 2022) plus 2.25% and has a 10-year term and a 3-month interest only repayment provision. As of December 31, 2022 and 2021, the outstanding balance of the Oak Street note, net of unamortized debt issuance costs was $19,484,607 and $22,038,330, respectively.
On April 25, 2021, the Company entered into an additional credit agreement with Oak Street in the amount of $4,100,000 related to the acquisition of WEG (“WEG Note”). This note payable bears interest at Prime plus 2.25% and has a 10-year term. As of December 31, 2022 and 2021, the outstanding balance of the WEG note, net of unamortized debt issuance costs was $3,444,540 and $3,850,752, respectively.
On May 28, 2021, the Company entered into a third credit agreement with Oak Street in the amount of $150,000. This note agreement matured on June 25, 2022 and bore interest at Prime plus 2.25%. As of December 31, 2021, the outstanding balance of this note, net of unamortized debt issuance costs was $75,750. This note was paid in full during 2022.
Under the Oak Street notes, the Company is subject to certain covenants as defined in the agreements. The Company has obtained a waiver related to not meeting a certain debt service coverage ratio as of December 31, 2022. For the year ended December 31, 2021, the Company was in compliance with all debt covenants.
The minimum calendar year payments and maturities of the Oak Street notes as of December 31, 2022 are as follows:
2023	2,619,716
2024	2,766,330
2025	2,927,858
2026	3,095,366
2027	3,272,456
Thereafter	8,996,064
23,677,790

10.
PROMISSORY NOTES — AFFILIATES

On November 30, 2017, WMS issued subordinated promissory notes in the aggregate principal amount of $3,565,738 to certain sellers in connection with the acquisition of the PKSH Entities. Interest on the notes accrues at a rate of 10% annually and is payable at maturity. The notes mature on May 17, 2023.
Additionally, in connection with the acquisition of the PKSH Entities, the Company agreed to pay contingent consideration in the amount of $5,000,000 to certain sellers. The conditions related to this contingency were met on November 30, 2018, and thus the notes have been issued to the sellers. These subordinated promissory notes have a maturity date of May 30, 2023, and accrue interest at 10% annually. The unpaid principal and all accrued interest become due upon maturity.
As of December 31, 2022, and 2021, the amount of principal and accrued interest related to these promissory notes is $11,605,998 and $10,908,782, respectively. Related interest expense was approximately $700,000 for each of the years ended December 31, 2022 and 2021.
11.
DUE TO MEMBERS

The Company has entered into promissory notes with certain of its members to provide for working capital. As of December 31, 2022 and 2021, the amounts understanding these notes is $4,725,463 and $4,099,213, respectively. The notes bear interest at the rate of 10% and are due on demand. For the years ended December 31, 2022 and 2021 interest expense related to these notes amounted to $483,817 and $170,051, respectively.
12.
LEASES

The Company has obligations as a lessee for office space with initial noncancelable terms in excess of one year. The Company classifies these leases as operating leases. These leases generally contain renewal options for periods ranging from 2 to 10 years. Because the Company is not reasonably certain to exercise these renewal options, the optional periods are not included in determining the lease term, and associated payments under these renewal options are excluded from lease payments used to determine the lease liability. The Company’s leases do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments plus, for many of the Company’s leases, variable payments. The Company’s office space leases require it to make variable payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine lease liability and are recognized as variable costs when incurred.
The components of lease cost for the years ended December 31, 2022 and 2021 are as follows:
	2022	2021
Operating lease cost	908,240	1,887,894
Variable lease cost	41,498	124,919
Total lease cost	949,738	2,012,813
Total lease cost is included rent and occupancy on the consolidated statement of operations.
Amounts reported in the consolidated statement of financial condition as of December 31, 2022 and 2021 were as follows:
	2022	2021
Operating leases ROU assets	4,523,614	5,856,282
Operating lease liabilities	4,527,016	6,390,819
Other information related to leases as of December 31, 2022 and 2021 was as follows:
Supplemental cash flow information
Cash paid for amounts included in the measurement of lease liabilities:
	2022	2021
Operating leases	$673,024	$179,022
ROU assets obtained in exchange for lease liabilities for the year ended December 31, 2022 and 2021:
Operating leases	$997,744	$—
Reductions to ROU assets and lease liabilities as a result of lease termination:
2022
ROU asset	$1,669,996
Lease liability	$2,188,523
Weighted-average remaining lease term as of December 31, 2022:
Operating leases	8.0 years
Weighted-average discount rate as of December 31, 2022:
Operating leases	5.60%
Amounts disclosed for ROU assets obtained in exchange for lease liabilities and reductions to ROU assets resulting from reductions to lease liabilities include amounts added to or reduced from the carrying amount of ROU assets resulting from new leases, lease modifications or reassessments.

Maturities of lease liabilities as of December 31, 2022 were as follows:
2023	$663,996
2024	663,996
2025	669,541
2026	730,534
2027	730,534
Thereafter	2,130,725
5,589,327
Less: Imputed interest	(1,062,311)
Lease liability	$4,527,016
Sublease
CLS entered into an agreement to sublease its former office space effective December 1, 2014 which expired September 2022. Rental income and reimbursement of lease costs for the years ended December 31, 2022 and 2021 amounted to approximately $212,000 and $271,000, respectively and have been included in other income in the accompanying consolidated statement of operations.
New Lease
On January 10, 2023, WEG entered into a thirty-nine month office lease agreement with a commencement date of March 1, 2023. Upon commencement the lease will be measured in accordance with FASB ASC 842.
Future commitments under this lease are as follows:
2023	$92,635
2024	103,951
2025	107,109
2026	36,580
$340,275
Lease Termination
On January 28, 2022, the Company entered into an agreement to terminate one of its operating leases. The agreement provides for an amount of $500,000 to be paid over a period of time beginning in April 2022 through January 2024.
13.
INCOME TAXES

WMS is classified as a partnership for income tax purposes and is therefore not subject to federal, state, and local income taxes. During 2019, PKSH elected to be taxed as a corporation, effective for the year ended December 31, 2018. The PKS Entities and WEG are taxable entities and are subject to federal, state, and local income taxes. Therefore, these consolidated financial statements include an income tax provision for the taxable entities only, which is the primary reason for the difference between the statutory tax rate and the effective tax rate.

The income tax benefit (provision) for the years ended December 31, 2022 and 2021, consists of the following:
	2022	2021
Federal:
Current	$(173,750)	$316,557
Deferred	512,200	(1,123,400)
State and local:
Current	180,784	129,295
Deferred	60,400	(103,900)
Income tax provision (benefit)	$579,634	$(781,448)
The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the year ended December 31, 2022 is as follows:
U.S federal statutory rate	21.00%
State income taxes, net of federal benefit	3.98%
Non-deductible meals and entertainment	0.55%
Deferred adjustments	-9.21%
CARES Act NOL carryback refund claim	-3.10%
Other adjustments	-1.87%
Effective rate	11.35%
Deferred Taxes
Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates. Temporary differences, net operating loss carryforwards and tax credit carryforwards that give rise to deferred tax assets and liabilities are summarized as follows as of December 31, 2022 and 2021:
	2022	2021
Deferred tax assets/(liabilities):
Property, plant and equipment, net	$79,000	$(44,838)
Intangibles, net
IRC 163(j) interest limitation, carryover	47,000	78,095
Net operating loss	391,000	1,100,260
Other	55,600	93,750
	572,600	1,227,267
Net deferred tax liability	$572,600	$1,227,267
Net Operating Losses
At December 31, 2022, the Company and its subsidiaries had federal and state net operating loss carry-forwards of approximately $4.4 million. These carry-forward losses are available to offset future U.S. federal and state taxable income and are not subject to IRC Section 382 limitations. All federal net operating losses being carried forward were incurred in tax years beginning after December 31, 2017 and therefore will carry forward indefinitely.
Valuation Allowance
The Company provides for recognition of deferred tax assets if the realization of such assets is more likely than not to occur in accordance with accounting standards that address income taxes. Significant management judgment is required in determining the period in which the reversal of a valuation allowance should occur. The Company has considered all available evidence, both positive and negative, such as historical levels of income and future forecasts of taxable income amongst other items, in determining its valuation allowance, and has concluded that a valuation allowance is not warranted.
Unrecognized Tax Benefits
Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s financial statements for the year ended December 31, 2022.
The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of selling, general and administrative expense, respectively. There were no amounts accrued for interest or penalties on unrecognized tax benefits for the year ended December 31, 2022. Management does not expect any material changes in its unrecognized tax benefits in the next year.
The Company files income tax returns, including returns for its subsidiaries, with federal and state jurisdictions. The Company is no longer subject to examinations for its federal and state returns for any periods prior to the 2018 tax year. The Company is not currently under examination for any tax years.
14.
COMMITMENTS AND CONTINGENCIES

Litigation
Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.
If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the accompanying consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed.
There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.
The Company is a defendant or respondent in various pending and threatened arbitrations, administrative proceedings and lawsuits seeking compensatory damages. Claim amounts are infrequently indicative of the actual amounts the Company will be liable for, if any. Many of these claimants also seek, in addition to compensatory damages, punitive or treble damages, and all seek interest, costs and fees. These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and the ultimate outcome of these matters cannot be determined at this time.
In many lawsuits, arbitrations, and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect management’s estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter.
Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, management cannot predict with certainty the eventual loss or range of loss related to such matters. As of December 31, 2022 and 2021, the Company has accrued $0 and approximately $470,000, respectively related to these proceedings and lawsuits for pending litigation. Awards ultimately paid, if any, may be covered by the Company’s errors and omissions insurance policy, with the exception of the settlement agreement described herein.
Settlement Agreements
On August 18, 2021, the Company entered into a 2021 Settlement Agreement with the Saginaw Chippewa Indian Tribe of Michigan whereby the Paying Parties, as defined, were to make six payments totaling $3,729,013, which represented the remaining amount due plus interest under the terms of the 2019 Settlement Agreement. The members of the Company, under the terms of an agreement with the Company are jointly and severally liable for the full settlement amount under the 2019 Settlement Agreement. During the year ended December 31, 2018, the Company recorded the initial settlement under the 2019 Settlement Agreement for $9,500,000 as a charge to operating expenses and a corresponding contribution to Members’ Equity. During the year ended December 31, 2021, total payments of $2,229,013 by the Company were recorded as distributions of Members’ Equity. The Company entered into a First Amendment to the 2021 Settlement Agreement on February 17, 2022, which stipulated that payment terms of the remaining amount owed of $1,500,000 plus interest to be paid during 2022. Such amount was satisfied in June 2022 and recorded as a distribution of members’ equity.
Indemnification
The activities of the Company’s customers are transacted on either a cash or margin basis through the facilities of its clearing broker. In margin transactions, the clearing broker extends credit to the customers, subject to various regulatory and margin requirements, collateralized by cash and securities in the customer’s account. In connection with these activities, the clearing broker may also execute and clear customer transactions involving the sale of securities not yet purchased.
The clearing broker monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce positions, when necessary.
These transactions may expose the Company to significant off-balance sheet risk in the event margin requirements are not sufficient to fully cover losses which the customers may incur. In the event the customers fail to satisfy their obligations to the clearing broker, the Company may be required to compensate the clearing broker for losses incurred on behalf of the customers.
The Company, through its clearing broker, seeks to control the risk associated with its customers’ activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines.
As of December 31, 2022 and 2021, management of the Company had not been notified by any clearing brokers, nor were they otherwise aware of any potential losses relating to this indemnification.
15.
RELATED PARTY TRANSACTIONS

Certain of the Company’s subsidiaries earned revenue from entities that are controlled by a principal member of the Company as well as from entities controlled or otherwise by individuals that are members or officers of the Company. The revenue earned by the subsidiaries and amounts due to or due from these affiliated entities as of and for the years ended December 31, 2022 and 2021 are as follows:
	Revenue		Due from/(Due to)
Subsidiary	2022	2021	2022	2021
PKSI	$7,500	$546,853		$3,500
CLS	1,490,835	2,815,480		58,308
WEG	4,122,568	3,749,635		—
Total	$5,620,903	$7,111,968	$—	$61,808

The revenue amounts and amounts due to and due from are included in commissions on the accompanying consolidated statement of operations and other assets on the consolidated statement of financial condition, respectively.
16.
MEMBERS’ EQUITY

Incentive units
The Company authorized a class of units designated as Incentive Units. As of December 31, 2022 and 2021, no Incentive Units have been issued.
Voting Rights — Incentive Units will generally have no voting rights, except as required by law.
Profit interest — Incentive Units constitute an interest in the profits of the Company. All Incentive Units received by a service provider are received in exchange for the provision of services by the service provider for the benefit of the Company.
Call Right — At any time prior to the consummation of a Qualified Public Offering or a Change of Control, following the termination of employment or other engagement of any service provider with the Company, the Company may, at its election, require the service provider to sell to the Company all or any portion of such service provider’s Incentive Units at the following respective purchase prices:
For any Incentive Units that have not vested pursuant to the terms of the incentive plan or any award agreement (“Restricted Incentive Units”), under all circumstances of termination, a price equal to the lesser of their fair market value and their initial cost (the “Cause Purchase Price”).
For any Incentive Units that have vested pursuant to the terms of the incentive plan or any associated award agreement (“Unrestricted Incentive Units”), the Cause Purchase Price, in the event of:
•
Service provider is terminated with cause; or

•
Service provider resigns without good reason.

For the Unrestricted Incentive Units, a price equal to their fair market value, in the event of:
•
Service provider is terminated without cause;

•
Service provider resigns for good reason;

•
Service provider resigns for any reason after 5 years; or

•
Death or disability.

Put Right — At any time prior to the consummation of a Qualified Public Offering or a Change of Control, if a service provider’s employment or other engagement with the Company is terminated as a result of such service provider’s death or disability, and the Company has not delivered a repurchase notice within ninety (90) days of such termination, then, subject to certain other provisions, such service provider may elect to sell to the Company all or any percentage of the Unrestricted Incentive Units held by such Person at a price equal to the fair market value of such Unrestricted Incentive Units as of the date of termination.
Class A Preferred Units
The Company authorized a class of units designated as Class A Preferred Units. As of December 31, 2022 and 2021, no Class A Preferred Units have been issued.
Voting Rights — Class A Preferred Units will generally have no voting rights, except as required by law.
Pre-Emptive Rights — Class A Preferred Units will have the right to purchase their applicable pro rata portion of any new securities that the Company may from time to time propose to issue or sell to any party after the consummation of a Qualified Public Offering, as defined.

Protective Provisions — For as long as the Class A Preferred Units are outstanding, the holders will be afforded certain protection provisions pursuant to the warrant holders’ rights agreement. (See Note 6 — Fair Value). The warrants were redeemed with the refinance at the then stated fair value.
Class B Preferred Units
The Company authorized a class of units designated as Class B Preferred Units. As of December 31, 2022 and 2021, 277,364 Class B Preferred Units have been issued and are outstanding at a value of $2,773,638. The Class B Preferred Units are intended to be paid at closing of the business combination with Kingswood Acquisition Corp. (“Closing”) as disclosed in Note 20 — Business Combination Agreement.
Voting Rights — Class B Preferred Units will generally have no voting rights, except as required by law, and except that the affirmative vote of the holders of a majority of the then outstanding units of Class B Preferred Units is required to authorize the issuance of any units that are senior in any respect to the Class B Preferred Units.
Pre-Emptive Rights — Class B Preferred Units will have the right to purchase their applicable pro rata portion of any new securities that the Company may from time to time propose to issue or sell to any party between the date of issuance and the consummation of a Qualified Public Offering.
Conversion — Class B Preferred Units are convertible into Common Units (subject to adjustment as provided in the related operating agreements, rights and limitations) at any time at the option of the holder at a conversion price equal to (a) if the conversion notice date is on or prior to the date that is 6 months after the closing date, the result of $10,172,877 divided by the number of Common Units outstanding as of the conversion notice date. Or (b), if the conversion notice date is after the date that is 6 months after the closing date, the result of (x) enterprise value less net debt less aggregate Class B Preferred unreturned capital value of all outstanding Class B Preferred Units as of the measurement date (all as defined) divided by (y) the number of Common Units as of the conversion notice date. The Class B Preferred Units are convertible up to only an aggregate of 10% of the fully diluted outstanding equity interests of WMS.
Redemption — The Class B Preferred Units are redeemable upon a change in control, the termination of employment of the holder or upon exercise by the holder on the third anniversary of the instrument. The redemption price of a Class B Preferred Unit shall be equal to the sum of (x) the Class B preferred yield in respect of such Class B Preferred Unit and the Class B Preferred capital value, (all as defined) less (y) the aggregate amount of all distributions made by the Company in respect of such Class B Preferred Unit.
Preferred Yield — The Class B Preferred Units are entitled to a cumulative preferred yield of 2.06% per annum, compounded quarterly, on the sum of (a) the Class B Preferred Unit unreturned capital value and (b) the Class B Preferred unpaid yield accumulated for all prior quarterly compounding periods. For the years ended December 31, 2022 and 2021, the cumulative preferred yield amounted to approximately $305,000 and $242,000, respectively, and remains unpaid as of December 31, 2021.
Common Units
The Company authorized a class of units designated as Common Units, which have voting rights. As of December 31, 2022 and 2021, there are 1,325,433 Common Units issued and outstanding at a value of $12,298,991.
Priority of Distributions
The priority of distributions after making any required tax advances is as follows:
1.
Pro rata to the holders of Class A Preferred Units on a fully diluted basis in an amount equal to the product of (a) the aggregate distribution amount; times (b) this group’s fully diluted membership interest expressed as a percentage of the overall fully diluted membership interest;

2.
Pro rata to the holders of Class B Preferred Units in an amount equal to any unpaid cumulative preferred yield;

3.
Pro rata to the holders of Class B Preferred Units in an amount equal to any unreturned capital contribution;

4.
Pro rata to the holders of Common Units in an amount equal to any unreturned capital contribution;

5.
Pro rata to the holders of Common Units and Incentive Units in an amount equal to any remainder.

17.
RETIREMENT PLAN

PKSI maintains a 401(k) retirement plan for the benefit of its employees. Contributions to the PKSI Plan are limited to a maximum of 3% of employee compensation and are based upon employee contributions. Employees must be 21 years of age and employed for three months to participate. The PKSI contribution to the plan amounted to approximately $227,000 and $200,000 for the years ended December 31, 2022 and 2021, respectively.
Additionally, WEG maintains a 401(k) plan for qualified employees. WEG matches 25% of employee contributions up to 1% of employee compensation, and may make discretionary contributions to the plan, subject to certain limitations as set forth in the plan agreement. WEG’s aggregate contribution to the plan for the years ended December 31, 2022 and 2021 was approximately $25,000 and $27,000, respectively.
18.
NET CAPITAL REQUIREMENTS

The Company operates three registered broker-dealers that are subject to the SEC Uniform Net Capital Rule (Rule 15c3-1). This requires the Company to maintain certain minimum net capital requirements. At December 31, 2022 and 2021, all broker-dealers had net capital in excess of the required minimums.
On June 23, 2021, PKSI reported to the SEC and FINRA that it was not in compliance with the net capital requirements and PKSI cured the shortfall of $835,000 on the same day.
19.
CREDIT RISK AND CONCENTRATIONS

Financial instruments that subject the Company to credit risk consist principally of receivables and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its counterparties and, based upon factors surrounding the credit risk of its counterparties, establishes an allowance for uncollectible accounts and, consequently, believes that its receivables credit risk exposure beyond such allowances is limited.
20.
BUSINESS COMBINATION AGREEMENT

On July 7, 2022, Kingswood Acquisition Corp., a Delaware corporation (“KWAC”), Binah Capital Group, Inc., a Delaware corporation and wholly-owned subsidiary of KWAC (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and the Company, entered into an agreement and plan of merger (the “Merger Agreement”).
Holdings, Kingswood Merger Sub and Wentworth Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Merger Agreement. Holdings is a wholly-owned direct subsidiary of KWAC and both Kingswood Merger Sub and Wentworth Merger Sub are wholly-owned direct subsidiaries of Holdings. Pursuant to the Merger Agreement, at closing, each of the following transactions will occur in the following order: (i) Kingswood Merger Sub will merge with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly-owned subsidiary of Holdings (the “Kingswood Surviving Company”); (ii) simultaneously with the Kingswood Merger, Wentworth Merger Sub will merge with and into the Company (the “Wentworth Merger”), with the Company surviving the Wentworth Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”); and (iii) following the Wentworth Merger, Kingswood Surviving Company will acquire, and Holdings will contribute to Kingswood Surviving Company all of the common units of the Surviving Company directly held by Holdings after the Kingswood Merger (the “Holdings Contribution”), such that, following the Holdings Contribution, Surviving Company shall be a wholly-owned subsidiary of the Kingswood Surviving Company (the Kingswood Merger and the Wentworth Merger, together with the other transactions related thereto, the “Business Combination”).
The Business Combination will be accounted for as a reverse recapitalization acquisition in accordance with FASB ASC 805-40, Business Acquisitions. Under this method of accounting, KWAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of Holdings will represent a continuation of the consolidated financial statements of the Company with the business combination treated as the equivalent of the Company issuing shares for the net assets of KWAC, accompanied by a recapitalization. The net assets of KWAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company in future reports of Holdings.
Exchange Listing
The KWAC Class A Common Stock and KWAC Public Warrants are currently listed on the OTC Exchange under the symbols “KWAC” and “KWAC WS,” respectively. Certain of the shares of KWAC Class A Common Stock and KWAC Public Warrants currently trade as KWAC Units consisting of one share of KWAC Class A Common Stock and three-fourths of one redeemable KWAC Public Warrant and are listed on the OTC Exchange under the symbol “KWAC.U.” The KWAC Units will automatically separate into component securities of Holdings upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing the shares of the Holdings Common Stock and Holdings Public Warrants on the Nasdaq under the symbols “BCG” and “BCG.W,” respectively, upon the Closing.
21.
SUBSEQUENT EVENTS

The Company evaluated subsequent events that occurred after the balance sheet date up to May 9, 2023, the date that the financial statements were available to be issued.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of
July 7, 2022
by and among
KINGSWOOD ACQUISITION CORP.,
BINAH CAPITAL GROUP, INC.,
KINGSWOOD MERGER SUB, INC.,
WENTWORTH MERGER SUB, LLC,
and
WENTWORTH MANAGEMENT SERVICES LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of July 7, 2022, is entered into by and among (i) Kingswood Acquisition Corp., a Delaware corporation (“SPAC”), (ii) Binah Capital Group, Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC (“Holdings”), (iii) Kingswood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“SPAC Merger Sub”), (iv) Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Company Merger Sub”; Company Merger Sub and SPAC Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, SPAC and Holdings are collectively referred to herein as the “SPAC Parties”), and (v) Wentworth Management Services LLC, a Delaware limited liability company (the “Company”). Each of SPAC, Holdings, SPAC Merger Sub, Company Merger Sub, and the Company, is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, SPAC is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, the Company, directly and indirectly through its subsidiaries, acquires and manages businesses in the wealth management industry, and related opportunities;
WHEREAS, Holdings is a newly incorporated Delaware corporation that is owned 100% by SPAC;
WHEREAS, SPAC Merger Sub is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the SPAC Merger (as defined below);
WHEREAS, Company Merger Sub is a newly formed Delaware limited liability company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);
WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a Business Combination transaction pursuant to which (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and with the security holders of SPAC receiving substantially equivalent securities of Holdings, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”; the Company Merger and the SPAC Merger are together referred to herein as the “Mergers”), and with the members of the Company receiving shares of Holdings Common Stock;
WHEREAS, as a result of the Mergers, SPAC and the Company will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on a National Exchange;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor has entered into that certain Sponsor Support Agreement attached hereto as Exhibit A, pursuant to which, among other things the Sponsor has agreed to be bound by its respective obligations under this Agreement (the “Sponsor Support Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, MHC Securities LLC as majority holder of the outstanding common Company Units has entered into that certain Company Support Agreement attached hereto as Exhibit B, pursuant to which, among other things it has agreed to be bound by their respective obligations under this Agreement (the “Company Support Agreement”);
WHEREAS, in connection with the Closing, Holdings, Sponsor and certain equityholders of the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in a form mutually agreed by the Parties;
WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC Act”);
WHEREAS, in furtherance of the Transactions, and in conjunction with, inter alia, obtaining the approval of SPAC’s stockholders for the Business Combination, SPAC shall provide an opportunity to its stockholders to have their SPAC Common Stock redeemed for consideration on pursuant to the terms and subject to the conditions and limitations set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus (the “Offer”); and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall together qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Definitions. As used herein, the following terms shall have the following meanings:
“Acquisition Transaction” has the meaning specified in Section 7.03(a).
“Action” means any claim, action, suit, assessment, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, mediation, arbitration or proceeding, in each case that is by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Agreement” has the meaning specified in the preamble hereto.
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account net of any redemptions of SPAC Common Stock by any Redeeming SPAC Stockholders (the “Trust Cash”), plus (ii) the net proceeds raised by Company, the SPAC and/or Holdings in any PIPE Investment, including, for the avoidance of doubt, any PIPE Investment closing on the Closing Date (the “PIPE Proceeds”).
“Broker-Dealer Subsidiary” means each of Broadstone Securities (CRD No. 101600), Cabot Lodge Securities LLC (CRD No. 159712), Purshe Kaplan Sterling Investments (CRD No. 35747), and World Equity Group, Inc. (CRD No. 29087).
“Business” means the operation, by the Group Companies, of the acquisition and management of businesses in the wealth management industry, and related opportunities.
“Business Combination” has the meaning ascribed to such term in the SPAC Certificate of Incorporation.
“Business Combination Proposal” has the meaning specified in Section 7.03(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Intellectual Property” has the meaning specified in Section 3.11(c).
“Cash” means, with respect to any Person or Persons at a given time, all cash and cash equivalents as determined in accordance with GAAP and liquid funds of such Person at such time, including the amount of uncleared deposits but net of any outstanding checks, wires and bank overdrafts issued by or on behalf of such person as of such time, excluding any cash that is restricted by Law or contract.
“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“Closing” has the meaning specified in Section 2.13.
“Closing Date” has the meaning specified in Section 2.13.
“Closing Date Certificate” means the Company Closing Date Certificate or the SPAC Closing Date Certificate.
“Closing Company Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of the Group Companies, provided, however, that the Indebtedness of the Group Companies that will be assumed or refinanced by Holdings shall not be greater than the amount of Closing Company Indebtedness (excluding the Company Class B Redemption Amount) set forth on the Company Closing Certificate other than SPAC Extension Costs (if any).
“Closing Press Release” has the meaning specified in Section 7.07(b).
“CMA” has the meaning specified in Section 5.03(c).
“Code” has the meaning specified in the Recitals hereto.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 3.13(a).
“Company Certificate of Merger” has the meaning specified in Section 2.03.
“Company Certificate(s)” has the meaning specified in Section 2.11.
“Company Class B Preferred Units” means equity interests of the Company represented by the Class B preferred units of the Company.
“Company Class B Redemption Amount” means the aggregate amount necessary to redeem those Class B Preferred Units elected to be redeemed at or prior to the Closing.
“Company Closing Date Certificate” has the meaning specified in Section 2.14.
“Company Cure Period” has the meaning specified in Section 9.01(b).
“Company Member” means a holder of Company Units.
“Company Merger” has the meaning specified in the Recitals hereto.
“Company Merger Consideration” means that number of shares of Holdings Common Stock, equal to the quotient of (a) the difference of (i) Enterprise Value, minus (ii) Closing Company Indebtedness, minus (iii) Sponsor Share Value, minus (iv) Outstanding Transaction Expenses, minus (v) Company Class B Redemption Amount, divided by (b) the Per Share Price; provided, however, that, notwithstanding anything to the contrary, in no event shall the Company Merger Consideration be less than the Minimum Company Share Amount.
“Company Merger Sub” has the meaning specified in the preamble hereto.
“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated November 30, 2017, as amended by that certain First Amendment to the Amended and Restated Limited Liability Company Agreement, dated October 28, 2019, and further amended by that certain Second Amendment to the Amended and Restated Limited Liability Company Agreement, dated March 31, 2020, and as maybe further amended from time to time.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as qualified by the Schedules.
“Company Specified Representations” has the meaning specified in Section 8.02(a)(i).
“Company Support Agreement” has the meaning specified in the Recitals hereto.
“Company Surviving Subsidiary” has the meaning specified in Section 2.02.
“Company Units” means, collectively, equity interests in the Company, including the common units (or membership interests) and Company Class B Preferred Units.
“Continuing Company Units” means Company Units which remain outstanding immediately prior to the Effective Time, including any Company Units which by their terms, the terms of this Agreement or any election made by the holder thereof shall be converted or exchanged at or prior to the Effective Time. For the avoidance of doubt, Continuing Company Units shall exclude Company Units that are redeemed at or prior to the Effective Time.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, including any contract with any Governmental Authority.
“Converted Company Debt Amount” means that number of shares of Holdings Common Stock, equal to the quotient of (a) the difference of (x) the Indebtedness of the Group Companies set forth on the unaudited consolidated balance sheet of the Group Companies as of April 30, 2022, minus (y) the Closing Company Indebtedness, divided by (b) the Per Share Price.
“Data Security Requirements” has the meaning specified in Section 3.25(b).
“DGCL” has the meaning specified in the Recitals hereto.
“DLLC Act” has the meaning specified in the Recitals hereto.
“D&O Indemnifiable Claim” has the meaning specified in Section 6.02(b).
“Effective Date” means the effective date of the Form S-4.
“Effective Time” has the meaning specified in Section 2.03.
“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, handling, treatment, storage, emission, discharge, disposal or release of, or exposure to, Hazardous Materials, each as in effect on the date hereof.
“Enterprise Value” means $208,000,000.
“ERISA” has the meaning specified in Section 3.13(a).
“ERISA Affiliate” has the meaning specified in Section 3.13(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Statements” has the meaning specified in Section 3.07(a).
“FINRA” has the meaning specified in Section 3.05.
“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the shares of Holdings Common Stock and Holdings Public Warrants to be issued in connection with the Mergers.
“Fund Reports” has the meaning specified in Section 3.06(h).
“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holdings” has the meaning specified in the preamble hereto.
“Holdings Common Stock” means Holdings’ common stock, par value $0.001 per share.
“Holdings Private Warrant” means a whole warrant entitling the holder to purchase one share of Holdings Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Private Placement Warrants set forth in the SPAC Warrant Agreement and the Private Placement Warrants Purchase Agreement (except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock).
“Holdings Private Warrant Issuance” has the meaning specified in Section 2.08.
“Holdings Public Warrant” means a whole warrant entitling the holder to purchase one share of Holdings Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Private Placement Warrants set forth in the SPAC Warrant Agreement (except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock).
“Holdings Warrant” means the Holdings Public Warrants and the Holdings Private Warrants.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person or group of Persons at any given time, without duplication, all liabilities and obligations (whether or not contingent) including in respect of the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, (a) borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) with respect to the Group Companies, accounts payable to trade creditors and accrued expenses as specified on Schedule 1.01(a), (c) amounts owing as deferred purchase price for property or services, including “earnout” payments valued at the maximum amount thereof, (d) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security (but excluding any preferred equity and in the case of the Company, the Company Class B Preferred Units), (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (f) hedging arrangements, interest rate, currency or other swaps, derivative instruments or similar Contracts, in each case, assuming such Contracts were terminated as of immediately prior to such time, (g) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed or refinanced, (h) obligations under leases required to be recorded as capitalized leases in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that, with respect to any Group Company, Indebtedness shall not include any Indebtedness of the SPAC, including Sponsor Loans.
“Independent Contractor” has the meaning specified in Section 3.14(a).

“Intellectual Property” means all intellectual property rights, wherever created or arising, or protected under applicable Law, including all: (i) patents and patent applications (including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon), (ii) trademarks, service marks, Internet domain names, corporate names and trade names, and other similar identifiers of source or goodwill (together with the goodwill associated with any of the foregoing), and registrations and applications therefor, (iii) rights in works of authorship, including all copyrights (including copyrights in software), and registrations and applications therefor, and moral rights, design rights and database rights therein and thereto, (iv) confidential or proprietary information, including trade secrets and know-how (collectively, “Trade Secrets”), and (v) claims and rights to recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing.
“Intended Tax Treatment” has the meaning specified in Section 7.04(b).
“Interim Period” has the meaning specified in Section 5.01.
“Investment Company Act” means the Investment Company Act of 1940.
“IT Systems” means the information technology systems computer systems, networks, Software and hardware used by the Company or any of its Subsidiaries.
“Law” means any federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, Governmental Order, or other requirement issued, enforced, entered or promulgated by, in each case, of any Governmental Authority, including FINRA and the SEC, and applicable to or legally binding on the Parties, as applicable.
“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.
“Letter of Transmittal” has the meaning specified in Section 2.11(d).
“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, charge, easement, equitable interest, option, right of first offer or refusal, adverse claim or other restriction on the use, voting, transfer, receipt of income or other exercise, possession, transfer, or any other attribution of ownership, or other lien of any kind.
“Lock-Up Agreement” has the meaning specified in Section 2.11(d).
“Lost Certificate Affidavit” has the meaning specified in Section 2.11(g).
“Material Adverse Effect” means, any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be foreseeable to have, individually or in the aggregate with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole or (ii) does or would reasonably be foreseeable to, individually or in the aggregate, prevent the ability of Company to consummate the Transaction; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Group Companies, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of SPAC, (f) any earthquake, hurricane, pandemic, epidemic (including the effects of COVID-19, and all variants thereof), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any war, hostilities or escalation of the conflict in the Ukraine and the direct and indirect impacts, political or financial, on the Russian Federation and any other nation or Person, (h) any failure of the Group Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be foreseeable to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) changes in the Company’s financial statements resulting solely from the conversion from tax accounting methods to GAAP accounting, except in the case of clauses (a), (d), (f) and (g), to the extent that such change does not have a disproportionate impact on the Group Companies, taken as a whole, as compared to other industry participants.
“Material Permits” has the meaning specified in Section 3.22.
“Merger Subs” has the meaning specified in the preamble hereto.
“Mergers” has the meaning specified in the Recitals hereto.
“Minimum Company Share Amount” means (x) 12,000,000 shares of Holdings Common Stock at the Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Company Unit Holders), plus (y) the Converted Company Debt Amount.
“Multiemployer Plan” has the meaning specified in Section 3.13(d).
“NASDAQ” means the National Association of Securities Dealers Automated Quotations.
“National Exchange” means NYSE, NASDAQ, or NYSE American.
“NYSE” means the New York Stock Exchange.
“Offer” has the meaning specified in the Recitals hereto.
“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation, or consent of or by, or settlement agreement with, a Governmental Authority.
“Outstanding Company Expenses” has the meaning specified in Section 2.16.
“Outstanding SPAC Expenses” has the meaning specified in Section 2.16.
“Outstanding Transaction Expenses” has the meaning specified in Section 2.16.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.
“Owned Real Property” has the meaning specified in Section 3.18(a).
“Party” has the meaning specified in the preamble hereto.
“Paying Agent” has the meaning specified in Section 2.11(a).
“Per Share Price” means $10.00.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents or approvals issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary and usual course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts, equipment leases, or trade payables with third parties entered into in the ordinary and usual course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) (x) are matters of record or (y) would be disclosed by a current, accurate survey or physical inspection of such real property, and (B) do not interfere with the present uses or occupancy of or access to, or otherwise diminish the value of, such real property, (v) Liens that (A) were not incurred in connection with Indebtedness or (B) are not material to the Group Companies, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary and usual course of business (vii) Liens in connection with Closing Company Indebtedness, and (vii) Liens described on Schedule 1.01(b).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.
“PIPE Investment” has the meaning specified in Section 7.10.
“PIPE Proceeds” has the meaning specified in the definition of Available Closing Date Cash.
“PKS” has the meaning specified in Section 3.06(f).
“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the FCRA and its state law equivalents, each as amended from time to time, and all applicable Laws governing data breach notification.
“Proposals” has the meaning specified in Section 7.02(c).
“Proxy Statement” means the proxy statement filed by SPAC on Schedule 14A with respect to the Special Meeting.
“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the proxy statement relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of SPAC to be used for the Special Meeting (and which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Business Combination), and a prospectus of Holdings relating to the shares of Holdings Common Stock to be issued in the Mergers, in all cases in accordance with and as required by the SPAC Organizational Documents, applicable Law, and the rules and regulations of the applicable National Exchange.
“Real Estate Lease Documents” has the meaning specified in Section 3.18(b).
“Real Property” means, together, the Leased Real Property and the Owned Real Property.

“Redeeming SPAC Stockholder” means a SPAC Stockholder who demands that SPAC convert its SPAC Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the SPAC Organizational Documents.
“Reference Time” means 7:00 p.m. Eastern Time on the date, which is three (3) Business Days prior to the Closing Date.
“Registered” means registrations, recordations, filings, renewals, and applications for any of the foregoing with, granted by or pending before, a Governmental Authority or Internet domain name registrar.
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“Schedules” means, with respect to any Party, the disclosure schedules delivered by such Party in connection with this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that the SEC has no further comments on the Proxy Statement/Prospectus.
“SEC Reports” has the meaning specified in Section 4.08(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“SIPC” means the Securities Investor Protection Corporation.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“SPAC” has the meaning specified in the preamble hereto.
“SPAC Board” means the board of directors of SPAC.
“SPAC Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of SPAC, filed with the Secretary of State of the State of Delaware on November 12, 2020, as the same may be amended and restated from time to time.
“SPAC Certificate of Merger” has the meaning specified in Section 2.03.
“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.
“SPAC Certificates” has the meaning specified in Section 2.11(a).
“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.
“SPAC Closing Date Certificate” has the meaning specified in Section 2.14.
“SPAC Common Stock” means the Class A Common Stock and Class B Common Stock of the SPAC.
“SPAC Cure Period” has the meaning specified in Section 9.01(c).
“SPAC Extension Costs” means the incremental costs actually incurred by the SPAC between November 23, 2022 and the Closing Date solely with respect to (i) extension of the SPAC directors’ and officers’ liability insurance policy, (ii) additional Trust Cash required to be funded into the Trust Account, and (iii) expenses for proxy solicitation; provided, however, that if the Closing occurs on or prior to November 23, 2022, the SPAC Extension Costs shall be zero dollars ($0).
“SPAC Merger” has the meaning specified in the Recitals hereto.
“SPAC Merger Sub” has the meaning specified in the preamble hereto.
“SPAC Organizational Documents” means the SPAC Certificate of Incorporation and SPAC’s bylaws.
“SPAC Parties” has the meaning specified in the preamble hereto.
“SPAC Private Placement Warrant” means a whole warrant entitling the holder to purchase one share of SPAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement and the Private Placement Warrants Purchase Agreement.
“SPAC Private Placement Warrant Forfeiture Certificate” has the meaning specified in Section 2.09(d)(iv).
“SPAC Private Placement Warrants Purchase Agreement” means that certain SPAC Private Placement Warrants Purchase Agreement, dated as of November 19, 2020, between SPAC, Sponsor, and the other parties thereto.
“SPAC Public Warrant” means a whole warrant entitling the holder to purchase one share of SPAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement.
“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules.
“SPAC Specified Representations” has the meaning specified in Section 8.03(a)(i).
“SPAC Stockholder” means a holder of SPAC Common Stock.
“SPAC Stockholder Approval” has the meaning specified in Section 4.02(b).
“SPAC Surviving Subsidiary” has the meaning specified in Section 2.01.
“SPAC Unit” means a unit consisting of one share of SPAC Common Stock and three-fourths of one SPAC Public Warrant.
“SPAC Warrants” means, collectively, the SPAC Public Warrants and the SPAC Private Placement Warrants.
“SPAC Warrant Agreement” means that certain warrant agreement dated November 19, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.
“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.
“Sponsor” means Kingswood Global Sponsor LLC, a Delaware limited liability company.
“Sponsor Loans” means the sum of (a) the loans made from Sponsor or an Affiliate of Sponsor to SPAC as of the date hereof, plus all accrued and unpaid interest and other charges thereon through the Closing Date, and (b) any additional monies loaned after the date hereof through the Closing Date to SPAC by Sponsor or an Affiliate of Sponsor in accordance with the arrangements described on Schedule 1.01(c), plus all accrued and unpaid interest and other charges thereon. The total amount of Sponsor Loans will be set forth on a certificate to be delivered to the Company by Sponsor and SPAC at least five (5) days prior to the Closing Date.
“Sponsor Share Value” means (a) 2,875,000, multiplied by (b) the Per Share Price.
“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Sponsor Support Holders” means Sponsor and Oppenheimer & Co. Inc.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Surviving Provisions” has the meaning specified in Section 9.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.
“Tax Authority” means a Governmental Authority responsible for the administration, determination or collection of any Tax.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating SPAC Breach” has the meaning specified in Section 9.01(c).
“Terminating Company Breach” has the meaning specified in Section 9.01(b).
“Termination Date” has the meaning specified in Section 9.01(b).
“Trade Secrets” has the meaning specified in the definition of Intellectual Property.
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.
“Transaction Expenses Shortfall” means an amount equal to (x) $14,000,000 minus (y) the Available Closing Date Cash.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 4.06(a).
“Trust Agreement” has the meaning specified in Section 4.06(a).
“Trustee” has the meaning specified in Section 4.06(a).
“Trust Cash” has the meaning specified in the definition of Available Closing Date Cash.
“Unfair Labor Practice” has the meaning prescribed to it in the National Labor Relations Act of 1935.
“Updated YE Financials” means the audited consolidated balance sheets of the Group Companies as of December 31, 2021 and the audited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended.
“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company’s or its Subsidiaries’ websites, any mobile app, or any Software, devices, or products of the Company or its Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.
1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on June 27, 2022 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge, and such knowledge as they would have obtained after reasonable inquiry, of, (a) in the case of the Company, Craig Gould, Alex Markowits or Roger Leibowitz, and (b) in the case of SPAC, Gary Wilder, Michael Nessim, or David Hudd.
1.04   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding Company Units or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Units or shares of SPAC Common Stock, will be appropriately adjusted to provide to the holders of Company Units and the holders of SPAC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement.

ARTICLE II
THE MERGERS
2.01   The SPAC Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which (a) the separate corporate existence of SPAC Merger Sub shall cease, (b) SPAC shall continue as the surviving corporation in the SPAC Merger, and (c) SPAC shall become a wholly-owned subsidiary of Holdings. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to SPAC for periods after the Effective Time shall include SPAC Surviving Subsidiary).
2.02   The Company Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLC Act, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which (a) the separate corporate existence of Company Merger Sub shall cease, (b) the Company shall continue as the surviving entity in the Company Merger, and (c) the Company shall become a wholly-owned subsidiary of Holdings. The Company as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, the Company will not be included within the meaning of the term SPAC Parties for purposes of this Agreement.
2.03   Effective Time.   Subject to the terms and conditions of this Agreement, the Parties shall (i) cause the SPAC Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLC Act, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (the “Effective Time”) prior to Closing.
2.04   Effect of the Mergers.   At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, the DLLC Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and (b) all Group Companies Indebtedness expressly assumed or refinanced by Holdings or any Subsidiary thereof pursuant to the terms of this Agreement, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub (in each case, which shall not include any Outstanding SPAC Expenses) shall become the Indebtedness, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the related ancillary documents from and after the Effective Time. SPAC Surviving Subsidiary and Company Surviving Subsidiary shall become wholly-owned subsidiaries of Holdings. At the direction of the Company, the Company Surviving Subsidiary shall assume the Closing Company Indebtedness from the Company, in accordance with the terms and subject to the conditions of this Agreement.
2.05   Governing Documents.
(a)   At the Effective Time, (i) the certificate of incorporation and bylaws of SPAC Merger Sub shall become the certificate of incorporation and bylaws of SPAC Surviving Subsidiary, respectively, and (ii) the certificate of formation and the operating agreement of Company Merger Sub shall become the certificate of formation and the operating agreement of Company Surviving Subsidiary, respectively.

(b)   At the Effective Time, the certificate of incorporation and bylaws of Holdings shall be amended and restated as necessary to provide for, among other things, the name of Holdings to be “Binah Capital Group, Inc.” and for the authorized capital stock of Holdings to consist of a sufficient number of shares of Holdings Common Stock in order to effect and consummate the Transactions, in such forms to be mutually agreed by the Parties.
2.06   Directors of Holdings, SPAC and Merger Subs.
(a)   At or prior to the Effective Time, the directors and observers to the board, if any, of Holdings will be appointed in accordance with the mutual agreement of the SPAC and the Company; provided, however, that in all events the board of directors of Holdings shall comply with applicable composition requirements that may be established from time to time by a National Exchange or the SEC and that are applicable to Holdings (i.e., audit committee financial expertise, etc.).
(b)   At the Effective Time, (i) the directors and officers of SPAC Surviving Subsidiary shall be the directors and officers of SPAC Merger Sub unless otherwise agreed to by the Parties, and (ii) Holdings shall become the sole managing member of the Company.
2.07   Officers of Holdings.   Upon the Closing, the officers of Holdings will be appointed in accordance with the mutual agreement of the SPAC and the Company.
2.08   Company Merger Consideration.   As consideration for the Company Merger, the holders of the Continuing Company Units shall be entitled to receive from Holdings the Company Merger Consideration and any Holdings Private Warrants pursuant to any Holdings Private Warrant Issuance, in proportion to their ownership interests in the Company, as such proportionate ownership interests are set forth on a schedule to be delivered to SPAC by the Company at least five (5) days prior to the Closing Date; provided, however, that each holder’s Continuing Company Units portion of Company Merger Consideration and any Holdings Private Warrants pursuant to any Holdings Private Warrant Issuance shall be equitably adjusted in the event the holder of the Company Class B Preferred Units elects to convert its Company Class B Preferred Units into Continuing Company Units prior to the Effective Time.
2.09   Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub.   By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:
(a)   SPAC Units.   Immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and three fourths of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit, and such underlying SPAC securities shall be converted in accordance with the applicable terms of this Section 2.09.
(b)   SPAC Common Stock.   At the Effective Time, each issued and outstanding share of SPAC Common Stock (including those described in Section 2.09(a)) shall be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Common Stock (including those described in Section 2.09(a)) shall be exchanged for a certificate representing the same number of shares of Holdings Common Stock upon the surrender of such certificate in accordance with Section 2.11. Each certificate formerly representing shares of SPAC Common Stock owned by Redeeming SPAC Stockholders shall thereafter represent only the right to receive the relevant amount for their shares of SPAC Common Stock in accordance with the applicable provisions of Law and the governing documents of SPAC.
(c)   SPAC Public Warrants.   At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Holding Public Warrant of like tenor. The SPAC Public Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock, provided, however; that the holders of each such SPAC Private Placement Warrant shall deliver a duly executed counterpart to a Lock-Up Agreement with Holdings and Company, effective as of the Effective Time. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Public Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Public Warrants.
(d)   SPAC Private Placement Warrants.
(i)   Forfeiture of Certain SPAC Private Placement Warrants.   Subject to Sections 2.09(d)(ii) and (iii) below, at the Effective Time, the aggregate number of issued and outstanding SPAC Private Placement Warrants held by the Sponsor Support Holders shall be adjusted in the following manner: (1) if the aggregate of the Trust Cash and PIPE Proceeds is less than $15,000,000 then 100% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (2) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $15,000,000 but less than $17,500,000 then 90% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (3) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $17,500,000 but less than $20,000,000 then 80% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (4) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $20,000,000 but less than $22,500,000 then 70% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (5) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $22,500,000 but less than $25,000,000 then 60% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (6) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $25,000,000 but less than $27,500,000 then 50% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (7) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $27,500,000 but less than $30,000,000 then 40% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (8) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $30,000,000 then 0% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited.
(ii)   Cancellation of Certain Forfeited SPAC Private Placement Warrants.   Subject to Section 2.09(d)(iii), one hundred percent (100%) of any SPAC Private Placement Warrants which are forfeited by the Sponsor Support Holders in accordance with Section 2.09(d)(i) above shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.
(iii)   Issuance of Holdings Private Warrants to Continuing Company Unit Holders.   A number of Holdings Private Warrants equal to fifty percent (50%) of any SPAC Private Placement Warrants which are forfeited by the Sponsor Support Holders in accordance with Section 2.09(d)(i) above shall be issued to the holders of Continuing Company Units in proportion to their ownership interests in the Company (the “Holdings Private Warrant Issuance”). Each of the Holdings Private Warrants issued in the Holdings Private Warrant Issuance shall have the same terms as the Holdings Private Warrants, if any, issued in exchange for the SPAC Private Placement Warrants pursuant to Section 2.09(d)(v).
(iv)   SPAC Private Placement Warrants Forfeiture Certificate.   The number of Holdings Private Warrants which are to be issued pursuant to the Holdings Private Warrant Issuance shall be set forth in a certificate which the SPAC shall deliver to the Company as soon as practicable after the determination of the number of the forfeited SPAC Private Placement Warrants, but in no event later than the date in that is five (5) Business Days prior to the Closing (the “SPAC Private Placement Warrant Forfeiture Certificate”), which certificate shall set forth the number of Holdings Private Warrants to be issued at Closing (including the number of underlying shares of Holdings Common Stock issuable upon their exercise) that are to be issued to the holders of Continuing Company Units pursuant to the Section 2.09(d)(iii) calculated pursuant to this Section 2.09(d). The SPAC and Holdings hereby agree that the SPAC and Holdings shall perform and cause to be performed all such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities to such Holdings Private Warrant Issuance such that the holders of the Continuing Company Units prior to or at the Closing (on a proportionate basis) receive the equivalent Holdings Private Warrants equal to their proportionate share of the Holdings Private Warrant Issuance, including, without limitation, (but subject to the Company’s consent rights under Section 6.03) taking all necessary corporate action, causing the SPAC or Holdings to amend their respective certificates of incorporation and/or the SPAC Private Placement Warrants Purchase Agreement, provide all documents and information to the Company for the holders of Continuing Company Units to receive Holdings Private Warrants in accordance with the terms and procedures set forth in this Agreement, and make any necessary filings under applicable Securities Laws.
(v)   Conversion of SPAC Private Placement Warrants.   Each issued and outstanding SPAC Private Placement Warrant which is not canceled and retired pursuant to Section 2.09(d)(ii) shall be converted into one Holdings Private Warrant of like tenor, whereupon such SPAC Private Placement Warrant shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. All Holdings Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement and the SPAC Private Placement Warrant Purchase Agreement, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock. Without limiting the SPAC and Holdings obligations with respect to a Holdings Private Warrant Issuance, at or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Private Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Private Warrants.
(e)   Treasury Stock.   At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.
(f)   SPAC Merger Sub Stock.   At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.
2.10   Effect of Mergers on Issued and Outstanding Securities of Holdings.   At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.
2.11   Exchange Procedures.
(a)   Prior to the Effective Time, Holdings shall designate a bank or trust company to act as paying agent in connection with the Mergers (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.11 and otherwise reasonably satisfactory to the Parties. The expenses of the Paying Agent shall be paid by Holdings. At the Effective Time, (i) the holders of SPAC Common Stock will surrender their stock certificates or other instruments representing SPAC Common Stock (collectively, the “SPAC Certificates”), and (ii) the holders of the Continuing Company Units will surrender their membership certificates or other instruments representing the Continuing Company Units, if any (collectively, the “Company Certificates”), and will deliver written acknowledgement of the termination of their rights to such Company Units. In the case of a lost, stolen or destroyed SPAC Certificate, or the Company Certificate, the holder thereof shall deliver a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g), in each case to Holdings or the Paying Agent, together with any related documentation reasonably requested by Holdings or Paying Agent in connection therewith.
(b)   Certificates representing the shares of Holdings Common Stock shall be issued to the holders of the Continuing Company Units and to the holders of SPAC Common Stock (other than Redeeming

SPAC Stockholders) upon surrender of the Company Certificates, and SPAC Certificates, respectively, as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates, and SPAC Certificates (or in the case of a lost, stolen or destroyed the Company Certificate, or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g)) for cancellation to Holdings or to the Paying Agent, Holdings shall issue, or cause to be issued, to the holders of the Continuing Company Units and to the holders of the SPAC Certificates (other than Redeeming SPAC Stockholders) such certificates representing the number of shares of Holdings Common Stock for which their Continuing Company Units, and SPAC Common Stock, respectively, are exchangeable at the Effective Time, and the Continuing Company Units, and SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, (A) outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Company Merger Consideration pursuant to this Article II, and (B) outstanding SPAC Certificates (other than those held by Redeeming SPAC Stockholders) will be deemed, from and after the Effective Time, to evidence only the right to receive the number of shares of Holdings Common Stock into which such certificates have been converted in the Mergers.
(c)   If certificates representing the shares of Holdings Common Stock are to be issued in a name other than that in which the Company Certificates, or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates, or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange, will have (i) paid to Holdings or the Paying Agent any transfer or other taxes required by reason of the issuance of certificates representing the shares of Holdings Common Stock in any name other than that of the registered holder of the Company Certificates, or SPAC Certificates surrendered, or (ii) established to the satisfaction of Holdings or the Paying Agent that such tax has been paid or is not payable.
(d)   At least five (5) days prior to the Closing Date, the holders of the Continuing Company Units shall deliver to the Paying Agent a letter of transmittal to exchange their Company Certificates for their respective portions of the Company Merger Consideration in a form reasonably satisfactory to the Parties and the Paying Agent (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Company Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)) for use in such exchange. The holders of the Continuing Company Units shall be entitled to receive their respective portions of the Company Merger Consideration in respect of the Continuing Company Units represented by the Company Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to Holdings or the Paying Agent of the following items: (i) the Company Certificates for their Continuing Company Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings and (ii) a duly executed counterpart to a lock-up agreement with Holdings, Company, and each holder of Continuing Company Units, effective as of the Effective Time, with a lock-up period of 12 months after the Effective Time, which lock-up period shall be released if after 150 days following Closing the Holdings Common Stock trades at $12.00 or higher for 20 days within any 30 day trading period, in a form mutually agreed by the Parties (the “Lock-Up Agreement”). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Company Merger Consideration attributable to such Company Certificate.
(e)   Prior to or promptly after the Closing Date, Holdings shall cause the Paying Agent to mail or deliver to each of the holders of SPAC Common Stock a Letter of Transmittal for use by such holder of SPAC Common Stock to exchange its SPAC Certificates for such certificates representing the number of shares of Holdings Common Stock for which such holder’s SPAC Common Stock is exchangeable at the Effective Time (which shall specify that the delivery of share certificates in respect of the Holdings Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of the SPAC Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)). Each holder of SPAC Common Stock (other than Redeeming SPAC Stockholders) shall be entitled to receive the Holdings Common Stock in respect of the SPAC Common Stock represented by such holder’s SPAC Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the

Paying Agent of the following items: (i) the SPAC Certificates for its SPAC Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings or the Paying Agent, and (ii) for those SPAC Stockholders listed on Schedule 2.11(e), which shall include, among others, the Sponsor, a duly executed counterpart to a Lock-Up Agreement with Holdings, Company, and each holder of Continuing Company Units, effective as of the Effective Time, with a lock-up period of 12 months after the Effective Time, which lock-up period shall be released if after 150 days following Closing the Holdings Common Stock trades at $12.00 or higher for 20 days within any 30 day trading period. Until so surrendered, each SPAC Certificate (other than those held by Redeeming SPAC Stockholders) shall represent after the Effective Time for all purposes only the right to receive such shares of Holdings Common Stock attributable to such SPAC Certificate.
(f)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdings Common Stock will be issued by Holdings by virtue of this Agreement or the Transactions, and each Person that would otherwise be entitled to a fraction of a share of Holdings Common Stock (after aggregating all fractional shares of Holdings Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Holdings Common Stock issued in the aggregate to such Person rounded up to the nearest whole share of Holdings Common Stock.
(g)   In the event any Company Certificate, or SPAC Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate, or SPAC Certificate to be lost, stolen or destroyed to the Paying Agent and, if required by Holdings, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdings as indemnity against any claim that may be made against it with respect to such Company Certificate, or SPAC Certificate, Holdings will issue or cause to be issued the number of shares of Holdings Common Stock for which such lost, stolen or destroyed Company Certificates, or SPAC Certificates are exchangeable at the Effective Time; provided that no shares of Holdings Common Stock shall be issued to Redeeming SPAC Stockholders.
2.12    Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC Surviving Subsidiary, Company Surviving Subsidiary, and Holdings shall take all such necessary and desirable action, so long as such action is not inconsistent with this Agreement. Furthermore, in the event that SPAC, Sponsor or Holdings pursues a PIPE Investment, the SPAC, Sponsor and each Sponsor Support Holder shall, and shall cause their respective representatives to use, their respective reasonable best efforts to cause such PIPE Investment to occur, including transferring up to 50% of the SPAC Class B Common Stock held by the Sponsor Support Holders to potential investors to incentivize participation therein and senior management of the Company, the SPAC and/or Holdings will participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested, provided, for the avoidance of doubt, that such PIPE Investment must not adversely impact the Intended Tax Treatment; provided, further, for the avoidance of doubt the terms of any PIPE Investment are subject to the prior written consent of Company and SPAC.
2.13   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail (or other electronic medium) on the date which is three Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, SPAC, the Company, SPAC Merger Sub, Company Merger Sub, and Holdings, as applicable, shall cause the SPAC Certificate of Merger and the Company Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLC Act.

2.14   Certificates.   No sooner than five or later than two Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate (the “Company Closing Date Certificate”), duly executed and certified by an executive officer of the Company, which Closing Date Certificate sets forth the Company’s good faith calculation of all Outstanding Company Expenses and the Company Merger Consideration (including the calculation of the Company Converted Debt and the Minimum Company Share Amount) determined in accordance with then terms of this Agreement and the definitions set forth herein. No sooner than five or later than two Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate (the “SPAC Closing Date Certificate”), duly executed and certified by an executive officer of SPAC, which Closing Date Certificate sets forth SPAC’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), all SPAC Indebtedness, including the Sponsor Loan, and all Outstanding SPAC Expenses, determined in accordance with then terms of this Agreement and the definitions set forth herein.
2.15   Withholding.   Each of SPAC, Holdings, the Company and the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable Law; provided, however, that SPAC, Holdings, the Company, or any of their respective Affiliates, as applicable, shall (i) take commercially reasonable efforts to provide the applicable payee with written notice prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement, (ii) take commercially reasonable efforts to cooperate in good faith with the applicable payee to seek to eliminate or reduce any such withholding or deduction, and (iii) provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. To the extent that SPAC, Holdings, the Company, the Paying Agent or their respective Affiliates withhold such amounts with respect to any Person and properly remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment to employees of the Company or its Affiliates and treated as compensation, the Parties shall cooperate to pay such amounts through Holdings’ or its Subsidiary’s payroll to facilitate applicable withholding.
2.16   Payment of Expenses.   Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its advisors, legal counsel, accountants, consultants, experts and financial advisers. If the Closing shall occur, Holdings shall use the Available Closing Date Cash to (x) pay or cause to be paid or reimbursed, all current and pre-existing transaction expenses of the Company, including the fees and expenses of legal counsel, financial advisers and accountants employed by the Company in connection with the Transaction (collectively, the “Outstanding Company Expenses”), and (y) pay or cause to be paid, all current and pre-existing transaction expenses of the Sponsor, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Transaction or any other potential transactions considered by the Sponsor and all current and pre-existing transaction expenses of the SPAC, including the fees and expenses of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the SPAC in connection with the Transaction or any other potential transactions considered by the SPAC and all premium costs for directors’ and officers’ liability insurance (including for any “tail” policy required under Section 6.02(b)) (“Outstanding SPAC Expenses” and, collectively with Outstanding Company Expenses, the “Outstanding Transaction Expenses”); provided, that any and all payments described in this Section 2.16 shall first be satisfied from the Available Closing Date Cash; provided, further that if the condition to Closing in Section 8.03(k) is not met, but validly waived by the Company and the Closing occurs, Holdings shall assume or otherwise be responsible for any Transaction Expenses Shortfall.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC, as of the date hereof and at the Closing (except if such representation or warranty is made as of a different specified date), as follows:
3.01   Corporate Organization of the Company.
(a)   The Company has been duly formed or organized and is validly existing as a private limited liability company under the Laws of the State of Delaware and has the requisite company power and authority to own, lease and operate its assets and properties and to conduct its Business as it is now being conducted. The copies of the certificate of formation of the Company and the Company Operating Agreement, as amended to the date of this Agreement and as previously made available by the Company to SPAC are true, correct and complete and are in effect as of the date of this Agreement, and the Company Operating Agreement is the sole and exclusive operating agreement governing the Company.
(b)   The Company is duly licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be foreseeable to have, individually or in the aggregate, a Material Adverse Effect.
3.02   Subsidiaries.
(a)   The Subsidiaries of the Company as of the date hereof are set forth on Schedule 3.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its Business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Business of the Company or any of its Subsidiaries.
(b)   As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(c)   Each Broker-Dealer Subsidiary is and for the three (3) years prior to the date of this Agreement has been, (i) duly Registered as a broker-dealer under the Exchange Act, (ii) a member in good standing of FINRA and SIPC, (iii) duly Registered, licensed, or qualified as a broker-dealer in each jurisdiction where the Broker-Dealer Subsidiary’s business requires such registration, licensing or qualification, and (iv) in compliance in all material respects with the Exchange Act and the applicable rules and regulations of FINRA.
(d)   The Company and any Subsidiary of the Company that is required to be Registered as an “investment adviser” pursuant to the Investment Advisers Act is properly Registered as an “investment adviser” pursuant to the Investment Advisers Act, and such registration is, and has been for the three

(3) years prior to the date of this Agreement (or since such later time that such registration was first required), effective and in good standing. The Company and the Subsidiaries of the Company are, and have been for three (3) years prior to the date of this Agreement, in compliance in all material respects with its obligations under the Investment Advisers Act. To the knowledge of the Company, there are no violations of, or failures to comply with, the Investment Advisers Act committed by any Person “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with (or supervised by) the Company that, individually or in the aggregate, would be reasonably likely to have an adverse effect in any material respect on the business or operations of the Company. There is no proceeding or investigation pending or, to the knowledge of the Company, threatened by any Governmental Authority or self-regulatory organization, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations. All material federal, state, self-regulatory and foreign registration requirements have been complied with and such registrations as currently filed, and all material periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.
3.03   Due Authorization.   The Company has all requisite company power and authority to execute and deliver this Agreement and, subject to the consents set forth in Schedule 3.05, each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the members and managers of the Company, and no other Company proceeding is necessary to authorize this Agreement or, subject to the consents set forth in Schedule 3.05, such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
3.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 or on Schedule 3.05, the Company’s execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which the Company is a party and the Company’s consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, Company Operating Agreement or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 3.12(a), whether or not set forth on Schedule 3.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not , individually or in the aggregate, would not (i) be material to the Group Companies, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement to this Agreement to which the Company is a party or to consummate the transactions contemplated hereby or thereby.
3.05    Governmental Authorities; Consents.   Except as otherwise provided herein, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) approvals by the Financial Industry Regulatory Authority (“FINRA”) under FINRA Rule 1017, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions contemplated hereby in accordance with the terms hereof and (d) as otherwise disclosed on Schedule 3.05. The Company and any Subsidiary of the Company is not required to register with the Commodity Futures Trading Commission as a “commodity pool operator” or “commodity trading advisor” (each as defined in the Commodity Exchange Act of 1936).
3.06    Current Capitalization.
(a)   Set forth on Schedule 3.06(a) is a true, correct and complete list of each holder of Company Units or other equity interests of the Company and the percentage and class of the Company Units or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 3.06(a), as of the date hereof there are no other Company Units or other equity interests of the Company authorized, reserved, issued or outstanding.
(b)   Except as set forth on Schedule 3.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Units or other equity interests of the Company, nor any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Company Units or other equity interests in or debt securities of the Company and (ii) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Units or other equity interests of the Company. Except as set forth on Schedule 3.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Members may vote. Other than the Company Operating Agreement, the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, other than the ancillary agreements entered into in connection with this Agreement or the transactions contemplated hereby.
(c)   The outstanding membership interests or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), nor any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any membership interests of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company’s Subsidiaries. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 3.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Subsidiaries’ members may vote. The Company’s Subsidiaries are not party to any equity holders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.
(d)   Except as set forth on Schedule 3.06(d), the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding membership interests or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

(e)   Except as set forth on Schedule 3.06(e), without limiting the foregoing, each Broker-Dealer Subsidiary maintains and in the three (3) years prior to the date of this Agreement have maintained “net capital” as defined in Rule 15c3-1 under the Exchange Act (i) in excess of the amount that it is required to maintain under Rule 15c3-1 of the Exchange Act (or such higher amount that has been agreed to with any Authority) and (ii) in an amount sufficient to ensure that it is not, and has not been, required to file notice under Rule 17a-11 under the Exchange Act.
(f)   Other than with respect to PKS Advisory Services, LLC, a New York limited liability company (“PKS”), the Company does not act as investment advisor to any investment company that is registered, or, to the knowledge of the Company, required to be registered, under the Investment Company Act.
(g)   Each investment advisory contract entered into by PKS has been duly and validly authorized by all the corporate actions of PKS, as applicable, including, as applicable, those required under Section 15 of the Investment Company Act.
(h)   Company and PKS have filed all of their prospectuses, statements of additional information, registration statements, proxy statements, financial statements, any other material forms, reports, advertisements and documents required to be filed under applicable Law with any applicable Governmental Authority or any self-regulatory organization (the “Fund Reports”). As of their respective dates, the Fund Reports had been prepared in all material respects in accordance with the requirements of all applicable Law.
(i)   The Company and PKS’s investment advisory contracts with the Company and PKS and any subsequent renewals have been duly authorized, executed and delivered by the Company and PKS in compliance with any applicable Law in all material respects, are valid and binding agreements of the Company and PKS and each other party thereto (except to the extent affected by this Agreement and the transactions contemplated herein), are in full force and effect and are in all material respects enforceable against the Company and PKS and each other party thereto in accordance with their terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(j)   Absence of Certain Changes.   Except as set forth on Schedule 3.06(i), since December 31, 2021, (a) no Material Adverse Effect has occurred and (b) except as contemplated by this Agreement and each ancillary agreement to this Agreement or in connection with the Transactions, no action has occurred that would require the consent of Company or Subsidiaries of Company if such action is taken during the period from the date of this Agreement until the Closing Date.
3.07    Financial Statements.
(a)   Attached as Schedule 3.07 are (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and as of December 31, 2020 and the audited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended, (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2021 and the unaudited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended, and (iii) the unaudited consolidated balance sheet of the Group Companies as of April 30, 2022 and the unaudited consolidated statements of operations, cash flows and changes in equity of the Group Companies for the four (4) month period then ended (clauses (i), (ii) and (ii), together, the “Financial Statements”). The Financial Statements (and when delivered to SPAC, the Updated YE Financials will) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Group Companies. The consolidated financial position, results of operations, income (loss), changes in equity and cash flows reflected in the of the Group Companies reflected in the Updated YE Financials will not deviate, in any material respect, from the consolidated financial position, results of operations, income (loss), changes in equity and cash flows reflected in the Financial Statements described in clause (ii) above, except for such deviations that would not individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect.
(b)   The Company maintains books and records accurately reflecting the assets and liabilities of the Group Companies in all material respects, and maintains adequate internal accounting controls that provide reasonable assurance in all material respects that (i) the Company maintains no off-the-book accounts; (ii) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of the Company’s and its Subsidiaries’ financial statements in accordance with sound accounting principles; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.
3.08   Undisclosed Liabilities.
(a)   Set forth on Schedule 3.08(a) is a true, correct and complete list of all Indebtedness of the Group Companies, along with the principal, interest, maturity date, current amount due and applicable loan documents for all such Indebtedness. Except as provided in Schedule 3.08(a), none of the Indebtedness of the Group Companies is now in material default, and no Person has asserted a material default or a claim that an event of default has occurred on any of the Indebtedness of the Group Companies.
(b)   Except as set forth on Schedule 3.08(b), there is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Group Companies (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary and usual course of the operation of the Business, (c) disclosed in the Schedules or (d) arising under this Agreement or the Transactions and/or the performance by the Company of its obligations hereunder.
3.09   Litigation and Proceedings.   Except as set forth on Schedule 3.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.
3.10   Compliance with Laws.
(a)   Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, the Group Companies are, and since April 30, 2020 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since April 30, 2020, which violation would be material to the Group Companies, taken as a whole.
(b)   Since April 30, 2020, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
(c)   Each Broker-Dealer Subsidiary is conducting, and since April 30, 2020 has conducted, its business in compliance in all material respects with all applicable Laws. Since April 30, 2020, none of the Broker-Dealer Subsidiaries has received any written notice alleging, or was charged with, any material violation of any such Laws. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists that will constitute or result in a material violation by a Broker-Dealer Subsidiary or a failure on the part of a Broker-Dealer Subsidiary to comply in all material respects with, any applicable Law.
(d)   None of the Broker-Dealer Subsidiaries nor any of its associated persons is, or since April 30, 2020 has been, (i) subject to “statutory disqualification” (as defined in the Exchange Act), or (ii) the subject of any approval, satisfaction, determination, judgment, acceptance, or similar action or event requiring disclosure on SEC Form BD, Form U4, or otherwise with any Authority that has not been so disclosed.
(e)   The Company and each Subsidiary of the Company has timely filed all material reports, registrations and other material documents, together with any material amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority since January 1, 2022 and has paid all material fees and assessments due and payable in connection therewith.
3.11   Intellectual Property.
(a)    Schedule 3.11(a) sets forth, as of the date hereof, a true and complete list of, including (as applicable) owner, jurisdiction and serial and application numbers, of all material unexpired patents, all material unexpired Registered copyrights, all material unexpired Registered trademarks, all material unexpired domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of its Subsidiaries, and (ii) any Software that is owned by and material to the Company or any of its Subsidiaries. Except as set forth in Schedule 3.11(a) or (ii) as provided in any Contract set forth in Schedule 3.12(a), either the Company or a Subsidiary of the Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens.
(b)   Except as set forth in Schedule 3.11(b), no Proceedings are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any third party (i) claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party, or (ii) challenging the use, ownership, registrability, patentability, validity or enforceability of the Owned Intellectual Property. Except as set forth in Schedule 3.11(b), neither the Company nor any Subsidiary of the Company is a party to any pending or, to the knowledge of the Company, threatened in writing, Proceeding, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of the Owned Intellectual Property. Except as set forth in Schedule 3.11(b), the conduct of the Business as presently conducted and the use of the Owned Intellectual Property in connection therewith, is not infringing, misappropriating or otherwise violating, and has not in the two (2) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to any Group Company. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, and has not in the past two (2) years infringed, misappropriated or otherwise violated, any Intellectual Property of the Company or any Subsidiary of the Company except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect.
(c)   The Company and/or its Subsidiaries, as the case may be, either exclusively own, have a valid license to use or otherwise have the lawful right to use, all of the Intellectual Property and Software used in or necessary to the conduct of the Business as currently conducted (the “Business Intellectual Property”) with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect.
(d)   To the knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps, to protect the confidentiality and value of the material Trade Secrets in the possession or control of the Company or its Subsidiaries, and such Trade Secrets have not been used or disclosed by any Person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use thereof.
(e)   To the knowledge of the Company, the Company and its Subsidiaries have executed valid and enforceable written agreements with each of their former and current employees, consultants and independent contractors pursuant to which each such Person has: (i) agreed to hold all material Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or one of its Subsidiaries, as applicable, all of such Person’s right, title and interest in and to all material Intellectual Property arising out of such Person’s employment, engagement or contract with the Company or Subsidiary.
3.12   Contracts; No Defaults.
(a)   Schedule 3.12(a) contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound.
(i)   any Contract with an employee of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;
(ii)   each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary and usual course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $250,000;
(iii)   each employee collective bargaining Contract;
(iv)   any Contract pursuant to which (A) the Company or any of its Subsidiaries licenses, receives authorization to use or acquires from a third party any Intellectual Property that is material to the business of any Group Company, other than (x) click-wrap, shrink-wrap and off-the-shelf Software licenses, and (y) any other unmodified Software licenses that are commercially available on standard, nondiscriminatory terms to the general public with aggregate license, maintenance, support and other fees less than $100,000 per year or (B) the Company or any of its Subsidiaries licenses, permits or agrees to license or permit any other Person to use any Intellectual Property that is material to the business of any Group Company;
(v)   any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;
(vi)   any Contract under which the Company or its Subsidiaries have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on their assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary and usual course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $500,000 of committed credit;
(vii)   the principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since April 30, 2020, involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);
(viii)   any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases in the ordinary and usual course of business consistent with past practices and sales of obsolete equipment;
(ix)   any Contract expected to result in revenue or require expenditures by the Company and/or its Subsidiaries in excess of $500,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;
(x)   other than any employment agreement set forth on Schedule 3.13(a), any Contract between the Company or its Subsidiaries on the one hand, and any of the Company Members (or any Affiliate of such Company Member), on the other hand, that will not be terminated at or prior to the Closing without any cost or other liability to the Company or its Subsidiaries;
(xi)   any Contract establishing any joint venture, partnership, or strategic alliance that is material to the Business taken as a whole;
(xii)   any Contract (A) with a duration of more than one year, (B) involving the payment to or by the Company or more than $500,000 in the aggregate and (C) not terminable on sixty (60) days’ (or less) notice; and
(xiii)   any Contract with an Affiliate of the Company involving payment of $250,000 or more.
(b)   Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 3.12(a) (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since April 30, 2021, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since April 30, 2021 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
3.13   Company Benefit Plans.
(a)   Schedule 3.13(a) sets forth a complete list of all 401K plans of the Company. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without notice and without severance or termination pay) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries have any obligation or liability, contingent or otherwise, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Group Companies have no remaining obligations or liabilities. There are no Company Benefit Plans maintained outside of the United States.
(b)   Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Financial Statements.
(c)   Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of any Company Benefit Plan, if applicable.
(d)   Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six (6) year period prior to the date hereof, or otherwise has any current or contingent liability with respect to: (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) a defined benefit plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
(e)   Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees or owners or service providers of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(f)   Except as would not be reasonably expected to result in material liability to the Group Companies, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code, and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan.
(g)   Except set forth on Schedule 3.13(g) or as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans, no Actions (except for routine claims for benefits), no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending, or, to the knowledge of the Company, threatened.
(h)   Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or otherwise (ii) result in the payment to any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries of any severance pay or money or other property, or any increase in severance pay upon any termination of employment or service.
(i)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code since April 30, 2020 and all applicable regulations and notices issued thereunder.
(j)   No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.
3.14   Employment and Labor Matters.
(a)   Schedule 3.14(a) sets forth a true, correct and complete list of all Persons who are employees of the Company as of the date hereof with annual base cash compensation in excess of $250,000, including any employee who is on a leave of absence of any nature, paid or unpaid authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; and (vi) a description of any fringe benefits regularly provided to each such individual as of the date hereof that either cost five hundred dollars ($500) or more annually or that are not provided or made available to all employees (vii) status as active or inactive; and (viii) classification under applicable wage and hour Laws as either exempt or not exempt for purposes of overtime pay. Except as set forth on Schedule 3.14(a), as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements), and there are no outstanding agreements, understandings or commitments of the Company with respect to any additional compensation, commissions or bonuses. Each independent contractor of the Company (each, an “Independent Contractor” and collectively, the “Independent Contractors”) who has performed services for the Company while classified as an independent contractor has satisfied the requirements of applicable Laws to be so classified. The Company has fully and accurately reported such Independent Contractors’ compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. The Company has not received any written notice from any Governmental Authority disputing any classification in respect of the Independent Contractors.

(b)   Except as set forth on Schedule 3.14(b), (i) neither the Company nor its Subsidiaries is, or has been within the past three (3) years, a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.
(c)   Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, each of the Group Companies (i) is in material compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN ACT), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any Unfair Labor Practice or received written notice of any Unfair Labor Practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) within the last three (3) years, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.
(d)   Within the last three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closings, employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that (i) triggered notice or pay obligations under the WARN Act, and which remain unsatisfied, or (ii) are reasonably expected to trigger such notice or pay obligations, in each case, except as would not reasonably be expected to be, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(e)   To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.
(f)   The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware against any directory, employee or other service provider of the Company during the past five (5) years. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any liabilities with respect to any such allegations and is not aware of any allegations relating to any director, employee or other service provider of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.
(g)   As of the date hereof, the Company has no knowledge that any senior level executive has provided written notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.
3.15   Taxes.
(a)   Each Group Company has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all applicable Laws, and each Group Company has paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)   Each Group Company has timely withheld and paid to the appropriate taxing authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party.
(c)   No deficiencies for Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any taxing authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Group Company is currently the subject of a Tax audit or examination with respect to any Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.
(d)   No Group Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any taxing authority, other than any such extensions or waivers that are no longer in effect. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(f)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.
(g)   There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.
(h)   During the two (2)-year period ending on the date of this Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.
(i)   No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(j)   No written claims have been made by any taxing authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(l)   No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.
(m)   Each Group Company is Tax resident only in its jurisdiction of formation.
(n)   Except for Representatives Indemnity Company, Inc., no Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(o)   No Group Company has taken nor agreed to take any action that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(p)   The Company is an eligible entity within the meaning of Treasury Regulation Section 301.7701-3(b)(i), has been treated as a partnership for U.S. federal income tax purposes since inception, and has not made any election to be treated as an association for federal, state or local income Tax purposes. Schedule 3.15(p) sets forth the entity classification of each of the Subsidiaries for purposes of U.S. federal income Taxes. Each such entity has, at all times, (i) been eligible for such U.S. federal income tax classification under applicable Tax law and (ii) operated in all ways consistently with such classification.
3.16   Fees/Commissions.   Except as on Schedule 3.16, no broker, finder, investment banker, consultant or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, based upon arrangements made by the Company, its Subsidiaries for which the Company or any of its Subsidiaries has any obligation.
3.17   Insurance.   Schedule 3.17 contains a list of all material policies of property, fire and casualty, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 3.17, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) all premiums due have been paid, (ii) to the knowledge of Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary and usual course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in material breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.
3.18   Real Property; Assets.
(a)   The Group Companies do not own, and have not since April 30, 2020 owned any real property (the “Owned Real Property”).
(b)   Schedule 3.18(b) contains a true, correct and complete list of all Leased Real Property and the addresses of such Leased Real Property (the leases or subleases, including any amendment, renewal, extension or other agreement with respect thereto, which are referred to as “Real Estate Lease Documents”). The Company has made available to SPAC true, correct and complete copies of all Real Estate Lease Documents.
(c)   The Group Companies have valid leasehold interests in each Leased Real Property, each of the Real Estate Lease Documents (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, and (ii) except as would not be material to the applicable Group Companies, covers the entire estate it purports to cover.
(d)   No monetary or material non-monetary default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other party thereto, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of monetary or material non-monetary default under any Real Estate Lease Document which default has not been cured or waived. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a monetary or material non-monetary default under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or grant is still in effect. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which security interest is still in effect. Except for the Permitted Liens and except as set forth on Schedule 3.18(d), there exist no Liens affecting the Real Property.
(e)   The Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the Business as currently conducted.
(f)   The Group Companies have good and valid title to the non-Real Property assets of the Group Companies.
3.19   Environmental Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect:
(i)   the Group Companies are and, during the last two years, have been in compliance with all Environmental Laws;
(ii)   neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and
(iii)   no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.
(b)   To the knowledge of the Company, there are no environmental conditions or circumstances with respect to any Real Property existing as of the date hereof that would give rise to any material Claim or other material liabilities, losses or expenditures under Environmental Laws.
3.20   Absence of Changes.   From the date of the most recent balance sheet included in the Financial Statements, there has not been a Material Adverse Effect. Since January 1, 2022, no Group Company has taken or omitted to take any action described in Section 5.01 that if taken after the date hereof would have required the consent of the SPAC.
3.21   Affiliate Agreements.   Except as provided in Schedule 3.21, neither any Affiliate of the Company nor any Company Member is indebted to the Company or any of its Subsidiaries, and neither any Affiliate of the Company nor any Company Member owns any asset used in, or necessary or material to, the Business. Except as provided in Schedule 3.21, to the knowledge of the Company, neither the Company nor its Subsidiaries, nor any officer, director or Affiliate of the Company or its Subsidiaries (nor any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, directly or indirectly: (a) a material interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company or its Subsidiaries furnishes or sells (or proposes to furnish or sell); (b) a material interest in any Person that purchases from, or sells or furnishes to, the Company or its Subsidiaries any goods or services; (c) a beneficial interest in or is a party to any Contract or material transaction with the Company or its Subsidiaries or involving the Business; or (d) any cause of action or other Claim whatsoever against, or owes any amount to, the Company or its Subsidiaries in respect of the Business, except for claims for accrued salary, vacation pay and accrued benefits under the Company Benefit Plans in the ordinary course of business.
3.22   Permits.   The Company and each of its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material and adverse to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary and usual course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Group Companies is in compliance with all Material Permits applicable to the Company or its Subsidiaries.
3.23   Proxy Statement/Prospectus.   None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representations or warranties as to the information contained or incorporated by reference in or omitted from the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company or its Affiliates by or on behalf of SPAC specifically for inclusion in the Proxy Statement/Prospectus.
3.24   Bank Accounts; Powers of Attorney.   Schedule 3.24 sets forth a true, correct and complete list of the names and addresses of all banks in which the Group Companies have depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.
3.25   Privacy; Data Security.
(a)   The Company and its Subsidiaries own, or have valid rights to access and use pursuant to a written agreement, all IT Systems. The IT Systems are (i) subject to commercially reasonable disaster recovery procedures, (ii) free from any defect, bug, virus, corruption, malicious code or other similar contaminants, and (iii) adequate and sufficient (including with respect to working condition and capacity) for, and operate and perform in all material respects as required in connection with, the conduct and operation of Group Companies as currently conducted. The Company and its Subsidiaries have taken all commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems. During the three (3) years prior to the date of this Agreement, the IT Systems have not suffered a material failure or malfunction. There have been no unauthorized uses or intrusions of, or breaches (including any “security incident” (as defined in 45 C.F.R § 164.304) or “breach” (as defined in 45 C.F.R § 164.402)) to, the IT Systems of the Company or any Subsidiary of the Company, or any other loss, unauthorized disclosure or use of any sensitive or confidential information, including Personal Information, in the custody or control of the Group Companies.
(b)   The Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all privacy and security obligations to which they are subject under (i) all applicable privacy policies and online terms of use, (ii) any applicable Law, including Privacy Laws, and (iii) any Contract, including all contractual commitments that the Company or a Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data (collectively, “Data Security Requirements”). There have not been any investigations regarding, and neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority or Person alleging, any violation of any Data Security Requirements. The Company and each of its Subsidiaries have provided accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws.
(c)   The Company and its Subsidiaries have not incorporated or used any open source Software in connection with any Software developed, used or otherwise exploited by the Company and its Subsidiaries or any of their customers in a manner that requires the contribution, licensing, transfer, assignment, attribution or disclosure to any third Person of any portion of the source code of any Software developed, licensed, distributed used or otherwise exploited by or for the Company or its Subsidiaries. No source code owned by the Group Companies has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.
3.26   No Outside Reliance.   Notwithstanding anything contained in this Article III or any other provision hereof, Company and its Subsidiaries and any of their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Company has made its own investigation of the SPAC and Holdings and that neither the SPAC, Holdings nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the SPAC and Holdings in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC or Holdings. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (whether or not accessed by Company or its representatives or reviewed by Company) or management presentations that have been or shall hereafter be provided to Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the SPAC or Holdings, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Company understands and agrees that any assets, properties and business of the SPAC and Holdings are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V or any certificate delivered in accordance with Section 8.03(c), with all faults and without any other representation or warranty of any nature whatsoever.
3.27   No Additional Representations and Warranties.   Except as provided in this Article III, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, is authorized to make, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates, including in this Agreement or in any Exhibit or ancillary agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SPAC, HOLDINGS AND MERGER SUBS
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by SPAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.04 (Litigation and

Proceedings); Section 4.06 (Financial Ability; Trust Account); Section 4.12 (Tax Matters); and Section 4.13 (Capitalization)), SPAC represents and warrants to the Company, as of the date hereof and at the Closing, as follows:
4.01   Corporate Organization.   SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the SPAC Organizational Documents previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Organizational Documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into this Agreement or consummate the Transactions.
4.02   Due Authorization.
(a)   SPAC has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the SPAC Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and authorized and approved by the board of directors of SPAC and, except for the SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such ancillary agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The affirmative vote of holders of a majority of the outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve the Proposals are the only votes of any of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC, and the consummation of the Transactions, including the Closing (the “SPAC Stockholder Approval”).
4.03   No Conflict.   The execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which SPAC is a party by SPAC and, upon receipt of the SPAC Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC is a party or by which any of SPAC’s assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and each ancillary agreement to this Agreement to which SPAC is a party.

4.04   Litigation and Proceedings.   There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon SPAC which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement.
4.05   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC, the Company or Merger Subs with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act, Securities Laws and the applicable National Exchange.
4.06   Financial Ability; Trust Account.
(a)   As of June 15, 2022, there was approximately $15,095,910.01 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 19, 2020 (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the SPAC Organizational Documents and SPAC’s final prospectus dated November 19, 2020. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions contemplated hereby. To the knowledge of SPAC, as of the date hereof, following the Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming SPAC Stockholder.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (less distributions for taxes or in connection with the redemption of any shares of SPAC Common Stock in connection with the Offer) will not be available to SPAC on the Closing Date.
4.07   Brokers’ Fees.   Except for the fees described on Schedule 4.07(i) (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including the Sponsor. Set forth on Schedule 4.07(ii) is a true and correct list and amount of all Outstanding SPAC Expenses.
4.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   SPAC has duly filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since its incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of SPAC’s operations and cash flows for the respective periods then ended.
(b)   Except as permitted by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports under the Exchange Act.
(c)   Except as disclosed in the SEC Reports, SPAC has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of SPAC, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.
(d)   Except as disclosed in the SEC Reports, there are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   To the knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
4.09   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement.
(b)   SPAC does not own or have a contractual right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)   Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) or as set forth on Schedule 4.09(c), SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) and Contracts set forth on Schedule 4.09(c)).
(d)   Except for any fees or expenses payable by SPAC or Holdings as a result or in connection with the Transaction, there is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for in the financial statements of SPAC as of and for the three (3) month period ended March 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC, taken as a whole), (ii) that have arisen since March 31, 2022 in the ordinary and usual course of the operation of business of the SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC, taken as a whole), (iii) disclosed in the financial statements included in the SEC Reports or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.
4.10   Form S-4 and Proxy Statement/Prospectus.   On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to SPAC’s stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or authorized on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.
4.11   No Outside Reliance.   Notwithstanding anything contained in this Article IV or any other provision hereof, SPAC and its Affiliates and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. SPAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

4.12   Tax Matters.
(a)   SPAC has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct, and complete in all material respects and prepared in substantial compliance with all applicable Laws and Orders, and SPAC has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b)   SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   No deficiencies for Taxes against any of SPAC have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. SPAC is not currently the subject of a Tax audit or examination with respect to any Taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d)   SPAC is not party to any agreements (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect. SPAC is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.
(f)   SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.
(g)   There are no Liens for Taxes on any assets of SPAC other than Permitted Liens.
(h)   During the two (2)-year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.
(i)   SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has no any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(j)   No written claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(l)   SPAC is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m)   SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing

Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in SPAC’s financial statements, or received in the ordinary course of business since the date of the most recent balance sheet included in SPAC’s financial statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.
(n)   SPAC is Tax resident only in its jurisdiction of formation.
(o)   SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.
(p)   SPAC has not taken nor agreed to take any action (other than agreeing to consummate SPAC Stockholder Redemptions) that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there is no fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
4.13   Capitalization.
(a)   Subject to any redemptions by Redeeming SPAC Stockholders that shall occur in connection with the Transactions, the authorized capital stock of SPAC consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 100,000,000 shares of SPAC Class A Common Stock, of which 1,370,182 shares of SPAC Class A Common Stock of SPAC are issued and outstanding as of the date of this Agreement and (iii) 10,000,000 shares of SPAC Class B Common Stock, of which 2,875,000 shares of Class B Common Stock are issued and outstanding as of the date of this Agreement. 8,555,183 SPAC Public Warrants and 6,481,550 SPAC Private Placement Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract, and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain SPAC Class B Common Stock held by the Sponsor.
(b)   Except for the shares of SPAC Class B Common Stock, SPAC Warrants and Sponsor Loans, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or other equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports or as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person (except for Holdings) and, except as set forth in the SPAC Organizational Documents, SPAC does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)   Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Holdings consists of three hundred and twenty million (320,000,000) shares of Holdings Common Stock, of which zero (0) shares of Holdings Common Stock are issued and outstanding as of the date of this Agreement. As of the Effective Time, all of the issued and outstanding shares of Holdings Common Stock and Holdings Warrants (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract, and (iv) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83.
(d)   As of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Holdings Common Stock or other equity interests of Holdings, or any other Contracts (other than this Agreement) to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ stockholders may vote. Holdings is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Holdings Common Stock or any other equity interests of Holdings, other than the ancillary agreements entered into in connection with this Agreement or the transactions contemplated hereby. Prior to the Closing, Holdings does not own any capital stock or any other equity interests in any other Person (other than SPAC Merger Sub and Company Merger Sub), and Holdings does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
4.14   National Exchange Stock Market Quotation.
(a)   The issued and outstanding shares of SPAC Common Stock are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “KWAC”. The issued and outstanding SPAC Warrants, except for the SPAC Private Placement Warrants, are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “KWAC.WS”. SPAC is a listed company in good standing with the NYSE and in compliance with the rules of the NYSE, and except for the email dated June 14, 2022 from the NYSE to the SPAC, there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC, including with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Common Stock or SPAC Warrants or terminate the listing of SPAC Units, SPAC Class A Common Stock or SPAC Warrants on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.
(b)   None of SPAC, Holdings, or their Affiliates has taken any action in an attempt to prevent the registration of the Holdings Common Stock or Holdings Public Warrants under the Exchange Act.
ARTICLE V
COVENANTS OF THE COMPANY
5.01   Conduct of Business.   Except as otherwise required by this Agreement, contemplated by this Agreement in connection with the Transactions or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), (x) the Company and its Subsidiaries shall operate and conduct their respective businesses in the ordinary course of business, and (y) the Company shall not, and shall cause its Subsidiaries not to:

(a)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Company or Subsidiary of Company or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (except with regards to the redemption or exchange of Company Class B Preferred Units);
(b)   change, modify or amend organizational documents of any Group Company;
(c)   (ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Company or Subsidiaries of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, Company or Subsidiaries of the Company; or (C) other than in connection with organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Company or Subsidiaries of the Company (except with regards to the Company Class B Preferred Units);
(d)   make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or its respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;
(e)   except as required under the terms of any Company Benefit Plan set forth in Schedule 3.13(a) or applicable Law, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, except for increases in salary of less than 5% of such employee’s salary immediately prior to the date of this Agreement or $10,000, whichever is greater, or (B) adopt, establish or enter into any plan, policy or arrangement that would constitute a Company Benefit Plan if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;
(f)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be foreseeable to prevent or impede the Intended Tax Treatment, or result in a Material Adverse Effect;
(g)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Company (except with regards to the Company Class B Preferred Units);
(h)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability; or
(i)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness.
5.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, which information may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Group Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies to the extent such information is in the possession of the Company or its Subsidiaries, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives hereunder shall be kept strictly confidential by them, except to the extent (i) otherwise required by law or (ii) furnished to SPAC or authorized for inclusion, by or on behalf of the Company or its Subsidiaries, in the Form S-4 or the Proxy Statement/Prospectus.
5.03   HSR Act and Regulatory Approvals.
(a)   Subject to the terms and conditions herein provided, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain all authorizations, consents, orders, and approvals of all Governmental Authorities, including the expiration or termination of the applicable waiting periods under the HSR Act, as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by this Agreement.
(b)   In connection with the Transactions, the Company shall (i) promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) supply as soon as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.
(c)   To the extent required by Law, Company shall cause each Broker-Dealer Subsidiary to (i) prepare and submit to FINRA a Continuing Membership Application (the “CMA”) pursuant to FINRA Rule 1017 and receive FINRA’s approval of the CMA, and (ii) file an amended Form BD with the SEC as soon as practicable after the Closing to make necessary changes. In furtherance and not in limitation of the foregoing, the Company shall take all actions reasonably necessary in order to ensure that it has provided the SPAC with all information concerning the Company that is necessary to file the CMA with FINRA.
(d)   The Company shall promptly inform the SPAC of any material communication received from or sent to any Person or Governmental Authority, including FINRA, the SEC, the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the SPAC copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The Company shall permit SPAC’s counsel an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
5.04   Termination of Certain Agreements.   Prior to Effective Time, the Company shall take all actions necessary to cause the Contracts listed on Schedule 5.04 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
5.05   No SPAC Common Stock Transactions.   From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SPAC without the prior consent of SPAC. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

5.06   No Claim Against the Trust Account.   The Company acknowledges that it has read SPAC’s final prospectus, dated November 19, 2020 (File No. 333-249437) and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by November 24, 2022 or such later date as approved by the stockholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 5.06 shall survive the termination of this Agreement for any reason.
5.07   Proxy Solicitation; Other Actions.
(a)   The Company agrees to use reasonable best efforts to provide SPAC, as soon as reasonably practicable following the date of this Agreement, audited financial statements with an unqualified audit opinion, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Group Companies as of and for the years ended December 31, 2020 and December 31, 2021, audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement/Prospectus, in each case, prepared in accordance with GAAP and Regulation S-X. The Group Companies shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b)   From and after the date on which the Proxy Statement/Prospectus is mailed to SPAC’s Stockholders, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC pursuant to this Section 5.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
5.08   Consent of Company Equityholders.   As soon as practicable following the effectiveness of the Form S-4, the Company shall obtain and deliver to the SPAC consent of Company equityholders, pursuant to which the equityholders of Company have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to an action by written consent of the equityholders of the Company) in favor of the adoption and approval of this Agreement, the Transaction and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

5.09   Updated Information.   As soon as reasonably practicable after the date of this Agreement, the Company shall cause to be delivered to SPAC and Holdings true, correct and complete copies of the audited consolidated balance sheets of the Group Companies as of December 31, 2021 and the audited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended. The Company may update any disclosure schedule to the representation and warranties in connection with the delivery of the Updated FY Financials.
5.10   Company Debt.   After the date of this Agreement and prior to the Closing Date, the Company will use its commercially reasonable best efforts to either refinance or convert into common equity units of the Company the Indebtedness of the Group Companies prior to the Closing Date, excluding any Indebtedness held by a financial institution, including Oak Street Funding, LLC.
ARTICLE VI
COVENANTS OF SPAC, HOLDINGS AND MERGER SUBS
6.01   HSR Act and Regulatory Approvals.
(a)   Subject to the terms and conditions herein provided, the SPAC shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by this Agreement. In connection with the Transactions, SPAC shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act promptly after the date of this Agreement, (ii) comply with or otherwise resolve, diligently and at the earliest practicable date, any request from the Federal Trade Commission, the Department of Justice, or any other Governmental Authority for additional information, documents, or other materials under the HSR Act or other antitrust Laws in respect of such registrations, filings, applications or notices of the Transactions, and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.01 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as reasonably practicable (and in any event prior to the Termination Date).
(b)   In furtherance of Section 6.01(a) and notwithstanding anything to the contrary set forth in this Agreement, SPAC shall take, and shall cause its Affiliates to take, any and all unconditional and unqualified action necessary to obtain any necessary approval or obtain the expiration of any waiting or suspension period under the HSR Act or other antitrust Laws and to prevent the initiation of any lawsuit by any Governmental Authority under any antitrust Laws or to prevent the entry of any Order that would otherwise make the Transactions contemplated by this Agreement unlawful, so as to enable the Parties hereto to close the Transactions contemplated by this Agreement, prior to the Termination Date, including, but not limited to actions before or after the closing (i) to sell, license, otherwise dispose of or hold separate, or agree to sell, license, otherwise dispose of or hold separate, any entities, assets, technology, Intellectual Property rights or facilities of either the SPAC, its Affiliates, or the Company; (ii) to terminate, amend or assign existing relationships or contractual rights and obligations; (iii) to amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements; (iv) to change or modify any course of conduct or otherwise make any commitment (to any Governmental Authority or otherwise) regarding future operations of SPAC, its Affiliates, or the Company; or (v) otherwise to take or commit to take any actions that would limit SPAC’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of SPAC’s or its Affiliates’ businesses, product lines, licenses, operations, rights, assets or rights or interests therein, or the ability of any Affiliate of SPAC to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of SPAC. If, despite the foregoing, any legal proceeding is instituted (or threatened to be instituted) challenging the Transactions contemplated by this Agreement as violative of any antitrust Law, SPAC shall, and shall cause its Affiliates to, take any and all actions necessary to defend such legal proceeding and to prevent, lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the Transactions contemplated by this Agreement, including efforts to defend, contest, or otherwise resist any legal proceeding, including any legal proceeding seeking a temporary restraining order or preliminary injunction, or Order by any Governmental Authority or private party, challenging the Transactions contemplated by this Agreement as violative of any antitrust Law.
(c)   The SPAC and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, orders, or approvals of any Governmental Authority pursuant to Section 5.03 and this Section 6.01. The SPAC shall promptly inform the Company of any material communication received from or sent to any Person or Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the Company copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The SPAC shall permit the Company’s counsel an opportunity to review in advance, and the SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by the SPAC to any Governmental Authority concerning the Transactions contemplated by this Agreement; provided, that the SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of Company. The SPAC agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions contemplated hereby; provided, however, that SPAC shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals, including expiration or termination of the waiting period under the HSR Act, and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters.
(d)   SPAC and the Company shall each pay their respective antitrust filing fees in connection with the Transactions contemplated by this Agreement.
6.02   Indemnification and Insurance.
(a)   Subject to Section 6.02(b), from and after the Effective Time, Holdings agrees that it will, and will cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to indemnify and hold harmless each present and former director and officer of the Group Companies and SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action against such Person in their capacity as an officer or director, whether civil, criminal, administrative, regulatory or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time a (“D&O Indemnifiable Claim”), to the fullest extent that the Company, the Company’s Subsidiaries, Holdings or SPAC, as the case may be, are under applicable Law and their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, but subject to Section 6.02(b), Holdings shall, and shall cause SPAC Surviving Subsidiary and Company Surviving Subsidiary, to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors for D&O Indemnifiable Claims that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Should Closing occur, Holdings shall be liable for, each of the covenants in this Section 6.02 to the same extent (but only to such extent) as the Company would be prior to the Closing.

(b)   For a period of six (6) years from the Effective Time, Holdings shall, and shall cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (a true, correct and complete copy of the Company’s directors’ and officers’ liability insurance has been heretofore made available to SPAC or its agents or Representatives) for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Group Companies for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Holdings shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to D&O Indemnifiable Claims existing or occurring at or prior to the Effective Time, and the premiums and all other cost of such “tail” policy shall be paid for at the Closing in accordance with Section 2.16, and (ii) if any claim or Action is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding anything to the contrary, in the event there is a D&O Indemnifiable Claim against a Person that (i) would have been covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, and (ii) such D&O Indemnifiable Claim relates to or arises from events prior to or at the Effective Date, including in connection with the Transactions, then the “tail” policy shall be the first source of recourse for each Person subject to claim or Action (on a primary non-contributory basis) and such Person must exhaust recourse against the “tail” policy before seeking indemnification (including advancement of expenses) or exculpation against Holdings, the SPAC Surviving Subsidiary or the Company Surviving Subsidiary for a D&O Indemnifiable Claim.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Holdings, SPAC Surviving Subsidiary and Company Surviving Subsidiary and their respective successors and assigns. In the event that Holdings, SPAC Surviving Subsidiary, Company Surviving Subsidiary or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdings, as the case may be, shall ensure that proper provision shall be made so that the successors and assigns of Holdings, SPAC Surviving Subsidiary or Company Surviving Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 6.02.
6.03   Conduct of SPAC and Holdings During the Interim Period.
(a)   During the Interim Period, except as set forth on Schedule 6.02(b) or as contemplated by this Agreement (including any changes relating to the capitalization of Holdings as may reasonably be required to effect and consummate the Transactions, but excluding actions under Section 2.09(d)(iv) to effectuate a Holdings Private Warrant Issuance pursuant to the SPAC Private Placement Warrant Forfeiture Certificate) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC and Holdings shall not:
(i)   change, modify or amend the Trust Agreement or the SPAC Organizational Documents or Holdings’ organizational documents;
(ii)   (ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC or Holdings; (B) split, combine or reclassify any capital stock of, or other equity interests in, SPAC or Holdings; or (C) other than in connection with the Offer or as otherwise required by the SPAC Organizational Documents or Holdings’ organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC or Holdings;

(iii)   make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company, Holdings or their respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;
(iv)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;
(v)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC or Holdings (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vii)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, including, without limitation, undertake additional Sponsor Loans, or otherwise issue additional SPAC Private Placement Warrants;
(viii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, SPAC or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any SPAC Warrants outstanding on the date hereof or as otherwise contemplated by Section 6.06 or Section 6.07, or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(b)   During the Interim Period, SPAC and Holdings shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, Holdings’ organizational documents, the Trust Agreement and all other agreements or Contracts to which SPAC or Holdings may be a party.
6.04   Trust Account.   Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Common Stock by Redeeming SPAC Stockholders; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 2.15, and subject to the limitations set forth therein; and (c) the balance, if any, of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.
6.05   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC by third parties, which information may be in SPAC’s possession from time to time, and except for any information which in the opinion of SPAC’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC and Holdings shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent that such information is in the possession of SPAC, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives hereunder shall be kept strictly confidential by them.
6.06   SPAC and Holdings National Exchange Listing.   From the date hereof through the Closing, SPAC and Holdings shall use reasonable best efforts (i) for SPAC to remain listed as a public company on, and for the SPAC Class A common stock, SPAC units and SPAC Public Warrants to be listed for trading on a National Exchange; and (ii) to cause Holdings Common Stock to be issued in the Transaction to be approved for listing on a National Exchange, subject to official notice of issuance, prior to the Closing.
6.07   SPAC Public Filings.   From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
ARTICLE VII
JOINT COVENANTS
7.01   Support of Transaction.   Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, SPAC and the Company shall each, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.
7.02   Preparation of Form S-4 & Proxy Statement; Special Meeting.
(a)   As promptly as practicable following the execution and delivery of this Agreement, SPAC, Holdings and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Holdings, promptly following the Company’s production of financial statements pursuant to Section 5.07(a), shall file with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting).
(b)   Each of SPAC, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement/Prospectus filed in response thereto. If SPAC, Holdings or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Company and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that SPAC or Holdings receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.
(c)   SPAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. SPAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Mergers and (iii) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by SPAC’s stockholders at the Special Meeting.
(d)   SPAC, Holdings and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Proposals. SPAC shall, through the SPAC Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 7.02(d), if on a date for which the Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares of SPAC Common Stock to obtain the SPAC Stockholder Approval, whether or not a quorum is present, SPAC shall have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that the Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.
7.03   Exclusivity.
(a)   Except as set forth on Schedule 7.03(a), during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company Units or other equity securities of the Company or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of the Company Units or other equity securities of the Company by the Company from employees of the Company or its Subsidiaries or by any current equity holder of the Company or Company Members, including redemption of the Company Class B Preferred Units) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify SPAC of such facts and circumstances. Except as set forth on Schedule 7.03(a), the Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)   During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Members and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with the Company, the Company Members and their respective Affiliates and Representatives. SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing and in addition thereto, the SPAC may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating only that SPAC is subject to an exclusivity agreement and is unable to provide any information related to the SPAC, the Transactions or entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as that exclusivity agreement remains in effect and, in such event, the SPAC shall notify Company of such facts and circumstances.
7.04   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, SPAC will join in the execution of any such Tax Returns.
(b)   Tax Treatment.   SPAC, Holdings, and the Company intend, for U.S. federal income tax purposes, that the Mergers shall together qualify as an exchange described in Section 351(a) of the Code (the “Intended Tax Treatment”), and each shall cause its respective Affiliates to, absent a change in Law after the date hereof or a final determination within the meaning of Section 1313(a) of the Code (and any comparable provision of state and local tax law) that would require different treatment for U.S. federal or applicable state or local income tax purposes, report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(c)   The Parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Section 1.351-3.
(d)   FIRPTA Matters.   At or prior to the Closing:
(i)   At or prior to the Closing, SPAC shall have delivered to Holdings a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five (5)-year period ending on the Closing Date and a letter notifying the U.S. Internal Revenue Service of the same, in a form reasonably acceptable to the Company and Holdings.
(ii)   The Company shall have delivered to Holdings a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 897(c)(1) of the Code, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents, in a form reasonably acceptable to the SPAC and Holdings.
(e)   If, in connection with the Mergers, the SEC requests or requires that tax opinions be prepared and submitted with respect to the tax consequences to the SPAC Stockholders or the holders of SPAC Warrants of the Mergers, and if such a tax opinion is being provided by tax counsel, each of the Company and SPAC agree to deliver to such tax counsel customary tax representation letters reasonably satisfactory to such counsel, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such tax opinions.
7.05   Confidentiality; Publicity.
Except as provided in Section 7.07 below, none of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 7.05, each party hereto and its Affiliates may make announcements regarding this Agreement and the Transactions contemplated hereby to their respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.
7.06   Post-Closing Cooperation; Further Assurances.   Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions contemplated hereby.
7.07   Other Filings; Press Release.
(a)   As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)   Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.
7.08   Section 16 Matters.   Prior to the Effective Time, each of SPAC and Holdings shall take all reasonable steps as may be required or permitted, including the board of directors of SPAC or Holdings, as applicable, adopting resolutions consistent with the interpretive guidance of the SEC, to cause any dispositions of SPAC securities or acquisitions of Holdings securities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
7.09   Equity Compensation Plan.   The Parties shall mutually agree on the terms of any equity compensation plans promptly after the signing of this Agreement.
7.10   PIPE Investment.   Each of the Company, the SPAC and Holdings agree that each shall use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, the SPAC and/or Holdings, and/or the entry into backstop arrangements with potential investors, provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, the SPAC and Holdings (a “PIPE Investment”). Each of the Company, SPAC and Holdings shall use, and shall cause their respective representatives to use, their respective commercially reasonable best efforts to cause such PIPE Investment to occur, including the use of up to 50% of SPAC Class B Common Stock as set forth in Section 2.12, and having the senior management of the Company, the SPAC and/or Holdings participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested; provided, that, any such PIPE Investment must not adversely impact the Intended Tax Treatment. Each of the Company, the SPAC and Holdings agree that the SPAC or Holdings may pursue a PIPE Investment on terms that are aligned with those attached as Schedule 7.10(a); provided, however, that, notwithstanding Schedule 7.10(a) or anything to the contrary in this Agreement, the terms and conditions of any PIPE Investment must still be agreed upon, in writing, by the Company, SPAC and Holdings prior to the offering of such PIPE Investment.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS
8.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:
(a)   HSR Approval.   The applicable waiting period(s) (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b)   No Prohibition.   There shall not be in force any Law that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions.
(c)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.
(d)   Form S-4.   The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.
(e)   Stockholder Approval.   The SPAC Stockholder Approval shall have been obtained.
(f)   Listing.    Shares of Holdings Common Stock and Holdings Public Warrants issued in exchange for the SPAC Public Warrants shall have been approved for listing on a National Exchange, and neither SPAC nor Holdings shall have received any communication from such National Exchange setting out any intention to terminate such approval.
(g)   Registration Rights Agreement.   Each party to the Registration Rights Agreement shall have delivered duly executed counterparts thereto.
8.02   Additional Conditions to Obligations of SPAC.   The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in the first sentence of Section 3.01(a) (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.06 (Current Capitalization) and Section 3.16 (Fees/Commissions) (collectively, the “Company Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Company contained in Section 3.20 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.
(iii)   Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties of the

Company contained in Section 3.20), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be foreseeable to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a), and Section 8.02(b), have been fulfilled.
(d)   Closing Certificate.   At the Closing, the Company shall deliver or cause to be delivered to SPAC a certificate of the secretary or other officer of the Company and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to SPAC as to (A) no amendments to the organizational documents of the Company or any of its Subsidiaries, except for those amendments set forth on Schedule 5.01(a), and (B) the actions taken by the board of directors or managers of the Group Companies to authorize this Agreement and each ancillary agreement to which the Company or its Subsidiaries may be party or subject, and the other transactions contemplated thereby.
(e)   No Material Adverse Effect.   No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect.
(f)   Amended and Restated Certificate of Incorporation.   The amended and restated certificate of incorporation of Holdings, substantially in the form and substance attached to the Form S-4, shall have been adopted.
(g)   Bylaws.   The amended and restated bylaws of Holdings, substantially in the form and substance attached to the Form S-4, shall have been adopted.
(h)   Lock-Up Agreements.   The Company shall have delivered to SPAC and Holdings, counterparts to a Lock-Up Agreement duly executed by Company, and each holder of Continuing Company Units.
(i)   FINRA Approval.   With respect to the change of ownership or control pursuant to the transactions contemplated herein of each Broker-Dealer Subsidiary, to the extent required by applicable Law, FINRA shall have issued its approval thereof pursuant to FINRA Rule 1017.
(j)   Company Closing Date Certificate.   Company shall have delivered to the SPAC a fully executed version of the Company Closing Date Certificate.
8.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of SPAC, Holdings and the Merger Subs contained in Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization), Section 4.07 (Brokers’ Fees), and Section 4.13 (Capitalization) the (“SPAC Specified Representations”), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   Each of the representations and warranties of SPAC, Holdings and the Merger Subs contained in this Agreement (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on SPAC, on Holdings, or on the ability of SPAC and Holdings to consummate the transactions contemplated hereby in accordance with the terms hereof.
(b)   Agreements and Covenants.   Each of the covenants of SPAC and Holdings to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   SPAC and Holdings shall have delivered to the Company a certificate signed by an officer of SPAC or Holdings, as the case may be, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.
(d)   Closing Certificate.   At the Closing, SPAC shall deliver or cause to be delivered to Company a certificate of the secretary or other officer of SPAC and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Company as to (A) no amendments to the organizational documents of SPAC, Holdings or either Merger Sub, (B) the actions taken by the board of directors or managers of SPAC, Holdings and the Merger Subs to authorize this Agreement and each ancillary agreement to which SPAC, Holdings or the Merger Subs may be party or subject, and the other transactions contemplated thereby, and (C) SPAC Stockholder Approval, copies of which actions shall be attached to such certificate.
(e)   Amended and Restated Certificate of Incorporation.   The amended and restated certificate of incorporation of Holdings, substantially in the form and substance attached to the Form S-4, shall have been adopted.
(f)   Bylaws.   The amended and restated bylaws of Holdings, in the form and substance attached to the Form S-4 shall have been adopted.
(g)   Lock-Up Agreements.   SPAC shall have delivered to the Company counterparts to the Lock-Up Agreement duly executed by Holdings, Sponsor, and each other holder of SPAC Class B Common Stock.
(h)   Sponsor Loans.   The Sponsor Loans shall have been paid in full and Company shall have received evidence of such payoff, reasonably satisfactory to the Company in its sole discretion.
(i)   Outstanding Transaction Expenses.   All Outstanding Transaction Expenses shall have been paid in accordance with Section 2.16.
(j)   SPAC Closing Date Certificate.   SPAC shall have delivered to the Company a fully executed version of the SPAC Closing Date Certificate.
(k)   Available Closing Date Cash.   The Available Closing Date Cash shall not be less than $14,000,000.
(l)   Company Merger Consideration.   The amount of shares of Holdings Common Stock to be issued at the Closing shall not be less than the Minimum Company Share Amount.
(m)   Holdings Private Warrant Issuance.   Any Holdings Private Warrant Issuance shall have taken place in accordance with Section 2.09(d).
ARTICLE IX
TERMINATION/EFFECTIVENESS
9.01   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)   by mutual written consent of the Company and SPAC;
(b)   prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before December 30, 2022 (the “Termination Date”), provided, however that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to SPAC if SPAC or Holdings has breached any representation, warranty, covenant, or other agreement of SPAC set forth in this Agreement (including, but not limited to, those covenants in Section 6.01) or if SPAC’s or Holdings’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; further, provided, that if the Closing does not occur on or prior to November 23, 2022, Holdings shall assume any SPAC Extension Costs; (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; (iv) all financial statements described in Section 5.07(a) are not provide to SPAC as soon as reasonably practicable; or (v) all conditions in Section 5.08 and Section 8.02 have been satisfied or are capable of being satisfied were the closing to occur as of the date of such notice, except for those conditions to occur at the Closing; provided, that the right to terminate this Agreement under clause (v) shall not be available if SPAC’s or Holdings’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c)   prior to the Closing, by written notice to SPAC from the Company if (i)(A) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing, (B) the Available Closing Date Cash is less than $14,000,000, or (C) if the Company Merger Consideration is less than the Minimum Company Share Amount (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise its commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under clauses (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or
(d)   by written notice from either the Company or SPAC to the other if the SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).
9.02   Effect of Termination.   Except as otherwise set forth in this Section 9.02 or Section 10.14, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party hereto for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 5.06, 7.05, 9.02, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.12, 10.14 and 10.16 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE X
MISCELLANEOUS
10.01   Waiver.   Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
10.02   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to SPAC, Holdings or either Merger Sub, prior to the Closing, to:
Kingswood Acquisition Corp.
17 Battery Place, Room 625
New York, NY 10004
Attn: Michael Nessim
Email: mnessim@kingswoodus.com
with a copy to:
Shearman & Sterling, LLP
401 9th Street, NW, Suite 800
Washington, DC 20004-2128
Attn: Christopher M. Zochowski; Bradley Noojin
Email: chris.zochowski@shearman.com and brad.noojin@shearman.com
(b)   If to the Company, to:
Wentworth Management Services LLC
200 Vesey St., #2400
New York, NY 07302
Attn: Craig Gould
Email: Craig.Gould@clsecurities.com
with a copy to:
McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attn: Ari Edelman and Griffin Doty
Emails: Aedelman@mwe.com/Gdoty@mwe.com
or to such other address or addresses as the Parties may from time to time designate in writing.
10.03   Assignment.   No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may assign this Agreement and their rights to hereunder without the prior written consent of SPAC to any of the financing sources of the Company that are identified in Schedule 7.03(a), to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.
10.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.14, 10.15 and 10.16.
10.05   Expenses.   Except as otherwise provided herein (including Section 2.16, Section 6.02, Section 7.04(a) and Section 9.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions contemplated hereby if such Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants.
10.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
10.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
10.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any related ancillary documents.
10.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or stockholders of any of the Parties shall not restrict the ability of the board of directors, the executive committee, or the managing member of any of the Parties to terminate this Agreement in accordance with Section 9.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.10.
10.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
10.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.13   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.
10.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except for the named Parties to this Agreement (and then only to the extent of the specific obligations undertaken by each named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
10.15   Nonsurvival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 9.02, or (y) in the case of claim against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.16   Acknowledgements.   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Affiliates) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions contemplated hereby; (iii) the SPAC Representations constitute the sole and exclusive representations and warranties of SPAC in connection with the Transactions contemplated hereby; (iv) except for the Company Representations by the Company, and the SPAC Representations by SPAC, none of the Parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party hereto (or any Party’s Affiliates) or the Transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including those (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party hereto (or any Party’s Affiliates), and (y) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party hereto (or its Affiliates), or the quality, quantity or condition of any Party’s or its Affiliates’ assets) are specifically and expressly disclaimed by all Parties hereto and their respective Affiliates and all other Persons (including the Representatives and Affiliates of any Party hereto or its Subsidiaries); and (v) each Party hereto and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, and the SPAC Representations by SPAC.
[Signature pages follow]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.
KINGSWOOD ACQUISITION CORP.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

BINAH CAPITAL GROUP, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

KINGSWOOD MERGER SUB, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

WENTWORTH MERGER SUB, LLC
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
President

WENTWORTH MANAGEMENT SERVICES LLC
By:
/s/ Craig Gould

Name:
Craig Gould

Title:
President

Annex AA
EXECUTION VERSION
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 20, 2023, is made and entered into by and among Kingswood Acquisition Corp., a Delaware corporation (“SPAC”), Binah Capital Group, Inc., a Delaware corporation, and a wholly owned subsidiary of SPAC (“Holdings”) and Wentworth Management Services LLC, a Delaware limited liability company (the “Company”).
WHEREAS, SPAC, the Company, Holdings and certain other parties, previously entered into that certain Agreement and Plan of Merger, dated as of July 7, 2022, as modified by that certain Consent and Acknowledgement of Merger Agreement Letter Agreement, dated as of December 30, 2022, by and between SPAC, the Company and Holdings (as so modified, the “Agreement”);
WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement; and
WHEREAS, Section 10.10 of the Agreement provides that the Agreement may not be amended or modified except by an instrument in writing signed in the same manner as the Agreement; and
WHEREAS, the parties hereto wish to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.
Amendments.

(a)   The definition of “Transaction Expenses Shortfall” in Section 1.01 is hereby amended and restated in its entirety to read as follows:
‘ “Transaction Expenses Shortfall” means an amount equal to (x) the Outstanding Transaction Expenses minus (y) the Available Closing Date Cash.’
(b)   Section 8.03(k) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(k)   Available Closing Date Cash.   The Available Closing Date Cash shall be sufficient to cover an amount equal to the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) and the Outstanding Transaction Expenses.”
(c)   Section 9.01(c)(B) is hereby amended and restated in its entirety to read as follows:
“(B)
the Available Closing Date Cash shall be insufficient to cover the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) and the Outstanding Transaction Expenses”.

2.   Effect on Agreement.   Other than as specifically set forth herein, all other terms and provisions of the Agreement shall remain unaffected by the terms of this Amendment and shall continue in full force and effect in accordance with their respective terms. Each reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment, and as hereinafter amended or restated.
3.   Counterparts.   This Amendment may be executed and delivered in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.   Successors and Assigns.   This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

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5.   Amendment.   This Amendment may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the parties hereto.
6.   Governing Law.   This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.
7.   Entire Agreement.   This Amendment, the Agreement and the ancillary agreements to the Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.
KINGSWOOD ACQUISITION CORP.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

BINAH CAPITAL GROUP, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

KINGSWOOD MERGER SUB, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

WENTWORTH MERGER SUB, LLC
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

WENTWORTH MANAGEMENT SERVICES LLC
By:
/s/ Craig Gould

Name:
Craig Gould

Title:
President

Annex AAA
Execution Version
SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This Second Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of September 13, 2023, is made and entered into by and among Kingswood Acquisition Corp., a Delaware corporation (“SPAC”), Binah Capital Group, Inc., a Delaware corporation (“Holdings”), Kingswood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“KWAC Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“WW Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (the “Company”). Each of SPAC, Holdings, KWAC Merger Sub, WW Merger Sub, and the Company is sometimes referred to herein, individually, as a “Party” and collectively as the “Parties”.
WHEREAS, SPAC, Holdings, KWAC Merger Sub, WW Merger Sub, and the Company, entered into that certain Agreement and Plan of Merger, dated as of July 7, 2022 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended and modified by that (i) certain Consent and Acknowledgement of Merger Agreement Letter Agreement, dated as of December 30, 2022, by and between the Parties, and (ii) certain First Amendment to Agreement and Plan of Merger, dated March 20, 2023, by and between the Parties (the Original Agreement, as so amended and modified, the “Existing Agreement”);
WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Existing Agreement; and
WHEREAS, Section 10.10 of the Existing Agreement provides that the Existing Agreement may not be amended or modified except by an instrument in writing signed in the same manner as the Existing Agreement; and
WHEREAS, the Parties wish to further amend the Existing Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.   Amendments.
(a)   Section 1.01 of the Existing Agreement is hereby amended by adding the following definitions in alphabetic order:
“Additional Sponsor Loans” means an additional $250,000 to be loaned to SPAC by Sponsor or an Affiliate of Sponsor between the date hereof and the Closing Date, plus all accrued and unpaid interest and other charges thereon through the Closing Date. The aggregate amount of Additional Sponsor Loans outstanding on the Closing Date (including all accrued and unpaid interest) will be set forth on a certificate to be delivered to the Company by Sponsor and SPAC at least five (5) days prior to the Closing Date.”
“Additional Shares of Holdings Common Stock” means 1,100,000 shares of Holdings Common Stock to be issued to certain holders of the Continuing Company Units in the amounts determined by the Company and provided to SPAC and Holdings in writing prior to the filing of the final amendment to the Form S-4 (the “Additional Shares Allocation Schedule”).
(b)   The definition of “Company Merger Consideration” in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety as follows:
““Company Merger Consideration” means (i) 12,000,000 shares of Holdings Common Stock at the Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Company Unit Holders), plus (ii) the Additional Shares of Holdings Common Stock.”

AAA-1

(c)   The definition of “Converted Company Debt Amount” in Section 1.01 of the Existing Agreement is hereby deleted in its entirety.
(d)   The definition of “Indebtedness” in Section 1.01 of the Existing Agreement is hereby amended by adding the phrase “or Additional Sponsor Loans” immediately before the period in the last sentence thereof.
(e)   The definition of “Minimum Company Share Amount” in Section 1.01 of the Existing Agreement is hereby deleted in its entirety.
(f)   Section 2.14 of the Existing Agreement is hereby amended by deleting the phrase “(including the calculation of the Company Converted Debt and the Minimum Company Share Amount)” therein.
(g)   The definition of “Sponsor Loans” in Section 1.01 of the Existing Agreement is hereby amended by adding the following sentence immediately following the period in the last sentence thereof:
“For the avoidance of doubt, “Sponsor Loans” shall not include any Additional Sponsor Loan.”
(h)   Section 6.03(a)(vii) of the Existing Agreement is hereby amended by inserting the phrase “except for Additional Sponsor Loans,” immediately before the word “incur”.
(i)   Section 2.08 of the Existing Agreement is hereby amended by adding the words “;provided, however, that notwithstanding anything to the contrary contained in this Section 2.08 or in this Agreement, the Additional Shares of Holdings Common Stock shall be issued to the applicable holders of the Continuing Company Units in the amounts set forth on the Additional Shares Allocation Schedule” immediately before the period in the last sentence thereof.
(j)   Section 2.09(d)(i) of the Existing Agreement is hereby amended and restated in its entirety as follows:
“(i)   Forfeiture of Certain SPAC Private Placement Warrants.   Immediately prior to the Effective Time, 3,084,450 SPAC Private Placement Warrants held by Sponsor shall be forfeited.”
(k)   Section 2.09(d)(ii) of the Existing Agreement is hereby amended by deleting the words “Support Holders” therein.
(l)   Section 2.09(d)(iii) of the Existing Agreement is hereby amended by deleting the words “fifty percent (50%)” and replacing with the words “one hundred percent (100%)”.
(m)   Section 2.09(b) of the Existing Agreement is hereby amended by inserting the following immediately following the period in the last sentence thereof:
“Notwithstanding anything to the contrary in this Section 2.09, at the Effective Time:
(i)   1,100,000 shares of Holdings Common Stock issued to Sponsor in respect of its SPAC Common Stock shall be, at the election of Sponsor, either (A) forfeited by Sponsor, or (B) placed by Holdings into an escrow account maintained by an escrow agent pursuant to an escrow agreement, in each case, mutually agreeable to Sponsor and Holdings (such shares, the “Escrowed Shares”). If the VWAP of Holdings Common Stock exceeds $12.00 for 20 trading days within any 30-day trading period during the four-year period following Closing (the “VWAP Condition”), then (x) in the case of clause (A) above, Holdings promptly shall issue to Sponsor or its designees or successors 1,100,000 shares of Holdings Common Stock for no additional consideration, or (y) in the case of clause (B) above, Holdings and Sponsor promptly shall cause the Escrowed Shares to be released to Sponsor or its designees or successors from the escrow account. As used herein, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the

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over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP Condition is not satisfied at any time during the four-year period following Closing, the Escrowed Shares shall be forfeited automatically by Sponsor (or its designees or successors) on the fourth anniversary of the Closing.
(ii)   The number of shares of Holdings Common Stock to be issued to Sponsor (and/or certain Founders (as defined below)) in connection with the consummation of the Transaction shall be further adjusted in accordance with Section 2.16(b), as applicable.”
(n)   Section 2.11(d) of the Existing Agreement is hereby amended by adding the following sentence immediately following the period in the last sentence thereof:
“Notwithstanding anything to the contrary contained herein, each of the Parties agrees and acknowledges that (i) none of the Additional Shares of Holdings Common Stock shall be subject to the Lock-Up Agreement, and (ii) Craig Gould, in his capacity as an executive officer of Holdings following the Closing, shall, in his reasonable discretion, have the ability to release PPD Group, LCC and/or Wentworth Funding, LLC (or any of their ultimate beneficial owners who receive Holdings Common Stock) and the Holdings Common Stock owned by such holders from the obligations under the Lock-Up Agreement, including without limitation, the lock-up period contained therein to the extent necessary to cause Holdings to satisfy the initial listing requirements of the National Exchange upon which the Holdings Common Stock has applied to be listed.”
(o)   Section 2.12 of the Existing Agreement is hereby amended by deleting the last sentence thereof.
(p)   Section 2.16 of the Existing Agreement is hereby amended and restated in its entity as follows:
“2.16   Payment of Expenses.
(a)   Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its advisors, legal counsel, accountants, consultants, experts and financial advisers. Except as otherwise set forth in this Agreement, if the Closing shall occur, Holdings shall use the Available Closing Date Cash to (x) pay or cause to be paid or reimbursed, all current and pre-existing transaction expenses of the Company, including the fees and expenses of legal counsel, financial advisers and accountants employed by the Company in connection with the Transaction (collectively, the “Outstanding Company Expenses”), and (y) pay or cause to be paid, all current and pre-existing transaction expenses of the Sponsor, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Transaction or any other potential transactions considered by the Sponsor and all current and pre-existing transaction expenses of the SPAC, including the fees and expenses of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the SPAC in connection with the Transaction or any other potential transactions considered by the SPAC and all premium costs for directors’ and officers’ liability insurance (including for any “tail” policy required under Section 6.02(b)) (“Outstanding SPAC Expenses” and, collectively with Outstanding Company Expenses, the “Outstanding Transaction Expenses”); provided, that any and all payments described in this Section 2.16 shall first be satisfied from the Available Closing Date Cash; provided, further that if the condition to Closing in Section 8.03(k) is not met, but validly waived by the Company and the Closing occurs, Holdings shall assume or otherwise be responsible for any Transaction Expenses Shortfall. Without limiting the generality of the foregoing, the Parties acknowledge and agree that if the Closing does not occur on or prior to November 23, 2022, (i) the Company shall pay or cause to be paid any SPAC

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Extension Costs from such date until the Closing, and (ii) at the Closing, Holdings shall assume and pay all SPAC Extension Costs; provided, however, that if the Closing does not occur for any reason, then SPAC shall promptly reimburse and pay to the Company the amount of such any SPAC Extension Costs paid by the Company during such period. Additionally, if the Closing does not occur, as a result of SPAC’s failure to satisfy any of the conditions precedent to Closing set forth in Article VIII that are reasonably with the control of SPAC, SPAC shall reimburse and pay to the Company up to $150,000 of costs and other expenses actually reimbursed and paid by the Company to the prospective purchaser of the Series A PIPE.
(b)   Notwithstanding anything to the contrary in Section 2.16(a):
(i)   the outstanding Sponsor Loans and Additional Sponsor Loans shall be repaid by Holdings at the Closing at the option of the Company either by (A) issuing to Sponsor a number of fully paid and non-assessable shares of Holdings Common Stock equal to the aggregate amount of principal and interests outstanding under such Sponsor Loans and Additional Sponsor Loans, divided by the Per Share Price, or (B) delivering to Sponsor immediately available funds equal to the aggregate amount of principal and interests outstanding under such Sponsor Loans and Additional Sponsor Loans; provided, that in the case of clause (B), Sponsor shall be required to surrender a number of shares of Holdings Common Stock otherwise issuable to it equal to the aggregate amount of principal and interests outstanding under such Sponsor Loans and Additional Sponsor Loans, divided by the Per Share Price;
(ii)   the Outstanding SPAC Expenses incurred by SPAC in connection with any business combination (other than the Transaction) not consummated by the SPAC (the “Prior Expenses”) shall be allocated to the holders of shares of SPAC Class B Common Stock (and/or shares of SPAC Class A Common Stock issued in exchange for such shares of SPAC Class B Common Stock) (each such holder, a “Founder” and collectively, the “Founders”) on a pro-rata basis. Each Founder’s pro rata share of Prior Expenses outstanding as of the Closing shall be paid (at the election of such Founder) by (A) such Founder in exchange for the issuance to such Founder of a number of fully paid and non-assessable shares of Holdings Common Stock equal to the aggregate amount of such Prior Expenses paid by such Founder, divided by the Per Share Price, or (B) Holdings in exchange for such Founder’s surrender of a number of shares of Holdings Common Stock otherwise issuable to it equal to the aggregate amount of such Prior Expenses paid by the Holdings, divided by the Per Share Price.
(iii)   Subject to the prior written consent of SPAC, to the extent the Company elects to pay any Outstanding Company Expenses owed to unrelated third parties prior to the Closing, the holders of the Continuing Company Units shall be entitled to receive (in the aggregate) number of fully paid and non-assessable shares of Holdings Common Stock equal to the aggregate amount of such Outstanding Company Expenses paid by the Company prior to the Closing, divided by the Per Share Price; it being understood that such additional shares of Holdings Common Stock will be distributed amongst the holders of Continuing Company Units pro rata.”
(q)   Section 7.10 of the Existing Agreement is hereby amended and restated in its entirety as follows:
“7.10    PIPE Investment.   Each of the Company, the SPAC and Holdings agree that each shall use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, the SPAC and/or Holdings, and/or the entry into backstop arrangements with potential investors, provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, the SPAC and Holdings (a “PIPE Investment”). Each of the Company, SPAC and Holdings shall use, and shall cause their respective representatives to use, their respective commercially reasonable best efforts to cause such PIPE Investment to occur, including having the senior management of the

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Company, the SPAC and/or Holdings participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested; provided, that, any such PIPE Investment must not adversely impact the Intended Tax Treatment. Each of the Company, the SPAC and Holdings agree that the SPAC or Holdings may pursue a PIPE Investment on terms that are aligned with those attached as Schedule 7.10(a); provided, however, that, notwithstanding Schedule 7.10(a) or anything to the contrary in this Agreement, the terms and conditions of any PIPE Investment must still be agreed upon, in writing, by the Company, SPAC and Holdings prior to the offering of such PIPE Investment. Notwithstanding the foregoing, the Company, the SPAC and Holdings acknowledges and agrees that the proposed issuance and sale by Holdings at Closing of up to 1,500,000 Series A Convertible Preferred Stock of Holdings on the terms set forth in the term sheet dated August 9, 2023 (the “Series A PIPE”) has been agreed upon by each of Company, the SPAC and Holdings.
(r)   Section 8.03(h) of the Existing Agreement is hereby amended and restated in its entirety as follows:
“(h)   Sponsor Loans.   The Sponsor Loans and Additional Sponsor Loans shall be paid in full prior to or substantially concurrently with the Closing in accordance with Section 2.16(b)(i).”
(s)   Section 8.03(k) of the Existing Agreement is hereby amended and restated in its entirety as follows:
“(k)   Available Closing Date Cash.   The Available Closing Date Cash shall not be less than $14,000,000.”
(t)   Section 8.03(l) of the Existing Agreement is hereby amended and restated in its entirety as follows:
“(l)   Company Merger Consideration.   The Company Merger Consideration shall have been issued prior to or substantially concurrently with the Closing.”
(u)   The definition of “Termination Date” in Section 9.01 of the Existing Agreement is hereby amended by replacing “June 30, 2023” with “November 24, 2023”.
(v)   Section 9.01(c)(B) is hereby amended and restated in its entirety as follows:
“the condition specified in Section 8.03(k) is not capable of being satisfied at the Closing, or”.
(w)   Section 9.01(c)(C) is hereby amended and restated in its entirety as follows:
“the condition specified in Section 8.03(l) is not capable of being satisfied at the Closing, or”.
2.   Effect on the Existing Agreement.   Other than as specifically set forth herein, all other terms and provisions of the Existing Agreement shall remain unaffected by the terms of this Amendment and shall continue in full force and effect in accordance with their respective terms. Each reference in the Existing Agreement to “this Agreement” shall mean the Existing Agreement as amended by this Amendment, and as hereinafter amended or restated.
3.   Counterparts.   This Amendment may be executed and delivered in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.   Successors and Assigns.   This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

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5.   Amendment.   This Amendment may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the parties hereto.
6.   Governing Law.   This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.
7.   Entire Agreement.   This Amendment, the Existing Agreement and the ancillary agreements to the Existing Agreement (each as amended, modified and supplemented by this Amendment) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.
KINGSWOOD ACQUISITION CORP.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

BINAH CAPITAL GROUP, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

KINGSWOOD MERGER SUB, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

WENTWORTH MERGER SUB, LLC
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
President

WENTWORTH MANAGEMENT SERVICES LLC
By:
/s/ Craig Gould

Name:
Craig Gould

Title:
President

Annex B
FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BINAH CAPITAL GROUP, INC.
ARTICLE I
Section 1.1.   Name.   The name of the Corporation is Binah Capital Group, Inc. (the “Corporation”).
ARTICLE II
Section 2.1.   Address.   The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
Section 3.1.   Purpose.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
Section 4.1.   Capitalization.   The total number of shares of all classes of stock that the Corporation is authorized to issue is 57,000,000 shares, consisting of (A) 2,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”) and (B) 55,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) or any certificate of designations relating to any series of Preferred Stock.
Section 4.2.   Preferred Stock.
(A)   General.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(B)   Voting Rights.   Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3.   Common Stock.
(A)   Voting Rights.   Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by applicable law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
(B)   Dividends and Distributions.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Common Stock shall be entitled to receive ratably in proportion to the number of shares held by each such stockholder, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.
(C)   Liquidation, Dissolution or Winding Up.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.
ARTICLE V
Section 5.1.   By-Laws.   In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI
Section 6.1.   Board of Directors.
(A)   Powers.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
(B)   Number of Directors.   Subject to the rights of the holders of any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.
(C)   Classified Board.   Subject to the rights of the holders of any series of Preferred Stock, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date on which this Certificate of Incorporation is filed (such date, the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Stockholders Agreement.
(D)   Vacancy.   Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(E)   Resignation.   Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Subject to the rights of any holder of Preferred Stock, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(D).
(F)   Preferred Directors.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of

Preferred Stock) applicable thereto. Notwithstanding Section 6.1(B), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(B) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.
(G)   Written Ballot.   Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.
ARTICLE VII
Section 7.1.   Meetings of Stockholders.   Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.
ARTICLE VIII
Section 8.1.   Limited Liability of Directors.   To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this ARTICLE VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.
Section 8.2.   Director and Officer Indemnification and Advancement of Expenses.   The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
Section 8.3.   Employee and Agent Indemnification and Advancement of Expenses.   The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.
ARTICLE IX
Section 9.1.   DGCL Section 203 and Business Combinations.
(A)   Section 203.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B)   Interested Stockholder.   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(C)   Definitions.   For purposes of this ARTICLE IX, references to:
(1)   “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “associate” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(a)   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this ARTICLE IX is not applicable to the surviving entity;
(b)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(c)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(e)   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of ARTICLE IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation or (b) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (i) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act if a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (ii) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(6)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:
(a)   beneficially owns such stock, directly or indirectly;
(b)   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
(c)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9)   “Stockholder Parties” means the Investor Stockholders (as defined in the Stockholders Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”
(10)   “Stockholder Party Direct Transferee” means any Permitted Transferees (as defined in the Stockholders Agreement) of a Stockholder Party or any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11)   “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE X
Section 10.1.   Competition and Corporate Opportunities.
(A)   General.   In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below) and Affiliated Entities (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this ARTICLE X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
(B)   Business Opportunity.   No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates, has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this ARTICLE X. Subject to Section 10.1(C) of this ARTICLE X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.
(C)   Corporate Business Opportunity.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this ARTICLE X shall not apply to any such corporate opportunity.
(D)   Exceptions to Business Opportunity.   In addition to and notwithstanding the foregoing provisions of this ARTICLE X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (1) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (3) is one in which the Corporation has no interest or reasonable expectancy, or (4) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
(E)   Definitions.   For purposes of this ARTICLE X, references to:
(1)   “Affiliate” means (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation;

(2)   “Affiliated Entity” means (a) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (c) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and
(3)   “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(F)   Notice and Consent.   To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE X.
(G)   Amendment.   Any alteration, amendment, addition to or repeal of this ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this ARTICLE X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this ARTICLE X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This ARTICLE X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws, the Stockholders Agreement, any indemnification agreement between such Person and the Corporation or any of its subsidiaries or applicable law.
ARTICLE XI
Section 11.1.   Severability.   If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
ARTICLE XII
Section 12.1.   Forum.
(A)   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Chancery Court does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (3) any action or proceeding against the Company or any current or former director, officer or other employee of the Company arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws (as each may be amended, restated, modified, supplemented or waived from time to time) (4) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws (including any right, obligation or remedy thereunder); and (5) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine.
(B)   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director or officer of the Corporation.
(C)   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XII.
(D)   Notwithstanding the foregoing, the provisions of this ARTICLE XII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XIII
Section 13.1.   Amendments.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V; Article VI; Article VII; Article VIII; Article IX; Article XII; and this Article XIII. Further, any alteration, amendment, addition to or repeal of ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Except as expressly provided in the foregoing sentences and the remainder of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
* * *

IN WITNESS WHEREOF, Binah Capital Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly executed authorized officer as of this     day of          , 202[•].

[•]
[Signature Page — Certificate of Incorporation]

ANNEX C
BYLAWS
OF
BINAH CAPITAL GROUP, INC.
(the “Corporation”)
ARTICLE I
OFFICES
Section 1.1   Registered Office.   The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2   Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 2.1   Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Section 2.2   Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).
Section 2.3   Notices.   Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.
Section 2.4   Quorum.   Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5   Voting of Shares.
(a)   Voting Lists.   The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b)   Manner of Voting.   At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
(i)   A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)   A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)   Required Vote.   Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)   Inspectors of Election.   The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6   Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7   Advance Notice for Business.
(a)   Annual Meetings of Stockholders.   No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.
(i)   In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).
(ii)   To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
(iii)   The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the

Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv)   In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.
(c)   Public Announcement.   For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8   Conduct of Meetings.   The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 2.9   Consents in Lieu of Meeting.   Unless otherwise provided by the Certificate of Incorporation, until the Corporation consummates an initial public offering (“Offering”), any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
ARTICLE III
DIRECTORS
Section 3.1   Powers; Number.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.
Section 3.2   Advance Notice for Nomination of Directors.
(a)   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.
(b)   In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.
(c)   Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)   To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)   If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(f)   In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section 3.3   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
ARTICLE IV
BOARD MEETINGS
Section 4.1   Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2   Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3   Special Meetings.   Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
Section 4.4   Quorum; Required Vote.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5   Consent In Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6   Organization.   The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive

Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1   Establishment.   The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2   Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3   Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 5.4   Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.
ARTICLE VI
OFFICERS
Section 6.1.   Officers.   The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)   Chairman of the Board.   The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.
(b)   Chief Executive Officer.   The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.
(c)   President.   The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(d)   Vice Presidents.   In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(e)   Secretary.
(i)   The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii)   The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(f)   Assistant Secretaries.   The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)   Chief Financial Officer.   The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
(h)   Treasurer.   The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
Section 6.2   Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3   Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section 6.4   Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
Section 7.1   Certificated and Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 7.2   Multiple Classes of Stock.   If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.3   Signatures.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4   Consideration and Payment for Shares.
(a)   Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b)   Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section 7.5   Lost, Destroyed or Wrongfully Taken Certificates.
(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6   Transfer of Stock.
(a)   If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i)   in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii)   (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii)   the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv)   the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
(v)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)   Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so
Section 7.7   Registered Stockholders.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 7.8   Effect of the Corporation’s Restriction on Transfer.
(a)   A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b)   A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.
Section 7.9   Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
INDEMNIFICATION
Section 8.1   Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in

Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 8.2   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
Section 8.3   Right of Indemnitee to Bring Suit.   If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.
Section 8.4   Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section 8.5   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6   Indemnification of Other Persons.   This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
Section 8.7   Amendments.   Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
Section 8.8   Certain Definitions.   For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section 8.9   Contract Rights.   The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section 8.10   Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
Section 9.1   Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.
Section 9.2   Fixing Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.3   Means of Giving Notice.
(a)   Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)   Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)   Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)   Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)   Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 9.4   Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5   Meeting Attendance via Remote Communication Equipment.
(a)   Stockholder Meetings.   If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)   Board Meetings.   Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.6   Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 9.7   Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 9.8   Contracts and Negotiable Instruments.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 9.9   Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.
Section 9.10   Seal.   The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 9.11   Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 9.12   Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13   Surety Bonds.   Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section 9.14   Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section 9.15   Amendments.   The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Annex D
CONSENT AND ACKNOWLEDGEMENT OF MERGER AGREEMENT LETTER AGREEMENT
December 30, 2022
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being entered into by and between Wentworth Management Services LLC, a Delaware limited liability company (the “Company”), Kingswood Acquisition Corp., a Delaware corporation (“SPAC”) and Binah Capital Group, Inc., a Delaware corporation, and a wholly owned subsidiary of SPAC (“Holdings”). Reference is made to that certain Agreement and Plan of Merger, dated as of July 7, 2022 (the “Merger Agreement”), by and between SPAC, the Company, Holdings, and the other parties thereto, relating to the proposed business combination between SPAC, Holdings, and the Company. All capitalized terms used herein shall have the respective meanings given to them in the Merger Agreement unless specifically defined herein.
In order to induce the SPAC, Holdings and the Company to proceed with the consummation of the transactions contemplated in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.   SPAC, Holdings, and the Company hereby acknowledge and agree that Termination Date as defined in the Merger Agreement shall be revised from “December 30, 2022” to “June 30, 2023”.
2.   This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written, or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified, or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
3.   No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, except as provided above. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.
4.   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the State of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
5.   This Letter Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Pages Follow]

D-1

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed as of the date first above written.
KINGSWOOD ACQUISITION CORP.
By:
/s/ Michael Nessim

 Name:
Michael Nessim

 Title:
Chief Executive Officer

WENTWORTH MANAGEMENT SERVICES LLC
By:
/s/ Craig Gould

 Name:
Craig Gould

 Title:
President

BINAH CAPITAL GROUP, INC.
By:
/s/ Michael Nessim

 Name:
Michael Nessim

 Title:
Chief Executive Officer

[Signature Page to the Merger Agreement Side Letter]

Annex E
FOUNDER SUPPORT AGREEMENT
This FOUNDER SUPPORT AGREEMENT, dated as of July 6, 2022 (this “Agreement”), by and among KINGSWOOD ACQUISITION CORP., a Delaware corporation (“SPAC”), BINAH CAPITAL GROUP, INC., a Delaware corporation (“Holdings”), WENTWORTH MANAGEMENT SERVICES LLC, a Delaware limited liability company (the “Company”), and Kingswood Global Sponsor, LLC (the “Sponsor Support Holder”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
WHEREAS, SPAC, Holdings, Kingswood Merger Sub, Inc, a Delaware corporation and a wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and certain other persons propose to enter into, simultaneously herewith, an agreement and plan of merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a copy of which has been made available to the Sponsor Support Holder, which provides, among other things, that, upon the terms and subject to the conditions thereof, Kingswood Merger Sub will be merged with and into SPAC (the “Kingswood Merger”), with SPAC surviving the Kingswood Merger as a wholly owned subsidiary of Holdings, and Wentworth Merger Sub will be merged with and into the Company (the “Wentworth Merger”), with the Company surviving the Wentworth Merger as wholly-owned subsidiary of Holdings;
WHEREAS, as of the date hereof, the Sponsor Support Holder owns of record the number of shares of SPAC Common Stock as set forth opposite the Sponsor Support Holder’s name on Exhibit A hereto (all such shares of SPAC Common Stock and any SPAC Common Stock of which ownership of record or the power to vote is hereafter acquired by the Sponsor Support Holder being referred to herein as the “Shares”); and
WHEREAS, as of the date hereof, the Sponsor Support Holder owns of record the number of SPAC Shares and SPAC Private Placement Warrants as set forth opposite the Sponsor Support Holder’s name on Exhibit A hereto; and
WHEREAS, in order to induce Holdings, SPAC and the Company to enter into the Merger Agreement, the Sponsor Support Holder are executing and delivering this Agreement to SPAC and the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Sponsor Support Holder (severally and not jointly), the Company and SPAC hereby agrees as follows:
1.   Agreement to Vote.   The Sponsor Support Holder, with respect to its Shares, severally and not jointly, agrees to execute such documents or certificates as the Company may reasonably request in connection therewith to vote at any meeting of the stockholders of SPAC, and in any action by written consent of the stockholders of SPAC, to approve the Merger Agreement, all of the Sponsor Support Holder’s Shares (a) in favor of the approval and adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of SPAC, and (c) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the Merger Agreement (including, without limitation, the covenants listed on Section 6.03 of the Merger Agreement) or that would reasonably be foreseeable to result in the failure of the transactions contemplated by the Merger Agreement from being consummated. The Sponsor Support Holder acknowledges receipt and review of a copy of the Merger Agreement.
2.   Transactions Relating to Sponsor Support Holder.
(a)   The Sponsor Support Holder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or SPAC Private Placement Warrants or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares or SPAC Private Placement Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or SPAC Private Placement Warrants (unless the transferee agrees to be bound by this Agreement), (d) undertake additional Sponsor Loans, increase or otherwise lend any further amounts under the Sponsor Loans, exercise or convert any of the Sponsor Loans, or transfer, sell or assign any amount of the Sponsor Loans, (e) enter into, renew or amend in any material respect, any transaction or Contract with SPAC, Holdings, or any Affiliate thereof, or (f) take any action or fail to take any action that would have the effect of preventing or disabling the Sponsor Support Holder from performing its obligations hereunder or any action reasonably likely to impair or impede the Closing under the Merger Agreement, or cause the failure of the conditions set forth in Article VIII thereof.
(b)   Section 2(a) above shall not apply to actions taken by the Sponsor Support Holder expressly permitted by the Merger Agreement and in furtherance of the consummation of the transactions contemplated thereby. Further, the Sponsor Support Holder shall (i) use commercially reasonable best efforts to effectuate the PIPE Investment (including, without limitation, the actions contemplated by Sections 2.12 and 7.10 of the Merger Agreement) and to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof (including, without limitation, to cause the SPAC and Holdings to comply with the covenants listed on Section 6.03 of the Merger Agreement), and (ii), without limiting Section 4 hereof, acknowledges and agrees and to the terms of Section 2.09(d) of the Merger Agreement with respect to its SPAC Private Placement Warrants.
3.   Representations and Warranties.   The Sponsor Support Holder, severally and not jointly, represents and warrants for and on behalf of itself to the Company as follows:
(a)   The execution, delivery and performance by the Sponsor Support Holder of this Agreement and the consummation by the Sponsor Support Holder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to the Sponsor Support Holder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares or SPAC Private Placement Warrants (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organizational documents of the Sponsor Support Holder), or (iv) conflict with or result in a breach of or constitute a default under any provision of the Sponsor Support Holder’s organizational documents.
(b)   The Sponsor Support Holder owns of record and has good, valid and marketable title to the Shares and SPAC Private Placement Warrants set forth opposite the Sponsor Support Holder’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the organizational documents of the Sponsor Support Holder) and has the sole power (as currently in effect) to vote such Shares and SPAC Private Placement Warrants.
(c)   The Sponsor Support Holder has the power, authority, and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by the Sponsor Support Holder.
4.   Forfeiture of SPAC Private Placement Warrants.   The Sponsor Support Holder who owns SPAC Private Placement Warrants hereby irrevocably agrees to the terms of Section 2.09(d) of the Merger Agreement with respect to the SPAC Private Placement Warrants, including that, if the Effective Time occurs, a proportionate share of its SPAC Private Placement Warrants (based upon the number of SPAC Private Placement Warrants owned by the Sponsor Support Holder and the aggregate number of SPAC Private Placement Warrants outstanding) shall be forfeited and cancelled by action pursuant the Merger Agreement, without any payment to the Sponsor Support Holder or any further action by the SPAC, Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) or the Sponsor Support Holder, in accordance with the provisions of this Section 4:

(a)   Subject to Sections 2.09(d)(ii) and (d)(iii) of the Merger Agreement, the aggregate number of issued and outstanding SPAC Private Placement Warrants held by the Sponsor Support Holder shall be adjusted in the following manner: (1) if the aggregate of the Trust Cash and PIPE Proceeds is less than $15,000,000 then 100% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited; (2) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $15,000,000 but less than $17,500,000 then 90% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited; (3) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $17,500,000 but less than $20,000,000 then 80% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited; (4) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $20,000,000 but less than $22,500,000 then 70% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited; (5) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $22,500,000 but less than $25,000,000 then 60% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited; (6) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $25,000,000 but less than $27,500,000 then 50% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited; (7) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $27,500,000 but less than $30,000,000 then 40% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited; (8) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $30,000,000 then 0% of the SPAC Private Placement Warrants held by the Sponsor Support Holder shall be forfeited.
(b)   The Sponsor Support Holder who owns SPAC Private Placement Warrants hereby irrevocably appoints the Chief Executive Officer of the SPAC (the “Attorney”) as its attorney-in-fact, with full power of substitution and resubstitution, to perform and cause to be performed on behalf of the Sponsor Support Holder all such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities to cancel and terminate the SPAC Private Placement Warrants forfeited in accordance with Section 4(a) above and Section 2.09(d) of the Merger Agreement (including, without limitation, any Holdings Private Warrant Issuance and conversion of SPAC Private Placement Warrants pursuant to Section 2.09(d)(v) of the Merger Agreement), including giving notice, on the Sponsor Support Holder’s behalf, to the Warrant Agent, of the cancellation and termination of such warrants. This power of attorney granted by the Sponsor Support Holder shall be irrevocable and shall be deemed to be coupled with an interest. The power of attorney granted by the Sponsor Support Holder herein is a durable power of attorney and shall survive the dissolution, insolvency or bankruptcy of the Sponsor Support Holder. The power of attorney granted hereunder shall remain in effect following the termination of this Agreement for such period as is necessary to effect the cancellation and termination of the SPAC Private Placement Warrants provided for herein.
5.   Termination.   This Agreement and the obligations of the Sponsor Support Holder under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual agreement of the Company and SPAC. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.
6.   Miscellaneous.
(a)   Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to Holdings or SPAC:
Kingswood Acquisition Corp.
17 Battery Place, Room 625
New York, NY 10004
Attention: Michael Nessim
Email: mnessim@kingswoodus.com
with a copy to:
Shearman & Sterling, LLP
401 9th Street, NW, Suite 800
Washington, DC 20004-2128
Attention: Christopher M. Zochowski; Bradley Noojin
E-mail: chris.zochowski@shearman.com and brad.noojin@shearman.com
If to the Company, to:
Wentworth Management Services LLC
One Cowboys Way Suite 490
Frisco, TX 75034
Attention: Craig Gould
Email: Craig.Gould@clsecurities.com
with a copy to:
McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention: Ari Edelman and Griffin Doty
E-mail: Aedelman@mwe.com; Gdoty@mwe.com
If to the Sponsor Support Holder, to the address set forth for Sponsor Support Holder on the signature pages hereof.
(c)   If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(d)   This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).
(e)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)   The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.
(g)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits, or proceedings (collectively, “Action”). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.
(h)   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(i)   Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(j)   This Agreement shall not be effective or binding upon the Sponsor Support Holder until such time as the Merger Agreement is executed.
(k)   If, and as often as, there are any changes in SPAC or the SPAC Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, the Sponsor Support Holder and the Shares or SPAC Private Placement Warrants as so changed.
(l)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).
(m)   Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
KINGSWOOD ACQUISITION CORP.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

WENTWORTH MANAGEMENT SERVICES LLC
By:
/s/ Craig Gould

Name:
Craig Gould

Title:
President

BINAH CAPITAL GROUP, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

SPONSOR SUPPORT HOLDER
KINGSWOOD GLOBAL SPONSOR, LLC
By:
/s/ Gary Wilder

Name:
Gary Wilder

Title:
Authorized Person

Address:
17 Battery Place, Room 625
New York, NY 10004

Annex F
Wentworth Support Agreement
This COMPANY SUPPORT AGREEMENT, dated as of July 6, 2022 (this “Agreement”), by and among KINGSWOOD ACQUISITION CORP., a Delaware corporation (“KWAC”), WENTWORTH MANAGEMENT SERVICES, LLC, a Delaware limited liability company (the “Company”), and MHC SECURITIES LLC (the “Company Member”).
WHEREAS, KWAC, the Company, Binah Capital Group, Inc., a Delaware corporation (“Holdings”), Wentworth Merger Sub LLC, a Delaware limited liability company (“Wentworth Merger Sub”), and Kingswood Merger Sub Inc., a Delaware corporation (“Kingswood Merger Sub”), propose to enter into, simultaneously herewith, an agreement and plan of merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a copy of which has been made available to the Company Member, which provides, among other things, that, upon the terms and subject to the conditions thereof, Kingswood Merger Sub will be merged with and into KWAC (the “Kingswood Merger”), with KWAC surviving the Kingswood Merger as a wholly owned subsidiary of Holdings and Wentworth Merger Sub will be merged with and into the Company (the “Wentworth Merger”), with the Company surviving the Wentworth Merger as wholly-owned subsidiary of Holdings;
WHEREAS, as a result of the Kingswood Merger and Wentworth Merger, KWAC and the Company will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on a National Exchange;
WHEREAS, as of the date hereof, the Company Member owns of record the number of Company Class A Units as set forth opposite the Company Member’s name on Exhibit A hereto (all such Company Class A Units and any Company Class A Units of which ownership of record or the power to vote is hereafter acquired by the Company Member prior to the termination of this Agreement being referred to herein as the “Units”).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company Member, KWAC and the Company hereby agrees as follows:
1.   Agreement to Vote.   The Company Member, by this Agreement, with respect to its Units, severally and not jointly, hereby agrees to execute such documents or certificates evidencing such agreement as KWAC may reasonably request in connection therewith, to vote at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all Company Member’s Units (a) in favor of the approval and adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the members of the Company, (c) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would reasonably be foreseeable to result in the failure of the transactions contemplated by the Merger Agreement from being consummated. The Company Member acknowledges receipt and review of a copy of the Merger Agreement.
2.   Transfer of Units.   The Company Member, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), dispose of any of the Units or otherwise agrees to do any of the foregoing (unless the transferee or any lender to whom the Units are pledged agrees to be bound by this Agreement), (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder or any action

F-1

reasonably likely to impair or impede the Closing under the Merger Agreement, or cause the failure of the conditions set forth in Article VIII thereof.
3.   Representations and Warranties.   The Company Member, represents and warrants for and on behalf of itself to KWAC as follows:
(a)   the execution, delivery and performance by the Company Member of this Agreement and the consummation by the Company Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to the Company Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) conflict with or result in a breach of or constitute a default under any provision of the Company Member’s organizational documents.
(b)   that the Company Member has the power, authority, and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by the Company Member.
(c)   except as disclosed on schedule 3.21 of the Merger Agreement, the Company Member is not a party to any outstanding loans, advances, pledge agreements, or other extensions of credit made by Company Member to any third party or affiliate of Company Member or the Company.
4.   Termination.   This Agreement and the obligations of the Company Member under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual agreement of KWAC and the Company. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.
5.   Miscellaneous.
(a)   Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(b)):
If to Holdings or KWAC, to it at:
Kingswood Acquisition Corp.
17 Battery Place, Room 625
New York, NY 10004
Attention: Michael Nessim
Email: mnessim@kingswoodus.com
with a copy to:
Shearman & Sterling, LLP
401 9th Street, NW, Suite 800
Washington, DC 20004-2128
Attention: Christopher M. Zochowski; Bradley Noojin
E-mail: chris.zochowski@shearman.com and brad.noojin@shearman.com
If to the Company Member, to the address set forth for Company Member on the signature page hereof.

F-2

(c)   If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(d)   This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).
(e)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)   The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.
(g)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits, or proceedings (collectively, “Action”). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.
(h)   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(i)   Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(j)   This Agreement shall not be effective or binding upon the Company Member until such time as the Merger Agreement is executed by each of the parties thereto.
(k)   If, and as often as, there are any changes in the Company or the Company Member’s Units by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment

F-3

shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Member and its Units as so changed.
(l)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).
[Signature pages follow]

F-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
KINGSWOOD ACQUISITION CORP.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

WENTWORTH MANAGEMENT SERVICES LLC
By:
/s/ Craig Gould

Name:
Craig Gould

Title:
President

COMPANY MEMBER:
MHC SECURITIES LLC
By:
/s/ Alexander C. Markowits

Name:
Alexander C. Markowits

Title:
Manager

Address:
515 Plainfield Ave. #200 Edison, NJ 08817

Accepted and agreed to as of the date first written above:
BERKELEY STREET INCOME FUND LLC
in its capacity as lender to the Company Member
By:
BERKELEY STREET REAL ESTATE ADVISORS LLC, its manager

By:
/s/ Andrew Magliochetti

Name:
Andrew Magliochetti

Title:
President

Annex G
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], 2024, (the “Effective Date”) is made and entered into by and among Binah Capital Group, Inc., a Delaware corporation and the successor to Kingswood Acquisition Corp., a Delaware corporation (the “Company”), each of the members of Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”) holders of SPAC Private Placement Warrants, and each holder of Continuing Company Units and the undersigned parties listed under Holders on the signature page hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”. Each of Company and Holder, a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, Company entered into a Merger Agreement with Wentworth Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Company, Kingswood Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Company, dated as of July 7, 2022 (as amended or modified from time to time in accordance with the terms of such agreement, the “Merger Agreement”, and the transactions contemplated thereby, the “Transactions”).
WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the Transactions, Company, Wentworth, and Holders will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, in each case, the Parties shall agree to certain rights and restrictions with respect to shares held in Company, including shares in Company received as consideration pursuant to the Merger Agreement.
WHEREAS, as a result of the consummation of the Transactions, among other things, the Holder has received Lock-Up Securities (as defined below).
WHEREAS, the Parties desire to set forth their agreement with respect to certain matters, in each case, in accordance with the terms and conditions of this Agreement with respect to the Lock-Up Securities received by Holder under the Merger Agreement.
NOW, THEREFORE, the Parties agree as follows:
ARTICLE I
LOCK UP
Section 1.1   Lock-Up.
(a)   Holder shall not Transfer, or make a public announcement of any intention to effect a Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by the Holder during the Lock-Up Period. Such prohibition shall not apply to Transfers permitted pursuant to Section 1.2.
(b)   During the Lock-Up Period, any purported Transfer of Lock-Up Securities other than in accordance with this Agreement shall be null and void, and Company shall refuse to recognize any such Transfer for any purpose.
(c)   The Holder acknowledges and agrees that, notwithstanding anything to the contrary herein, the Company Capital Stock and the Equity Interests in the Company, as the case may be, Beneficially Owned by the Holder, shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.
(d)   During the Lock-Up Period, each certificate or book-entry position evidencing any Lock-Up Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•] 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(e)   For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of Company with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Securities that are entitled to vote. Company agrees to (i) instruct its transfer agent to remove the legend in clause (d) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).
Section 1.2   Permitted Transfers.   Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holder may Transfer, without the consent of Company, any of its Lock-Up Securities to (i) any of its Permitted Transferees, upon written notice to Company or (ii) (a) a charitable organization, upon written notice to Company; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Company’s stockholders having the right to exchange their shares of Company Capital Stock for cash, securities or other property subsequent to the Effective Date. In connection with any Transfer of such Lock-Up Securities pursuant to clause (ii) of the immediately preceeding sentence, (x) the restrictions and obligations contained in Section 1.1 and this Section 1.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities, and (y) the Transferee of such Lock-Up Securities shall have no rights under this Agreement, unless such Transferee is a Permitted Transferee. Any Transferee of Lock-Up Securities who is a Permitted Transferee of the Transferor pursuant to this Section 1.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.
Section 1.3   Definitions.   As used in this Agreement, the following terms shall have the following meanings:
“Beneficial Owner” with respect to any Equity Interests, means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests, or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Own” and “Beneficial Ownership” have a correlative meaning.
“Continuing Company Units” has the meaning set forth to such term in the Merger Agreement.
“Family Member” with respect to any Person means a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.
“Lock-Up Period” means the period commencing on the Effective Date and ending on the date that is twelve (12) months following the Effective Date.
“Lock-Up Securities” means all Equity Interests of Company.
“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person (including any Person controlling or under common control with such Member and any Affiliated investment fund or vehicle), but excluding any Affiliate under this clause (b) who primarily and directly operates or engages in a business which competes with the business of the Company or of Wentworth, and (c) the equityholders of such Person; provided that any Transfer is an in-kind distribution or dividend to equityholders of any such Person for no consideration. No Affiliated investment fund or vehicle of any Person (excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that primarily and directly engages in or competes with the business of Company or of Wentworth so long as such securities are not a majority of the value of all securities held by such Affiliated investment fund or vehicle of such Person.
“SPAC Private Placement Warrants” has the meaning set forth to such term in the Merger Agreement.
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) any funds or managed accounts managed by such Holder or one of its Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.
ARTICLE II
MISCELLANEOUS
Section 2.1   Amendment and Waiver.   No amendment of any provision hereof shall be valid unless in writing and signed by Company; provided that any such amendment that would be materially adverse in any respect to the Holder shall require the prior written consent of the Holder. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 2.2   Notices.   All notices, demands, requests, instructions, claims, consents waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 2.2, notices, demands and other communications shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):
if to Company, to:
Binah Capital Group, Inc.
17 Battery Place, Room 625
New York, NY 10004
Attention: Michael Nessim
Email: mnessim@kingswoodus.com
With a required copy to (which shall not constitute notice):
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Attention: Christopher M. Zochowski; Bradley A. Noojin
Email: chris.zochowski@shearman.com;
bradley.noojin@shearman.com
if to the Holder, to the name, address and email set forth on the Holder’s signature page hereto.
Section 2.3   Assignment; No Third Party Beneficiaries.
(a)   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assinged or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted unde this Section 2.3(a) shall be null and void.
(b)   Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, permitted assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.
Section 2.4   Termination.   The Holder’s obligations under this Agreement shall terminate concurrently with the termination of the Lock-Up Period.
Section 2.5   Severability.   If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other governmental authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other governmental authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
Section 2.6   Entire Agreement.   This Agreement, together with Exhibit A to this Agreement, the Marger Agreement, and all other Ancillary Agreements, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way (including term sheets and letters of intent). The Parties have voluntarily agreed to define their rights and liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owned any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 2.7   Counterparts; Electronic Delivery.   This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 2.8   Governing Law; Waiver of Jury Trial; Jurisdiction.   Each of the Parties (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 2.2. Nothing in this Section 2.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.
Section 2.9   Specific Performance.   Each Party acknowledges the rights of each Party under this Agreement are unique and recognize and affirm that if any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 2.9 shall not be required to provide any bond or other security in connection with any such injunction.
Section 2.10   Subsequent Acquisition of Shares.   Any Equity Interests of Company or of Wentworth acquired subsequent to the Effective Date and prior to the expiration of the Lock-Up Period by the Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Lock-Up Securities” as such term is used in this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Company and Holder have duly executed this Agreement as of the Effective Date.
COMPANY:
BINAH CAPITAL GROUP, INC.
By:

Name:
Title:
WENTWORTH:
WENTWORTH MANAGEMENT SERVICES LLC
By:

Name:
Title:
[Signature Page to Lock-Up Agreement]

HOLDERS:

[•]

[•]

[•]

[•]

[•]
[Signature Page to Lock-Up Agreement]

Exhibit A
Form of Joinder
This Joinder (this “Joinder”) to the Lock-Up Agreement (each as defined below), made as of           , is between           (“Transferor”) and           (“Transferee”).
WHEREAS, as of the date hereof, Transferee is acquiring     Lock-Up Securities (the “Acquired Interests”) from Transferor;
WHEREAS, Transferor is a party to that certain Lock-Up Agreement, dated as of [•], 2024 between Binah Capital Group, Inc. and           (the “Lock Up-Agreement”); and
WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Lock-Up Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1   Definitions.   To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Lock-Up Agreement.
Section 1.2   Acquisition.   The Transferor hereby Transfers to the Transferee all of the Acquired Interests.
Section 1.3   Joinder.   Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Lock-Up Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Lock-Up Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.
Section 1.4   Notice.   Any notice, demand, or other communication under the Lock-Up Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 2.2 of the Lock-Up Agreement.
Section 1.5   Governing Law.   This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.
Section 1.6   Counterparts; Electronic Delivery.   This Joinder may be executed and delivered in one or more counterparts, by fax, email, or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.
[TRANSFEROR]
By:

Name:

Title:

[TRANSFEREE]
By:

Name:

Title:

Address for notices:
Email:

Annex H
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among Binah Capital Group, Inc., a Delaware corporation and the successor to Kingswood Acquisition Corp., a Delaware corporation (the “Company”), each of the members of Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”) and the undersigned parties listed under Holders on the signature page hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.9 or Section 5.17 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”.
RECITALS
WHEREAS, on November 19, 2020, the Company and Kingswood Global Sponsor LLC, a Delaware limited liability company (the “Sponsor”) entered into that certain Private Placement Warrants Purchase Agreement (the “Sponsor Warrant Purchase Agreement”), pursuant to which the Sponsor purchased 6,481,550 warrants in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering on November 24, 2020;
WHEREAS, on July 7, 2022, the Company, Wentworth, Kingswood Acquisition Corp., a Delaware corporation (“KWAC”), Wentworth Merger Sub, LLC, a Delaware limited liability company, and Kingswood Merger Sub, Inc., a Delaware corporation, entered into that certain Merger Agreement (as amended or modified from time to time in accordance with the terms of such agreement, the “Merger Agreement”, and the transactions contemplated thereby, the “Transactions”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the Transactions, Company will enter into Lock-Up Agreement with Sponsor, Wentworth, Wentworth Holders, holders of SPAC Private Placement Warrants, and each holder of Continuing Company Units (collectively, the “Investor Parties”), dated as of the Closing Date (the “Lock-Up Agreement”), pursuant to which, in each case, the Investor Parties shall agree to certain rights and restrictions with respect to shares held in Company, including shares in Company received pursuant to the Merger Agreement;
WHEREAS, as a result of the consummation of the Transactions, among other things, the Holders have received Registrable Securities (as defined below); and
WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which Company shall grant to Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 5.17.
“Additional Holder Common Stock” shall have the meaning given in Section 5.17.
“Affiliate” shall mean with respect to a specified person, each other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Common Stock (or securities convertible, exercisable or exchangeable for share of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).
“A&R Wentworth LLC Agreement” means the amended and restated limited liability company agreement of Wentworth dated [•], 2024.
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” shall have the meaning given in Section 2.4(a).
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization, or similar transaction.
“Company Class B Preferred Units” shall have the meaning given in the Merger Agreement.
“Demanding Holders” shall have the meaning given in Section 2.1(d).
“Demanding Percentage” shall mean (a) with respect to the Sponsor Holders, at least fifty percent (50%) of the Registrable Securities held by all Sponsor Holders, and (b) with respect to the Wentworth Holders, at least ten percent (10%) of the Registrable Securities held by all Wentworth Holders.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Filing Date” shall have the meaning given in Section 2.1(a).
“Form S-1 Shelf” shall have the meaning given in Section 2.1(a).
“Form S-3 Shelf” shall have the meaning given in Section 2.1(a).
“Founder Shares” shall have the meaning given in the Recitals hereto.
“Founder Shares Lock-up Period” shall mean the lock-up applicable to the Founder Shares, as set forth in the Insider Letter.
“Holder Information” shall have the meaning given in Section 4.1(b).
“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 5.9(e).
“KWAC” shall have the meaning given in the Recitals.
“Lock-Up Agreement” shall have the meaning given in the Recitals.
“Lock-Up Period” means, with respect to Registrable Securities, any lock-up restrictions agreed to by the holders of such Registrable Securities, including the Founder Shares Lock-Up Period and the Private Placement Lock-Up Period pursuant to the Lock-Up Agreement.
“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).
“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1(d).
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Notice of Suspension” shall have the meaning given in Section 3.4(b).
“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Sponsor Warrants Lock-up Period, as the case may be, pursuant to and in accordance with the Insider Letter and any other applicable agreement between such Sponsor Holder and/or their respective Permitted Transferees and the Company, and (b) with respect to the Wentworth Holders and their Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities pursuant to and in accordance with the A&R Wentworth LLC Agreement.
“Piggyback Registration” shall have the meaning given in Section 2.2(a).
“PIPE Shares” shall mean an aggregate of [•] shares of the Company’s Common Stock issued to certain investors on the date hereof pursuant to subscriptions agreements dated as of [•], 2024, in transactions exempt from registration under the Securities Act.
“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants and the shares of Common Stock issuable upon the exercise of the Private Placement Warrants, the period set forth in the Insider Letter.
“Private Placement Warrants” means (a) the 9,566,667 private placement warrants acquired by the Sponsor from the Company pursuant to that certain Sponsor Warrant Purchase Agreement and (b) any additional warrants to purchase shares of Common Stock issued to the Sponsor arising from the conversion of up to $1,500,000 of working capital loans into warrants issuable at $1.50 per warrant.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding share of Common Stock of the Company held by a Holder immediately following the Closing (including shares of Common Stock issued or issuable upon vesting or upon the exercise of any other equity security that is outstanding immediately following the Closing), (b) any Additional Holder Common Stock and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) or (b) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold under such Registration Statement; (B) such securities shall have been otherwise transferred and new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer under the Securities Act shall have been delivered by the Company; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, without limitation thereunder on volume or manner of sale; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(b)   fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c)   printing, messenger, telephone and delivery expenses;
(d)   reasonable fees and disbursements of counsel for the Company;
(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f)   reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in an Underwritten Offering.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1(e).
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Sponsor Holders” shall mean holders of equity interests in Sponsor, including common units (or membership interests).
“Sponsor Warrant Lock-up Period” shall mean the lock-up applicable to Sponsor Warrants and any of the Common Stock issued or issuable upon the exercise or conversion of the Sponsor Warrants as are set forth in the Insider Letter.
“Sponsor Warrant Purchase Agreement” shall have the meaning given in the Recitals hereto.
“Sponsor Warrants” shall have the meaning given in the Recitals hereto.
“Subsequent Shelf Registration” shall have the meaning given in Section 2.1(b).
“Suspension Period” shall have the meaning given in Section 3.4(b).
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1(d).
“Wentworth” shall have the meaning given in the Recitals.
“Wentworth Holders” shall mean holders of equity interests in Wentworth, including common units (or membership interests) and Company Class B Preferred Units.
“Wentworth Common Units” means (i) each Common Unit (as such term is defined in the Wentworth LLC Agreement) issued as of the date hereof and (ii) each Common Unit that may be issued by Wentworth in the future.
“Wentworth LLC Agreement” means the Limited Liability Company Agreement of Wentworth, dated November 30, 2017 (as amended, supplemented, and modified from time to time).
“Withdrawal Notice” shall have the meaning given in Section 2.1(f).
ARTICLE II
REGISTRATIONS
Section 2.1   Shelf Registration.
(a)   Filing.   As soon as practicable but no later than forty-five (45) calendar days following the Closing Date (the “Filing Date”), the Company shall file a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”), in each case, covering the resale of up to all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof. The Company shall give written notice of the proposed filing of such Registration Statement to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice. The Company shall cause all such Registrable Securities requested to be included in such Registration Statement to be so included. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms hereof, and to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.
(b)   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonably efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf Registration Statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
(c)   Additional Registrable Securities.   In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Wentworth Holders holding a Demanding Percentage or Sponsor Holders holding a Demanding Percentage, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for all Holders combined.
(d)   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, Wentworth Holders holding a Demanding Percentage or Sponsor Holders holding a Demanding Percentage (in each such case, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, specifying the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4(d), the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holders may demand not more than one Underwritten Shelf Takedown pursuant to this Section 2.1(d); provided, however, that if the amount of Registrable Securities that the Sponsor Holders demanded to register is reduced by Registrable Securities included pursuant to Section 2.2, the demand shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
(e)   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
(f)   Withdrawal.   Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Requesting Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown) or (y) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).
Section 2.2   Piggyback Registration.
(a)   Piggyback Rights.   Subject to Section 2.4(c) if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” Prospectus or Prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback

Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
(b)   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(i)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(ii)   if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; and
(iii)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1(d) hereof, then the

Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1(e).
(c)   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” Prospectus or Prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).
(d)   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1(f), any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.
Section 2.3   Market Stand-off.   In connection with any Underwritten Offering of Common Stock of the Company, if requested by the Underwriters managing the offering, each Holder that is an executive officer or director of the Company or the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company, and any other Holder reasonably requested by the managing Underwriter, agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Holders, including customary waiver “mfn” provisions) in favor of the managing Underwriters to not, sell or dispose of any shares of Common Stock of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.
Section 2.4   Block Trades.
(a)   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $100 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.
(b)   Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade.
(c)   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

(d)   The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
ARTICLE III
COMPANY PROCEDURES
Section 3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:
(a)   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of a majority of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
(b)   prior to filing a Registration Statement or Prospectus or any amendment or supplement thereto (other than those filed to include or incorporate Exchange Act filings, and not including any incorporated documents or exhibits), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents and to consider in good faith any reasonable comments timely provided by such Underwriters or Holders with respect to the disclosure included therein about them;
(c)   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
(d)   provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
(e)   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
(f)   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
(g)   in connection with an Underwritten Offering or Block Trade (i) permit a representative of the Underwriters, and any attorney retained by such Underwriters, to participate, at each such person’s own expense, in the preparation of the Registration Statement or Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative or attorney in connection with the Registration, subject to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information to them; (ii) request the Company’s independent registered public accountants to provide a “cold comfort” letter, in customary form and covering such matters of the type customarily covered by “cold comfort” letters; (iii) request counsel representing the Company for the purposes of such Registration to provide a legal opinion and disclosure letter in customary form and covering such matters of the type customarily covered by such opinions and disclosure letters; and (iv) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters;

(h)   with respect to an Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;
(i)   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and
(j)   upon request of a Holder, authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock restricting further transfer (or any similar restriction in book entry positions of such Holder) if the Company, based on the advice of its counsel, determines such restrictions are no longer required by the Securities Act or any applicable state securities laws, the Company’s certificate of incorporation or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement.
Section 3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders.
Section 3.3   Requirements for Participation in Registration Statement in Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.4   Suspension of Sales; Blackout Period; Restrictions on Registration Rights.
(a)   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
(b)   Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, by providing written notice (a “Notice of Suspension”) to the Holders, to delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed ninety (90) days in the aggregate in any six (6)-month period (a “Suspension Period”) if the Board determines in good faith that such filing, effectiveness or use would (i) require the public disclosure of material non-public information concerning any material transaction or negotiations involving the Company that would interfere with such material transaction or negotiations or (ii) otherwise materially interfere with material financing plans, acquisition activities or business activities of the Company. Immediately upon receipt of a Suspension Notice, the Holder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(c)   The Company agrees to promptly notify in writing the Holder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Holder, the Company shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)   If the Company notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Shelf Takedown requested pursuant to Section 2.1(d), (x) the Demanding Holders may by notice to the Company withdraw such request without such request counting as a demand under Section 2.1(d) and without being obligated to reimburse the Company for any Registration Expenses in connection therewith.
(e)   Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sale of Registrable Securities under an effective Registration Statement: (i) during any of the Company’s recurring quarterly earnings blackout periods, determined in accordance with such policy as the Company shall generally maintain and communicate to the Holders from time to time, and any such blackout period shall be deemed to constitute a Suspension Period hereunder but shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); and (ii) if, in the good faith determination of the Company, it is not feasible for the Company to proceed with the registration or offering because (x) audited financial statements of the Company or (y) audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act, by any Underwriters or by customary practice to be included in any related Registration Statement or Prospectus are then unavailable, until such time as such financial statements are prepared or obtained by the Company, and any delay or suspension shall be treated as a Suspension Period hereunder, except that it shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); provided that, with respect to clause (y), the Company shall use its reasonable best efforts to prepare or obtain the relevant acquired company or pro forma financial statements as quickly as reasonably practicable.
Section 3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1   Indemnification.
(a)   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses

(including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by (a) or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or (b) use of a Prospectus by such Holder notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
(b)   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (a) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or (b) such Holder used a Prospectus notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors, and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to indemnification of the Company.
(c)   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned, or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.
(e)   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
Section 5.1   Notices.   Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 5.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):
If to the Company:
Binah Capital Group, Inc.
17 Battery Place, Room 625
New York, NY 10004
Attention: Michael Nessim
Email: mnessim@kingswoodus.com
With a required copy to (which shall not constitute notice):
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Christopher M. Zochowski; Bradley A. Noojin
Email: chris.zochowski@shearman.com; bradley.noojin@shearman.com if to any Holder, at such Holder’s address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1. Notwithstanding the foregoing, if any Holders (or their authorized representatives) share the same address, the Company shall not be obligated to send multiple copies of any notice hereunder to each separate Holder at that address but may deliver one notice to such address which shall be deemed to be notice to all parties at that address and all of the parties sharing the same representative. In addition, the Company may send notice to all Sponsor Holders to Sponsor’s address, which notice shall constitute notice to all Sponsor Holders.
Section 5.2   Entire Agreement.   This Agreement sets forth the entire understanding of the parties with respect to the matters described herein. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
Section 5.3   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 5.4   Expenses and Fees.   Except as otherwise specifically set forth herein, each of the parties shall bear its own expenses in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants, and other advisors.
Section 5.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
Section 5.6   Submission to Jurisdiction; WAIVER OF JURY TRIAL.   Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.1. Nothing in this Section 5.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.
Section 5.7   Specific Performance.   Each party acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 5.8   Severability.   If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other governmental authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other governmental authority, the parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
Section 5.9   Assignment; No Third-Party Beneficiaries.
(a)   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
(b)   Subject to Section 5.9(c) and Section 5.9(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees in connection with the transfer of the corresponding Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and Permitted Transferees.
(c)   Prior to the expiration of the applicable Lock-up Period, no Holder who is subject to a Lock-up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee and in accordance with the provisions of the agreement providing for such Lock-up Period and this Section 5.9.
(d)   Other than Persons entitled to indemnification under Article IV, who shall be third-party beneficiaries of this Agreement, this Agreement shall not confer any rights or benefits on any persons that are not parties hereto.
(e)   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) an executed joinder to this Agreement from such successor or permitted assignee in the form of Exhibit A attached hereto (a “Joinder”). Any transfer or assignment made other than as provided in this Section 5.9 shall be null and void.
Section 5.10   Mutual Drafting.   This Agreement is the mutual product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of each of the parties, and shall not be construed for or against any party.
Section 5.11   Further Representations   Each party acknowledges and represents that it has been represented by its own legal counsel in connection with this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences
Section 5.13   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided that no amendment or waiver may materially, disproportionately and adversely affect the rights of a Holder without the consent of such Holder (or, if there is more than one such Holder that is so affected, without the consent of a majority in interest of such affected Holders in accordance with their holding of Registrable Securities). Except with respect to any indemnification or contribution rights or obligations under Article IV, which shall survive, this Agreement will terminate as to any Holder when it no longer holds any Registrable Securities. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 5.14   Other Registration Rights.   Other than as provided in (a) the Warrant Agreement, dated November 19, 2020, among the Company and Continental Stock Transfer & Trust Company and (b) the Subscription Agreements providing for the issuance of the PIPE Shares, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person.
Section 5.15   Term.   This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
Section 5.16   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
Section 5.17   Additional Holder; Joinder.   In addition to Persons who may become Holders pursuant to Section 5.9 hereto, the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed Joinder from such Additional Holder in the form of Exhibit A attached hereto. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
BINAH CAPITAL GROUP, INC.
By:

Name:
Title:
WENTWORTH MANAGEMENT SERVICES LLC
By:

Name:
Title:

[•]

[•]

[•]

[•]

[•]
[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

WENTWORTH HOLDERS:

[•]

[•]

[•]

[•]

[•]
[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Binah Capital Group, Inc., a Delaware corporation and the successor to Kingswood Acquisition Corp., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the   day of       , 20   .
Signature of Stockholder
Print Name of Stockholder
By:

Its:

Address:

Agreed and Accepted as of       , 20      .
BINAH CAPITAL GROUP, INC.
By:

Name:

Its:

Annex I
PROPOSED NTA AMENDMENTS TO EXISTING KWAC CHARTER
SIXTH AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KINGSWOOD ACQUISITION CORP.
[•], 2024
KINGSWOOD ACQUISITION CORP., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
1.
The name of the Corporation is “Kingswood Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 27, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation, which both amended and restated the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on August 17, 2020 (the “Amended and Restated Certificate of Incorporation”), a Second Amended and Restated Certificate of Incorporation, which both amended and restated the provisions of the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 12, 2020 (the “Second Amended and Restated Certificate of Incorporation”), an Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 20, 2022 (the “First Amendment”), a Second Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 23, 2022 (the “Second Amendment”), a Third Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 18, 2023 (the “Third Amendment”), a Fourth Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 17, 2023 (the “Fourth Amendment”), and a Fifth Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 17, 2023 (the “Fifth Amendment”). The Second Amended and Restated Certificate of Incorporation as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment is referred to herein as the “Charter”.

2.
This sixth amendment (the “Sixth Amendment”) to the Second Amended and Restated Certificate of Incorporation further amends the Charter.

3.
This Sixth Amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.
The text of Section 9.2(a) of Article IX is hereby amended and restated to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated

I-1

Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering”;
5.
The text of Section 9.2(e) of Article IX is hereby amended and restated to read in full as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”
6.
The text of Section 9.2(f) of Article IX is hereby amended and restated to read in full as follows:

“[RESERVED.]”; and
7.
The text of Section 9.7 of Article IX of the Charter is hereby amended by deleting the follow words:

“provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation”.

I-2

IN WITNESS WHEREOF, Kingswood Acquisition Corp. has caused this Sixth Amendment to be duly executed in its name and on its behalf by an authorized officer as of this [•] day of [•], 2024.
KINGSWOOD ACQUISITION CORP.
By:

Name:
Michael Nessim

Title:
Chief Executive Officer

Signature Page to the Sixth Amendment to the Second A&R Certificate of Incorporation

ANNEX J
BINAH CAPITAL GROUP, INC.
2024 EQUITY INCENTIVE PLAN

i

ii

iii

BINAH CAPITAL GROUP, INC.
2024 EQUITY INCENTIVE PLAN
1.
Establishment, Purpose and term of Plan.

1.1   Establishment.   The Binah Capital Group, Inc. 2023 Equity Incentive Plan (the “Plan”) is hereby established effective as of [   ], 2024, the date of the closing of the transactions contemplated by that certain merger agreement dated as of July 7, 2022, entered into by and between Kingswood Acquisition Corp., Wentworth Management Services LLC, the Company, and certain other parties, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).
1.2   Purpose.   The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.
1.3   Term of Plan.   The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.
2.
Definitions and Construction.

2.1   Definitions.   Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)   “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.
(b)   “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)   “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.
(d)   “Board” means the Board of Directors of the Company.
(e)   “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.
(f)   “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).
(g)   “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating

Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.
(h)   “Change in Control” means the occurrence of any one or a combination of the following:
(i)   any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)   an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)   a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(i)   “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.
(j)   “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.
(k)   “Company” means Binah Capital Group, Inc., a Delaware corporation, and any successor corporation thereto.
(l)   “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.
(m)   “Director” means a member of the Board.
(n)   “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.
(o)   “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(p)   “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
(q)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)   “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)   Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)   If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.
(s)   “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.
(t)   “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(u)   “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(v)   “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(w)   “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).
(x)   “Nonemployee Director” means a Director who is not an Employee.
(y)   “Nonemployee Director Award” means any Award granted to a Nonemployee Director.
(z)   “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.
(aa)   “Officer” means any person designated by the Board as an officer of the Company.
(bb)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
(cc)   “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.
(dd)   “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(ee)   “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(ff)   “Participant” means any eligible person who has been granted one or more Awards.
(gg)   “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(hh)   “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.
(ii)   “Performance Award” means an Award of Performance Shares or Performance Units.

(jj)   “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(kk)   “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.
(ll)   “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.
(mm)   “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(nn)   “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(oo)   “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.
(pp)   “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.
(qq)   “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.
(rr)   “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.
(ss)   “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(tt)   “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.
(uu)   “Section 409A” means Section 409A of the Code.
(vv)   “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.
(ww)   “Securities Act” means the Securities Act of 1933, as amended.
(xx)   “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.
(yy)   “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.
(zz)   “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).
(aaa)   “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(bbb)   “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(ccc)   “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
(ddd)   “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.
2.2   Construction.   Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.
Administration.

3.1   Administration by the Committee.   The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
3.2   Authority of Officers.   Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.3   Administration with Respect to Insiders.   With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4   Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)   to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;
(b)   to determine the type of Award granted;
(c)   to determine the Fair Market Value of shares of Stock or other property;
(d)   to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)   to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;
(f)   to approve one or more forms of Award Agreement;
(g)   to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(h)   to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(i)   to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and
(j)   to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.5   Option or SAR Repricing.   Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.

3.6   Indemnification.   In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.
Shares Subject to Plan.

4.1   Maximum Number of Shares Issuable.   Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to                   shares (the “Base Reserve”) plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in the year following the fiscal year in which the Company’s stockholders approved the Plan and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on the tenth (10th) anniversary of the commencement of such annual increase, equal to the lesser of (i)     percent (   %) of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.
4.2   Share Counting.   If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.
4.3   Adjustments for Changes in Capital Structure.   Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the annual increase set forth in Section 4.1, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.
4.4   Assumption or Substitution of Awards.   The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code, without reducing the number of shares otherwise available for issuance under the Plan. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.
5.
Eligibility, Participation and Award Limitations.

5.1   Persons Eligible for Awards.   Awards may be granted only to Employees, Consultants and Directors.
5.2   Participation in the Plan.   Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3   Incentive Stock Option Limitations.
(a)   Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.   Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed a number of shares equal to three times the Base Reserve. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.
(b)   Persons Eligible.   An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.
(c)   Fair Market Value Limitation.   To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan)

become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.
5.4   Nonemployee Director Award Limit.   Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $[1,000,000] in total value, or $[2,000,000] in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
6.
Stock Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1   Exercise Price.   The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.
6.2   Exercisability and Term of Options.   Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.
6.3   Payment of Exercise Price.
(a)   Forms of Consideration Authorized.   Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)   Limitations on Forms of Consideration.
(i)   Cashless Exercise.   A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
(ii)   Stock Tender Exercise.   A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.
(iii)   Net Exercise.   A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.
6.4   Effect of Termination of Service.
(a)   Option Exercisability.   Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.
(i)   Disability.   If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)   Death.   If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.
(iii)   Termination for Cause.   Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.
(iv)   Other Termination of Service.   If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.
(b)   Extension if Exercise Prevented by Law.   Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.
6.5   Transferability of Options.   During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.
7.
Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
7.1   Types of SARs Authorized.   SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.
7.2   Exercise Price.   The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.
7.3   Exercisability and Term of SARs.
(a)   Tandem SARs.   Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.
(b)   Freestanding SARs.   Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.
7.4   Exercise of SARs.   Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.
7.5   Deemed Exercise of SARs.   If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

7.6   Effect of Termination of Service.   Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.
7.7   Transferability of SARs.   During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.
8.
Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
8.1   Types of Restricted Stock Awards Authorized.   Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).
8.2   Purchase Price.   The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.
8.3   Purchase Period.   A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.
8.4   Payment of Purchase Price.   Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.
8.5   Vesting and Restrictions on Transfer.   Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award

Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
8.6   Voting Rights; Dividends and Distributions.   Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
8.7   Effect of Termination of Service.   Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.8   Nontransferability of Restricted Stock Award Rights.   Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
9.
Restricted Stock Units.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1   Grant of Restricted Stock Unit Awards.   Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2   Purchase Price.   No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.
9.3   Vesting.   Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
9.4   Voting Rights, Dividend Equivalent Rights and Distributions.   Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
9.5   Effect of Termination of Service.   Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.
9.6   Settlement of Restricted Stock Unit Awards.   The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
9.7   Nontransferability of Restricted Stock Unit Awards.   The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.
Performance Awards.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
10.1   Types of Performance Awards Authorized.   Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
10.2   Initial Value of Performance Shares and Performance Units.   Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
10.3   Establishment of Performance Period, Performance Goals and Performance Award Formula.   In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
10.4   Measurement of Performance Goals.   Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:
(a)   Performance Measures.   Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:
(i)   revenue;
(ii)   sales;
(iii)   expenses;
(iv)   operating income;
(v)   gross margin;
(vi)   operating margin;
(vii)   earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;
(viii)   pre-tax profit;
(ix)   net operating income;
(x)   net income;
(xi)   economic value added;
(xii)   free cash flow;
(xiii)   operating cash flow;
(xiv)   balance of cash, cash equivalents and marketable securities;
(xv)   stock price;
(xvi)   earnings per share;
(xvii)   return on stockholder equity;
(xviii)   return on capital;
(xix)   return on assets;
(xx)   return on investment;
(xxi)   total stockholder return;
(xxii)   employee satisfaction;
(xxiii)   employee retention;
(xxiv)   market share;
(xxv)   customer satisfaction;

(xxvi)   product development;
(xxvii)   research and development expenses;
(xxviii)   completion of an identified special project;
(xxix)   completion of a joint venture or other corporate transaction; and
(xxx)   personal performance objectives established for an individual Participant or group of Participants.
Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.
(b)   Performance Targets.   Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.
10.5   Settlement of Performance Awards.
(a)   Determination of Final Value.   As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)   Discretionary Adjustment of Award Formula.   In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.
(c)   Effect of Leaves of Absence.   Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.
(d)   Notice to Participants.   As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(e)   Payment in Settlement of Performance Awards.   As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f)   Provisions Applicable to Payment in Shares.   If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.
10.6   Voting Rights; Dividend Equivalent Rights and Distributions.   Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
10.7   Effect of Termination of Service.   Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, if the Participant’s Service terminates for any reason before the completion of the Performance Period applicable to the Performance Award, the Award shall be forfeited.
10.8   Nontransferability of Performance Awards.   Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.
Cash-Based Awards and Other Stock-Based Awards.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
11.1   Grant of Cash-Based Awards.   Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2   Grant of Other Stock-Based Awards.   The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
11.3   Value of Cash-Based and Other Stock-Based Awards.   Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.
11.4   Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards.   Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.
11.5   Voting Rights; Dividend Equivalent Rights and Distributions.   Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.
11.6   Effect of Termination of Service.   Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.
11.7   Nontransferability of Cash-Based Awards and Other Stock-Based Awards.   Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.
12.
Standard Forms of Award Agreement.

12.1   Award Agreements.   Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.
12.2   Authority to Vary Terms.   The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
13.
Change in Control.

13.1   Effect of Change in Control on Awards.   In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:
(a)   Accelerated Vesting.   In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.
(b)   Assumption, Continuation or Substitution.   In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)   Cash-Out of Outstanding Stock-Based Awards.   The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof.
(d)   Adjustments and Earnouts.   In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.
13.2   Effect of Change in Control on Nonemployee Director Awards.   Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.
13.3   Federal Excise Tax Under Section 4999 of the Code.   If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.
14.
Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.
Compliance with Section 409A.

15.1   Awards Subject to Section 409A.   The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:
(a)   A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.
(b)   Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.
Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1∕2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.
15.2   Deferral and/or Distribution Elections.   Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:
(a)   Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.
(b)   Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.
(c)   Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.
15.3   Subsequent Elections.   Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:
(a)   No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.
(b)   Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.
(c)   No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.
(d)   Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.
15.4   Payment of Section 409A Deferred Compensation.
(a)   Permissible Payments.   Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:
(i)   The Participant’s “separation from service” (as defined by Section 409A);
(ii)   The Participant’s becoming “disabled” (as defined by Section 409A);
(iii)   The Participant’s death;
(iv)   A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;
(v)   A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or
(vi)   The occurrence of an “unforeseeable emergency” (as defined by Section 409A).
(b)   Installment Payments.   It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.
(c)   Required Delay in Payment to Specified Employee Pursuant to Separation from Service.   Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(d)   Payment Upon Disability.   All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.
(e)   Payment Upon Death.   If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.
(f)   Payment Upon Change in Control.   Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.
(g)   Payment Upon Unforeseeable Emergency.   The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
(h)   Prohibition of Acceleration of Payments.   Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.
(i)   No Representation Regarding Section 409A Compliance.   Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
16.
Tax Withholding.

16.1   Tax Withholding in General.   The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
16.2   Withholding in or Directed Sale of Shares.   The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.
17.
Amendment, Suspension or Termination of Plan.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.
18.
Miscellaneous Provisions.

18.1   Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
18.2   Forfeiture Events.
(a)   The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.
(b)   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve-(12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve-(12-) month period.
18.3   Provision of Information.   Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
18.4   Rights as Employee, Consultant or Director.   No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
18.5   Rights as a Stockholder.   A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.
18.6   Delivery of Title to Shares.   Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
18.7   Fractional Shares.   The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
18.8   Retirement and Welfare Plans.   Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.
18.9   Beneficiary Designation.   Subject to local laws and procedures and if the Committee so permits, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
18.10   Severability.   If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11   No Constraint on Corporate Action.   Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.
18.12   Unfunded Obligation.   Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
18.13   Choice of Law.   Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.
IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Binah Capital Group, Inc. 2024 Equity Incentive Plan as duly adopted by the Board on [           ], 2024.
/s/

[           ], Secretary

Annex K
Certificate of Designation
of
Series A Convertible Preferred Stock
of
Binah Capital Group, Inc.
(pursuant to Section 151 of the
General Corporation Law of the State of Delaware)
Binah Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, hereby certifies that the Board of Directors of the Corporation (the “Board”), in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and applicable law duly adopted resolutions creating a series of shares of Preferred Stock of the Corporation with the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series, as follows:
Section 1.   Designation and Number.
There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series A Convertible Participating Preferred Stock,” par value $0.0001 per share (the “Preferred Stock”), and the authorized number of shares constituting such series shall be 1,500,000. Each share of Preferred Stock shall have a stated value equal to $10.00 per share, subject to increase set forth in section 3 below (the “Stated Value”)
Section 2.   Ranking.
Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Stock shall, with respect to payment of dividends, redemption payments, and rights (including as to the distribution of assets) upon Liquidation, rank senior and prior to the Corporation’s Junior Stock. The Preferred Stock shall rank junior to all of the Corporation’s existing indebtedness and other liabilities.
Section 3.   Dividends.
(a)   Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of nine percent (9%) per annum, payable and compounded quarterly on [•], [•], [•], and [•], beginning on the first such date after the Funding Date, on each Conversion Date (with respect only to Preferred Stock being converted) and on each Redemption Date (with respect only to Preferred Stock being redeemed) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Corporation’s option, up to 50% of the amount due, in duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock (“Dividend Shares”) or a combination thereof at the Conversion Rate. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 8.
(b)   Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Section 7(c)(i) herein. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.
(c)   So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Stock, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock.

Section 4.   Liquidation Preference.
(a)   In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the Holders shall be entitled to receive, with respect to each share of Preferred Stock held before any payment shall be made or any assets distributed to the holders of any Junior Stock (i) first, the greater of (a) $12.50 per share of Preferred Stock if such Liquidation occurs prior to and including the first anniversary of the Funding Date, $13.00 per share if such Liquidation occurs prior to the second anniversary of the Funding Date, $15.00 per share of Preferred Stock if such Liquidation occurs prior to third anniversary of the Funding Date and if the Liquidation occurs after the third anniversary of the Funding Date, $16.00 per share of Preferred Stock plus, in each case, all accrued and unpaid dividends on each share of Preferred Stock through the date of Liquidation or (b) the cash value of 1 1∕2 (or 1.5) shares of Common Stock per share based on the VWAP immediately prior to the date of a Liquidation, plus in each case accrued but unpaid dividends through the date of Liquidation (collectively, the “Liquidation Preference”) and (ii) second, after the full Liquidation Preference has been paid or set aside the remaining amount shall be distributed pro rata and on a pari passu basis to holders of Common Stock and the Holders as if each such share of Preferred Stock had been converted into Common Stock in accordance with the terms hereof immediately prior to such Liquidation.
(b)   If in any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment of the full preferential amounts described in Section 4(a)(i) to the holders of the Preferred Stock then all the remaining available assets shall be distributed pro rata among the holders of the then outstanding Preferred Stock in accordance with the respective aggregate Liquidation Preferences.
(c)   Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by the incorporation of another corporation to which such assets are distributed or transferred, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a Liquidation; provided that, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving entity or otherwise for the preservation and protection of the rights of the Holders on substantially identical terms.
(d)   To the extent not otherwise publicly announced by the Corporation on a Current Report on Form 8-K or by press release, the Corporation shall, within five (5) Business Days following the date the Board approves any Liquidation or with respect to an acquisition that is an Acquisition Event, in the proxy statement or join proxy statement/prospectus with respect to such Acquisition Event, or within ten (10) Business Days the commencement of any involuntary bankruptcy or similar proceeding, concerning the Corporation, whichever is earlier, give each Holder written notice of the event. Such written notice shall describe, to the extent known to the Corporation, the material terms and conditions of such event relating to the treatment of the Preferred Stock and the Common Stock, including, to the extent known to the Corporation, a description of the stock, cash and property to be received by the Holders with respect to their shares of Preferred Stock and by holders of Common Stock as a result of the event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall keep the Holders reasonably apprised, and in a manner consistent with any similar information provided to holders of any other series of the Corporation’s capital stock.
Section 5.   Voting Rights.
(a)   In General.   Except to the extent otherwise required by applicable Law or expressly set forth in this Section 5, the Holders shall have no voting rights and shall not be entitled to any vote with respect to shares of Preferred Stock held of record by such Holder on any matters on which any of the Corporation’s stockholders are entitled to vote.
(b)   Consolidation, Merger, Combination or Other Transactions.   Notwithstanding Section 5(a) and for so long as any shares of Preferred Stock remain issued and outstanding, without the affirmative vote of the Holders of a majority of the outstanding voting power of the Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, the Corporation shall not and shall not permit an Subsidiary to: (i) enter into any consolidation, merger, combination or similar transaction in which shares of Common Stock are exchanged for, converted into or changed into other stock or securities, or the right to receive stock, securities, cash or other property, (ii) effect or enter into an agreement to effect any Variable Rate Transaction to the extent such Variable Rate Transaction would cause dilution to the Holders of the Preferred Stock or otherwise adversely affect the Holders of the Preferred Stock, (iii) incur or guarantee, assume or suffer to exist any Indebtedness (other than Permitted Indebtedness); (iv) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (“Liens”) upon or in any property or assets owned by the Corporation or any of its Subsidiaries other than Permitted Liens, (v) sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Corporation or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, or (vi) authorize or issue Senior Preferred Shares. Notwithstanding the foregoing, no vote of the Holders of the Preferred Stock shall be required to consummate a transaction described in clauses (ii) (iii), (v) or (vi) of the preceding sentence if the proceeds of such transaction are used to redeem all of the issued and outstanding shares of Preferred Stock in accordance with Section 7(a) substantially simultaneously with the consummation of such transaction.
(c)   Amendment or Alteration of Terms of Preferred Stock.   Notwithstanding Section 5(a), the affirmative vote of the Holders of a majority of the voting power of the Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, shall be required for the approval of any amendment, alteration or repeal of any provision of this Certificate of Designations (including by merger, operation of Law or otherwise) which adversely affects the rights, preferences, privileges or voting powers of the Preferred Stock; provided, however, that nothing herein contained shall require such vote or approval (i) in connection with any increase in the total number of authorized shares under the Certificate of Incorporation or any authorization, designation or increase of any class or series of shares under the Certificate of Incorporation or (ii) in connection with any consolidation, merger, combination or similar transaction in which the Corporation is the surviving entity which does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock.
(d)   One Vote Per Share.   On any matter on which Holders are entitled to vote pursuant to this Section 5, each Holder will have one (1) vote per share.
(e)   Special Voting Rights.   If and whenever the holders of the Preferred Stock convert shares of Preferred Stock initially issued by the Corporation on the Funding Date that constitute five percent (5%) or more of the then outstanding voting power of the Corporation, the number of directors then constituting the Board shall be increased by one (1) director and the then holders of a majority of the shares of Preferred Stock shall be entitled to nominate the additional director of the Corporation (the “Initial Preferred Stock Director Nominee”). If and whenever the holders of the Preferred Stock convert shares of Preferred Stock initially issued by the Corporation on the Funding Date that constitute an aggregate of fifteen percent (15%) or more of the then outstanding voting power of the Corporation (inclusive of the 5% or more previously converted by the holders of the Preferred Stock), the number of directors then constituting the Board shall be increased by one (1) director and the then holders of a majority of the shares of Preferred Stock shall be entitled to nominate the additional director of the Corporation (the “Second Preferred Stock Director Nominee” and together with the Initial Preferred Stock Director Nominee, the “Preferred Stock Director Nominees” and, individually, each a “Preferred Stock Director Nominee”). Each Preferred Stock Director Nominee shall be designated as a class of director whose term will end at the next annual meeting of the Corporation’s stockholders following such nominee’s appointment; provided, however, that if the foregoing would result in the two Preferred Stock Director Nominees being of the same class of director, the Second Preferred Stock Director Nominee shall be designated as a class of director whose term would end at the subsequent annual meeting of the Corporation’s stockholders. The Preferred Stock Director Nominees must be reasonably acceptable to the Board; provided, that the Preferred Stock Director Nominees do not need to qualify as “independent” directors of the Corporation under Rule 5605(a)(2) of the Nasdaq Listing Rules (or other national securities exchange on which shares of Common Stock are listed) (or any successor rule thereof), but may be appointed to and serve on a committee of the Board only if and to the extent that the Preferred Stock Director Nominee shall satisfy the requirements for service on a committee of the Board under applicable laws and stock exchange rules, certificate of incorporation or bylaws of the Corporation or committee charter; provided, further, that the Preferred Stock Directors Nominees do not need to have any specific qualifications to be considered reasonably acceptable.
Section 6.   Covenants.
(a)   Total leverage, including all Indebtedness (excluding short-term payables and the current aged payables), all Related Party Notes and Senior Preferred Shares (other than Senior Preferred Shares issued in respect of KWAC’s agreed fees and expenses, including the sponsor loan), together with accrued but unpaid interest thereon, but net of unrestricted cash and excluding any Junior Stock, shall not at any time exceed six times (6x) the Corporation’s trailing twelve-month Adjusted EBITDA. The foregoing shall be tested on the last Business Day of each calendar quarter and the Corporation shall deliver by e-mail to each Holder a certificate attesting its compliance (or non-compliance, as applicable) with the foregoing covenant. In addition, on each date that the financial covenant set forth in this Section 6(a) is tested the (x) representations and warranties of the Corporation set forth in paragraph 1 on Annex 1 attached hereto shall be true and correct in all respects on such date and (y) each of the representations and warranties set forth in paragraphs 2 through 4 on Annex 1 attached hereto shall be true and correct in all respects on such date except where the failure of such representations and warranties to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.
(b)   If, at any time following [           ], 20241, the Corporation shall not be in compliance with the covenant set forth in subsection (a) of this Section 6 for more than two (2) consecutive fiscal quarters, then the Corporation shall be in default of subsection (a) of this Section 6, unless the holders of at least a majority of the outstanding shares of Preferred Stock have issued or consented to a waiver of compliance with the provisions of subsection (a) of this Section 6, which waiver may be granted in advance or be made retroactive to an earlier date.
(c)   Unless all of the holders of the outstanding shares of Preferred Stock elect to convert their shares pursuant to Section 8(b) hereof, in the event the Corporation fails to cure any default pursuant to subsection (b) of this Section 6 or any breach or default of Section 7, in each case, within 180 days thereafter, the holders of a majority of the outstanding shares of Preferred Stock shall have the right, upon written notice to the Corporation’s board of directors, to cause the Corporation to initiate a process for an Acquisition Event. In connection therewith, the holders of a majority of the outstanding shares of the Preferred Stock shall have the right (i) to obtain majority control of the Corporation board of directors, and (ii) to require that the Corporation’s controlling stockholders vote in favor of any sale transaction approved by the Investor.
(d)   For so long as any shares of Preferred Stock remaining outstanding, the Corporation shall provide Holder with the following:
(i)   within forty five (45) days after the last day of each month, a company prepared unaudited consolidated and consolidating balance sheet, income statement and statement of cash flows covering the Corporation and its Subsidiaries’ operations for such month, and a projection of the cash flow of the Corporation and its Subsidiaries for the following six months, in each case, in form acceptable to the Holder, certified by the Corporation’s principal financial officer as having been prepared in accordance with United States generally accepted accounting principles, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments;
(ii)   not later than the fifth Business Day after the 105th day following the end of each fiscal year of the Corporation (or such longer period as may be permitted by the U.S. Securities and Exchange Commission (the “SEC”) for the filing of annual reports on Form 10-K) ending on or

1
Note to draft: To be two fiscal quarters after the closing of the business combination. For example, if the closing occurs in December 2023, then the date would be June 30, 2024.

after December 31, 2024, a copy of the audited consolidated balance sheet of the Corporation and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, by an independent certified public accounting firm of nationally recognized standing (it being agreed that the furnishing of the Corporation’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Corporation’s obligation under this Section 12(a)(i) with respect to such year;
(iii)   not later than the fifth Business Day after the 50th day following the end of each of the first three quarterly periods of each fiscal year of the Corporation (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Corporation and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Corporation and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Corporation as fairly presenting in all material respects the financial condition of the Corporation and its Subsidiaries in conformity with GAAP and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Funding Date (except as disclosed therein, and except for the absence of certain notes) (it being agreed that the furnishing of the Corporation’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Corporation’s obligations under this Section 12(a)(ii) with respect to such quarter);
(iv)   within forty-five (45) days after the end of each fiscal year of the Corporation (and within five (5) days of any material modification thereto), an annual operating budget, on a consolidated and consolidating basis (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of the Corporation, together with any related business forecasts used in the preparation thereof.
(v)   within five (5) days of delivery, copies of all statements, reports and notices generally made available to all stockholders or to any holders of Indebtedness unless such statements, reports and notices are filed with the Securities and Exchange Commission and a link to such filing is posted on the Corporation’s website.
(vi)   within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by the Corporation with the SEC, provided that such filings shall be deemed to have been delivered on the date on which the Corporation posts such documents on Corporation’s website.
(vii)   a prompt report of any legal actions pending or threatened in writing against the Corporation or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect, or of the Corporation or any of its Subsidiaries taking or threatening legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action which was required to be reported to the Holders pursuant to this clause (vii) of this Section 6(d), a prompt report of any material development with respect thereto.
(viii)   at the same time and in the same manner as it gives to the members of the Board, or any committee or subcommittee of the Board, copies of all materials that the Corporation provides to its Board (or such committee or subcommittee) in connection with meetings of the Board (or such committee or subcommittee), including any reports with respect to the Corporation’s operations or performance, and after receiving the requisite internal approvals, approved minutes of such meetings; provided, however, the foregoing may be subject to such exclusions and redactions as necessary in order prevent impairment of the attorney client privilege with respect to pending or threatened litigation.
(ix)   Each Holder understands that the federal securities laws may prohibit such Holder from engaging in transactions of the Corporation’s securities while in knowing possession of material, non-public information of the Corporation. Notwithstanding anything contained herein to the contrary, each Holder may, from time to time, upon written notice to the Corporation, waive receipt of the reports and other items set forth in this Section 6(d).
(x)   The Corporation shall not make any payments on the Related Party Notes whether for principal, interest or otherwise if, and for so long as: (A) at least twenty-five percent of the shares of Preferred Stock initially issued at the Funding Date remain outstanding, (B) there shall be any default of the covenants under Section 6 hereof (or any successor provision thereof) that, even if waived, shall remain uncured in accordance with the applicable terms hereof, and (C) the Corporation has failed to pay all dividends required to be paid by the Corporation under Section 3(a).
Section 7.   Redemption.
(a)   The Corporation may, at its option, in whole or in part, redeem the Preferred Stock, on any anniversary of the Funding Date up to and including the fourth anniversary of the Funding Date (the “Redemption Date”), by delivery of written notice to each Holder at least sixty (60) days prior the applicable Redemption Date, at a redemption price of (i) $12.50 per share of Preferred Stock on the first anniversary of the Funding Date; (ii) $13.00 per share of Preferred Stock on the second anniversary of the Funding Date; (iii) $15.00 per share of Preferred Stock on the third anniversary of the Funding Date and (iv) $16.00 per share of Preferred Stock on the fourth anniversary of the Funding Date, plus, in each case, accrued but unpaid dividends. If the Preferred Stock have not previously been redeemed or converted, the Preferred Stock will be redeemed by the Corporation on the fourth anniversary of the Funding Date.
(b)   Notice of the redemption of Preferred Stock under this Section 7 shall be delivered by e-mail to each holder of record of Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation’s records, at least sixty (60) days prior the applicable Redemption Date. Neither the failure to e-mail any notice required by this Section 7(b), nor any defect therein or in the e-mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was e-mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date e-mailed whether or not the holder receives the notice. Each such e-mailed notice shall state, as appropriate: (i) the Redemption Date; (ii) if less than all of the shares of Preferred Stock are to be redeemed, the number of shares of Preferred Stock to be redeemed; (iii) the redemption price set forth in Section 5(a); and (iv) the place or places at which certificates, if any, for such shares of Preferred Stock are to be surrendered (or, in the case of shares of Preferred Stock held in book-entry form, the depositary or other facilities of which such shares of Preferred Stock shall be redeemed. Notice having been e-mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (x) except as otherwise provided herein, dividends on shares of Preferred Stock so called for redemption shall cease to accrue, (y) said shares of Preferred Stock shall no longer be deemed to be outstanding, and (z) all rights of the holders thereof as holders of shares of Preferred Stock of the Corporation shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required or, in the case of shares of Preferred Stock held in book-entry form through a depositary, upon delivery of such shares in accordance with such notice and the procedures of such depositary, and to receive any dividends payable thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two (2) years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such Shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

(c)   As promptly as practicable after the surrender or delivery in accordance with said notice of any such shares of Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state, or, in the case of shares of Preferred Stock held in book-entry form through a depositary, upon delivery of such shares in accordance with such notice and the procedures of such depositary), such shares of Preferred Stock shall be exchanged for any cash (without interest thereon) for which such shares of Preferred Stock have been redeemed.
(d)   The deposit of funds with a bank or trust company for the purpose of redeeming shares of Preferred Stock shall be irrevocable except that:
(i)   the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and
(ii)   any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares of Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the redemption price without interest or other earnings.
Section 8.   Conversion.
(a)   Each share of Preferred Stock shall be convertible, in whole or in part, at any time and from time to time from and after the second anniversary of the Funding Date and prior to their redemption, at the option of the Holder thereof, at a rate of 1 1∕2 (1.5) shares of Common Stock per share of Preferred Stock, subject to the VWAP immediately prior to the Conversion Date being at least $10.00 per share, provided that in no event shall the price per share of Common Stock be less than $10.00 per share (the “Conversion Rate”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date such Notice of Conversion to the Corporation is deemed delivered hereunder. Upon delivery of the Notice of Conversion by a Holder, such Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the Preferred Stock has been converted, irrespective of date of delivery of such Conversion Shares. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.
(b)   Notwithstanding Section 8(a), in the event any breach of Section 6(a) or Section 7, then, upon written notice of given by the Holder within 180 days of such default, such Holder shall thereafter have the right to convert all or part of the Preferred Stock into Common Stock of the Corporation, at any time and from time to time, irrespective of the price per share of the Common Stock and of whether or not the second anniversary of the Funding Date has occurred, in whole or in part at a rate that is the greater of (i) 1 1∕2 (1.5) shares of Common Stock per share of Preferred Stock; or (ii) the equivalent of $12.50 of Common Stock per share of Preferred Stock if such conversion occurs prior to the first anniversary of the Funding Date, $13.00 of Common Stock per share of Preferred Stock if such conversion occurs prior to the second anniversary of the Funding Date, $15.00 of Common Stock per share of Preferred Stock if such conversion occurs prior to the third anniversary of the Funding Date and thereafter $16.00 of Common Stock per share of Preferred Stock. For purposes of this Section 8(b), the value of the Common Stock required to be issued to the Holder under this Section 8(b) shall be equal to the VWAP for the trading day immediately preceding the Conversion Date.

(c)   Mechanics of Conversion.
(i)   Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock and (B) at the option of the holder (ii) the number of Dividend Shares or (ii) cash, in each case, in the amount of accrued and unpaid dividends on the shares of Preferred Stock subject to conversion. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion, but in no event earlier than one (1) Trading Day after each Conversion Date. To the extent that the Conversion Shares are subject to an effective registration covering the issuance of such Conversion Shares to, or resale of such Conversion Shares by, the Holder, then such Conversion Shares shall be issued free and clear of any restrictive legends.
(ii)   If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.
(iii)   The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.
(iv)   The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as provided herein, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.
(v)   No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Rate or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vi)   The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.
(d)   If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions is a party to any merger or consolidation of the Corporation, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange, in each case pursuant to which the Common Stock is converted into, exchanged for or represents solely the right to receive, other securities, cash or property, or any combination thereof (such other securities, cash or property, or combination thereof, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such transaction, a “Reference Property Unit”) (each such transaction, a “Fundamental Transaction”), then, notwithstanding anything to the contrary herein, (I) at the effective time of such Fundamental Transaction, the Conversion Shares due upon conversion of any Preferred Stock shall be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designation were instead a reference to the same number of Reference Property Units and (II) if such Reference Property Unit consists of any security of a Person other than the Corporation, then such Person (and, as a condition to the Corporation effecting such Fundamental Transaction, the Corporation shall ensure that such Person) shall execute such instruments as shall be necessary to give effect to this Section 8(d). If holders of Common Stock are given any choice as to the securities, cash or property to be received in such Fundamental Transaction, then each Holder shall be given the same choice as to the Reference Property Unit it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Reference Property Units. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 8(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holders, deliver to the Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible in accordance with this Section 8(d), and which is reasonably satisfactory in form and substance to the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and, except in the case of a lease, be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

Section 9.   Adjustments; Rights of Holders Upon Certain Dividends, Distributions or Fundamental Transactions.
(a)   If the Corporation, at any time while any Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Rate shall be adjusted to equal an amount equal to such Conversion Rate immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event as applicable.
(b)   In addition to any adjustments pursuant to Section 8(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then, without duplication of any dividends to be due on Preferred Stock pursuant to Section 3(a), each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof) on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
(c)   All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.
(d)   Notice to Holders.
(i)   Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
(ii)   If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least [twenty (20)] calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. For the avoidance of doubt, notwithstanding such notice or corporate event, each Holder shall remain entitled to convert the Conversion Amount of its Preferred Stock (or any part hereof) as provided herein.
Section 10.   Repurchased or Reacquired Shares.
Shares of Preferred Stock that have been repurchased or reacquired by the Corporation shall be restored to the status of authorized, unissued and undesignated shares that shall be available for future issuance.
Section 11.   Record Holders.
To the fullest extent permitted by applicable Law, the Corporation and the Corporation’s transfer agent for the Preferred Stock may deem and treat the Holder of any share of Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 12.   Notices.
Except as otherwise expressly provided hereunder, all notices and other communications referred to herein shall be in writing and delivered personally or sent by e-mail or by reputable overnight courier service, charges prepaid:
(a)   If to the Corporation as follows, or as otherwise specified in a written notice given to each of the Holders in accordance with this Section 10:
Binah Capital Group, Inc.
177 Battery Place, Room 625
New York, NY 10004
Attention: [•]
E-mail: [ ]
(b)   If to any Holder, by e-mail if such Holder has provided an e-mail address to the Corporation or its transfer agent for purposes of notification, or, if no such e-mail address is available, to such Holder’s address as it appears in the stock records of the Corporation or as otherwise specified in a written notice given by such Holder to the Corporation or, at the Corporation’s option with respect to any notice from the Corporation to a Holder, in accordance with customary practices of the Corporation’s transfer agent. Any such notice or communication given as provided above shall be deemed received by the receiving party upon: actual receipt, if delivered personally; actual delivery, if delivered in accordance with customary practices of the Corporation’s transfer agent; on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; or on the next Business Day after transmission, if sent by e-mail.
Section 13.   Absolute Obligation.
Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.
Section 14.   Replacement Certificates.
The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation and any other documentation as may be required by the Corporation’s transfer agent.
Section 15.   Waiver.
Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.
Section 16.   Severability.
If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
Section 17.   Next Business Day.
Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
Section 18.   Headings.
The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
Section 19.   Status of Converted or Redeemed Preferred Stock.
Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.
Section 20.   Other Rights.
The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as required by applicable Law.
Section 21.   Defined Terms.
Capitalized terms used and not otherwise defined in this Certificate of Designations shall have their respective meanings as defined below:
“Acquisition Event” means (A) the merger, reorganization or consolidation of the Corporation into or with another corporation (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions (i) in which 25% or more of the voting power of the Corporation is disposed, or (ii) in which the stockholders of the Corporation immediately prior to such merger, reorganization or consolidation own less than 75% of the Corporation’s voting power immediately after such merger, reorganization or consolidation, the sale of all or substantially all the assets of the Corporation, or a consolidation or merger of the Corporation into another entity in which the stockholders of the Corporation receive cash, securities or other consideration in exchange for the shares of capital stock of the Corporation held by them or (B) the sale of substantially all or a material portion of the Corporation’s and its Subsidiaries’ assets.

“Adjusted EBITDA” means in respect of any Relevant Period, the Consolidated Operating Profit of the Corporation and its Subsidiaries on consolidated basis before taxation:

•
before deducting any interest, foreign exchange, and other finance payments;

•
not including any accrued interest owing to any member of Wentworth Management Services, LLC or its Subsidiaries;

•
after adding back any amount attributable to the amortisation, depreciation or impairment of assets;

•
before taking into account any professional fees related to a company merger or acquisition by Wentworth Management Services LLC and its Subsidiaries

•
before taking into account any Exceptional Items;

•
before capitalised expenditure up to an amount equal to $100,000 in any Relevant Period;

•
before taking into account any gain or loss arising from an upward or downward revaluation of any other asset; and

•
before taking into account extraordinary losses arising from legal claims or legal actions against the Corporation or any Subsidiary that the holders of a majority of the outstanding shares of Preferred Stock reasonably deem legitimate after consultation with the Corporation;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining Consolidated Operating Profit of the Corporation and its Subsidiaries on consolidated basis before taxation.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Board” has the meaning set forth in the preamble.
“Books” means books and records including ledgers, federal and state tax returns, records regarding Corporation’s and its Subsidiaries’ assets or liabilities, business operations and/or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” means any day except a Saturday, a Sunday and any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Certificate of Designation” means this Certificate of Designation relating to the Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designation.
“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Consolidated Operating Profit” means, for any period, revenue less the sum of (A) direct costs, and (b) selling and administrative expenses on a consolidated income statement of the Corporation and its Subsidiaries for such period, all as determined in accordance with GAAP.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
“Conversion Amount” means the sum of the Stated Value at issue.
“Conversion Date” shall have the meaning set forth in Section 6(a).
“Conversion Rate” has the meaning set forth in Section 7(a).
“Corporation” has the meaning set forth in the preamble.
“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.”Dividend Payment Date” shall have the meaning set forth in Section 3(a).
“Dividend Shares” shall have the meaning set forth in Section 3(a).
“Exceptional Items” means in respect of any Relevant Period, any exceptional, one off, non-recurring or extraordinary items which in aggregate shall not exceed an amount equal to $500,000.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (or any successor legislation which shall be in effect at the time).
“Fundamental Transaction” shall have the meaning set forth in Section 8(d).
“Funding Date” shall mean the date of the closing of the Business Combination (as defined in the Subscription Agreement) or such earlier date as may be agreed.
“Governmental Authority” means any United States, European Union, national, federal, state, provincial, county, municipal or other local government or governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any other country applicable to a specified Person.
“Holder” means a holder of record of one (1) or more shares of Preferred Stock, as reflected in the stock records of the Corporation or the transfer agent, which may be treated by the Corporation and the transfer agent as the absolute owner of such shares for all purposes to the fullest extent permitted by applicable Law.
(ff)   “Indebtedness” means of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles consistently applied for the periods covered thereby (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
“Junior Stock” means the Common Stock and any other class or series of equity securities of the Corporation, whether currently issued or issued in the future, which ranks junior to the Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any Liquidation.
“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority.
“Liquidation” has the meaning set forth in Section 4(a).
“Liquidation Preference” has the meaning set forth in Section 4(a).
“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time is reasonably likely to have, a material adverse effect upon the business, operations, properties, liabilities (contingent or otherwise), or condition (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole, (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Certificate of Designations, or (c) materially impairs the ability of the Corporation to perform its obligations hereunder.
“Notice of Conversion” shall have the meaning set forth in Section 7(a).
“Permitted Indebtedness” means (i) Indebtedness under the Master Credit Agreement, dated April 2, 2020, with Oak Street Funding LLC in amount not to exceed $      and any refinancing thereof which does not increase the outstanding principal balance thereof or impose more burdensome conditions on the Corporation and it Subsidiaries and (ii) any unsecured Indebtedness outstanding at any time in an aggregate principal amount not to exceed $500,000.
“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with United States generally accepted accounting princples, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Corporation or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $150,000, and (v) Liens securing Permitted Indebtedness described in clause (i) of the definition thereof.
“Person” means an individual, corporation, partnership, limited liability company, estate, trust, common or collective fund, association, private foundation, joint stock company or other entity and includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.
“Preferred Stock” has the meaning set forth in Section 1.
“Related Party Notes” means all promissory notes and other Indebtedness due to Affiliates of the Corporation or to members of Wentworth Management Services, LLC and the promissory notes having an outstanding balance of $12,063,000 as of September 30, 2023, due to certain sellers of PKS Holdings, LLC.
“Relevant Period” means the period of twelve months to the end of the most recent completed month.

“Senior Preferred Shares” shares of capital stock that is of senior or pari passu rank to the Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation.
“Share Delivery Date” shall have the meaning set forth in Section 7(c).
“Stated Value” shall have the meaning set forth in Section 1.
“Subscription Agreement” means the Subscription Agreement, dated [•], 2024, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.
“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.
“Successor Entity” shall have the meaning set forth in Section 8(d).
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).
“Transaction Documents” means this Certificate of Designation, the Subscription Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Subscription Agreement.
“Transfer Agent” means [Continental Stock Transfer & Trust Corporation], the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.
“Variable Rate Transaction” means a transaction in which the Corporation (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Corporation may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.
“VWAP” means the 30-day volume weighted average price of the Common Stock.
22.   Audit and Inspection Rights.
(a)   At the request of any Holder at any time such Holder reasonably believes that the Corporation has breached or defaulted on any provision of this Agreement, Corporation shall hire an independent, reputable investment bank selected by Corporation and approved by such Holder to investigate as to whether any breach of the Certificate of Designations has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of the Certificate of Designations has occurred, the Independent Investigator shall notify Corporation of such breach and Corporation shall deliver written notice to each Holder of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of Corporation and its Subsidiaries and, to the extent available to Corporation after Corporation uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of Corporation to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Corporation shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of Corporation as the Independent Investigator may reasonably request. The Corporation shall permit the Independent Investigator to discuss the affairs, finances and accounts of Corporation with, and to make proposals and furnish advice with respect thereto to, Corporation’s officers, directors, key employees and independent public accountants or any of them (and by this provision Corporation authorizes said accountants to discuss with such Independent Investigator the finances and affairs of Corporation and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.
(b)   Without limiting the foregoing Section 22(a), Corporation shall allow each Holder, or its respective agents, to inspect, audit and copy the Corporation’s Books. Such inspections or audits shall be conducted upon reasonable notice, during normal business hours and on no more than five occasions every twelve (12) months unless there is a continuing breach of this Certificate of Designation by the Corporation in which case such inspections and audits shall occur as often as such Holder shall determine is necessary.
* * * * * *

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be executed by its duly authorized officer on this [•] day of [•], 202[•].
BINAH CAPITAL GROUP, INC.

By:

Name:
Title:

Annex 1
1.   Absence of Certain Changes.   Since the last day of the prior fiscal quarter (the “Last Test Date”) of the Corporation, no Material Adverse Effect has occurred.
2.   Litigation and Proceedings.   There are no pending or, to the knowledge of the Corporation, threatened, claim, action, suit, assessment, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, mediation, arbitration or proceeding (each an “Action”), in each case that is by or before any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (“Governmental Authority”) and, to the knowledge of the Corporation, there are no pending or threatened investigations, in each case, against the Corporation or its Subsidiaries, or otherwise affecting the Corporation or its Subsidiaries or their assets, including any condemnation or similar proceedings. Neither the Corporation nor its Subsidiaries or any property, asset or business of the Corporation or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Corporation, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon the Corporation or its Subsidiaries.
Compliance with Laws.
(a)   Since the Last Test Date, the Corporation has been, in compliance with all applicable Laws. Neither the Corporation nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Corporation or its Subsidiaries at any time since the Last Test Date. Each Broker-Dealer Subsidiary is conducting, and since the Last Test Date has conducted, its business in compliance with all applicable Laws. Since the Last Test Date, none of the Broker-Dealer Subsidiaries has received any written notice alleging, or was charged with, any violation of any such Laws. No event has occurred, and no condition or circumstance exists that will constitute or result in a violation by a Broker-Dealer Subsidiary or a failure on the part of a Broker-Dealer Subsidiary to comply with any applicable Law. None of the Broker-Dealer Subsidiaries nor any of its associated persons is, or since the Last Test Date has been, (i) subject to “statutory disqualification” (as defined in the Exchange Act), or (ii) the subject of any approval, satisfaction, determination, judgment, acceptance, or similar action or event requiring disclosure on SEC Form BD, Form U4, or otherwise with any Governmental Authority that has not been so disclosed. The Corporation and each Subsidiary of the Corporation has timely filed all reports, registrations and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority since the Last Test Date and has paid all fees and assessments due and payable in connection therewith. For purposes hereof, “Broker-Dealer Subsidiary” means each of Broadstone Securities (CRD No. 101600), Cabot Lodge Securities LLC (CRD No. 159712), Purshe Kaplan Sterling Investments (CRD No. 35747), and World Equity Group, Inc. (CRD No. 29087).
Privacy; Data Security.
(a)   There have been no unauthorized uses or intrusions of, or breaches (including any “security incident” (as defined in 45 C.F.R § 164.304) or “breach” (as defined in 45 C.F.R § 164.402)) to the information technology systems computer systems, networks, software or hardware used by the Corporation or any of its Subsidiaries (“IT Systems”). or any other loss, unauthorized disclosure or use of any sensitive or confidential information, including Personal Information, in the custody or control of the Corporation or any Subsidiary. For purposes hereof, “Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government issued identifier (including Social Security number, driver’s license number, passport number),medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

(b)   The Corporation and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all privacy and security obligations to which they are subject under (i) all applicable privacy policies and online terms of use, (ii) any applicable Law, including Privacy Laws, and (iii) any contract, including all contractual commitments that the Corporation or a Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data (collectively, “Data Security Requirements”). There have not been any investigations regarding, and neither the Corporation nor its Subsidiaries have received any written notice from any Governmental Authority or Person alleging, any violation of any Data Security Requirements. The Corporation and each of its Subsidiaries have provided accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws. For purposes hereof, “Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the FCRA and its state law equivalents, each as amended from time to time, and all applicable Laws governing data breach notification and “User Data” means any Personal Information or other data or information collected by or on behalf of the Corporation or its Subsidiaries from users of the Corporation’s or its Subsidiaries’ websites, any mobile app, or any Software, devices, or products of the Corporation or its Subsidiaries.

ANNEX L
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [•] day of [•], 2024, by and between Binah Capital Group, Inc., a Delaware corporation (the “Issuer”), Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth” and together with the Issuer, the “Binah Parties”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer is a wholly owned subsidiary of Kingswood Acquisition Corp., a blank check company formed under the laws of the State of Delaware on July 27, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (“KWAC”);
WHEREAS, the Issuer, KWAC, Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Issuer (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Issuer (“Wentworth Merger Sub”), and Wentworth have entered into that certain Agreement and Plan of Merger, dated as of July 7, 2022 (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), pursuant to which, inter alia, (a) Kingswood Merger Sub will merge with and into KWAC, with KWAC surviving such merger as a wholly-owned subsidiary of the Issuer (the “First Merger”); (b) simultaneously with the First Merger and as part of the same overall transaction as the First Merger, Wentworth Merger Sub will merge with and into Wentworth, with Wentworth surviving such merger as a wholly-owned subsidiary of the Issuer (the “Second Merger” and together with the First Merger, the “Mergers”); and (c) following the Second Merger, surviving company of the First Merger will acquire, and the Issuer will contribute to such survivor, all of the common units of surviving company of the Second Merger directly held by the Issuer after the Second Merger, on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with or immediately prior to the consummation of the Transactions, the Issuer will amend and restate its certificate of incorporation and file the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), substantially in the form attached hereto as Exhibit A (the “Certificate of Designations”); and
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of the Issuer’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A shares”) set forth on the signature page hereto (the “Shares”) for a purchase price of $9.60 per share, for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”).
2.   Representations, Warranties and Agreements.
2.1   Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1   Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2   This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or Governmental Authority (as defined herein) or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes hereof, “Governmental Authority” means means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
2.1.4   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or institutional accredited investor, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares. Subscriber understands that the offering of the Shares hereunder (the “offering”) meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
2.1.5   Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Subscriber’s participation in the purchase of the Shares, in each case, satisfying the applicable requirements set forth on Schedule I, and has the ability to bear the economic risks of an investment in the Shares and can afford a complete loss of such investment, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares (including the shares of common stock of Wentworth into which the Shares are convertible, the “Conversion Shares”) and participation in the Transactions (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action and (iv) is a fit, proper and suitable investment, notwithstanding the substantial risks inherent in investing in or holding the Shares. Accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
2.1.6   Subscriber understands that the Shares (including the Conversion Shares) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been, and the Shares (including the Conversion Shares) will not be, registered under the Securities Act. Subscriber understands that the Shares (including the Conversion Shares) may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares and the Conversion Shares shall contain a legend to such effect. Subscriber acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares and, to the extent applicable, the Conversion shares. Subscriber understands and agrees that the Shares and the Conversion Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares or the Conversion Shares and may be required to bear the financial risk of an investment in the Shares (including the Conversion Shares) for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares or the Conversion Shares.
2.1.7   Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, Wentworth, KWAC or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Subscription Agreement.
2.1.8   Subscriber represents and warrants that its acquisition and holding of the Shares (including the Conversion Shares) will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.9   No disclosure or offering document has been prepared in connection with the offer and sale of the Shares (including the Conversion Shares) by any placement agent or other person. In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon the representations, warranties and covenants of the Issuer set forth in this Subscription Agreement and the independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by Wentworth, or KWAC concerning the Issuer, Wentworth or KWAC or the offer and sale of the Shares (including the Conversion Shares). Subscriber acknowledges and agrees that Subscriber had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, Wentworth, KWAC and the Transactions and the Conversion Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, received, reviewed and understood the offering materials made available to them in connection with the Transactions, have had the full opportunity to ask such questions, including on the financial information, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares (including the Conversion Shares). Subscriber has made its own assessment, conducted and completed its own independent due diligence and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.
2.1.10   The Issuer, KWAC, Wentworth and their respective affiliates, advisors and representatives may rely upon these representations and warranties of Subscriber in connection with the Transactions. The Issuer and Wentworth are solely responsible for paying any fees or other commission owed to their respective agents and advisors in connection with the Transactions.
2.1.11   Subscriber became aware of this offering of the Shares (including the Conversion Shares) solely by means of direct contact between Subscriber and the Issuer or its representatives. Subscriber did not become aware of this offering of the Shares (including the Conversion Shares), nor were the Shares (including the Conversion Shares) offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (including the Conversion Shares) (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.12   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares (including the Conversion Shares), including those set forth in the SEC Documents (as defined below) and the investor presentation provided by the Issuer. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.13   Without limiting the representations, warranties and covenants set forth in this Subscription Agreement, alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares (including the Conversion Shares) and determined that the Shares (including the Conversion Shares) are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.14   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares (including the Conversion Shares) or made any findings or determination as to the fairness of an investment in the Shares or the Conversion Shares.
2.1.15   Subscriber represents and warrants that none of Subscriber or any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or any similar list of sanctioned persons administered by the United Nations Security Council, the European Union, any individual European Union member state or the United Kingdom (collectively, “Sanctions Lists”) or a person or entity prohibited by any OFAC sanctions program, (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, any other Covered Region of Ukraine identified pursuant to Executive Order 14065, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the United Nations Security Council, the European Union, any individual European Union member state or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.
2.1.16   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.
2.1.17   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber, or a “group” comprised solely of Subscriber and its affiliates, with the Commission with respect to the beneficial ownership of the Issuer’s ordinary shares, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.18   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer as a result of the purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Shares (including the Conversion Shares) hereunder.

2.1.19   Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 4.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 4.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 4.1 and was not formed for the purpose of acquiring the Shares (including the Conversion Shares).
2.1.20   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.1.21   Subscriber acknowledges that, in connection with the issue and purchase of the Shares (including the Conversion Shares), none of the Issuer, Wentworth KWAC or their respective affiliates, representatives or advisors have acted as Subscriber’s financial advisor or fiduciary.
2.2   Issuer’s Representations, Warranties and Agreements.   To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1   The Issuer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.2.2   Upon the filing of the Certificate of Designation prior to Closing, the Shares will be duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation. The Company will have duly and validly reserved sufficient shares of common stock (as herein defined) to permit the conversion of the Shares, and such shares of common stock, upon issuance in accordance with the terms of the Company’s charter, will be duly authorized, validly issued, fully paid and non-assessable.
2.2.3   This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4   The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.
2.2.5   The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares (including the Conversion Shares) and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or Governmental Authority or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.6   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.
2.2.7   Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.8   As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of [•] shares of capital stock, including (a) [•] Series A shares, (b) [•] shares of common stock, par value $0.0001 per share (“common stock”); and (c) [•] undesignated shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the date hereof: (i) no shares of Preferred Stock are issued and outstanding; (ii) no Series A shares are issued and outstanding; (iii) [•] shares of common stock are issued and outstanding. All issued and outstanding shares of common stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights. Except as set forth in the Merger Agreement, and the right to convert up to $[1,500,000] in debt into Private Placement Warrants at $1.00 per warrant, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Series A shares, or shares common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than the Merger Subs, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Merger Agreement and the Transaction Agreements.
2.2.9   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement.
2.2.10   The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.11   There are no pending or, to the knowledge of the Issuer, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an

Issuer Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.
2.2.12   The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by the Nasdaq stock exchange (“Nasdaq”), including with respect to obtaining approval of the Issuer’s stockholders, and (iv) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.
2.2.13   As of the date hereof, the Issuer has not received any written communication from a Governmental Authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.
2.2.14   No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.
2.2.15   The common stock of the Issuer is (or at Closing, will be) registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on the Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the Nasdaq or the Commission with respect to any intention by such entity to deregister the common stock or prohibit or terminate the listing of the common stock or Series A shares on the Nasdaq.
2.2.16   There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares that have not been or will not be validly waived on or prior to the Closing Date.
2.2.17   Except has been disclosed in the SEC Documents, there has been no amendment, modification or waiver of the terms and conditions of the Merger Agreement.
2.2.18   All of the disclosure furnished by or on behalf of Issuer to the Subscriber regarding Issuer and Wentworth and their respective subsidiaries, their respective businesses and the transactions contemplated hereby and by the Merger Agreement is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by Issuer during the twelve months preceding the date of this Subscription Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading.
3.   Wentworth’s Representations and Warranties.   To induce Subscriber to purchase the Shares and except as otherwise disclosed in the Schedules to the Merger Agreement (the “Disclosure Schedule”) or has been previously disclosed in public filings/disclosures of the Issuer regarding Wentworth and its subsidiaries, Wentworth hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
3.1.1   Wentworth is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
3.1.2   This Subscription Agreement has been duly authorized, validly executed and delivered by Wentworth and is the valid and binding obligation of Wentworth, is enforceable against

Wentworth in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
3.1.3   The execution, delivery and performance of this Subscription Agreement (including compliance by Wentworth with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Wentworth or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Wentworth or any of its subsidiaries is a party or by which Wentworth or any of its subsidiaries is bound or to which any of the property or assets of Wentworth or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Wentworth to enter into and timely perform its obligations under this Subscription Agreement (an “Wentworth Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Wentworth or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or Governmental Authority or body, domestic or foreign, having jurisdiction over Wentworth or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Wentworth Material Adverse Effect.
3.1.4   Wentworth is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Wentworth of the Transaction Documents, other than: all filings and approvals required for the consummation of the Transactions to be able to occur.
3.1.5   The financial statements of Wentworth (the “Wentworth Financial Statements”) included in the Registration Statement on Form S-4 filed by the Issuer (File No. 333- 269004) (the “Form S-4”) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by United States generally accepted accounting principles, and fairly present in all material respects the financial position of Wentworth and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
3.1.6   All of the disclosure furnished by or on behalf of Wentworth to the Subscriber regarding Wentworth and its subsidiaries, their respective businesses and the transactions contemplated hereby and by the Merger Agreement, including all information concerning Wentworth contained in the Form S-4, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by Wentworth during the twelve months preceding the date of this Subscription Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading
3.1.7   The representations and warranties of Wentworth set forth in Article III of the Merger Agreement (as qualified by the Disclosure Schedule) are incorporated herein by reference and made a part hereof and the Subscriber shall be entitled to rely on such representations and warranties as if such representations and warranties were made to it by the Binah Parties in this Subscription Agreement.

4.   Settlement Date and Delivery.
4.1   Closing.   The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least [ten (10)]1 Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer no later than one (1) Business Day prior to the Expected Closing Date, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. If the Transactions are not consummated on or prior to the third (3rd) Business Day after the Expected Closing Date, the Issuer shall return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 4 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 4. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 4, the Issuer shall deliver to Subscriber the Shares in certificated or book entry form (at the Issuer’s election), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
4.2   Conditions to Closing of the Issuer.   The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:
4.2.1   Representations and Warranties Correct.   The representations and warranties made by Subscriber in Section 2.1 shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
4.2.2   Compliance with Covenants.   Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
4.2.3   Closing of the Transactions.   All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.
4.2.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
4.2.5   Registration Rights Agreement.   Subscriber shall have delivered to the Issuer a counterpart to a Registration Rights Agreement, substantially in the form of Exhibit B hereto (the “RRA”), duly executed by Subscriber.

4.2.6   Lock-Up Agreement.   Subscriber shall have delivered to the Issuer a counterpart to a Lock-Up Agreement, substantially in the form of Exhibit C hereto (the “Lock-Up Agreement”), duly executed by Subscriber.
4.3   Conditions to Closing of Subscriber.
Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
4.3.1   Representations and Warranties of Issuer Correct.   The representations and warranties made by the Issuer in Section 2.2 shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
4.3.2   Representations and Warranties of Wentworth Correct.   The representations and warranties made by Wentworth in Section 3 shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Wentworth Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Wentworth Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
4.3.3   Compliance with Covenants.   The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.
4.3.4   Closing of the Transactions.   (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), (ii) no amendment or modification of the Merger Agreement (as the same exists on the date hereof as provided to Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent and (iii) the Transactions will be consummated immediately following the Closing.
4.3.5   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.
4.3.6   Certificate of Designations.   The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

4.3.7   Registration Rights Agreement.   The Issuer shall have delivered to Subscriber counterparts to the RRA duly executed by each party thereto (other than Subscriber).
4.3.8   Lock-Up Agreement.   The Issuer shall have delivered to Subscriber counterparts to the Lock-Up Agreement duly executed by each party thereto (other than Subscriber).
4.3.9   Material Adverse Effect.   Since the date of this Subscription Agreement, no event or circumstances has occurred or exists that has resulted in, or would reasonably be expected to result in, an Issuer Material Adverse Effect or a Wentworth Material Effect.
4.3.10   Strategic Alliance Agreement.   The Issuer shall have executed and delivered the Strategic Alliance Agreement between the Issuer and Kingswood US LLC in the form agreed by Kingswood US LLC and the Issuer.
4.3.11   Amendment to PKSH Note.   The Issuer shall have entered into written amendments to the promissory notes having an outstanding balance of $12,063,000 as of September 30, 2023, due to certain sellers of PKS Holdings, LLC (the “PKSH Notes”) providing that no payments of principal or interest, including upon maturity, shall be required thereunder if, and for so long as, (A) at least than twenty-five percent of the Series A Preferred Stock initially issued at the Closing remain outstanding, (B) there shall be any default of the covenants under Section 6 (or any successor provision thereof) of the Certificate of Designations that, even if waived, shall remain uncured in accordance with the applicable terms of the Certificate of Designations, and (C) the Company has failed to pay all dividends on the Series A Preferred Stock required to be paid under Section 3(a) of the Certificate of Designations.
5.   Amendments to the Merger Agreement.   Neither the Issuer nor Wentworth will amend, modify or waive any of the terms and conditions of the Merger Agreement in a manner that would materially and adversely effect the Subscriber without the Subscriber’s prior written consent, except for any amendment or modification to the Termination Date.
6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) March 15, 2024; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.
7.   Short Sales.
7.1   From the date of this Subscription Agreement until the earlier of (a) termination of this Subscription Agreement, and (b) the Closing Date, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates shall, directly or indirectly, engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. The foregoing restriction is expressly agreed to preclude Subscriber from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares even if such Shares would be disposed of by someone other than Subscriber. Such prohibited hedging or other transactions include any purchase, sale or grant of any right (including any put or call option) with respect to any of the Shares of Subscriber or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the limitations set forth in this Section 7 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
8.   Miscellaneous.
8.1   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
8.1.1   Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
8.1.2   Each of the Issuer, Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
8.1.3   The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Issuer agrees to keep any such information confidential except to the extent required to be disclosed by applicable law.
8.1.4   Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein; provided, however, the Wentworth shall reimburse Subscriber for Subscriber’s expenses in connection with this Subscription Agreement, including attorneys’ fees, in an amount not to exceed $150,000.00 in the aggregate (whether or not the Closing occurs and this Section 8.1.4 shall survive any termination of this Subscription Agreement).
8.1.5   Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
8.1.6   Each of the Issuer and Subscriber shall use reasonable best efforts to enter into good faith strategic discussions related to how their respective businesses can cooperate after the consummation of the Transactions.
8.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)
if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)
if to the Issuer, to:

Binah Capital Group, Inc.
[•]
[•]
Attention:   [•]
E-mail:   [•];
with a required copy (which copy shall not constitute notice) to:
[•] LLP
[•]
[•]
Attention:   [•]
Email:   [•]
8.3   Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
8.4   Modifications and Amendments.   This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.
8.5   Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided, that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided, that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.
8.6   Third-Party Beneficiaries.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, however, each of the parties hereby agrees that each of KWAC and Wentworth is an intended third-party beneficiary of the representations and warranties of the parties hereto in this Subscription Agreement and Sections 8.14 and 11 of this Subscription Agreement.
8.7   Governing Law.   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

8.8   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 8.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
8.9   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
8.10   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
8.11   Remedies.
8.11.1   The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 8.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 8.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
8.11.2   The parties acknowledge and agree that this Section 8.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
8.12   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
8.13   No Broker or Finder.   Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
8.14   Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
8.15   Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
8.16   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
8.17   Mutual Drafting.   This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
9.   Cleansing Statement; Disclosure.
9.1   The Issuer shall instruct KWAC to, by [•]:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Transactions.
9.2   Subscriber hereby consents to the publication and disclosure in (x) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (y) any other documents or communications provided by the Issuer or Wentworth to any Governmental Authority or to securityholders of the Issuer or Wentworth, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer or Wentworth, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Issuer shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued in connection with the Transactions. Subscriber will promptly provide any information reasonably requested by the Issuer or Wentworth for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
10.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 10 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
11.   Non-Reliance.   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Wentworth, KWAC, any of their respective affiliates or any of their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither (i) any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the offering of the Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) Wentworth, KWAC, their respective affiliates or any of their respective control persons, officers, directors, partners, agents or employees shall be liable to any other

Subscriber pursuant to this Subscription Agreement or any other agreement related to the offering of the Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.
12.   Rule 144.   From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s ordinary shares and until the Subscriber does not hold any Shares or Conversion Shares, the Issuer agrees to:
12.1.1   make and keep public information available, as those terms are understood and defined in Rule 144;
12.1.2   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
12.1.3   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
If the Shares are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.5. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided, that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
BINAH CAPITAL GROUP, INC.

By:

Name:
Title:  Chief Executive Officer
WENTWORTH MANAGEMENT SERVICES LLC

By:

Name:
Title:  Chief Executive Officer

Accepted and agreed this             day of            , 2024.
SUBSCRIBER:
Signature of Subscriber: By: Name: Title:	Signature of Joint Subscriber, if applicable: By: Name: Title:
Name of Subscriber: (Please print. Please indicate name and capacity of person signing above)	Name of Joint Subscriber, if applicable: (Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address: legalnotice@pollencap.com
If there are joint investors, please check one: ☐ Joint Tenants with Rights of Survivorship ☐ Tenants-in-Common ☐ Community Property
Subscriber’s EIN: Business Address-Street:	Joint Subscriber’s EIN: Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $                 .
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.
You must also complete the Eligibility Representations of Subscriber on Schedule 1 below.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐   We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).
☐   We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
*** OR ***

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

☐   We are an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13)under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”
*** AND ***

C.
AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐   Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐   Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;
☐   Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;
☐   Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;
☐   Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐   Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐   Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;
☐   Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
☐   Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐   Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐   Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;
☐   Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐   Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D;
☐   Any entity in which all of the equity owners are institutional “accredited investors”;
☐   An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
☐   Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or
☐   Any institutional “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements set forth in Rule 501(a) clause (12) and whose prospective investment is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment.

EXHIBIT A
FORM OF CERTIFICATE OF DESIGNATION

EXHIBIT B
REGISTRATION RIGHTS AGREEMENT

EXHIBIT C
LOCK-UP AGREEMENT

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.
Section 145.   Indemnification of officers, directors, employees, and agents; insurance.
(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.
The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.
The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability, or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.   Exhibits and Financial Statements Schedules.
Exhibit Number	Description of Exhibit
2.1†
Merger Agreement, dated as of July 7, 2022, by and among Kingswood Acquisition Corp., Binah Capital Group, Inc., Kingswood Merger Sub Inc., Wentworth Merger Sub Inc., CF OMS LLC and Wentworth Management Services, LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.2†	Side Letter Agreement, dated December 30, 2022, by and among Kingswood Acquisition Corp., its executive officers, its directors, and Kingswood Global Sponsor LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex D).
2.3†	First Amendment to Agreement and Plan of Merger, dated as of March 20, 2023, between Kingswood Acquisition Corp., Binah Capital Group, Inc., Kingswood Merger Sub, Inc., Wentworth Merger Sub, LLC and Wentworth Management Services LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex AA).
2.4	Second Amendment to Agreement and Plan of Merger, dated as of September 13, 2023, between Kingswood Acquisition Corp., Binah Capital Group, Inc., Kingswood Merger Sub, Inc., Wentworth Merger Sub, LLC and Wentworth Management Services LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex AAA).
3.1**	Kingswood Acquisition Corp.’s Second Amended and Restated Certificate of Incorporation (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K (File No. 001-39700), filed with the SEC on November 25, 2020).

Exhibit Number	Description of Exhibit
3.2**	Kingswood Acquisition Corp.’s Amendment to Second Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K (File No. 001-39700), filed with the SEC on May 23, 2022).
3.3**	Kingswood Acquisition Corp.’s Second Amendment to Second Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K (File No. 001-39700), filed with the SEC on November 23, 2022).
3.4**	Kingswood Acquisition Corp.’s Bylaws (Incorporated by reference to the corresponding exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-l (File No. 333-249437), filed with the SEC on October 23, 2020).
3.5	Form of Amended and Restated Certificate of Incorporation of Binah Capital Group, Inc. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.6	Form of Bylaws of Binah Capital Group, Inc. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex C).
3.7	Form of Amended and Restated LLC Agreement of Wentworth Management Services LLC.
4.1**	Specimen Unit Certificate of Kingswood Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to KWAC’s Registration Statement on Form S-1 (Registration No. 333-249437) filed with the SEC on November 10, 2020).
4.2**	Specimen Class A Common Stock Certificate of Kingswood Acquisition Corp. (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to KWAC’s Registration Statement on Form S-1 (Registration No. 333-249437) filed with the SEC on November 10, 2020).
4.3**	Specimen Warrant Certificate of Kingswood Acquisition Corp. (incorporated by reference to Exhibit 4.3 to Amendment No. 3 to KWAC’s Registration Statement on Form S-1 (Registration No. 333-249437) filed with the SEC on November 10, 2020).
4.4**	Warrant Agreement, dated November 19, 2020, between Kingswood Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Kingswood’s Current Report on Form 8-K, as amended (File No. 001-39700), filed with the SEC on November 25, 2020).
4.5	Specimen Class Common Stock Certificate of Binah Capital Group, Inc.
4.6	Specimen Warrant Certificate of Binah Capital Group, Inc.
5.1	Legal opinion of Shearman & Sterling LLP
8.1	Legal opinion of Shearman & Sterling LLP
10.1	Founder Support Agreement, dated as of July 7, 2022, by and among Kingswood Acquisition Corp., Binah Capital Group, Inc., Wentworth Management Services LLC, and Kingswood Global Sponsor, LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.2	Wentworth Support Agreement, dated as of July 7, 2022, by and among Kingswood Acquisition Corp., Wentworth Management Services, LLC and MHC Securities LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.3	Form of Lock-Up Agreement, by and among Kingswood Acquisition Corp., Kingswood Global Sponsor LLC, Wentworth Management Services, LLC, certain holders of Continuing Wentworth Units, and holders of Kingswood Acquisition Corp. Class B Common Stock. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex G).

Exhibit Number	Description of Exhibit
10.4**	Letter Agreement, dated November 19,2020, by and among Kingswood Acquisition Corp., its executive officers, its directors, and Kingswood Global Sponsor LLC (incorporated by reference to Exhibit 10.1 to Kingswood Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39700), filed with the SEC on November 25,2020).
10.5**	Investment Management Trust Agreement, dated November 19, 2020, by and between Kingswood Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference Exhibit 10.2 to Kingswood Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39700), filed with the SEC on November 25, 2020).
10.6**	Registration Rights Agreement, dated November 19, 2020, by and among Kingswood Acquisition Corp., the Holders named therein and Kingswood Global Sponsor LLC (incorporated by reference to Exhibit 10.3 to Kingswood Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39700), filed with the SEC on November 25,2020).
10.7**	Private Placement Warrants Purchase Agreement, dated November 19,2020, by and between Kingswood Acquisition Corp. and Kingswood Global Sponsor LLC (incorporated by reference to Exhibit 10.4 to Kingswood Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39700), filed with the SEC on November 25,2020).
10.8	Form of Registration Rights Agreement to be entered into at the closing of the Business Combination (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex H)
21.1	Subsidiaries of Registrant
23.1	Consent of Marcum, independent registered public accounting firm of Kingswood Acquisition Corp.
23.2	Consent of FGMK, LLC, independent registered public accounting firm of Wentworth Management Services, LLC.
23.3	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
23.4	Consent of Shearman & Sterling LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on signature page).
99.1**	Consent of Craig Gould to be named as director.
99.2**	Consent of David Shane to be named as director.
99.3**	Consent of Dustin Cohn to be named as director.
99.4**	Consent of David Crane to be named as director.
99.5**	Consent of Daniel Hynes to be named as director.
99.6**	Consent of Joel Marks to be named as director.
107.1**	Filing Fee Table.

*
To be filed by amendment.

**
Previously filed.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, State of New York, on January 12, 2024.
BINAH CAPITAL GROUP, INC.
By:
/s/ Michael Nessim

Name:
Michael Nessim

Title:
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Michael Nessim, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on January 12, 2024.
Signature	Title	Date
/s/ Michael Nessim Michael Nessim	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	January 12, 2024
/s/ David Hudd David Hudd	Director	January 12, 2024
/s/ Gary Wilder Gary Wilder	Director	January 12, 2024